                                 SCHEDULE 14A
                                (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        INTERSTATE HOTELS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

Interstate Hotels logo

                         INTERSTATE HOTELS CORPORATION
                                FOSTER PLAZA TEN
                               680 ANDERSEN DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (412) 937-0600

                                 JUNE 28, 2002

Dear Interstate Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Interstate Hotels Corporation, a Maryland corporation, to be held on July 30, 2002 at 10:00 a.m., Eastern Time, at the Radisson Hotel, Pittsburgh-Greentree located at 101 Radisson Drive, Pittsburgh, Pennsylvania, and any adjournment or postponement of the meeting. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     At the special meeting you will be asked to approve the merger of Interstate with and into MeriStar Hotels & Resorts, Inc. and the other transactions contemplated by the merger agreement by and between Interstate and MeriStar. The boards of directors of both Interstate and MeriStar have unanimously approved the merger. Upon completion of the merger, MeriStar will change its name to "Interstate Hotels & Resorts, Inc."

     In the merger, Interstate stockholders will be entitled to receive 4.6 shares of combined company common stock and associated stockholder rights for each share of Interstate common stock that they own at the effective time of the merger. Any Interstate convertible securities outstanding at the effective time of the merger will be converted in connection with the merger into shares of the combined company common stock and associated stockholder rights. Following the merger, Interstate's stockholders will hold approximately 62% of the outstanding common stock of the combined company and MeriStar's current stockholders will hold approximately 38% of the common stock.

     The holders of Interstate's convertible securities have converted, on the record date for Interstate's special stockholders meeting, all of the securities that they were permitted to convert into Interstate Class A common stock. As a result, those holders own approximately 56.2% of Interstate's outstanding common stock as of the record date. Those holders have agreed to vote their common stock in favor of the merger at Interstate's stockholders meeting.

     THE BOARD OF DIRECTORS OF INTERSTATE HAS UNANIMOUSLY DETERMINED, BASED IN PART ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE OPINION OF ITS FINANCIAL ADVISOR, THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF INTERSTATE AND ITS COMMON STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     THIS JOINT PROXY STATEMENT AND PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE PROPOSALS RELATING TO THE MERGER, AND WE URGE YOU TO READ IT CAREFULLY. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 26 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTIONS. IN ADDITION, YOU MAY OBTAIN ADDITIONAL INFORMATION ABOUT INTERSTATE AND MERISTAR FROM DOCUMENTS THAT EACH HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     YOUR VOTE IS VERY IMPORTANT. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS IF YOU HAD VOTED AGAINST THE MERGER. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU

PLAN ON ATTENDING THE SPECIAL MEETING. IT IS IMPORTANT THAT YOU RETURN THE PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, SO THAT YOUR SHARES ARE PROPERLY VOTED.

     If you have any questions prior to the special meeting or need further assistance, please call our proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885 or at (212) 929-5500 (call collect).

     We hope to see you at the special meeting.

                                          Sincerely,

                                          /s/ Thomas F. Hewitt
                                          Chairman and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSAL DESCRIBED ABOVE OR DETERMINED THAT THIS JOINT PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement and prospectus is dated June 28, 2002, and is first being mailed to stockholders on or about July 1, 2002.

                         INTERSTATE HOTELS CORPORATION
                                FOSTER PLAZA TEN
                               680 ANDERSEN DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (212) 937-0600

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 2002

                             ---------------------

To the Stockholders of Interstate Hotels Corporation:

     Notice is given that a special meeting of the stockholders of Interstate Hotels Corporation, a Maryland corporation, will be held at 10:00 a.m., Eastern Time, on July 30, 2002, at the Radisson Hotel Pittsburgh -- Greentree, located at 101 Radisson Drive, Pittsburgh, Pennsylvania, for the following purposes, all as more fully described in the attached Joint Proxy Statement and Prospectus:

     1. To approve the merger of Interstate with and into MeriStar Hotels & Resorts, Inc. on the terms and conditions set forth in the Agreement and Plan of Merger by and between Interstate and MeriStar and the other transactions contemplated by that merger agreement. (See page 74.)

     2. To act upon any other business that may properly come before the special meeting or any postponements or adjournments of the special meeting.

     Approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Interstate common stock. If the merger proposal is not approved by the required vote of stockholders at the special meeting, or if the stockholders of MeriStar do not approve the adoption of the merger agreement or related proposals at MeriStar's annual meeting, both Interstate and MeriStar will be entitled to terminate the merger agreement without the consent of the other.

     Holders of approximately 56.2% of the outstanding shares of Interstate common stock have agreed to vote in favor of the merger proposal.

     The consent and approval of a majority of the combined aggregate principal amount of the 8.75% convertible notes plus the stated amount of the Series B preferred stock is also required for approval of the merger and has been obtained.

     Only stockholders of record at the close of business on June 26, 2002, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. A list of stockholders entitled to vote as of the close of business on June 26, 2002, will be available at the special meeting for examination by any stockholder or the stockholder's attorney or agent. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy voting in favor of any adjournments or postponements of the special meeting.

     We cordially invite you to attend the special meeting in person because it is important that your shares be represented at the meeting. However, to ensure your representation at the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting by filing a written revocation with the Secretary of Interstate at the address listed above or by filing a duly executed proxy bearing a later date.

                                          By order of the board of directors of
                                          Interstate Hotels Corporation,

                                          /s/ Timothy Q. Hudak
                                          TIMOTHY Q. HUDAK
                                          Secretary

June 28, 2002

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Meetings....................     1
Summary.....................................................     6
Summary Historical Financial Data...........................    21
Risk Factors................................................    26
Special Note Regarding Forward-Looking Statements...........    39
The Meristar Annual Meeting.................................    40
The Interstate Special Meeting..............................    44
The Merger..................................................    47
The Merger Agreement........................................    74
Description of Related Agreements...........................    84
Proposed Amendments to MeriStar's Certificate of
  Incorporation and Bylaws in Connection with the Merger....    90
Proposal to Amend and Restate the MeriStar Incentive Plan...    92
Proposal to Amend MeriStar's Employee Stock Purchase Plan...   101
Proposal to Amend the Non-Employee Directors' Incentive
  Plan......................................................   105
Proposal to Amend MeriStar's Certificate of Incorporation to
  Effect a Reverse Stock Split..............................   108
Election of Directors to Serve as MeriStar Directors If the
  Merger Is Not Completed...................................   113
Additional Information For MeriStar Stockholders Relating to
  MeriStar's Annual Meeting.................................   114
Material United States Federal Income Tax Consequences of
  the Merger................................................   121
Market Price and Dividend Policy............................   124
Unaudited Pro Forma Combined Financial Statements...........   126
Management of the Combined Company After the Merger.........   139
Certain Relationships and Related-Party Transactions........   153
Selected Historical Financial Data of MeriStar..............   157
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Meristar.....................   160
Business of MeriStar........................................   177
Selected Historical Consolidated Financial Data of
  Interstate................................................   191
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Interstate...................   194
Business of Interstate......................................   209
Comparison of the Rights of the Holders of Interstate Common
  Stock and the Holders of Common Stock of the Combined
  Company...................................................   219
Description of the Capital Stock of the Combined Company....   229
Information Regarding Beneficial Ownership of Management and
  Principal Stockholders of MeriStar........................   236
Information Regarding Beneficial Ownership of Management and
  Principal Stockholders of Interstate......................   238
Information Regarding Beneficial Ownership of Management and
  Principal Stockholders of the Combined Company............   240
Legal Matters...............................................   243
Experts.....................................................   243
Stockholder Proposals.......................................   243
Where You Can Find More Information.........................   243
Financial Statements........................................   F-1
Appendix A   -- The Merger Agreement
Appendix A-1 -- Amendment No. 1 to the Merger Agreement
Appendix B   -- The Interstate Voting and Conversion
  Agreement
Appendix B-1  -- Amendment No. 1 to the Interstate Voting
  and Conversion Agreement
Appendix C   -- The Meristar Voting Agreement
Appendix C-1  -- Amendment No. 1 to the MeriStar Voting
  Agreement
Appendix D   -- The Interstate Conversion Incentive
  Agreement
Appendix D-1 -- Letter Agreement clarifying the Conversion
  Incentive Agreement
Appendix E   -- Opinion of Salomon Smith Barney Inc.
Appendix F   -- Opinion of Merrill Lynch, Pierce, Fenner &
  Smith Incorporated
Appendix G   -- Form of the Combined Company Incentive Plan

                    QUESTIONS AND ANSWERS ABOUT THE MEETINGS

Q:  WHAT IS THE PROPOSED MERGER?

A: The merger is a transaction in which Interstate will be merged with and into MeriStar, and MeriStar will be the surviving company. MeriStar will be renamed "Interstate Hotels & Resorts, Inc." in connection with the merger. The chairman and chief executive officer of the combined company will be Mr. Paul W. Whetsell, the current Chairman and Chief Executive Officer of MeriStar.

Q:  IS THE MERGER AN ACQUISITION BY ONE COMPANY OF THE OTHER?

A: No. The merger is structured as a merger of equals. MeriStar is the largest independent hotel management company in the United States by number of rooms managed, and Interstate is the second-largest. The merger is an important opportunity for a strategic alliance between two companies with complementary businesses. Each company's stockholders will hold a substantial portion of the equity in the combined company. The combined company's board of directors will have members drawn from both companies' boards of directors, and the management team of the combined company will draw from both companies' current management teams.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: MeriStar stockholders: You will continue to hold the MeriStar securities you currently own.

     Interstate stockholders: You will be entitled to receive 4.6 shares of combined company common stock and the associated rights issued under the combined company's stockholder rights plan for each share of Interstate common stock. The holders of Interstate's convertible securities that are outstanding at the time of the merger will be entitled to receive 4.6 shares of the combined company's common stock and the associated stockholder rights for each share of Interstate Class A common stock into which the convertible securities could have been converted.

    No fractional shares will be issued. Interstate securityholders will receive cash instead of fractional shares.

Q:  WHAT WILL BE THE EQUITY CAPITALIZATION OF THE COMBINED COMPANY?

A: The combined company's authorized capital stock will consist of 200 million shares of common stock, par value $0.01 per share, and 25 million shares of preferred stock, par value $0.01 per share. The combined company will have approximately 105 million shares of common stock outstanding on a fully-diluted basis.

Q:  IS THIS MERISTAR'S 2002 ANNUAL MEETING ALSO?

A: Yes. MeriStar stockholders will be asked to approve and adopt proposals regarding business normally brought before MeriStar's annual meeting of stockholders.

Q:  IS THIS INTERSTATE'S 2002 ANNUAL MEETING ALSO?

A: No. Interstate's stockholders are only being asked to approve the merger. Interstate will hold an annual meeting in 2002 only if the merger is not completed.

Q:  WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: Each company's stockholders must approve the merger and related transactions. In addition, MeriStar stockholders are being asked to approve a number of other proposals, some of which must be adopted in order for the merger to occur, and some of which are independent of the merger. The various required votes are summarized below.

THE MERGER

     MeriStar: The merger proposal and the proposals relating to the amendment of the certificate of incorporation must be approved and the merger agreement must be adopted by the affirmative vote of a majority of the outstanding shares of MeriStar common stock. A broker non-vote or an abstention has the same effect as a vote against the merger and charter amendment proposals.

     The approval of the issuance of MeriStar common stock in connection with the merger requires that holders of at least a majority of the outstanding shares of MeriStar common stock be present at the annual meeting in person or by proxy and that the proposal receive the affirmative vote of holders of the majority of those shares. For this proposal, a broker non-vote does not count towards determining the number of shares present at the meeting or the number of votes cast. An abstention has the same effect as a vote against the share issuance proposal.

Interstate: The merger must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of Interstate common stock. A broker non-vote or an abstention on the Interstate merger proposal has the same effect as a vote against the proposal.

ELECTION OF DIRECTORS

    MeriStar: The nominees to serve as directors must receive a plurality of the votes cast at the MeriStar annual meeting to be elected. Abstentions and broker non-votes do not count as votes cast.

    Interstate:  No vote is required.

AMENDED AND RESTATED INCENTIVE PLAN AND AMENDMENTS TO THE NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN AND THE EMPLOYEE STOCK PURCHASE PLAN

    MeriStar: The approval of the amended and restated incentive plan and the approvals of the amendments to the non-employee directors' incentive plan and the employee stock purchase plan each require that holders of at least a majority of the outstanding shares of MeriStar common stock be present at the annual meeting in person or by proxy and that the proposal receive the affirmative vote of holders of the majority of those shares. A broker non-vote does not count towards determining the number of shares present at the meeting or the number of votes cast, and an abstention has the same effect as a vote against the proposal.

    Interstate:  No vote is required.

REVERSE STOCK SPLIT

    MeriStar: The affirmative vote of holders of a majority of the outstanding shares of MeriStar common stock is required to approve the reverse stock split proposal. An abstention or a broker non-vote will have the effect of a vote against the proposal.

    Interstate:  No vote is required.

Q: WHAT PERCENTAGE OF THE COMBINED COMPANY'S COMMON STOCK WILL BE HELD BY MERISTAR STOCKHOLDERS AFTER THE MERGER?

A: The current MeriStar stockholders will hold approximately 38% of the outstanding shares of the combined company's common stock.

Q: WHAT PERCENTAGE OF THE COMBINED COMPANY'S COMMON STOCK WILL BE HELD BY FORMER INTERSTATE SECURITYHOLDERS?

A: The current Interstate securityholders, including the holders of Interstate's convertible securities, will hold approximately 62% of the outstanding shares of the combined company's common stock.

Q:  HAS SOMEONE DETERMINED THE TRANSACTIONS ARE IN MY BEST INTERESTS?

A: MeriStar: The MeriStar board of directors has unanimously determined that the merger and the transactions relating to the merger, including the proposals relating to the merger described in this joint proxy statement and prospectus, are advisable to, and in the best interests of, MeriStar and its stockholders and recommends that MeriStar stockholders vote FOR approval and adoption of each of the proposals relating to the merger and to elect the nominees for director of the combined company.

     In addition, the MeriStar board of directors has unanimously determined that the transactions contemplated by the other proposals described in this joint proxy statement and prospectus, are advisable to, and in the best interests of, MeriStar and its stockholders and recommends that MeriStar stockholders vote FOR approval and adoption of each of those proposals and to elect the nominees for director of MeriStar.

     Interstate: The Interstate board of directors has unanimously determined, based in part on the recommendation of a special committee of the board of directors and the opinion of its financial advisor, that the merger, including the proposals described in this joint proxy statement and prospectus, is advisable and in the best interests of Interstate and its common stockholders, and recommends that Interstate stockholders vote FOR approval of the merger.

Q:  IS THERE A RISK THAT MERISTAR WILL BE DELISTED BY THE NEW YORK STOCK
    EXCHANGE?

A: MeriStar has previously announced that it received notification from the NYSE that it was not in compliance with NYSE continued listing standards because MeriStar's average closing share price was less than $1.00 over a consecutive 30-day trading period. The NYSE's continued listing standards require that MeriStar bring its 30-day average closing price and its share price above $1.00. MeriStar is otherwise in compliance with the NYSE continued listing standards. MeriStar has therefore proposed a reverse stock split at a ratio of five to one, which is to occur at the discretion of the board of directors not later than 12 months after the MeriStar stockholder meeting. The reverse split is intended to allow the combined company, or MeriStar if the merger is not completed, to comply with the NYSE listing standards. If MeriStar common stock is not listed on the NYSE, neither Interstate nor MeriStar is required to close the merger.

Q:  DOES THE REVERSE STOCK SPLIT HAVE ANY IMPACT ON THE EXCHANGE RATIO?

A: If the reverse stock split is completed prior to the closing of the merger, the exchange ratio will be 0.92 shares of combined company common stock for each share of Interstate common stock assuming no other adjustment is made. If the merger is completed, the reverse stock split will be completed only at the discretion of the combined company's board of directors not later than 12 months after the date of the MeriStar stockholder meeting, so the exchange ratio will not be adjusted.

Q:  DO I HAVE APPRAISAL RIGHTS WITH RESPECT TO THE TRANSACTIONS?

A: MeriStar stockholders: Under Delaware law, MeriStar stockholders do not have appraisal rights with respect to the merger.

     Interstate stockholders: In accordance with Section 3-202(c) of the Maryland General Corporation Law, no appraisal rights are available to holders of shares of Interstate Class A common stock in connection with the merger. In accordance with Section 3-202 of the Maryland General Corporation Law, appraisal rights are available to the holders of shares of Interstate Class B common stock and Interstate Series B preferred stock.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: MeriStar stockholders: There will be no tax consequences to you as stockholders as a result of the merger.

     Interstate stockholders: The merger is structured as a tax free reorganization under section 368(a) of the Internal Revenue Code, as amended. As a result, except for cash paid instead of fractional shares or with respect to the exercise of appraisal rights, U.S. holders of Interstate common stock will not recognize any taxable gain or loss for U.S. federal income tax purposes on the receipt of the combined company's common stock in connection with the merger. Each Interstate stockholder's tax basis with respect to the shares of combined company common stock it will receive in the merger will be the same as that for the shares of Interstate common stock that will be surrendered in the merger, reduced by any tax basis of the Interstate common stock surrendered that is allocable to any fractional share of the combined company common stock for which cash is instead received. Each Interstate stockholder's holding period with respect to the shares of combined company common stock received in the merger will include the holding period of the shares of Interstate common stock that will be surrendered in exchange for the combined company's common stock.

Q:  WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: MeriStar and Interstate plan to complete the transactions as soon as possible after the stockholder meetings, subject to the satisfaction or waiver of the other conditions to the transactions. Although they cannot predict when these conditions will be satisfied, MeriStar and Interstate hope to complete the transactions during the third calendar quarter of 2002.

Q:  WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this joint proxy statement and prospectus, including its appendices. It contains important information about the combined company, MeriStar and Interstate. It also contains important information about what the boards of directors of MeriStar and Interstate considered in evaluating the transaction.

     You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible, so that your shares will be represented at your company's stockholder meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the other proposals.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable meeting. You can do this in one of three ways:

     - First, you can send a written notice stating that you revoke your proxy to MeriStar at the address listed below if you are a MeriStar stockholder or to Interstate at the address listed below if you are an Interstate stockholder;

     - Second, you can complete and submit a new proxy card, dated a later date than the first proxy card and send it to MeriStar or Interstate, as applicable. The new proxy card will automatically replace any earlier dated proxy card that you returned; or

     - Third, you can attend the appropriate stockholder meeting and vote in person.

    Your attendance at your stockholder meeting will not, however, by itself revoke your proxy.

    You should send any notice of revocation or your completed new proxy card to MeriStar or Interstate, as applicable, to the following addresses:

    MeriStar Hotels & Resorts, Inc.
    1010 Wisconsin Avenue, N.W.
    Washington, D.C. 20007
    Attention: Christopher L. Bennett, Esq.
    Telephone: (202) 295-4455
    Facsimile: (202) 295-1026

    Interstate Hotels Corporation
    Foster Plaza Ten
    680 Andersen Drive
    Pittsburgh, Pennsylvania 15220
    Attention: Timothy Q. Hudak, Esq.
    Telephone: (412) 937-0600
    Facsimile: (412) 937-3116

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE FOR ME?

A: If your broker holds your shares in its name, absent instructions from you, your broker may not vote your shares on the merger proposal, the amendment to the certificate of incorporation proposal or the proposals to amend the benefit plans.

     If you do not provide instructions to your broker, the broker may still vote your shares with respect to the reverse stock split proposal, the election of directors and other matters that may come before the meeting, including stockholder proposals.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: MeriStar stockholders: No. You will keep the certificates you own. Although the name of the company will be changed, there is no need to exchange your existing stock certificates.

     Interstate stockholders: No. After the merger is completed, the exchange agent will send you written instructions for exchanging your stock certificates.

Q:  WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE PROPOSALS?

A:   If you are a MeriStar stockholder you should contact:

     Melissa Thompson
     Director, Corporate Communications
     Telephone: (202) 295-2228

     or MeriStar's proxy solicitor:
     Georgeson Shareholder Communications, Inc.
     Toll free: 1-800-603-1741
     Call collect: (212) 440-9800
     If you are an Interstate stockholder you should contact:

     Lisa O'Connor
     Director of Finance and Investor Relations
     Telephone: (412) 937-0600

     or Interstate's proxy solicitor:

     MacKenzie Partners, Inc.
     Toll free: 1-800-322-2885
     Call collect: (212) 929-5500

Q:  WHERE CAN I GET MORE INFORMATION?

A: You may obtain more information from various sources, as listed under "Where You Can find More Information" on page 243.

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement and prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement and prospectus, including the appendices and the other documents to which we refer you. See "Where You Can Find More Information." Page references have been included parenthetically to direct you to more complete descriptions of the topics presented in this summary. Please note that the term "combined company" refers to MeriStar Hotels & Resorts, Inc. after the merger is completed and its name has been changed to "Interstate Hotels & Resorts, Inc."

                                 THE COMPANIES

THE COMBINED COMPANY

     The proposed merger combines the two largest independent hotel management companies in the United States, measured by number of rooms under management. The combined company will be the premier independent hotel operator in the world, operating more than 86,000 rooms in over 400 hotels, representing more than 30 franchise brands in North America and Europe. The combined company will include BridgeStreet Corporate Housing Worldwide with offices throughout the United States and in Toronto, London and Paris. Compared to the separate companies, the combined company will have a stronger balance sheet with more stable revenues and greater available liquidity to grow its operations through the acquisition and development of hotel and other properties, as well as the acquisition of additional management contracts. The merger is also expected to result in annualized corporate cost savings of between $8 million and $10 million.

     On a pro forma basis, after giving effect to the merger and related transactions, including the conversion of Interstate's convertible securities, Interstate making a $9.25 million conversion incentive payment to some holders of its convertible securities, the completion by MeriStar of an amendment to and partial repayment of a credit facility extended by MeriStar Hospitality Corporation, the repayment of approximately $11.0 million of outstanding indebtedness of Interstate and its principal operating subsidiary and the refinancing of the companies' credit facilities, the combined company had:

     - EBITDA of approximately $2.8 million for the year ended December 31, 2001;

     - revenues of approximately $1.1 billion for the year ended December 31, 2001;

     - more than $304 million in assets, including approximately $13 million of cash and cash equivalents as of March 31, 2002;

     - more than $30 million in availability under its new senior secured credit facility based on existing credit commitments of $113 million; and

     - based on the 30-day trailing average closing price of MeriStar common stock on April 30, 2002, an equity market capitalization of approximately $96.6 million and a total capitalization, including debt, of approximately $236.8 million.

     The combined company will have the following major business units:

     - Hotel Management will combine the customer base and management expertise of the two companies and will continue to focus on managing luxury and upscale hotels, resorts and conference centers, as well as mid-scale and select service hotels under a wide variety of franchise flags.

     - Corporate Housing will operate under the BridgeStreet Corporate Housing Worldwide brand, with approximately 3,300 units in the United States, Canada and Europe. Currently the world's third largest provider of corporate housing, BridgeStreet serves a broad cross-section of major international corporations, including many "Fortune 500" companies.

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     The combined company's business strategy will include:

     - utilizing its cash position and available new credit facilities in order to grow the company through the securing of additional management contracts and acquisition of additional hotel, resort and conference center properties;

     - capitalizing on the combined hotel, resort and conference center management expertise of the two companies to identify underperforming hotel, resort and conference center properties for acquisition and to renovate and reposition those underperforming properties through the use of each company's most successful business practices;

     - managing upscale resorts and conference centers under the Doral name;

     - taking advantage of the larger market capitalization of the combined company to access additional sources of financing;

     - reducing costs through economies of scale;

     - expanding its hotel management operations by securing additional management contracts, focusing on properties with favorable economic, demographic and supply dynamics;

     - providing hospitality property owners with a wide array of improved services and benefits, including:

      - Internet-based business information systems providing real-time data for better yield management and cost control,

      - broader electronic and direct sales resources, including more than 2,000 sales professionals,

      - increased cost efficiency through national purchasing, and

      - capital for co-investments and joint ventures; and

     - expanding BridgeStreet's corporate housing operations by increasing its local market share, attracting national accounts with its growing national and international network, and expanding into new domestic and international markets.

     The combined company will have a dynamic, experienced and fully-integrated management team drawn from the current management teams of Interstate and MeriStar, bringing together experienced professionals with in-house expertise in the hospitality industry. Mr. Paul W. Whetsell, the current Chairman and Chief Executive Officer of MeriStar, will be the combined company's Chairman and Chief Executive Officer. Mr. Thomas F. Hewitt, the current Chairman and Chief Executive Officer of Interstate, will be a director. The combined company's directors will be highly-qualified individuals with extensive collective experience in the real estate, lodging, leisure, investment, financial services and accounting areas.

     The combined company will be headquartered in Washington, D.C. at the current headquarters of MeriStar.

RECENT DEVELOPMENT

     On June 28, 2002, MeriStar entered into agreements with Winston Hotels, Inc. and its subsidiaries, effective July 1, 2002. In this transaction, MeriStar assigned the leases on all 47 hotels that MeriStar leases from subsidiaries of Winston to a taxable subsidiary of Winston. In connection with the assignment, a subsidiary of MeriStar, as operator, and the taxable subsidiary of Winston executed management agreements for 39 of those hotels, and the taxable subsidiary of Winston paid $17.0 million in cash to subsidiaries of MeriStar. The structure of this transaction is similar to that of the January 2001 transaction between MeriStar and MeriStar Hospitality with respect to MeriStar Hospitality's hotels that was entered into in connection with the enactment of the REIT Modernization Act.

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

     On a pro forma basis, giving effect to the transaction with Winston, the merger and the transactions related to the merger, the combined company had:

     - EBITDA of $1.2 million for the year ended December 31, 2001;

     - revenues of $981 million for the year ended December 31, 2001;

     - more than $290 million in assets, including $13 million of cash and cash equivalents as of March 31, 2002;

     - more than $49 million of availability under its new senior secured credit facility based on existing credit commitments of $113 million; and

     - based on the 30-day trailing average closing price of MeriStar common stock on April 30, 2002, a total capitalization, including debt, of approximately $219.8 million.

MERISTAR HOTELS & RESORTS, INC.
1010 Wisconsin Avenue N.W.
Washington, D.C. 20007
(202) 965-4455

     MeriStar Hotels & Resorts, Inc. manages, leases and operates a portfolio of hospitality properties and provides related services in the hotel, resort, conference center and corporate housing markets. MeriStar is the largest independent hotel management company in the United States, based on the number of rooms under management.

     MeriStar was incorporated in Delaware in March 1998 and was spun-off by CapStar Hotel Company on August 3, 1998.

INTERSTATE HOTELS CORPORATION
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, Pennsylvania 15220
(412) 937-0600

     Interstate Hotels Corporation is the second largest independent hotel management company in the United States based on the number of rooms under management. At March 31, 2002, Interstate managed or performed related services for 135 hotels with a total of 28,480 rooms in 36 states in the United States and the District of Columbia, as well as in Canada and Russia.

     Interstate became a publicly traded company on June 18, 1999, through a series of events culminating in the spin-off of Interstate's operations from Wyndham International, Inc.

   BOARD RECOMMENDATIONS AND FINANCIAL OPINIONS IN CONNECTION WITH THE MERGER

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MERISTAR (SEE PAGE 52)

     The board of directors of MeriStar has unanimously approved the merger agreement and the transactions contemplated by it and unanimously recommends that the holders of MeriStar common stock vote FOR the approval and adoption of the merger agreement and the transactions contemplated by it and to elect the nominees for director of the combined company.

FACTORS CONSIDERED BY THE MERISTAR BOARD OF DIRECTORS (SEE PAGE 52)

     In making its determination, the MeriStar board considered the following potentially material factors:

     - The merger builds on MeriStar's position as the largest independent hotel management company in the United States, based on the number of rooms under management.

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

     - The combined company will have a stronger balance sheet, stronger liquidity position and significantly lower leverage than MeriStar on a stand-alone basis.

     - The larger market capitalization of the combined company could allow greater access to the financial markets.

     - The merger positions the combined company for growth through acquisitions of underperforming or undervalued hotels, and resort and conference center properties.

     - The merger provides the opportunity to realize significant cost savings, synergies and revenue enhancements.

     - The increased scale of the combined company will likely enable it to exercise increased bargaining power in negotiations with suppliers.

     - The merger is expected to be accretive to MeriStar stockholders.

     - The overall terms of the merger agreement, including, but not limited to, the fixed exchange ratio, the non-solicitation provisions, the termination fee provisions, the interim covenants and the representations and warranties of the parties.

     - The combined company will have a large stockholder with significant board representation.

     - The exchange ratio in the merger represented a significant premium over the market price of Interstate Class A common stock on April 30, 2002.

     - The merger will involve potential integration and social issues.

     - The merger entails the risks and advantages associated with Interstate's captive insurance company.

     - The merger entails the risks and advantages associated with Interstate's hotel management operations in Russia.

     - Some officers and directors of MeriStar may have interests in the merger that are in addition to their interests as stockholders of MeriStar generally.

     - MeriStar's financial advisor delivered the opinion that is described in this joint proxy statement and prospectus.

     - The merger and related transactions may not be completed.

     - The merger is expected to qualify as a reorganization for federal income tax purposes.

OPINION OF THE FINANCIAL ADVISOR TO MERISTAR (SEE PAGE 55)

     In connection with the merger, the MeriStar board of directors received a written opinion dated April 30, 2002 from Salomon Smith Barney Inc., MeriStar's financial advisor, as to the fairness, from a financial point of view, to MeriStar of the exchange ratio provided for in the merger. The full text of this opinion is attached to this joint proxy statement and prospectus as Appendix E. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE MERISTAR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF INTERSTATE (SEE PAGE 53)

     The board of directors of Interstate has unanimously determined, based in part on the recommendation of a special committee of the board of directors and the opinion of its financial advisor, that the merger, including the proposals described in this joint proxy statement and prospectus, is advisable and in the best interests of Interstate and its common stockholders and recommends that Interstate

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

stockholders vote FOR approval of the merger and the transactions contemplated by the merger agreement.

FACTORS CONSIDERED BY THE INTERSTATE BOARD OF DIRECTORS (SEE PAGE 53)

     The Interstate board of directors considered a number of factors in approving the merger and the other transactions contemplated by the merger agreement and recommending approval to Interstate stockholders, including those listed below:

     - The size of the combined company and the resulting opportunities for growth and for increased recognition and credibility in the industry.

     - The economies of scale and operating efficiencies of the combined company and its operational and financial resources.

     - The reasonableness of the anticipated synergies in the merger, and the fact that they do not reflect growth opportunities that will be available to the combined company.

     - The lowered risk of losing management contracts faced by the larger combined company.

     - The combination of two skilled management teams in the merger.

     - The benefits the combined company will receive from MeriStar's relationship with MeriStar Hospitality and the long-term management contracts with MeriStar Hospitality.

     - The unique opportunity offered by the merger to combine with a quality company that has a business and goals that are similar to Interstate's.

     - The larger market capitalization of the combined company, and the increased interest in the combined company and increased coverage by the investor community that will likely result.

     - The fact that Interstate's stockholders will hold a majority of the outstanding combined company stock, and that the board of the combined company will, for a significant period of time, have seven representatives of Interstate and six representatives of MeriStar.

     - The qualification of the merger as a reorganization for federal tax purposes.

     - The fact that some officers and directors of Interstate may have interests in the merger that are in addition to and different from the interests of Interstate stockholders generally.

     - The fact that the merger provides for a fixed exchange ratio and, as a result, the value of the combined company common stock to be received by Interstate stockholders at the effective time of the merger may be higher or lower than the value of the stock at the time the merger agreement was signed.

     - The opinion of Merrill Lynch, described immediately below.

OPINION OF THE FINANCIAL ADVISOR TO INTERSTATE (SEE PAGE 60)

     In connection with the merger, the Interstate board of directors received an opinion from Merrill Lynch as to the fairness, from a financial point of view, to holders of Interstate common stock, other than the Interstate principal investor group, of the exchange ratio in the merger and, whether or not the merger is completed, the $9.25 million conversion incentive payment that is payable to the Interstate principal investor group. The full text of Merrill Lynch's written opinion dated May 1, 2002 is attached to this joint proxy statement and prospectus as Appendix F. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. MERRILL LYNCH'S OPINION IS ADDRESSED TO THE INTERSTATE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

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

                        THE MERGER AND MERGER AGREEMENT

THE MERGER (SEE PAGE 74)

     In the proposed merger, Interstate will be merged with and into MeriStar, and all of the Interstate stockholders will be entitled to receive the combined company's common stock. The combined company will operate under the name "Interstate Hotels & Resorts, Inc." The merger agreement, as amended, is attached as Appendix A. You should carefully read the merger agreement in its entirety, as it is the legal document that governs the merger.

RESULTS OF THE MERGER AND RELATED TRANSACTIONS (SEE PAGE 74)

     At the effective time of the merger, each share of Interstate common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into 4.6 shares of the combined company's common stock and the associated rights to purchase shares of the combined company's Series A junior participating preferred stock under the combined company's stockholder rights plan. No fractional shares will be issued. Interstate common stockholders will receive cash instead of fractional shares.

     The holders of MeriStar securities will continue to hold their MeriStar securities.

CONVERSION OF INTERSTATE CONVERTIBLE SECURITIES (SEE PAGE 74)

     Prior to the record date for the Interstate stockholders meeting, the Interstate principal investor group held 500,000 shares of Interstate Series B preferred stock and $25,000,000 in aggregate principal amount of Interstate's 8.75% convertible notes, and three Interstate executive officers held an aggregate of 225,000 shares of Interstate Series B preferred stock. On the record date, a share of Series B preferred stock was convertible into 2.5 shares of Class A common stock, and the 8.75% convertible notes were convertible into shares of Class A common stock at a rate of $4.00 per share.

     Under a voting and conversion agreement, the holders of Interstate's outstanding convertible securities converted all but 10 shares of the Series B preferred stock and approximately $18.8 million in aggregate principal amount of the 8.75% convertible notes into 6,501,640 shares of Class A common stock, which represents approximately 53.0% of Interstate's outstanding common stock as of the Interstate record date. Under the voting and conversion agreement, those holders also agreed with MeriStar to vote those shares of Class A common stock, along with an additional 390,876 shares of Class A common stock already held by those holders, in favor of the merger and related proposals at Interstate's special stockholder meeting. The total number of shares of Interstate Class A common stock subject to the Interstate voting and conversion agreement represented, in the aggregate, 56.2% of the outstanding common stock of Interstate as of the Interstate record date.

     Because of restrictions contained in the Interstate convertible securities, some of the holders of the convertible securities were not permitted to convert all of their convertible securities at Interstate's record date. Each share of Series B preferred stock that remains outstanding at the effective time will be converted into the right to receive 11.5 shares of combined company common stock, and the remaining 8.75% convertible notes will be converted immediately after the merger into shares of the combined company's common stock as if they had been converted into Interstate Class A common stock immediately before the effective time of the merger.

     A copy of the Interstate voting and conversion agreement, as amended, is attached as Appendix B to this joint proxy statement and prospectus. You should carefully read the Interstate voting and conversion agreement in its entirety.

     In connection with the Interstate principal investor group's conversion of their convertible securities and their agreement to vote their shares in favor of the merger, Interstate agreed, under the conversion incentive agreement, to pay the Interstate principal investor group $9.25 million upon that conversion. Interstate made that payment on June 26, 2002. A copy of the Interstate conversion incentive agreement,
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

as amended, is attached to this joint proxy statement and prospectus as Appendix
D. You should carefully read the Interstate conversion incentive agreement in its entirety.

VOTING AGREEMENTS (SEE PAGE 84)

     The principal stockholders of MeriStar, who collectively held, as of the record date, approximately 21% of MeriStar's outstanding voting power, have agreed with Interstate to vote their shares of common stock in favor of each of the proposals described in this joint proxy statement and prospectus relating to the merger, the merger agreement and the transactions contemplated by the merger agreement. A copy of the MeriStar voting agreement, which contains provisions regarding the voting of those shares, is attached as Appendix C to this joint proxy statement and prospectus. You should carefully read the MeriStar voting agreement in its entirety.

     As described above under "Conversion of Interstate convertible securities," the principal stockholders of Interstate, including its investor group, who collectively held, as of the record date, approximately 56.2% of Interstate's outstanding voting power, have agreed with MeriStar to vote their shares of common stock in favor of each of the proposals described in this joint proxy statement and prospectus relating to the merger. A copy of the Interstate voting and conversion agreement, as amended, which contains provisions relating to the voting of these shares, is attached as Appendix B to this joint proxy statement and prospectus. You should carefully read the Interstate voting and conversion agreement in its entirety.

REFINANCING OF THE MERISTAR AND INTERSTATE CREDIT FACILITIES (SEE PAGE 86)

     A senior secured credit facility of up to $125 million will replace the existing senior credit facilities of both MeriStar and Interstate. The facility, for which credit commitments of $113 million have been obtained, will have a three-year term loan with a principal balance of not less than $65 million nor more than $72 million and a three-year revolver for the remainder of the facility. The revolving portion of the facility will include a one-year extension option. The interest rate on the facility will range from the London Interbank Offered Rate, or LIBOR, plus 3.00% to LIBOR plus 4.50%, based on the combined company's ability to meet specified financial covenant levels. On a pro forma basis, after giving effect to the merger, the refinancing and all related transactions, the combined company would have had approximately $81.0 million drawn under the new credit facility as of March 31, 2002.

     MeriStar has a revolving credit facility with MeriStar Hospitality under which MeriStar Hospitality may lend MeriStar up to $50 million for general corporate purposes. As of March 31, 2002, MeriStar had $45.0 million of borrowings outstanding under the MeriStar Hospitality credit facility at an interest rate of 8.4%. The outstanding loan under the MeriStar Hospitality credit facility matures on the 91st day after the maturity date of the outstanding loan under MeriStar's senior secured credit facility.

     MeriStar also has an outstanding $13.1 million term note payable to MeriStar Hospitality. The term note bears interest at the 30-day LIBOR plus 6.50% and matures on the same date as the MeriStar Hospitality credit facility.

     In connection with the proposed merger, MeriStar Hospitality has agreed, in a letter agreement, to amend the MeriStar Hospitality revolving credit facility to provide the following, effective as of the effective time of the merger:

     - the balance of the term note will be added to the MeriStar Hospitality credit facility, and the term note will be retired;

     - the MeriStar Hospitality credit facility will become a term facility, and the maturity date of the facility will be set at the fifth anniversary of the effective time of the merger; and

     - MeriStar will repay $3.0 million of the outstanding loans under the MeriStar Hospitality credit facility.

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

     In addition, in the letter agreement, MeriStar Hospitality:

     - waived its right to terminate the intercompany agreement between itself and MeriStar which is triggered by the merger; and

     - agreed to cause its subsidiaries that are parties to hotel management agreements with MeriStar to waive any rights to terminate those agreements as a result of the merger.

     The waivers described above and the completion of the amendments to the MeriStar Hospitality credit facility and term note by MeriStar Hospitality require the fulfillment of a number of conditions, including the completion of the merger and the refinancing of MeriStar's senior secured credit facility as described above.

     Prior to entering into the merger agreement, an affiliate of Wyndham International, Inc., the holder of a 1.6627% non-controlling economic interest in Interstate Hotels, LLC, Interstate's principal operating subsidiary, agreed to permit Interstate to cause Interstate Hotels, LLC, or its subsidiaries, to provide a guaranty and pledge of assets of Interstate Hotels, LLC, or its subsidiaries, under the terms of the proposed senior secured credit facility for the combined company following the merger. In consideration for this agreement, Interstate repaid a promissory note to Wyndham on May 2, 2002 in the outstanding principal amount of $0.75 million and agreed to pay to Wyndham the outstanding principal amount of approximately $3.7 million under a second promissory note prior to Interstate Hotels, LLC, or its subsidiaries, providing any guaranty and pledge of any of its or their assets. In addition, Interstate accelerated the timing of Wyndham's right to require Interstate to redeem Wyndham's interest in Interstate Hotels, LLC to be the earlier of the date on which Interstate repays the second promissory note and July 1, 2004.

TREATMENT OF STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS (SEE PAGE 74)

     The merger agreement provides that MeriStar and Interstate will take all actions necessary to cause each outstanding option to purchase a share of Interstate Class A common stock to be converted into an option to purchase 4.6 shares of the combined company's common stock and the exercise price per share of the combined company's common stock to be the exercise price per share of Interstate Class A common stock divided by 4.6. These new options will continue to be governed by the existing Interstate Equity Incentive Plan, which will be assumed by the combined company, but no additional awards will be made under that plan. To the extent not previously vested, these options will vest upon completion of the merger. Each option held under the existing stock option plans of MeriStar will remain outstanding but will have vested at the effective time of the merger, which is a change of control under those plans.

     MeriStar stockholders will be voting to adopt an amended and restated incentive plan under which stock option awards will continue to be granted to employees and non-employee directors of the combined company. This amended and restated incentive plan incorporates various clarifying and technical amendments to the existing MeriStar incentive plan. As this plan will be the combined company's incentive plan following the merger, stockholders of both MeriStar and Interstate are encouraged to read the summaries of this plan in this joint proxy statement and prospectus as well as the form of the proposed plan attached to this joint proxy statement and prospectus as Appendix G. MeriStar stockholders will also be voting to amend the MeriStar employee stock purchase plan, which will be the employee stock purchase plan of the combined company if the merger occurs.

BOARD COMPOSITION (SEE PAGE 85)

     As provided in the proposed charter amendments and in a letter from MeriStar and Interstate to the Interstate principal investor group, the composition of the board of directors of the combined company will remain unchanged for the 18 months after the completion of the merger, unless, at the time of any election of directors during that 18-month period, the Interstate principal investor group and its affiliates and associates beneficially own less than 75% of the combined company common stock that they beneficially owned at the effective time of the merger. As a condition precedent to the obligations of

MeriStar and Interstate to complete the merger, MeriStar and the parties that will be the principal stockholders of the combined company will enter into an agreement that will provide for procedures for the replacement of directors who resign or are no longer able to serve as directors. Initially, the board of directors of the combined company will have seven individuals designated by Interstate, of which five are affiliated with Interstate's principal investor group, and six individuals designated by MeriStar.

APPRAISAL RIGHTS (SEE PAGES 43 AND 46)

     Under Delaware law, MeriStar stockholders do not have appraisal rights with respect to the merger.

     In accordance with Section 3-202(c) of the Maryland General Corporation Law, no appraisal rights are available to holders of shares of Interstate Class A common stock. In accordance with Section 3-202 of the Maryland General Corporation Law, appraisal rights are available to the holders of shares of Interstate Class B common stock and Series B preferred stock.

CONDITIONS TO THE MERGER (SEE PAGE 79)

     The respective obligations of MeriStar and Interstate to complete the merger are subject to the satisfaction or waiver of the following conditions:

     - obtaining approval of all the proposals relating to the merger that are described in this joint proxy statement and prospectus by the requisite votes of both MeriStar and Interstate stockholders;

     - all conditions to the initial funding of the new senior secured credit facility for the combined company in an aggregate principal amount of not less than $113 million shall have been satisfied or waived;

     - the conversion of Interstate 8.75% convertible notes and Series B preferred stock by the holders of those securities in accordance with the Interstate voting and conversion agreement;

     - the parties to the combined company board composition agreement shall have executed that agreement;

     - the resignation of those current directors of MeriStar that will not be continuing as directors of the combined company;

     - the representations and warranties of each party contained in the merger agreement being accurate, except as would not have a material adverse effect on that party;

     - approval for listing on the NYSE, subject to official notice of issuance, of shares of the combined company's common stock to be issued in connection with the merger; and

     - other conditions precedent customary for transactions of this type, including the receipt of Hart-Scott Rodino and other governmental approvals.

     In addition, the obligations of MeriStar to complete the merger are subject to the satisfaction or waiver by MeriStar of the following conditions:

     - the receipt of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison that the merger will qualify as a reorganization for federal income tax purposes;

     - Interstate obtaining all required consents under existing agreements, with specified exceptions, except as would not have a material adverse effect on Interstate;

     - the termination of specified existing agreements relating to the October 2000 purchase by Interstate's investor group of the Interstate Series B preferred stock and the 8.75% convertible notes; and

     - there having been no material adverse effect on Interstate since the date of the merger agreement.

     The obligations of Interstate to complete the merger are also subject to the satisfaction or waiver by Interstate of the following conditions:

     - the receipt of an opinion from Arnold & Porter that the merger will qualify as a reorganization for federal income tax purposes;

     - MeriStar Hospitality, the owner of 112 hotels managed by MeriStar, not revoking or repudiating:

        - its agreement with respect to the amendment of the credit facility extended by MeriStar Hospitality to MeriStar; or

        - its waiver of its right to terminate the intercompany agreement and existing management agreements to which it or its subsidiaries are party as a result of the merger;

     - MeriStar obtaining all required consents under existing agreements, with specified exceptions, except as would not have a material adverse effect on MeriStar;

     - MeriStar having entered into a registration rights agreement with Interstate's investor group providing for registration rights with respect to the combined company's common stock they will receive upon completion of the merger; and

     - there having been no material adverse effect on MeriStar since the date of the merger agreement.

TERMINATION PROVISIONS (SEE PAGE 81)

     The merger agreement may be terminated by mutual written consent of MeriStar and Interstate.

     In addition, each of MeriStar or Interstate may terminate the merger agreement if:

     - the proposals relating to the merger described in this joint proxy statement and prospectus are not approved by the requisite vote of stockholders of MeriStar or the requisite vote of stockholders of Interstate;

     - either stockholder meeting has not been held on or before October 26, 2002;

     - the merger has not occurred on or before October 31, 2002, although the right to terminate the merger agreement will not be available to the party whose failure to fulfill any obligation under the merger agreement is the cause of the delay; or

     - any order, injunction or decree preventing the merger has been entered by any court or governmental entity and is final and nonappealable.

     Either MeriStar or Interstate may terminate the merger agreement if:

     - the other party's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to the terminating party or the merger;

     - the other party's board of directors recommends to its stockholders another acquisition proposal;

     - a tender offer or exchange offer for any outstanding shares of capital stock of the other party is commenced, and the other party's board of directors fails to recommend against it;

     - there is an uncured breach of a material representation, warranty or covenant in the merger agreement by the other party;

     - its board of directors recommends a superior proposal in accordance with the non-solicitation provisions in the merger agreement; or

     - there is a material adverse effect on the other party.

TERMINATION PAYMENTS (SEE PAGE 82)

     MeriStar will be required to pay Interstate a termination payment of $2.0 million, plus up to $0.5 million of out-of-pocket expenses, if the MeriStar stockholders do not approve the proposals described in this joint proxy statement and prospectus or the merger agreement is otherwise terminated under the circumstances described on page 82.

     Interstate will be required to pay MeriStar a termination payment of $2.0 million, plus up to $0.5 million of out-of-pocket expenses, if the Interstate stockholders do not approve the proposals described in this joint proxy statement and prospectus or the merger agreement is otherwise terminated under the circumstances described on page 82.

NON-SOLICITATION PROVISIONS (SEE PAGE 79)

     Each of MeriStar and Interstate is subject to substantially identical non-solicitation provisions in the merger agreement.

     Each party and its subsidiaries are prohibited from soliciting, entering into or providing nonpublic information with respect to, any competing acquisition proposal, except that each party may do so with any third party if a disinterested majority of its board of directors determines in good faith after consultation with and receipt of advice from outside counsel:

     - that doing so is required by the duties of the board of directors under applicable law; and

     - that the third party making the acquisition proposal has the ability and financial resources to make a superior proposal.

     Each party must advise the other orally and in writing of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal. Each party must give the other three days' advance notice of providing any information to the third party making the proposal.

INTERIM OPERATIONS COVENANTS (SEE PAGE 76)

     MeriStar and Interstate have agreed to limitations on their operations between the signing of the merger agreement and the effective time of the merger.

INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 121)

     The merger is intended to be free of United States federal income tax to holders of Interstate common stock who receive combined company common stock in exchange for Interstate common stock in connection with the merger, except with respect to cash received instead of fractional shares of common stock or the exercise of appraisal rights, if available.

STOCK EXCHANGE LISTING (SEE PAGE 72)

     The shares of common stock of the combined company issuable in connection with the merger are expected to be listed on the NYSE, subject to official notice of issuance, and will trade, together with the existing shares of MeriStar common stock, under the ticker symbol "IHR". Neither Interstate nor MeriStar is required to close the merger if the common stock issuable in connection with the merger is not approved for listing on the NYSE, subject to official notice of issuance.

     Under the terms of the merger agreement, the combined company will use its reasonable best efforts to cause the Interstate Class A common stock to be delisted from the Nasdaq SmallCap Market and deregistered under the Securities Exchange Act after the completion of the merger.

ANTICIPATED ACCOUNTING TREATMENT (SEE PAGE 73)

     The merger will be accounted for as a purchase of MeriStar by Interstate using the purchase method of accounting. The merger will be accounted for as a reverse acquisition with Interstate as the accounting acquiror and MeriStar as the surviving company.

COMPARISON OF STOCKHOLDERS' RIGHTS (SEE PAGE 219)

     The charter and bylaws of Interstate and the certificate of incorporation and bylaws of the combined company differ. Furthermore, Interstate is a Maryland corporation, while the combined company will be incorporated in Delaware. As a result, Interstate stockholders will have different rights as stockholders of the combined company from those they hold now. MeriStar stockholders will have substantially the same rights as they currently have, as modified by the proposed amendments to the MeriStar certificate of incorporation and bylaws.

                                 OTHER MATTERS

REVERSE STOCK SPLIT (SEE PAGE 108)

     MeriStar stockholders will also vote on a proposal to effect a reverse stock split in order to allow the combined company to comply with the continued listing standards of the NYSE. The reverse stock split will occur at a ratio of five shares of existing stock to one share after the reverse stock split, with the board of directors of MeriStar having discretion to determine whether the reverse stock split will actually be effected and the timing of the reverse stock split, so long as any reverse stock split shall occur not later than 12 months after the MeriStar annual meeting. If the reverse stock split occurs prior to the completion of the merger, the exchange ratio will be 0.92 shares of combined company common stock for each share of Interstate common stock, assuming no other adjustments are made. Approval of the reverse stock split requires the affirmative vote of holders of a majority of the outstanding shares of MeriStar common stock. If the merger is completed, the board of directors of the combined company will have the discretion given to the MeriStar board of directors to effect the reverse stock split following the completion of the merger.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF MERISTAR TO PERMIT THE REVERSE STOCK SPLIT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THIS PROPOSAL.

AMENDMENT AND RESTATEMENT OF THE MERISTAR EMPLOYEE INCENTIVE PLAN (SEE PAGE 92)

     MeriStar stockholders will vote on a proposal to approve various clarifying and technical amendments to the existing MeriStar employee incentive plan. If the merger is completed, the combined company will continue issuing stock-based compensation to its employees under the amended and restated MeriStar employee incentive plan. If the merger is not completed, MeriStar will still amend and restate its existing employee incentive plan.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED INCENTIVE PLAN.

AMENDMENTS TO THE MERISTAR EMPLOYEE STOCK PURCHASE PLAN (SEE PAGE 101)

     Currently, an aggregate of 1,500,000 shares of MeriStar common stock are purchasable under the MeriStar employee stock purchase plan. MeriStar stockholders will also vote on a proposal to amend the employee stock purchase plan to fix the number of shares of common stock that may be purchased under the plan at 1,500,000, which number will not be adjusted for the proposed reverse stock split, if implemented. If the merger occurs and the amendment is approved, this amended plan will be the employee stock purchase plan of the combined company.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE MERISTAR EMPLOYEE STOCK PURCHASE PLAN AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THIS PROPOSAL.

AMENDMENTS TO THE MERISTAR NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN (SEE PAGE 105)

     Currently, an aggregate of 500,000 shares of MeriStar common stock are issuable under the MeriStar non-employee directors' incentive plan. MeriStar stockholders will also vote on a proposal to amend the non-employee directors' incentive plan to fix the number of shares that may be issued under the plan at 500,000, which number will not be adjusted for the proposed reverse stock split, if implemented. All awards under the plan will be adjusted if the reverse stock split occurs. If the merger occurs and the amendment is approved, this amended plan will be the non-employee directors' incentive plan of the combined company.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE MERISTAR NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THIS PROPOSAL.

ELECTION OF MERISTAR DIRECTORS TO SERVE IF THE MERGER DOES NOT OCCUR (SEE PAGE
113)

     The MeriStar board of directors is divided into three classes of directors. The terms of the following directors of MeriStar expire at the 2002 annual meeting and are proposed for election for the terms indicated only if the merger does not occur:

     - Messrs. S. Kirk Kinsell, James B. McCurry and J. Taylor Crandall are nominated to serve as Class I directors, with terms expiring at the MeriStar 2005 annual meeting; and

     - Ms. Leslie R. Doggett and Mr. John Emery are nominated to serve as Class III directors, with terms expiring at the MeriStar 2004 annual meeting.

     THE MERISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ELECT EACH OF THE NOMINEES LISTED ABOVE TO SERVE IF THE MERGER IS NOT COMPLETED.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     The following summary unaudited pro forma combined financial information of MeriStar and Interstate has been derived from, and should be read together with, the unaudited pro forma combined financial statements and related notes included elsewhere in this joint proxy statement and prospectus.

     The following summary unaudited pro forma combined financial information gives effect to the merger and the related transactions, including the conversion of Interstate's convertible securities, Interstate making a $9.25 million conversion incentive payment to some holders of its convertible securities, the completion by MeriStar of an amendment to and partial repayment of a credit facility extended by MeriStar Hospitality Corporation and the refinancing of the companies' credit facilities as if they had occurred on the dates indicated, and to pro forma adjustments. The unaudited pro forma combined operating data for the year ended December 31, 2001 and for the three months ended March 31, 2002 are presented as if the merger and the related transactions had been completed on January 1, 2001 using Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", which were issued in July 2001. SFAS No. 141 requires the application of the purchase method of accounting for all business combinations initiated after June 30, 2001, and SFAS No. 142 requires that goodwill, as well as any intangible assets believed to have an indefinite useful life, not be amortized for financial reporting purposes. The unaudited pro forma combined balance sheet data at March 31, 2002 is presented as if the merger and the related transactions had occurred on March 31, 2002. In the opinion of the management of MeriStar and Interstate, all adjustments necessary to reflect the effects of the merger and the related transactions have been made.

     The unaudited pro forma combined financial information is provided for illustrative purposes only and does not reflect what the results of operations and financial position of the combined company would have been if the merger and the related transactions had actually occurred on the dates assumed. This information also does not purport to indicate the combined company's future operating results or consolidated financial position.

                                                                   FOR THE              FOR THE
                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 2001     MARCH 31, 2002
                                                              -----------------   -------------------
                                                                  PRO FORMA            PRO FORMA
                                                                 AS ADJUSTED          AS ADJUSTED
                                                                      (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE AMOUNTS)
                                                                            (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenue:
  Lodging revenues..........................................      $160,461            $   32,284
  Net management fees.......................................        67,000                14,160
  Other fees................................................        18,800                 4,771
  Corporate housing.........................................       103,638                24,246
                                                                  --------            ----------
                                                                   349,899                75,461
Other revenues from managed hotels(B).......................       764,806               174,840
                                                                  --------            ----------
Total revenue...............................................     1,114,705               250,301
                                                                  --------            ----------
Lodging expenses............................................        44,684                 8,804
Corporate housing...........................................        76,019                18,821
General and administrative..................................       104,960                22,832
Lease expense...............................................        59,857                12,652
Property costs..............................................        34,781                 7,065
Depreciation and amortization...............................        20,367                 4,917
Non-recurring costs.........................................        23,816                   379
                                                                  --------            ----------
                                                                   364,484                75,470
Other expenses from managed hotels(B).......................       764,806               174,840
                                                                  --------            ----------
Total operating expenses....................................     1,129,290               250,310
                                                                  --------            ----------

                                                                   FOR THE              FOR THE
                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 2001     MARCH 31, 2002
                                                              -----------------   -------------------
                                                                  PRO FORMA            PRO FORMA
                                                                 AS ADJUSTED          AS ADJUSTED
                                                                      (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE AMOUNTS)
                                                                            (UNAUDITED)
Loss from operations........................................       (14,585)                   (9)
Interest expense, net.......................................       (10,879)               (2,910)
Other.......................................................            38                    --
Equity in losses of affiliates..............................        (4,437)                 (414)
Loss on impairment of equity investment in hotel real
  estate....................................................        (3,026)                   --
                                                                  --------            ----------
Loss before minority interests and income taxes.............       (32,889)               (3,333)
Minority interests..........................................          (243)                  (18)
Income tax benefit..........................................       (12,159)               (1,101)
                                                                  --------            ----------
Net loss....................................................      $(20,487)           $   (2,214)
                                                                  ========            ==========
OTHER FINANCIAL DATA:
EBITDA(A)...................................................      $  2,794            $    4,908
BALANCE SHEET DATA:
Total assets................................................                          $  304,004
Long-term debt..............................................                             140,239
Common stockholders' equity.................................                              80,896

---------------

(A) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, equity in losses of affiliates, and minority interests. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation, amortization, equity in losses of affiliates, and minority interests which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not generally indicative of cash available to fund all cash flow needs, should not be considered as an alternative to net income under GAAP for purposes of evaluating the combined company's results of operations and may not be comparable to other similarly titled measures used by other companies.

(B) Represents the adoption of the provisions of EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." In accordance with EITF 01-14, the operating revenues and expenses include the reimbursement of costs incurred on behalf of the third-party owners of the combined company's managed hotels. These costs relate primarily to payroll and benefit costs. These reimbursements are received based upon the costs incurred by the combined company with no added margin. The EITF was adopted retroactively for all periods on January 1, 2002. It is currently not practicable for the combined company to obtain the information with respect to periods prior to January 1, 2001.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables present summary historical consolidated financial data from each of MeriStar's and Interstate's historical consolidated financial statements for the periods presented.

SUMMARY HISTORICAL FINANCIAL DATA OF MERISTAR

     This information is only a summary and you should read it together with MeriStar's consolidated financial statements included elsewhere in this joint proxy statement and prospectus and the information provided in "Selected Historical Financial Data of MeriStar" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of MeriStar."

                 SUMMARY HISTORICAL FINANCIAL DATA OF MERISTAR
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,                        MARCH 31,
                                                    -------------------------------------------------------   -------------------
                                                     1997       1998        1999         2000        2001       2001       2002
                                                    -------   --------   ----------   ----------   --------   --------   --------
                                                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
 Rooms...........................................   $ 9,880   $395,633   $  894,983   $  929,585   $138,600   $ 37,540   $ 28,591
 Food, beverage and other........................     1,871    152,276      387,091      397,205     17,435      5,078      3,017
 Corporate housing...............................        --         --           --       64,872    103,638     24,449     24,246
 Management and other fees.......................    12,088     14,528       10,040       19,206     46,201     12,683     10,656
                                                    -------   --------   ----------   ----------   --------   --------   --------
                                                     23,839    562,437    1,292,114    1,410,868    305,874     79,750     66,510
 Other revenue from managed properties
   (unaudited)(D)................................        --         --           --           --    490,005    120,840    112,399
                                                    -------   --------   ----------   ----------   --------   --------   --------
   Total revenue.................................    23,839    562,437    1,292,114    1,410,868    795,879    200,590    178,909
                                                    -------   --------   ----------   ----------   --------   --------   --------
Net operating income (loss)......................     2,975      7,796       17,250      (10,997)   (18,795)   (15,944)       (37)
Net income (loss)................................     2,862      3,950        6,685       (9,380)   (18,949)   (10,826)    (1,783)
Basic earnings (loss) per share(A)...............   $    --   $   0.02   $     0.24   $    (0.27)  $  (0.51)  $  (0.30)  $  (0.05)
Diluted earnings (loss) per share(A).............   $    --   $   0.02   $     0.24   $    (0.27)  $  (0.51)  $  (0.30)  $  (0.05)
Number of shares of common stock issued and
 outstanding(B)..................................        --     25,437       29,625       35,976     37,189     37,136     37,189
OTHER FINANCIAL DATA:
EBITDA(C)........................................   $ 3,657   $  9,831   $   23,233   $     (776)  $ (5,105)  $(12,696)  $  1,958
BALANCE SHEET DATA:
Total assets.....................................   $84,419   $247,529   $  258,144   $  338,214   $242,937   $254,980   $251,077
Total long-term debt.............................       981     67,812       57,762      100,187    118,500    118,100    138,069

---------------

(A) Basic and diluted earnings per share for the year ended December 31, 1998 is based on earnings for the period from August 3, 1998, the date of the spin-off of MeriStar from CapStar Hotel Company, through December 31, 1998.

(B) As of the last day for the periods presented.

(C) EBITDA represents earnings (loss) before interest expense, income taxes, depreciation and amortization and minority interests. MeriStar's management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization and minority interests which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered as an alternative to net income under GAAP for purposes of evaluating MeriStar's results of operations and may not be comparable to other similarly titled measures used by other companies.

(D) Represents the adoption of the provisions of EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." In accordance with EITF 01-14, the operating revenues and expenses include the reimbursement of costs incurred on behalf of the third-party owners of MeriStar's managed hotels. These costs relate primarily to payroll and benefit costs. These reimbursements are received based upon the costs incurred by MeriStar with no added margin. The EITF was adopted retroactively for all periods on January 1, 2002. It is currently not practicable for MeriStar to obtain the information with respect to periods prior to January 1, 2001.

SUMMARY HISTORICAL FINANCIAL DATA OF INTERSTATE

     This information is only a summary and you should read it together with Interstate's consolidated financial statements included elsewhere in this joint proxy statement and prospectus and the information provided in "Selected Historical Consolidated Financial Data of Interstate" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Interstate."

                SUMMARY HISTORICAL FINANCIAL DATA OF INTERSTATE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  PREDECESSOR             SUCCESSOR
                          ---------------------------   -------------    YEAR ENDED                SUCCESSOR
                                                                        DECEMBER 31,   ----------------------------------
                           YEAR ENDED    JAN. 1, 1998   JUNE 2, 1998      1998(1)           YEAR ENDED DECEMBER 31,
                          DECEMBER 31,     THROUGH         THROUGH      ------------   ----------------------------------
                              1997       JUNE 1, 1998   DEC. 31, 1998     COMBINED       1999        2000         2001
                          ------------   ------------   -------------   ------------   --------   ----------   ----------
                                                                        (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Lodging revenues:
 Rooms..................    $158,343       $ 74,265       $108,698        $182,963     $183,695   $  191,811   $    4,277
 Other departmental.....       9,512          4,504          6,455          10,959       10,693       11,661          149
Net management fees.....      39,136         18,018         22,763          40,781       33,275       29,481       24,525
Other fees..............      23,426          9,976         10,478          20,454       12,691       13,159       15,074
                            --------       --------       --------        --------     --------   ----------   ----------
                             230,417        106,763        148,394         255,157      240,354      246,112       44,025
Other revenues from
 managed hotels
 (unaudited)(2).........          --             --             --              --           --           --      274,801
                            --------       --------       --------        --------     --------   ----------   ----------
 Total revenue..........     230,417        106,763        148,394         255,157      240,354      246,112      318,826
Operating income
 (loss).................      31,554         13,165          9,519          22,684      (27,217)     (26,836)        (621)
Net income (loss).......      19,479          8,291          6,655          14,946       (7,617)      (8,903)      (7,350)
Net income (loss)
 available to common
 stockholders...........      19,479          8,291          6,655          14,946       (7,617)      (9,042)      (8,046)
Net income (loss)
 available to common
 stockholders per common
 share:
 Basic..................                                                                          $    (1.40)  $    (1.30)
 Diluted................                                                                          $    (1.40)  $    (1.30)
Weighted average number
 of common shares
 outstanding:
 Basic..................                                                                           6,474,003    6,200,093
 Diluted................                                                                           6,474,003    6,200,093
OTHER FINANCIAL DATA:
EBITDA (unaudited)(3)...    $ 36,812       $ 15,767       $ 21,360        $ 37,127     $  7,771   $   (1,858)  $    9,705
BALANCE SHEET DATA(4):
Total assets............    $118,185                      $161,157        $161,157     $142,459   $  143,523   $  108,669
Total long-term debt....         370                            --              --           --       45,163       40,981
TOTAL HOTEL DATA
 (UNAUDITED)(4)(5):
Number of hotels........         223                                           176          158          160          134
Number of rooms.........      45,329                                        35,214       29,379       31,167       28,316


                                THREE MONTHS
                               ENDED MARCH 31,
                          -------------------------
                             2001          2002
                          -----------   -----------
                          (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Lodging revenues:
 Rooms..................  $    1,065    $      649
 Other departmental.....          36            27
Net management fees.....       6,476         5,658
Other fees..............       3,508         4,013
                          ----------    ----------
                              11,085        10,347
Other revenues from
 managed hotels
 (unaudited)(2).........      69,405        62,441
                          ----------    ----------
 Total revenue..........      80,490        72,788
Operating income
 (loss).................        (594)        1,033
Net income (loss).......        (312)         (115)
Net income (loss)
 available to common
 stockholders...........        (486)         (289)
Net income (loss)
 available to common
 stockholders per common
 share:
 Basic..................  $    (0.07)   $    (0.05)
 Diluted................  $    (0.07)   $    (0.05)
Weighted average number
 of common shares
 outstanding:
 Basic..................   6,481,182     5,730,440
 Diluted................   6,481,182     5,730,440
OTHER FINANCIAL DATA:
EBITDA (unaudited)(3)...  $    2,475    $    3,554
BALANCE SHEET DATA(4):
Total assets............  $  134,168    $  106,022
Total long-term debt....      49,308        40,205
TOTAL HOTEL DATA
 (UNAUDITED)(4)(5):
Number of hotels........         141           135
Number of rooms.........      28,172        28,480

---------------

(1) Represents the sum of the balances for Interstate, prior to the merger of Interstate's predecessor into Wyndham International, Inc., as the predecessor, for the period from January 1, 1998 to June 1, 1998, and for Interstate, subsequent to the merger of Interstate's predecessor into Wyndham, as the successor, for the period from June 2, 1998 to December 31, 1998.

(2) Represents the adoption of the provisions of EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." In accordance with EITF 01-14, the operating revenues and expenses include the reimbursement of costs incurred on behalf of the third-party owners of Interstate's managed hotels. These costs relate primarily to payroll and benefit costs. These reimbursements are received based upon the costs incurred by Interstate with no added margin. The EITF was adopted retroactively for all periods on January 1, 2002. It is currently not practicable for Interstate or its predecessor to obtain the information with respect to periods prior to January 1, 2001.

(3) EBITDA represents earnings (losses) before interest, income tax expense (benefit), depreciation and amortization (which includes depreciation and amortization included in earnings (losses) from equity investments in hotel real estate), mandatorily redeemable preferred stock dividends and accretion, the loss on impairment of investment in hotel lease contracts and the loss on impairment of equity investment in hotel real estate. Historical 1999 EBITDA was calculated based on Interstate's 45% share of EBITDA from Interstate Hotels, LLC for the period from June 18, 1999 to December 31, 1999. Historical 2000 EBITDA was calculated based on the Interstate's 45% share of EBITDA from Interstate Hotels, LLC for the period from January 1, 2000 to October 31, 2000. Interstate's management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA, as calculated by Interstate, may not be consistent with computations of EBITDA by other companies. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating Interstate's results of operations.

(4) As of the end of the periods presented.

(5) Represents all hotels, including the previously leased hotels, for which Interstate provides management or related services.

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

     The following table presents per common share data regarding the income, cash dividends declared and book value of MeriStar and Interstate on both a historical and unaudited pro forma combined basis, as well as on a per share equivalent unaudited pro forma basis for Interstate. The unaudited pro forma combined per share information has been derived from the unaudited pro forma combined financial statements and related notes included elsewhere in this joint proxy statement and prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of MeriStar and Interstate that are included in this joint proxy statement and prospectus and with the unaudited pro forma combined information included in the section of this joint proxy statement and prospectus entitled "Unaudited Pro Forma Financial Data."

     The unaudited pro forma combined financial information is provided for illustrative purposes only and does not reflect results of operations and the financial position of the combined company as if the merger and the related transactions had actually occurred on the dates assumed. This information also does not indicate the combined company's future operating results or consolidated financial position.

                                                              AS OF AND FOR THE   AS OF AND FOR THE
                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 2001     MARCH 31, 2002
                                                              -----------------   ------------------
INTERSTATE HISTORICAL:
  Loss from continuing operations per share:
     Basic and diluted......................................       $(1.30)              $(0.05)
  Cash dividends declared per common share..................           --                   --
  Book value per common share...............................         7.34                 7.29

MERISTAR HISTORICAL:
  Loss from continuing operations per share:
     Basic and diluted......................................       $(0.51)              $(0.05)
  Cash dividends declared per common share..................           --                   --
  Book value per common share...............................         1.54                 1.50

COMBINED COMPANY -- UNAUDITED PRO FORMA COMBINED:
  Basic and diluted loss per common share...................       $(0.20)              $(0.02)
  Cash dividends declared per common share..................           --                   --
  Book value per common share...............................          N/A                 0.80

INTERSTATE PRO FORMA COMBINED PER INTERSTATE EQUIVALENT
  COMMON SHARE DATA:
  Basic and diluted loss per common share...................       $(0.94)              $(0.10)
  Cash dividends declared per common share..................           --                   --
  Book value per common share...............................          N/A                 3.70

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     MeriStar common stock is traded on the NYSE under the symbol "MMH." Interstate Class A common stock is traded on the Nasdaq SmallCap Market under the symbol "IHCO." The following chart lists the per share closing market price as reported on the NYSE for shares of MeriStar common stock and the Nasdaq SmallCap Market for shares of Interstate Class A common stock. The information is listed as of May 1, 2002, the last trading day before public announcement of the signing of the merger agreement, and as of June 27, 2002, the last full trading day prior to the date of this joint proxy statement and prospectus.

     The following chart also lists the implied equivalent per share value for shares of Interstate common stock, which is the MeriStar common stock price multiplied by the exchange ratio of 4.6.

     You are encouraged to obtain current market quotations for MeriStar common stock and Interstate Class A common stock before voting on the proposals described in this joint proxy statement and prospectus.

                                                                                       EQUIVALENT PRICE
                                                                                         PER SHARE OF
                                                MERISTAR COMMON   INTERSTATE CLASS A   INTERSTATE COMMON
DATE                                                 STOCK           COMMON STOCK            STOCK
----                                            ---------------   ------------------   -----------------
May 1, 2002...................................       $1.21              $2.61                $5.57
June 27, 2002.................................       $0.85              $3.80                $3.91

                                  RISK FACTORS

     Stockholders of Interstate and MeriStar voting in favor of the merger and the proposals related to the merger will effectively be choosing to combine the businesses of the two companies and to invest in combined company common stock. This combination and this investment involve some risks. You should carefully consider the information below as well as all other information provided to you in this joint proxy statement and prospectus in deciding whether to adopt the merger agreement and approve the related proposals, including information in the section of this joint proxy statement and prospectus entitled "Special Note Regarding Forward-Looking Statements."

            RISK FACTORS RELATED TO THE COMBINED COMPANY'S BUSINESS

MERISTAR AND INTERSTATE ENCOUNTER INDUSTRY RISKS RELATED TO OPERATING AND MANAGING HOTELS THAT COULD CAUSE THEIR RESULTS OF OPERATIONS TO SUFFER. THE COMBINED COMPANY WILL ENCOUNTER THE SAME OR SIMILAR RISKS.

     Various factors could adversely affect the combined company's ability to generate revenues on which its management fees will be based. The combined company's business will be subject to all of the operating risks inherent in the lodging industry. These risks include, but are not limited to, the following:

     - changes in general and local economic conditions;

     - cyclical overbuilding in the lodging industry;

     - varying levels of demand for rooms and related services;

     - competition from other hotels, motels and recreational properties, some of which may have greater marketing and financial resources than the combined company or the owners of the properties the combined company will manage;

     - dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal;

     - decreases in air travel;

     - fluctuations in operating costs;

     - the recurring costs of necessary renovations, refurbishment and improvements of hotel properties;

     - changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and

     - changes in interest rates and the availability of credit.

     Demographic, geographic or other changes in one or more markets could impact the convenience or desirability of the sites of some hotels or corporate housing apartments, which would in turn affect the operations of those hotels or the corporate housing division. In addition, due to the level of fixed costs required to operate mid-scale and select-service hotels, resorts and conference centers, significant expenditures necessary for the operation of these properties generally cannot be reduced when circumstances cause a reduction in revenue.

MERISTAR AND INTERSTATE ENCOUNTER INDUSTRY RELATED RISKS RELATED TO THEIR INVESTMENTS IN AND OWNERSHIP OF HOTELS AND OTHER REAL ESTATE. THE COMBINED COMPANY WILL ENCOUNTER THE SAME OR SIMILAR RISKS.

     The combined company, as an owner of hotels and investments in real estate, will be subject to the operating risks described in the immediately preceding risk factor. In addition, the combined company will be exposed to risks and uncertainties associated with the ownership of hotels and real estate, including risks arising from:

     - changes in national, regional and local economic conditions;

     - changes in local real estate market conditions;

     - changes in the markets for particular types of assets;

     - changes in interest rates and in the availability, cost and terms of financing;

     - uninsured casualty and other losses;

     - labor disturbances or shortages of labor;

     - present or future environmental legislation;

     - adverse changes in zoning laws;

     - adverse changes in real estate tax assessments;

     - construction or renovation delays and cost overruns; and

     - limitations on the combined company's ability to quickly dispose of investments and respond to changes in the economic or competitive environment due to the relative illiquidity of real estate assets.

     Many of these factors will be beyond the combined company's control. As the combined company expands through acquisition or development of real estate, the magnitude of these risks may increase. Any of these factors could have a material and adverse impact on the value of the combined company's assets or on the revenues that can be generated from those assets.

THE RECENT ECONOMIC SLOWDOWN HAS ADVERSELY AFFECTED THE PERFORMANCE OF HOTELS AND, IF IT WORSENS OR CONTINUES, THESE EFFECTS COULD BE MATERIAL.

     The economic slowdown and the resulting declines in revenue per available room at the hotels managed by MeriStar and Interstate began in the first quarter of 2001. These trends are currently continuing. The decline in occupancy during the second, third and fourth quarters of 2001 and the first quarter of 2002 has led to declines in room rates as hotels compete more aggressively for guests. If the current economic slowdown worsens significantly or continues for a protracted period of time, the declines in occupancy could also lead to further declines in average daily room rates and could have a material adverse effect on EBITDA and operating results.

IF THE COMBINED COMPANY IS UNABLE TO IDENTIFY ADDITIONAL APPROPRIATE REAL ESTATE ACQUISITION OR DEVELOPMENT OPPORTUNITIES AND TO ARRANGE THE FINANCING NECESSARY TO COMPLETE THESE ACQUISITIONS OR DEVELOPMENTS, ITS CONTINUED GROWTH COULD BE IMPAIRED.

     The combined company will continually evaluate potential real estate development and acquisition opportunities. Any future acquisitions or developments will be financed through a combination of internally generated funds, additional bank borrowings from existing and new credit facilities and public offerings or private placements of equity or debt securities. The nature of any future financing will depend on factors such as the size of the particular acquisition or development and the combined company's capital structure at the time of a project. The combined company may not be able to identify appropriate new acquisition or development opportunities and necessary financing may not be available on suitable terms, if at all.

     Acquisition growth opportunities have decreased. There has been substantial consolidation in, and capital allocated to, the U.S. lodging industry since the early 1990s. This generally has resulted in higher prices for hotels. These conditions have resulted in fewer attractive acquisition opportunities. An important part of the combined company's growth strategy will be the acquisition and, in many instances, the renovation and repositioning of hotels at less than replacement cost. Continued industry consolidation and competition for acquisitions could adversely affect the growth prospects of the combined company going forward. The combined company will compete for hotel and other investment opportunities with other companies, some of which will have greater financial or other resources than the combined company will have. Competitors may have a lower cost of capital and may be able to pay higher prices or assume greater risks than would be prudent for the combined company to pay or assume. If the combined company is unable to continue real estate development and acquisition, its continued growth could be impaired.

     The terms of the combined company's intercompany agreement with MeriStar Hospitality will also restrict its ability to make some types of investments in real estate. For more information regarding these restrictions, please refer to the risk factor under the caption, "The combined company's relationship with MeriStar Hospitality Corporation may lead to general conflicts of interest that adversely affect stockholders' interests.--The combined company will have restrictions on its business and on its future opportunities that could affect its operations."

ACTS OF TERRORISM, THE THREAT OF TERRORISM AND THE ONGOING WAR AGAINST TERRORISM HAVE IMPACTED AND WILL CONTINUE TO IMPACT THE INDUSTRY AND ALL HOTEL COMPANIES' RESULTS OF OPERATIONS.

     The terrorist attacks of September 11, 2001 had a negative impact on hotel operations for the remainder of 2001 and into 2002, causing lower than expected performance in an already slowing economy. The events of September 11th have caused a significant decrease in hotels' occupancy and average daily rate due to disruptions in business and leisure travel patterns, and concerns about travel safety. Major metropolitan area and airport hotels have been adversely affected due to concerns about air travel safety and a significant overall decrease in the amount of air travel, particularly transient business travel.

     The September 11th terrorist attacks were unprecedented in scope, and in their immediate, dramatic impact on travel patterns. MeriStar and Interstate have not previously experienced events like the attacks, and it is currently not possible to accurately predict if and when travel patterns will be restored to pre-September 11th levels. While there have been improvements in operating levels from the period immediately following the attacks, the uncertainty associated with subsequent incidents, threats and the possibility of future attacks may continue to hamper business and leisure travel patterns.

THE LODGING BUSINESS IS SEASONAL.

     Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters. This may not be true, however, for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Because of the September 11th events, operating results for the third and fourth quarters of 2001 and the first quarter of 2002 were lower than expected. Seasonal variations in revenue at the hotels leased, owned or managed by the combined company will cause quarterly fluctuations in revenues. Events beyond the control of the combined company, such as extreme weather conditions, economic factors and other considerations affecting travel may also adversely affect earnings.

THE COMBINED COMPANY MAY BE ADVERSELY AFFECTED BY THE LIMITATIONS IN ITS FRANCHISING AND LICENSING AGREEMENTS.

     The combined company will be the franchisee of some of the hotels it owns, leases or manages. In addition, the combined company, with respect to hotels for which it is not the franchisee, may sign a manager acknowledgment agreement with the franchisor which details some of the rights and obligations of the manager with respect to the hotel and references the hotel's franchise agreement. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the combined company philosophy of creating specific business plans tailored to each hotel and to each market. Standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with standards could require a hotel owner to incur significant expenses or capital expenditures. Action or inaction on the part of the combined company or by the owner of one of their hotels could result in a breach of standards or other terms and conditions of the franchise agreements, and could result in the loss or cancellation of a franchise license. Loss of franchise licenses without replacement would likely have an adverse effect on revenues. In connection with terminating or changing the franchise affiliation of a hotel, the owner of the hotel may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operation or the underlying value of the hotel covered by the franchise due to the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Franchise agreements covering the hotels managed or leased by the combined company expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, these franchise agreements frequently contemplate a renewal application process. This process may require an owner to make substantial capital improvements to a hotel. Although the management agreements generally require owners to make capital improvements to maintain the quality of a property, the combined company will not be able to directly control the timing or amount of those expenditures.

     Some of the franchise agreements under which the combined company will operate and manage hotels restrict the franchisee's ability to own or operate another hotel within a specified territory or with regard to specific hotels. These limitations, if found to apply to the combined company, may limit the combined company's ability to acquire new management agreements and potentially impair its continued growth.

THE LODGING INDUSTRY AND CORPORATE HOUSING MARKET ARE HIGHLY COMPETITIVE.

     There is no single competitor or small number of competitors that are dominant either in the hotel management or corporate housing business. MeriStar and Interstate operate, and the combined company will operate, in areas that contain numerous competitors, some of which may have substantially greater resources than the combined company or the owners of properties managed by the combined company. Competition in the lodging industry and corporate housing market is based generally on location, availability, room rates or corporate housing rates, range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates; offer greater conveniences, services or amenities; or significantly expand, improve or introduce new facilities in markets in which MeriStar and Interstate compete and the combined company will compete. All of these factors could adversely affect operations and the number of suitable business opportunities. In addition, MeriStar and Interstate compete and the combined company will compete for hotel management contracts against numerous other companies, many of which may have more financial resources. These competitors include the management divisions of some of the major hotel brands as well as independent, non-brand affiliated hotel managers.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OPERATING RESULTS.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate contaminated property, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of those substances at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person. The operation and removal of underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of hotels, the operators, such as MeriStar, Interstate or the combined company, or the owners of those properties could be held liable for the costs of remedial action for regulated substances and storage tanks and related claims. Activities have been undertaken to close or remove storage tanks located on the property of several of the hotels that MeriStar owns, leases or manages.

     A significant number of the hotels that the combined company will own, lease or manage have undergone Phase I environmental site assessments, which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer. The purpose of a Phase I is to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. The

Phase I assessments have not revealed any environmental liability or compliance concerns that the company that currently operates the property believes would have a material adverse effect on its results of operations or financial condition, nor are MeriStar or Interstate aware of any material environmental liability or concerns. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which MeriStar and Interstate are currently unaware.

     In addition, a significant number of the hotels MeriStar and Interstate own, lease or manage have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at these hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the results of operations or financial condition of the combined company.

ASPECTS OF HOTEL, RESORT, CONFERENCE CENTER, CORPORATE HOUSING AND RESTAURANT OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN REGULATIONS MAY HAVE SIGNIFICANT EFFECTS ON BUSINESS.

     A number of states regulate various aspects of hotels, resorts, conference centers, corporate housing and restaurants, including liquor licensing, by requiring registration, disclosure statements and compliance with specific standards of conduct. Each of MeriStar and Interstate believes it is substantially in compliance with these requirements or, in the case of liquor licenses, that it has or will promptly obtain the appropriate licenses. Managers of hotels and providers of corporate housing are also subject to employment laws, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of hotels and corporate housing units and could otherwise adversely affect results of operations or financial condition.

     Under the Americans with Disabilities Act, or ADA, all public accommodations in the U.S. are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although owners of hotels MeriStar and Interstate manage have invested significant amounts in ADA-required upgrades, a determination that the hotels they own, lease or manage or the units leased by MeriStar's Corporate Housing division are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

A HIGH CONCENTRATION OF THE HOTELS THAT THE COMBINED COMPANY WILL OWN, MANAGE OR LEASE ARE IN THE LUXURY AND UPSCALE SEGMENT, AND MERISTAR'S CORPORATE HOUSING DIVISION PRIMARILY SERVICES BUSINESS TRAVELERS, SO THE COMBINED COMPANY MAY BE PARTICULARLY SUSCEPTIBLE TO AN ECONOMIC DOWNTURN.

     Approximately 68% of the rooms the combined company's Hotel Management division will manage or lease are in hotels that are in the luxury and upscale, full-service segment. This hotel segment generally permits higher room rates. However, in an economic downturn, hotels in this segment may be more susceptible to a decrease in revenues, as compared to hotels in other segments that have lower room rates. This characteristic may result from hotels in this segment generally targeting business and high-end leisure travelers. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting trips or seeking to reduce costs on their trips. The combined company's BridgeStreet Corporate Housing Worldwide division is sensitive to economic conditions for the same reasons. Adverse changes in economic conditions could have a material adverse effect on the revenues and results of operations of the combined company.

THIRD-PARTY HOTEL OWNERS ARE NOT REQUIRED TO USE THE ANCILLARY SERVICES THE COMBINED COMPANY WILL PROVIDE.

     In addition to traditional hotel management services, the combined company will offer to third-party hotel owners several ancillary services such as purchasing, project management, insurance and risk management. The combined company expects to derive a portion of its revenues from these services. The combined company's management contracts will not obligate third-party hotel owners to utilize these services, and the failure of a substantial number of third-party hotel owners to utilize these services could adversely affect the combined company's overall revenues.

THE COMBINED COMPANY'S RUSSIAN HOTELS, WHICH ARE CURRENTLY MANAGED BY INTERSTATE, WILL EXPOSE THE COMBINED COMPANY TO ADDITIONAL RISKS.

     Three of the hotels the combined company will manage are located in Russia. On a pro forma basis, after giving effect to the merger and the related transactions, the combined company's management contracts for the three Russian hotels accounted for approximately $3.7 million in net management fees, or approximately 5.5% of the combined company's net management fees for the year ended December 31, 2001. Interstate is amortizing, over a five-year period, the costs incurred in obtaining the management contracts for the three hotels located in Russia. Current unamortized costs amount to approximately $0.5 million. If these contracts are terminated, the unamortized costs would become due from the owner of these hotels. In addition, under the management contracts for the three hotels located in Russia, Interstate agreed to fund loans to the hotel owners. Interstate has loans outstanding in the amount of $0.9 million to these owners.

     In addition, the combined company cannot be certain of the effect that changing political and economic conditions could have on hotel operations in Russia and on its ability to collect on loans to third-party owners in Russia. Furthermore, the success of the combined company's operations in Russia depends on its ability to attract and retain qualified management personnel in Russia who are familiar not only with the combined company's business and industry but also with the commercial practices and economic environment in Russia.

THE COMBINED COMPANY'S RELATIONSHIP WITH MERISTAR HOSPITALITY MAY LEAD TO GENERAL CONFLICTS OF INTEREST THAT ADVERSELY AFFECT STOCKHOLDERS' INTERESTS.

     MeriStar has historically had a close business relationship with MeriStar Hospitality, a real estate investment trust, or REIT, that owns 112 of the hotels managed by MeriStar. The combined company and MeriStar Hospitality will have four common board members and five common senior executives. Currently, MeriStar's relationship with MeriStar Hospitality is governed by an intercompany agreement and, after the merger, this agreement will govern the combined company's relationship with MeriStar Hospitality. That agreement restricts each party from taking advantage of some business opportunities without first presenting those opportunities to the other party.

     In its relationship with the combined company, MeriStar Hospitality may have conflicting views on the manner in which the combined company operates and manage its hotels, as well as lease arrangements, acquisitions and dispositions. As a result, the combined company's directors and senior executives, who may serve in similar capacities at MeriStar Hospitality, may well be presented with several decisions which provide them the opportunity to benefit MeriStar Hospitality to the combined company's detriment or benefit the combined company to the detriment of MeriStar Hospitality. Inherent potential conflicts of interest will be present in all of the numerous transactions among the combined company and MeriStar Hospitality.

     The combined company will have restrictions on its business and on its future opportunities that could affect its operations. So long as the intercompany agreement with MeriStar Hospitality is in effect, the combined company will be prohibited from making real property investments that a REIT could make unless:

     - MeriStar Hospitality is first given the opportunity but elects not to pursue the investments;

     - the investment is on land already owned or leased by the combined company or subject to a lease or purchase option in favor of the combined company;

     - the combined company will operate the property under a trade name owned by it; or

     - the investment is a minority investment made as part of a lease or management agreement arrangement by the combined company.

     The intercompany agreement will generally grant the combined company a right of first refusal to become the manager of any real property acquired by MeriStar Hospitality. MeriStar Hospitality will make this type of opportunity available to the combined company only if MeriStar Hospitality determines that:

     - consistent with its status as a REIT, MeriStar Hospitality must enter into a management agreement with an unaffiliated third party with respect to the property;

     - the combined company is qualified to be the manager of that property; and

     - MeriStar Hospitality decides not to have the property operated by the owner of a hospitality trade name under that trade name.

     MeriStar is currently subject to substantially the same types of risks because it is currently party to the intercompany agreement with MeriStar Hospitality.

     Because of the provisions of the intercompany agreement, the combined company will be restricted in the nature of its business and the opportunities it may pursue. The terms of the intercompany agreement were not negotiated on an arm's-length basis. Because the combined company and MeriStar Hospitality will share some of the same executive officers and directors, there is a potential conflict of interest with respect to the enforcement of the intercompany agreement to the combined company's benefit and to the detriment of MeriStar Hospitality, or to the benefit of MeriStar Hospitality and to the combined company's detriment. Furthermore, because of the independent trading of the two companies, stockholders in each company may develop divergent interests that could lead to conflicts of interest. The divergence of interests could also reduce the anticipated benefits of the combined company's close relationship with MeriStar Hospitality.

     MeriStar is currently subject to substantially the same types of risks because it is currently party to the intercompany agreement with MeriStar Hospitality.

     The combined company may have conflicts relating to the sale of hotels subject to management agreements. MeriStar Hospitality will generally be required to pay a termination fee to the combined company if it elects to sell or transfer a hotel to a person or entity that is not an affiliate of MeriStar Hospitality or if it elects to permanently close a hotel after a casualty and does not replace it with another hotel with a management fee equal to that payable under the management agreement to be terminated. Where applicable, the termination fee will equal the present value of the management fees payable during the remainder of the existing term of the management agreement (discounted using a 10% discount rate), based on fees payable during the previous twelve months. MeriStar Hospitality's decision to sell a hotel may, therefore, have significantly different consequences for the combined company and MeriStar Hospitality. MeriStar Hospitality's obligation to pay a termination fee to the combined company is reduced by an amount equal to the present value of the management fees (as calculated above) for any management opportunities it has executed with MeriStar since August 3, 1998.

     MeriStar is currently subject to substantially the same types of risks with respect to the hotels it manages for MeriStar Hospitality.

     If the combined company is unable to pursue new growth opportunities through its relationship with MeriStar Hospitality, its hotel management business could be negatively affected. Because of the terms of the intercompany agreement with MeriStar Hospitality if MeriStar Hospitality in the future fails to qualify as a REIT, it could have a substantial adverse effect on those aspects of the combined company's business operations and business opportunities that depend on MeriStar Hospitality. For example, if MeriStar

Hospitality ceases to qualify as a REIT, the requirement in the intercompany agreement that MeriStar Hospitality enter into management agreements with the combined company would cease. In that case, MeriStar Hospitality would have the right to operate newly acquired properties itself. The combined company, however, would remain subject to all of the limitations on its operations contained in the existing management agreements. In addition, although it is anticipated that the management agreements involving it generally will be assigned to any person or entity acquiring the fee or leasehold interest in a hotel property from MeriStar Hospitality or its affiliates, it could lose its rights under any of these management agreements upon the expiration of the agreement. The likelihood of a sale of the hotel properties could possibly increase if MeriStar Hospitality fails to qualify as a REIT. In addition, if there is a change in the Internal Revenue Code that would permit MeriStar Hospitality or one of its affiliates to operate hotels without adversely affecting MeriStar Hospitality's status as a REIT, MeriStar Hospitality would not be required to enter into future renewals of its management agreements. Furthermore, a change in control of MeriStar Hospitality could have a negative effect on the combined company, since the combined company's working relationship with the new owner of those hotels may not be as close as its working relationship would be with MeriStar Hospitality.

     Also, if the combined company and MeriStar Hospitality do not negotiate a mutually satisfactory management arrangement within approximately 30 days after MeriStar Hospitality provides the combined company with written notice of the management opportunity, MeriStar Hospitality may offer the opportunity to others for a period of one year before it must again offer the opportunity to the combined company.

     MeriStar is currently subject to substantially the same types of risks with respect to the hotels it manages for MeriStar Hospitality.

IF THE COMBINED COMPANY FAILS TO RETAIN ITS EXECUTIVE OFFICERS AND KEY PERSONNEL, ITS BUSINESS WOULD BE HARMED.

     The combined company's ability to maintain its competitive position will depend to a significant extent on the efforts and ability of its senior management, particularly its Chairman and Chief Executive Officer, Paul W. Whetsell, its President and Chief Operating Officer, John Emery, its
Presidents -- Hotel Operations, Kevin P. Kilkeary and Robert B. Morse, its Chief Investment Officer, Bruce G. Wiles, its President -- BridgeStreet, Thomas Vincent, and its Chief Financial Officer, James A. Calder. The combined company's future success and its ability to manage future growth will depend in large part upon the efforts of Messrs. Whetsell and Emery and on the combined company's ability to attract and retain other highly qualified personnel. Competition for personnel is intense, and the combined company may not be successful in attracting and retaining its personnel. The combined company's inability to attract and retain other highly qualified personnel may adversely affect its results of operations and financial condition. For more information regarding the employment agreements of the combined company's senior management, please read the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger -- Employment Agreements."

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS THAT AFFECT THE ACCOUNTING TREATMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS COULD CAUSE FUTURE LOSSES DUE TO ASSET IMPAIRMENT.

     As of March 31, 2002, on a pro forma basis, giving effect to the merger and the related transactions, the combined company's unamortized intangible assets and other long-lived assets were approximately $174.3 million and $61.3 million, respectively. Intangible assets primarily include goodwill, the fair value of management contracts, the fair value of lease contracts, deferred financing fees and franchise fees. Other long-lived assets primarily include property and equipment and investments in and advances to affiliates.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" that requires companies to cease amortizing goodwill and some other indefinite-lived intangible assets. Under SFAS 142, goodwill and some indefinite-lived intangibles will not be amortized into results of operations, but instead will be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or intangible over its fair value. In addition, goodwill and intangible assets will be tested more often for impairment as circumstances warrant. Intangible assets that have finite useful lives will continue to be amortized over their useful lives and will be measured for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." After initial adoption, any impairment losses under SFAS 142 or 144 will be recorded as operating expenses. The combined company does not currently foresee any impairments in its assets but circumstances may change, and the combined company may have write-downs in the future.

     In 2000, Interstate and MeriStar had write-downs of approximately $12.6 million and $21.7 million, respectively, relating to decreases in the estimated fair value of their agreements on leased hotels.

     The adoption of SFAS 142 on January 1, 2002 eliminates the amortization of goodwill and indefinite-lived intangibles, which was approximately $0.9 million for MeriStar in the year ended December 31, 2001.

                          RISKS RELATED TO THE MERGER

SOME THIRD-PARTY MANAGEMENT AGREEMENTS OF MERISTAR AND INTERSTATE HAVE CHANGE OF CONTROL PROVISIONS OR TERMINATION PROVISIONS.

     Some of the management agreements that MeriStar and Interstate have with third-party owners have change of control provisions or provisions giving the owner the right to terminate immediately or on short notice as a result of the merger that have not yet been waived. Management of both companies, after discussions with the owners of a majority of the hotels to be managed by the combined company, is not aware of any owners who intend on exercising these termination provisions. If, however, a large number of owners claimed a change of control of the hotel manager because of the merger, or had other rights to terminate, and those contracts were terminated or modified in a manner adverse to the combined company, the financial condition and results of operations of the combined company could be adversely affected.

THE OPERATIONS OF MERISTAR AND INTERSTATE MAY NOT BE INTEGRATED SUCCESSFULLY, AND THE INTENDED BENEFITS OF THE MERGER MAY NOT BE REALIZED, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF THE COMBINED COMPANY'S COMMON STOCK AFTER THE MERGER.

     The future operations and earnings of the combined company will depend in part on the combined company's ability to integrate the two companies' businesses and realize synergies and cost savings. If the combined company fails to integrate the businesses of MeriStar and Interstate successfully and/or fails to realize the intended benefits of the merger, the market price of the combined company's common stock could decline from its market price at the time of the completion of the merger. In order to achieve the anticipated benefits of the merger, the combined company will need to:

     - realize the anticipated cost savings in general and administrative expenses from reductions in personnel, closing or restructuring offices and the elimination of other duplicate overhead costs;

     - demonstrate to hotel owners that the merger will not result in an adverse change to customer service standards or business focus; and

     - effectively control the progress of the integration process and the associated costs.

     The combined company's assessment of the potential synergies and cost savings is preliminary and subject to change. The combined company may need to incur additional costs to realize them, none of which costs is currently expected to be material.

BECAUSE THE EXCHANGE RATIO IS FIXED, FLUCTUATIONS IN THE MARKET VALUE OF THE MERISTAR COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER COULD RESULT IN A DECREASE IN THE VALUE OF THE MERGER CONSIDERATION TO BE RECEIVED BY INTERSTATE STOCKHOLDERS.

     The exchange ratio between shares of Interstate common stock and combined company common stock to be issued in connection with the merger was fixed at the time of the signing of the merger agreement and will not be adjusted based on changes in the trading price of MeriStar common stock or Interstate Class A common stock before the closing of the merger. Accordingly, the value of the merger consideration that Interstate stockholders will receive will vary, depending on fluctuations in the price of MeriStar common stock. The value of the Interstate common stock to be exchanged in the merger will also fluctuate. Therefore, the relative value of the Interstate common stock and the merger consideration will not be known until the effective time of the merger.

     In connection with the merger, Interstate common stockholders will be entitled to receive 4.6 shares of combined company common stock and the associated rights issued under the combined company's stockholder rights plan for each share of Interstate common stock held at the time of the closing of the merger. The holders of Interstate's convertible securities will be entitled to receive 4.6 shares of combined company common stock and the associated stockholder rights for each share of Interstate Class A common stock into which the convertible securities could have been converted immediately before the merger, ignoring the restrictions on conversion in those securities. The market prices of MeriStar and Interstate Class A common stock at the time of the merger may vary significantly from their prices on the date of execution of the merger agreement or from their prices on either the date of this joint proxy statement and prospectus or the date of the MeriStar and Interstate stockholder meetings. These variances may arise due to, among other things:

     - changes in the business, operations and prospects of MeriStar or Interstate;

     - market assessments of the likelihood that the merger will be completed;

     - interest rates;

     - hotel industry performance; and

     - general market and economic conditions and other factors.

     During the 12-month period ending on June 27, 2002, the most recent date practicable before the mailing of this joint proxy statement and prospectus, the closing per share price of MeriStar common stock varied from a low of $0.54 to a high of $1.85 and ended that period at $0.85. During the same period, the closing per share price of Interstate Class A common stock varied from a low of $1.25 to a high of $4.50 and ended that period at $3.80. Historical trading prices are not necessarily indicative of future performance.

     The following table illustrates how the implied value of the merger consideration will fluctuate based on changes in the trading prices of MeriStar common stock.

                     IMPLIED VALUE PER SHARE OF INTERSTATE
                         COMMON STOCK OF THE COMBINED
 ASSUMED MERISTAR      COMPANY'S COMMON STOCK DELIVERED
COMMON STOCK PRICE     IN CONNECTION WITH THE MERGER(1)
------------------   -------------------------------------
      $0.60                          $2.76
      $0.75                          $3.45
      $0.90                          $4.14
      $1.00                          $4.60
      $1.25                          $5.75
      $1.50                          $6.90

---------------

(1) Value determined by multiplying the MeriStar common stock price by the exchange ratio of 4.6.

THE INTEGRATION OF INTERSTATE WITH MERISTAR WILL MAKE SUBSTANTIAL DEMANDS ON THE COMBINED COMPANY'S RESOURCES, WHICH COULD DIVERT NEEDED ATTENTION AWAY FROM THE COMBINED COMPANY'S OTHER OPERATIONS.

     The integration of Interstate with MeriStar will make substantial demands on the combined company's management, operational resources and financial and internal control systems. MeriStar's future operating results will depend in part on the combined company's ability to continue to implement and improve its operating and financial controls. The devotion of management's time to the integration of Interstate with MeriStar may limit the time available to management to attend to other operational, financial and strategic issues of the combined company.

THERE MAY BE UNDISCLOSED LIABILITIES IN CONNECTION WITH THE MERGER.

     Either Interstate or MeriStar may be subject to undisclosed or otherwise unforeseen environmental, tax, pension, litigation or other liabilities which are not known to the other party, or either Interstate or MeriStar may underestimate the liabilities of the other party of which it is aware. If unknown liabilities materialize or known liabilities are greater than are currently estimated, they could result in a material adverse effect on the combined company's business, financial condition and results of operations and, going forward, could adversely affect the results of the combined company and the market price of the combined company's common stock.

           RISKS RELATED TO THE COMBINED COMPANY'S CAPITAL STRUCTURE

RESTRICTIONS IMPOSED BY THE COMBINED COMPANY'S DEBT AGREEMENTS MAY LIMIT ITS ABILITY TO EXECUTE ITS BUSINESS STRATEGY AND INCREASE THE RISK OF DEFAULT UNDER ITS DEBT OBLIGATIONS.

     Interstate and MeriStar are parties to senior credit facilities that contain restrictive covenants. The combined company will be subject to the same or similar restrictions. These restrictions include requirements to maintain financial ratios, which may significantly limit its ability to, among other things:

     - borrow additional money;

     - make capital expenditures and other investments;

     - pay dividends;

     - merge, consolidate or dispose of assets; and

     - incur additional liens.

     While MeriStar and Interstate believe that the current business plan and outlook for the combined company will provide sufficient liquidity to fund its operations, a significant decline in its operations could reduce its cash from operations and cause the combined company to be in default under other covenants in its debt agreements, leaving it unable to use its new senior credit facility to supply needed liquidity.

     The new senior secured credit facility of the combined company will mature in 2005. The combined company's credit facility with MeriStar Hospitality will mature on the fifth anniversary of the effective time of the merger. As of March 31, 2002, on a pro forma basis, giving effect to the merger and related transactions, the combined company would have approximately $81.0 million of outstanding indebtedness under the new senior secured credit facility and approximately $55.0 million of outstanding indebtedness under the MeriStar Hospitality facility.

     The combined company may, in the future, be required to refinance or negotiate an extension of the maturity of its senior secured credit facility. However, its ability to complete a refinancing or extension is subject to a number of conditions, many of which are beyond its control. For example, if there were a disruption in the financial markets because of a terrorist attack or other event, the combined company may be unable to access the financial markets. Failure to complete a refinancing or extension of the senior secured credit facility would have a material adverse effect on the combined company.

A DEFICIT IN WORKING CAPITAL MAY REDUCE FUNDS AVAILABLE TO THE COMBINED COMPANY FOR EXPANSION OF ITS BUSINESS.

     As of March 31, 2002, on a pro forma basis, giving effect to the merger and the related transactions, the combined company had a deficit in working capital of $21.7 million. This deficit in working capital may require the combined company to make borrowings under the new senior secured credit facility to pay its current obligations. These borrowings will serve to reduce amounts available to the combined company for pursuit of its business strategy of growing through securing additional management contracts and acquiring additional hotel resort and conference center properties.

THE COMBINED COMPANY'S FAILURE TO MEET THE NYSE'S CONTINUED LISTING STANDARDS COULD NEGATIVELY IMPACT ITS ABILITY TO RAISE FUTURE CAPITAL AND COULD MAKE IT MORE DIFFICULT FOR INVESTORS TO OBTAIN QUOTATIONS OR TRADE ITS STOCK.

     MeriStar has received notification from the NYSE that it is not in compliance with the continued listing standards of the NYSE because its average closing share price was less than $1.00 over a consecutive 30-day trading period. The NYSE's continued listing standards require that MeriStar bring its 30-day average closing price and its share price above $1.00 by June 20, 2002, subject to specified conditions. MeriStar has been advised by the NYSE that, if MeriStar is seeking stockholder approval for a reverse stock split to cure the trading price condition, MeriStar may seek the approval at its annual meeting and implement the reverse stock split promptly after the annual meeting. If the reverse stock split occurs, the trading price condition will be deemed to be cured if the trading price promptly exceeds $1.00 per share and remains above that level for at least the following 30 trading days. Although management is actively seeking to remedy the problem through the proposed reverse stock split, the combined company may not be able to resolve the problem in a timely fashion or at all. If the combined company fails to comply with the listing requirements, its common stock might be delisted by the NYSE. Delisting from the NYSE would adversely affect the liquidity of the combined company's common stock and its ability to raise additional capital through a sale of its common stock.

THE COMBINED COMPANY'S STOCKHOLDER RIGHTS PLAN, THE ANTITAKEOVER DEFENSE PROVISIONS OF ITS CHARTER DOCUMENTS AND THE LARGE OWNERSHIP STAKE OF THE INTERSTATE PRINCIPAL INVESTOR GROUP MAY DETER POTENTIAL ACQUIRORS AND DEPRESS ITS STOCK PRICE.

     MeriStar's current stockholder rights plan will be the stockholder rights plan for the combined company. Under this plan, holders of combined company common stock will be entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under defined circumstances involving a potential change of control. The preferred share purchase rights have the antitakeover effect of causing substantial dilution to a person or group that attempts to acquire the combined company on terms not approved by the board of directors of the combined company. Those provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of combined company common stock. For a more complete description of the combined company stockholder rights plan, please refer to the description of the plan contained in the discussion under the caption "Description of the Capital Stock of the Combined Company -- Certain antitakeover provisions."

     Provisions of Delaware law and of the combined company's charter and bylaws may have the effect of discouraging a third party from making an acquisition proposal for the combined company. These provisions could delay, defer or prevent a transaction or a change in control of the combined company under circumstances that could otherwise give the holders of combined company common stock the opportunity to realize a premium over the then-prevailing market prices of combined company common stock. These provisions include the following:

     - the combined company will be able to issue preferred shares with rights senior to its common stock;

     - the combined company's certificate of incorporation will prohibit action by written consent of its stockholders, and the combined company's stockholders will not be able to call special meetings;

     - the combined company's certificate of incorporation and bylaws will provide for a classified board of directors;

     - directors of the combined company will be subject to removal only for cause and upon the vote of two-thirds of the outstanding shares of combined company common stock;

     - the combined company's bylaws will require advance notice for the nomination of directors and for stockholder proposals;

     - the combined company will be subject to Section 203 of the Delaware General Corporation Law, which limits the ability of the combined company to enter into business combination transactions with interested stockholders; and

     - specified provisions of the combined company's certificate of incorporation and bylaws may be amended only upon the affirmative vote of two-thirds of the outstanding shares.

     MeriStar currently has similar antitakeover defenses. Interstate also has a number of antitakeover defenses in place, although they differ from those of MeriStar. See "Comparison of the Rights of the Holders of Interstate Class A Common Stock and the Holders of Common Stock of the Combined Company."

     The Interstate principal investor group will hold, following the merger, 34,500,000 shares of combined company common stock, representing approximately 34.3% of the outstanding common stock of the combined company. The large stake of the Interstate principal investor group may make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the combined company.

SOME OF THE COMBINED COMPANY'S STOCKHOLDERS MAY SELL SHARES FOLLOWING THE MERGER, WHICH MAY DEPRESS THE COMBINED COMPANY'S STOCK PRICE.

     Sales of substantial amounts of combined company common stock or the perception that those sales could occur may adversely affect the market price for combined company common stock. These sales include sales of combined company common stock issued in connection with the merger or outstanding stock options. All of the combined company common stock to be issued in connection with the merger will be freely transferable, except for the shares of common stock to be held by persons deemed to be affiliates of Interstate under Rule 145 under the Securities Act. The 34,500,000 shares of combined company common stock that will be held by the Interstate principal investor group after the merger will represent approximately 34.2% of the outstanding combined company common stock and will be subject to a registration rights agreement providing for demand, shelf and piggyback registration rights until the time their shares can be sold without restriction under Securities Act Rule 144(k). By exercising their registration rights and selling a large number of shares, these holders could cause the price of the combined company's common stock to decline.

     For more information regarding the registration rights agreement, please read the section of this joint proxy statement and prospectus entitled "Description of Related Agreements -- Registration rights agreement."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Any statements in this document about the combined company's, Interstate's or MeriStar's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this joint proxy statement and prospectus. In addition to the risks related to the businesses of the combined company, Interstate and MeriStar and the factors relating to the merger described under "Risk Factors," factors that could cause actual results to differ materially from those described in the forward-looking statements include:

     - the current slowdown of the national economy;

     - economic conditions generally and the real estate market specifically;

     - the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents or hostilities;

     - the ability of the companies to complete the merger and the combined company's ability to manage the growth of the combined company;

     - uncertainties associated with obtaining additional financing for future real estate projects and to undertake future capital improvements;

     - demand for, and costs associated with, real estate development and hotel rooms, market conditions affecting the real estate industry, seasonality of resort and hotel revenues and fluctuations in operating results;

     - changes in laws and regulations applicable to the companies, including federal, state or local hotel, resort, restaurant or land use regulations, employment, labor or disability laws and regulations and laws governing the taxation of real estate investment trusts;

     - legislative/regulatory changes, including changes to laws governing the taxation of REITs;

     - failure to renew essential management contracts or business leases;

     - competition from other hospitality companies, pricing pressures and variations in lease and room rental rates;

     - litigation involving antitrust, consumer and other issues; and

     - loss of any executive officer or failure to hire and retain highly qualified employees.

     These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made in this joint proxy statement and prospectus. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and neither of the companies undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict which will arise. In addition, neither of the companies can assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                          THE MERISTAR ANNUAL MEETING

     THE MATTERS TO BE CONSIDERED AT THE MERISTAR ANNUAL MEETING ARE OF GREAT IMPORTANCE TO MERISTAR STOCKHOLDERS. THE MERISTAR BOARD URGES ALL MERISTAR STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

GENERAL

     This joint proxy statement and prospectus is being furnished in connection with the solicitation by the board of directors of MeriStar of proxies from the holders of MeriStar common stock for use at the MeriStar annual meeting. The meeting will be held at the Latham Hotel Georgetown, 3000 M Street NW, Washington, D.C. 20007, on July 30, 2002, at 9:00 a.m., local time. MeriStar is first mailing this document, the attached notice of annual meeting of stockholders and the enclosed proxy card to MeriStar's stockholders on or about July 1, 2002.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the annual meeting, MeriStar stockholders will be asked:

     1. To consider, approve and adopt the merger agreement and the transactions contemplated by it. (See page 74.)

     2. To consider and approve the issuance of shares of MeriStar common stock in connection with the merger. (See page 74.)

     3. To elect a new board of directors for the combined company. (See page 139.)

     4. To consider, approve and adopt a proposal to amend the certificate of incorporation and bylaws of MeriStar, as provided in the merger agreement, which amendments provide for changing the name of MeriStar to "Interstate Hotels & Resorts, Inc.," fixing the size of the board of directors of the combined company at 13 for the next 18 months, insuring the nomination of the slate of directors proposed in this joint proxy statement and prospectus at all stockholder meetings during the next 18 months and increasing the authorized number of shares of capital stock to 255 million, of which 250 million shares will be common stock and 5 million shares will be preferred stock. (See page 90.)

     5. To consider and vote upon an amendment to the certificate of incorporation of MeriStar to effect a five to one reverse stock split of the outstanding shares of common stock, with the board of directors of MeriStar having discretion to determine whether the reverse stock split will actually be effected and the timing of the reverse stock split, so long as any reverse stock split shall occur not later than 12 months after the MeriStar annual meeting, and to authorize the board of directors to take all action to give effect to the reverse stock split. (See page 108.)

     6. To consider and adopt an amended and restated incentive plan. (See page 92.)

     7. To consider and adopt amendments to the employee stock purchase plan. (See page 101.)

     8. To consider and adopt amendments to the non-employee directors' incentive plan. (See page 105.)

     9. To elect nominees for director who will serve only in the event that the merger does not occur. (See page 113.)

     10. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

     MeriStar knows of no matter to be brought before the MeriStar annual meeting other than the proposals described above. If any other business should properly come before the annual meeting, the persons named in the proxy card will vote in their discretion.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT AND VOTE TO ELECT THE NOMINEES FOR DIRECTOR OF THE COMBINED COMPANY.

     THE BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY APPROVED THE OTHER PROPOSALS PRESENTED BY THIS JOINT PROXY STATEMENT AND PROSPECTUS AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THOSE OTHER PROPOSALS AND VOTE TO ELECT THE NOMINEES FOR DIRECTOR OF MERISTAR.

RECORD DATE; QUORUM; REQUIRED VOTE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     The MeriStar board has fixed the close of business on June 17, 2002 as the record date for the MeriStar annual meeting. Accordingly, only holders of MeriStar common stock on the record date will be entitled to vote at the MeriStar annual meeting and any adjournment or postponement of the meeting. At the record date, 37,188,574 shares of MeriStar common stock were outstanding and entitled to vote.

     The presence, in person or by proxy, of a majority of these shares is necessary to constitute a quorum at the MeriStar annual meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at that annual meeting.

     The adoption of the merger agreement and the transactions contemplated by it requires the affirmative vote of holders of a majority of the outstanding shares of MeriStar common stock. FOR THIS PROPOSAL, AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE EFFECT OF A "NO" VOTE.

     The approval of the issuance of MeriStar common stock in connection with the merger requires that at least a majority of the outstanding shares of MeriStar common stock be present at the annual meeting in person or by proxy and that the proposal receive the affirmative vote of holders of the majority of those shares. FOR THIS PROPOSAL, A BROKER NON-VOTE DOES NOT COUNT TOWARDS DETERMINING THE NUMBER OF SHARES PRESENT AT THE MEETING OR THE NUMBER OF VOTES CAST. AN ABSTENTION HAS THE SAME EFFECT AS A "NO" VOTE.

     The director nominees must receive a plurality of the votes cast at the MeriStar annual meeting to be elected. ABSTENTIONS AND BROKER NON-VOTES WILL NOT AFFECT THE OUTCOME OF THE ELECTIONS.

     The approval of the proposal to amend the MeriStar certificate of incorporation and bylaws requires the affirmative vote of holders of a majority of the outstanding shares of MeriStar common stock. FOR THIS PROPOSAL, AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE EFFECT OF A "NO" VOTE.

     The affirmative vote of holders of a majority of the outstanding shares of MeriStar common stock is required to approve the reverse stock split proposal. FOR THIS PROPOSAL, AN ABSTENTION OR BROKER NON-VOTE WILL HAVE THE EFFECT OF A "NO" VOTE.

     The approval of the amended and restated incentive plan and the approval of the amendments to the employee stock purchase plan and the non-employee directors' incentive plan require that at least a majority of the outstanding shares of MeriStar common stock be present at the annual meeting in person or by proxy and that the proposal receive the affirmative vote of holders of the majority of those shares. FOR THESE PROPOSALS, BROKER NON-VOTE DOES NOT COUNT TOWARDS DETERMINING THE NUMBER OF SHARES PRESENT AT THE MEETING OR THE NUMBER OF VOTES CAST, AND AN ABSTENTION HAS THE SAME EFFECT AS A "NO" VOTE.

     The merger proposal, the proposal to issue common stock in the merger, the election of the proposed directors and the proposal to amend MeriStar's organizational documents all must be approved in order for the merger to occur.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the record date, the directors and executive officers of MeriStar and their affiliates beneficially owned approximately 4.1 million of the outstanding shares of MeriStar common stock. Accordingly, MeriStar directors, executive officers and their affiliates hold shares representing approximately 11.0% of the outstanding shares of MeriStar common stock and 4.3% of the shares of MeriStar common stock that will be eligible to vote at the annual meeting other than the common stock held by the parties to the MeriStar voting agreement described below.

VOTING AGREEMENT

     Oak Hill Capital Partners, L.P., Oak Hill Management Partners, L.P., FW Hospitality, L.P., Arbor Reit, L.P., MHX Investors, L.P., Paul W. Whetsell, Steven D. Jorns and John Emery, who beneficially held in the aggregate as of the record date approximately 21% of the outstanding shares of MeriStar common stock, have entered into a voting agreement with Interstate in which they agreed, among other things, to vote all of their shares of MeriStar common stock in favor of the merger and the related proposals.

VOTING OF PROXIES

     PROPERLY EXECUTED PROXIES THAT HAVE NOT BEEN REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN THE PROXIES. IF NO INSTRUCTIONS ARE INDICATED, THOSE PROXIES WILL BE VOTED FOR ALL OF THE PROPOSALS DESCRIBED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS.

     Voting instructions are included on your proxy card. If you properly complete your proxy card and submit it to MeriStar in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     If any other matters are properly presented at the annual meeting, including consideration of a motion to adjourn the meeting to another time and place for the purpose of soliciting additional proxies, the persons named in the enclosed forms of proxy will have discretion to vote on those matters in accordance with their best judgment.

REVOCATION OF PROXIES

     Any proxy may be revoked by the person giving it at any time before it is voted.

     Proxies may be revoked by:

     - filing with the secretary of MeriStar a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the annual meeting;

     - submitting a later-dated proxy relating to the same shares; or

     - attending the annual meeting and voting in person.

     In order to vote in person at the annual meeting, you must attend the meeting and cast the votes in accordance with the voting procedures established for the meeting. Attendance at the annual meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. Any written notice of revocation either must be delivered at the annual meeting or must be sent, in time to be received before the day of the annual meeting, to:

          MeriStar Hotels & Resorts, Inc.
          1010 Wisconsin Avenue, N.W.
          Washington, D.C. 20007
          Attention: Christopher L. Bennett
          Telephone: (202) 965-4455
          Facsimile: (202) 295-1026

SOLICITATION OF PROXIES

     MeriStar will bear the cost of the solicitation of proxies from its stockholders. MeriStar will share equally with Interstate the expense of printing and mailing this document and the material used in this solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to the owners of MeriStar common shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from MeriStar stockholders by directors, officers and employees of MeriStar in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of MeriStar in connection with the solicitation. In addition, Georgeson Shareholder Communications Inc., a proxy solicitation firm, has been engaged by MeriStar to act as proxy solicitor and will receive fees estimated at $11,000, plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to:

          MeriStar Hotels & Resorts, Inc.              Georgeson Shareholder Communications Inc.
          1010 Wisconsin Avenue, N.W.                  17 State Street, 28th Floor
          Washington, D.C. 20007                       New York, NY 10004
          Attention: Melissa Thompson                  Telephone: 1-800-603-1741
          Telephone: (202) 295-2228                    Fax: (212) 440-9009
          Fax: (202) 295-2230

STOCKHOLDER PROPOSALS

     Under the SEC rules relating to when a company must include a stockholder's proposal in its proxy statement, stockholders may present proper proposals for inclusion in MeriStar's proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to MeriStar in a timely manner.

APPRAISAL RIGHTS

     Under Delaware law, MeriStar stockholders will not be entitled to appraisal rights in connection with the merger if the merger agreement is approved or with respect to any other proposal to be voted on at the annual meeting.

STOCKHOLDER LIST

     As required by Delaware law, MeriStar will make available for inspection by any MeriStar stockholder for any purposes germane to the annual meeting a complete list of stockholders eligible to vote at the annual meeting, during ordinary business hours, at the location of the annual meeting and at the principal offices of MeriStar for the 10 days prior to the annual meeting. The stockholder list will also be available for inspection at the annual meeting.

                         THE INTERSTATE SPECIAL MEETING

     THE MATTERS TO BE CONSIDERED AT THE INTERSTATE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO INTERSTATE STOCKHOLDERS. THE INTERSTATE BOARD URGES ALL INTERSTATE STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

GENERAL

     This joint proxy statement and prospectus is being furnished in connection with the solicitation by the board of directors of Interstate of proxies from the holders of Interstate common stock for use at the Interstate special meeting. The meeting will be held on July 30, 2002 at 10:00 a.m., Eastern Time, at the Radisson Hotel, Pittsburgh-Greentree located at 101 Radisson Drive, Pittsburgh, Pennsylvania. Interstate is first mailing this document, the attached notice of special meeting of stockholders and the enclosed proxy card to Interstate's stockholders on or about July 1, 2002.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, Interstate stockholders will be asked:

        1. To approve the merger of Interstate with and into MeriStar on the terms and conditions contained in the Agreement and Plan of Merger by and between Interstate and MeriStar, and the other transactions contemplated by that merger agreement.

        2. To act upon such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

     Interstate knows of no matter to be brought before the Interstate special meeting other than the merger proposal. If any other business should properly come before the special meeting, the persons named in the proxy card will vote in their discretion.

     THE BOARD OF DIRECTORS OF INTERSTATE HAS UNANIMOUSLY DETERMINED, BASED IN PART ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE OPINION OF ITS FINANCIAL ADVISOR, THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF INTERSTATE AND ITS COMMON STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT INTERSTATE COMMON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE; QUORUM; REQUIRED VOTE

     The Interstate board has fixed the close of business on June 26, 2002 as the record date for the Interstate special meeting. Accordingly, only holders of shares of Interstate Class A common stock and Class B common stock who held their shares on the record date will be entitled to vote at the Interstate special meeting and any adjournment or postponement of the meeting. At the record date, the following shares were outstanding and entitled to vote:

     - 12,029,225 shares of Class A common stock; and

     - 242,555 shares of Class B common stock.

     The presence, in person or by proxy, of a majority of these shares, considered together, is necessary to constitute a quorum at the Interstate special meeting. Each share of Class A common stock and Class B common stock is entitled to one vote with respect to the proposals to be considered at the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Interstate common stock.

     The consent and approval of a majority of the combined aggregate principal amount of the 8.75% convertible notes plus the stated amount of the Series B preferred stock is also required for approval of the merger and has been obtained.

     ABSTENTIONS AND BROKER NON-VOTES WILL BE INCLUDED IN THE DETERMINATION OF SHARES PRESENT AT THE INTERSTATE SPECIAL MEETING FOR PURPOSES OF DETERMINING A QUORUM, BUT, ALONG WITH A FAILURE TO VOTE, WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the record date, the directors and executive officers of Interstate and their affiliates beneficially owned approximately 6,987,805 shares of Interstate common stock which represent approximately 56.9% of the outstanding shares of Interstate common stock. Of these shares, 95,289 shares, representing approximately 0.8% of the outstanding shares of Interstate common stock, are not subject to the Interstate voting and conversion agreement described below.

INTERSTATE VOTING AND CONVERSION AGREEMENT

     The Interstate principal investor group, along with Thomas F. Hewitt, J. William Richardson and Kevin P. Kilkeary, who owned in the aggregate as of the close of business on the record date approximately 56.2% of the outstanding shares of Interstate common stock, have entered into a voting agreement with MeriStar in which they agreed, among other things, to vote all of their shares of Interstate common stock in favor of the merger and the other transactions contemplated by the merger agreement. This agreement is described in more detail in this joint proxy statement and prospectus under the heading "Description of Related Agreements -- Interstate voting and conversion agreement."

VOTING OF PROXIES

     PROPERLY EXECUTED PROXIES THAT HAVE NOT BEEN REVOKED WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN THE PROXIES. IF NO INSTRUCTIONS ARE INDICATED, THOSE PROXIES WILL BE VOTED FOR THE MERGER PROPOSAL.

     Voting instructions are included on your proxy card. If you properly complete the proxy card and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     Please note, however, that if an Interstate stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the special meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

     If any other matters are properly presented at the special meeting, including consideration of a motion to adjourn the meeting to another time and place for the purpose of soliciting additional proxies, the persons named in the enclosed forms of proxy will have discretion to vote on those matters in accordance with their discretion.

REVOCATION OF PROXIES

     Any proxy may be revoked by the person giving it at any time before it is voted.

     Proxies may be revoked by:

     - filing with the secretary of Interstate a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the special meeting;

     - submitting a later-dated proxy relating to the same shares; or

     - attending the special meeting and voting in person.

     In order to vote in person at the special meeting, Interstate stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the special meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. Any written notice of revocation either must be delivered at the special meeting or must be sent, in time to be received before the day of the special meeting, to:

                         Interstate Hotels Corporation
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220
                          Attention: Timothy Q. Hudak
                           Telephone: (412) 937-0600
                           Facsimile: (412) 937-3116

SOLICITATION OF PROXIES

     Interstate will bear the cost of the solicitation of proxies from its stockholders. Interstate will share equally with MeriStar the expense of printing and mailing this document and the material used in this solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to the owners of Interstate common shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Interstate stockholders by directors, officers and employees of Interstate in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Interstate in connection with the solicitation. In addition, MacKenzie Partners, a proxy solicitation firm, has been engaged by Interstate to act as proxy solicitor and will receive fees not to exceed $12,500.00, plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to:

Interstate Hotels Corporation     MacKenzie Partners
Foster Plaza Ten                  105 Madison Avenue
680 Andersen Drive                14th Floor
Pittsburgh, Pennsylvania 15220    New York, NY 10016
Attention: Lisa O'Connor          Telephone: (800) 322-2885
Telephone: (412) 937-0600         Fax: (212) 929-0308
Fax: (412) 920-5733

STOCKHOLDER PROPOSALS

     Under the rules of the SEC relating to when a company must include a stockholder's proposal in its proxy statement, stockholders may present proper proposals for inclusion in Interstate's proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to Interstate in a timely manner.

     Interstate will hold an annual meeting in 2002 only if the merger is not completed. If the merger has not been completed and Interstate schedules a 2002 annual meeting, Interstate stockholders may present a proposal for presentation at the Interstate annual meeting if the stockholder complies with the relevant provision of Interstate's bylaws.

APPRAISAL RIGHTS

     Under Maryland law, holders of Interstate's Class A common stock will not be entitled to dissenters' rights of appraisal in connection with the merger if the merger agreement is approved or with respect to any other proposal to be voted on at the special meeting, because the Class A common stock is traded on a national exchange. However, holders of Interstate's Class B common stock and its Series B preferred stock, neither of which is traded on an exchange, will have dissenters' appraisal rights under Section 3-202 of the Maryland General Corporation Law.

                                   THE MERGER

     In the proposed merger, Interstate will be merged with and into MeriStar and all of the Interstate stockholders will become holders of MeriStar common stock. For more information regarding the terms of the merger, please read the section of this joint proxy statement and prospectus entitled "The Merger Agreement."

BACKGROUND OF THE MERGER

     In the fall of 1999, during Interstate's search for a capital partner, Paul
W. Whetsell, Chairman of the Board and Chief Executive Officer of MeriStar, contacted Thomas F. Hewitt, Chairman of the Board and Chief Executive Officer of Interstate, regarding a potential business combination transaction between the two companies. Mr. Hewitt advised Mr. Whetsell that Interstate was seeking a capital partner and was not interested in pursuing a business combination. Merger discussions did not proceed at this time.

     In June 2001, during a hotel conference in New York City, Mr. Whetsell and senior officers of Interstate had various discussions with respect to a possible combination of Interstate and MeriStar. These and future discussions included representatives of the Interstate principal investor group in light of the right of the Interstate principal investor group to consent to any potential transaction. These discussions culminated in Mr. Hewitt sending a draft term sheet to Mr. Whetsell regarding a potential merger of MeriStar into Interstate. On June 13, 2001, the companies entered into a confidentiality agreement.

     During July and early August 2001, MeriStar and Interstate exchanged information and began preliminary due diligence.

     On August 7, 2001, at a regularly scheduled meeting of the Interstate board of directors, Mr. Hewitt advised the Interstate board that management had begun discussions with MeriStar regarding a potential business combination transaction.

     From late August to mid-October 2001, no meaningful conversations regarding a potential merger occurred.

     In mid October 2001, Mr. Whetsell had follow-up conversations with representatives of Interstate and the Interstate principal investor group regarding the basic terms of a potential merger. In connection with these conversations, Interstate and its principal investor group sought and obtained Marriott International, Inc.'s waiver of standstill and other covenants made by Interstate and its principal investor group for Marriott's benefit.

     On October 22, 2001, at a regular meeting of the MeriStar board of directors, Mr. Whetsell advised the board of the discussions with Interstate.

     On October 28, 2001, Messrs. Whetsell and Hewitt met in Washington, DC to discuss the basic structure of the potential merger.

     On November 5, 2001, at a regularly scheduled meeting of the Interstate board of directors, Mr. Hewitt and J. William Richardson, Interstate's Chief Financial Officer, discussed the potential MeriStar transaction with the Interstate board. The Interstate board authorized management to continue discussions regarding a potential transaction.

     On November 6, 2001, Mr. Whetsell sent to Mr. Hewitt a draft term sheet for the proposed transaction under which the merger would be structured as a merger of Interstate into MeriStar. During the next few weeks, Interstate and MeriStar continued to negotiate the draft term sheet, including a meeting on November 15, 2001, in Philadelphia, Pennsylvania, among Mr. Whetsell, John Emery, President and Chief Operating Officer of MeriStar, Mr. Hewitt and three representatives of the Interstate principal investor group, Messrs. Joseph J. Flannery, Alan J. Kanders and Ali Elam.

     On December 11, 2001, at a regular meeting of the MeriStar board of directors, Mr. Whetsell discussed with the board the then current status of the conversations with Interstate regarding the potential merger.

     Each company began a thorough legal, financial and business due diligence investigation of the other company in the fall of 2001, which continued intermittently until the time the merger agreement was signed. During November and December 2001 and January 2002, MeriStar and Interstate continued to negotiate the terms of the potential merger, including discussions regarding the exchange ratio, Meristar's requirement that all Interstate convertible securities be converted into Interstate common stock and the combined company's organizational structure.

     On January 31, 2002, Messrs. Whetsell and Hewitt met in Santa Barbara, California, to discuss the terms of the potential merger.

     In early February 2002, Mr. Whetsell met with representatives of the Interstate principal investor group to discuss the potential merger.

     On February 11, 2002, the Interstate board of directors met and discussed the potential merger with MeriStar and the proposal from the Shaner Hotel Group Limited Partnership received in January 2002. Mr. Hewitt provided a status report on discussions with MeriStar. Mr. Richardson presented a comparison of the Shaner Hotel Group proposal, the MeriStar transaction and other alternatives available to Interstate. At this meeting, the board voted unanimously to reject the Shaner Hotel Group proposal.

     On February 14, 2002, the board of directors of MeriStar met to discuss the proposed merger with Interstate. At the meeting, Mr. Whetsell provided the board with an update on the proposed terms for the transaction as well as the status of the financial, legal and business due diligence that had been performed to date. Mr. Whetsell also presented a preliminary outline of the potential benefits and risks associated with the potential merger.

     On February 19, 2002, the Interstate board of directors met to discuss the potential merger with MeriStar and modifications to the Shaner Hotel Group proposal that had been received. Mr. Hewitt advised the board that business, financial, legal and accounting due diligence was proceeding and that Marriott International, Inc. had indicated it would consent to the proposed merger if conditions previously identified by Marriott were satisfied.

     On February 25, 2002, at a meeting of the Interstate board of directors to discuss the revised proposal received from Shaner Hotel Group, Mr. Hewitt provided an update on the status of discussions with MeriStar and advised the board that the due diligence process had resumed after a brief period during which disagreements over business issues had resulted in both parties terminating their due diligence investigations. After a lengthy discussion of the revised Shaner Hotel Group proposal, the board voted unanimously to reject that Shaner Hotel Group offer.

     On February 26, 2002, the first draft of the merger agreement was circulated to the two companies and the Interstate principal investor group and their legal and financial representatives.

     During February, March and early April 2002, MeriStar and Interstate continued to negotiate the terms of the proposed merger and to complete their legal, financial and business due diligence investigations. Counsel to the Interstate principal investor group also participated in the due diligence process. Messrs. Whetsell and Hewitt had numerous conversations during this period covering all aspects of the proposed merger. Mr. Whetsell contacted various members of the MeriStar board of directors during this period to apprise them of the status of discussions with Interstate and to address inquiries made by them.

     On March 14, 2002, Mr. Hewitt provided the Interstate board of directors with an update as to his discussions with Mr. Whetsell. The board also discussed recent correspondence with Shaner Hotel Group.

     On March 27, 2002, at a special meeting of the Interstate board of directors in response to the announcement by Shaner Hotel Group of its intention to launch an unsolicited offer to purchase a portion of the outstanding shares of Interstate's Class A common stock, the board appointed a special committee of independent directors with a mandate to evaluate the Shaner Hotel Group proposal and to evaluate and recommend to the board whether a possible business combination transaction with MeriStar was in the best interests of Interstate's public stockholders, including any terms of that transaction with respect to the

Interstate principal investor group that are different from the terms pertaining to the public stockholders. Once the special committee was formed, its members were advised and updated on matters relating to the merger discussions.

     On April 2, 2002, at a meeting of the Interstate board of directors, Interstate's management made a detailed presentation of the potential merger with MeriStar. Mr. Richardson provided a summary of the status of due diligence and the board discussed the issues raised by the due diligence completed to date. The board also received an update as to correspondence with the Shaner Hotel Group and the failure of the Shaner Hotel Group to properly commence the tender offer previously announced.

     On April 10, 2002, after numerous telephone calls between the companies regarding various issues relating to the merger, Mr. Whetsell sent to Mr. Hewitt a letter stating that, based on the nature of recent discussions regarding some of the terms of the proposed merger, MeriStar was terminating discussions with Interstate regarding the proposed merger.

     From April 11 until April 14, 2002, Mr. Whetsell had several discussions with Mr. Hewitt and representatives of the Interstate principal investor group regarding the issues that had led to MeriStar's termination of the merger discussions.

     On April 15, 2002, the Interstate board of directors met to discuss the tender offer commenced by the Shaner Hotel Group and the status of discussions with MeriStar. Mr. Hewitt advised the board that discussions with MeriStar were continuing despite receipt of a letter of termination from MeriStar on April 10, 2002 but indicated that a number of significant business issues remained unresolved. Mr. Hewitt advised the board of his scheduled meeting with Mr. Whetsell and Mr. Flannery following the board meeting. The board then received an update as to current events with the Shaner Hotel Group tender offer. The board resolved to defer distribution of Interstate's stockholder rights in connection with the Shaner Hotel Group offer until the board takes further action. The special committee reported that it had engaged Merrill Lynch as a financial advisor to the special committee in connection with the Shaner Hotel Group tender offer. Later, on April 15, 2002, Mr. Whetsell and Bruce G. Wiles, Chief Investment Officer of MeriStar, met with Mr. Hewitt and representatives of the Interstate principal investor group regarding the issues leading to MeriStar's termination of the discussions and the manner in which each of the parties was willing to proceed with discussions.

     On April 16, 2002, Messrs. Whetsell and Hewitt had a telephone conversation during which they discussed the organizational structure of the combined company and the roles of some individuals in the combined company post-merger.

     On April 22, 2002, the Interstate board of directors met to discuss the Shaner Hotel Group tender offer and the required SEC filling on Schedule 14D-9 being prepared by Interstate in response to it. At the meeting, Mr. Hewitt provided an update on the potential merger with MeriStar. Mr. Hewitt advised the board that discussions with MeriStar were continuing but that a number of significant business issues were not yet resolved and an agreement in principle had not yet been reached. The special committee and Merrill Lynch reported to the board with respect to the financial terms of the Shaner tender offer and, after lengthy discussion, including the recommendation of the special committee to reject the Shaner tender offer, the board unanimously voted to reject the Shaner Hotel Group tender offer. The board discussed the likelihood that disclosing the identity of MeriStar or details of the proposed transaction with MeriStar would jeopardize the proposed merger and determined to exclude the identity of MeriStar and the specific details of the proposed MeriStar transaction from the Schedule 14D-9.

     On April 23, 2002, at a regularly scheduled meeting of the board of directors of MeriStar, the board discussed the current status of discussions regarding the proposed merger, the terms of the proposed merger and the benefits and risks associated with it.

     From April 24 until April 30, 2002, Mr. Whetsell had conversations with a number of the board members of MeriStar discussing the proposed merger.

     On April 26, 2002, the special committee of Interstate's board of directors met and agreed to expand Merrill Lynch's engagement as independent financial advisor to assist the special committee in evaluating the proposed MeriStar transaction and to render, if requested, a fairness opinion to the Interstate board of directors regarding the MeriStar transaction.

     From April 26 through May 1, various conversations took place among executives of Interstate, the members of and counsel to the special committee, executives of MeriStar, representatives of the Interstate principal investor group and representatives of the financial advisors of MeriStar and Interstate regarding various terms of the merger and other related issues.

     On April 30, 2002, a telephonic meeting of the MeriStar board of directors was convened and the board received a report from management on the status of the proposed merger. A representative of Paul, Weiss, Rifkind, Wharton & Garrison, outside counsel for MeriStar, reviewed with the board their responsibilities in connection with the proposed merger. A representative of Paul, Weiss led a discussion of the terms of the merger agreement and other documents associated with the transaction. Salomon Smith Barney reviewed with the MeriStar board its financial analysis of the exchange ratio provided for in the merger and delivered to the MeriStar board its oral opinion, which opinion was confirmed by delivery of a written opinion dated April 30, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to MeriStar. After due discussion and deliberation, the MeriStar board, by a unanimous vote of all directors voted that the merger and the transactions relating to the merger were advisable to, and in the best interests of, MeriStar and its stockholders, and approved the merger and the transactions contemplated by the merger agreement and related documents. The board also unanimously recommended that the stockholders of MeriStar vote for the approval and adoption of the merger agreement and the transactions contemplated by it.

     On April 30, 2002, Interstate's special committee met to discuss the proposed merger with MeriStar. A representative of Miles & Stockbridge P.C., independent legal counsel to the special committee, reviewed with the special committee members their duties under Maryland law and the special committee's mandate as articulated by the Interstate board. Representatives of Merrill Lynch presented a financial evaluation of the proposed merger and confirmed that, based on the facts then available, it was prepared to render an opinion to the Interstate board that the exchange ratio and the conversion incentive payment, are fair, from a financial point of view, to Interstate's public stockholders, whether or not the merger is completed. The special committee adjourned its meeting to obtain additional information as to specific legal, financial and accounting terms of the proposed transaction. The special committee reconvened its meeting and a representative of Miles & Stockbridge P.C. led a discussion of the terms of the proposed merger and related transactions. The special committee discussed the transaction at length and determined to recommend to the board that the proposed merger is advisable and in the best interests of the public stockholders and that the board should approve the proposed merger. The special committee also determined that the exchange ratio is fair, from a financial point of view, to Interstate's public stockholders and that the proposed transaction, including the merger, the conversion of a portion of Interstate convertible securities and the incentive payment to induce that conversion, are in the best interests of Interstate and its public stockholders, whether or not the merger is completed.

     On May 1, 2002, the Interstate board of directors met to consider the proposed merger with MeriStar. A representative of Ballard Spahr Andrews & Ingersoll, LLP, outside Maryland counsel for Interstate, advised the board members of their duties under Maryland law. Senior management of Interstate made a presentation to the board of the strategic benefits of the proposed merger with MeriStar, the proposed management and board composition of the combined company following the merger and the status of third-party consents required in connection with the proposed merger. Representatives of Merrill Lynch, Interstate's special committee's financial advisor, and representatives of Jones, Day, Reavis & Pogue, Interstate's outside legal counsel, led a discussion of the financial and legal terms of the merger agreement and the related agreements being entered into in connection with the proposed merger. Merrill Lynch reviewed its analysis with the Interstate board of the exchange ratio, the conversion incentive payment and the other financial terms of the proposed merger. John J. Russell, Jr., a member of the special committee of the Interstate board, advised the board of the special committee's determination to recommend that the proposed merger with MeriStar is advisable and in the best interest of Interstate's public stockholders and the committee's determination that the exchange ratio, is fair, from a financial point of view, to the public stockholders and the payment of the $9.25 million to the Interstate principal investor group, in connection with and in order to facilitate the merger, is in the best interests of Interstate and its public stockholders, whether or not the merger is completed. The special committee unanimously recommended that the board approve the proposed merger transaction. The special committee reported that, in making its recommendation, it had assumed that various third-party consents to the merger would be obtained. The board meeting was adjourned so Interstate and MeriStar could resolve some matters that remained open.

     During the adjournment of the Interstate board meeting on May 1, 2002, the special committee convened a meeting to discuss the status of open issues relating to the proposed merger with MeriStar. The special committee received updates from a representative of Miles & Stockbridge P.C. on the status of third-party consents being sought by Interstate and MeriStar in connection with the proposed merger. The special committee discussed the terms of the fairness opinion expected to be delivered by Merrill Lynch. At this meeting, the special committee determined that its recommendation of the proposed merger to the board need not be subject to receipt of any additional third-party consents.

     The Interstate board reconvened its meeting later on May 1, 2002. Representatives of Jones, Day, Reavis & Pogue reported to the board on further developments regarding the third-party consents. Representatives of Merrill Lynch delivered to the board Merrill Lynch's oral opinion, subsequently confirmed in writing, that, as of May 1, 2002, the exchange ratio was fair, from a financial point of view, to the stockholders of Interstate other than the Interstate principal investor group and, whether or not the merger is completed, the conversion incentive payment was fair from a financial point of view, to the stockholders of Interstate other than the Interstate principal investor group. Following an extensive discussion, including a discussion of the special committee's conclusion that the exchange ratio and the conversion incentive payment were fair to the stockholders of Interstate other than the Interstate principal investor group and the special committee's reasons for reaching its conclusion to recommend the proposed merger, the board, by unanimous vote of the directors present, with one director absent, declared the merger advisable and approved the merger and the transactions relating to the merger. The Interstate board directed that the merger be submitted to the Interstate stockholders for their consideration and recommended that Interstate stockholders vote for the approval of the merger. The Interstate board reiterated its rejection of the Shaner Hotel Group tender offer.

     During the evening of May 1, 2002, MeriStar and Interstate executed the merger agreement and the related agreements.

     On the morning of May 2, 2002, MeriStar and Interstate issued a joint press release announcing the transactions.

     Following execution of the merger agreement, the parties proceeded with preparation of the appropriate filings with the SEC and other governmental agencies and initiated the necessary work to satisfy the closing conditions specified in the merger agreement.

     At a subsequent meeting of the Interstate board on May 21, 2002, the full board unanimously declared the merger advisable, voted to approve the merger and the transactions relating to the merger, directed that the merger be submitted to the Interstate stockholders for their consideration and recommended that Interstate stockholders vote for approval of the merger.

     On June 3, 2002, MeriStar, Interstate and the Interstate principal investor group entered into a letter agreement to confirm and ratify the understanding that the Interstate principal investor group will convert all but ten shares of its Series B preferred stock on the record date for the Interstate stockholder meeting. In addition, on June 3, 2002, the parties to the merger agreement and the Interstate voting and conversion agreement entered into amendments to those agreements. The merger agreement was amended to provide, among other things, that each share of the Series B preferred stock would be converted in the merger into

11.5 shares of combined company common stock. The Interstate voting and conversion agreement was amended to make various technical corrections.

     On June 25, 2002, Interstate and Messrs. Whetsell, Emery and Jorns entered into an amendment of the MeriStar voting agreement to make some technical corrections.

RECOMMENDATION OF MERISTAR'S BOARD OF DIRECTORS; FACTORS CONSIDERED BY MERISTAR'S BOARD OF DIRECTORS IN RELATION TO THE MERGER

     THE MERISTAR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE TRANSACTIONS RELATING TO THE MERGER, INCLUDING THE PROPOSALS RELATING TO THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, ARE ADVISABLE TO, AND IN THE BEST INTERESTS OF, MERISTAR AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF EACH OF THE PROPOSALS RELATING TO THE MERGER.

     In reaching the above determination, the MeriStar board gave significant consideration to a variety of factors, including those described below. In view of the wide variety of factors bearing on its decision, the MeriStar board did not consider it practicable to, nor did it attempt to, quantify or assign relative specific weight to the factors it considered in reaching its decision. In addition, individual directors may have given different weights to different factors. The MeriStar board consulted with its senior management, as well as its legal and financial advisors, in connection with its consideration of the merger. The MeriStar board does not intend the following discussion of the information and factors to be exhaustive but believes the discussion includes the material factors it considered.

     In making its determination, the MeriStar board considered the following potentially material factors:

     - Building on MeriStar's position as the largest independent hotel management company. The MeriStar board believes that the merger solidifies MeriStar's position as the largest independent hotel management company in the United States. The combined company will have more than 400 hotels under management with a total of more than 86,000 rooms, representing more than 30 franchise brands in North America and Russia.

     - Stronger balance sheet, better liquidity position and lower leverage. The MeriStar board also considered that the combined company will have a stronger balance sheet, substantial cash and availability under its credit facility and significantly lower leverage than MeriStar on a stand-alone basis. The combined company will have more than $30 million in availability under its new senior secured credit facility based on existing credit commitments of $113 million.

     - Larger market capitalization. The MeriStar board recognized that the larger market capitalization of the combined company could allow greater access to the financial markets and better liquidity for stockholders. Based on the 30-day trailing average closing price of MeriStar's common stock on April 30, 2002, MeriStar's equity capitalization was $35.7 million and total capitalization was $173.8 million. Based on that average closing stock price, the combined company would have a total equity capitalization of $96.6 million and a total capitalization of $236.8 million. The MeriStar board also considered that increased market capitalization could also result in additional analyst coverage for the combined company.

     - Opportunity for growth. The MeriStar board also believes that the merger will position the combined company for growth through acquisitions of underperforming or undervalued hotels, and resort and conference center properties. The MeriStar board believes that the greater access to financing and the strong liquidity position of the combined company will enable the combined company to leverage the skills of the combined company's management team to identify underperforming and undervalued assets and renovate and reposition those assets, providing new opportunities for growth in both revenues and asset value.

     - Cost savings and synergies. The MeriStar board also took into account the potential for significant cost savings, synergies and revenue enhancements that could result from the merger. By consolidating the headquarters and administrative staff of the two companies, the MeriStar board believes that the combined company could realize annualized cost savings of between $8 million and $10 million.

     - Opportunity to take advantage of increased scale and purchasing power. The MeriStar board recognized that the increased scale of the combined company will likely enable it to exercise increased bargaining power in negotiations with suppliers of energy, food and beverage supplies, capital equipment, labor and other products.

     - Accretive nature of the transaction. The MeriStar board also recognized that the merger is expected to be accretive to MeriStar stockholders in 2002, after giving effect to potential cost savings and other synergies anticipated to result from the merger, related transactions contemplated by the merger and potential income from a proposed joint venture to acquire hotel assets.

     - Terms of the merger agreement and other transaction agreements. The MeriStar board evaluated the overall terms of the merger agreement and the other transaction agreements, including, but not limited to, the fixed exchange ratio, the non-solicitation provisions, voting commitments, the termination fee provisions, the interim covenants and the representations and warranties of the parties.

     - Ownership interests of the current Interstate principal investor group. The MeriStar board also considered the effects of having a large stockholder with significant board representation. The Interstate principal investor group is expected to hold approximately 34.3% of the outstanding common stock of the combined company. Initially, five of the 13 members of the board of directors of the combined company will be nominees of the combined company designated by the Interstate principal investor group.

     - Premium over the market price of Interstate Class A common stock. The MeriStar board considered that, based on the trailing 30-day average closing prices for MeriStar common stock and Interstate Class A common stock on April 30, 2002, the exchange ratio in the merger represented a premium of $1.88 per share, or 78.5% over the market price of Interstate Class A common stock.

     - Captive insurance company. The MeriStar board evaluated both the risks and advantages associated with Interstate's captive insurance company, which enters into reinsurance contracts with the primary insurers providing insurance to the owners of hotels managed by Interstate.

     - Additional foreign operations. The MeriStar board also evaluated the risks and advantages associated with Interstate's hotel management operations in Russia, determining that they were complementary with MeriStar's existing operations in Western Europe.

     - Opinion of MeriStar's financial advisor. The MeriStar board also considered the opinion of Salomon Smith Barney described in this joint proxy statement and prospectus.

     - Failure to complete the transactions. The MeriStar board noted the possibility that the merger and related transactions may not be completed.

     - Interests of MeriStar Officers and Directors in the merger. The MeriStar board also considered that some executive officers and directors of MeriStar may have interests with respect to the merger in addition to their interests as stockholders of MeriStar generally.

     - Tax Treatment. The qualification of the merger as a reorganization for federal tax purposes.

FACTORS CONSIDERED BY INTERSTATE'S BOARD OF DIRECTORS IN RELATION TO THE MERGER; RECOMMENDATION OF INTERSTATE'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF INTERSTATE HAS UNANIMOUSLY DETERMINED, BASED IN PART ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPOSED OF INDEPENDENT MEMBERS, AND THE OPINION OF ITS FINANCIAL ADVISOR, THAT THE MERGER, INCLUDING THE PROPOSALS DESCRIBED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, IS ADVISABLE AND IN THE BEST INTERESTS OF INTERSTATE AND ITS COMMON

STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT INTERSTATE COMMON STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     In reaching the above determination, the Interstate board and its special committee gave significant consideration to a variety of factors, including those described below. In view of the wide variety of factors bearing on its decision, the Interstate board and its special committee did not consider it practicable to, nor did it attempt to, quantify or assign relative specific weight to the factors it considered in reaching its decision. In addition, individual directors may have given different weights to different factors. The Interstate board and its special committee received the advice of its senior management, as well as its legal and financial advisors, throughout its consideration of the merger agreement. The Interstate board and its special committee do not intend the following discussion of the information and factors to be exhaustive but believe the following discussion includes the material factors it considered.

     In making its determination, the Interstate board considered the following potentially material factors:

     - The combined company will be one of the largest, publicly owned independent hotel management companies. The size of the combined company will result in increased opportunities for growth and for increased recognition and credibility in the industry.

     - The combined company will benefit from economies of scale and operating efficiencies not currently available to Interstate. The combined company will have operational and financial resources not currently available to Interstate. Interstate's business, customers and stockholders will benefit.

     - The anticipated synergies are reasonable and do not reflect growth opportunities that will be available to the combined company.

     - The larger combined company will not be at risk of losing management contracts to the same extent that Interstate, in light of its smaller size, currently is.

     - The merger will result in combining two skilled management teams. The combined company will benefit from the enhanced depth and experience of management.

     - The combined company will benefit from MeriStar's relationship with MeriStar Hospitality and the long-term management contracts with MeriStar Hospitality.

     - The merger offers a unique opportunity for Interstate. It will be a strategic combination with a quality company that has a business and goals that are similar to Interstate's.

     - The combined company will have a larger market capitalization than Interstate currently has. Increased interest in the combined company and increased coverage by the investor community will likely result. That should result in increased liquidity which will benefit Interstate stockholders.

     - Interstate's stockholders will represent a majority of ownership of the combined company. The board of the combined company will, for a significant period of time, have seven representatives of Interstate and six representatives of MeriStar.

     - The expected tax-free structure of the merger is beneficial for Interstate stockholders.

     - The potential strategic and other benefits of the merger, including the complementary nature of various Interstate and MeriStar businesses.

     - The positive effect of the combined company's increased size on its ability to raise financing and the cost of that financing.

     - The anticipated improvement in Interstate's ability to capitalize upon its growth and development opportunities.

     - Historical and prospective financial information with respect to Interstate, including with respect to the impact or expected impact of Interstate's historical and prospective financial performance on existing covenants contained in Interstate's debt instruments.

     - The fact that Interstate's investor group and other stockholders have signed voting agreements binding them to approve the proposals.

     - The fact that the merger provides for a fixed exchange ratio and, as a result, the value of the MeriStar common stock to be received by Interstate stockholders in connection with the merger may be higher or lower than the value of the stock at the time the merger agreement was signed.

     - The opportunity for continued use of the Interstate name for marketing and brand building purposes.

     - The terms of the merger agreement, including those provisions regarding third party proposals, permitting the Interstate board of directors to consider superior proposals in some circumstances, and the potential payment of a termination fee to MeriStar, as well as the terms of the Interstate voting and conversion agreement, the MeriStar voting agreement and the Interstate conversion incentive agreement.

     - The opinion of Merrill Lynch described below.

     - The interests that some executive officers and directors of Interstate may have with respect to the merger in addition to their interests as stockholders of Interstate generally.

In considering the recommendation of the Interstate board of directors to approve the merger proposal described in this joint proxy statement and prospectus, Interstate stockholders should be aware that some officers and directors of Interstate have interests in the proposed merger that are different from and in addition to the interests of Interstate stockholders generally. The Interstate board of directors and its special committee were aware of these interests and considered them in approving the merger agreement and the merger. See "Interests of certain persons in the merger."

OPINION OF THE FINANCIAL ADVISOR TO MERISTAR

     MeriStar retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the proposed merger and requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to MeriStar of the exchange ratio provided for in the merger. On April 30, 2002, at a meeting of the MeriStar board of directors held to evaluate the proposed merger, Salomon Smith Barney rendered to the MeriStar board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to MeriStar.

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed a draft dated April 30, 2002 of the merger agreement;

     - held discussions with senior officers, directors and other representatives and advisors of MeriStar and senior officers and other representatives and advisors of Interstate concerning the businesses, operations and prospects of MeriStar and Interstate;

     - examined publicly available business and financial information relating to MeriStar and Interstate;

     - examined financial forecasts and other information and data relating to MeriStar and Interstate which were provided to or otherwise discussed with Salomon Smith Barney by the management teams of MeriStar and Interstate, including information relating to the potential strategic implications and operational benefits anticipated by the management teams of MeriStar and Interstate to result from the merger;

     - reviewed the financial terms of the merger reflected in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of MeriStar common stock and Interstate Class A common stock, historical and projected operating data of MeriStar and Interstate, and the capitalization and financial condition of MeriStar and Interstate, including the near-term liquidity needs of, and capital resources available to, MeriStar;

     - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of MeriStar and Interstate;

     - evaluated the potential pro forma financial impact of the merger on MeriStar; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data relating to MeriStar and Interstate provided to or otherwise discussed with Salomon Smith Barney, the management teams of MeriStar and Interstate advised Salomon Smith Barney that these forecasts and other information and data, including adjustments to the forecasts and other information and data relating to Interstate prepared by MeriStar's management, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management teams of MeriStar and Interstate as to the future financial performance of MeriStar and Interstate and the potential strategic implications and operational benefits anticipated to result from the merger, including the amount, timing and achievability of those strategic implications and operational benefits. Salomon Smith Barney assumed, with MeriStar's consent, that the merger and related transactions would be completed in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the merger and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MeriStar or Interstate or the contemplated benefits of the merger. Salomon Smith Barney also assumed, with MeriStar's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, representatives of MeriStar advised Salomon Smith Barney, and Salomon Smith Barney therefore further assumed, that the final terms of the merger agreement would not vary materially from those reflected in the draft reviewed by Salomon Smith Barney.

     Salomon Smith Barney's opinion relates to the relative values of MeriStar and Interstate. Salomon Smith Barney did not express any opinion as to what the value of the MeriStar common stock actually will be when issued in connection with the merger or the prices at which MeriStar's common stock will trade or otherwise be transferable at any time. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MeriStar or Interstate and did not make any physical inspection of the properties or assets of MeriStar or Interstate.

     Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for MeriStar or the effect of any other transaction in which MeriStar might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between MeriStar and Interstate. MeriStar imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED APRIL 30, 2002, WHICH DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX E AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT AND PROSPECTUS BY REFERENCE. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE MERISTAR BOARD OF DIRECTORS

AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO MERISTAR OF THE EXCHANGE RATIO, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of MeriStar and Interstate. No company, transaction or business used in those analyses as a comparison is identical to MeriStar, Interstate or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the MeriStar board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the MeriStar board of directors or management with respect to the exchange ratio or the proposed merger.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated April 30, 2002. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND SALOMON SMITH BARNEY'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

     Selected companies analysis. Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of MeriStar, Interstate and the following five selected publicly held companies in the lodging management and services and real estate management and services industries:

     - Marriott International, Inc.;

     - Choice Hotels International, Inc.;

     - Jones Lang LaSalle Incorporated;

     - Trammell Crow Company; and

     - ResortQuest International, Inc.

     All multiples were based on closing stock prices on April 26, 2002. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for MeriStar and Interstate were based on, in the case of MeriStar, internal estimates of MeriStar's management and, in the case of Interstate, internal estimates of Interstate's management as adjusted by MeriStar's management. Salomon Smith Barney compared enterprise values, calculated as equity value on a fully diluted basis, plus debt, less cash and investments in unconsolidated subsidiaries, as a multiple of fiscal year 2001 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and fiscal year 2002 estimated EBITDA. For purposes of its analysis, Salomon Smith Barney excluded the multiples derived from Marriott International, Inc. due to the size of its market capitalization relative to the other selected companies. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies other than Marriott International, Inc. to corresponding financial data of MeriStar and Interstate in order to derive implied equity reference ranges for MeriStar and Interstate. These implied equity reference ranges were then used to calculate an implied exchange ratio range. This analysis indicated the following implied exchange ratio range, as compared to the exchange ratio provided for in the merger:

IMPLIED EXCHANGE RATIO                                     MERGER EXCHANGE RATIO
----------------------                                     ---------------------
4.38x -- 13.64x                                                    4.6x

     Discounted cash flow analysis. Salomon Smith Barney performed separate discounted cash flow analyses of MeriStar and Interstate in order to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that each company could generate over fiscal years 2002 through 2005. Estimated financial data were based on, in the case of MeriStar, internal estimates of MeriStar's management and, in the case of Interstate, internal estimates of Interstate's management as adjusted by MeriStar's management. Salomon Smith Barney calculated a range of estimated terminal values for MeriStar and Interstate by applying to MeriStar's and Interstate's fiscal year 2005 estimated EBITDA a range of terminal EBITDA multiples of 8.5x to 9.5x in the case of MeriStar and 7.5x to 8.5x in the case of Interstate. The present value of the cash flows and terminal values were calculated using discount rates ranging from 8.5% to 9.5%. This analysis indicated implied equity reference ranges for MeriStar and Interstate, which were then used to calculate the following implied exchange ratio range, as compared to the exchange ratio provided for in the merger:

IMPLIED EXCHANGE RATIO                         MERGER EXCHANGE RATIO
----------------------                         ---------------------
3.79x -- 8.44x                                         4.6x

     Precedent transactions analysis. Using publicly available information, Salomon Smith Barney reviewed the implied transaction value multiples paid or proposed to be paid in the following 11 selected transactions in the lodging management and services, real estate management and services, and corporate housing industries:

                    LODGING MANAGEMENT AND SERVICES INDUSTRY

              ACQUIROR                                    TARGET
              --------                                    ------
- Bass PLC                              -  Bristol Hotels & Resorts
- USFS Acquisition Co.                  -  U.S. Franchise Systems, Inc.
- Barcelo Hotels & Resorts              -  Crestline Capital Corporation

                  REAL ESTATE MANAGEMENT AND SERVICES INDUSTRY

ACQUIROR                                                  TARGET
--------                                                  ------
- LaSalle Partners Incorporated         -  Compass Management & Leasing, Inc.
                                           (Lend Lease Corporation Limited)
- LaSalle Partners Incorporated         -  Jones Lang Wootton
- Insignia Financial Group, Inc.        -  Douglas Elliman
- Blum Capital Partners, L.P.           -  CB Richard Ellis Services, Inc.
- Cendant Corporation                   -  NRT Incorporated

                           CORPORATE HOUSING INDUSTRY

              ACQUIROR                                 TARGET
              --------                                 ------
- Marriott International, Inc.          - ExecuStay Corporation
- Equity Residential Properties Trust   - Globe Business Resources, Inc.
- MeriStar                              - BridgeStreet Accommodations, Inc.

     All multiples for the selected transactions were based on publicly available financial information. Estimated financial data for Interstate were based on internal estimates of Interstate's management as adjusted by MeriStar's management. Salomon Smith Barney compared transaction values in the selected transactions as a multiple of latest 12 months EBITDA and forward 12 months estimated EBITDA. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions to Interstate's latest 12 months EBITDA and forward 12 months estimated EBITDA. This analysis indicated the following approximate implied per share equity reference range for Interstate, as compared to the estimated implied per share value for Interstate based on the exchange ratio provided for in the merger and the closing price of MeriStar common stock on April 26, 2002:

IMPLIED PER SHARE EQUITY REFERENCE RANGE  PER SHARE VALUE IMPLIED BY MERGER EXCHANGE RATIO
----------------------------------------  ------------------------------------------------
             $5.30-$6.25                                    $5.01

     Contribution analysis. Salomon Smith Barney compared the relative contributions of MeriStar and Interstate to the combined company's EBITDA for fiscal year 2001 and estimated EBITDA for fiscal years 2002 and 2003. Estimated financial data were based on, in the case of MeriStar, internal estimates of MeriStar's management and, in the case of Interstate, internal estimates of Interstate's management as adjusted by MeriStar's management. Salomon Smith Barney then calculated an implied exchange ratio range, and pro forma equity ownership percentage range for Interstate's stockholders in the combined company, based on these percentage contributions. This analysis resulted in an approximate implied exchange ratio range of 3.91x to 6.40x, as compared to the exchange ratio provided for in the merger of 4.60x, and an implied pro forma equity ownership range of Interstate's stockholders in the combined company of approximately 57.7% to 69.0%, as compared to the implied pro forma equity ownership for Interstate's stockholders based on the exchange ratio provided for in the merger of approximately 62%.

     Pro forma merger analysis. Salomon Smith Barney analyzed the potential pro forma financial effect of the merger on MeriStar's estimated earnings per share, commonly referred to as EPS, for fiscal years 2002 through 2005, after giving effect to potential cost savings and other synergies anticipated by the management teams of MeriStar and Interstate to result from the merger, related transactions contemplated by the merger and potential income from a proposed joint venture to acquire hotel assets. Estimated financial data were based on, in the case of MeriStar, internal estimates of MeriStar's management and, in the case of Interstate, internal estimates of Interstate's management as adjusted by MeriStar's management. Based on the exchange ratio provided for in the merger, this analysis indicated that the proposed merger could be accretive to MeriStar's estimated EPS in fiscal years 2002 through 2005, after giving effect to potential cost savings and other synergies anticipated to result from the merger, related transactions contemplated by the merger and potential income from a proposed joint venture to acquire hotel assets. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other factors. In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

     - the relationship between movements in Interstate Class A common stock and movements in the common stock of selected companies in the lodging management and services and real estate management and services industries; and

     - a profile of Interstate's stockholder base.

     Miscellaneous. Under the terms of its engagement, MeriStar has agreed to pay Salomon Smith Barney an aggregate fee of $750,000 for its financial advisory services in connection with the merger. MeriStar also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of MeriStar and Interstate for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates in the past have provided services to MeriStar and its affiliates and Interstate, and currently are providing services to affiliates of MeriStar, unrelated to the proposed merger, for which services Salomon Smith Barney and its affiliates have received and will receive compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with MeriStar, Interstate and their respective affiliates.

     MeriStar selected Salomon Smith Barney as its exclusive financial advisor based on Salomon Smith Barney's reputation, experience and familiarity with MeriStar and its business. Salomon Smith Barney is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF THE FINANCIAL ADVISOR TO INTERSTATE

     Under an engagement letter dated April 11, 2002, as supplemented and amended on April 29, 2002, Interstate engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger. In connection with this engagement, Interstate requested that Merrill Lynch evaluate the fairness, from a financial point of view, to the holders of Interstate common stock, other than Interstate's principal investor group, of the exchange ratio in the merger and, whether or not the merger is completed, of the $9.25 million conversion incentive payment that is payable to Interstate's principal investor group. On May 1, 2002, on a conference call with the Interstate Board of Directors held to consider the proposed transaction, Merrill Lynch rendered an oral opinion, which opinion was confirmed by delivery to the Interstate board of a written opinion dated May 1, 2002, that was subsequently revised to make non-substantive clarifying changes, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio in the merger and, whether or not the merger is completed, the $9.25 million conversion incentive payment that is payable to Interstate's principal investor group was fair, from a financial point of view, to holders of Interstate common stock other than Interstate's principal investor group.

     The full text of Merrill Lynch's written opinion dated May 1, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement and prospectus as Appendix
F. Merrill Lynch's opinion is addressed to Interstate's board and relates only to the fairness, from a financial point of view, of the exchange ratio in the merger and, whether or not the merger is completed, the $9.25 million conversion incentive payment to Interstate's principal investor group. The opinion does not address any other aspect of the proposed transaction or any related transaction and does not constitute a recommendation to any holder of Interstate common stock as to whether such stockholder should vote or act with respect to any matters relating to the transaction.

     THE SUMMARY OF THE MATERIAL TERMS OF MERRILL LYNCH'S OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED TO THIS JOINT PROXY STATEMENT AND PROSPECTUS AS APPENDIX F. YOU ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, Merrill Lynch:

     - Reviewed publicly available business and financial information relating to Interstate and MeriStar that Merrill Lynch deemed to be relevant.

     - Reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Interstate and MeriStar, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger as furnished by Interstate and MeriStar.

     - Conducted discussions with members of senior management of Interstate and MeriStar concerning the matters described in the previous two bullet paragraphs, as well as their respective businesses and prospects before and after giving effect to the proposed transaction and the cost savings and related expenses and synergies expected to result from the merger.

     - Reviewed the market prices and valuation multiples for Interstate common stock and MeriStar common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant.

     - Reviewed the results of operations of Interstate and MeriStar and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant.

     - Compared the proposed financial terms of the transaction with the financial terms of other transactions that Merrill Lynch deemed to be relevant.

     - Participated in discussions and negotiations among representatives of Interstate and MeriStar and their financial and legal advisors.

     - Reviewed the potential pro forma impact of the merger.

     - Reviewed drafts, dated April 29, 2002, of the merger agreement, the Interstate voting and conversion agreement, the MeriStar voting agreement and the conversion incentive agreement.

     In preparing its opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Interstate or MeriStar. In addition, Merrill Lynch was not furnished with any such evaluation or appraisal and has not assumed any obligation to conduct any physical inspection of the properties or facilities of Interstate or MeriStar. With respect to the financial forecast information and the cost savings and related expenses and synergies information furnished to or discussed with Merrill Lynch by Interstate or MeriStar, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Interstate's or MeriStar's management as to the expected future financial performance of Interstate or MeriStar, as the case may be, and the cost savings and related expenses and synergies expected to result from the merger. Merrill Lynch also assumed that the final form of the transaction agreements would be substantially similar to the last drafts reviewed by it.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch opinion. In rendering its opinion, Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the transaction no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the transaction. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     The summary below is not a complete description of Merrill Lynch's opinion to Interstate's board or the financial analyses performed and factors considered by Merrill Lynch in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to summary description. Merrill Lynch believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Merrill Lynch's analyses and opinion.

     In performing its analyses, Merrill Lynch considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Interstate and MeriStar. No company, business or acquisition transaction used in the analyses as a comparison is identical to Interstate or MeriStar or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

     The estimates contained in Merrill Lynch's analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Merrill Lynch's analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the proposed transaction was determined through negotiation between Interstate and MeriStar, and the decision to enter into the proposed transaction was solely that of Interstate's board. Merrill Lynch's opinion and financial analyses were only one of many factors considered by Interstate's board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of Interstate's board or Interstate's management with respect to the proposed transaction or the consideration to be received by the holders of Interstate common stock in the merger.

     Each of the analyses conducted by Merrill Lynch was carried out to provide a different perspective on the proposed transaction. Merrill Lynch did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. Merrill Lynch did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination.

     Selected companies analysis. Merrill Lynch reviewed and compared financial, operating and stock market information related to Interstate with the following publicly held companies in the hotel management/ franchise industry:

     - MeriStar;

     - Marriott International, Inc.;

     - Four Seasons Hotels; and

     - Choice Hotels International, Inc.

     Merrill Lynch analyzed enterprise values, calculated as equity value, plus debt, less cash, as a multiple of estimated calendar year 2002 and 2003 earnings before interest, taxes, depreciation and amortization, or "EBITDA", for each of these comparable companies and Interstate. All multiples were based on closing stock prices on April 29, 2002. The estimated financial data for these comparable companies was based on publicly available research analysts' estimates. The estimated financial data for Interstate was based on information received from the senior management of Interstate. This analysis indicated the following multiples:

                                                              MEAN   MEDIAN   INTERSTATE
                                                              ----   ------   ----------
Enterprise value as a multiple of 2002 EBITDA:..............  17.0x    13.9x     2.4x
Enterprise value as a multiple of 2003 EBITDA:..............  14.6     12.3      2.5

     Based on a multiple range of 4.0x to 6.0x calendar year 2002 EBITDA, the analysis implied an equity value range for the Interstate common stock of between $4.40 and $5.90 per share. This compares to the equity value of the Interstate common stock implied by the merger of $5.20 per share, based on MeriStar's common stock price of $1.13 per share on April 29, 2002 and the exchange ratio in the merger.

     Merrill Lynch also reviewed and compared financial, operating and stock market information related to MeriStar with the same group of publicly held companies in the hotel management franchise industry, but substituting Interstate for MeriStar as a comparable company. Merrill Lynch analyzed enterprise values as a multiple of estimated calendar year 2002 and 2003 EBITDA for each of these comparable companies and MeriStar. All multiples were based on closing stock prices on April 29, 2002. Estimated financial data for these comparable companies and MeriStar was based on publicly available research analysts' estimates except for estimated financial data for Interstate, which was based on information received from the senior management of Interstate. This analysis indicated the following multiples:

                                                              MEAN   MEDIAN   MERISTAR
                                                              ----   ------   --------
Enterprise value as a multiple of 2002 EBITDA:..............  15.5x   13.9x     8.4x
Enterprise value as a multiple of 2003 EBITDA:..............  13.2    12.3      7.8

     Based on a multiple range of 7.0x to 9.0x calendar year 2002 EBITDA, the analysis implied an equity value range for MeriStar's common stock of between $0.40 and $1.50 per share. This compares to the closing price of a share of MeriStar common stock on April 29, 2002 of $1.13.

     Comparable mergers and acquisitions analysis. Using publicly available information, Merrill Lynch reviewed and compared the purchase prices, including net debt, and implied transaction value multiples paid in the following four selected merger and acquisition transactions in the hotel management/franchise industry with the proposed merger:

ACQUIROR                                                     TARGET
--------                                                     ------
Crestline Capital Corporation     Stormont Trice Management Corporation/Durbin Companies
Bass PLC                          Bristol Hotels & Resorts
American Skiing Company           MeriStar Hotels & Resorts, Inc.
Barcelo Hotels & Resorts          Crestline Capital Corporation

     Merrill Lynch compared the transaction values implied by the purchase prices in these selected merger and acquisition transactions as multiples of trailing and forward EBITDA. For each transaction, trailing EBITDA was based on publicly available financial information for the four quarters preceding the transaction announcement date, and forward EBITDA was based on publicly available research analysts estimates for the four quarters after the transaction announcement date. The analysis indicated the following multiples:

                                                              HIGH   LOW   MEAN   MEDIAN
                                                              ----   ---   ----   ------
Transaction value as a multiple of trailing EBITDA..........  10.7x  4.5x  8.4x     10.1x
Transaction value as a multiple of forward EBITDA...........  8.5    4.5   6.9       7.8

     Merrill Lynch believed that the transaction most comparable to the Interstate/MeriStar transaction was the acquisition of Stormont Trice Management Corporation/Durbin Companies by Crestline Capital Corporation, which had implied trailing and forward EBITDA multiples of 4.5x. Based on the range of multiples for Interstate's 2002 EBITDA of 4.0x to 6.0x, this analysis implied an equity value range for the Interstate common stock of between $4.40 and $5.90 per share. This compares to the equity value of the Interstate common stock implied by the merger of $5.20 per share, based on MeriStar's common stock price of $1.13 per share on April 29, 2002, and the exchange ratio in the merger.

     Merrill Lynch also reviewed this information as it applied to MeriStar. Based on the range of multiples for MeriStar's 2002 EBITDA of 7.0x to 9.0x, this analysis indicated an equity value range for MeriStar's common stock of between $0.40 and $1.50 per share. This compares to the closing price of a share of MeriStar common stock on April 29, 2002 of $1.13.

     Discounted cash flow analysis. Merrill Lynch performed a discounted cash flow analysis on the projected financial information of Interstate for the calendar years 2002 through 2006. This analysis was based upon operating and financial assumptions that were provided by the senior management of Interstate. To estimate the residual value of Interstate at the end of the forecast period, or "terminal value", Merrill Lynch applied a multiple of 4.0x to 6.0x to Interstate's projected 2006 EBITDA. Merrill Lynch used discount rates ranging from 11% to 13%. Based on the discounted cash flow analysis, Merrill Lynch calculated that the implied equity value per Interstate share ranged from $4.60 to $5.60. This compares to the equity value of the Interstate common stock implied by the merger of $5.20 per share, based on MeriStar's price of $1.13 per share of common stock on April 29, 2002 and the exchange ratio in the merger.

     Merrill Lynch also performed a discounted cash flow analysis on the projected financial information of MeriStar for the calendar years 2002 through 2006. This analysis was based upon operating and financial assumptions that were provided by the senior management of MeriStar. To estimate the terminal value of MeriStar, Merrill Lynch applied a multiple of 7.0x to 9.0x to MeriStar's projected 2006 EBITDA. Merrill Lynch used discount rates ranging from 11% to 13%. Based on the discounted cash flow analysis, Merrill Lynch calculated that the implied equity value per MeriStar share ranged from $0.80 to $1.90. This compares to the closing price of a share of MeriStar common stock on April 29, 2002 of $1.13.

     Pro forma EPS accretion/(dilution) analysis. Merrill Lynch reviewed and analyzed the potential pro forma effect of the merger on the future earnings per share, or EPS, of MeriStar and the implied effect on Interstate stockholders based on the exchange ratio in the merger of 4.6x. For purposes of this analysis, Merrill Lynch analyzed information from 2002 through 2004 based upon management estimates for the future financial performance of Interstate and MeriStar as well as the pro forma cost savings and related expenses and synergies expected to result from the merger as furnished by the senior managements of Interstate and MeriStar. Based on information received from the senior management of Interstate and MeriStar, Merrill Lynch assumed pre-tax synergies of $5 million in 2002 and $10 million annually after 2002. The merger was assumed to have closed on June 30, 2002, and 2002 results are pro-forma for the whole year. This analysis resulted in the following impact on the future earnings per share to current Interstate and MeriStar stockholders:

                       PRO FORMA EPS ACCRETION/(DILUTION)

YEAR                                         TO INTERSTATE STOCKHOLDERS   TO MERISTAR STOCKHOLDERS
----                                         --------------------------   ------------------------
2002E.....................................             $0.58                       $(0.01)
2003E.....................................              0.41                         0.03
2004E.....................................              0.15                         0.03

     The financial forecasts that underlie this analysis are subject to substantial uncertainty, and accordingly, actual results may be substantially different.

     Historical Stock Price and Exchange Ratios. Merrill Lynch compared the ratio of the Interstate Class A common stock closing prices to the MeriStar share closing prices and the exchange ratio of

4.6 shares of combined company common stock for each share of Interstate common stock in the merger, for time periods ranging from June 18, 1999, the date of Interstate's spin-off, to April 29, 2002. Merrill Lynch then calculated the resulting premium to the market exchange ratio that the exchange ratio of 4.6 in the merger represented. The following table summarizes the results of this analysis:

                                                          AVERAGE MARKET   MERGER EXCHANGE
                                                          EXCHANGE RATIO    RATIO PREMIUM
                                                          --------------   ---------------
As of April 29, 2002....................................      2.212x            108.0%
One week ended April 29, 2002...........................      2.256             103.9%
One month ended April 29, 2002..........................      2.595              77.3%
Six months ended April 29, 2002.........................      2.414              90.6%
One year ended April 29, 2002...........................      2.029             126.7%
Two years ended April 29, 2002..........................      1.484             210.0%
Since June 18, 1999.....................................      1.370             235.8%

     Merrill Lynch also reviewed the trading history of the Interstate Class A common stock and the MeriStar common stock for the 52-week period ending April 29, 2002 and observed that the low and high closing share prices during that period for the Interstate Class A common stock were $1.31 and $3.00, respectively, and the low and high closing share prices during that period for the MeriStar shares were $0.54 and $2.14, respectively.

     EBITDA contribution analysis. Merrill Lynch analyzed the implied exchange ratio resulting from a debt-adjusted EBITDA contribution in fiscal years 2001, 2002 and 2003 of Interstate and MeriStar. For the purposes of the analysis, Interstate was valued based on multiples of its projected EBITDA of from 4.0x to 6.0x, and MeriStar was valued based on its EBITDA multiples on April 29, 2002. The analysis resulted in an implied exchange ratio range of 3.262x to 4.616x. This compares to the exchange ratio in the merger of 4.6 shares of combined company common stock for each share of Interstate common stock.

     Investor group conversion and incentive payment. Merrill Lynch reviewed and analyzed the theoretical current valuation of the Interstate securities held by the Interstate principal investor group and compared that valuation to the value received by the Interstate principal investor group following conversion of their securities and receipt of the $9.25 million conversion incentive payment. For the purpose of valuing the Interstate principal investor group securities Merrill Lynch examined the "bond component" and the underlying option value of the securities. In valuing the bond component, Merrill Lynch used discounted cash flows for future coupon and preferred dividend payments with a discount rate range of 9.6% to 11.6%, which was derived from a spread range of 5.0% to 7.0% over the August 15, 2007 Treasury securities yield of 4.6%. In valuing the option component, Merrill Lynch used a Black-Scholes model with a volatility range of 60% to 80%, based on MeriStar's historical volatility, and assumed MeriStar's share price of $1.13 as of April 29, 2002 and 34.5 million shares of combined company common stock underlying the Interstate convertible securities held by the principal investor group, assuming conversion of the Interstate convertible securities into Interstate common stock and the exchange in the merger of those Interstate shares of common stock for shares of combined company common stock. The following table summarizes the results of this analysis:

    VALUE OF THE BOND     VALUE OF THE OPTION
        COMPONENT              COMPONENT         TOTAL THEORETICAL VALUE
    -----------------    ---------------------   -----------------------
  $26.5-$28.9 million      $24.9-$28.7 million      $51.4-$57.6 million

     The following table summarizes the economic value of the conversion incentive payment and the combined company securities received by the Interstate principal investor group after the conversion of the

Interstate securities held by that group into Interstate common stock and the exchange of those shares of common stock for shares of combined company common stock in the merger:

                              VALUE OF THE COMBINED
  VALUE OF THE CONVERSION    COMPANY'S COMMON STOCK
     INCENTIVE PAYMENT      RECEIVED AFTER CONVERSION    TOTAL VALUE
  -----------------------   -------------------------   -------------
       $9.2 million               $39.0 million         $48.2 million

     Based on its analysis, Merrill Lynch determined that the Interstate principal investor group received 6% to 16% less than the current theoretical value of their securities.

     Merrill Lynch also analyzed the economic value to the Interstate principal investor group assuming conversion of their securities into Interstate Class A common stock and receipt of the conversion incentive payment, but assuming that the merger is not completed. The current theoretical value was based on the bond component and the underlying option value of the securities. To value the bond component, Merrill Lynch used discounted cash flow for future coupon and preferred dividend payments with a discount rate range of 9.6% to 11.6%, which was derived from a spread range of 5.0% to 7.0% over the August 15, 2007 Treasury securities yield of 4.6%. To value the option component, Merrill Lynch used a Black-Scholes model with a volatility range of 50% to 70%, based on Interstate's historical volatility, and Interstate's share price of $2.50 as of April 29, 2002. The conversion incentive payment was valued at $9.25 million and the shares owned by the Interstate principal investor group following the conversion of their securities into Interstate Class A common stock were valued assuming 7.5 million underlying shares of Interstate common stock and a price range of $2.50 to $5.00. The following table illustrates the potential economic value to the Interstate principal investor group:

     INTERSTATE
    COMMON STOCK     CURRENT THEORETICAL   PRO FORMA VALUE     PREMIUM/
       PRICE          VALUE (MILLIONS)       (MILLIONS)       (DISCOUNT)
    ------------     -------------------   ---------------   -------------
       $2.50            $33.7 - $39.0           $28.0        (17)% - (28)%
        3.00             33.7 -  39.0            31.8         (6)% - (19)%
        3.50             33.7 -  39.0            35.5          5 % -  (9)%
        4.00             33.7 -  39.0            39.3         16 % -   1 %
        4.50             33.7 -  39.0            43.0         28 % -  10 %
        5.00             33.7 -  39.0            46.8         39 % -  20 %

     Miscellaneous. Interstate selected Merrill Lynch as its financial advisor in connection with the proposed transaction based on Merrill Lynch's reputation, expertise and familiarity with Interstate and its business. Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financing, bankruptcy reorganizations and similar recapitalizations, negotiated underwriting, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes.

     Under an engagement letter dated April 11, 2002, as supplemented and amended on April 29, 2002, Merrill Lynch was retained to provide financial advisory services in connection with the Shaner Hotel Group tender offer and the proposed merger with MeriStar and to provide an opinion as to the fairness of the proposed merger. The terms of this engagement include payment to Merrill Lynch of fees totaling $1,100,000 for services rendered in connection with the Shaner Hotel Group tender offer and the proposed merger. Interstate has also agreed to reimburse Merrill Lynch for its expenses incurred in performing its services. In addition, Interstate has agreed to indemnify Merrill Lynch and its affiliates, controlling persons, officers, agents and employees against selected liabilities and expenses, related to or arising out of Merrill Lynch's engagements and any related transactions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. In considering the recommendations of the respective boards of directors and managers of MeriStar and Interstate, you should be aware that members of the boards and management of each of MeriStar and Interstate may have interests in the merger that are different from, or in addition to, your interests as a stockholder resulting in potential conflicts of interest. The boards of each company recognized these interests and determined that these interests neither supported nor detracted from the fairness of the merger to you.

     Interests of MeriStar's directors, officers and significant stockholders. Some of MeriStar's officers and directors and significant stockholders have interests in the merger that are different from, or in addition to, your interests generally and that may create a potential conflict of interest.

     In connection with the merger, some of MeriStar's senior management will become senior management of the combined company. Mr. Paul W. Whetsell, the Chairman and Chief Executive Officer of MeriStar, will become the Chairman and Chief Executive Officer of the combined company and Mr. John Emery, the President and Chief Operating Officer of MeriStar, will become the President and Chief Operating Officer of the combined company. Mr. Robert Morse, the
President -- Hotels & Resorts of MeriStar, will become President -- Hotel Operations of the combined company. Mr. James A. Calder, the Chief Financial Officer of MeriStar, Bruce G. Wiles, the Chief Investment Officer of MeriStar and Mr. Thomas Vincent, President -- BridgeStreet of MeriStar, will each have the same positions at the combined company. Mr. Steven D. Jorns, a director and Vice-Chairman of MeriStar, will be a director of the combined company. In addition, Ms. Leslie R. Doggett and Messrs. J. Taylor Crandall and James B. McCurry, who are directors of MeriStar, will be directors of the combined company.

     MeriStar has entered into employment agreements with Messrs. Whetsell, Emery, Jorns, Morse and Calder which entitle each to payments and other benefits in the event his employment terminates under specified circumstances.

     Under Mr. Whetsell's November 1, 2001 employment agreement, if he is terminated by MeriStar without cause or other than by reason of death or disability, or if he voluntarily terminates his employment with good reason, in each case, within 24 months following a change in control of MeriStar, he will receive a lump sum payment equal to the sum of his then annual base salary and his bonus for the preceding year times the greater of:

     - a fraction, the numerator of which is the number of days remaining in the original term of the employment agreement and the denominator of which is 365 and

     - 3.5.

     In addition, under those circumstances, all of his unvested stock options and restricted stock awards will immediately vest, and these options, along with his previously vested and unexercised options, will be exercisable for one year. In addition, his health insurance benefits under his employment agreement will continue for a period equal to the greater of two and a half years or the remaining term of his employment agreement, without further extension, provided, however, that those continued health insurance benefits cease at the time he obtains health coverage from another employer. In the event any payment, benefit or compensation to Mr. Whetsell or any accelerated vesting of his rights with respect to stock options or restricted stock, results in the imposition of an excise tax payable by him under Section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to Mr. Whetsell in the amount of that excise tax and must also make a cash payment to Mr. Whetsell in an amount equal to the total of federal, state and local income and excise taxes for which he may be liable on account of that excise tax. The merger will be a change in control of MeriStar under Mr. Whetsell's employment agreement.

     Under Mr. Emery's April 1, 2000 employment agreement, as amended as of November 1, 2000 if he is terminated by MeriStar without cause or other than by reason of death or disability, or if he voluntarily

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terminates his employment with good reason, in each case, within 24 months following a change in control of MeriStar, he will receive a lump sum payment equal to the sum of his then annual base salary and his bonus for the preceding year times the greater of:

     - a fraction, the numerator of which is the number of days remaining in the original term of the employment agreement and the denominator of which is 365 and

     - 3.0.

     In addition, under those circumstances, all of his unvested stock options and restricted stock awards will immediately vest, and these options, along with his previously vested and unexercised options, will be exercisable for one year, and his health insurance benefits under his employment agreement will continue for a period equal to the greater of two years or the remaining term of his employment agreement, without further extension; provided, however, that those continued health insurance benefits cease on the date on which Mr. Emery obtains health insurance from a subsequent employer. In the event any payment, benefit or compensation to Mr. Emery, or any accelerated vesting of his rights with respect to stock options or restricted stock, results in the imposition of an excise tax payable by him under Section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code, MeriStar will make a cash payment to Mr. Emery in the amount of that excise tax and must also make a cash payment to Mr. Emery in an amount equal to the total of federal, state and local income and excise taxes for which he may be liable on account of that excise tax. The merger will be a change in control of MeriStar under Mr. Emery's employment agreement.

     Under Mr. Jorns' August 3, 1998 employment agreement, which was amended by a letter agreement dated December 10, 1998, if he is terminated by MeriStar without cause or other than by reason of death or disability, or if he voluntarily terminates his employment with good reason, in each case, within 24 months following a change in control of MeriStar, he will receive a lump sum payment equal to the sum of his then annual base salary and his bonus for the preceding year times the greater of:

     - a fraction, the numerator of which is the number of days remaining in the original term of the employment agreement and the denominator of which is 365 and

     - 3.0.

     In addition, under those circumstances, all of his unvested stock options and restricted stock awards will immediately vest and, along with his previously vested and unexercised options, be exercisable for one year, and his health insurance, life insurance and disability insurance benefits under his employment agreement will continue for a period equal to the greater of two years or the remaining term of his agreement without extension. The merger will be a change in control of MeriStar under Mr. Jorns' employment agreement.

     Under Mr. Morse's November 1, 2001 employment agreement, if he is terminated by MeriStar without cause or other than by reason of death or disability, or if he voluntarily terminates his employment with good reason, in each case, within 18 months following a change in control of MeriStar, he will receive a lump sum payment equal to two times the sum of his then annual base salary and his bonus for the preceding year. In addition, under those circumstances, all of his unvested stock options will immediately vest and these options, along with his previously vested and unexercised options, will be exercisable for one year, and his health insurance benefits under his employment agreement will continue for a period equal to the earlier of one year from the end of the term of the agreement or the date on which Mr. Morse obtains health insurance from a subsequent employer. In the event any payment, benefit or compensation to Mr. Morse, or any accelerated vesting of his rights with respect to stock options or restricted stock, would result in Mr. Morse receiving "parachute payments" under Section 280G and 4999 of the Internal Revenue Code, a "contingent cut back" provision in the agreement would be applicable. Under this provision, cash payments and other benefits, such as health insurance benefits and the acceleration of vesting, would be cut back to a level such that none of the payments and benefits provided to Mr. Morse would constitute "excess parachute payments" and, therefore, MeriStar would be entitled to take a
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deduction for the amount of those payments and benefits and Mr. Morse would not be subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, unless the cut-back would result in Mr. Morse receiving an amount less than he would have received if the payments and benefits had not been cut back and he had been subject to the 20% excise tax. The merger will be a change in control of MeriStar under Mr. Morse's employment agreement.

     Under Mr. Calder's August 3, 1998 employment agreement, if he is terminated by MeriStar without cause or other than by reason of death or disability, or if he voluntarily terminates his employment with good reason, in each case, within 18 months following a change in control of MeriStar, he will receive a lump sum payment equal to two times the sum of his then annual base salary and his bonus for the preceding year. In addition, under those circumstances, all of his unvested stock options and restricted stock will immediately vest and, along with his previously vested and unexercised options, be exercisable for one year and shares of restricted stock previously granted to Mr. Calder will become free of all contractual restrictions. Mr. Calder will also be entitled to health insurance benefit continuation for a period equal to the earlier of one year from the end of the term of the agreement and the date on which Mr. Calder obtains health insurance from a subsequent employer. Mr. Calder's agreement contains a "contingent cut-back" provision similar to the one contained in Mr. Morse's agreement. The merger will be a change in control of MeriStar under Mr. Calder's employment agreement.

     Mr. Vincent's employment contract does not contain change of control provisions.

     As of the record date, approximately 4.8 million shares of MeriStar common stock were subject to options granted to executive officers and directors under MeriStar's incentive plan. Under the terms of MeriStar's incentive plan, the approval of the merger by the MeriStar board of directors caused all of the options issued under that plan to vest.

     None of the directors or officers of MeriStar beneficially owns more than 1.0% of the outstanding common stock of MeriStar except for Messrs. Crandall (3.4%), Jorns (3.6%) and Whetsell (2.3%). All percentages are as of April 30, 2002. As of April 30, 2002, the directors and executive officers of MeriStar beneficially owned an aggregate of approximately 10.7% of the total outstanding shares of MeriStar voting stock.

     Interests of Interstate's directors, officers and significant stockholders. Some of Interstate's officers and directors and significant stockholders have interests in the merger that are different from, or in addition to, your interests generally and that may create a potential conflict of interest.

     Mr. Kevin P. Kilkeary, President and Chief Operating Officer of Interstate, will become President -- Hotel Operations of the combined company. Mr. Thomas F. Hewitt, Chairman of the Board and Chief Executive Officer of Interstate, will be a director of the combined company.

     On April 30, 2002, Mr. Kilkeary entered into an amended and restated employment agreement with Interstate, which will become effective upon the closing of the merger. The terms of this amended and restated employment agreement are substantially similar to the terms of Mr. Kilkeary's employment agreement, dated August 31, 2000, with the exception of the following:

     - Mr. Kilkeary's title will be President--Hotel Operations of the combined company.

     - Mr. Kilkeary will be employed for a three-year term beginning on the closing date of the merger, with automatic one-year extensions beginning on the one and one-half year anniversary of the closing date of the merger, unless either party gives 90 days' prior written notice. Mr. Kilkeary's current employment agreement has a term ending on October 20, 2002, with annual extensions after that, subject to each party's right not to extend upon 90 days' written notice.

     - Mr. Kilkeary will receive an annual base salary of $325,000 per year, subject to increase by the board of directors, compared to $300,000 under his current employment agreement.

     - Mr. Kilkeary will be eligible for a performance bonus of between 87.5% and 175% of his base salary. Mr. Kilkeary's current employment agreement has no minimum bonus amount.

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     - If Mr. Kilkeary's employment is terminated by Mr. Kilkeary for good reason or by the combined company for any reason other than cause, death or disability, he will be entitled to receive:

        - the greater of his salary and bonus for the year preceding his termination or his salary and a bonus equal to the greater of 87% of Mr. Kilkeary's base pay or the highest bonus received during the term of the employment agreement, compared to his current employment agreement, which entitles him to receive the greater of his salary and bonus for the year preceding his termination or his salary and a bonus equal to the highest bonus received during the term of the employment agreement; and

        - the continuation of health and welfare benefits for one year following termination of employment.

     None of the directors or officers of Interstate holds more than 1.0% of the outstanding common stock of Interstate, except for Messrs. Hewitt (3.6%), Richardson (2.8%) and Kilkeary (1.4%). In addition Mr. Alibhai personally owns 30,000 shares of Interstate's Class A common stock, and Mr. Weiser personally owns 22,642 shares of Interstate's Class A common stock, each of which is less than 1.0% but, because of their respective interests in the Interstate principal investor group, they are each deemed to beneficially own 49.0% of Interstate's outstanding common stock. As of the record date for the Interstate stockholder meeting, the directors and executive officers of Interstate beneficially owned an aggregate of approximately 57.0% of the total outstanding shares of Interstate common stock.

     Subject to the completion of the merger, the Interstate principal investor group has agreed to pay, on the date which is 180 days from the effective time of the merger, Messrs. Hewitt and Kilkeary $286,822 and $143,411, respectively, in either cash or registered, unrestricted stock of the combined company or a combination of cash and stock, at the Interstate principal investor group's election in connection with their conversion of their shares of Interstate Series B preferred stock into shares of Interstate Class A common stock.

     As described in Interstate's proxy statement on Schedule 14A filed with the Securities and Exchange Commission on September 15, 2000, Interstate formed a joint venture with affiliates of the Interstate principal investor group for the purpose of acquiring hotel properties to be managed by Interstate. Under the terms of their respective employment agreements, Messrs. Hewitt and Richardson were granted limited partnership interests in this joint venture of 3% and 2.25%, respectively. Mr. Hewitt's interest was structured to entitle him to receive a preferential distribution of $1 million of capital proceeds and to participate in 3.0% of residual cash flows from the joint venture. Mr. Richardson's interest was structured to entitle him to receive a preferential distribution of $750,000 of capital proceeds and to participate in 2.25% of residual cash flows. Subject to the completion of the merger, the combined company will, if requested by Mr. Hewitt at any time following the two year anniversary of the effective time of the merger, negotiate in good faith the purchase and/or redemption of Mr. Hewitt's interest in the joint venture at a price to be mutually agreed by the parties at the time of Mr. Hewitt's request.

     Subject to the completion of the merger, Mr. Richardson will receive payments totaling $950,000 in connection with the purchase and/or redemption of his interest in the joint venture described above, the conversion of his shares of Interstate Series B preferred stock into shares of Interstate Class A common stock, a bonus and a consulting arrangement, under which he will provide consulting services to the combined company regarding the operations of Interstate's insurance business. Of these payments, $483,000 will be made by Interstate's principal investor group at its election in either cash, registered, unrestricted stock of the combined company or a combination of both, and $467,000 will be made in cash by the combined company.

     The combined company has agreed, from and after the effective time of the merger, to indemnify the present and former directors and officers of Interstate and has agreed to maintain directors' and officers' liability insurance for these individuals in place for six years following completion of the merger.

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     On February 12, 2002, Interstate entered into an amended and restated
employment agreement with Mr. Hewitt. Under the terms of this agreement, Mr. Hewitt is entitled to the following payments upon his termination:

     - Mr. Hewitt was previously granted 181,907 restricted shares of Interstate's Class A common stock. All previously unvested shares vested on October 20, 2000, in exchange for his waiver of stock option rights and severance payments owed to him by Interstate under a previous employment agreement. In addition, Interstate loaned Mr. Hewitt $259,254 for payment of his income tax liabilities associated with a restricted stock grant in 1999. If, on the earlier to occur of June 17, 2003 or the date that Mr. Hewitt's employment is terminated other than for cause, the market value of the stock granted to Mr. Hewitt is less than $1.5 million, Interstate will forgive this loan in proportion to the amount by which the market value of the stock granted to Mr. Hewitt is less than $1.5 million.

     - Interstate loaned Mr. Hewitt $400,000, which is due on June 18, 2005 or 30 days after the termination of his employment, whichever is earlier. If his employment is terminated by Interstate for any reason other than for cause, the loan will be forgiven.

     - If Mr. Hewitt resigns without good reason, he will be entitled to receive his minimum bonus.

     - If Mr. Hewitt is terminated for any reason other than for cause, or death or disability or if he resigns for good reason, he will be entitled to receive:

        - His minimum bonus;

        - The greater of:

           - twice his base pay and the average of each of his annual performance bonuses during the term of his agreement, but in no event less than his minimum bonus, and

           - his base pay and the average of each of his annual performance bonuses during the term of his agreement, but in no event less than his minimum bonus, for the remainder of the term;

        - The continuation of health and welfare benefits for 24 months; and

        - Immediate vesting and nonforfeiture of his Series B preferred stock and his joint venture interest described above.

        - If Mr. Hewitt is terminated as a result of his death or disability, he will be entitled to receive his minimum bonus for the year of termination of his employment, his base pay and minimum bonus for a period of 12 months following the termination of his employment, and immediate vesting and nonforfeiture of his Series B preferred stock and his joint venture interest.

     The completion of the merger will result in a "termination" of Mr. Hewitt's employment other than "for cause." Mr. Hewitt has waived his right to receive from Interstate a lump sum payment of $3.15 million to which he is entitled as a result of the merger and will instead receive monthly payments from the combined company of $75,000 as well as the continuation of all benefits for a period beginning in the month in which the merger becomes effective and ending in January 2006. The combined company will forgive the $400,000 loan made by Interstate to Mr. Hewitt and will partially forgive the $259,254 loan made by Interstate to Mr. Hewitt in an amount as described above in June 2005 rather than at the time of the termination of his employment other than "for cause" as currently contemplated by Mr. Hewitt's employment agreement. The agreements described in this paragraph are conditioned upon the completion of the merger.

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     On August 31, 2000, Interstate entered into an amended and restated
employment agreement with Mr. Richardson. Under the terms of this agreement, Mr. Richardson is entitled to the following payments upon his termination:

     - If Mr. Richardson is terminated for any reason other than for cause, or death or disability or if he resigns for good reason, he will be entitled to receive:

        - The greater of:

           - his salary and bonus for the year preceding termination; and

           - his salary and bonus for the remainder of the term of the agreement;

        - The continuation of health and welfare benefits for 24 months; and

        - Immediate vesting and nonforfeiture of his Series B preferred stock and his joint venture interest described above.

     - If Mr. Richardson is terminated as a result of his death or disability, he will be entitled to receive his base pay for a period of 12 months following the termination of his employment, and immediate vesting and nonforfeiture of his Series B preferred stock and his joint venture interest.

     The completion of the merger will result in a "termination" of Mr. Richardson's employment other than "for cause." As a result of the merger, Mr. Richardson will receive payments totaling $1.2 million from the combined company as well as the continuation of his health and welfare benefits for a period of 24 months following the effective time of the merger.

     Mr. Mahmood J. Khimji, a director of Interstate, holds indirect interests in CapStar Management Company LLC, which owns preferred units constituting an approximately 1% ownership interest in MeriStar H&R Operating Company, L.P.

REGULATORY APPROVALS

     It is a condition to MeriStar's and Interstate's obligations to complete the merger that the applicable waiting period to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated. On May 15, 2002, Interstate and MeriStar each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Bureau of Competition of the Federal Trade Commission.

STOCK EXCHANGE LISTING

     The MeriStar common stock to be issued to Interstate stockholders in connection with the merger is expected to be listed on the NYSE under the symbol "IHR," subject to official notice of issuance. Neither Interstate nor MeriStar is required to close the merger if the common stock issuable in connection with the merger is not approved for listing on the NYSE, subject to official notice of issuance. See the discussion under the caption "Proposal to Amend MeriStar's Certificate of Incorporation to Effect a Reverse Stock Split -- Reasons for the reverse stock split."

     Under the terms of the merger agreement, the combined company will use its reasonable efforts to cause the Interstate Class A common stock to be de-listed from the Nasdaq SmallCap Market and de-registered under the Exchange Act after the completion of the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of MeriStar common stock received by Interstate stockholders in connection with the merger will be freely transferable under the federal securities laws, except for shares received by persons who are deemed to be "affiliates" of MeriStar or Interstate for purposes of Rule 145 under the Securities Act prior to the completion of the merger. These shares may be resold only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or Rule 144 under the Securities Act in the

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case of persons who become affiliates of Interstate or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MeriStar or Interstate generally include individuals or entities that control, are controlled by, or are under common control with, those companies and may include some of their officers and directors, as well as their principal stockholders.

FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF INTERSTATE COMMON STOCK

     The merger is structured as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result, except for cash paid to them instead of fractional shares of combined company common stock, U.S. holders of Interstate common stock will not recognize any taxable gain from the receipt of combined company common stock in connection with the merger. For more information regarding the tax treatment of the merger, please read the section of this joint proxy statement and prospectus entitled "Material United States Federal Income Tax Consequences of the Merger."

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase of MeriStar by Interstate using the purchase method of accounting. The merger will be accounted for as a reverse acquisition, with Interstate as the accounting acquiror and MeriStar as the surviving company. The combined company will record goodwill as the excess of the purchase price over the estimated fair value of net identifiable tangible and intangible assets acquired.

DIVIDEND POLICY

     The combined company anticipates that for the foreseeable future its earnings, if any, will be retained for use in the operation of its business and that no cash dividends will be paid on its common stock. In addition, the combined company's new senior secured credit facility will contain restrictive covenants, which will limit the combined company's ability to make dividend payments or other distributions on its equity interests. The decision of the combined company's board as to whether or not to pay cash dividends in the future will depend upon a number of factors, including the combined company's future earnings, capital requirements, financial condition and the existence or absence of any contractual limitations on the payment of dividends.

     Under the merger agreement, MeriStar and Interstate have each agreed not to declare, set aside or pay any dividend on their equity securities until the merger is completed without the prior written consent of the other, except for dividends required under the terms of Interstate's Series B preferred stock, or as otherwise permitted.

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                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, as amended on June 3, 2002. A copy of the merger agreement, as amended, is attached as Appendix A to this joint proxy statement and prospectus. You should read it carefully and in its entirety for a more complete understanding of its terms. The provisions of several related agreements are summarized in the next section entitled "Description of Related Agreements."

GENERAL

     The merger agreement provides that, following the receipt of the requisite approvals of the MeriStar stockholders and the Interstate stockholders and the satisfaction or waiver of the other conditions to the merger, Interstate will be merged with and into MeriStar. After the merger, MeriStar will continue as the combined company under the name "Interstate Hotels & Resorts, Inc."

     The merger will be effective at the time MeriStar and Interstate file a certificate of merger with the Delaware Secretary of State and articles of merger with the State Department of Assessments and Taxation of Maryland. These filings will occur as soon as is practicable after the closing under the merger agreement. Unless agreed otherwise, the closing will occur at 10:00 a.m. on the second business day after the date on which the satisfaction or waiver of the conditions to closing in the merger agreement occurs.

     On June 26, 2002, the record date for the Interstate stockholder meeting, as required by the Interstate voting and conversion agreement, holders of Interstate's Series B preferred stock and 8.75% convertible notes converted all but 10 shares of the outstanding Series B preferred stock and $18.8 million of the $25.0 million outstanding principal amount of 8.75% convertible notes into 6,501,640 shares of Interstate's Class A common stock. Under the Interstate voting and conversion agreement, those holders agreed to convert their securities as described above and to vote their shares of Class A common stock in favor of the merger proposal presented by Interstate. For more information about the Interstate voting and conversion agreement, please see the section of this joint proxy statement and prospectus entitled "Description of Related Agreements -- Interstate voting and conversion agreement."

CONVERSION OF SECURITIES

     At the effective time of the merger, each share of Interstate common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into 4.6 shares of combined company common stock and the associated stockholder rights issued under the combined company's stockholder rights plan. The holders of Interstate's convertible securities will be entitled to receive 4.6 shares of MeriStar common stock and the associated stockholder rights issued under the combined company's stockholder rights plan for each share of Interstate Class A common stock into which their convertible securities could have been converted immediately before the merger, ignoring the restrictions on conversion contained in those securities. No fractional shares of combined company stock will be issued.

     If there is a change in the number of shares, or securities or other instruments convertible or exchangeable into, or exercisable for, common stock of MeriStar or Interstate prior to the completion of the merger, the exchange ratio will be adjusted to eliminate the effects of that event.

TREATMENT OF STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

     The merger agreement provides that MeriStar and Interstate will take all actions necessary to cause each outstanding option to purchase Interstate Class A common stock to vest and be converted into an option to purchase 4.6 shares of combined company common stock. The exercise price per share of the combined company common stock will be the exercise price per share of Interstate Class A common stock under the Interstate options divided by 4.6.

     Each option held under the existing stock option plans of MeriStar will remain outstanding but will have vested at the effective time of the merger, which is a change of control under those plans.
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     For more information regarding the combined company's employee benefit plans, please refer to the section of this joint proxy statement and prospectus entitled "Management of the Combined Company After the Merger -- Benefit plans."

EXCHANGE OF STOCK CERTIFICATES

     Exchange agent. Following the merger, the combined company will cause the exchange agent to mail to each record holder of Interstate common stock a letter of transmittal with instructions on how to exchange Interstate common stock certificates for certificate(s) representing shares of combined company common stock. Upon surrender of its Interstate stock certificate to the exchange agent, each Interstate stockholder will be entitled to receive a certificate representing that number of whole shares of combined company common stock and a cash payment instead of fractional shares, if any, plus dividends, if any, which that stockholder is entitled to receive in the merger. Interstate stock certificates will then be canceled. INTERSTATE STOCKHOLDERS SHOULD NOT ENCLOSE STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     Fractional shares. The combined company will not issue any fractional shares of its stock in the merger. Instead, the exchange agent will pay Interstate stockholders for each fraction of the combined company's share of common stock, an amount in cash equal to the product obtained by multiplying the fractional share interest to which the stockholder would otherwise have been entitled by the closing price of a share of MeriStar common stock as reported on the NYSE Composite Transaction Tape on the first trading day immediately preceding the date on which the merger becomes effective.

     Lost certificates. If Interstate stock certificates have been lost, stolen or destroyed, Interstate stockholders will only be entitled to obtain shares of the combined company common stock and any cash payment for fractional shares, by providing an affidavit of loss and posting a bond in an amount sufficient to protect the combined company against claims related to the Interstate certificates, all as explained in the letter of transmittal that will be sent to Interstate stockholders.

REPRESENTATIONS AND WARRANTIES

     MeriStar and Interstate have made customary representations and warranties to each other in the merger agreement, relating, among other things, to:

     - their organization, the organization of their subsidiaries, their charter documents and similar corporate matters;

     - their capital structure;

     - their authority to deliver and execute the merger agreement, its legal force and effect and the absence of conflict between the agreement and their charter documents, the material contracts they entered into, and the laws applicable to them;

     - governmental filings and consents in relation to the merger agreement;

     - the possession of all franchises, licenses, permits and other approvals required to conduct their respective businesses and compliance with laws;

     - their filings with the SEC and their financial statements;

     - the absence of changes or events that could result in material adverse effects;

     - employee benefit plans and labor matters;

     - tax matters;

     - material contracts and debt instruments;

     - litigation issues;

     - environmental matters;

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     - intellectual property rights;

     - non-competition agreements;

     - agreements with regulatory agencies;

     - absence of brokers;

     - impact of antitakeover statutes;

     - information required in the joint proxy statement and prospectus;

     - property issues;

     - the requisite stockholder vote to approve the proposals described in this joint proxy statement and prospectus;

     - payments to employees, officers or directors as a result of the merger;

     - hotel management contracts;

     - potential conflicts of interest;

     - registration rights;

     - the absence of any requirement to be registered under the Investment Company Act of 1940; and

     - laws addressing bribery and corruption.

     MeriStar has also made representations and warranties to Interstate in the merger agreement relating to:

     - the opinion of MeriStar's financial advisor with respect to the fairness, from a financial point of view, of the exchange ratio;

     - amendment of the MeriStar stockholder rights agreement; and

     - MeriStar's long-term apartment rental business.

     Interstate has also made representations and warranties to MeriStar in the merger agreement relating to:

     - the opinion of Interstate's financial advisor with respect to the fairness, from a financial point of view, of the exchange ratio;

     - amendment of the Interstate stockholder rights agreements; and

     - Interstate's insurance business.

     None of the representations and warranties made in the merger agreement will survive the closing of the merger.

MATERIAL COVENANTS

     Interim operations of MeriStar and Interstate. Under the merger agreement, each of MeriStar and Interstate has agreed that, between the time the merger agreement was executed until the effective time of the merger and except for transactions about which the parties have notified each other in writing or that have been approved in writing by an interim transaction committee comprised of Messrs. Whetsell and Hewitt, each will use its reasonable best efforts to and cause each of its subsidiaries to use its reasonable best efforts to:

     - conduct its operations only in the ordinary course of business consistent with past practice and with no less diligence than it would do so in the absence of the merger agreement; and

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     - preserve its business organization, the continued service of its current officers and other key employees and the good will of its customers, suppliers and other persons having business relationships with it.

     In addition, the interim operations covenants state explicitly that, except for the transactions about which the parties have notified each other in writing at the time they entered into the merger agreement or that have been approved in writing by an interim transaction committee comprised of Messrs. Whetsell and Hewitt, each of MeriStar and Interstate may not:

     - amend its charter, bylaws, stockholder rights plan or the comparable organizational documents of any of its subsidiaries, unless required by applicable laws;

     - issue, sell or pledge shares of its capital stock or other equity securities, warrants or options other than intercompany issuances and issuances under outstanding stock options, outstanding convertible securities, outstanding stockholder rights;

     - declare, set aside or pay any dividend or other distribution in respect of any class or series of its capital stock other than intercompany payments among it and its wholly-owned subsidiaries;

     - directly or indirectly split, combine, subdivide, reclassify or redeem, retire, purchase, propose to redeem or purchase any shares of its capital stock or other securities;

     - increase the compensation or fringe benefits payable or to become payable to, grant any severance payment to or enter into any agreement providing for a payment with, its directors, officers or employees and the directors, officers or employees of its subsidiaries, pay any benefit not required by any existing plan, or take any action to accelerate rights under any collective bargaining or any employee benefit plan for the benefit or welfare of any directors, officers or current or former employees, except in each case in accordance with past practice, or to the extent required by applicable law or any existing agreement and except for increases in connection with new hires, promotions or other changes in job status, or under collective bargaining agreements entered into in the ordinary course of business;

     - acquire or dispose of any assets, including intellectual property and the capital stock of its subsidiaries, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice, other than transactions between it and a wholly-owned subsidiary or between two of its wholly-owned subsidiaries;

     - incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness, in each case, other than in the ordinary course of business and under existing lines of credit in accordance with past practice;

     - assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practices;

     - make any loans, advances, capital contributions or other investments in any other entity except for investments in wholly-owned subsidiaries or investments in the ordinary course of business and consistent with past practice;

     - make any loan or advance to any employees or directors;

     - terminate, cancel, request any material change to, or agree to materially amend any contract, permit or license that is material to it and its subsidiaries taken as a whole, or enter into any contract material to it and its respective subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice, or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of 10% of the capital expenditures provided for in its overall annual budget;

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     - take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required under applicable law or generally accepted accounting principles;

     - waive, release, assign, settle or compromise any rights, claims or litigation other than in the ordinary course of business and consistent with past practice in excess of $100,000 per event or as required by a contract in effect on the date of the merger agreement;

     - pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business and consistent with past practice the uninsured portion of which is in excess of $100,000 per event or as required by a contract in effect on the date of the merger agreement;

     - enter into any agreement or arrangement that materially limits or otherwise restricts it, any of its subsidiaries, or any successor corporation, or that would, after the effective time, limit or restrict the combined company and its affiliates, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business and consistent with past practice;

     - make any material tax election or settle or compromise any material federal, state, local or foreign tax deficiency;

     - enter into or amend the material terms of any hotel management agreement or participating lease;

     - act or knowingly omit to act in a manner which would invalidate, abandon or dedicate to the public domain any material intellectual property; or

     - authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of above-listed actions.

     The interim operations covenants also contain restrictions on Interstate's ability to make specified changes to its insurance business and on MeriStar's ability to amend, waive or terminate some of its leases entered into in connection with its BridgeStreet long-term stay business.

     Prior to the time clearance under the Hart-Scott-Rodino Act is obtained, the parties can agree in writing to permit transactions that would otherwise be prohibited by the interim operations covenants. After that clearance is received, any transactions that are prohibited by the interim operations covenant require the approval of an interim transactions committee composed of two members, one appointed by each of MeriStar and Interstate.

     Stockholders Meetings. MeriStar has agreed to call and hold, as promptly as practicable after the effective date of the registration statement of which this joint proxy statement and prospectus forms a part, a special meeting of its stockholders to consider and vote upon the merger proposals to be voted upon by the stockholders of MeriStar as described in this joint proxy statement and prospectus.

     MeriStar has agreed to use its reasonable best efforts to solicit proxies in favor of those proposals and to take all other action necessary or advisable to secure the required vote of the MeriStar stockholders for the merger, except to the extent that taking those actions would cause the MeriStar board to breach its fiduciary duties under applicable law, as determined in good faith by the MeriStar board, having received the advice of independent legal counsel.

     Interstate has agreed to call and hold, as promptly as practicable after the effective date of the registration statement of which this joint proxy statement and prospectus forms a part, a special meeting of its stockholders to consider and vote upon the merger proposal to be voted upon by the stockholders of Interstate as described in this joint proxy statement and prospectus.

     Interstate has agreed to use its reasonable best efforts to solicit proxies in favor of those proposals and to take all other action necessary or advisable to secure the required vote of the Interstate stockholders for the merger, except to the extent that taking those actions would cause the Interstate board to violate the duties of the Interstate board under applicable law, as determined in good faith by a majority of the disinterested directors, having received the advice of outside counsel.

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     Non-solicitation of competing transactions.  Each of MeriStar and
Interstate is subject to substantially identical non-solicitation provisions in the merger agreement.

     Each party and its subsidiaries and their respective directors, officers and other representatives may not solicit, enter into, or provide any nonpublic information to a third party related to, any proposal regarding:

     - mergers, consolidations, share exchanges, business combinations or other similar transactions involving it or its subsidiaries; or

     - any proposal or offer, including, without limitation, any proposal or offer to stockholders of one party, other than a proposal or offer by the other party, or a subsidiary of the other party, to acquire in any manner, directly or indirectly, securities representing more than 30% of the outstanding voting power of that party as of the date of the merger agreement or more than 30% of the consolidated assets of the party.

     Each party may furnish information to, and engage in discussions with, any third party who delivers an unsolicited acquisition proposal to the extent that a disinterested majority of its board of directors determines in good faith after consultation with and receipt of advice from outside counsel that to do so is required by its duties under applicable law and the third party has the ability and financial resources to complete a superior proposal for that party.

     The board of directors or special committee of each party may not withdraw or modify its recommendation of the merger to the stockholders unless that party receives a superior proposal. In order for an acquisition proposal to be a superior proposal for purposes of the merger agreement:

     - a majority of the party's disinterested directors must determine in good faith, after consultation with a nationally-recognized financial advisor, and taking into account all relevant factors, that the proposal is more favorable to that party and its stockholders; and

     - the acquisition proposal must be reasonably capable of being financed.

     Each party must advise the other orally and in writing of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal. Each party must give the other three days' advance notice of any information provided to the third party making the proposal.

     Indemnification and Insurance. After the merger is completed, the combined company has agreed to preserve all rights to indemnification existing as of the date of the merger agreement in favor of any directors, officers, employees or agents of Interstate or its subsidiaries for a period of at least six years following the effective time of the merger. The right to indemnification with respect to a claim asserted during the six-year period will be extended until its final disposition. The combined company will also indemnify directors, officers, employees or agents of Interstate or its subsidiaries against liabilities or claims arising before the merger is completed and in connection with their positions at Interstate. Finally, the combined company will pay those persons legal and other expenses in connection with any proceeding arising out of any matter occurring at or after the effective time of the merger.

     The combined company has agreed to maintain for at least six years after the effective time of the merger the liability insurance Interstate currently maintains for its directors and officers, or similar insurance, provided that the combined company will not be required to pay an insurance premium in excess of 300% of the last insurance premium paid by Interstate before the date of the merger agreement. If this insurance coverage is unavailable, the combined company will obtain as much comparable insurance as possible for an annual premium equal to that maximum amount.

CONDITIONS TO THE MERGER

     Conditions to MeriStar's and Interstate's obligations to complete the merger. The respective obligations of MeriStar and Interstate to complete the transactions contemplated by the merger agreement

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are subject to the satisfaction or waiver of the following conditions prior to the effective time of the merger:

     - all proposals relating to the merger described in this joint proxy statement and prospectus shall have been approved by the requisite stockholder votes;

     - the shares of combined company common stock to be issued in connection with the merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

     - the parties to the combined company board composition agreement shall have executed that agreement;

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Act shall have expired or been earlier terminated;

     - all consents, approvals and actions of any governmental entity required for the completion of the merger and the other associated transactions shall have been obtained or made, without any conditions that could result in a material adverse effect on MeriStar, Interstate or the combined company;

     - no court or governmental entity shall have enacted any law, order, injunction or decree that is in effect and prohibits the completion of the merger and the other transactions contemplated by the merger agreement or that could result in a material adverse effect on MeriStar, Interstate or the combined company;

     - all current MeriStar directors shall have resigned except for those directors who will continue as directors of the combined company;

     - MeriStar shall have entered into a definitive agreement with its senior lenders to refinance its debt, and all conditions to the initial funding of that debt shall have been waived;

     - Interstate Series B preferred stock and Interstate 8.75% convertible notes shall have been converted into Interstate Class A common stock in accordance with the Interstate voting and conversion agreement; and

     - the registration statement of which this joint proxy statement and prospectus is a part shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

     Conditions to MeriStar's obligation to complete the merger. The obligation of MeriStar to effect the merger and complete the transactions contemplated by the merger agreement is also subject to the satisfaction or waiver by Interstate of the following conditions at or prior to the effective time:

     - all of Interstate's representations and warranties shall be true and correct as of the date the merger is to close except as would not have a material adverse effect on Interstate;

     - Interstate shall have complied in all material respects with its obligations under the merger agreement;

     - Interstate shall not have experienced a material adverse effect;

     - Interstate shall have received all non-governmental consents that are necessary for the completion of the transactions contemplated by the merger agreement, except for consents under agreements that are otherwise terminable without a fee with less than 90 days' prior written notice and except for consents which, if Interstate failed to receive the consent, the failure could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Interstate;

     - MeriStar shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison that the merger will qualify as a reorganization for federal income tax purposes; and

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     - Specified existing agreements relating to the purchase by Interstate's investor group of the Interstate Series B preferred stock and 8.75% convertible notes shall have been terminated.

     Conditions to Interstate's obligation to complete the merger. The obligation of Interstate to effect the merger and complete the transactions contemplated by the merger agreement is also subject to the satisfaction or waiver by Interstate of the following conditions at or prior to the effective time:

     - all of MeriStar's representations and warranties shall be true and correct as of the date the merger is to close, except as would not have a material adverse effect on MeriStar;

     - MeriStar shall have complied in all material respects with its obligations under the merger agreement;

     - MeriStar shall not have experienced a material adverse effect;

     - MeriStar shall have received all non-governmental consents that are necessary for the completion of the transactions contemplated by the merger agreement, except for consents under agreements that are otherwise terminable without a fee with less than 90 days' prior written notice and except for consents which, if MeriStar failed to receive the consent, the failure could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on MeriStar;

     - Interstate shall have received an opinion from Arnold & Porter that the merger will qualify as a reorganization for federal income tax purposes;

     - MeriStar Hospitality shall not have revoked or repudiated:

        - its agreement with respect to the amendment of a credit facility it has extended to MeriStar; or

        - its waiver of its right to terminate the intercompany agreement and existing management agreements to which it or its subsidiaries are party which right is triggered by the merger; and

     - MeriStar shall have entered into a registration rights agreement with Interstate's investor group providing for registration rights with respect to the combined company's common stock they will receive upon completion of the merger.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated by mutual written consent of MeriStar and Interstate. In addition, either MeriStar or Interstate may terminate the merger agreement if:

     - the proposals relating to the merger described in this joint proxy statement and prospectus are not approved by the requisite vote of stockholders of MeriStar or the requisite vote of stockholders of Interstate;

     - either MeriStar's or Interstate's stockholder meeting to approve the merger has not been held on or before October 26, 2002;

     - the merger has not occurred on or before October 31, 2002, except that the right to terminate the merger agreement will not be available to the party whose failure to fulfill any obligation under the merger agreement is the cause of the delay. However, the merger agreement may be extended 30 days by written notice of either MeriStar or Interstate to the other if a federal antitrust authority seeks an order, injunction or decree with respect to the legality of the merger under antitrust laws or either MeriStar or Interstate shall have commenced an appeal of that order, injunction or decree; provided, however, that in no event can the merger agreement termination date be extended beyond December 31, 2002; or

     - any order, injunction or decree preventing the merger has been entered by any court or governmental entity and is final and nonappealable.

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     MeriStar may terminate the merger agreement if:

     - Interstate's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to MeriStar or the merger or resolves to do so;

     - Interstate's board of directors recommends to Interstate's stockholders another acquisition proposal or resolves to do so;

     - a tender offer or exchange offer for any outstanding shares of capital stock of Interstate is commenced, and Interstate's board of directors fails to recommend against it within 10 days;

     - Interstate materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, if the breach is not cured within 30 days after notification of the breach;

     - MeriStar's board changes its recommendation in accordance with the non-solicitation provisions in the merger agreement; or

     - Interstate experiences a material adverse effect, and the material adverse effect continues for more than 30 days after written notification by MeriStar.

     Interstate may terminate the merger agreement if:

     - MeriStar's board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Interstate or the merger;

     - MeriStar's board of directors recommends to MeriStar's stockholders another acquisition proposal or resolves to do so;

     - a tender offer or exchange offer for any outstanding shares of capital stock of MeriStar is commenced, and MeriStar's board of directors fails to recommend against it within 10 days;

     - MeriStar materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, if the breach is not cured within 30 days of notification of the breach;

     - Interstate's board changes its recommendation in accordance with the non-solicitation provisions in the merger agreement; or

     - MeriStar experiences a material adverse effect, and the material adverse effect continues for more than 30 days after written notification by Interstate.

EXPENSES AND TERMINATION FEES

     Payment of expenses of the merger generally. Except as otherwise stated in the merger agreement and except for expenses incurred in connection with filing fees for the proxy statement, the printing and mailing of the proxy materials, commitment fees to lenders, and filing fees under the Hart-Scott-Rodino Act, all expenses incurred in the merger will be paid by the party incurring the expenses.

     Payments from MeriStar to Interstate upon termination. MeriStar will be required to pay Interstate a $2.0 million termination fee and up to $0.5 million in expenses upon termination of the merger agreement if Interstate terminates the merger agreement because:

     - MeriStar has materially breached a representation, warranty or covenant and, if the breach is curable, remains uncured for 30 days, or two business days for a breach of the non-solicitation covenant, following written notice of the breach by Interstate;

     - MeriStar has failed to obtain the necessary MeriStar stockholder vote or has failed to hold the MeriStar stockholder meeting before October 26, 2002;

     - MeriStar's board has withdrawn or changed its recommendation of the merger in a manner adverse to Interstate or the merger or has resolved to do so;

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     - MeriStar's board has recommended to MeriStar stockholders another acquisition proposal or has resolved to do so; or

     - MeriStar's board has failed to recommend against a competing tender or exchange offer within 10 days after the commencement of the offer;

or if MeriStar terminates the merger agreement in order to accept a superior proposal in accordance with the non-solicitation provisions in the merger agreement.

     Payments from Interstate to MeriStar upon termination. Interstate will be required to pay MeriStar a $2.0 million termination fee and up to $0.5 million in expenses upon termination of the merger agreement if MeriStar terminates this merger agreement because:

     - Interstate has materially breached a representation, warranty or covenant and, if the breach is curable, remains uncured for 30 days, or two business days in the case of a breach of the nonsolicitation covenant, following written notice of breach by MeriStar;

     - Interstate has failed to obtain the necessary Interstate stockholder vote or has failed to hold the Interstate stockholder meeting before October 26, 2002;

     - Interstate's board has withdrawn or changed its recommendation of the merger in a manner adverse to MeriStar or the merger or has resolved to do so;

     - Interstate's board has recommended to Interstate stockholders another acquisition proposal or has resolved to do so; or

     - Interstate's board has failed to recommend against a competing tender or exchange offer within 10 days after the commencement of the offer;

or if Interstate terminates the merger agreement in order to accept a superior proposal in accordance with the non-solicitation provisions in the merger agreement.

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                       DESCRIPTION OF RELATED AGREEMENTS

MERISTAR VOTING AGREEMENT

     The following is a summary of the material provisions of the MeriStar voting agreement, as amended. You should read, carefully and in its entirety, the copy of the MeriStar voting agreement that is attached to this joint proxy statement and prospectus as Appendix C.

     In connection with the merger agreement, Messrs. Whetsell, Emery and Jorns and Oak Hill Capital Partners, L.P. and parties related to it, who together beneficially own shares of MeriStar common stock representing, as of the record date, approximately 21% of the outstanding MeriStar common stock, entered into a voting agreement with Interstate. These stockholders have agreed to vote in favor of the merger proposals.

     These stockholders have also agreed to vote against any proposal or action that is not a superior proposal of MeriStar and which is intended or could reasonably be expected to result in a breach of any covenant, representation or warranty of MeriStar under the merger agreement or could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger and the transactions contemplated by the merger agreement or the voting agreement. These stockholders have also agreed not to transfer or assign any of their shares of MeriStar common stock prior to the effective time of the merger agreement, except to other holders who agree to be bound by the MeriStar voting agreement.

     The MeriStar voting agreement terminates upon the termination of the merger agreement.

INTERSTATE VOTING AND CONVERSION AGREEMENT

     The following is a summary of the material provisions of the Interstate voting and conversion agreement, as amended. You should read, carefully and in its entirety, the copy of the Interstate voting and conversion agreement attached to this joint proxy statement and prospectus as Appendix B.

     The Interstate principal investor group, Mr. Thomas F. Hewitt, the Chairman and Chief Executive Officer of Interstate, Mr. J. William Richardson, the Vice Chairman and Chief Financial Officer of Interstate, and Mr. Kevin P. Kilkeary, the President and Chief Operating Officer of Interstate, are parties to the Interstate voting and conversion agreement.

     The Interstate voting and conversion agreement required the holders of all outstanding Interstate Series B preferred stock and 8.75% convertible notes to convert those convertible securities into Interstate Class A common stock on the record date for the Interstate stockholder meeting, subject to pre-existing restrictions in those securities on the amount that could be converted. As of June 26, 2002, the record date for Interstate's stockholder meeting, a share of Series B preferred stock was convertible into 2.5 shares of Interstate Class A common stock, and the 8.75% convertible notes were convertible into Interstate Class A common stock at a conversion price of $4.00 per share. On the record date for the Interstate stockholder meeting:

     - Mr. Hewitt converted all 100,000 shares of his Series B preferred stock into 250,000 shares of Interstate Class A common stock;

     - Mr. Richardson converted all 75,000 shares of his Series B preferred stock into 187,500 shares of Interstate Class A common stock;

     - Mr. Kilkeary converted all 50,000 shares of his Series B preferred stock into 125,000 shares of Interstate Class A common stock;

     - CGLH Partners I LP converted 499,990 of its 500,000 shares of its Series B preferred stock into 1,249,975 shares of Interstate Class A common stock; and

     - CGLH Partners II LP converted $18.8 million of its $25 million outstanding aggregate principal amount of Interstate 8.75% convertible notes into 4,689,165 shares of Interstate Class A common stock.
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     The Interstate principal investor group was not permitted to convert all of its Series B preferred stock and 8.75% convertible notes on the record date because the terms of those securities prohibit any holder and its affiliates from beneficially owning a total of more than 49% of Interstate's outstanding common stock. Accordingly, the Interstate principal investor group on the record date beneficially owned approximately 49% of Interstate's outstanding common stock, along with $6.2 million in aggregate principal amount of 8.75% convertible notes and 10 shares of Series B preferred stock. The merger agreement provides that each of those 10 shares of Series B preferred stock will be converted in the merger into 11.5 shares of the combined company's common stock. The Interstate voting and conversion agreement provides that, immediately following the effective time of the merger, the combined company will convert the remaining 8.75% convertible notes into shares of the combined company's common as if they had been converted into shares of Interstate's common stock immediately before the effective time of the merger and exchanged in the merger, based on the exchange ratio in the merger.

     The Interstate voting and conversion agreement requires Messrs. Hewitt, Richardson and Kilkeary and the Interstate principal investor group, who collectively held, as of the record date for the Interstate stockholder meeting, approximately 56.2% of the outstanding common stock of Interstate, to vote their shares of common stock in favor of the merger. These stockholders have also agreed to vote against any proposal or action that is not a superior proposal or is intended or could reasonably be expected to result in a breach of any covenant, representation or warranty of Interstate under the merger agreement or reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger and the transactions contemplated by the merger agreement or the voting agreement. These stockholders have also agreed not to transfer or assign any of their Interstate securities prior to the effective time of the merger agreement, except to other holders who agree to be bound by the Interstate voting and conversion agreement.

COMBINED COMPANY BOARD COMPOSITION AGREEMENT

     As provided in the proposed charter amendments and in a letter from MeriStar and Interstate to the Interstate principal investor group, the composition of the board of directors of the combined company will remain unchanged for the 18 months after the completion of the merger. In addition, during the 18-month period after the completion of the merger, the combined company, at the request of the Interstate principal investor group, will include five individuals specified by the Interstate principal investor group in the slate of directors recommended for election as director by the board of directors of the combined company, unless, at the time of the election, the Interstate principal investor group and its affiliates and associates beneficially own less than 75% of the combined company common stock that they beneficially owned at the effective time of the merger.

     As a condition to the obligations of both MeriStar and Interstate to complete the merger, the combined company, Interstate's principal investor group, Oak Hill Capital Partners, L.P. and parties related to it and Messrs. Whetsell, Emery, Jorns, Hewitt, Richardson and Kilkeary will enter into a stockholder and board composition agreement.

     The agreement will provide that, during the 18 months after the completion of the merger:

     - if any of Ms. Doggett or Messrs. Jorns, McCurry, Whetsell, Emery or Crandall or any replacement as director for any of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, Mr. Whetsell or his replacement as director, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - if any of Messrs. Flannery, Khimji, Mikulich, Alibhai or Weiser or any replacement as director for any of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, then the majority of that group of individuals, including any of their replacements, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

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     - if all of Messrs. Flannery, Khimji, Mikulich, Alibhai or Weiser or any
       replacement as director for any of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, then Mr. Hewitt or his replacement as director, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - if any of Messrs. Hewitt or Russell or any replacement as director for either of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause then Mr. Hewitt or his replacement as director, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - the combined company will use its best efforts, subject to the fiduciary duties of its board of directors under applicable law, to have any such successor that is designated for nomination under the agreement to be nominated and elected; and

     - the parties to the agreement other than the combined company itself will, if the matter is put to a vote of stockholders, vote their shares of combined company common stock in a manner to cause the election of any such successor that is designated for nomination under the agreement.

CONVERSION INCENTIVE AGREEMENT

     The following is a summary of the material provisions of the Interstate conversion incentive agreement, as amended by a letter agreement between the parties dated June 3, 2002. You should read, carefully and in its entirety, the copy of the Interstate conversion incentive agreement and amending letter agreement attached to this joint proxy statement and prospectus as Appendix D.

     Interstate and the Interstate principal investor group are parties to the Interstate conversion incentive agreement.

     Under the Interstate conversion incentive agreement, Interstate agreed to pay the Interstate principal investor group $9.25 million as an inducement to enter into the Interstate voting and conversion agreement and complete the conversion transaction required by the Interstate voting and conversion agreement. Interstate made this $9.25 million payment on June 26, 2002. The Interstate conversion incentive agreement also provides for the termination, at the effective time of the merger, of the existing agreements among Interstate and the Interstate principal investor group that were entered into in connection with the initial sale of the Interstate Series B preferred stock and 8.75% convertible notes.

NEW CREDIT FACILITY

     A senior secured credit facility of up to $125 million will replace the existing senior credit facilities of both MeriStar and Interstate. The facility, for which credit commitments of $113 million have been obtained, will have a three-year term loan with a principal balance of not less than $65 million nor more than $72 million and a three-year revolver for the balance of the facility. There is a one-year option to extend the revolving facility. The interest rate on the facility will range from LIBOR plus 3.00% to LIBOR plus 4.50%, based on the combined company's ability to meet specified financial covenant levels. On a pro forma basis, after giving effect to the merger, the refinancing and all related transactions, the combined company would have had approximately $81.0 million drawn under the new credit facility as of March 31, 2002.

     The senior secured credit facility will contain affirmative and negative covenants customary for similar financings, including:

     - maintenance of insurance;

     - restrictions upon guarantees of other indebtedness by the combined company's subsidiaries;

     - restrictions upon the combined company's and its subsidiaries' ability to merge with or transfer all or substantially all of its assets to another company;

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

     - restrictions upon the combined company's and its subsidiaries' ability to incur liens;

     - restrictions upon the combined company's and its subsidiaries' ability to incur indebtedness;

     - restrictions upon the combined company's and its subsidiaries' ability to make restricted payments, including dividends on capital stock; and

     - limitations on affiliated transactions.

     The senior secured credit facility will also contain financial covenants customary for similar financings, including:

     - a total leverage test;

     - a minimum net worth test; and

     - an interest coverage test.

     The senior secured credit facility will contain customary events of default. Some of these events of default allow for grace periods.

AMENDMENT TO THE MERISTAR HOSPITALITY CREDIT FACILITY

     MeriStar has a revolving credit facility with MeriStar Hospitality under which MeriStar Hospitality may lend MeriStar up to $50 million for general corporate purposes. As of March 31, 2002, MeriStar had $45.0 million of borrowings outstanding under the MeriStar Hospitality credit facility at an interest rate of 8.4%. The MeriStar Hospitality credit facility matures on the 91st day after the maturity date of MeriStar's senior secured credit agreement.

     MeriStar also has an outstanding $13.1 million term note payable to MeriStar Hospitality. The term note bears interest at the 30-day LIBOR plus 6.50% and matures on the same date as the MeriStar Hospitality credit facility.

     In connection with the proposed merger, MeriStar Hospitality has agreed, in a letter agreement, to amend the MeriStar Hospitality credit facility and term note to provide the following, effective as of the effective time of the merger:

     - the balance of the term note will be added to the MeriStar Hospitality credit facility, and the term note will be retired;

     - the MeriStar Hospitality credit facility will become a term facility, and the maturity date of the facility will be set at the fifth anniversary of the effective time of the merger; and

     - MeriStar will repay $3.0 million of the outstanding loans under the MeriStar Hospitality credit facility.

     In addition, in the letter agreement, MeriStar Hospitality:

     - waived its right to terminate the intercompany agreement between itself and MeriStar as a result of the merger; and

     - agreed to cause its subsidiaries that are parties to hotel management agreements with MeriStar to waive any rights to terminate those agreements as a result of the merger.

     The waivers described above and the completion of the amendments to the MeriStar Hospitality credit facility and term note by MeriStar Hospitality require the fulfillment of a number of conditions at the effective time of the merger, including:

     - the completion of the merger in accordance with the merger agreement;

     - the refinancing of the MeriStar senior secured credit facility as described under "-- New credit facility";

     - the absence of a default or event of default under the MeriStar Hospitality credit facility;

     - MeriStar Hospitality being reasonably satisfied with the proposed amendment to the MeriStar Hospitality credit facility and the related documentation;

     - the absence of amendments to the merger agreement not approved by MeriStar Hospitality; and

     - the receipt of all reasonably requested legal opinions by MeriStar Hospitality.

     MeriStar has agreed to pay the expenses of MeriStar Hospitality incurred in connection with the proposed amendments and the evaluation of the merger agreement.

PREPAYMENT OF INDEBTEDNESS OF PRINCIPAL OPERATING SUBSIDIARY OF INTERSTATE

     Prior to entering into the merger agreement, an affiliate of Wyndham International, Inc., the holder of a 1.6627% non-controlling economic interest in Interstate Hotels, LLC, Interstate's principal operating subsidiary, agreed to permit Interstate to cause Interstate Hotels, LLC, or its subsidiaries, to provide a guaranty and pledge of assets of Interstate Hotels, LLC, or its subsidiaries, under the terms of the proposed senior secured credit facility for the combined company following the merger. In consideration for this agreement, Interstate repaid a promissory note to Wyndham on May 2, 2002 in the outstanding principal amount of $0.75 million and agreed to pay to Wyndham the outstanding principal amount of approximately $3.7 million under a second promissory note prior to Interstate Hotels, LLC, or its subsidiaries, providing any guaranty and pledge of any of its or their assets. In addition, Interstate accelerated the timing of Wyndham's right to require Interstate to redeem Wyndham's interest in Interstate Hotels, LLC to be the earlier of the date on which Interstate repays the second promissory note and July 1, 2004.

REGISTRATION RIGHTS AGREEMENT

     Under the merger agreement, as a condition to Interstate's obligation to complete the merger, MeriStar is required to enter into a registration rights agreement providing the Interstate principal investor group with registration rights in respect of the combined company's common stock they will receive in connection with the merger.

     Incidental registration rights. Under the registration rights agreement, if at any time the combined company proposes to file a registration statement with the SEC to register any of its common stock or other debt or equity securities that may be converted into or exchanged for shares of its common stock, for sale to the public, the Interstate principal investor group will have the right to include in that registration their shares of common stock. This right will be triggered whether the sale to the public is made by the combined company for its own account, or on behalf of any selling stockholder of the combined company.

     However, this right will not be triggered if the sale is:

     - not for cash consideration,

     - is being made in connection with the conversion, exchange or exercise, for shares of the combined company's common stock,

     - of shares of the combined company's common stock that are issuable upon the exercise of stock options, or issuable under the employee stock purchase plan,

     - in connection with an acquisition by the combined company,

     - in connection with any securities exchange offer, dividend reinvestment plan, corporate reorganization, or

     - in connection with any amalgamation, merger or consolidation of the combined company where the combined company is the surviving corporation.

     The ability of the Interstate principal investor group to include shares of common stock in combined company registrations is subject to customary provisions relating to the ability of underwriters to reduce the number of securities to be sold in an offering.

     Demand registration rights. The Interstate principal investor group will also have the right to obligate the combined company to file a registration statement covering the resale their combined company common stock upon written notice to the combined company, so long as this demand for registration is for:

     - at least 2,500,000 shares of the combined company's common stock;

     - securities that are convertible into 2,500,000 shares of the combined company's common stock; or

     - a lesser number of shares, so long as the gross proceeds of the intended sale would not be less than $2,000,000, calculated based on the average closing price of the combined company's common stock over the 10 day trading period immediately preceding the date of the written demand request.

     The combined company may delay filing the demanded registration, or delay the effectiveness of the related registration statement for a period of not more than 90 days if, in the sole judgment of the combined company's board of directors:

     - a delay is necessary in light of pending financing transactions, corporate reorganizations or other major events involving the combined company; or

     - the filing at the time requested would materially and adversely affect the business or prospects of the combined company in light of the disclosures that may be required by applicable law in connection with filing the registration statement.

     These principal stockholders will be entitled to make up to seven demands for registration of their common stock to the company under the registration rights agreement.

     Most favorable registration rights. The registration rights agreement will also provide that if the combined company gives any person registration rights that are more favorable than those granted to these stockholders, other than the number of registrations that may be demanded, with respect to any security of the combined company, the combined company will be required to provide these stockholders with notice of that event, and accord them those more favorable rights.

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

                       PROPOSED AMENDMENTS TO MERISTAR'S
             CERTIFICATE OF INCORPORATION AND BYLAWS IN CONNECTION
                                WITH THE MERGER

     In connection with the merger, MeriStar's board of directors has adopted a resolution to amend selected provisions of MeriStar's certificate of incorporation and bylaws. The amendments would be effective at the effective time of the merger.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     The following are the proposed amendments to the MeriStar certificate of incorporation:

     - Article I shall be restated to read in its entirety as follows: "The name of the corporation is Interstate Hotels & Resorts, Inc. (the "Corporation")."

     - Section A of Article IV shall be amended and restated to read in its entirety as follows:

       "A. Capitalization. The total number of shares that the Corporation shall have the authority to issue is: two hundred and fifty five million (255,000,000), which shall be two hundred and fifty million (250,000,000) shares of common stock, par value of one cent ($0.01) per share (the "Common Stock"), and five million (5,000,000) shares of preferred stock, par value of one cent ($0.01) per share (the "Preferred Stock")."

     - Section B of Article V shall be amended and restated to read in its entirety as follows:

       "B. Number. Until the date (the "Termination Date") that is 18 months after the effective time of the merger between the Corporation and Interstate Hotels Corporation, a Maryland corporation, the Board shall consist of thirteen (13) members, and such number may be changed only with the affirmative vote of at least 75% of the then existing members of the Board. After the Termination Date, the Board shall consist of not less than three (3) and not more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board that would be in office, if no vacancy existed, whether or not present at a meeting."

     - The following shall be added as Section J of Article V:

       "J. Nomination. Until the Termination Date, unless such person has resigned, has retired or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, the Corporation shall nominate the following directors for election at each meeting of the Corporation's stockholders at which directors may be elected:

NAME                                                            CLASS
----                                                          ---------
Paul W. Whetsell............................................    Class I
Thomas F. Hewitt............................................    Class I
John Emery..................................................    Class I
J. Taylor Crandall..........................................    Class I
Karim J. Alibhai............................................   Class II
Joseph J. Flannery..........................................   Class II
Raymond C. Mikulich.........................................   Class II
Mahmood J. Khimji...........................................   Class II
Sherwood M. Weiser..........................................   Class II
Steven D. Jorns.............................................  Class III
James B. McCurry............................................  Class III
Leslie R. Doggett...........................................  Class III
John J. Russell, Jr.........................................  Class III"

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

AMENDMENTS TO THE BYLAWS

     The following are the proposed amendments to the bylaws:

     - Section 3.2 of Article 3 shall be amended and restated to read in its entirety as follows:

       "3.2 Number; Qualification. Until the date (the "Termination Date") that is 18 months after the effective time of the merger between the Corporation and Interstate Hotels Corporation, a Maryland corporation, the Board shall consist of thirteen (13) members, and such number may be changed only with the affirmative vote of at least 75% of the then existing members of the Board. After the Termination Date, the Board shall consist of not less than three (3) and not more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board that would be in office, if no vacancy existed, whether or not present at a meeting. Directors need not be stockholders."

     - The following shall be added as Section 3.19 of Article 3:

       "3.19 Nomination. Until the Termination Date, unless such person has resigned, has retired or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, the Corporation shall nominate the following directors for election at each meeting of the Corporation's stockholders at which directors may be elected:

NAME                                                             CLASS
----                                                           ---------
Paul W. Whetsell............................................     Class I
Thomas F. Hewitt............................................     Class I
John Emery..................................................     Class I
J. Taylor Crandall..........................................     Class I
Karim J. Alibhai............................................    Class II
Joseph J. Flannery..........................................    Class II
Raymond C. Mikulich.........................................    Class II
Mahmood J. Khimji...........................................    Class II
Sherwood M. Weiser..........................................    Class II
Steven D. Jorns.............................................   Class III
James B. McCurry............................................   Class III
Leslie R. Doggett...........................................   Class III
John J. Russell, Jr.........................................   Class III"

     IN CONNECTION WITH APPROVING AND ADOPTING THE OTHER PROPOSALS RELATING TO THE MERGER, THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE AMENDMENTS DESCRIBED ABOVE AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THIS PROPOSAL.

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

           PROPOSAL TO AMEND AND RESTATE THE MERISTAR INCENTIVE PLAN

     The board of directors of MeriStar has adopted an amended and restated incentive plan, a copy of which is attached as Appendix G to this joint proxy statement and prospectus, subject to approval of MeriStar's stockholders. The principal provisions of the new plan are summarized below. As used in this summary, the term "administrator" means the compensation committee or its designees. This summary is not complete and is qualified in its entirety by the literal terms of the amended and restated incentive plan.

     Approval of the amended and restated incentive plan is required in order to:

     - qualify options granted under the amended and restated incentive plan as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent that options are intended to be qualified;

     - allow shares purchased under the amended and restated incentive plan by officers and directors of the combined company to be listed on the NYSE; and

     - to the extent applicable, assure that some stock options and other awards granted under the amended and restated incentive plan are qualified "performance-based compensation" and therefore exempt from the application of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     If approved and adopted by MeriStar's stockholders, the amended and restated incentive plan will replace MeriStar's current incentive plan and will be the incentive plan for the combined company if the merger is completed.

     The purposes of the amended and restated incentive plan are to:

     - attract and retain employees, directors and other service providers with ability and initiative;

     - provide incentives to those deemed important to the success of the combined company and related entities; and

     - align the interests of these individuals with the interests of the combined company and its stockholders through opportunities for increased stock ownership.

     The number of persons expected to participate in the amended and restated incentive plan is approximately 250 if the merger is not completed and 350 if the merger is completed.

     AFTER CAREFUL CONSIDERATION, MERISTAR'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDED AND RESTATED INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED INCENTIVE PLAN.

SUMMARY OF MATERIAL AMENDMENTS TO THE INCENTIVE PLAN

     The following is a summary of the material amendments that will be made to the amended and restated incentive plan. This summary is not complete, and MeriStar stockholders should read both the summary of the plan that is set forth in this section as well as the form of the plan, which is attached as Appendix G to this joint proxy statement and prospectus.

     Clarification of maximum number of shares issuable under the plan. Both the existing incentive plan and the amended and restated incentive plan limit the aggregate number of shares of common stock that may be issued under the plan to 15% of the outstanding number of shares of common stock issued and outstanding as of the end of the preceding fiscal year. The amended and restated incentive plan clarifies that if the number of outstanding shares declines in any period so that the maximum aggregate number of shares issuable under the plan declines below the actual number of shares subject to outstanding options, the outstanding options will not be affected by that decline. However, in that event, no additional options may be granted until the number of shares subject to outstanding options is less than the maximum aggregate. In addition, the amended and restated incentive plan will provide that if the merger is completed, the aggregate limit will be 15% of the number of outstanding shares of common stock of the combined company, giving effect to the conversion of all of the 8.75% convertible notes, after the completion of the merger. If the merger is completed, the aggregate number of shares issued under the plan will also include the number of shares subject to options granted under Interstate's incentive plan, which will be assumed by the combined company.

     Increase in individual award limits. The maximum number of shares that are subject to options granted to any individual in any calendar year may not exceed 1,000,000, compared to 750,000 shares under the existing plan. The maximum number of shares subject to stock awards granted to any individual in any calendar year may not exceed 250,000 shares, compared to 50,000 shares under the existing plan. The maximum number of performance shares that may be awarded in any calendar year may not exceed 50,000 shares, compared to 12,500 shares under the existing plan. All of the limits described in this paragraph will not be adjusted if the proposed reverse stock split occurs.

     Amended conditions for vesting upon a "change of control." The events that cause awards under the amended and restated incentive plan to vest automatically are different from those events under the existing plan. Under the existing plan, the following events cause vesting of awards:

     - the commencement of a public tender offer for all or any portion of the common stock of MeriStar;

     - the submission to the stockholders of MeriStar of a proposal to merge, consolidate or otherwise combine another company with or into MeriStar; or

     - the MeriStar board of directors approves any transaction or event that would constitute a change of control of MeriStar that would be required to be reported under Item 6(e) of Schedule 14A under the Exchange Act.

Awards vest as of the time the tender offer, merger, consolidation, combination, transaction or event is completed.

     The following events would cause awards to vest under the amended and restated incentive plan:

     - other than in connection with the merger, any individual, entity or group acquiring beneficial ownership of 30% or more, on a fully-diluted basis, of either;

      - the outstanding shares of common stock of MeriStar; or

      - the combined voting power of the outstanding voting securities of MeriStar;

     - incumbent directors or replacements for them that are approved by at least 2/3 of the incumbent directors then on the MeriStar board no longer constitute at least a majority of the MeriStar board, provided that if the merger occurs, the directors elected as a result of the merger will be considered to be incumbent directors;

     - other than in connection with the merger, MeriStar is dissolved or liquidated or sells all or substantially all of its business or assets; or

     - a business combination transaction other than the merger occurs, unless, in the transaction:

      - at least 50% of the outstanding voting power of the surviving corporation is held by MeriStar stockholders;

      - no person or entity becomes the beneficial owner of 30% or more of the outstanding voting power of the surviving corporation; and

      - at least a majority of the members of the board of directors of the surviving corporation were members of the MeriStar board at the time of the MeriStar board's approval of the relevant transaction agreement.

     Limit on incentive stock options. The amended and restated incentive plan will provide that no more than 1,000,000 shares issuable under the plan may be subject to incentive stock options. The limit described in this paragraph will not be adjusted if the proposed reverse stock split occurs.

     Default vesting periods for awards. The amended and restated incentive plan will provide that, unless otherwise determined by the administrator on the date of grant and provided in the relevant option agreement, options and restricted stock awards will vest ratably over a three-year period on the first, second and third anniversaries of the grant date. The amended and restated incentive plan will provide that, unless otherwise determined by the administrator on the date of grant and provided in the relevant option agreement, if an employee is terminated, the employee's vested stock options granted under the plan will be exercisable for a period of 90 days after the employee is terminated. The current MeriStar incentive plan does not have these provisions.

     Default option term. The amended and restated incentive plan will provide that, subject to some restrictions on the term of incentive stock options, options granted under the plan will have a term of 10 years, unless otherwise determined by the administrator on the date of grant and provided in the relevant option agreement. The current MeriStar incentive plan contains no default term for non-incentive stock options.

     Tax withholding. The amended and restated incentive plan will add provisions under which participants in the plan will be required to pay MeriStar amounts in respect of required tax withholding and payroll taxes in respect of awards under the plan. In addition, MeriStar will be permitted to withhold a portion of the cash, shares of stock or other property to be delivered to participants under the plan to satisfy those withholding and payroll tax obligations. Participants will also be permitted to deliver shares of MeriStar common stock to satisfy those withholding obligations.

SHARE AUTHORIZATION

     In no event may the total of the following exceed 15% of the number of issued and outstanding shares of MeriStar common stock outstanding as of the end of the preceding calendar year:

     - the number of shares of MeriStar's common stock covered by outstanding awards under the incentive plan; plus

     - the number of shares of MeriStar's common stock issued under the incentive plan; plus

     - if the merger is completed, the number of shares of the combined company's common stock covered by outstanding options that have been granted under the existing Interstate equity incentive plan; plus

     - if the merger is completed, the number of shares of the combined company's common stock issued upon the exercise of stock options that have been granted under the existing Interstate equity incentive plan;

provided, however, that for the year in which the merger is completed, the total of the above shall not exceed 15% of the number of issued and outstanding shares of the combined company as of the day after the effective time of the merger.

     All awards made under the amended and restated incentive plan will be evidenced by written agreements between MeriStar and the participant. The terms of outstanding awards and the per individual limitations on the number of shares subject to award, will be adjusted, as the administrator deems appropriate, in the event of an increase or decrease in the number of shares of common stock or any change in the shares of common stock by reason of a merger, consolidation, reorganization, spin-off, change in corporate structure, stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

     Not more than 1,500,000 shares issuable under the amended and restated incentive plan may be subject to incentive stock options.

ADMINISTRATION

     The incentive plan will be administered by the compensation committee. The compensation committee shall have authority to grant awards under the amended and restated incentive plan upon whatever terms, not inconsistent with the provisions of the plan, that the compensation committee may consider appropriate. These terms may include conditions on the exercisability of all or any part of an option or on the transferability or forfeitability of a stock award, incentive award or performance shares; provided, however, that the compensation committee may, in its discretion, accelerate the time at which any option may be exercised, or the time at which a stock award may become transferable or nonforfeitable or the time at which an incentive award or performance shares may be settled. In addition, the compensation committee shall have complete authority to interpret all provisions of the amended and restated incentive plan and to adopt, amend, and rescind rules and regulations pertaining to the administration of the amended and restated incentive plan; and to make all other determinations necessary or advisable for the administration of the amended and restated incentive plan. Any decision made, or action taken, by the compensation committee or in relation to the administration of the amended and restated incentive plan shall be final and conclusive.

     The compensation committee may delegate its authority to administer the amended and restated incentive plan to one or more of MeriStar's officers. The compensation committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act, its authority to accelerate the vesting of any award, or to make appropriate adjustments to the terms of outstanding awards and the per individual limitations because of stock splits, combinations and other capital transactions.

ELIGIBILITY

     Each employee of MeriStar or its affiliates, including employees who are directors of MeriStar or its affiliates, or any other person whose efforts contribute to MeriStar's or its affiliates' performance or success is eligible to participate in the amended and restated incentive plan.

AWARDS

     The administrator may, from time to time, grant stock options, stock awards, incentive awards or performance shares to eligible employees or other individuals under the amended and restated incentive plan.

OPTIONS

     Options granted under the amended and restated incentive plan may be incentive stock options or non-qualified stock options. An option entitles a participant to purchase a designated number of shares of MeriStar common stock at the exercise price. The exercise price and number of shares subject to the option will be fixed by the administrator at the time the option is granted.

     The exercise price per share of a non-qualified stock option cannot be less than:

     - for options granted to existing employees, 100% of the fair market value of MeriStar's common stock on the date of grant; and

     - for options granted in connection with the hiring of new employees, 85% of fair market value of MeriStar's common stock on the date of grant.

     The exercise price per share of an incentive stock option cannot be less than:

     - for options granted to a 10% or more stockholder of MeriStar, 110% of the fair market value of MeriStar's common stock on the date of grant;

     - for options granted to all other participants, 100% of the fair market value of MeriStar's common stock on the date of grant.

     No more than 10% of the shares subject to non-qualified stock options under the incentive plan may be granted at less than 100% of fair market value.

     Subject to the provisions of the amended and restated incentive plan and the applicable award agreement, an option shall become exercisable in equal installments on the first, second and third anniversaries of the grant date, unless otherwise determined by the administrator on the date of grant and provided in the applicable award agreement; provided, however, that, with respect to each participant, the aggregate fair market value, determined as of the date of grant, of the securities issuable under all incentive stock options held by the participant that vest during any calendar year may not exceed $100,000.

     Unless otherwise determined by the administrator on the date of grant and provided in the relevant option agreement, the term of each option granted under the plan will be ten years, provided that the maximum term of an incentive stock option granted to a 10% stockholder shall not exceed five years and ten years for all other incentive stock options. The maximum term of a non-qualified stock option shall be determined by the administrator on the date of grant, provided that the maximum term shall not exceed ten years. The exercise price may be paid in cash or with a cash equivalent acceptable to the administrator, and, if the award agreement so provides, with shares of MeriStar's common stock with a fair market value equal to the exercise price of the option.

     Incentive stock options may only be granted to employees. In addition, no participant may be granted options in any calendar year for more than 1,000,000 shares of common stock.

STOCK AWARDS

     Participants may also be awarded shares of MeriStar's common stock under a stock award. Unless otherwise determined by the administrator on the date of grant and provided in the relevant option agreement, each award of restricted stock under the plan will vest ratably over a three-year period on the first, second and third anniversaries of the grant date. The administrator will determine other conditions, if any, for the transferability and vesting of the stock award which shall be listed in the applicable award agreement. These conditions may include, for example, a requirement that the participant continue employment with MeriStar for a specified period or that MeriStar or the participant achieve stated performance-related objectives. The performance-related objectives may be stated with reference to the fair market value of MeriStar's common stock or MeriStar's, an affiliate's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or funds from operations.

     Until the time a stock award is forfeited in accordance with the terms of the applicable award agreement, a participant will have all rights of a stockholder with respect to a stock award, including the right to receive dividends and vote the shares.

     The number of shares of common stock awarded to an individual in any calendar year under a stock award may not exceed 250,000. No more than 30% of the shares of common stock available under the amended and restated incentive plan may be issued in the form of stock awards.

INCENTIVE AWARDS

     Incentive awards may also be granted under the amended and restated incentive plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance-related objectives. The performance-related objectives may be stated with reference to the fair market value of MeriStar's common stock or based on MeriStar's, an affiliate's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, or funds from operations, return on assets or other acceptable performance criteria. These terms and conditions also may include other
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limitations on the payment of incentive awards including, but not limited to, requirements that the participant complete a specified period of employment with MeriStar or an affiliate or the participant attain stated objectives or goals, in addition to those prescribed in accordance with the preceding sentence. The administrator at the time an incentive award is granted, shall also specify when amounts shall be payable under the incentive award and whether amounts shall be payable in the event of the participant's death, disability, or retirement. No payment shall be made under an incentive award except to the extent that the administrator certifies that the objectives governing the award have been achieved. The period in which performance will be measured must be at least one year.

     In any calendar year, no participant may receive an incentive award payment that exceeds $250,000 or 100% of the participant's base salary as of the date of grant of the incentive award, whichever is lesser.

PERFORMANCE SHARE AWARDS

     The amended and restated incentive plan will also provide for the award of performance shares. A performance share award entitles the participant to receive a payment equal to the fair market value of a specified number of shares of the MeriStar's common stock if specified standards are met. The administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the participant continue employment with MeriStar for a specified period or that MeriStar or the participant attain stated performance-related objectives. The performance-related objectives may be stated with reference to the fair market value of MeriStar's common stock or based on MeriStar's, an affiliate's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations, return on assets or other acceptable performance criteria. If the administrator, on the date the award is granted, prescribes that no payments will be made with respect to a performance share award unless the performance objectives are achieved, then no payment shall be made unless the compensation committee certifies that the objectives have been achieved.

     To the extent that performance shares are earned, the obligation may be settled in cash, MeriStar's common stock, or by a combination of the two. In any calendar year, no participant may be granted a performance share award for more than 50,000 shares of common stock.

TRANSFERABILITY

     Awards under the incentive plan are generally nontransferable. Except for incentive stock options, the compensation committee may, however, grant awards that are transferable to permitted family members, as defined in Rule 16b-3 under the Exchange Act.

TERMINATION AND AMENDMENT

     No option or stock award may be granted, and no performance shares may be awarded under the amended and restated incentive plan more than ten years after the earlier of the date that the incentive plan is adopted by the board of directors or the date that it is approved by MeriStar's stockholders.

     The board of directors of MeriStar may amend or terminate the amended and restated incentive plan at any time, but an amendment will not become effective without stockholder approval if the amendment materially:

     - increases the number of shares of MeriStar's common stock that may be issued under the amended and restated incentive plan other than an adjustment on account of capital as described above;

     - changes in the class of individuals eligible to participate in the amended and restated incentive plan eligibility requirements; or

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     - increases the benefits that may be provided under the amended and restated incentive plan.

     The administrator may, to the extent consistent with the terms of any award, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted after that under the amended and restated incentive plan; provided that no action of this type shall, without a participant's consent, adversely affect any rights of the participant under any outstanding award.

CHANGE OF CONTROL

     All outstanding options and awards under the amended and restated incentive plan will become fully vested and/or exercisable, as applicable, upon the occurrence of change in control, as defined in the amended and restated incentive plan and, upon at least 10 days prior written notice by the administrator before the date of the completion of the change in control, the administrator may, in its sole discretion, elect to either force the exercise of any outstanding awards within the 10 day period, or cancel any outstanding awards and pay to the holders of them in cash or stock or any combination of them, the value of those awards based upon the price per share of the common stock received or to be received by other stockholders of MeriStar in the event of a change in control.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the grant and exercise of awards under the amended and restated incentive plan and the disposition of shares of common stock purchased as a result of the exercise of those awards is intended to reflect the current provisions of the Internal Revenue Code and the regulations under it. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described by reason of, among other things, the particular circumstances of the participant. FOR THESE REASONS, PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONSEQUENCES OF THEIR PARTICIPATION IN THE AMENDED AND RESTATED INCENTIVE PLAN.

     Options. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying shares over the option exercise price at the time of exercise. The spread will be deductible by MeriStar for federal income tax purposes, provided that income tax reporting requirements are satisfied and, subject to the possible limitations on deductibility under sections 280G and 162(m) of the Internal Revenue Code for compensation paid to executives designated in those sections. The participant's tax basis in the underlying shares of common stock acquired through the exercise of a non-qualified stock will equal the exercise price plus the amount taxable as compensation to the participant. Upon the sale of the shares of common stock received by the participant upon exercise of the non-qualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The participant's holding period for shares of common stock acquired as a result of the exercise of a non-qualified stock option will begin on the date of exercise of the option. Special rules may apply under the Exchange Act.

     The Internal Revenue Code requires that, for incentive stock option treatment, shares of common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of two years from the date of grant of the option, or one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an item of tax preference which may give rise to alternative minimum tax liability for the taxable year in which the exercise occurs. If the participant does not dispose of the shares of common stock before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares of common stock will constitute long-term capital gain or loss, as applicable.

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Assuming both holding periods are satisfied, no deduction will be allowed to
MeriStar for federal income tax purposes in connection with the grant or exercise of an incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares of common stock acquired through the exercise of an incentive stock option disposes of the shares, the participant will generally realize taxable compensation at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of initial exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by MeriStar for federal income tax purposes, subject to the possible limitations on deductibility under sections 280G and 162(m) of the Internal Revenue Code for compensation paid to executives and other persons designated in those sections. Gain recognized on the disposition in excess of the ordinary income resulting from it will be capital gain, and any loss recognized will be a capital loss.

     Stock awards. A participant will generally not be subject to tax upon the grant of a stock award unless the participant otherwise elects to be taxed under section 83(b) of the Internal Revenue Code. On the date shares of common stock that are subject to a stock award become transferable or are no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares common stock on that date over the amount the participant paid for those shares, unless the participant made an election under section 83(b) of the Internal Revenue Code to be taxed at the time of grant. Special rules apply to the receipt and disposition of shares received by officers and directors who are subject to section 16(b) of the Exchange Act. The participant will have a tax basis in the shares of common stock acquired under a stock award equal to the amount the participant paid for those shares plus the amount taxable as compensation to the participant. Upon the sale of the shares of common stock acquired under a stock award, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The amount of taxable compensation to the participant will be deductible by MeriStar for federal income tax purposes, provided income tax reporting requirements are satisfied and subject to the possible limitations on deductibility under sections 280G and 162(m) of the Internal Revenue Code for compensation paid to executives and other persons designated in those sections.

     Performance share awards. A participant will not be subject to tax upon the grant of a performance share award. Upon the delivery of shares of common stock under a performance share award, the participant will have taxable compensation equal to the difference between the fair market value of the number of shares of common stock subject to the award on the date the award is settled over the amount the participant paid for those shares. Special rules apply to the receipt and disposition of shares received by officers and directors who are subject to section 16(b) of the Exchange Act. The participant will have a tax basis in the shares of common stock acquired under a performance share award equal to the amount the participant paid for those shares plus the amount taxable as compensation to the participant. Upon the sale of the shares of common stock acquired under a performance share award, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The participant's holding period for shares acquired as a result of the settlement of a performance share award will begin on the date the participant receives those shares. If the participant receives a cash payment in settlement of his performance share award, the full amount of the cash payment will taxable compensation to him or her. In either case, the amount of taxable compensation to the participant will be deductible by MeriStar for federal income tax purposes, provided that income tax reporting requirements are satisfied and subject to the possible limitations on deductibility under sections 280G and 162(m) of the Internal Revenue Code for compensation paid to executives and other persons designated in those sections.

     Incentive awards. A participant will not be subject to tax upon the grant of an incentive award. If the participant receives a cash payment in settlement of his incentive award, the full amount of the cash payment will taxable compensation to him or her. The amount of taxable compensation to the participant will be deductible by MeriStar for federal income tax purposes, subject to the possible limitations on deductibility under sections 280G and 162(m) of the Internal Revenue Code for compensation paid to executives and other persons designated in those sections.

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     Section 162(m) of the Internal Revenue Code.  In general, section 162(m) of the Internal Revenue Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to exceptions. Options will generally qualify under the performance-based compensation exception if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period, the exercise price is not less than the fair market value of the common stock at the time of grant, and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of two or more outside directors. Other than with respect to grants of non-qualified stock options at less than fair market value, the amended and restated incentive plan is intended to satisfy these requirements with respect to grants of options to covered employees.

     With respect to stock awards, performance share awards and incentive awards, in order to satisfy the performance-based compensation exception to the deduction limitation of section 162(m) of the Internal Revenue Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. The award must also be granted under a stockholder approved plan containing a specified limit on the number of shares, or a maximum dollar amount that, a participant may receive within a specified time period or periods. The amended and restated incentive plan is designed to permit awards of stock awards, performance share awards and incentive awards to qualify under the performance-based compensation exception to section 162(m) of the Internal Revenue Code.

     Sections 2806 and 4999 of the Internal Revenue Code. Where payments to some persons that are contingent on a change in control exceed limits specified in the Internal Revenue Code, the person generally is liable for a 20% excise tax on, and the entity making the payment generally is not entitled to any deduction for, a specified portion of these payments. In the event the exercisability, vesting or payment of any option, or other award granted under the amended and restated incentive plan is accelerated by a change in control, that acceleration would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

NEW PLAN BENEFITS

     Because awards to be granted in the future under the amended and restated incentive plan are at the discretion of the administrator, it is not possible to determine the benefits or the amounts received under the amended and restated incentive by MeriStar's directors, officers, employees or service providers.

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                          PROPOSAL TO AMEND MERISTAR'S
                          EMPLOYEE STOCK PURCHASE PLAN

     On July 28, 1998, the MeriStar board of directors and stockholders adopted an employee stock purchase plan under which 1,500,000 shares of MeriStar common stock are reserved for issuance. The board of directors of MeriStar has adopted an amendment to the MeriStar employee stock purchase plan, subject to the approval of MeriStar's stockholders.

     The amendment is as follows:

     The following paragraph (c) shall be added to Section 12.4 of the employee stock purchase plan: "(c) No adjustment to the maximum number of shares that may be purchased under the Plan shall be made in respect of any reverse stock split approved at the Company's 2002 Annual Meeting of stockholders that is effected by the Company in accordance with such approval."

     The effect of this amendment is to fix the number of shares that may be purchased under the employee stock purchase plan at 1,500,000 shares even though a reverse stock split may be implemented by MeriStar. If the amendment is approved and the merger is completed, the amended plan will be the employee stock purchase plan of the combined company.

     The MeriStar board of directors believes that it is advisable and in the best interests of MeriStar to make the amendment to the employee stock purchase plan described above. The MeriStar board believes that adjusting the number of shares that may be purchased under the employee stock purchase plan upon the effectiveness of the proposed reverse stock split would reduce the number of shares purchasable under the plan below a level that the MeriStar board believes is necessary to permit broad participation by MeriStar's employees in the employee stock purchase plan. In the judgment of the MeriStar board, having too few shares eligible for issuance under the plan would reduce the number of "round-lot" purchases that could be made under the plan and would therefore effectively reduce the number of employees who could participate in the plan. If the merger is completed, a number of current Interstate employees would also be able to participate in the plan, and the need for additional shares available for issuance under the plan would be increased.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE MERISTAR EMPLOYEE STOCK PURCHASE PLAN AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THIS PROPOSAL.

     The principal provisions of the employee stock purchase plan are summarized below. This summary is not complete and is qualified in its entirety by the literal terms of the employee stock purchase plan.

PURPOSE AND ELIGIBILITY

     The MeriStar employee stock purchase plan is intended to provide an opportunity for eligible employees of MeriStar and any affiliated entity to acquire a proprietary interest in MeriStar through the purchase of shares of MeriStar common stock. Each employee of MeriStar customarily employed at least 20 hours or more per week by MeriStar or an affiliate, other than an employee who owns beneficially 5% or more of MeriStar's outstanding common stock, will be eligible to participate in the employee stock purchase plan. The approximate number of persons eligible to participate is 250. If the merger occurs, approximately 350 persons will be eligible to participate.

ADMINISTRATION

     MeriStar's board of directors shall appoint a committee of two or more directors to administer the employee stock purchase plan. No member of the committee shall be an employee eligible to purchase MeriStar's common stock under the employee stock purchase plan. Subject to the express provisions of the employee stock purchase plan, the committee shall have plenary authority in its discretion to appoint, remove and replace the agent selected by the committee to hold MeriStar common stock purchased under the employee stock purchase plan, to interpret and construe any and all provisions of the employee stock

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purchase plan, to adopt rules and regulations for administering the employee stock purchase plan, and to make all other determinations deemed necessary or advisable for administering the employee stock purchase plan. The committee's determination on the above matters shall be conclusive.

DEFERRAL OF COMPENSATION

     Each person electing to participate in the employee stock purchase plan must file a payroll deduction authorization with the chief financial officer of MeriStar, or his or her delegate, which indicates the amount to be deducted from the participant's paychecks. This deduction may not be greater than 8 percent of the participant's base pay. Deductions are accumulated for one month beginning on the first day on which shares are traded on the NYSE during a calendar month and ending on the last day on which shares are traded on the NYSE during a calendar month. This period is referred to as an "offering period."

GRANTING OF OPTIONS

     On the first trading day of every month, participating employees shall be deemed to have been granted options to purchase a number of shares of MeriStar's common stock equal to the number of shares determined by dividing the amount of the employee's payroll deductions authorized to be made through the end of that calendar month plus any carryovers, by 85% of the lesser of the closing price of a share of MeriStar's common stock on the NYSE, or any other exchange on which MeriStar's common stock is principally traded, on the first trading day of the calendar month, or the closing price of a share of MeriStar's common stock on the NYSE, or any other exchange on which MeriStar's common stock is principally traded, on the last trading day of that calendar month.

OPTION PRICE

     The option price of MeriStar's common stock issued under MeriStar's employee stock purchase plan shall be the lesser of:

     - 85% multiplied by the closing price of MeriStar's common stock on the first trading day of each calendar month; or

     - 85% multiplied by the closing price of MeriStar's common stock on the last trading day of the calendar month.

LIMITATIONS ON THE GRANT OF OPTIONS

     No participant may purchase more than 1,000 shares of MeriStar's common stock in any one offering period. In addition, no person shall be granted an option under the employee stock purchase plan which permits his or her rights to purchase shares of MeriStar's common stock under all employee stock purchase plans of MeriStar to accrue at a rate which exceeds $25,000 of the fair market value of the common stock of MeriStar, determined as of the date the option is granted, for each calendar year in which the option is outstanding.

WITHDRAWAL

     By written notice to the agent at any time prior to two days prior to the last trading day applicable to any offering period, a participant may elect to withdraw all, but not less than all, of the amount then credited to the participant's payroll deduction account. Payment of the amount credited to the participant's payroll deduction account will be made to the participant in cash promptly after receipt of the participant's notice of withdrawal, and no further payroll deductions will be made from the participant's pay unless the participant again elects to participate in the employee stock purchase plan in accordance with the terms of the employee stock purchase plan.

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ADJUSTMENT

     If, while any options are outstanding, the outstanding shares of MeriStar's common stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of MeriStar without the receipt of consideration through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the committee or its appointed agent in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price applicable to those outstanding options. In addition, in any event of this type, the number and/or kind of shares which may be offered during the offering periods shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this paragraph, any distribution of shares to stockholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend. IN SPITE OF THE ABOVE, NO ADJUSTMENT SHALL BE MADE TO THE 1,500,000 SHARES RESERVED FOR ISSUANCE UNDER THIS EMPLOYEE STOCK PURCHASE PLAN ON ACCOUNT OF THE PROPOSED REVERSE STOCK SPLIT.

     Upon the dissolution or liquidation of MeriStar, or upon a reorganization, merger or consolidation of MeriStar with one or more corporations because of which MeriStar is not the surviving corporation, or upon a sale of substantially all of the property or stock of MeriStar to another corporation, the holder of each option then outstanding under the employee stock purchase plan will then be entitled to receive at the end of the next offering period upon the exercise of that option for each share as to which this option is exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of MeriStar's common stock was entitled to receive upon and at the time of the transaction.

AMENDMENT AND TERMINATION

     MeriStar's board of directors shall have complete power and authority to terminate or amend the employee stock purchase plan; provided, however, that the board of directors shall not, without the approval of the stockholders of
MeriStar:

     - increase the maximum number of shares which may be issued under any offering; or

     - amend the requirements as to the class of employees eligible to purchase stock under the employee stock purchase plan.

     No termination, modification, or amendment of the employee stock purchase plan may, without the consent of an employee then having an option, adversely affect any right of that employee.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the employee stock purchase plan. This summary is not intended to be complete and, among other things, does not describe state, local or foreign income and other tax consequences. PARTICIPANTS IN THE EMPLOYEE STOCK PURCHASE PLAN ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONSEQUENCES OF THEIR PARTICIPATION IN THE EMPLOYEE STOCK PURCHASE PLAN.

     The employee stock purchase plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code. The employee stock purchase plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code.

     No income will be taxable to a participant until the shares purchased under the employee stock purchase plan are sold or otherwise disposed of. If the shares are sold or otherwise disposed of more than

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two years from the applicable offering date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of:

     - the excess of the fair market value of the shares at the time of this sale or disposition over the purchase price; or

     - an amount equal to 15% of the fair market value of the shares as of the date of grant; any additional gain or loss should be treated as long-term capital gain or loss.

     If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price; any additional gain or loss on a sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. There are special rules for recognizing income that apply in the case of death. MeriStar is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. In all other cases, no deduction is allowed to MeriStar.

     If an affected participant's total compensation from MeriStar, including compensation related to some awards under the employee stock purchase plan, exceeds $1 million, the compensation in excess of $1 million may not be tax deductible by MeriStar under Section 162(m) of the Internal Revenue Code. Affected participants are generally the MeriStar's chief executive officer and the four most highly compensated employees of the MeriStar, other than the chief executive officer, at the end of MeriStar's taxable year.

NEW PLAN BENEFITS

     Because the number of options to be granted in the future under the employee stock purchase plan is contingent upon the number of employees who elect to participate in the employee stock purchase plan, it is not possible to determine the benefits or the amounts received under the employee stock purchase plan by MeriStar's officers and employees.

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                             PROPOSAL TO AMEND THE
                     NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN

     On July 28, 1998, the MeriStar board of directors adopted a non-employee directors' incentive plan under which 125,000 shares of MeriStar common stock were authorized for issuance. Effective June 14, 2000, the plan was amended to increase the number of shares authorized for issuance under the plan to 500,000. The board of directors of MeriStar has adopted an amendment to the MeriStar non-employee directors' incentive plan, subject to the approval of MeriStar's stockholders.

     The amendment is as follows:

     The following paragraph shall be added to the end of Article VII of the non-employee directors' incentive plan: "Notwithstanding the foregoing, no adjustment to the maximum aggregate number of shares of Common Stock that may be issued under the Plan or the size of the awards to be granted under
     Article 4.1 hereof shall be made in respect of any reverse stock split approved at the Company's 2002 Annual Meeting of stockholders that is effected by the Company in accordance with such approval."

     The effect of this amendment is to fix the maximum number of shares that may be granted under the non-employee directors' incentive plan at 500,000 shares and to fix the size of option awards to be granted in the future at 7,500 shares upon initial commencement of service and 5,000 shares after each annual meeting of stockholders, even though a reverse split may be implemented by MeriStar. If the amendment is approved and the merger is completed, the amended plan will be the non-employee directors' incentive plan of the combined company.

     The MeriStar board of directors believes that it is advisable and in the best interests of MeriStar to make the amendment to the non-employee directors' plan described above. The MeriStar board of directors believes that adjusting the number of shares that may be purchased under the non-employee directors' plan upon the effectiveness of the proposed reverse stock split would reduce the number of shares purchasable under the plan below a level that the MeriStar board of directors believes is necessary to permit participation in the plan by MeriStar's board of directors. The MeriStar board of directors also believes that reducing the number of shares subject to future option awards after the proposed reverse stock split would adversely affect the ability of the non-employee directors' incentive plan to produce sufficient incentives for the directors. As of March 31, 2002, approximately 150,000 of the 500,000 shares authorized to be issued under the plan had been issued. If the merger is completed, seven new directors will be appointed as directors of the combined company, and the number of directors of the combined company will be 13, compared to 11 directors for MeriStar, further increasing the demand for option shares.

     THE BOARD OF DIRECTORS OF MERISTAR HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE MERISTAR NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERISTAR COMMON STOCK VOTE FOR THIS PROPOSAL.

     The principal provisions of the non-employee directors' incentive plan, and some federal income tax consequences associated with it, are summarized below. This summary is not complete and is qualified in its entirety by the literal terms of the non-employee directors' incentive plan.

OPTIONS

     Under this plan, each independent director will be awarded an option to purchase 7,500 shares of MeriStar's common stock upon initial commencement of service as a director, whether by appointment or election. After that, each independent director will be granted an option to purchase 5,000 shares of MeriStar's common stock on the first business day following MeriStar's annual meeting of stockholders. If the proposed reverse stock split is completed, the size of the awards to be made after the stock split is completed will not be adjusted. The exercise price of option grants will be 100% of the fair market value of MeriStar's common stock on the date of grant, and options will vest in three annual installments. The

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exercise price may be paid in cash, cash equivalents acceptable to the committee, the common stock of MeriStar or any combination of them. Options granted under this plan, once vested, will be exercisable for ten years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire. All options will vest upon a change in control of MeriStar.

PURPOSE

     The purpose of the non-employee directors' incentive plan is to assist MeriStar in recruiting and retaining non-employee directors and to promote a greater identity of interest between non-employee directors and stockholders by allowing non-employee directors to participate in the success of MeriStar. The number of persons expected to participate in the non-employee directors' incentive plan is approximately 20. If the merger does occur approximately 25 persons will be eligible to participate.

SHARE AUTHORIZATION

     A maximum of 500,000 shares of MeriStar's common stock may be issued under this plan. The share limitation and terms of outstanding awards may be adjusted, as the compensation committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event; provided, however, that no adjustment shall be made to the maximum number of shares of common stock that may be issued under the non-employee directors' incentive plan on account of any reverse stock split approved at MeriStar's 2002 annual meeting of stockholders.

ELIGIBILITY

     MeriStar's non-employee directors' incentive plan will provide for awards to be granted to each director who is not an employee of MeriStar or any of its parents and subsidiaries. The non-employee directors' incentive plan shall be administered by a committee appointed by MeriStar's board of directors or, if the board fails to appoint a committee, the board shall administer the non-employee directors' incentive plan. The committee shall have complete authority to interpret all provisions of the non-employee directors' incentive plan and to adopt, amend, and rescind rules and regulations pertaining to the administration of the non-employee directors' incentive plan; and to make all other determinations necessary or advisable for the administration of the non-employee directors' incentive plan. Any decision made, or action taken, by the committee or in connection with the administration of the non-employee directors' incentive plan shall be final and conclusive.

AMENDMENT AND TERMINATION

     MeriStar's non-employee directors' incentive plan will provide that the board of directors may amend or terminate the non-employee directors' incentive plan at any time. An amendment will not become effective without stockholder approval if the amendment:

     - materially increases the number of shares that may be issued under the plan, or

     - stockholder approval would be required for compliance with stock exchange rules.

No options may be granted under non-employee directors' incentive plan after December 31, 2008.

TRANSFERABILITY

     Options will be generally non-transferable. However, the non-employee directors' incentive plan will authorize the granting of options that are transferable to permitted family members of the independent directors.

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CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the grant and exercise of options under the non-employee directors' incentive plan and the disposition of shares of common stock purchased upon the exercise of options is intended to reflect the current provisions of the Internal Revenue Code and the related regulations. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described in this joint proxy statement and prospectus by reason of, among other things, the particular circumstances of the participant. FOR THESE REASONS, PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONSEQUENCES OF THEIR PARTICIPATION IN THE AMENDED AND RESTATED INCENTIVE PLAN.

     Generally, an eligible director will not recognize any taxable income, and MeriStar will not be entitled to a deduction upon the grant of an option. Upon the exercise of an option, the eligible director will recognize ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. The director will then take a basis in the shares equal to their fair market value at the time of option exercise, and any gain or loss subsequently recognized upon a sale or exchange of the shares is treated as capital gain or loss to the director. Special rules may apply as a result of
Section 16 of the Exchange Act. MeriStar will generally be entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income, provided that income tax reporting requirements are satisfied.

COMMON STOCK IN LIEU OF FEES

     Independent directors may elect to receive all or a portion of their annual fees shares of MeriStar's common stock rather than cash. Unless an independent director elects otherwise, fees paid in stock will be paid at the same time as fees paid in cash.

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           PROPOSAL TO AMEND MERISTAR'S CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

     The board of directors of MeriStar has adopted a resolution to amend its certificate of incorporation to permit a reverse stock split at a ratio of five shares of existing stock to one share after the reverse stock split.

     The board of directors of MeriStar will be given discretion to determine:

     - whether the reverse stock split will actually be effected; and

     - the timing of the reverse stock split, subject to the requirement that the reverse stock split occur not later than 12 months after the date of the MeriStar annual meeting.

     MeriStar stockholders are being asked to approve an amendment to MeriStar's certificate of incorporation relating to the possible reverse stock split, with MeriStar's board of directors having the authority and discretion described above to give its final approval to effect, or not to effect, the amendment. By approving the proposed amendment to permit the reverse stock split, MeriStar stockholders will be authorizing MeriStar's board of directors, at its option, to implement the reverse stock split at any time during the 12-month period following the approval of the amendment, if it determines that the reverse stock split is in the best interest of the holders of MeriStar's common stock or to abandon the reverse stock split at any time. If MeriStar has not filed an amendment with the Delaware Secretary of State by the close of business on the last day of the 12-month period, MeriStar's board of directors will either re-solicit stockholder approval or abandon the reverse stock split.

     If the reverse stock split occurs prior to the completion of the merger, the exchange ratio will be 0.92 shares of combined company common stock for each share of Interstate common stock, assuming no other adjustments are made. If the merger is completed before the reverse stock split occurs, the combined company board of directors will have the discretion to implement the reverse stock split with respect to the combined company's common stock, if it determines that the reverse stock split is in the best interest of the holders of the combined company's common stock. The considerations and reasons for the reverse stock split and its effects stated below would then apply to the combined company as they do to MeriStar.

REASONS FOR THE REVERSE STOCK SPLIT

     The trading price of MeriStar's common stock decreased significantly in the aftermath of the September 11th terrorist attacks. As a result, the New York Stock Exchange notified MeriStar that it was not in compliance with the NYSE's continued listing requirements because the average closing price of MeriStar's common stock was below $1.00 for a consecutive 30-day trading period. MeriStar has been advised by the NYSE that, if MeriStar is seeking stockholder approval for a reverse stock split to cure the trading price condition, MeriStar may seek the approval at its annual meeting and implement the reverse stock split promptly after the annual meeting. If the reverse stock split occurs, the trading price condition will be deemed to be cured if the trading price promptly exceeds $1.00 per share and remains above that level for at least the following 30 trading days. In addition to compliance with the minimum trading price requirement, the continued listing of MeriStar's common stock on the NYSE is subject to MeriStar's compliance with all of the other NYSE continued listing requirements. As of the date of this proxy statement, MeriStar is currently in compliance with all of the other NYSE continued listing requirements.

     In response to the events described above, MeriStar has examined and is continuing to examine numerous alternatives, including the following:

     - effecting the reverse stock split of MeriStar's common stock described above;

     - continuing to pursue discussions with the NYSE in an attempt to reach an agreement upon the extension of the term of the cure period for the minimum trading price deficiency; and

     - monitoring the trading price of MeriStar's common stock to see if the trading price will likely increase by a sufficient amount to cure the minimum trading price deficiency prior to the expiration of the cure period.

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     MeriStar will continue to diligently examine all of its alternatives, including the alternatives mentioned above.

     MeriStar's primary purpose in seeking stockholder approval for a reverse stock split is to provide it with the flexibility to implement a reverse stock split if MeriStar determines that it needs to do so in order to increase the trading price of its common stock and regain compliance with the NYSE's continued listing standards. MeriStar's board of directors believes that if the proposed amendment is approved at the MeriStar stockholders' meeting and a reverse stock split is effected, MeriStar should regain compliance with the $1.00 per share minimum trading price required to remain listed on the NYSE. However, the trading price of its common stock following a reverse stock split may not rise in exact proportion to the reduction in the number of then outstanding shares of its common stock, and any rise in its trading price may not be maintained for any period of time. Also, a reverse stock split may not lead to a sustained increase in the trading price of the MeriStar common stock, and the trading price may not remain above the minimum trading price required by the NYSE. Furthermore, while MeriStar believes that it is and will continue to be in compliance with other NYSE continued listing requirements, MeriStar may not be able to continue to meet the other continued listing requirements of the NYSE. The trading price of MeriStar's common stock may change due to a variety of other factors, some of which are unrelated to the number of shares outstanding, including the factors described in this joint proxy statement and prospectus under the captions, "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

     Delisting from the NYSE could potentially decrease the liquidity of MeriStar's common stock, which could reduce the trading price and increase the transaction costs of trading shares of its common stock. If MeriStar's common stock is delisted from the NYSE and MeriStar is not able to list its common stock on another exchange, it would likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the OTC Bulletin Board maintained by Nasdaq. If MeriStar's common stock is listed on the OTC Bulletin Board or the pink sheets, then the spread between the bid and ask price of shares of MeriStar's common stock is likely to be greater than at present. As a result, MeriStar stockholders could also experience a greater degree of difficulty engaging in trades involving shares of MeriStar's common stock. Assuming the proposed amendment to MeriStar's certificate of incorporation is approved, MeriStar plans to take any actions reasonably necessary to ensure that its common stock is listed on an exchange, and not on the OTC Bulletin Board or the pink sheets.

     MeriStar's board of directors may also elect to effect a reverse stock split for reasons unrelated to MeriStar's continued listing on the NYSE. MeriStar believes that the present market price of its common stock makes it less attractive to members of the financial community and the investing public. Many investors look upon stock with a low trading price as unduly speculative in nature and, as a matter of policy, avoid investment in those stocks. Some policies and practices of the securities industry also may tend to discourage individual brokers within brokerage firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. In addition, the structure of trading commissions tends to have an adverse impact upon holders of stock with a low trading price because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on stock with a higher trading price. In addition, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. A reverse stock split may lessen these adverse effects if it results in a higher price per share for MeriStar's common stock.

     It is a condition precedent to both MeriStar's and Interstate's obligations to complete the merger that the shares of combined company common stock to be issued in connection with the merger be approved for listing on the NYSE, subject only to official notice of issuance.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

     The immediate effect of a reverse stock split would be to reduce the number of shares of MeriStar's common stock then outstanding. This could potentially impact the liquidity of MeriStar's common stock on the NYSE, especially in the case of larger block trades. A reverse stock split will probably also result in

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an increase in the trading price of MeriStar's common stock. However, as described above, the effect of any reverse stock split upon the market price of MeriStar's common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied.

     If the reverse stock split is implemented and the market price of MeriStar's common stock declines, the percentage decline as an absolute number and as a percentage of MeriStar's overall market capitalization may be greater than would occur in the absence of the reverse stock split. In addition, the reduced number of shares that would be outstanding after the reverse stock split will likely reduce the trading volume of MeriStar's common stock.

     As a result of the reverse stock split, there will be a reduction in the number of shares of MeriStar's common stock issued and outstanding, and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the reverse stock split. These additional available shares could be used for any proper corporate purpose approved by MeriStar's board of directors, including, among other purposes, future financing transactions.

     Effects on ownership. If MeriStar implements a reverse stock split, the number of shares of MeriStar's common stock held by each MeriStar stockholder will be reduced by multiplying the number of shares held immediately before the reverse stock split by the exchange ratio for the reverse stock split. MeriStar will pay cash instead of issuing fractional shares.

     The reverse stock split will affect MeriStar's common stock uniformly and will not affect MeriStar stockholders' percentage ownership interests in MeriStar's or their proportionate voting power.

     Effect on options, restricted unit awards and other securities. If MeriStar implements a reverse stock split, all outstanding stock options, restricted unit awards and other securities that entitle their holders to acquire shares of MeriStar's common stock will be adjusted, as provided by the terms of those securities. In addition, outstanding options and restricted unit awards will be reduced in the same ratio as the reduction in the number of outstanding shares of MeriStar's common stock, and the per share exercise price of outstanding options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate amount payable for the purchase of shares subject to options will remain unchanged. In addition, if the reverse stock split is implemented, appropriate adjustments will be made under the terms of MeriStar's shareholder rights plan.

     Other effects on outstanding shares. The reverse stock split may result in some stockholders owning "odd-lots" of less than 100 shares of MeriStar's common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     MeriStar's common stock is currently registered under Section 12(b) of the Exchange Act. As a result, MeriStar is subject to the periodic reporting and other requirements of the Exchange Act. A reverse stock split will not affect the registration of MeriStar's common stock under the Exchange Act.

PROCEDURE FOR IMPLEMENTING THE REVERSE STOCK SPLIT AND EXCHANGING THE STOCK CERTIFICATES

     DO NOT SEND IN ANY MERISTAR STOCK CERTIFICATES NOW OR BECAUSE THE MERGER PROPOSALS ARE APPROVED. MERISTAR STOCKHOLDERS WILL CONTINUE TO HOLD THE SECURITIES THEY HOLD CURRENTLY AFTER THE MERGER IS COMPLETED.

     If the proposed amendment to MeriStar's certificate of incorporation is approved, MeriStar's board of directors may elect whether or not to implement a reverse stock split at any time during the 12 month period following the approval of the amendment. MeriStar would implement the reverse stock split by filing an amendment to MeriStar's certificate of incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date of the filing.

     As of the effective date of the reverse stock split, each certificate representing shares of MeriStar's common stock before the reverse stock split would be deemed to evidence ownership of the reduced number of shares of its common stock resulting from the reverse stock split.
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     MeriStar expects that its transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date of any reverse stock split, MeriStar stockholders and the holders of any securities convertible into shares of MeriStar's common stock would be notified of the effectiveness of the reverse stock split. Stockholders of record will receive a letter of transmittal requesting the surrender of MeriStar stock certificates for a stock certificate reflecting the adjusted number of shares because of the reverse stock split. No new certificates would be issued until the corresponding stock certificate(s) for the outstanding MeriStar stock have been surrendered, together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split and the right to receive cash instead of fractional shares. NO STOCKHOLDER SHOULD DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY CERTIFICATES UNTIL A LETTER OF TRANSMITTAL IS RECEIVED.

     Stockholders who hold shares in a brokerage account or "street name" would not be required to take any further actions to effect the exchange of stock certificate(s).

FRACTIONAL SHARES

     MeriStar will not issue any fractional shares in connection with a reverse stock split. Instead, MeriStar will pay cash instead of issuing fractional shares.

NO APPRAISAL RIGHTS

     No appraisal rights are available to MeriStar stockholders under the Delaware General Corporation Law or under MeriStar's certificate of incorporation or bylaws if MeriStar stockholders dissent from this proposal. There may exist other rights or actions under state law.

ACCOUNTING CONSEQUENCES

     The reverse stock split will not affect MeriStar's results of operations. In addition, the reverse stock split will not affect the par value of MeriStar's common stock. As a result, on the effective date of the reverse stock split, the stated capital on MeriStar's balance sheet attributable to its common stock will be reduced in proportion with the exchange ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of MeriStar's common stock will be increased because there will be fewer shares of MeriStar's common stock outstanding.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax laws as of the date of this joint proxy statement and prospectus, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares of MeriStar common stock are held as a "capital asset," as defined in the Internal Revenue Code, generally, property held for investment. The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of the stockholder. You are urged to consult your own tax advisor with respect to the tax consequences of the reverse stock split.

     No gain or loss will be recognized by you upon your exchange of shares in the reverse stock split, except with respect to cash received instead of fractional shares. The aggregate tax basis of the shares received in the reverse stock split would be the same as your aggregate tax basis in the shares exchanged, reduced by any basis of the shares surrendered that is allocable to any fractional share for which cash is

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

instead received. Your holding period for the shares will include the period during which you held the pre-split shares surrendered in the reverse stock split.

     If you receive cash instead of a fractional share in the reverse stock split, you will recognize gain or loss equal to the difference, if any, between the amount of cash received instead of that fractional share and the portion of the tax basis of the pre-split shares allocable to that fractional share. This gain or loss generally will constitute long-term capital gain or loss if the pre-split shares were held as a capital asset for more than one year as of the effective date of the reverse stock split.

     MeriStar's beliefs regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which you reside.

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                       ELECTION OF DIRECTORS TO SERVE AS
                           MERISTAR DIRECTORS IF THE
                            MERGER IS NOT COMPLETED

     If the merger does not occur, the persons nominated to serve as directors of the combined company will not serve as the directors of MeriStar.

     The MeriStar board of directors is divided into three classes of directors. The terms of the following directors of MeriStar expire at the 2002 annual meeting and are proposed for election for the terms indicated if the merger does not occur:

     - Messrs. S. Kirk Kinsell, James B. McCurry and J. Taylor Crandall are nominated to serve as Class I directors, with terms expiring at the MeriStar 2005 annual meeting; and

     - Ms. Leslie R. Doggett and Mr. John Emery are nominated to serve as Class III directors, with terms expiring at the MeriStar 2004 annual meeting.

     The biographical information with respect to each of the directors listed above other than Mr. Kinsell is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     S. Kirk Kinsell, age 47, has been a director of MeriStar since August 1998. Mr. Kinsell is currently President and CEO of Micell Technologies in Raleigh, North Carolina. Mr. Kinsell was the President and Chief Operating Officer of Apple South, Inc. from 1997 until November 1998. Prior to joining Apple South, Mr. Kinsell served as President of the Franchise Division of ITT Sheraton and its Four Point Hotels from 1995 to 1997. Immediately prior to joining ITT Sheraton, Mr. Kinsell worked in various positions with Holiday Inn Worldwide, from 1988 to 1995, culminating with Senior Vice President in its Franchise division.

     THE MERISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ELECT EACH OF THE NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS OF MERISTAR IF THE MERGER IS NOT COMPLETED.

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                ADDITIONAL INFORMATION FOR MERISTAR STOCKHOLDERS
                     RELATING TO MERISTAR'S ANNUAL MEETING

     The following is additional information for MeriStar stockholders relating to MeriStar's annual meeting.

INFORMATION REGARDING THE MEMBERS OF MERISTAR'S BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

     The following directors have been nominated for election at the 2002 annual meeting for three-year terms expiring at the annual meeting in 2005:

     - S. Kirk Kinsell. The biographical information of Mr. Kinsell, a Class I director, is contained in the section of this joint proxy statement and prospectus entitled "Election of Directors to Serve as MeriStar directors if the Merger is not Completed."

     - James B. McCurry. The biographical information of Mr. McCurry, a Class I director, is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     - J. Taylor Crandall. The biographical information of Mr Crandall, a Class I director, is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     The following directors have been nominated for election at the 2002 Annual Meeting for two-year terms expiring at the Annual Meeting in 2004:

     - Leslie R. Doggett. The biographical information of Ms. Doggett, a Class III director, is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     - John Emery. The biographical information of Mr. Emery, a Class III director, is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     The following are directors whose terms do not expire at the 2002 annual meeting:

     - Kent R. Hance. Mr. Hance, age 59, has been a director of MeriStar since August 1998, and his current term as a Class II director expires at the Annual Meeting in 2003. Since 1994, Mr. Hance has been a law partner in the firm Hance, Scarborough & Wright, L.L.P., in Austin, Texas, and from 1991 to 1994, he was a law partner in the firm of Hance and Gamble. From 1985 to 1987, Mr. Hance was a law partner with Boyd, Viegal and Hance. Mr. Hance also served as a member of the Texas Railroad Commission from 1987 until 1991 and as its Chairman from 1989 until 1990. From 1979 to 1985, Mr. Hance served as a member of the United States Congress. In addition, Mr. Hance served as a State Senator in the State of Texas from 1975 to 1979 and was a professor of business law at Texas Tech University from 1969 to 1973.

     - Steven D. Jorns. The biographical information of Mr. Jorns, a Class III director, is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     - Paul W. Whetsell. The biographical information of Mr. Whetsell, a Class II director, is contained in the section of this joint proxy statement and prospectus entitled "Management of the Combined Company after the Merger."

     - James R. Worms. Mr. Worms, age 56, has been a director of MeriStar since August 1998, and his current term as a Class II director expires at the Annual Meeting in 2003. Mr. Worms has served since August 1995 as a Managing Director of William E. Simon & Sons L.L.C., a private investment firm and merchant bank, and President of William E. Simon & Sons Realty, through which the firm conducts its real estate activities. Prior to joining William E. Simon & Sons,
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       Mr. Worms was employed in various capacities since March 1987 by Salomon
       Brothers Inc, an international investment banking firm, culminating with Managing Director. Mr. Worms is also a director of MeriStar Hospitality Corporation.

     Independent directors are paid an annual fee of $20,000. In addition, each independent director is paid $1,250 for attendance in person at each meeting of the MeriStar board of directors; $1,000 for attendance in person at each meeting of a committee of the board of directors of which the director is a member and $500 for each telephonic meeting of the board of directors or a committee of which the director is a member. Directors who are employees of MeriStar do not receive any fees for their service on the board of directors or committees. MeriStar reimburses all directors for their out-of-pocket expenses in connection with their service on the board of directors.

     Under the directors' incentive plan, each independent director is awarded an option to purchase 7,500 shares of MeriStar common stock upon initial commencement of service as a director, whether by appointment or election. Each independent director will be granted an option to purchase 5,000 shares of MeriStar common stock on the first business day following each annual meeting of MeriStar stockholders. The exercise price of option grants will be 100% of the fair market value of the MeriStar common stock on the date of grant, and options will vest in three annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the administrator of the plan, which is MeriStar's compensation committee, MeriStar common stock or a combination of cash and stock. Options granted under the directors' incentive plan, once vested, are exercisable for ten years after the date of grant. Upon termination of service as a director, options that have not vested are forfeited, and vested options may be exercised until they expire. All options accelerate upon a change in control of MeriStar. For more information regarding the terms of the directors' incentive plan, please read the section of this joint proxy statement and prospectus entitled "Proposal to Amend the Non-Employee Directors' Incentive Plan."

INFORMATION REGARDING THE MEETINGS AND COMMITTEES OF MERISTAR'S BOARD OF
DIRECTORS

     The MeriStar board of directors has four committees: an audit committee, a compensation committee, an investment committee, and a nomination committee.

     The audit committee consists of three independent directors. It is responsible for making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of MeriStar's internal accounting controls. The audit committee met three times in 2001, and all of the members attended the meetings. The current members of the audit committee are Messrs. McCurry, Kinsell and Worms. Mr. Kinsell is chair of this committee.

     The compensation committee consists of two independent directors. It is responsible for the determination of compensation of MeriStar's executive officers and the administration of MeriStar's employee incentive plans. The compensation committee met six times in 2001, and all of the members attended the meetings. The current members of the compensation committee are Messrs. McCurry, Crandall and Hance. Mr. McCurry is chair of this committee.

     The investment committee consists of the chairman of the board and three other MeriStar directors. It is responsible for the review and approval of investments proposed by MeriStar. The investment committee met once in 2001, and all of the members attended the meeting. The current members of the investment committee are Messrs. Whetsell, Jorns and Worms. Mr. Whetsell is chair of this committee.

     The nominating committee consists of two non-employee directors. It is responsible for nominating all other members of the MeriStar board of directors. During 2001, the nominating committee did not meet. The current members of this committee are Ms. Doggett and Mr. Kinsell. Mr. Kinsell is the chair of this committee.

     The MeriStar board of directors would be pleased to receive suggestions from stockholders about persons it should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to the secretary of MeriStar.

REPORT OF THE COMPENSATION COMMITTEE

     MeriStar's executive compensation program provides competitive levels of compensation designed to integrate pay with MeriStar's annual and long-term performance goals. Underlying this objective are the following concepts:

     - supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance;

     - motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement;

     - providing compensation opportunities which are competitive to those offered in the marketplace, allowing MeriStar to compete for and retain talented executives who are critical to MeriStar's long term success; and

     - aligning the interest of executives with the long-term interests of the MeriStar's stockholders.

     In the interest of balancing all key stockholder interests, the compensation committee believes that the compensation of the MeriStar executive officers, along with the compensation of other officers, should be comprised of a combination of base salary, short-term annual incentive bonus under the employment agreements and long-term compensation. While these elements are balanced in total in comparison to other comparable organizations, the compensation committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term stockholder value in excess of other comparable organizations.

     Base salary. In determining the appropriate amount of fixed base pay for officers, the compensation committee compared the officers' base salaries with those paid to other executives in the hotel industry.

     Incentive bonus. Under employment agreements, some MeriStar employees are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of the executive officers received bonuses for fiscal 2001 in accordance with the terms of his employment agreement, except for Paul Whetsell, who declined to accept a bonus. Full bonus payouts will be made only if MeriStar's performance goals are exceeded.

     Stock options. Stock options, stock appreciation rights and restricted shares are granted to officers and other key employees of MeriStar under the incentive plan as incentives to promote long-term growth and to increase stockholder value. The compensation committee believes that the grant of options focuses attention on managing MeriStar from the perspective of an owner with an equity stake in the business. Since the value of an option bears a direct relationship to MeriStar's stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of stockholders, and is therefore an important element of MeriStar's compensation policy. During 2001, MeriStar granted options to the executive officers including 500,000 options to Mr. Whetsell at an exercise price of $0.69 per share.

     Chief executive officer compensation. Mr. Whetsell's base salary as Chairman of the Board and Chief Executive Officer of MeriStar for 2001 was $190,000 per year. Mr. Whetsell also received a base salary of $285,000 per year as an employee of MeriStar Hospitality. Taking account of the fact that Mr. Whetsell spends a significant portion of his time in his various capacities at MeriStar Hospitality, we believe that Mr. Whetsell's compensation received from MeriStar is comparable to compensation for other chief executive officers in the hotel industry. This compensation was established by the compensation committee.

     Mr. Whetsell's compensation for 2002 will be $190,000 per year. Mr. Whetsell will also receive a base salary of $285,000 per year as an employee of MeriStar Hospitality. Taking account of the fact that Mr. Whetsell will continue to spend a significant portion of his time in his various capacities at MeriStar Hospitality, we believe Mr. Whetsell's compensation will continue to be comparable with that for other chief executive officers in the hotel industry. This compensation was established by the compensation committee.

     Tax deductibility of compensation. Section 162(m) of the Internal Revenue Code generally limits the deductibility on MeriStar's tax return of compensation over $1.0 million to any of the officers of MeriStar unless the compensation is paid under a plan which is performance-related, non-discriminatory and has been approved by MeriStar's stockholders. The compensation committee's policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The compensation committee has the authority to award compensation in excess of the $1.0 million limit, regardless of whether that compensation will be deductible, if the compensation committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

                                          The Compensation Committee

                                          James B. McCurry
                                          Kent R. Hance

PERFORMANCE GRAPH

     The following graph compares the cumulative annual return of the MeriStar common stock since August 3, 1998, with the cumulative total return of the NYSE market value index and MeriStar's peer group index over the same period, assuming an initial investment of $100 on August 3, 1998, with all dividends reinvested. The peer group consists of Hilton Hotels Corporation, Marriott International Inc., Starwood Hotels & Resorts, Prime Hospitality Corp. and Interstate. MeriStar believes that the peer group represents MeriStar's principal competitors in the hotel ownership and management segment of the hospitality industry which are publicly traded companies whose market capitalizations and principal lines of business are comparable to those of MeriStar.
(LINE GRAPH)

                                                    MERISTAR HOTELS &
                                                      RESORTS, INC.             PEER GROUP INDEX            NYSE MARKET INDEX
                                                    -----------------           ----------------            -----------------
7/31/98                                                  100.00                      100.00                      100.00
12/31/98                                                  87.50                       74.57                      106.53
12/31/99                                                 118.75                       68.14                      116.65
12/29/00                                                  87.50                       92.99                      119.43
12/31/01                                                  23.00                       87.85                      108.79

MERISTAR EQUITY COMPENSATION PLANS

                                                                                          NUMBER OF SECURITIES
                                                                                         REMAINING AVAILABLE FOR
                                                                                          FUTURE ISSUANCE UNDER
                                        NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE       EQUITY COMPENSATION
                                        BE ISSUED UPON EXERCISE    EXERCISE PRICE OF        PLANS (EXCLUDING
                                        OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN
PLAN CATEGORY                             WARRANTS AND RIGHTS     WARRANTS AND RIGHTS          COLUMN(A))
-------------                           -----------------------   --------------------   -----------------------
Equity compensation plans approved by
  security holders....................         4,816,726                 $2.28                   790,007
Equity compensation plans not approved
  by security holders.................                --                    --                        --
                                               ---------                 -----                   -------
  Total...............................         4,816,726                 $2.28                   790,007
                                               =========                 =====                   =======

INDEPENDENT AUDITORS

     The MeriStar board of directors, upon the recommendation of its audit committee, appointed KPMG to serve as MeriStar's independent auditors for 2001. KPMG has been the independent auditors of MeriStar since 1998.

     The following fees were paid to KPMG, MeriStar's independent accountants, for the year ended December 31, 2001:

Audit Fees..................................................   $255,000
Financial information systems design and implementation
  fees......................................................         --
All other fees..............................................    143,974
                                                               --------
  Total Fees:...............................................   $398,974

     The audit committee evaluates and considers whether any financial information systems design and implementation services and other non-audit services provided by KPMG to MeriStar are compatible with maintaining KPMG's independence under Independence Standards Board Standard No. 1.

REPORT OF THE AUDIT COMMITTEE

     The audit committee of the board of directors is responsible for providing independent, objective oversight of MeriStar's accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the NYSE listing standards. The audit committee operates under a written charter approved by the MeriStar board of directors.

     Management is responsible for MeriStar's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of MeriStar's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the audit. The audit committee's responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of MeriStar's management and the independent accountants.

     In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the December 31, 2001 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent accountants that firm's independence.

     Based upon the audit committee's discussions with management and the independent accountants, and the audit committee's review of the representations of management and the independent accountants, the audit committee recommended to the MeriStar board of directors that the audited consolidated financial statements be included in MeriStar's annual report on Form 10-K for the year ended December 31, 2001, filed with the SEC.

                                          The Audit Committee

                                          S. Kirk Kinsell
                                          James B. McCurry
                                          James R. Worms

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors and executive officers of MeriStar, and persons who own more than 10% of the issued and outstanding shares of MeriStar common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish MeriStar copies of all section 16(a) forms they file.

     Based on a review of the copies of the forms furnished to MeriStar or representations by reporting persons, all of the filing requirements applicable to its officers, directors and greater than 10% stockholders were met for fiscal year 2001.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

     Biographical information regarding the executive officers of MeriStar, along with information regarding their compensation and employment agreements, may be found in the section of this joint proxy statement and prospectus entitled, "Management of the Combined Company after the Merger." MeriStar's current executive officers are as follows:

NAME                                                              TITLE
----                                                              -----
Paul W. Whetsell.................................  Chairman and Chief Executive Officer
John Emery.......................................  President and Chief Operating
                                                   Officer
James A. Calder..................................  Chief Financial Officer
Bruce G. Wiles...................................  Chief Investment Officer
Robert Morse.....................................  President -- Hotels & Resorts
Thomas F. Vincent................................  President -- BridgeStreet

In addition, Mr. David McCaslin served as the President of MeriStar until his resignation in November 2001. Information regarding his compensation may also be found in the section of this joint proxy statement and prospectus entitled, "Management of the Combined Company after the Merger."

STOCKHOLDER PROPOSALS

     If any MeriStar stockholder intends to present a proposal for consideration at the next annual meeting of stockholders and wishes to have the proposal in the proxy statement and form of proxy distributed by the MeriStar board of directors with respect to the meeting, the proposal must be received at MeriStar's principal executive offices at

     1010 Wisconsin Avenue, N.W.
     Washington, D.C. 20007
     Attention: Christopher L. Bennett, Secretary

between 60 and 90 days before the annual meeting of stockholders in 2003. In addition, any stockholder intending to present a proposal for consideration at the next annual meeting of stockholders must also comply with the provisions of MeriStar's current certificate of incorporation and by-laws.

      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

GENERAL

     The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of Interstate common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances, or to persons that are subject to special tax rules. In particular, this discussion deals only with U.S. holders that hold Interstate common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. This description of U.S. federal income tax consequences does not address the tax treatment of special classes of stockholders such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding Interstate common stock as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, non-U.S. holders, and holders who acquired Interstate common stock through the exercise of options or warrants or otherwise as compensation. In addition, this discussion does not include any state, local or foreign tax consequences of the merger or the reverse stock split. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

     A U.S. holder of Interstate common stock is a stockholder who or that is for U.S. federal income tax purposes:

     - a citizen or resident alien individual of the United States;

     - a corporation, partnership or other entity organized under the laws of the United States or any political subdivision of it, including the States and the District of Columbia;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly made an election to be treated as a U.S. person under applicable United States Department of Treasury regulations; or

     - any person that is subject to U.S. federal income tax on its worldwide income.

     This discussion is based on the Internal Revenue Code, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date of this joint proxy statement and prospectus, as well as representations, covenants, and assumptions as to factual matters made by, among others, MeriStar and Interstate. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any such factual representations, covenants, or assumptions to be true, accurate, and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described in this discussion. Neither MeriStar nor Interstate is currently aware of any facts or circumstances that would cause any representations or covenants made by it to Paul, Weiss, Rifkind, Wharton & Garrison or Arnold & Porter to be untrue or incorrect in any material respect.

MATERIAL TAX CONSEQUENCES OF THE MERGER

     The material U.S. federal income tax consequences of the merger will be as follows:

     - the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes, and MeriStar and Interstate will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     - no gain or loss will be recognized by MeriStar or Interstate as a result of the merger, except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations;

     - no gain or loss will be recognized by holders of Interstate common stock upon their receipt of combined company common stock in exchange for their Interstate common stock in the merger, except with respect to cash received instead of fractional shares of combined company common stock;

     - the aggregate tax basis of the shares of combined company common stock that Interstate stockholders receive in exchange for their Interstate common stock in the merger will be the same as the aggregate tax basis of their Interstate common stock exchanged in the merger, reduced by any tax basis of the Interstate common stock exchanged in the merger that is allocable to any fractional share of combined company common stock for which cash is instead received;

     - the holding period for shares of combined company common stock received in exchange for shares of Interstate common stock in the merger will include the holding period of the Interstate common stock exchanged, provided the common stock was held as a capital asset at the time the merger is completed;

     - if Interstate stockholders receive cash instead of a fractional share of combined company common stock, they will recognize gain or loss equal to the difference, if any, between the amount of cash received instead of that fractional share and the portion of the tax basis of the shares of Interstate common stock allocable to that fractional share; this gain or loss generally will constitute long-term capital gain or loss if their Interstate common stock was held as a capital asset for more than one year as of the effective date of the merger; and

     - if holders of Interstate Class B common stock exercise dissenters' rights, those stockholders generally will recognize taxable gain or loss based upon the difference between the amount of cash received by the stockholder and the tax basis of their Interstate Class B common stock exchanged; this gain or loss generally will constitute long-term capital gain or loss if the stock was held by the Interstate stockholder as a capital asset for more than one year.

     The obligations of each of MeriStar and Interstate to complete the merger is subject to each's receipt of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison and Arnold & Porter, respectively, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. These opinions will be based in part upon representations and covenants, made as of the effective time of the merger, by MeriStar and Interstate, which counsel will assume to be true, correct and complete. If the representations and covenants are inaccurate, the opinions of counsel could be adversely affected. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

BACKUP WITHHOLDING

     Noncorporate holders of Interstate common stock may be subject to backup withholding on cash payments received. Backup withholding will not apply, however, to a stockholder who:

     - furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that he or she is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules; or

     - is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

     A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to penalties imposed by the Internal Revenue Service. A Form W-9 will be included as part of the transmittal letter. Any amount withheld under these rules may be credited against the stockholder's federal income tax liability.

REPORTING REQUIREMENTS

     Interstate stockholders will be required to attach a statement to their tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Department of Treasury regulations. The statement must include the Interstate stockholder's tax basis in the Interstate common stock surrendered in the merger and a description of the combined company common stock received in the merger.

                        MARKET PRICE AND DIVIDEND POLICY

MERISTAR

     MeriStar's common stock is listed on the NYSE under the symbol "MMH." As of June 17, 2002, 37,188,574 shares of MeriStar's common stock were issued and outstanding, held by approximately 1,037 record holders.

     The following table lists, for the fiscal quarters indicated, the range of high and low intra-day sale prices per share of MeriStar's common stock in U.S. dollars, as reported on the NYSE Composite Transaction Tape.

                                                              HIGH     LOW
                                                              -----   -----
FISCAL 2000:
First Quarter...............................................  $3.44   $2.63
Second Quarter..............................................   3.13    2.69
Third Quarter...............................................   3.13    2.44
Fourth Quarter..............................................   2.69    2.06
FISCAL 2001:
First Quarter...............................................  $2.71   $1.60
Second Quarter..............................................   2.14    1.49
Third Quarter...............................................   1.85    0.87
Fourth Quarter..............................................   0.98    0.54
FISCAL 2002:
First Quarter...............................................  $0.85   $0.63
Second Quarter (through June 27, 2002)......................  $1.22   $0.71

     The last reported sale price of MeriStar's common stock on the NYSE on June 27, 2002 was $0.85.

     In December 2001, MeriStar received notification from the NYSE that MeriStar was not in compliance with the continued listing standards of the NYSE because MeriStar's average closing share price was less than $1.00 over a consecutive 30-day trading period. The NYSE's continued listing standards require that MeriStar bring its 30-day average closing price and MeriStar's share price above $1.00 by June 20, 2002, subject to some conditions. MeriStar has been advised by the NYSE that, if MeriStar is seeking stockholder approval for a reverse stock split to cure the trading price condition, MeriStar may seek approval at its annual meeting and implement the reverse stock split promptly after the annual meeting. If the reverse stock split occurs, the trading price condition will be deemed to be cured if the trading price promptly exceeds $1.00 per share and remains above that level for at least the following 30 trading days. MeriStar is seeking stockholder approval for a reverse stock split. See the discussion under the caption "Proposal to Amend MeriStar's Certificate of Incorporation to Effect a Reverse Stock Split."

     MeriStar has not paid any cash dividends on its common stock.

     The combined company intends to retain a portion of its earnings to provide funds for the continued growth and development of its business. The agreements governing MeriStar's outstanding indebtedness restrict its ability to pay dividends. Any determination to pay cash dividends after the merger is completed will be at the discretion of the combined company's board of directors and will be dependent upon its results of operations, financial condition, contractual restrictions and other factors deemed relevant by the combined company's board of directors.

INTERSTATE

     Interstate's Class A common stock has been listed on the Nasdaq SmallCap Market since June 18, 1999 under the symbol "IHCO." Prior to that date, the common stock was not publicly traded. As of June 26, 2002 there were approximately 1,950 registered stockholders of record of Interstate's Class A common stock and one registered and beneficial stockholder of Interstate's Class B common stock. There were no shares of Interstate's Class C common stock issued and outstanding as of June 26, 2002.

     The following table sets forth, for the periods indicated, the high and low sales prices per share of Interstate's Class A common stock as reported on Nasdaq.

                                                              HIGH     LOW
                                                              -----   -----
FISCAL 1999:
June 18, 1999 through June 30, 1999.........................  $5.00   $3.06
Third Quarter...............................................   5.06    2.88
Fourth Quarter..............................................   3.75    2.88
FISCAL 2000:
First Quarter...............................................  $4.75   $2.75
Second Quarter..............................................   3.75    1.69
Third Quarter...............................................   3.19    1.94
Fourth Quarter..............................................   3.06    1.53
FISCAL 2001:
First Quarter...............................................  $2.63   $1.56
Second Quarter..............................................   3.15    2.00
Third Quarter...............................................   2.95    1.56
Fourth Quarter..............................................   1.74    1.25
FISCAL 2002:
First Quarter...............................................  $2.52   $1.40
Second Quarter (through June 27, 2002)......................  $4.50   $2.10

     Interstate has not paid any cash dividends on its common stock and does not anticipate that it will do so in the foreseeable future. The terms of the Series B preferred stock and 8.75% convertible notes issued to the Interstate principal investor group prohibit Interstate from paying, or setting aside sums for the payment of, dividends on the common stock without the consent of a majority of the holders of those securities. The investor rights agreement entered into between Interstate and the Interstate principal investor group also requires the approval of the Interstate board of directors prior to the payment, or setting aside of sums for the payment of, dividends on any shares of Interstate's common stock.

     On October 20, 2000, Interstate issued 500,000 shares of its Series B preferred stock to CGLH Partners I LP for $5.0 million in a private sale exempt from registration under the Securities Act. In addition, Interstate issued to three executives of Interstate an aggregate of 225,000 shares of its Series B preferred stock valued at $2.25 million, subject to forfeiture restrictions. As of the record date, a share of Series B preferred stock was convertible into 2.5 shares of Interstate Class A common stock, and the 8.75% convertible notes were convertible into Interstate Class A common stock at a conversion price of $4.00 per share. All but ten of the outstanding shares of Series B preferred stock were converted to Interstate Class A common stock on June 26, 2002 under the terms of the Interstate voting and conversion agreement described above.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements assume the merger between Interstate and MeriStar is accounted for as a purchase of MeriStar by Interstate using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. The merger will be accounted for as a reverse acquisition with Interstate as the accounting acquiror, and MeriStar as the surviving company. The merger will be a stock-for-stock merger of Interstate with and into MeriStar in which Interstate stockholders will receive 4.6 shares of MeriStar common stock for each share of Interstate common stock outstanding. Holders of MeriStar common stock and MeriStar H&R Operating Company, L.P. operating partnership units will continue to hold their stock and units following the merger. These pro forma combined financial statements are not adjusted for the reverse stock split proposed in this joint proxy statement and prospectus. The companies currently expect the merger to be completed in the third quarter of 2002. In connection with the merger, MeriStar will change its name to Interstate Hotels & Resorts, Inc.

     The unaudited pro forma combined balance sheet combines Interstate's March 31, 2002 balance sheet with MeriStar's March 31, 2002 balance sheet and assumes the merger was completed on March 31, 2002. The merger is accounted for using Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", which were issued in July 2001. SFAS No. 141 requires the application of the purchase method of accounting for all business combinations initiated after June 30, 2001, and SFAS No. 42 requires that goodwill, as well as any intangible assets believed to have an indefinite useful life, not be amortized for financial reporting purposes. The unaudited pro forma combined balance sheet reflects Interstate's acquisition of MeriStar and the associated recapitalization of Interstate. The combined company will record goodwill as an intangible asset by determining the excess of the purchase price over the estimated fair value of net identifiable tangible and intangible assets acquired.

     The unaudited pro forma combined statements of operations combine Interstate's and MeriStar's historical results for the three months ended March 31, 2002 and for the year ended December 31, 2001. The unaudited pro forma combined statements of operations assume that the merger had occurred at January 1, 2001 and reflect adjustments related to the merger and recapitalization. The merger is accounted for using SFAS No. 141 and SFAS No. 142.

     The unaudited pro forma combined financial statements assume the following occurred as of March 31, 2002, in the case of the pro forma combined balance sheet, and as of January 1, 2001, in the case of the pro forma combined statements of operations:

     - the completion of the merger between MeriStar and Interstate;

     - the conversion of a portion of Interstate's convertible securities as provided in the Interstate voting and conversion agreement;

     - the $9.25 million payment made by Interstate to its investor group;

     - the completion of the refinancing of MeriStar's and Interstate's existing senior secured credit facilities;

     - the effectiveness of a new employment agreement with Mr. Kilkeary;

     - the completion of the amendment and $3.0 million repayment of the credit facility extended by MeriStar Hospitality to MeriStar;

     - the repayment of the Interstate notes payable to Wyndham, of $4.4 million;

     - the repayment of the Interstate limited recourse mortgage note, of $6.6 million; and

     - the conversion of the remaining 10 shares of Interstate Series B preferred stock in the merger and the conversion of the remaining $6.2 million of Interstate 8.75% convertible notes immediately after the effective time of the merger.

     The unaudited pro forma combined financial statements are based on and derived from, and should be read in conjunction with:

     - the historical consolidated financial statements and the related notes of Interstate, which are included in this joint proxy statement and prospectus; and

     - the historical consolidated financial statements and the related notes of MeriStar, which are included in this joint proxy statement and prospectus.

     The fair value of MeriStar's net assets acquired is calculated using the number of shares of MeriStar common stock valued at $1.036 per share, the average of the closing prices of MeriStar common stock on April 30, 2002 through May 6, 2002.

     The companies have based the purchase price allocation adjustments in the unaudited pro forma combined financial statements on the information available at this time. The companies may make subsequent adjustments and refinements to the allocation based on future additional information. The unaudited pro forma combined financial statements are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been completed at the beginning of the periods or as of the date presented.

                       INTERSTATE HOTELS & RESORTS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 2002

                                                                                                          PRO
                                                                                                         FORMA
                                                        INTERSTATE       MERISTAR      TRANSACTION        AS
                                                       HISTORICAL(a)   HISTORICAL(b)   ADJUSTMENTS     ADJUSTED
                                                       -------------   -------------   -----------    -----------
                                                                         (DOLLARS IN THOUSANDS)
                       ASSETS
  Cash and cash equivalents..........................    $ 35,325        $  8,342       $(30,469)(c)   $ 13,198
  Accounts receivable, net...........................      11,836          10,221         (1,396)(d)     20,661
  Due from MeriStar Hospitality......................          --           3,968             --          3,968
  Deferred income taxes..............................       1,787              --         (1,787)(e)         --
  Prepaid expenses and other.........................       1,773           6,869             --          8,642
  Deposits and other.................................          --           2,924             --          2,924
                                                         --------        --------       --------       --------
TOTAL CURRENT ASSETS.................................      50,721          32,324        (33,652)        49,393
  Restricted cash....................................       1,082              --             --          1,082
  Marketable securities..............................       2,842              --             --          2,842
  Property and equipment, net........................      14,103          16,477             --         30,580
  Officers and employees notes receivable............       2,143              --           (848)(f)      1,295
  Investments in and advances to affiliates..........      13,018          30,019        (12,232)(g)     30,805
  Goodwill...........................................          --         124,932        (50,198)(h)     74,734
  Intangible and other assets, net...................      15,717          38,371         45,435(i)      99,523
  Deferred income taxes..............................       6,396           8,954         (1,600)(e)     13,750
                                                         --------        --------       --------       --------
TOTAL ASSETS.........................................    $106,022        $251,077       $(53,095)      $304,004
                                                         ========        ========       ========       ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
  Long-term debt, current portion....................    $  7,353        $ 80,000       $(87,353)(j)   $     --
  Accounts payable and other current liabilities.....      15,476          51,031          4,629(k)      71,136
                                                         --------        --------       --------       --------
TOTAL CURRENT LIABILITIES............................      22,829         131,031        (82,724)        71,136
  Long-term debt, excluding current portion..........      32,852          58,069         49,318(l)     140,239
  Deferred compensation and other....................       2,842             105          2,322(k)       5,269
                                                         --------        --------       --------       --------
TOTAL LIABILITIES....................................      58,523         189,205        (31,084)       216,644
  Minority interests.................................         433           6,031             --          6,464
  Mandatorily redeemable preferred stock.............       5,272              --         (5,272)(m)         --
STOCKHOLDERS' EQUITY
  Common stock.......................................          57             372            577(n)       1,006
  Paid-in capital....................................      64,955          78,841        (10,990)(o)    132,806
  Paid-in capital -- stock options...................          48              --          1,463(p)       1,511
  Retained deficit...................................     (23,266)        (22,876)        (8,285)(q)    (54,427)
  Accumulated other comprehensive income.............          --            (496)           496(r)          --
                                                         --------        --------       --------       --------
TOTAL STOCKHOLDERS' EQUITY...........................      41,794          55,841        (16,739)        80,896
                                                         --------        --------       --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........    $106,022        $251,077       $(53,095)      $304,004
                                                         ========        ========       ========       ========

                       INTERSTATE HOTELS & RESORTS, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(a) Reflects the historical unaudited consolidated balance sheet of Interstate Hotels Corporation as of March 31, 2002 as reflected in its quarterly report on Form 10-Q. Some amounts have been condensed or reclassified in order to conform with the combined entity's presentation.

(b) Reflects the historical unaudited consolidated balance sheet of MeriStar Hotels & Resorts, Inc. as of March 31, 2002 as reflected in its quarterly report on Form 10-Q. Some amounts have been condensed or reclassified in order to conform with the combined entity's presentation.

(c) Reflects the $9,250 cash payment made by Interstate to its principal investor group on March 31, 2002. Also, reflects the payment of some costs associated with the merger. The combined company will obtain a new $125,000 senior credit facility and will use $81,000 of proceeds from that facility along with existing cash on hand to:

         - repay and retire the existing senior credit facility of MeriStar;

         - repay $3,000 of the credit facility with MeriStar Hospitality;

         - repay and retire the Interstate notes payable to Wyndham; and

         - repay and retire the Interstate limited recourse mortgage note.

     The individual adjustments are as follows:

Payment made by Interstate to its principal investor
  group.....................................................  $ (9,250)
Transaction costs in connection with the merger.............    (5,200)
Costs incurred in connection with the combined company's new
  senior credit facility....................................    (1,750)
Payment of severance costs generated as a result of the
  merger....................................................    (1,234)
Repayment and retirement of existing MeriStar senior credit
  facility..................................................   (80,000)
Repayment of a portion of the MeriStar Hospitality credit
  facility..................................................    (3,000)
Repayment and retirement of the Interstate notes payable to
  Wyndham...................................................    (4,432)
Repayment and retirement of the Interstate limited recourse
  mortgage note.............................................    (6,603)
Proceeds from combined company's new senior credit
  facility..................................................    81,000
                                                              --------
Net adjustment to cash and cash equivalents.................  $(30,469)
                                                              ========

(d) Reflects the change in Interstate's accounting method for accounting for incentive management fees. Interstate recorded incentive management fees as earned based on the current profitability of the hotel and the management agreement termination clauses. The combined company will record the incentive management fees in the period it is certain they are earned, which, for annual incentive fee measurements, is typically in the last month of the annual contract period. The effect of this change in accounting method is to reverse $1,396 of incentive fees recorded by Interstate as of March 31, 2002.

                       INTERSTATE HOTELS & RESORTS, INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(e) Reflects the following items:

Additional deferred tax assets resulting from the adjustment to fair value of MeriStar's assets and liabilities........  $ 20,615
Valuation allowance on certain of MeriStar's tax
  attributes................................................   (15,819)
Valuation allowance on certain of Interstate's tax
  attributes................................................    (8,183)
                                                              --------
Total adjustment to deferred tax assets.....................    (3,387)
Less: adjustment to current deferred tax assets.............    (1,787)
                                                              --------
Net adjustment to noncurrent deferred tax assets............  $ (1,600)
                                                              ========

    The combined company's utilization of its net operating loss carryforwards will be limited by provisions of the Internal Revenue Code. The valuation allowance adjustment above includes the effect of the limitations on each of MeriStar's and Interstate's deferred tax assets arising from net operating loss carryforwards.

(f) Reflects the adjustment for accelerated vesting and forgiveness of some notes receivable due from officers, based on contractual provisions. These provisions, requiring the forgiveness of the note, are triggered by termination for reason other than cause.

(g) The combined company recorded the fair value of the combined company's investments and notes receivable based on the estimated discounted cash flows generated by these investments and notes receivable. The combined company has recorded the $12,232 difference between the fair value and the carrying value as part of its purchase accounting entry.

(h) The combined company will record goodwill and various other intangible assets based on their fair values in connection with the merger. The combined company has estimated the values of these intangible assets and goodwill based on preliminary purchase price allocations. The combined company may make subsequent adjustments and refinements to the allocation based on additional future information. The following table summarizes the preliminary allocation of the purchase price:

Fair value of MeriStar common stock (37,188,574 shares X
  $1.036 per share).........................................  $  38,527
Fair value of MeriStar options that will vest in connection
  with the merger...........................................      1,457
Transaction costs...........................................      5,200
                                                              ---------
Total purchase price of MeriStar............................     45,184
Net liabilities acquired:
  Fair value of assets acquired (excluding goodwill)........   (165,686)
  Fair value of liabilities assumed.........................    195,236
                                                              ---------
                                                                 29,550
                                                              ---------
Goodwill resulting from merger transaction..................     74,734
Elimination of MeriStar existing goodwill...................   (124,932)
                                                              ---------
Net adjustment to goodwill..................................  $ (50,198)
                                                              =========

(i) In the recapitalization of Interstate that will occur in connection with the merger, Interstate's 8.75% convertible notes will be converted into Class A common stock. The combined company will write-off

                       INTERSTATE HOTELS & RESORTS, INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

    the unamortized deferred financing costs associated with these notes. The combined company will also use $81,000 of proceeds from the new senior credit facility along with existing cash on hand to:

         - repay and retire the existing senior credit facility of MeriStar;

         - repay $3,000 of the MeriStar credit facility with MeriStar
    Hospitality;

         - repay and retire the Interstate notes payable to Wyndham; and

         - repay and retire the Interstate limited recourse mortgage note.

    The combined company will write off the unamortized deferred financing costs related to the repaid and retired facilities and notes. The combined company will capitalize the costs to obtain the new credit facility.

    The combined company will record the fair value of various identifiable intangible assets (other than deferred financing fees) in connection with the merger. Fair values were estimated using estimated discounted cash flows generated by these assets.

    The individual adjustments are as follows:

Fair value of management contracts..........................  $44,176
Fair value of lease contracts...............................    2,113
Fair value of Doral trade name..............................      689
Write-off of unamortized deferred financing costs related to
  MeriStar's senior credit facility.........................     (544)
Write-off of unamortized deferred financing costs related to
  Interstate's 8.75% convertible notes......................   (1,708)
Write-off of unamortized deferred financing costs related to
  Interstate's existing senior secured credit facility......   (1,000)
Write-off of unamortized deferred financing costs related to
  Interstate's limited recourse mortgage note...............      (41)
Record deferred financing costs related to the new
  Interstate senior credit facility.........................    1,750
                                                              -------
Net adjustment to intangible assets.........................  $45,435
                                                              =======

(j) Reflects the following items:

Repayment and retirement of existing MeriStar senior credit
  facility..................................................  $(80,000)
Repayment and retirement of existing Interstate limited
  recourse mortgage note....................................    (6,603)
Repayment of an existing Interstate note payable to
  Wyndham...................................................      (750)
                                                              --------
Net adjustment to long-term debt, current portion...........  $(87,353)
                                                              ========

(k) Reflects the adjustment to accrue severance costs of $4,629, which will be paid in the first twelve months following the closing of the merger transaction and $2,322 which will be paid after the first twelve months following the closing of the merger transaction.

                       INTERSTATE HOTELS & RESORTS, INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(l) Reflects the following items:

Conversion of Interstate's 8.75% convertible notes..........  $(25,000)
Repayment of a portion of the MeriStar Hospitality credit
  facility..................................................    (3,000)
Repayment and retirement of an Interstate note payable to
  Wyndham...................................................    (3,682)
Proceeds from the combined company's new senior credit
  facility..................................................    81,000
                                                              --------
Net adjustment to long-term debt, excluding current
  portion...................................................  $ 49,318
                                                              ========

(m) In the recapitalization of Interstate that will occur in connection with the merger, all of the Series B preferred stock will be converted into Class A common stock. The total liquidation value of the Series B preferred stock is $7,250. This conversion results in the elimination of the $5,722 carrying value of the Series B preferred stock. The combined company has recorded the $1,528 difference between the liquidation value and the carrying value of the Series B preferred stock as a charge to paid-in capital. An adjustment was also made to reclassify a receivable due from Interstate's principal investor group of $450, from mandatorily redeemable preferred stock to paid-in capital.

(n) Reflects the following adjustments:

Conversion of Interstate's 8.75% convertible notes into
  6,250,000 shares of Interstate Class A common stock.......  $ 63
Conversion of Interstate's Series B preferred stock into
  1,812,500 shares of Interstate Class A common stock.......    18
Adjustment to record total par value to reflect total of
  100,636,098 shares of the combined company stock
  outstanding following the merger transaction..............   496
                                                              ----
Net adjustment to common stock..............................  $577
                                                              ====

     In connection with the recapitalization of Interstate that will occur in connection with the merger, Interstate's principal investor group will convert its 8.75% convertible notes and Series B preferred stock into Class A common stock. The merger will be a stock-for-stock merger of Interstate with and into MeriStar in which Interstate stockholders will receive 4.6 shares of the combined company common stock for each share of Interstate stock outstanding. The merger will be accounted for as a reverse acquisition with Interstate as the accounting acquiror and MeriStar as the surviving company. Holders of MeriStar common stock and MeriStar H&R Operating Company, L.P. operating partnership units will continue to hold their stock and units following the merger. The combined company will have 100,636,098 shares outstanding on a pro forma basis as if this transaction occurred on March 31, 2002.

                       INTERSTATE HOTELS & RESORTS, INC.

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(o)  Reflects the following adjustments:

Conversion of Interstate's 8.75% convertible notes into
  Interstate's Class A common stock at $4.00 per share......  $ 24,937
Conversion of Interstate's Series B preferred stock into
  Interstate's Class A common stock at $4.00 per share......     5,704
Reclassification of receivable due from Interstate's
  principal investor group..................................      (450)
Value of MeriStar common stock..............................    38,156
Adjustment to record offset of total par value to reflect
  total of 100,636,098 shares of MeriStar stock outstanding
  following the merger transaction..........................      (496)
Reversal of MeriStar paid-in capital........................   (78,841)
                                                              --------
Net adjustment to paid-in-capital...........................  $(10,990)
                                                              ========

 (p) Reflects the fair value of MeriStar's outstanding stock options, of $1,457, at March 31, 2002. Also reflects the effects of the acceleration of vesting of Interstate's stock options, of $6, at March 31, 2002.

(q) Reflects the following adjustments:

Payment made by Interstate to its principal investor group
  for conversion of Interstate's 8.75% convertible notes and
  Series B preferred stock..................................  $ (9,250)
Forgiveness of Interstate's officers' notes receivable......      (848)
Effect of acceleration of vesting of Interstate's stock
  options...................................................        (6)
Change in accounting method for incentive management fees...    (1,396)
Valuation allowance on some of Interstate's tax
  attributes................................................    (8,183)
Write-off of unamortized deferred financing fees related to
  the existing Interstate credit facility, 8.75% convertible
  notes and limited recourse mortgage note..................    (2,749)
Write-off of unamortized deferred financing fees related to
  the existing MeriStar credit facility.....................      (544)
Payment of severance costs generated as a result of the
  merger....................................................    (8,185)
Reversal of MeriStar retained deficit.......................    22,876
                                                              --------
Net adjustment to retained deficit..........................  $ (8,285)
                                                              ========

(r) Reflects the reversal of MeriStar's accumulated other comprehensive income.

                       INTERSTATE HOTELS & RESORTS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                            PRO FORMA
                                            INTERSTATE       MERISTAR      TRANSACTION          AS
                                           HISTORICAL(a)   HISTORICAL(b)   ADJUSTMENTS       ADJUSTED
                                           -------------   -------------   -----------     ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                     AMOUNTS)
Revenue:
  Lodging revenues.......................   $    4,426       $156,035        $    --       $    160,461
  Net management fees....................       24,525         42,475             --             67,000
  Other fees.............................       15,074          3,726             --             18,800
  Corporate housing......................           --        103,638             --            103,638
                                            ----------       --------        -------       ------------
                                                44,025        305,874             --            349,899
Other revenues from managed hotels.......      274,801        490,005             --            764,806
                                            ----------       --------        -------       ------------
Total revenue............................      318,826        795,879             --          1,114,705
                                            ----------       --------                      ------------
Lodging expenses.........................        1,116         43,568             --             44,684
Corporate housing........................           --         76,019             --             76,019
General and administrative...............       31,123         75,683         (1,846)(i)        104,960
Lease expense............................          482         59,375             --             59,857
Property costs...........................        1,531         33,250             --             34,781
Depreciation and amortization............       10,394         12,958         (2,985)(d)         20,367
Non-recurring costs......................           --         23,816             --             23,816
                                            ----------       --------        -------       ------------
                                                44,646        324,669         (4,831)           364,484
Other expenses from managed hotels.......      274,801        490,005             --            764,806
                                            ----------       --------        -------       ------------
Total operating expenses.................      319,447        814,674         (4,831)         1,129,290
                                            ----------       --------        -------       ------------
Income (loss) from operations............         (621)       (18,795)         4,831            (14,585)
Interest expense, net....................       (1,673)       (11,303)         2,097 (e)        (10,879)
Other, net...............................           38                            --                 38
Equity in earnings (losses) of
  affiliates.............................       (5,169)           732             --             (4,437)
Loss on impairment of equity investment
  in hotel real estate...................       (3,026)            --             --             (3,026)
                                            ----------       --------        -------       ------------
Loss before minority interests and income
  taxes..................................      (10,451)       (29,366)         6,928            (32,889)
Minority interests.......................          194         (1,130)           693 (f)           (243)
Income tax benefit.......................       (3,295)        (9,287)           423 (g)        (12,159)
                                            ----------       --------        -------       ------------
Loss before preferred stock dividends and
  accretion..............................       (7,350)       (18,949)         5,812            (20,487)
Less: mandatorily redeemable preferred
  stock:
  Dividends..............................          634                          (634)(h)             --
  Accretion..............................           62             --            (62)(h)             --
                                            ----------       --------        -------       ------------
Net loss available to common
  stockholders...........................   $   (8,046)      $(18,949)       $ 6,508       $    (20,487)
                                            ==========       ========        =======       ============
Basic and diluted loss per common share:
  Net loss available to common
     stockholders........................   $    (1.30)                                    $      (0.20)
                                            ==========                                     ============
Weighted average shares..................    6,200,093                                      100,636,098
                                            ==========                                     ============

                       INTERSTATE HOTELS & RESORTS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                                                            PRO FORMA
                                             INTERSTATE       MERISTAR      TRANSACTION         AS
                                            HISTORICAL(a)   HISTORICAL(b)   ADJUSTMENTS      ADJUSTED
                                            -------------   -------------   -----------    ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                     AMOUNTS)
Revenue:
  Lodging revenues........................   $      676       $ 31,608        $    --      $     32,284
  Net management fees.....................        5,658          9,898         (1,396)(c)        14,160
  Other fees..............................        4,013            758             --             4,771
  Corporate housing.......................           --         24,246             --            24,246
                                             ----------       --------        -------      ------------
                                                 10,347         66,510         (1,396)           75,461
Other revenues from managed hotels........       62,441        112,399             --           174,840
                                             ----------       --------        -------      ------------
Total revenue.............................       72,788        178,909         (1,396)          250,301
                                             ----------       --------        -------      ------------
Lodging expenses..........................          191          8,613             --             8,804
Corporate housing.........................           --         18,821             --            18,821
General and administrative................        6,186         17,197           (551)(i)        22,832
Lease expense.............................           --         12,652             --            12,652
Property costs............................          290          6,775             --             7,065
Depreciation and amortization.............        2,528          2,229            160(d)          4,917
Non-recurring costs.......................          119            260             --               379
                                             ----------       --------        -------      ------------
                                                  9,314         66,547           (391)           75,470
Other expenses from managed hotels........       62,441        112,399                          174,840
                                             ----------       --------        -------      ------------
Total operating expenses..................       71,755        178,946           (391)          250,310
                                             ----------       --------        -------      ------------
Income (loss) from operations.............        1,033            (37)        (1,005)               (9)
Interest expense, net.....................         (975)        (2,836)           901(e)         (2,910)
Other, net................................           --             --             --                --
Equity in losses of affiliates............         (180)          (234)            --              (414)
                                             ----------       --------        -------      ------------
Loss before minority interests and income
  taxes...................................         (122)        (3,107)          (104)           (3,333)
Minority interests........................           64           (135)            53(f)            (18)
Income tax benefit........................          (71)        (1,189)           159(g)         (1,101)
                                             ----------       --------        -------      ------------
Loss before preferred stock dividends and
  accretion...............................         (115)        (1,783)          (316)           (2,214)
Less: mandatorily redeemable preferred
  stock:
  Dividends...............................          159             --           (159)(h)            --
  Accretion...............................           15             --            (15)(h)            --
                                             ----------       --------        -------      ------------
Net loss available to common
  stockholders............................   $     (289)      $ (1,783)       $  (142)     $     (2,214)
                                             ==========       ========        =======      ============
Basic and diluted loss per common share:
  Net loss available to common
     stockholders.........................   $    (0.05)                                   $      (0.02)
                                             ==========                                    ============
Weighted average shares...................    5,730,440                                     100,636,098
                                             ==========                                    ============

                       INTERSTATE HOTELS & RESORTS, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND
                      FOR THE YEAR ENDED DECEMBER 31, 2001
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(a) For the unaudited pro forma combined statement of operations for the three months ended March 31, 2002, reflects the historical unaudited consolidated statement of operations of Interstate Hotels Corporation for the three months ended March 31, 2002 as reflected in its quarterly report on Form 10-Q. For the unaudited pro forma combined statement of operations for the year ended December 31, 2001, reflects the audited consolidated statement of operations of Interstate for the year ended December 31, 2001, except for the adjustment to conform the presentation to meet the requirements of EITF No. 01-14, "Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses". This pronouncement establishes standards for accounting for reimbursable expenses in the income statement. Under this pronouncement, revenue and expenses from managed properties are included in the combined company's reported results beginning in January 1, 2002. These amounts relate primarily to payroll costs at managed properties where the combined company is the employer. The reimbursement for those costs is recorded as revenue with a corresponding expense.

(b) For the unaudited pro forma combined statement of operations for the three months ended March 31, 2002, reflects the historical unaudited consolidated statement of operations of MeriStar Hotels & Resorts, Inc. for the three months ended March 31, 2002 as reflected in its quarterly report on Form 10-Q. For the unaudited pro forma combined statement of operations for the year ended December 31, 2001, reflects the audited consolidated statement of operations of MeriStar for the year ended December 31, 2001, except for the adjustment to conform our income statement presentation to meet the requirements of EITF No. 01-14, "Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses". This pronouncement establishes standards for accounting for reimbursable expenses in the income statement. Under this pronouncement, revenue and expenses from managed properties are included in the combined company's reported results beginning in January 1, 2002. These amounts relate primarily to payroll costs at managed properties where the combined company is the employer. The reimbursement for those costs is recorded as revenue with a corresponding expense.

(c) Reflects the change in Interstate's accounting method for accounting for incentive management fees. Interstate recorded incentive management fees as earned based on the current profitability of the hotel and management agreement termination provisions. The combined company will record the incentive management fees in the period that it is certain the incentive management fees are earned, which, for annual incentive fee measurements, is typically in the last month of the annual contract period. The effect of this change in accounting method is to defer $1,396 of incentive fees recorded by Interstate in the first quarter of 2002.

(d) The adjustments to depreciation and amortization include the following items:

                                                      THREE MONTHS
                                                         ENDED        YEAR ENDED
                                                       MARCH 31,     DECEMBER 31,
                                                          2002           2001
                                                      ------------   ------------
Elimination of amortization of deferred financing
  fees related to MeriStar's senior secured credit
  facility..........................................     $(243)        $  (804)
Amortization of additional intangible assets
  generated by the merger...........................       403           1,383
Elimination of amortization of Meristar's existing
  goodwill..........................................        --          (3,564)
                                                         -----         -------
Net adjustments to depreciation and amortization....     $ 160         $(2,985)
                                                         =====         =======

                       INTERSTATE HOTELS & RESORTS, INC.

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS --
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (CONTINUED)

    The combined company will amortize the MeriStar management contracts acquired in the merger over their weighted average contractual lives of 24 years. The combined company will amortize the MeriStar lease contracts acquired in the merger over their contractual life of 12 years. The contractual lives of these assets reflect their estimated useful lives. In accordance with SFAS No. 142, goodwill will not be amortized beginning on January 1, 2002. The combined company has accounted for goodwill as if SFAS No. 142 had been adopted on January 1, 2001; accordingly, goodwill will not be amortized in 2001 for purposes of the unaudited pro forma combined statement of operations for the year ended December 31, 2001. SFAS No. 142 requires that goodwill be evaluated for impairment annually or on an interim basis if events or circumstances indicate that it is more likely than not that an impairment has been incurred.

(e) The adjustments to net interest expense include the following items:

                                                     THREE MONTHS
                                                        ENDED        YEAR ENDED
                                                      MARCH 31,     DECEMBER 31,
                                                         2002           2001
                                                     ------------   ------------
Elimination of interest expense relating to
  MeriStar's existing senior credit facility.......    $ 1,246        $ 6,940
Reduction in interest expense relating to
  MeriStar's existing credit facility with MeriStar
  Hospitality......................................         66            301
Elimination of interest expense relating to
  Interstate's 8.75% convertible notes.............        547          2,188
Elimination of unused commitment fees related to
  Interstate's senior credit facility..............         50             84
Elimination of interest expense related to
  Interstate's notes payable to Wyndham............        108            503
Elimination of interest expense related to
  Interstate's limited recourse mortgage note......         79            462
Amortization of deferred financing fees related to
  the combined company's senior credit facility....       (146)          (583)
Elimination of amortization on deferred financing
  fees associated with Interstate's 8.75%
  convertible notes................................         77            306
Elimination of amortization on deferred financing
  fees associated with Interstate's senior credit
  facility.........................................        187            310
Elimination of amortization on deferred financing
  fees associated with Interstate's limited
  recourse mortgage note...........................          7             43
Interest expense on new combined company senior
  credit facility..................................     (1,141)        (6,565)
Reduction of interest income on Interstate's cash
  balances.........................................       (179)        (1,892)
                                                       -------        -------
Net adjustments to interest expense................    $   901        $ 2,097
                                                       =======        =======

(f) Reflects the adjustment to record minority interests based on the pro forma as adjusted loss before minority interests and taxes and the adjusted ownership percentage of the minority interests holders.

(g) Reflects adjustments to record the income tax benefit at the combined company's anticipated effective tax rates of 33% and 37% for the three months ended March 31, 2002 and for the year ended December 31, 2001, respectively. For purposes of calculating its income tax benefit, the combined

                       INTERSTATE HOTELS & RESORTS, INC.

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS --
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (CONTINUED)

     company used the statutory tax rate, adjusted for the effect of permanent differences. Following the merger, the combined company will periodically review its deferred tax assets to determine the combined company's ability to realize those deferred tax assets in the future. If the combined company determines that additional portions of its deferred tax assets may not be realized, the combined company will record a charge to the income tax provision in that period.

(h) The conversion of Interstate's Series B preferred stock resulted in the elimination of the accretion of discount and the dividends on mandatorily redeemable preferred stock.

(i) Reflects the elimination of compensation costs related to the salary, bonus and vesting of Series B preferred stock held by Interstate executives who will not be employed by the combined company. This is offset by the increase in compensation for two Interstate executives remaining employed by the combined company.

The unaudited pro forma combined statement of operations excludes the following non-recurring expense adjustments which will be incurred by the combined company in connection with the merger:

Conversion of each share of Interstate's Series B preferred
  stock to Interstate's Class A common stock at $4.00 per
  share.....................................................
                                                              $ 1,528
Payment made by Interstate to its principal investor
  group.....................................................
                                                                9,250
Payment of severance costs generated as a result of the
  merger....................................................
                                                                8,000
Forgiveness and accelerated vesting of officers' notes
  receivable................................................
                                                                  848
Write-off of unamortized deferred financing costs related to the existing MeriStar credit facility.....................
                                                                  544
Write-off of unamortized deferred financing costs related to the existing Interstate credit facility 8.75% convertible
  notes and limited recourse mortgage note..................
                                                                2,749
Establishment of valuation allowance for some of
  Interstate's tax attributes...............................
                                                                8,183
                                                              -------
                                                              $31,102
                                                              =======

              MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

                        DIRECTORS AND EXECUTIVE OFFICERS

     Below is information concerning each nominee for election to the combined company board of directors and each individual to be appointed as an executive officer of the combined company upon completion of the merger:

NAME                          AGE              POSITION WITH THE COMBINED COMPANY
----                          ---   --------------------------------------------------------
Paul W. Whetsell............  51    Chairman and Chief Executive Officer
Karim J. Alibhai............  38    Director
J. Taylor Crandall..........  45    Director
Leslie R. Doggett...........  45    Director
John Emery..................  38    Director, President and Chief Operating Officer
Joseph J. Flannery..........  40    Director
Thomas F. Hewitt............  58    Director
Steven D. Jorns.............  53    Director
Mahmood J. Khimji...........  41    Director
James B. McCurry............  53    Director
Raymond C. Mikulich.........  49    Director
John J. Russell, Jr.........  55    Director
Sherwood M. Weiser..........  71    Director
James A. Calder.............  39    Chief Financial Officer
Kevin P. Kilkeary...........  50    President -- Hotel Operations
Robert Morse................  46    President -- Hotel Operations
Thomas F. Vincent...........  54    President -- BridgeStreet
Bruce G. Wiles..............  50    Chief Investment Officer

     Should any of the proposals relating to the merger described in this joint proxy statement and prospectus not be approved by a vote of the stockholders of MeriStar at the annual meeting, or if the merger is not completed for any other reason, then the board of directors of MeriStar will not be composed of the above individuals.

     The combined company's certificate of incorporation will provide for a board of directors consisting of three classes of directors with the directors in each class serving staggered three year terms. Each class will consist, as nearly as may be possible, of one-third of the directors constituting the entire board. The Class I nominees are Messrs. J. Taylor Crandall, John Emery, Thomas
F. Hewitt, Paul W. Whetsell. The Class II nominees are Messrs. Karim J. Alibhai, Joseph J. Flannery, Raymond C. Mikulich, Mahmood J. Khimji and Sherwood M. Weiser. The Class III nominees are Messrs. Steven D. Jorns, James B. McCurry and John J. Russell, Jr. and Ms. Leslie R. Doggett. The terms of the Class I, Class II and Class III directors elected at the annual meeting will expire at the combined company annual meetings of stockholders following the end of the 2004, 2002 and 2003 fiscal years, respectively. At each annual meeting of the stockholders, the successors to the class of directors whose term expires will be elected for a three year term.

     Mr. Whetsell is a nominee to be a Class I director of the combined company and will also be the Chief Executive Officer of the combined company after the merger. Mr. Whetsell has been Chairman of the board of directors and Chief Executive Officer of MeriStar since August 1998. Mr. Whetsell has also been Chairman of the board of directors and Chief Executive Officer of MeriStar Hospitality since August 1998. Prior to August 1998, Mr. Whetsell had been Chairman of the board of directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.

     Mr. Alibhai is a nominee to be a Class II director of the combined company. Mr. Alibhai joined the Interstate Board in October 2000. Mr. Alibhai is presently a Principal of the Gencom Group, which he rejoined in June 1999. He served as President, Chief Operating Officer and a Director of Wyndham International, Inc. from October 1997 through May 1999. Prior to October 1997, Mr. Alibhai served as President and Chief Executive Officer of the Gencom Group.

     Mr. Crandall is a nominee to be a Class I director and has been a director of MeriStar since January 2002. Mr. Crandall is presently the Managing Partner of Oak Hill Capital Management, Inc. and serves on the Board of Advisors of Oak Hill Strategic Partners, L.P. Mr. Crandall first joined Keystone, Inc. in 1986 as Vice President and Chief Financial Officer; he currently serves as Vice President and Chief Operating Officer. Prior to his affiliation with Keystone, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall is also a director of MeriStar Hospitality, Washington Mutual, Inc., Sunterra Corporation, US Oncology, Inc., Broadwing, Inc. and American Skiing Company.

     Ms. Doggett is a nominee to be a Class III director of the combined company and has been a director of MeriStar since October 2001. Currently, Ms. Doggett is President and CEO of Doggett, Rosemont & Associates, a strategic consulting firm specializing in the hospitality, travel and gaming industries. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City's Office of the Mayor. Before her tenure in public service, she worked as a hotel sales executive for 10 years. In addition, from 1992 to 2001 Ms. Doggett served on the Advisory Board of the Tisch Center for Hospitality, Tourism and Travel at New York University.

     Mr. Emery is a nominee to be a Class I director of the combined company and has been a director of MeriStar since October 2001. Mr. Emery will be the President and Chief Operating Officer of the combined company. Mr. Emery has served as President and Chief Operating Officer of MeriStar since September 2001. From April 2000 until that time, he was Chief Investment Officer of MeriStar. He was elected a director of MeriStar Hospitality in May 2000, and since September 2001, he has served as the President and Chief Operating Officer of MeriStar Hospitality. From April 2000 until that time, he was Chief Operating Officer of MeriStar Hospitality. From August 1998 to April 2000, Mr. Emery was Chief Financial Officer of MeriStar Hospitality. From June 1997 until August 1998, Mr. Emery served as Chief Financial Officer and Secretary of CapStar Hotel Company, a predecessor of MeriStar. From March 1996 to June 1997, Mr. Emery served as Treasurer of CapStar. Prior to that, from January 1987 to September 1995, Mr. Emery worked for Deloitte & Touche LLP in various capacities, culminating in Senior Manager for the hotel and real estate industries.

     Mr. Flannery is a nominee to be a Class II Director of the combined company. Mr. Flannery joined the Interstate Board in October 2000. Mr. Flannery is a Managing Director of Lehman Brothers Inc. Prior to joining Lehman in 1989, Mr. Flannery held positions with Pannell Kerr Forster and Prudential Life Insurance Company.

     Mr. Hewitt is a nominee to be a Class I director of the combined company. Mr. Hewitt became Interstate's Chairman and Chief Executive Officer in March 1999. Mr. Hewitt previously was President and Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations. At Carnival, Mr. Hewitt was responsible for over 80 hotels and 17,000 employees in the United States, South America, the Caribbean and Mexico. Mr. Hewitt joined Carnival in 1985, when it was known as "The Continental Companies," after a career spanning more than 20 years with Sheraton Corporation, most recently as the President of its North American division from 1983 to 1985.

     Mr. Jorns is a nominee to be a Class III director of the combined company. Mr. Jorns has been Vice Chairman of the Board of Directors of MeriStar since August 1998. Mr. Jorns has also been Vice Chairman of the Board of Directors of MeriStar Hospitality since August 1998. Mr. Jorns was Chief Operating Officer of MeriStar from August 1998 until January 1999. From April 1996 to August 1998, Mr. Jorns was the Chairman of the Board of Directors, Chief Executive Officer and President of American

General Hospitality. Mr. Jorns was also the founder of American General Hospitality, Inc., a predecessor of MeriStar, and had served since its formation in 1981 until August 1998 as Chairman of the Board of Directors, Chief Executive Officer and President.

     Mr. Khimji is a nominee to be a Class II director of the combined company. Mr. Khimji joined the Interstate Board in October 2000. Mr. Khimji presently is a Principal of Highgate Holdings Inc. and has held that position since 1988. He is a member of the Board of Visitors of the Faculty of Law for Columbia University and he previously served on the Board of Directors of MeriStar Hospitality.

     Mr. McCurry is a nominee to be a Class III director of MeriStar and has been since August 1998. Mr. McCurry is a management consultant. From May 2000 until May 2001, Mr. McCurry was Chief Executive Officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a Partner at Bain & Company, an international management consulting firm specializing in corporate strategy.

     Mr. Mikulich is a nominee to be a Class II director of the combined company. Mr. Mikulich is currently a Managing Director of Lehman Brothers and co-head of Lehman Brothers Real Estate Partners, a $1.6 billion real estate merchant banking fund sponsored by Lehman Brothers. From 1989 to 1999, Mr. Mikulich was responsible for global real estate investment banking activities at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Mikulich was with LaSalle National Bank, Chicago and its parent ABN/AMRO for seven years, where he was first involved in real estate workouts and lending, and for the last two years, property acquisitions and joint ventures on behalf of foreign pension funds. Among the longest tenured and most experienced real estate professionals active today, Mr. Mikulich is a recognized industry leader and innovator. Mr. Mikulich is a graduate of Knox College, magna cum laude and Chicago Kent College of Law, with high honors.

     Mr. Russell is a nominee to be a Class III director of the combined company. Mr. Russell joined the Interstate Board in June 2001. Mr. Russell is Chief Executive Officer of Hospitality Artists, LLC and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominium International LLC, Global Operations. Before that, he served as Chairman and Chief Executive Officer of Cendant's Hotel Division. From 1995 to 1996, he was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell has more than 28 years of experience in the hospitality industry during which he has held positions with, among others, Benchmark Management Company, Radisson Hotels International and Sheraton Corporation. Mr. Russell also serves as a member of the Board of Directors of the University of Delaware's Hotel and Restaurant Program. He also previously served as President of the Hospitality, Sales and Marketing Association International. Mr. Russell is a graduate of the United States Military Academy at West Point.

     Mr. Weiser is a nominee to be a Class II director of the combined company. Mr. Weiser joined the Interstate Board in October 2000. Mr. Weiser is Chairman, President and Chief Executive Officer of Continental Hospitality Holdings, LLC. He served as Chairman, President and Chief Executive Officer of Carnival Resorts & Casinos from March 1994 until April 2001. Mr. Weiser is a member of the Board of Directors of Carnival Corp. and serves as a member of the Nominating Committee and the Plan Administration Committee, as well as Chairman of the Compensation Committee of the Board of Directors of Carnival Corp. He is also a member of the Board of Directors of Mellon United National Bank, a subsidiary of Mellon Bank, and Wyndham International, Inc., and is a trustee of the University of Miami.

     Mr. Calder has served as Chief Financial Officer of MeriStar since August 1998 and will be the Chief Financial Officer of the combined company. Mr. Calder is currently also Chief Accounting Officer of MeriStar Hospitality. From September 1997 until August 1998, Mr. Calder served as Senior Vice President of Finance of CapStar Hotel Company. From May 1995 to September 1997, Mr. Calder served as Senior Vice President and Corporate Controller of ICF Kaiser International, Inc. Prior to that, from

July 1984 to May 1995, Mr. Calder worked for Deloitte & Touche LLP in various capacities, culminating with Senior Manager for the real estate industry. Mr. Calder is a Certified Public Accountant.

     Mr. Kilkeary will serve as President -- Hotel Operations of the combined company. He became Interstate's President and Chief Operating Officer in April 1999. Mr. Kilkeary previously served as Executive Vice President and as Senior Vice President, as well as President and Chief Operating Officer of Interstate's subsidiary, Crossroads Hospitality Company. Mr. Kilkeary joined Interstate in 1972 and has held a variety of other positions in hotels and at the corporate office, including executive positions as General Manager, Regional Vice President of Operations, Vice President of Sales and Marketing and Vice President of Staff Operations.

     Mr. Morse has served as MeriStar's President -- Hotels & Resorts since October 2001 and will serve as President -- Hotel Operations of the combined company. From April 2000 until October 2001, Mr. Morse was President, the Americas and Executive Director of Millennium and Copthorne Hotels plc. From July 1999 to April 2000, Mr. Morse was Executive Vice President of Operations with MeriStar. He also served as President of the Homestead Village extended stay brand from 1997 to 1999, President of the franchise division of ITT Sheraton Corp. and President of Four Points Hotels by Sheraton from 1996 to 1997 and Senior Vice President of Sheraton's North America Division from 1989 until 1996. Mr. Morse is a trustee of the American Hotel & Lodging Educational Institute and an advisory board member of the University of Massachusetts Hotel, Restaurant and Travel Administration Department.

     Mr. Vincent has served as MeriStar's President -- BridgeStreet since June 2000, when MeriStar acquired BridgeStreet Accommodations, which became the BridgeStreet Corporate Housing Worldwide division. Mr. Vincent will serve as President -- BridgeStreet of the combined company. Prior to that, Mr. Vincent served as the President of the BridgeStreet Canada division of BridgeStreet Accommodations beginning in March 1998. Mr. Vincent founded Global Travel Apartments Inc. in 1977 and served as its President until March 1998, when Global Travel Apartments merged with BridgeStreet Accommodations.

     Mr. Wiles has been Chief Investment Officer of MeriStar since October 2001. Mr. Wiles will be Chief Investment Officer of the combined company. Mr. Wiles is currently a director and Chief Investment Officer of MeriStar Hospitality. Mr. Wiles was President of MeriStar Hospitality from August 1998 until September 2001. Mr. Wiles was Executive Vice President of American General Hospitality Corporation from April 1996 until August 1998. From 1989 to August 1998, Mr. Wiles served as Executive Vice President of American General Hospitality, Inc., a predecessor of MeriStar, where he was responsible for acquisition and development activities.

                             DIRECTOR COMPENSATION

     The combined company's independent directors will be paid an annual fee of $20,000. In addition, each independent director will be paid $1,250 for attendance in person at each meeting of the board of directors, $1,000 for attendance in person at each meeting of a committee of the board of directors of which that director is a member and $500 for each telephonic meeting of the board of directors or a committee of the board of which that director is a member. Directors who are employees will not receive any fees for their service on the board, or a committee of the board. Directors will be reimbursed for their out-of-pocket expenses incurred in connection with their service on the board of directors. In addition, the combined company's independent directors will receive options to purchase combined company common stock under the combined company's non-employee directors' incentive plan, which is MeriStar's current non-employee directors' incentive plan. The principal provisions of the non-employee directors' incentive plan and some federal tax consequences associated with it are summarized in this joint proxy statement and prospectus under the caption, "Proposal to Amend the Non-Employee Directors' Incentive Plan."

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid by MeriStar or Interstate for the last three fiscal years to the Chief Executive Officer and the next four most highly compensated executive officers of the combined company. Mr. Kilkeary's compensation amounts reflect compensation paid by Interstate. The compensation amounts of all other persons reflect compensation paid by MeriStar.

                                                                                LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION              ------------------------------------
                             -----------------------------------------   RESTRICTED   SECURITIES
                                                          OTHER ANNUAL     STOCK      UNDERLYING      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS      PAYOUTS     COMPENSATION
---------------------------  ----   --------   --------   ------------   ----------   ----------   ----------   ------------
Paul W. Whetsell(9).....     2001   $190,000         --     $ 79,855            --     500,000             --            --
  Chairman of the            2000    190,000         --       23,044            --          --             --            --
  Board and Chief            1999    190,000   $163,500           --            --     125,000             --            --
  Executive Officer
Kevin P. Kilkeary.......     2001   $292,500   $250,000     $370,034(3)         --          --     $   23,400(1)          --
  President -- Hotel         2000    300,000    446,250       73,490(4)   $500,000(5)       --         24,000(1)          --
  Operations                 1999    287,788    325,000        6,700(6)         --     150,000(2)      23,023(1)          --
John Emery(9)...........     2001   $141,154         --     $  8,454            --     350,000             --            --
  President and Chief        2000     90,000   $ 29,700           --            --          --             --            --
  Operating Officer          1999         --         --           --            --          --             --            --
James A. Calder(9)......     2001   $200,000         --     $ 93,082            --      50,000             --            --
  Chief Financial            2000    200,000   $ 87,300      107,726            --          --             --    $  543,125(8)
  Officer                    1999    200,000    128,000           --            --(7)   75,000(7)          --       143,925(7)
Thomas F. Vincent.......     2001   $220,000         --           --            --      20,000             --            --
  President --               2000     92,231   $ 33,900           --            --      40,000             --            --
  BridgeStreet               1999         --         --           --            --          --             --            --
FORMER MERISTAR OFFICER
David McCaslin(10)......     2001   $228,462   $149,000     $192,507            --          --             --    $  308,372
  former President           2000    300,000    140,740      217,613            --          --             --     1,086,250(8)
  of MeriStar                1999    300,000    219,000        2,813            --(7)  100,000             --       287,850(7)

---------------

(1) Consists entirely of compensation under Interstate's executive retirement plan.

(2) Consists of shares underlying stock options granted under Interstate's equity incentive plan, with an exercise price of $4.50 per share. These options were canceled in connection with a transaction with the Interstate principal investor group on October 20, 2000.

(3) Consists of dividends earned on Interstate Series B preferred stock of $43,750, amortization of loan forgiveness of $291,667 and imputed interest on loans by Interstate of $34,617.

(4) Consists of dividends earned on Interstate Series B preferred stock of $8,750, amortization of loan forgiveness of $50,000 and imputed interest on a loan by Interstate of $14,740.

(5) Consists of 50,000 shares of Interstate's Series B preferred stock issued in connection with a transaction with the Interstate principal investor group on October 20, 2000. The Series B preferred stock paid dividends at 8.75% per year. These shares were converted into 125,000 shares of Interstate's Class A common stock on June 26, 2002.

(6) Consists entirely of imputed interest on a loan by Interstate.

(7) Mr. Calder is also an officer of MeriStar Hospitality, as was Mr. McCaslin, until November 2001. MeriStar's compensation committee approved the grant by MeriStar Hospitality to (i) Mr. Calder of options to purchase 75,000 shares of MeriStar Hospitality common stock at $19.19 per share, which vest over three years, and 7,500 restricted shares of MeriStar Hospitality common stock, which vest over five years, under the MeriStar Hospitality Incentive Plan, which vest over three years, and 15,000 restricted shares of MeriStar Hospitality common stock, which vest over five years, under the MeriStar Hospitality Incentive Plan and (ii) Mr. McCaslin of options to purchase 150,000 shares of MeriStar Hospitality common stock at $19.19 per share, which vest over three years, and 15,000 restricted shares of MeriStar Hospitality common stock, which vest over five years, under the MeriStar Hospitality Incentive Plan.

 (8) Mr. Calder is also an officer of MeriStar Hospitality, as was Mr. McCaslin until November 2001. MeriStar's Compensation Committee approved the grant by MeriStar Hospitality of MeriStar Hospitality common stock and other equity compensation to Messrs. Calder and McCaslin. This restricted equity award is satisfied by issuing a combination of MeriStar Hospitality common stock, which is subject to a three-year vesting period beginning March 31, 2000, and a new class of partnership units or "POPs" in the subsidiary operating partnership of MeriStar Hospitality, which is subject to the satisfaction of specified performance criteria. The stock portion of the restricted equity award is valued based on the closing price per share of the MeriStar Hospitality common stock on the date of grant. Under the terms of the restricted equity award, Mr. Calder received options to purchase 25,000 shares of MeriStar Hospitality common stock at $14.88 per share, 31,250 shares of Restricted Stock on March 31, 2000, and 31,250 POPs on March 29, 2000. Mr. McCaslin received options to purchase 50,000 shares of MeriStar Hospitality at $14.88 per share and 125,000 shares of common stock and other equity compensation as follows (i) 62,500 shares of restricted stock on March 31, 2000 and (ii) 62,500 POPs on March 29, 2000.

 (9) Messrs. Whetsell, Emery and Calder are also officers of MeriStar Hospitality and are eligible to participate in the MeriStar Hospitality Incentive Plan. In addition, Messrs. Whetsell and Emery have employment agreements with MeriStar Hospitality.

(10) Information for Mr. David McCaslin is provided only because it is required information regarding historical MeriStar executive compensation for purposes of MeriStar's annual meeting of stockholders. Mr. McCaslin was the President of MeriStar but resigned in November 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the options granted to by those persons listed in the summary compensation table above in the last completed fiscal year and the year-end number and value of unexercised options with respect to each of these persons.

                                                          NUMBER OF SECURITIES        POTENTIAL REALIZABLE
                                        PERCENT OF       UNDERLYING UNEXERCISED         VALUE AS ASSUMED
                                           TOTAL       OPTIONS AT FISCAL YEAR-END     ANNUAL RATES OF STOCK
                          NUMBER OF    OPTIONS/SAR'S   ---------------------------   APPRECIATION FOR OPTION
                           SHARES       GRANTED TO                                           TERM(2)
                         ACQUIRED ON     EMPLOYEES     EXERCISE PRICE   EXPIRATION   -----------------------
NAME                     EXERCISE(1)      IN 2001         $/SHARE          DATE          5%          10%
----                     -----------   -------------   --------------   ----------   ----------   ----------
Paul Whetsell..........    500,000         27.3%           $0.69         12/11/11     $216,969     $549,841
Kevin P. Kilkeary(3)...         --           --               --               --           --           --
John Emery.............    350,000         19.1%            0.56         10/23/11      123,263      312,374
James A. Calder........     50,000          2.7%            0.69         12/11/11       21,697       54,984
Thomas Vincent.........     20,000          1.1%            0.69         12/11/11        8,679       21,994
David McCaslin(4)......         --           --               --               --           --           --

---------------

(1) Unless otherwise noted, the information in this table for this executive officer relates to options to purchase shares of MeriStar common stock that were granted in fiscal 2001. All options granted vest ratably over 3 years.

(2) In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist based on assumed rates of annual compared stock price application of 5% and 10% from the date the options were granted over the full option term.

(3) Mr. Kilkeary did not receive any grants of options to purchase shares of Interstate Class A common stock in fiscal 2001.

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

(4) Information for Mr. David McCaslin is provided only because it is required information regarding historical MeriStar executive compensation for purposes of MeriStar's annual meeting of stockholders. Mr. McCaslin was the President of MeriStar but resigned in November 2001.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth information concerning the options exercised by those persons listed in the summary compensation table above in the last completed fiscal year and the year-end number and value of unexercised options with respect to each of these persons.

                                                               NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                          OPTIONS AT FISCAL YEAR-END(1)        AT FISCAL YEAR-END
                       SHARES ACQUIRED                    ------------------------------   ---------------------------
NAME                     ON EXERCISE     VALUE REALIZED   EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                   ---------------   --------------   ------------    --------------   -----------   -------------
Paul W. Whetsell.....        --               --            333,334          541,666        $682,656       $270,036
Kevin P. Kilkeary....        --               --                 --               --              --             --
John Emery...........        --               --            191,667          383,333         430,365        172,613
James A. Calder......        --               --            125,000           75,000         276,372         68,372
Thomas Vincent.......        --               --             13,334           46,666          24,920         57,328
David McCaslin(2)....        --               --            291,667           33,333         596,348         66,189

---------------

(1) Unless otherwise noted, the information in this table for this executive officer relates to options to purchase shares of MeriStar common stock. Mr. Kilkeary holds no outstanding options.

(2) Information for Mr. David McCaslin is provided only because it is required information regarding historical MeriStar executive compensation for purposes of MeriStar's annual meeting of stockholders. Mr. McCaslin was the President of MeriStar but resigned in November 2001.

MERISTAR EMPLOYMENT AGREEMENTS

     MeriStar has entered into employment agreements with:

     - Paul W. Whetsell dated as of November 1, 2001;

     - John Emery dated as of April 1, 2000, as amended as of November 1, 2001;

     - Robert Morse dated as of November 1, 2001;

     - James A. Calder dated as of August 3, 1998; and

     - Thomas F. Vincent dated as of July 16, 2000.

     Term. Mr. Whetsell's agreement is for an initial term of three and one-half years, and each of the other agreements are for an initial term of three years. All agreements except for Mr. Vincent's automatically renew on a year-to-year basis after the initial term unless terminated in accordance with their terms. Some of the material terms of these agreements are as follows:

     Base salary. Mr. Whetsell receives a base salary of $190,000 per year from MeriStar and will receive a base salary of $285,000 per year as an employee of MeriStar Hospitality. Mr. Emery receives a base salary of $230,000 per year from MeriStar and will receive a base salary of $230,000 per year as an employee of MeriStar Hospitality. Mr. Calder receives a base salary of $200,000 per year from MeriStar. Mr. Morse receives a base salary of $425,000 per year from MeriStar. Mr. Vincent receives a base salary of $220,000 per year from MeriStar.

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

     Annual incentive bonus. Each executive is eligible to receive an annual incentive bonus at the following targeted amounts of base salary:

                                                                                MAXIMUM
                                                           THRESHOLD             BONUS
                                                            TARGET     TARGET   AMOUNT
                                                           ---------   ------   -------
Paul W. Whetsell.........................................      25%     125.0%    150.0%
John Emery...............................................      25%     112.5%    137.5%
Robert Morse.............................................      25%     100.0%    125.0%
James A. Calder..........................................      25%        85%    100.0%
Thomas F. Vincent........................................     n/a        n/a      66.0%

     The amount of the annual bonus is based on the achievement of predefined operating or performance goals and other criteria to be established by the compensation committee.

     Long-term incentives. Each executive is eligible to participate in the incentive plan. Awards are made in the discretion of the Compensation Committee.

     Certain severance benefits. If, at any time during the term of their respective employment agreements or any automatic renewal period, the employment of Messrs. Whetsell, Emery, Morse, Vincent or Calder is terminated, he shall be entitled to receive the benefits described below.

     Termination without cause or by the executive officers referenced below for "good reason." If Mr. Whetsell is terminated without cause or voluntarily terminates his employment for "good reason," he will be entitled to a lump sum payment equal to:

     - his total then base salary plus the amount of his bonus for the preceding year multiplied by

     - the greater of 2.5 and a fraction, whose numerator is the number of days remaining in the term of his employment agreement, and whose denominator is 365.

     If Mr. Emery is terminated without cause or voluntarily terminates his employment for "good reason," he will be entitled to a lump sum payment equal to:

     - his total then base salary plus the amount of his bonus for the preceding year multiplied by

     - the greater of 2 and a fraction, whose numerator is the number of days remaining in the term of his employment agreement, and whose denominator is 365.

     In addition, all of their options and restricted stock will immediately vest and the options, together with all previously vested and unexercised options, will become exercisable for a period of one year after they vest and shares of restricted stock previously granted to the executives will become free from all contractual restrictions, effective as of the termination date. Mr. Whetsell's previously vested but unexercised options will also be exercisable for a period of one year. Furthermore, the health insurance benefits under the employment agreements, or their equivalents, will continue in effect for a period equal to the greater of two and one-half years in the case of Mr. Whetsell, or two years in the case of Mr. Emery, or the remaining term of the employment agreement, without further extension; provided, however, in both cases those health insurance benefits cease on the date on which the executive obtains health insurance from a subsequent employer.

     If either Mr. Morse or Mr. Calder is terminated without cause or voluntarily terminates for "good reason," he will receive:

     - a lump sum payment equal to one times his then annual base salary;

     - the amount of his bonus for the preceding year;

     - immediate vesting of all unvested stock options with those stock options, together with all previously vested but unexercised options being exercisable for a period of one year;

     - in the case of Mr. Calder, shares of restricted stock previously granted shall become free of all contractual restrictions; and

     - the continuance of health insurance benefits under his employment agreement until the earlier of one year from the end of the term of his employment agreement or the date which the executive obtains health insurance coverage from a subsequent employer.

     If Mr. Vincent is terminated without cause, he will be paid his then base salary for the lesser of one year or the remainder of the term of his agreement, and be entitled to exercise those stock options that have vested through the date of termination, or will vest within 12 months following the date of termination, for 12 months after the date of termination.

     Termination due to death or disability. Upon his termination due to death or disability, each executive or his estate will receive a lump sum payment equal to the executive's base salary through his termination date, plus the pro rata portion of his bonus for the fiscal year in question. In addition, Messrs. Emery, Whetsell, Morse and Calder will receive:

     - payment for one year of any compensation due the executive under his employment contract,

     - immediate vesting of any unvested portion of the executive's stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest, and

     - shares of restricted stock previously granted shall become free from all contractual restrictions.

     Voluntary termination or termination for cause. If Messrs. Whetsell, Emery, Morse or Calder terminate their employment other than for death, disability or "good reason" or if any executive is terminated "for cause," the executive will receive any accrued and unpaid base salary through the termination date. Any unvested options will terminate immediately, and any vested options held by the executive will expire ninety days after the termination date.

     Termination following a change in control.  If Mr. Whetsell or Mr. Emery:

     - is terminated without cause within 24 months following a change in control; or

     - terminates his employment with "good reason" within 24 months following a change in control, then:

     In the case of Mr. Whetsell, he will receive:

     - his total then base salary plus the amount of his bonus for the preceding year multiplied by

     - the greater of 3.5 and a fraction, whose numerator is the number of days remaining in the term of his employment agreement, and whose denominator is 365.

     In the case of Mr. Emery, he will receive:

     - his total then base salary plus the amount of his bonus for the preceding year multiplied by

     - the greater of 3 and a fraction, whose numerator is the number of days remaining in the term of his employment agreement, and whose denominator is 365.

     In addition, with respect to the executive officers named above:

     - all unvested stock options held by each will immediately vest and, together with all previously vested and unexercised options, will be exercisable for a period of one year after termination and shares of restricted stock previously granted to the executive will become free from all contractual restrictions; and

     - the continuance of health insurance benefits, or their equivalent will apply for a period equal to the greater of:

        - two years in the case of Mr. Emery; and

        - two and one-half years, or, if longer, the remaining term of his agreement, in the case of Mr. Whetsell; or

        - the remaining term of the employment agreement, without further extension.

      For both Mr. Emery and Mr. Whetsell, health insurance benefits will cease on the date on which the executive obtains health insurance from a subsequent employer.

     In the case of Mr. Morse or Mr. Calder, each would be entitled upon this type of termination of employment to receive the same types of benefits as Messrs. Whetsell and Emery, provided that the termination occurred within 18 months of a change in control of the combined company, except his lump sum payment will only be two times the sum of his then annual base salary plus bonus.

     Change in control payments. In the case of Messrs. Whetsell or Emery, in the event that any accelerated vesting of the executive's rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by the executive under the Internal Revenue Code, MeriStar will make a cash payment to the executive in the amount of the excise tax and shall also make a cash payment to the executive in an amount equal to the total of federal, state and local income and excise taxes for which the executive may be liable on account of the excise tax payment. Messrs. Morse and Calder, on the other hand, would have their benefits reduced so that they would not be subject to the excise tax, unless the after-excise tax amount they would have received is greater than the amount they would receive after the reduction.

     Termination due to non-renewal of employment agreement. If Mr. Whetsell's employment agreement is not renewed at the end of the term, he will receive the same benefits as if he had been terminated by the combined company without cause. If Mr. Morse's or Mr. Emery's employment agreement is not renewed at the end of the term, he will receive:

     - a lump sum payment equal to one times his then annual base salary;

     - the amount of his bonus for the preceding year;

     - immediate vesting of all unvested stock options and restricted stock awards and exercisability of all options for one year after termination; and

     - the continuance of health insurance benefits under his employment agreement, but only until the earlier of:

        - one year from the end of the term of his employment agreement; or

        - the date on which he obtains health insurance coverage from a subsequent employer.

     Noncompetition/ Non-solicitation. Mr. Whetsell, Mr. Morse and Mr. Vincent may not, during his employment and after the termination of their employment for a period of

        - in the case of Mr. Whetsell and Mr. Vincent, twenty-four months; or

        - in the case of Mr. Morse, twelve months

solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of his agreement, who was an employee of an affiliate of MeriStar, other than a person whose employment has been terminated) to become employed by any person, firm or corporation. In addition, Mr. Vincent may not, for a period of 24 months after termination, compete within 50 miles of the geographic area in which MeriStar conducts business.

INTERSTATE EMPLOYMENT AGREEMENTS

     On August 31, 2000, Mr. Kilkeary entered into an employment agreement with Interstate, which was amended and restated on April 30, 2002, with the amendments to be effective upon completion of the merger. Under the terms of Mr. Kilkeary's employment agreement:

     - Mr. Kilkeary's title will be President -- Hotel Operations of the combined company.

     - Mr. Kilkeary will be employed for a three-year term beginning on the closing date of the merger, with automatic one-year extensions beginning on the one and one-half year anniversary of the closing date of the merger, unless either party gives 90 days' prior written notice. Mr. Kilkeary's current employment agreement has a term ending on October 20, 2002, with annual extensions after that, subject to each party's right not to extend upon 90 days' written notice.

     - Mr. Kilkeary will receive an annual base salary of $325,000 per year, subject to increase by the board of directors, compared to $300,000 under his current employment agreement.

     - Mr. Kilkeary will be eligible for a performance bonus of between 87.5% and 175% of his base salary. Mr. Kilkeary's current employment agreement has no minimum bonus amount.

     - Interstate loaned Mr. Kilkeary $300,000, all of which has been forgiven.

     - On October 20, 2000 Interstate loaned Mr. Kilkeary $500,000. The loan was made in connection with the sale of Interstate's Series B preferred stock and 8.75% convertible notes to Interstate's principal investor group in exchange for his waiver of stock option rights and severance payments owed to him by Interstate under his previous employment agreement. This loan will be forgiven over the three-year period commencing on October 16, 2000, at the rate of $166,666 per year, so long as his employment is not terminated by Interstate for cause or voluntarily by Mr. Kilkeary without good reason or voluntarily by him prior to these dates.

     - If Mr. Kilkeary's employment is terminated by Mr. Kilkeary for good reason or by the combined company for any reason other than cause, death or disability, he will be entitled to receive:

        - the greater of his salary and bonus for the year preceding his termination or his salary and a bonus equal to the greater of 87% of Mr. Kilkeary's base pay or the highest bonus received during the term of the employment agreement; and

        - the continuation of health and welfare benefits for one year following termination of employment.

     - If Mr. Kilkeary's employment is terminated as a result of his death or disability, he will be entitled to receive his base pay for a period of 12 months following the termination of his employment.

     - If Mr. Kilkeary is taxed on "excess parachute payments" under the Internal Revenue Code because of a change in control of the combined company, Mr. Kilkeary will be entitled to a gross-up payment.

     - Mr. Kilkeary has agreed to non-compete and non-solicitation provisions.

     - Mr. Kilkeary is obligated to keep in strict confidence any trade secrets and confidential business and technical information of the combined company.

     - Mr. Kilkeary is entitled to have his legal fees and related expenses paid by the combined company that he incurs for purposes of interpreting, enforcing or defending his rights under his employment agreement.

                                 BENEFIT PLANS

THE EXISTING MERISTAR INCENTIVE PLAN

     Outstanding MeriStar stock options are governed by MeriStar's current incentive plan and option agreements between MeriStar and the optionees. If the amendment and restatement of MeriStar's incentive plan is approved, those options, along with any options issued by the combined company, will be governed by the option agreements and the amended and restated incentive plan. For a description of the terms and provisions of the proposed amended and restated incentive plan, please see the section of this joint proxy statement and prospectus entitled "Proposal to Amend and Restate the MeriStar Incentive Plan."

     The purpose of MeriStar's incentive plan is to:

     - attract and retain employees and other service providers with ability and initiative;

     - provide incentives to those deemed important to the success of MeriStar and related entities; and

     - align the interests of these individuals with the interests of MeriStar and its stockholders through opportunities for increased stock ownership.

     Administration. The MeriStar incentive plan is administered by the compensation committee. The compensation committee may delegate its authority to administer the incentive plan. The compensation committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended. As used in this summary, the term "administrator" means the compensation committee or its delegate, as appropriate.

     Eligibility. Each employee of MeriStar or of an affiliate of MeriStar or any other person whose efforts the administrator determines contribute to MeriStar's performance, excluding an employee who is a member of the MeriStar board of directors, is eligible to participate in the incentive plan. The administrator may, from time to time, grant stock options, stock awards, incentive awards, or performance shares to the participants in the incentive plan.

     Options. Options granted under the MeriStar incentive plan may be incentive stock options, or ISOs, or nonqualified stock options. An option entitles a participant to purchase shares of common stock from MeriStar at the option price. The option price may be paid in cash, with a cash equivalent, with shares of common stock, or with a combination of cash and common stock. The option price will be fixed by the administrator at the time the option is granted, but the price cannot be less than 100% for existing employees or 85% for new employees, of the share's fair market value on the date of grant; provided, however, no more than 10% of the shares under the MeriStar incentive plan will be granted at less than 100% of fair market value. The exercise price of an ISO may not be less than 100% of the share's fair market value on the date of grant, 110% of the fair market value in the case of an ISO granted to a 10% stockholder of MeriStar. Options may be exercised at those times and subject to those conditions as may be prescribed by the administrator, but the maximum term of an option is ten years in the case of an ISO or five years in the case of an ISO granted to a 10% stockholder.

     ISOs may be granted only to employees; however, no employee may be granted ISOs under the incentive plan or any other plan of MeriStar that are first exercisable in a calendar year for common stock having an aggregate fair market value, determined as of the date the option is granted, exceeding $100,000. In addition, no participant may be granted options in any calendar year for more than 750,000 shares of common stock.

     Stock awards. Participants also may be awarded shares of common stock under a stock award. The administrator may on the date of any stock award determine that a participant's rights in the stock award will be forfeitable or otherwise restricted for a period of time or subject to restrictions, unless the prescribed conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with MeriStar for a specified period or that MeriStar or the participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the common stock or MeriStar's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. A stock award, no portion of which is immediately vested and nonforfeitable, will be restricted, in whole or in part, for a period of at least three years; provided, however, that the period will be at least one year in the case of a stock award that is subject to objectives based on one or more of the performance criteria listed above, and the restricted portion of a stock award with an immediately vested portion. The maximum number of stock awards that may be granted to an individual in any calendar year cannot exceed 50,000 shares of MeriStar common stock and no more than 30% of the shares available under the MeriStar incentive plan may be issued in the form of stock awards.

     Incentive awards. Incentive awards also may be granted under the MeriStar incentive plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance objectives. The objectives may be stated with reference to the fair market value of the common stock or on MeriStar's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. The period in which performance will be measured will be at least one year. No participant may receive an incentive award payment in any calendar year that exceeds the lesser of 100% of the participant's base salary, prior to any salary reduction or deferral election, as of the date of grant of the incentive award or $250,000.

     Performance share awards. The MeriStar incentive plan also provides for the award of performance shares. A performance share award entitles the participant to receive a payment equal to the fair market value of a specified number of shares of common stock if specified standards are met. The administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the participant continue employment with MeriStar for a specified period or that MeriStar or the participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the MeriStar common stock or on MeriStar's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, funds from operations or return on assets or other acceptable performance criteria. To the extent that performance shares are earned, the obligation may be settled in cash, in MeriStar common stock, or by a combination of the two. No participant may be granted performance shares for more than 12,500 shares of common stock in any calendar year.

     Transferability. Awards granted under the incentive plan are generally nontransferable. The compensation committee may, however, grant awards other than ISOs, which are transferable to permitted family members.

     Share authorization. In no event may the total number of shares of MeriStar common stock covered by outstanding ISOs granted under the Incentive Plan, plus the number of shares of MeriStar common stock issued in connection with the exercise of ISOs, whenever granted under the MeriStar incentive plan, exceed fifteen percent of the number of shares of MeriStar common stock. All awards made under the MeriStar incentive plan will be evidenced by written agreements between combined company and the participant. The share limitation and the terms of outstanding awards will be adjusted, as the compensation committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

     Termination and amendment. No option or stock award may be granted and no performance shares may be awarded under the MeriStar incentive plan more than ten years after the earlier of the date that the MeriStar incentive plan is adopted by the MeriStar board of directors or the date that it is approved by the MeriStar's stockholders. The MeriStar board of directors may amend or terminate the Incentive Plan at any time, but, except as described in the immediately preceding paragraph, an amendment will not become effective without stockholder approval if the amendment materially:

     - increases the number of shares of MeriStar common stock that may be issued under the MeriStar incentive plan, other than an adjustment as described above;

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

     - changes the eligibility requirements; or

     - increases the benefits that may be provided under the MeriStar incentive plan.

     Change of control. All outstanding options and awards under the incentive plan will become fully vested and exercisable as of the date of the completion of any of the following events:

     - the commencement of a public tender offer for all or any portion of the common stock of the MeriStar;

     - the submission of the stockholders of MeriStar of a proposal to merge, consolidate or otherwise combine another company with or into MeriStar; or

     - the MeriStar board of directors approves any transaction or event that would constitute a change of control of the MeriStar that would be required to be reported under Item 6(e) of Schedule 14A under the Exchange Act.

THE EXISTING INTERSTATE INCENTIVE PLAN

     Interstate's equity incentive plan is designed to attract and retain qualified officers and other key employees. Interstate's equity incentive plan authorizes the grant of:

     - options to purchase Interstate shares;

     - restricted shares;

     - unrestricted shares; and

     - deferred shares.

     The compensation committee of Interstate's board of directors administers the equity incentive plan and determines to whom grants will be made and the terms and conditions of those grants. The number of Interstate shares that may be issued or transferred and covered by outstanding awards granted under the Interstate equity incentive plan was initially 2,300,000 shares. At December 31, 1999 and each June 30 and December 31 after December 31, 1999, an additional positive number equal to 20% of the additional shares of Class A common stock issued during that six-month period will be added to the total number of Interstate shares subject to the plan. Officers, directors, key employees and consultants of Interstate and those of the Interstate's subsidiaries may be selected to receive benefits under the Interstate equity incentive plan. Under the amended and restated employment agreements of Messrs. Hewitt and Richardson entered into at the time of the transaction with Interstate's principal investor group, all 331,917 of the restricted shares of Class A common stock previously granted to Messrs. Hewitt and Richardson became fully vested on October 20, 2000. In addition, approximately 1,400,000 shares are available for additional awards under the Interstate equity incentive plan.

THE NON-EMPLOYEE DIRECTORS' INCENTIVE PLAN

     The principal provisions of the non-employee directors' incentive plan and some federal income tax consequences associated with it, are summarized in this joint proxy statement and prospectus under the caption "Proposal to Amend the Non-Employee Directors' Incentive Plan."

THE EMPLOYEE STOCK PURCHASE PLAN

     The principal provisions of the employee stock purchase plan and some federal tax consequences associated with it are summarized in this joint proxy statement and prospectus under the caption, "Proposal to Amend the Employee Stock Purchase Plan."

              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

                   TRANSACTIONS IN CONNECTION WITH THE MERGER

     There are a number of transactions that have been entered into by MeriStar with its officers, directors and significant stockholders in connection with the merger and the transactions related to it. Those transactions are summarized in the section of this joint proxy statement and prospectus entitled "The
Merger -- Interests of certain persons in the merger -- Interests of MeriStar's directors, officers and significant stockholders."

     There are a number of transactions that have been entered into by Interstate with its officers, directors and significant stockholders in connection with the merger and the transactions related to it. Those transactions are summarized in the section of this joint proxy statement and prospectus entitled "The Merger -- Interests of certain persons in the merger -- Interests of Interstate's directors, officers and significant stockholders."

                                    MERISTAR

STOCK OWNERSHIP

     J. Taylor Crandall, a director of MeriStar, holds an indirect general partnership interest in Oak Hill Capital Partners, L.P. and holds an indirect limited partnership interest in Oak Hill Capital Management Partners, L.P., both of which are joint venture partners with MeriStar in MeriStar Investment Partners, L.P. a joint venture which has acquired 10 full service hotels located throughout the United States. Mr. Crandall also serves as Vice President and Chief Operating Officer of Keystone, Inc., a stockholder of MeriStar. See "Information Regarding Beneficial Ownership of Management and Principal Stockholders of MeriStar."

RELATIONSHIPS AMONG OFFICERS AND DIRECTORS

     Messrs. Paul W. Whetsell and John Emery are executive officers, directors and stockholders of MeriStar Hospitality Corporation, the owner of 112 of the hotels that MeriStar manages. Mr. Steven D. Jorns is a director and stockholder of MeriStar Hospitality. Mr. Bruce G. Wiles is a director, an executive and a stockholder of MeriStar Hospitality. Mr. James A. Calder is an executive and stockholder of MeriStar Hospitality. In fiscal 2001, MeriStar received an aggregate of $26.3 million in management fees from MeriStar Hospitality. MeriStar Hospitality has a credit facility with MeriStar under which MeriStar Hospitality may lend to MeriStar up to $50 million for general corporate purposes. MeriStar also owes MeriStar Hospitality $13.1 million under a term note. See "Summary -- Refinancing of the MeriStar and Interstate credit facilities."

     Mr. Jorns is a director, Vice-Chairman and stockholder of MeriStar. On August 3, 1998, MeriStar entered into an employment agreement with Mr. Jorns, which agreement was amended by a letter agreement dated December 10, 1998, for a term of 5 years, expiring on August 3, 2003. After the initial term, Mr. Jorns' agreement renews automatically on a year-to-year basis. Mr. Jorns receives a base salary of $90,000 per year. The termination and severance provisions in Mr. Jorns' agreement are similar to those in Mr. Whetsell's agreement. Mr. Jorns is also the Vice Chairman of MeriStar Hospitality Corporation and receives a base salary of $135,000 from that company.

PURCHASE OF PROMISSORY NOTES

     A partnership indirectly controlled by Mr. Whetsell sold promissory notes due from the owners of two properties managed by MeriStar to MeriStar on March 11, 1999 in exchange for $343,650 which represented the current balance due under these promissory notes. Both promissory notes have been paid in full.

SALE OF PARTNERSHIP UNITS

     On December 31, 1999, MeriStar sold three partnership units in a partnership which owns a hotel managed by MeriStar to a partnership indirectly controlled by Mr. Whetsell. The three units were sold for $145,500 which was the fair market value of the units at the time of sale. On December 31, 2001, MeriStar repurchased the three partnership units from the partnership indirectly controlled by Mr. Whetsell, in connection with the partnership's liquidation, for $117,215 which was the fair market value of the units as of that date.

                                   INTERSTATE

VOTING AGREEMENT

     General. Upon completion of the 1999 spin-off of Interstate from Wyndham International, Inc., three directors and/or executive officers of Wyndham, together with these individuals' respective affiliated entities, entered into a voting agreement with Interstate. Those directors, officers and affiliated entities are referred to in this section as the "voting stockholders."

     Voting provisions. The voting agreement applies to all stockholder votes taken at any time when the voting stockholders, together with Wyndham and other identified directors and executive officers of Wyndham, collectively referred to in this section as the "affiliated stockholders," own greater than 9.9% of the outstanding shares of Interstate's Class A common stock. The voting agreement provides that, in those circumstances, the voting stockholders will vote their Interstate shares in proportion with the results of voting on the particular matter by all Interstate Class A stockholders other than the voting stockholders and the affiliated stockholders. This proportional voting will have the effect of nullifying the impact of voting by the voting stockholders on the particular matter and reducing the impact of voting by the affiliated stockholders on the matter. As of the date of this joint proxy statement and prospectus, the affiliated stockholders own less than 9.9% of the outstanding shares of Interstate's Class A common stock.

     Divestiture provisions. The voting agreement provides that at any time within five years after the spin-off that the voting stockholders are informed by Interstate that the voting stockholders and the affiliated stockholders collectively own greater than 9.9% of the outstanding shares of Interstate's Class A common stock the voting stockholders and the affiliated stockholders will be obligated to sell shares of Interstate's Class A common stock such that they will collectively own 9.9% or less of the outstanding shares of Interstate's Class A common stock.

     Interstate's call right. In the event that the voting stockholders fail to comply with their obligations to sell Interstate shares as described above within five years after the spin-off, Interstate has a call right to purchase from the voting stockholders for fair market value the number of shares of Interstate's Class A common stock the voting stockholders were obligated to sell. Marriott International, Inc. has the right to compel Interstate to exercise its call right if Interstate fails to do so.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     Interstate has granted loans from time to time to its senior executives, including each of the named executive officers. Those loans are payable upon demand and, in general, do not bear interest until the demand is made. As of March 31, 2002, the aggregate outstanding amount of these loans was $1.8 million.

     In March 2001, Interstate acquired a non-controlling 0.5% general partnership interest and a non-controlling 49.5% limited partnership interest in two limited partnerships that own seven Marriott-branded hotels and one Hampton Inn hotel for a total acquisition cost of approximately $8.7 million. FelCor Lodging Trust Incorporated owns the remaining 50% of the partnerships. As part of the transaction, the partnerships simultaneously closed on an aggregate of $52.3 million of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Inc. and an affiliate of the Interstate principal investor group, secured by the hotels. Interstate guarantees obligations of the borrowers to the lender under those loans. Messrs. Flannery and Alan J. Kanders, members of Interstate's board of directors, are employed by Lehman Brothers Inc. and an affiliate of Lehman Brothers Inc., respectively.

     During 2001, Interstate entered into management agreements to manage the Park Central Hotel in New York, NY and the Raleigh Sheraton Capital Center Hotel in Raleigh, NC. The owners of these hotels engaged Interstate to manage these properties in accordance with the rights of the principal lender of these hotels to select a third-party management company. The principal lender of these hotels is Lehman Brothers Holdings Inc., an affiliate of the Interstate principal investor group. Messrs. Flannery and Kanders, members of Interstate's board of directors, are employed by Lehman Brothers Inc. and an affiliate of Lehman Brothers Inc., respectively.

     In August 2000, Interstate acquired a 25% non-controlling equity interest in and entered into an agreement to manage the Houston Astrodome/Medical Center Residence Inn by Marriott in Houston, Texas for a total acquisition cost of approximately $0.7 million. Prior to the acquisition, Karim J. Alibhai, an Interstate director, beneficially owned a 7.53% ownership interest in the entity that sold the hotel. Following the acquisition, Mr. Alibhai holds a 22.46% ownership interest in the hotel. Mr. Alibhai is also an officer of an affiliate of the Interstate principal investor group.

     In October 2000, Interstate issued 500,000 shares of its Series B preferred stock for $5.0 million and 8.75% convertible notes for $25.0 million. These securities were issued to the Interstate principal investor group, which is affiliated with Lehman Brothers Inc., where Messrs. Flannery and Kanders, members of Interstate's board of directors, are employed by Lehman Brothers Inc. and an affiliate of Lehman Brothers Inc., respectively, and with Messrs. Alibhai, Khimji and Weiser, under a Securities Purchase Agreement dated August 31, 2000 between Interstate and the Interstate principal investor group. The Series B preferred stock has a stated amount of $10.00 per share and initially each share of Series B preferred stock is convertible into 2.5 shares of Interstate's Class A common stock. The notes were initially convertible at any time into Interstate's Class A common stock at a conversion price of $4.00 per share. However, neither the Interstate principal investor group nor any other holder of these securities may convert these securities if that conversion would cause the holder and its affiliates or any group to which any of them belong to own more than 49% of Interstate's total common stock outstanding after the conversion. Interstate paid $1.0 million to Lehman Brothers Holdings Inc. for advisory services in connection with the Interstate principal investor group transaction. As described under the heading "The Merger Agreement -- Conversion of securities" only $6.2 million of the 8.75% convertible notes and 10 shares of Series B preferred stock remain outstanding.

     One purpose of the proceeds received by Interstate from the issuance of the Series B preferred stock and the 8.75% convertible notes was to invest $25.0 million into a joint venture formed with the Interstate principal investor group for the acquisition of hotel properties that will be managed by Interstate. The Interstate principal investor group committed to invest an additional $20.0 million of capital into the joint venture. Interstate loaned $450,000 to affiliates of the Interstate principal investor group for the reimbursement of transaction costs associated with the joint venture.

     In connection with the Interstate principal investor group transaction, Interstate entered into amended and restated employment agreements with Messrs. Hewitt, Richardson and Kilkeary. These amended and restated employment agreements provided, among other things, for the issuance of an aggregate of 225,000 shares of the Series B preferred stock valued at $2.25 million to these individuals and the immediate vesting of restricted stock awards that were issued to Messrs. Hewitt and Richardson under previous employment agreements, in exchange for their waiver of stock option rights and severance payments owed to them by Interstate under their previous employment agreements. These shares were issued on October 20, 2000, are convertible into Interstate's Class A common stock at $4.00 per share, subject to forfeiture restrictions, and are redeemable for $10 per share. All of these shares of Series B preferred stock have now been converted into Class A common stock.

     Also in connection with the Interstate principal investor group transaction, CRC Holdings loaned funds to some of the members of the Interstate principal investor group, which loan CRC Holdings has since assigned to Continental Hospitality Holdings, LLC. Approximately $0.6 million remains outstanding on the loan. While Mr. Hewitt held an approximate 5% ownership interest in CRC Holdings at the time of the Interstate principal investor group transaction, Mr. Hewitt no longer holds the ownership interest.

Mr. Hewitt currently holds an approximately 5% ownership interest in Continental Hospitality Holdings, LLC.

     Each of Messrs. Alibhai, Flannery, Kanders, Khimji and Weiser is a member of the Interstate board of directors and some of the committees of the Interstate board of directors under the terms of agreements signed in connection with the Interstate principal investor group transaction.

     In October 2000, Interstate entered into a management agreement with LB Beaumont, LLC, an entity related to Lehman Brothers Holdings Inc. and an affiliate of the Interstate principal investor group, to manage the Beaumont, Texas Hilton Hotel. Messrs. Flannery and Kanders, members of Interstate's board of directors, are employed by Lehman Brothers Inc. and an affiliate of Lehman Brothers Inc., respectively.

     In October 2000, Interstate acquired a 20% non-controlling equity interest and entered into an agreement to manage the Renaissance Worldgate Hotel in Kissimmee, Florida for a total acquisition cost of approximately $3.9 million. Prior to the acquisition, Mr. Alibhai beneficially owned a 16.26% ownership interest, and LB Maingate I Inc., an entity related to the Interstate principal investor group, beneficially owned a 40% interest in the entity that owns the hotel. Following the acquisition, Mr. Alibhai, and LB Maingate I Inc. each held a 40% respective ownership interest in the hotel. As part of the transaction, the hotel owner simultaneously closed on a $37 million non-recourse loan from Lehman Brothers Holdings Inc., an entity related to the Interstate principal investor group, which is secured by the hotel. Messrs. Flannery and Kanders, members of Interstate's board of directors, are employed by Lehman Brothers Inc. and an affiliate of Lehman Brothers Inc., respectively.

     In the third quarter of 2001, an impairment loss of approximately $3.0 million was recorded by Interstate as a result of a permanent impairment of the future profitability of this hotel. Since its acquisition in the fourth quarter of 2000, the hotel had experienced lower than expected operating cash flows, primarily due to decreased occupancy rates and average daily room rates that affected this hotel and the Orlando lodging market in general. In addition, weakness in the U.S. economy during 2001 coupled with the severe downturn in the Florida lodging market after the September 11th terrorist attacks had resulted in significant financial difficulties for the hotel. As a result, the hotel was unable to satisfy debt service obligations, which resulted in mortgage defaults.

     On February 21, 2002, the ownership and financing for the hotel were restructured in order to address the financial difficulties of the hotel. As part of this restructuring, Interstate's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. In addition, the hotel owner and Interstate amended the management agreement for the hotel, under which, among other things, Interstate waived its management fees for the period from July 1, 2001 through February 21, 2002, and agreed to reduce its base management fee for periods following February 21, 2002.

     Under a Master Lease Termination Agreement dated September 12, 2000, between Interstate and Equity Inns, Inc., all of the lease contracts for the 75 hotels previously leased from Equity Inns were terminated effective January 1, 2001, and Equity Inns and Interstate simultaneously entered into management agreements for 54 of the hotels formerly leased to Interstate. By virtue of his positions as Chairman of the Board and Chief Executive Officer of Equity Inns, Phillip H. McNeill, Sr. may have benefited from the transaction.

                 SELECTED HISTORICAL FINANCIAL DATA OF MERISTAR

     The following selected historical financial data has been derived from MeriStar's financial statements as audited by KPMG LLP, independent accountants as of and for the fiscal years ended December 31 in the years 1997, 1998, 1999, 2000 and 2001. The following selected financial data for the three months ended March 31, 2002 and 2001 is unaudited and has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                                                              THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                            MARCH 31,
                                --------------------------------------------------------   -------------------------
                                 1997       1998         1999         2000        2001        2001          2002
                                -------   ---------   ----------   ----------   --------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Results (A)(B):
Revenues:
  Rooms.......................  $ 9,880   $ 395,633   $  894,983   $  929,585   $138,600    $ 37,540      $ 28,591
  Food, beverage and other....    1,871     152,276      387,091      397,205     17,435       5,078         3,017
  Corporate housing...........       --          --           --       64,872    103,638      24,449        24,246
  Management and other fees...   12,088      14,528       10,040       19,206     46,201      12,683        10,656
  Other revenue from managed
    properties
    (unaudited)(G)............       --          --           --           --    490,005     120,840       112,399
                                -------   ---------   ----------   ----------   --------    --------      --------
    Total revenues............   23,839     562,437    1,292,114    1,410,868    795,879     200,590       178,909
                                -------   ---------   ----------   ----------   --------    --------      --------
Operating expenses:
Departmental expenses:
  Rooms.......................    2,533      95,627      213,239      219,197     31,449       8,505         6,506
  Food, beverage and other....    1,170     107,860      260,537      272,923     12,119       3,382         2,107
  Corporate housing expense...       --          --           --       42,827     76,019      17,341        18,821
Undistributed operating
  expenses:
  Administrative and
    general...................   10,473      84,881      208,576      233,553     75,683      19,162        17,197
  Participating lease
    expense...................    4,135     186,601      404,086      431,014     59,375      16,136        12,652
  Property operating costs....    1,917      76,300      182,412      188,235     33,250       8,964         6,775
  Depreciation and
    amortization..............      636       3,372        6,014        9,470     12,958       3,135         2,229
  Merger and lease conversion
    costs.....................       --          --           --        2,989      4,239       3,771           260
  Charges to investments in
    and advances to
    affiliates, account and
    notes receivable and
    other.....................       --          --           --           --     16,098      15,298            --
  Loss on asset impairment....       --          --           --       21,657         --          --            --
  Restructuring expenses......       --          --           --           --      3,479          --            --
  Other expenses from managed
    properties
    (unaudited)(G)............       --          --           --           --    490,005     120,840       112,399
                                -------   ---------   ----------   ----------   --------    --------      --------
    Total operating
      expenses................   20,864     554,641    1,274,864    1,421,865    814,674     216,534       178,946
                                -------   ---------   ----------   ----------   --------    --------      --------
Net operating income (loss)...    2,975       7,796       17,250      (10,997)   (18,795)    (15,944)          (37)
Interest expense, net.........       56       2,017        4,692        6,401     11,303       2,885         2,836
Equity in (earnings) loss of
  affiliates..................      (46)      1,337           31         (751)      (732)       (113)          234
Minority interests............      103         155        1,916       (1,094)    (1,130)       (672)         (135)
Income tax expense
  (benefit)(C)................       --         337        3,926       (6,173)    (9,287)     (7,218)       (1,189)
                                -------   ---------   ----------   ----------   --------    --------      --------
    Net income (loss).........  $ 2,862   $   3,950   $    6,685   $   (9,380)  $(18,949)    (10,826)       (1,783)
                                =======   =========   ==========   ==========   ========    ========      ========
Basic earnings (loss) per
share(D)......................       --   $    0.02   $     0.24   $    (0.27)  $  (0.51)   $  (0.30)     $  (0.05)

                                                                                              THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                            MARCH 31,
                                --------------------------------------------------------   -------------------------
                                 1997       1998         1999         2000        2001        2001          2002
                                -------   ---------   ----------   ----------   --------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Diluted earnings (loss) per
  share(D)....................       --   $    0.02   $     0.24   $    (0.27)  $  (0.51)   $  (0.30)     $  (0.05)
Number of shares of common
  stock issued and
  outstanding(E)                     --      25,437       29,625       35,976   37,189..      36,401        37,189
Other Financial Data:
EBITDA(F).....................  $ 3,657   $   9,831   $   23,233   $     (776)  $ (5,105)   $(12,696)     $  1,958
Net cash provided by (used in)
  operating activities........   11,167      10,125       27,528        5,028    (10,156)     (9,575)       (1,502)
Net cash used in investing
  activities..................   (6,501)   (102,109)     (32,837)     (32,486)   (11,339)     (5,300)         (452)
Net cash provided by (used in)
  financing activities........    4,208      76,113       (4,100)      33,308     18,497      18,145         5,761
Balance Sheet Data:
  Total assets................  $84,419   $ 247,529   $  258,144   $  338,214   $242,937    $254,980      $251,077
  Total Long-term debt........      981      67,812       57,762      100,187    118,500     118,100       138,069

---------------
(A) MeriStar was created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, or REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar was created to be the lessee and manager of nearly all of MeriStar Hospitality's hotels. From August 3, 1998, until January 1, 2001, MeriStar leased substantially all of MeriStar Hospitality's hotels and MeriStar's operating results consisted of the revenues and expenses of these hotels. Upon assigning the 106 leases with MeriStar to MeriStar Hospitality's taxable REIT subsidiaries on January 1, 2001, following the enactment of the REIT Modernization Act, MeriStar's operating results no longer include the revenues and expenses of these hotels. Beginning January 1, 2001, MeriStar earned management fees from the management of these hotels under management contracts with MeriStar Hospitality's taxable REIT subsidiaries.

(B) During May 2000, MeriStar completed the acquisition of Bridgestreet Accommodations, Inc., a provider of corporate housing services.

(C) MeriStar did not include a provision for federal and state income taxes prior to August 3, 1998 because its predecessor entities were partnerships, and all income tax liabilities were passed through to the individual partners.

(D) MeriStar's calculations of basic and diluted earnings per share for the year ended December 31, 1998 are based on earnings for the period from the date of our spin-off from CapStar Hotel Company, August 3, 1998 through December 31, 1998.

(E) As of December 31 for the periods presented.

(F) EBITDA represents earnings (loss) before interest expense, income taxes, depreciation and amortization and minority interests. MeriStar believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization and minority interests of common and preferred operating partnership unit holders, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating our results of operations, and may not be comparable to other similarly titled measures used by other companies.

(G) Represents the adoption of the provisions of EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." In accordance with EITF 01-14, the operating revenues and expenses include the reimbursement of costs incurred on behalf of the third party owners of MeriStar's managed hotels. These costs relate primarily to payroll and benefit costs. These reimbursements are received based upon the costs incurred by MeriStar with no added margin. The EITF was adopted retroactively for all periods on January 1, 2002. It is not currently practicable for MeriStar to obtain the information for periods prior to January 1, 2001.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS OF MERISTAR

                                   BACKGROUND

     MeriStar manages, leases, and operates a portfolio of hospitality properties and provides related services in the hotel, corporate housing, resort, conference center, and golf markets. MeriStar's portfolio is diversified by franchise and brand affiliations. MeriStar was created in the August 3, 1998 merger of American General Hospitality Corporation and CapStar Hotel Company. At the time of the merger, CapStar distributed all of the shares of MeriStar's common stock to its stockholders and MeriStar became a separate, publicly traded company. The merger also created MeriStar Hospitality Corporation, a real estate investment trust. MeriStar is the manager and operator of all of the hotels owned by MeriStar Hospitality.

     On May 31, 2000, MeriStar completed the acquisition of BridgeStreet Accommodations, Inc. BridgeStreet provides corporate housing services in the United States, Canada, the United Kingdom and France. MeriStar operates its corporate housing division under the name BridgeStreet Corporate Housing Worldwide or BridgeStreet.

     Until January 1, 2001, MeriStar leased and operated MeriStar Hospitality's hotels. As of January 1, 2001, MeriStar assigned these participating leases to wholly owned taxable subsidiaries of MeriStar Hospitality. In connection with the assignment, MeriStar Hospitality's taxable subsidiaries executed new management agreements with MeriStar to manage these hotels. Under these management agreements, MeriStar Hospitality's taxable subsidiaries pay MeriStar a management fee for each property. The management agreements were structured to substantially mirror the economics of the former leases. MeriStar and MeriStar Hospitality did not exchange any cash consideration except for the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the new management agreements, the base management fee is 2.5% of total hotel revenue plus incentives payments, based on meeting performance thresholds that could total up to 1.5% of total hotel revenue. The agreements have an initial term of 10 years with three renewal periods of five years each at MeriStar's option, subject to some exceptions. Because these leases have been assigned to MeriStar Hospitality's taxable subsidiaries, those taxable subsidiaries now bear the operating risk associated with these hotels.

     On January 1, 2001, MeriStar invested $100,000 in Flagstone Hospitality Management LLC, a joint venture established to manage 54 hotels owned by RFS Hotel Investors, Inc. MeriStar owned 51% of, and controlled the joint venture during 2001. MeriStar has included the results of Flagstone in its consolidated financial statements since January 1, 2001. Effective January 1, 2002, Flagstone became a single member LLC, of which MeriStar owns 100%, subject to the execution of definitive documentation.

     On August 17, 2001, MeriStar's corporate housing division acquired Paris-based Apalachee Bay Properties. Apalachee Bay is an apartment finder service, third party manager and a property sales brokerage business and represents 300 units. Apalachee Bay has been renamed BridgeStreet Paris. MeriStar's consolidated financial statements include the operating results of BridgeStreet Paris since August 17, 2001.

     In April 2002, MeriStar launched a national licensing program within its Corporate Housing segment. This licensing program, called Global Partner Licensing Program, creates a national distribution system of professional corporate housing providers. MeriStar's licensees will have access to this distribution system as well as other marketing, training and communication tools.

     The following table outlines MeriStar's portfolio of managed and leased hotel properties as of the dates indicated:

                                     MANAGED               LEASED                 TOTAL
                               -------------------   -------------------   -------------------
                               PROPERTIES   ROOMS    PROPERTIES   ROOMS    PROPERTIES   ROOMS
                               ----------   ------   ----------   ------   ----------   ------
March 31, 2002...............     229       51,730       48        6,581      277       58,311
December 31, 2001............     229       51,880       48        6,581      277       58,461
March 31, 2001...............     216       47,692       51        7,344      267       55,036
December 31, 2000............      59       12,172      157       35,141      216       47,313
December 31, 1999............      54        9,693      161       35,655      215       45,348

     As discussed above, effective January 1, 2001, MeriStar converted 106 leases with MeriStar Hospitality to long-term management contracts. In addition, in the fourth quarter of 2001, MeriStar terminated three leases with another hotel owner and converted those leases to long-term management contracts. MeriStar's remaining 48 leases are with Winston Hotels, Inc. MeriStar has had, and continues to have, discussions with Winston to convert these leases to long-term management contracts. MeriStar believes management contracts provide an inherently better alignment of interests between a hotel's owner and operator.

                                BUSINESS SUMMARY

     The sluggish economy and delays and difficulties in travel due to heightened security measures at airports continue to have a major impact on MeriStar's operating results. This is expected to continue throughout the remainder of 2002. In response to this current operating environment, MeriStar is continuing to work with the owners of hotel properties it manages to implement cost reduction and control measures to positively affect those properties' operating results. In MeriStar's corporate housing segment, MeriStar is continuing to closely monitor its inventory of leased housing units in order to adjust that inventory appropriately in light of current slower demand levels.

     On January 28, 2002, MeriStar amended its senior credit facility to provide more flexibility under some financial covenants and allow MeriStar to extend the maturity from February 2002 until February 2003. The interest rate on the revolver increased 1.00% to the 30-day London Interbank Offered Rate plus 4.50%. In addition, the amendment reduced MeriStar's availability to $82.5 million. The amendment also sets restrictions on investments and capital expenditures. The availability under MeriStar's senior secured credit facility will also be reduced by $2.5 million on each of the following dates: February 28, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. In addition, on January 31, 2003, the availability under MeriStar's senior credit facility will be further reduced by the amount that MeriStar's earnings before interest, taxes, depreciation and amortization for 2002 exceeds $20 million. MeriStar met its obligation to reduce availability under the facility by $2.5 million on February 28, 2002.

     On January 25, 2002, MeriStar amended its credit facility with MeriStar Hospitality to provide financial covenant relief similar to that in MeriStar's senior credit facility. The maturity date remains 91 days after the maturity of the senior credit facility. The interest rate also remains the same, at the 30-day London Interbank Offered Rate plus 6.50%.

     In January 2002, in connection with the execution of the amendment to the revolving credit facility with MeriStar Hospitality, MeriStar executed a term note payable to MeriStar Hospitality in the amount of $13.1 million to refinance MeriStar's outstanding account payable due to MeriStar Hospitality. The Term Note bears interest at the 30-day London Interbank Offered Rate plus 6.50% and matures on the same date as MeriStar's revolving credit facility with MeriStar Hospitality.

     In December 2001, MeriStar received notification from the NYSE that MeriStar was not in compliance with the continued listing standards of the NYSE because MeriStar's average closing share price was less than $1.00 over a consecutive 30-day trading period. The NYSE's continued listing standards require that MeriStar bring its 30-day average closing price and MeriStar's share price above

$1.00 by June 20, 2002, subject to some conditions. MeriStar has been advised by the NYSE that, if MeriStar is seeking stockholder approval for a reverse stock split to cure the trading price condition, MeriStar may seek approval at its annual meeting and implement the reverse stock split promptly after the annual meeting. If the reverse stock split occurs, the trading price condition will be deemed to be cured if the trading price promptly exceeds $1.00 per share and remains above that level for at least the following 30 trading days. MeriStar is seeking stockholder approval for a reverse stock split. See the discussion under the caption "Proposal to Amend MeriStar's Certificate of Incorporation to Effect a Reverse Stock Split."

     On May 2, 2002, MeriStar announced an agreement to merge with Interstate. The transaction will be a stock-for-stock merger of Interstate into MeriStar in which Interstate stockholders will receive 4.6 shares of common stock for each share of Interstate stock outstanding. Holders of MeriStar common stock and operating partnership units will continue to hold their stock and units following the merger. In connection with the merger, Interstate's convertible debt and preferred equity shares will be converted into shares of common stock of the surviving company. MeriStar has obtained credit commitments for a new $113 million senior credit facility to replace the senior secured credit facilities of MeriStar and Interstate. The new facility will have a three-year term loan and a three-year revolver with a one-year option to extend. The interest rate on the facility will range from London Interbank Offered Rate plus 3.00% to London Interbank Offered Rate plus 4.50%, based on financial covenant levels. The combined company will operate approximately 86,000 rooms in 412 hotels. MeriStar has incurred $260,000 in costs related to the merger during the three months ended March 31, 2002. MeriStar expects the transaction to close in the third quarter of 2002.

                          CRITICAL ACCOUNTING POLICIES

     Accounting estimates are an integral part of the preparation of MeriStar's consolidated financial statements and financial reporting process and are based on MeriStar's current judgments. Some accounting estimates are particularly sensitive because of their significance to MeriStar's consolidated financial statements and because of the possibility that future events affecting them may differ markedly from MeriStar's current judgments.

     The most significant accounting policies affecting MeriStar's consolidated financial statements relate to:

     - the evaluation of impairment of some long-lived assets;

     - estimation of valuation allowances, specifically those related to income taxes and allowance for doubtful accounts;

     - estimates of restructuring and other accruals; and

     - the evaluation of the fair value of our derivative instruments.

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", whenever events or changes in circumstances indicate that the carrying values of long-lived assets -- intangibles with definite useful lives -- may be impaired, MeriStar performs an analysis to determine the recoverability of the asset's carrying value. MeriStar makes estimates of the undiscounted cash flows from the expected future operations of the asset. If the analysis indicates that the carrying value is not recoverable from future cash flows, the asset is written down to estimated fair value and an impairment loss is recognized. Any impairment losses are recorded as operating expenses. MeriStar did not recognize any impairment losses in 2002 or 2001.

     MeriStar reviews long-lived assets for impairment when one or more of the following events have occurred:

        - Current or immediate short-term (future twelve months) projected cash flows are significantly less than the most recent historical cash flows.

        - A significant loss of management contracts without the realistic expectation of a replacement.

        - The unplanned departure of an executive officer or other key personnel, which could adversely affect MeriStar's ability to maintain its competitive position and manage future growth.

        - A significant adverse change in legal factors or an adverse action or assessment by a regulator, which could affect the value of the goodwill or other long-lived assets.

        - Events which could cause significant adverse changes and uncertainty in business and leisure travel patterns.

     In accordance with FASB Statement No. 142, "Goodwill and Other Intangible Assets," at least annually, MeriStar performs an analysis to determine the impairment of goodwill and intangible assets' (with indefinite lives) carrying values. To test intangible assets with indefinite lives for impairment, MeriStar performs an analysis to compare the fair value of the intangible asset to its carrying value. MeriStar makes estimates of the fair value of the intangible asset using discounted cash flows from the expected future operations of the assets. If the analysis indicates that the fair value is less than the carrying value, the asset is written down to the estimated fair value and an impairment loss is recognized. To test goodwill for impairment, MeriStar performs an analysis to compare the fair value of the reporting unit to which the goodwill is assigned to the carrying value of the reporting unit. MeriStar makes estimates of the discounted cash flows from the expected future operations of the reporting unit. If the analysis indicates that the fair value of the reporting unit is less than its carrying value, MeriStar does an analysis to compare the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of the goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the implied fair value of the goodwill is less than the carrying value, an impairment loss shall be recognized in an amount equal to that excess. Any impairment losses are recorded as operating expenses. MeriStar did not recognize any impairment losses in 2002 or 2001.

     MeriStar makes estimates of the undiscounted and discounted cash flows from the expected future operations of the asset. In projecting the expected future operations of the asset, MeriStar bases its estimates on future budgeted earnings before income taxes, depreciation and amortization amounts and uses growth assumptions to project these amounts out over the expected life of the underlying asset. MeriStar's growth assumptions are based on assumed future improvements in the national economy and improvements in the demand for lodging. If actual conditions differ from those in MeriStar's assumptions, the actual results of each asset's actual future operations could be significantly different from the estimated results MeriStar used in its analysis.

VALUATION ALLOWANCES

     MeriStar uses its judgment in determining its provision for income taxes, its deferred tax assets and liabilities, and any valuation allowance recorded against its deferred tax assets. In the fourth quarter of 2001, MeriStar recorded a $7.9 million valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. This is an allowance against some, but not all, of MeriStar's recorded deferred tax assets. MeriStar has considered estimated future taxable income and prudent and feasible ongoing tax planning strategies in assessing the need for a valuation allowance. MeriStar's estimates of taxable income require MeriStar to make assumptions about various factors that affect its operating results, such as economic conditions, consumer demand, competition and other factors. MeriStar's actual results may differ from these estimates. Based on actual results or a revision in future estimates, MeriStar might determine that it would not be able to realize additional portions of its net deferred tax assets in the future. If that occurred, MeriStar would record a charge to the income tax provision in that period. MeriStar also might determine that it would be able to realize all or part of the deferred tax assets covered by the existing valuation allowance. If that occurred, MeriStar would record a credit to the income tax provision in that period.

     MeriStar records an allowance for doubtful accounts based on its judgment in determining the ability and willingness of its customers to make required payments. MeriStar's judgments in determining customers' ability and willingness are based on past experience with customers and MeriStar's assessment of the current and future operating environments for its customers. If a customer's financial condition deteriorates or a management contract is terminated in the future, this could decrease a customer's ability or obligation to make payments. If that occurred, MeriStar might have to make additional allowances, which could reduce MeriStar's earnings.

RESTRUCTURING AND OTHER ACCRUALS

     During 2001, the slowing national economy negatively affected MeriStar's operations. In response, MeriStar implemented restructuring plans to reduce its overhead costs. These plans included termination of some personnel positions as well as the abandonment of some leases. During the second quarter of 2002, MeriStar expects to record a restructuring charge based on a plan to shut down a market in its corporate housing division. MeriStar accrues the total estimated cost of the restructuring at the time the plan is finalized and communicated to its employees. These estimates require MeriStar's judgment as to the outcome of net lease costs. If actual results differ from MeriStar's estimates, MeriStar will be required to adjust its financial statements when MeriStar identifies the differences.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     MeriStar enters into derivative instruments for cash flow hedging purposes to limit the impact of interest rate changes on earnings and cash flows. MeriStar has designated its interest rate swap agreements as hedges against changes in future cash flows associated with the interest payments of its variable rate debt obligations. Accordingly, MeriStar reflects the interest rate swap agreements at fair value in its consolidated balance sheet as of March 31, 2002, and records in stockholders' equity the related unrealized gains and losses on these contracts. MeriStar assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

                             RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 COMPARED WITH THREE MONTHS ENDED MARCH 31,
2001

     Revenues. MeriStar earns revenue from leased hotels, management contracts and related services, and corporate housing operations. MeriStar recognizes revenue from its leased hotels from their rooms, food and beverage, and other operating departments as earned at the close of each business day. MeriStar's management and other fees consist of base and incentive management fees received from third-party owners of hotel properties, and fees for other related services MeriStar provides. MeriStar recognizes base fees and fees for other services as revenue when earned in accordance with the individual management contracts. In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", MeriStar accrues incentive fees in the period when MeriStar is certain they are earned. For contracts with annual incentive fee measurements, MeriStar typically will record any incentive fees in the last month of the annual contract period. As a consequence of EITF No. 01-14, "Income Statement Characterization of Reimbursements for Out-of Pocket Expenses Incurred," MeriStar has reported revenue and expenses from managed properties in its reported results beginning January 1, 2002. These amounts relate primarily to payroll costs at the managed properties where MeriStar is the employer. The reimbursement to MeriStar for those costs is recorded as revenue with a corresponding expense. The 2001 revenue and expenses have been reclassified to conform with the 2002 presentation.

     The following table shows the operating statistics for MeriStar's full-service managed and limited-service leased hotels on a same store basis for the three months ended March 31:

                                                             2002      2001     CHANGE
                                                            -------   -------   ------
Revenue per available room................................  $ 63.79   $ 76.77   (16.9%)
Average daily rate........................................  $101.69   $111.58    (8.9%)
Occupancy.................................................     62.7%     68.8%   (8.9%)

     MeriStar's total revenue decreased $21.7 million to $178.9 million in the first three months of 2002 compared to $200.6 million in the first three months of 2001. Major components of this decrease were:

     - MeriStar's revenue from its leased hotels, from rooms, food and beverage and other operating departments, decreased $11.0 million, resulting from the conversion of three leases to management contracts as well as the lower average daily rate and occupancy in the properties that existed in both periods presented.

     - MeriStar's revenue from existing management contracts decreased $2.0 million due to lower revenues at its managed hotels, as shown by lower occupancy and average daily rates in 2002 compared to the same period in 2001.

     - Other revenue from managed properties, consisting of payroll costs reimbursed to Meristar by the hotels it manages, decreased $8.4 million due to the reduction in the number of employees at the hotels.

     Operating expenses by department. MeriStar's operating expenses by department, from rooms, food and beverage, other operating department expenses and corporate housing, decreased $1.8 million to $27.4 million in the first three months of 2002 compared to $29.2 million in the first three months of 2001. Major components of this decrease were:

     - MeriStar's corporate housing expenses increased $1.5 million primarily due to increased rates on apartment leases.

     - MeriStar's operating expenses from its leased hotels, from rooms, food and beverage and other department expenses, decreased $3.3 million. This was a direct result of the decrease in revenue from MeriStar's leased hotels described above.

     Undistributed operating expenses. MeriStar's undistributed operating expenses include the following items:

     - administrative and general;

     - property operating costs;

     - participating lease expense;

     - depreciation and amortization;

     - loss on asset impairment, merger and lease conversion costs;

     - charges to investments in and advances to affiliates, accounts and notes receivable, and other;

     - and restructuring expenses.

     MeriStar's total undistributed operating expenses decreased $27.4 million to $39.1 million in the first three months of 2002 compared to $66.5 million in the first three months of 2001. Major components of this are described in the following paragraphs.

     Administrative and general expenses are associated with the management of hotels and corporate housing facilities and consist primarily of expenses such as operations management, sales and marketing, finance, information technology support, human resources and other support services, as well as general corporate expenses. Administrative and general expenses decreased by $2.0 million from $19.2 million in the first three months of 2001 to $17.2 million in the first three months of 2002. Approximately $1.1 million of this decrease was due to the conversion of three leased properties to management contracts.

The remaining decrease is attributable to the realization of cost savings from restructuring plans carried out in 2001.

     Property operating costs include energy costs, repairs and maintenance, franchise fees, insurance, taxes, management fees and other expenses. Property operating costs decreased by $2.2 million from $9.0 million in the first three months of 2001 to $6.8 million in the first three months of 2002. Approximately $1.1 million of the decrease was due to the conversion of three leased properties to management contracts. The remainder of the decrease related primarily to lower energy and franchise costs in existing properties, which is a result of lower revenue during 2002.

     Participating lease expense represents base rent and participating rent that is based on a percentage of rooms and food and beverage revenues from the leased hotels. Participating lease expense decreased by $3.4 million from $16.1 million in the first three months of 2001 to $12.7 million in the first three months of 2002. Approximately $1.8 million of the decrease was due to the conversion of three leased properties to management contracts. The remainder of the decrease is directly attributable to the decrease in revenue from existing leased hotels.

     Depreciation and amortization decreased by $0.9 million from $3.1 million in the first three months of 2001 to $2.2 million in the first three months of 2002. This decrease is a result of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets on January 1, 2002. This pronouncement requires, among other things, that MeriStar no longer amortizes goodwill, but instead tests goodwill for impairment at least annually.

     Merger costs decreased by $3.5 million from $3.8 million in the first three months of 2001 to $0.3 million in the first three months of 2002. Merger costs of $3.8 million for the first three months of 2001 included the expenses related to MeriStar's proposed merger with American Skiing Company. On March 22, 2001, MeriStar and the other parties to the merger agreement mutually agreed to terminate the agreement. There were no termination fees payable to any of the parties. Merger costs of $0.3 million in the first three months of 2002 relate to MeriStar's proposed merger with Interstate Hotels Corporation, announced on May 2, 2002.

     Charges to investments in and advances to affiliates, accounts and notes receivable, and other includes reserves against accounts and notes receivables and charges to write-off the remaining book values of impaired and abandoned assets. MeriStar incurred expenses totaling $15.3 million in the first three months of 2001. MeriStar did not experience any of these expenses in the first three months of 2002.

     Other expenses from managed properties. As a consequence of EITF No. 01-14, "Income Statement Characterization of Reimbursements for Out-of Pocket Expenses Incurred", MeriStar has reported revenue and expenses from managed properties in its reported results beginning January 1, 2002. These amounts relate primarily to payroll costs at the managed properties where MeriStar is the employer. The reimbursement to MeriStar for those costs is recorded as revenue with a corresponding expense. The revenue and expenses have been reclassified to conform with the 2002 presentation. These costs decreased by $8.4 million to $112.4 million in the first three months of 2002 from $120.8 million in the first three months of 2001 primarily due to the reduction in headcount at the hotels MeriStar manages.

     Earnings (loss) before interest, taxes, depreciation and amortization. Earnings (loss) before interest, taxes, depreciation and amortization increased $14.7 million from $(12.7) million in the first three months of 2001 to $2.0 million in the first three months of 2002. Major components of this increase were:

     - MeriStar's Corporate Housing segment's EBITDA decreased by $0.9 million from $(0.2) million in 2001 to $(1.1) million in 2002 due to an increase in rental rates from apartment complexes offset by realization of cost savings from restructuring plans carried out in 2001.

     - MeriStar's Hotel Management segment's EBITDA decreased by $2.8 million from $6.4 million in 2001 to $3.6 million in 2002 due to the decrease in revenue associated with the decrease in average daily rate and occupancy in the period.

     - MeriStar's remaining EBITDA increased by $18.4 million primarily due to the merger costs of $3.8 million recorded in 2001, and the charges to investments in and advances to affiliates, accounts and notes receivable, and other of $15.3 million recorded in 2001.

     Net loss. MeriStar's net loss decreased by $9.0 million from $(10.8) million in 2001 to $(1.8) million in 2002. This decrease is due to the increase of $14.7 million in EBITDA and the decrease of $0.9 million in depreciation and amortization expense as discussed above. This is offset by the following:

     - MeriStar's income tax benefit decreased by $6.0 million due to the decrease of $15.1 million in MeriStar's loss before income taxes.

     - MeriStar's losses allocated to minority interest decreased by $0.5 million due to the decrease in MeriStar's operating losses.

     Emerging Issues Task Force Issue No. 98-9, "Accounting for Contingent Rent in Interim Financial Periods", requires a lessee to recognize contingent rental expense for interim periods prior to the achievement of the specified target that triggers the contingent rental expense, if the achievement of that target by the end of the fiscal year is considered probable. This accounting pronouncement relates only to MeriStar's recognition of lease expense in interim periods for financial reporting purposes; it has no effect on the timing of rent payments under MeriStar's leases or MeriStar's annual lease expense calculations. MeriStar made cash lease payments that were below the expense it was required to recognize under EITF No. 98-9 during the interim period ended March 31, 2002. As of March 31, 2002 this resulted in an accrued liability balance of $9, which is included on MeriStar's condensed consolidated balance sheets.

HISTORICAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 2000

     Effective January 1, 2001, MeriStar assigned its leases with MeriStar Hospitality to taxable subsidiaries of MeriStar Hospitality. In connection with the assignment, MeriStar executed management agreements with the taxable subsidiaries of MeriStar Hospitality for the properties it previously leased from MeriStar Hospitality. Through December 31, 2000, MeriStar's results of operations included both operating revenue and expenses for these hotels. Beginning January 1, 2001, MeriStar's results of operations reflect only management fee revenue from these hotels. Therefore, MeriStar's operating results for the year ended December 31, 2001 are not directly comparable to those for the same period in 2000.

     Because of the lease conversions, MeriStar believes presenting the pro-forma effect -- showing MeriStar's results as if the lease conversions had occurred earlier -- provides a more meaningful view of MeriStar's operating results. For comparative purposes, the following table shows the results for the twelve months ended December 31, 2000 on a pro forma basis assuming the leases with MeriStar Hospitality were converted to management contracts on January 1, 2000. These pro forma results are compared to the actual results for the twelve months ended December 31, 2001 (dollars in thousands, except per share amounts):

                                                                2001       2000
                                                              --------   --------
Total Revenue...............................................  $305,874   $279,193
Operating expenses by department:
Rooms.......................................................    31,449     34,405
Food and beverage...........................................     8,069      9,829
Other operating department expenses.........................     4,050      4,869
Corporate housing...........................................    76,019     42,827
Undistributed operating expenses:
Administrative and general..................................    75,683     66,001
Participating lease expense.................................    59,375     66,800
Property operating costs....................................    33,250     31,343
Depreciation and amortization...............................    12,958      9,470
Merger and lease conversion costs...........................     4,239      2,989
Charges to investments in and advances to affiliates,
  accounts and notes receivable and other...................    16,098         --
Loss on asset impairment....................................        --     21,657
Restructuring charges.......................................     3,479         --
Earnings (loss) before interest, taxes, depreciation and
  Amortization..............................................    (5,105)      (776)
Net income (loss)...........................................   (18,949)    (9,380)
Diluted income (loss) per common share......................  $  (0.51)  $  (0.27)

     As explained above, through December 31, 2000 MeriStar recorded the operating revenues and expenses of the hotels it leased from MeriStar Hospitality in MeriStar's results of operations. The pro forma 2000 results reverse the effect of recording the operating revenues and expenses of these hotels, and instead reflect the management fee revenue MeriStar would have earned from operating those hotels. Since MeriStar considers the pro forma 2000 operating amounts as a more meaningful comparison to its actual 2001 results, MeriStar will discuss changes relative to those pro forma 2000 amounts rather than its actual reported 2000 results.

     Revenues. MeriStar earns revenue from leased hotels, management contracts and related services and corporate housing operations. MeriStar recognizes revenue from MeriStar's leased hotels from their rooms, food and beverage and other operating departments as earned at the close of each business day. MeriStar's management and other fees consist of base and incentive management fees received from third-party owners of hotel properties and fees for other related services MeriStar provides. MeriStar recognizes base fees and fees for other services as revenue when earned in accordance with the individual management contracts. In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," MeriStar accrues incentive fees in the period when MeriStar is certain they are earned. For contracts with annual incentive fee measurements, MeriStar typically will record any incentive fees in the last month of the annual contract period.

     The following table shows the operating statistics for MeriStar's full-service managed and limited-service leased hotels on a same-store basis for the twelve months ended December 31:

                                                               2001      2000     CHANGE
                                                              -------   -------   ------
Revenue per available room..................................  $ 66.85   $ 73.52    (9.1)%
Average daily rate..........................................  $102.01   $103.32    (1.2)%
Occupancy...................................................     65.5%     71.2%   (8.0)%

     Overall, disruptions in travel patterns and travel safety concerns due to the terrorist attacks on September 11, 2001 and the slowing United States economy had a major negative effect on MeriStar's managed and leased hotels during the last half of 2001. In addition, the travel concerns and a slowing economy have had a negative effect on MeriStar's corporate housing operations. MeriStar has seen a sharp reduction in both business and leisure travel. This is reflected in the 9.1% reduction in revenue per available room and the 8.0% reduction in occupancy for 2001 compared to 2000. This slowdown was more pronounced during the third and fourth quarters of 2001.

     On a pro forma basis, MeriStar's total revenue increased $26.7 million to $305.9 million in 2001 compared to $279.2 million in 2000. Major components of this increase were:

     - MeriStar's corporate housing revenue increased by $38.8 million due to the inclusion of twelve months of BridgeStreet operations in 2001, compared to only seven months of BridgeStreet operations in 2000.

     - MeriStar's revenue from its leased hotels -- from rooms, food and beverage and other operating departments -- decreased $13.0 million, resulting from the disruptions in travel patterns due to travel safety concerns and the slowdown of the economy as discussed above.

     - MeriStar's management fee revenue remained stable. MeriStar's revenue from existing management contracts was lower than the prior year by approximately $5.7 million due to the disruptions in travel patterns resulting from travel safety concerns and the slowdown of the economy as discussed above. This decline was offset, however, by a $5.8 million increase in MeriStar's management fees from Flagstone. MeriStar included Flagstone's results in MeriStar's consolidated results beginning January 1, 2001, the time of MeriStar's $100,000 investment, representing 51% ownership and control.

     Operating expenses by department. On a pro forma basis, MeriStar's operating expenses by department, including room, food and beverage, other operating department expenses and corporate housing increased by $27.7 million from $91.9 million in 2000 to $119.6 million in 2001. Major components of this increase were:

     - MeriStar's corporate housing expenses increased $33.2 million due to the inclusion of twelve months of BridgeStreet operations in 2001, compared to only seven months of BridgeStreet operations in 2000.

     - MeriStar's operating expenses from its leased hotels -- from room, food and beverage and other department expenses -- decreased $5.5 million. This was a direct result of the decrease in revenue from its leased hotels described above.

     Undistributed operating expenses. MeriStar's undistributed operating expenses include the following items:

     - administrative and general;

     - property operating costs;

     - participating lease expense;

     - depreciation and amortization;

     - loss on asset impairment, merger and lease conversion costs;

     - charges to investments in and advances to affiliates, accounts and notes receivable, and other; and

     - restructuring expenses.

     On a pro forma basis MeriStar's total undistributed operating expenses increased by $6.8 million from $198.3 million in 2000 to $205.1 million in 2001. Major components of this are described in the following paragraphs.

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

     Administrative and general expenses are associated with the management of hotels and corporate housing facilities and consist primarily of expenses such as operations management, sales and marketing, finance, information technology support, human resources and other support services, as well as general corporate expenses. On a pro forma basis, administrative and general expenses increased by $9.7 million from $66.0 million in 2000 to $75.7 million in 2001. This increase was primarily due to a $5.5 million increase in expenses attributable to Flagstone in 2001 and a $1.6 million increase attributable to BridgeStreet in 2001.

     Participating lease expense represents base rent and participating rent that is based on a percentage of rooms and food and beverage revenues from the leased hotels. On a pro forma basis, participating lease expense decreased by $7.4 million from $66.8 million in 2000 to $59.4 million in 2001. This decrease relates directly to the decrease in revenues from leased hotels.

     Property operating costs include energy costs, repairs and maintenance, franchise fees, insurance, taxes, management fees and other expenses. On a pro forma basis, property operating costs increased by $1.9 million from $31.3 million in 2000 to $33.2 million in 2001. This increase was primarily due to a $2.2 million increase in expenses related to BridgeStreet offset by a decrease in leased hotels' costs because of decreased revenues from those hotels.

     On a pro forma basis, depreciation and amortization increased by $3.5 million from $9.5 million in 2000 to $13.0 million in 2001. Approximately $2.1 million of this increase was attributable to including a full year of BridgeStreet's operations in MeriStar's 2001 results, as compared with only seven months of BridgeStreet operations in 2000. The remaining $1.4 million increase is attributable to additions to fixed assets and intangible assets during 2000 and 2001.

     Merger and lease conversion costs of $3.0 million for 2000, included the expenses related to MeriStar's proposed merger with American Skiing Company ($2.7 million) and costs related to the conversion of the MeriStar Hospitality leases to management contracts ($0.3 million). During 2001, MeriStar recorded $4.2 million of additional costs related to the proposed merger with American Skiing Company. On March 22, 2001, MeriStar and the other parties to the merger agreement mutually agreed to terminate the agreement. There were no termination fees payable to any of the parties.

     The operating expense line item titled charges to investments in and advances to affiliates, accounts and notes receivable, and other includes reserves against accounts and notes receivables and charges to write-off the remaining book values of impaired and abandoned assets. The following is a summary of the amounts comprising the $16.1 million charge MeriStar took in 2001:

     - During the first quarter of 2001, several of the hotels that MeriStar manages experienced severe financial difficulties, which affected the collectibility of MeriStar's accounts and notes receivable from these hotels. One of the hotel owners filed for bankruptcy. The lender subsequently foreclosed on this hotel in early July 2001. MeriStar terminated its management agreement with another hotel owner in the second quarter of 2001. As a result, MeriStar fully reserved for the amounts due from these entities in the amount of $5.1 million and recorded a charge to write off other related assets in the amount of $1.8 million.

     - MeriStar also wrote off its investments in an Internet services company and some real estate ventures. The Internet services company significantly curtailed its operations during the first quarter of 2001. MeriStar is involved in a dispute with its partners in the real estate ventures and believes that the recorded values of its investments in these real estate ventures have been impaired because of this dispute. MeriStar recorded a charge in the amount of $5.2 million to reduce the book values of these assets.

     - In connection with the conversion of MeriStar's lease contracts to management contracts, MeriStar implemented changes to its business structure, which resulted in the abandonment of some fixed assets totaling $2.9 million.

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

     - One of MeriStar's former partners in its operating partnership claimed that MeriStar owed it special distributions under the partnership agreement. MeriStar has estimated the amount of distributions due to the former partner to be $325,000, which MeriStar accrued at March 31, 2001 and paid later in 2001.

     - MeriStar exited three management contracts in October 2001. This resulted in uncollectible management fees and reimbursable expenses. MeriStar fully reserved the amount due from these entities in the amount of $798,000 in September 2001. MeriStar has not collected any amounts on these receivables.

     Loss on asset impairment includes a write-down of intangible assets during 2000 in accordance with SFAS No. 121. In the fourth quarter of 2000, MeriStar conducted a review of each property's performance and anticipated future performance and MeriStar's expected future income from those properties. Because of this review, MeriStar reduced its expectation for the future performance of some of the leased limited-service hotels. This process triggered an impairment review of MeriStar's long-lived intangible assets associated with these hotels, including goodwill. The review included analysis of MeriStar's expected future undiscounted cash flows in comparison to net book value of the long-lived intangible assets. This review indicated that some long-lived assets related to MeriStar's leased limited-service hotels, including goodwill, were impaired. MeriStar estimated the fair value of the long-lived intangible assets by using the discounted expected future cash flows generated by the underlying assets. MeriStar reduced the net book value of those long-lived intangible assets to their estimated realizable fair value and recorded an impairment loss of $21.7 million to adjust the goodwill related to MeriStar's leased limited-service hotels.

     MeriStar incurred restructuring charges of $3.5 million, consisting of severance-related costs and lease termination costs resulting from the three separate restructurings during 2001, as described below:

     - During the second quarter of 2001, MeriStar restructured its Corporate Office because of the change to management contracts with MeriStar Hospitality and the termination of the merger agreement with American Skiing Company. This restructuring is expected to reduce MeriStar's annualized corporate overhead expenditures by approximately 10%, or $3.5 million. MeriStar recorded $0.9 million in 2001 in employee severance costs and lease termination costs related to this restructuring.

     - During the third and fourth quarters of 2001, MeriStar restructured its Corporate Housing segment because of the slowdown in the national economy and shifted its focus from some markets. MeriStar closed its offices in four markets: Jackson, Mississippi; Lexington, Kentucky; Denver, Colorado; and Phoenix, Arizona. MeriStar also realigned and eliminated some administrative functions to achieve additional cost savings. MeriStar recorded a $1.2 million restructuring charge in 2001 for employee severance costs, lease termination costs and other expenses related to this restructuring. This restructuring is expected to reduce MeriStar's annualized net expense by approximately $1.5 million.

     - During the fourth quarter of 2001, MeriStar recorded a $1.4 million restructuring charge due to additional personnel reductions in MeriStar's Corporate Office. This restructuring was the result of declines in MeriStar's business due to the slowdown of the national economy and the disruptions in business and leisure travel due to travel safety concerns since the terrorist attacks on September 11, 2001. It is expected to reduce MeriStar's annualized corporate overhead by approximately $1.9 million.

     Earnings (loss) before interest, taxes, depreciation and amortization. On a pro forma basis, earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, decreased $4.3 million from $(0.8) million in 2000 to $(5.1) million in 2001. Major components of this decrease were:

     - MeriStar's Corporate Housing segment's EBITDA decreased by $3.5 million due to the excess inventory carried in 2001 and the inclusion of underperforming markets for a full twelve months in

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

       2001 compared to seven months in 2000. During the latter half of 2001, MeriStar restructured MeriStar's Corporate Housing segment as described above.

     - MeriStar's Hotel Management segment's EBITDA increased by $1.2 million from $16.7 million in 2000 to $17.9 million in 2001 due to the increase in number of properties MeriStar managed and leased from 2000 to 2001 and an increase in EBITDA from MeriStar's existing limited-service hotels.

     MeriStar's remaining EBITDA decreased by $2.0 million primarily due to the following charges recorded in 2000 and 2001:

     - merger and lease conversion costs of $4.2 million in 2001 compared to $3.0 million in 2000;

     - charges to investments in and advances to affiliates, accounts and notes receivable, and other of $16.1 million in 2001;

     - goodwill impairment of $21.7 million in 2000;

     - restructuring charges of $3.5 million in 2001; and

     - losses of $1.1 million in MeriStar's vacation ownership division in 2000. This division was eliminated during 2001 as part of MeriStar's restructuring plan in the second quarter.

     Net loss. MeriStar's net loss increased by $9.5 million from $(9.4) million in 2000 to $(18.9) million in 2001. This increase is due to the decrease of $4.3 million in EBITDA and the increase of $3.5 million in depreciation and amortization expense as discussed above. The major components of the $1.8 million remaining increase were:

     - MeriStar's interest expense increased by $4.9 million in 2001 due to the increase in its total outstanding long-term debt balance.

     - MeriStar's income tax benefit increased by $3.1 million due to the increase of $12.7 million in MeriStar's loss before income taxes offset by a decrease of 6.8% in its effective tax rate.

HISTORICAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO HISTORICAL YEAR ENDED DECEMBER 31, 1999

     Revenues. The following table provides MeriStar's operating statistics for its leased hotels on a same-store basis:

                                              2000      1999    CHANGE
                                             -------   ------   ------
Revenue per available room.................  $ 73.11   $69.69     4.9%
Average daily rate.........................  $102.38   $97.00     5.5%
Occupancy..................................     71.4%    71.8%   (0.6)%

     - MeriStar's total revenue increased $118.8 million, or 9.2%, to $1,410.9 million in 2000, compared to $1,292.1 million in 1999.

     - MeriStar's corporate housing revenue increased by $64.9 million in 2000 due to the acquisition of BridgeStreet on May 31, 2000.

     - MeriStar's revenue from its leased hotels -- from rooms, food and beverage and other operating departments -- increased $44.7 million in 2000 resulting from a 4.9% improvement in revenue per available room. The improvement in revenue per available room was primarily the result of a 5.5% increase in the average daily rate.

     - MeriStar's management fee revenue increased by $9.2 million in 2000, resulting from an increase in the number of management contracts in 2000 and better performance of existing hotels.

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

     Operating expenses by department. MeriStar's total operating expenses by department increased $61.1 million to $534.9 million in 2000 compared to $473.8 million in 1999. The increase is primarily the result of:

     - the acquisition of BridgeStreet in May 2000, which accounted for $42.8 million in operating expenses in 2000.

     - MeriStar's operating expenses from its leased hotels -- from room, food and beverage and other department expenses -- increased $18.4 million in 2000 due to the increase in leased hotel revenue described above.

     Undistributed operating expenses. MeriStar's total undistributed operating expenses increased $85.8 million to $886.9 million in 2000 compared to $801.1 million in 1999.

     - MeriStar's administrative and general costs, increased by $25.0 million in 2000 due to higher insurance and labor costs.

     - MeriStar's participating lease expense and property operating costs increased by $32.8 million in total in 2000, which is attributable to the increase in lease revenue described above.

     - Depreciation and amortization increased by $3.4 million in 2000, $1.5 million of which was due to the acquisition of BridgeStreet, while the remaining $1.9 million increase was due to additions to fixed assets and intangible assets, including the goodwill recorded because of the BridgeStreet acquisition.

     MeriStar recorded a $21.7 million loss on asset impairment in accordance with SFAS No. 121 during 2000 because of write-downs in the carrying value of goodwill associated with some of MeriStar's leased limited-service hotels.

     - Merger and lease conversion costs of $2.9 million for 2000 include the expenses related to its proposed merger with American Skiing Company ($2.7 million) and the conversions of the MeriStar Hospitality leases to management contracts ($0.3 million). On March 22, 2001, MeriStar and the other parties to the merger agreement mutually agreed to terminate the agreement. There were no termination fees payable to any of the parties.

     Earnings before interest, taxes, depreciation and amortization. EBITDA decreased $24.1 million from $23.3 million in 1999 to $(0.8) million in 2000. Major components of this decrease were:

     - MeriStar's Corporate Housing segment generated $4.7 million of EBITDA in 2000 due to the inclusion of seven months of BridgeStreet operations in 2000.

     - MeriStar's Hotel Management segment's EBITDA decreased by $6.8 million from $23.5 million in 2000 to $16.7 million in 2001 primarily due to an increase in MeriStar's labor and insurance expenses in 2000.

     - MeriStar's remaining EBITDA decreased by $22.0 million primarily due to a $21.7 million loss on asset impairment recorded in 2000.

     Net income. MeriStar's net income decreased by $16.1 million from $6.7 million in 1999 to $(9.4) million in 2000. This decrease is due to the decrease of $24.1 million in EBITDA, the increase of $3.4 million in depreciation and amortization expense as discussed above and the increase in MeriStar's interest expense of $1.7 million due to the increase in MeriStar's total outstanding long-term debt balance in 2000. This was offset by:

     - a decrease in minority interest of $3.0 million primarily due to lower operating income compared to 1999 and the conversion of operating partnership units to common stock; and

     - an income tax benefit of $6.1 million in 2000 compared to income tax expense of $3.9 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES

     MeriStar's cash and cash equivalent assets increased by $3.7 million from $4.6 million at December 31, 2001 to $8.3 million at March 31, 2002.

     Sources of cash. MeriStar funds its continuing operations through cash generated from hotel management and corporate housing operations. MeriStar finances capital expenditures, business acquisitions and investments in affiliates through a combination of internally generated cash, external borrowings and the issuance of partnership interests and/or common stock. Factors that may influence MeriStar's liquidity include:

     - Factors that affect MeriStar's results of operations, including general economic conditions, demand for business and leisure travel, public concerns about travel safety and other operating risks described under the caption, "Risk Factors -- Risk Factors Related to the Combined Company's Business" in this joint proxy statement and prospectus;

     - Factors that affect MeriStar's access to bank financing and the capital markets, including interest rate fluctuations, operational risks and other risks described under the caption "Risk Factors -- Risks Related to the Combined Company; Capital Structure" in this joint proxy statement and prospectus; and

     - The other factors described under the caption, "Special Note Regarding Forward-Looking Statements."

     MeriStar's financing activities provided $5.8 million of cash during 2002 primarily from net borrowings of $6.5 million on its credit facilities. As of April 30, 2002, MeriStar had no availability under its senior secured credit facility and approximately $4.0 million available under its credit facility with MeriStar Hospitality.

     Uses of cash. MeriStar used $1.5 million of cash in operations during the three months ended March 31, 2002, primarily as result of the prepayment of apartment rent and contract renewals in its Corporate Housing segment as well as payment of income taxes, offset by other operating activity.

     MeriStar used $0.5 million of cash in investing activities during the three months ended March 31, 2002. This relates to the purchase of $0.2 million of fixed assets, $0.1 million costs incurred to obtain management contracts, referred to as purchase of intangible assets on the Consolidated Statements of Cash Flows, and $0.2 million of investments made in and advances made to affiliates. In January 2002, MeriStar acquired a 5% interest in one affiliate for $0.1 million. MeriStar also made an advance of $75,000 to an affiliate.

     Revolving credit facilities. On January 28, 2002, MeriStar amended its senior credit facility to provide more flexibility under some financial covenants and allow it to extend the maturity from February 2002 until February 2003. The interest rate on the revolver increased 1.00% to the 30-day London Interbank Offered Rate plus 4.50%. In addition, the amendment reduced MeriStar's availability to $82.5 million. The amendment also sets restrictions on investments and capital expenditures. The availability under MeriStar's senior secured credit facility will also be reduced by $2.5 million on each of the following dates: February 28, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. In addition, on January 31, 2003, the availability under MeriStar's senior credit facility will be further reduced by the amount that its earnings before interest, taxes, depreciation and amortization for 2002 exceeds $20 million. MeriStar met its obligation to reduce the facility by $2.5 million on February 28, 2002. The entire balance of $80,000 due on this facility is classified as a current liability on the Condensed Consolidated Balance Sheet at March 31, 2002 due to the maturity date in February 2003. The interest rate on borrowings under MeriStar's senior credit facility as of March 31, 2002 was 6.4%. MeriStar incurred interest expense of $1,243 and $2,210 on this facility during the first quarters of 2002 and 2001, respectively.

     On January 25, 2002, MeriStar amended its credit facility with MeriStar Hospitality to provide financial covenant relief similar to that in MeriStar's senior credit facility. The maturity date remains
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

91 days after the maturity of the senior credit facility. The interest rate also remains the same, at the 30-day London Interbank Offered Rate plus 6.50%.

     In connection with the proposed merger, a new $125 million senior credit facility will replace the existing senior credit facilities of both companies. MeriStar expects the new facility to have a three-year term loan and three-year revolver with a one-year option to extend. MeriStar expects the interest rate on the facility to range from London Interbank Offered Rate plus 3.00% to London Interbank Offered Rate plus 4.50%, based on some financial covenant levels.

     In January 2002, in connection with the execution of the amendment to the revolving credit facility with MeriStar Hospitality, MeriStar executed a term note payable to MeriStar Hospitality in the amount of $13.1 million to refinance its outstanding account payable due to MeriStar Hospitality. The Term Note bears interest at the 30-day London Interbank Offered Rate plus 6.50% and matures on the same date as MeriStar's revolving credit facility with MeriStar Hospitality.

     Contractual obligations and maturities of indebtedness. MeriStar leases some hotels under non-cancelable participating leases with remaining initial terms ranging from 9 to 12 years, expiring through 2013. The participating leases have minimum base rent requirements. MeriStar also leases apartments for its Corporate Housing operations and corporate office space. Those leases have terms up to 13 years.

     Minimum payments due under MeriStar's debt and lease obligations as of March 31, 2002 were as follows (in thousands):

                                                   CREDIT FACILITIES
                                                     WITH MERISTAR
                                   SENIOR CREDIT      HOSPITALITY       NON CANCELABLE
                                     FACILITY         CORPORATION      OPERATING LEASES    TOTAL
                                   -------------   -----------------   ----------------   --------
2002.............................     $ 7,500           $    --            $ 31,829       $ 39,329
2003.............................      72,500            58,069              41,072        171,641
2004.............................          --                --              39,893         39,893
2005.............................          --                --              39,435         39,435
2006.............................          --                --              38,350         38,350
2007 and thereafter..............          --                --             225,555        225,555
                                      -------           -------            --------       --------
                                      $80,000           $58,069            $416,134       $554,203
                                      =======           =======            ========       ========

SUMMARY

     MeriStar believes cash generated by its operations, together with anticipated borrowing capacity under its new credit facility will be sufficient to fund its requirements for working capital, capital expenditures, and debt service. MeriStar expects to continue to seek acquisitions of hotel management businesses and management contracts. In addition, MeriStar expects to expand its corporate housing business by entering selected new markets in the United States and Europe. MeriStar expects to finance future acquisitions through a combination of additional borrowings under its anticipated credit facility and the issuance of partnership interests and/or its common stock. MeriStar believes these sources of capital will be sufficient to provide for its long-term capital needs. In the event the merger with Interstate does not close, MeriStar believes cash generated by its operations will be sufficient to fund its requirements for working capital, capital expenditures, and debt service. MeriStar would be required to refinance or extended its senior secured credit facility, which expires in 2003. This could have a significant effect on MeriStar's short term cash flow requirements. If MeriStar is unable to refinance or extend its senior secured credit facility, this would have a material adverse effect on MeriStar.

SEASONALITY

     Demand in the lodging industry is affected by recurring seasonal patterns. For non-resort properties, demand is lower in the winter months due to decreased travel and higher in the spring and summer months during the peak travel season. For resort properties, demand is generally higher in the winter and early spring. Since the majority of MeriStar's hotels are non-resort properties, MeriStar's operations generally have reflected non-resort seasonality patterns. MeriStar expects to have lower revenue, operating income and cash flow in the first and fourth quarters and higher revenue, operating income and cash flow in the second and third quarters.

     Corporate housing activity traditionally peaks in the summer months and declines during the fourth quarter and the first part of the first quarter. MeriStar expects to have lower revenue, operating income and cash flow from corporate housing in the first and fourth quarters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     MeriStar is exposed to market risk from changes in interest rates on its credit facilities. MeriStar's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs.

     In April 2001, MeriStar entered into a $50 million, one-year interest rate swap agreement with a financial institution to hedge against the effect future interest rate fluctuations may have on its floating rate debt. The swap agreement effectively fixes the 30-day London Interbank Offered Rate at 4.4%. During the three months ended March 31, 2002, MeriStar paid $315,469 under this agreement. The fair value of the interest rate swap agreement was $105,000 at March 31, 2002.

     In April 2002, MeriStar entered into a $40 million, 10-month rate swap agreement with a financial institution to hedge against the effect future interest rate fluctuations may have on its floating rate debt. The swap agreement effectively fixed the 30-day London Interbank Offered Rate at 4.0%.

     MeriStar's senior secured credit facility matures in February 2003. At March 31, 2002, MeriStar had borrowings of $80.0 million outstanding on the facility. Interest on the debt is variable, based on the 30-day London Interbank Offered Rate plus 4.50%. The weighted average effective interest rate was 6.9% at March 31, 2002. MeriStar has determined that the fair value of the debt approximates its carrying value.

     MeriStar's $45.0 million of long-term debt under the MeriStar Hospitality revolving credit facility at March 31, 2002 matures 91 days after the maturity date of its senior secured credit facility. Interest on the debt is variable, based on the 30-day London Interbank Offered Rate plus 6.50%. The weighted average effective interest rate was 9.9% at March 31, 2002. MeriStar has determined that the fair value of the debt approximates its carrying value.

     A 1.0% change in the 30-day London Interbank Offered Rate would have changed MeriStar's interest expense by approximately $187,389 million during the three months ended March 31, 2002.

     MeriStar's international operations are subject to foreign exchange rate fluctuations. MeriStar derived approximately 13% of its revenue for the three months ended March 31, 2002 from services performed in Canada, the United Kingdom and France. MeriStar's foreign currency transaction gains and losses were not material to its results of operations for the three months ended March 31, 2002. To date, since most of its foreign operations have been largely self-contained MeriStar has not been exposed to material foreign exchange risk. Therefore, MeriStar has not entered into any significant foreign currency exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates. In the event that MeriStar has large transactions requiring currency conversion MeriStar would reevaluate whether it should engage in hedging activity.

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

                              BUSINESS OF MERISTAR

                                    SUMMARY

     MeriStar manages, leases and operates a portfolio of hospitality properties, and provides related services in the hotel, corporate housing, resort, conference center and golf markets. MeriStar's portfolio is diversified by franchise and brand affiliations. As of March 31, 2002, MeriStar managed 229 hotels with 51,730 rooms in 43 states, the District of Columbia, and Canada, and leased 48 limited-service hotels with 6,581 rooms in 12 states. In addition, MeriStar had 3,286 apartments under lease in the United States, Canada, France and the United Kingdom at March 31, 2002.

     MeriStar is the lessee, manager and operator of various hospitality-related assets, including all of the hotels owned by MeriStar Hospitality Corporation. MeriStar is the largest independent hotel management company in the United States, based on rooms under management. As of March 31, 2002, MeriStar managed 229 hotels; 112 of these hotels are owned by MeriStar Hospitality. MeriStar also leases 48 hotels from Winston Hotels, Inc.; MeriStar manages 40 of these hotels. The hotels MeriStar manages are located throughout the United States and Canada, including most major metropolitan areas and rapidly growing secondary cities. MeriStar's managed hotels include hotels operated under nationally recognized brand names such as Hilton(R), Sheraton(R), Westin(R), Radisson(R), Marriott(R), Doubletree(R), Embassy Suites(R), and Holiday Inn(R). MeriStar's business strategy is to manage the renovation, repositioning and operations of each property according to a business plan specifically tailored to the characteristics of the property and its market.

     MeriStar manages properties primarily within the upscale, full-service sector and premium limited-service sector, and provides related management services for owners of properties in both sectors. MeriStar believes the upscale, full-service segment of the lodging industry offers strong potential operating results and investment opportunities. The real estate market has recently experienced a significant slowdown in the construction of upscale, full-service hotels. Also, upscale, full-service hotels have particular appeal to both business executives and upscale leisure travelers. MeriStar believes the combination of these factors offers good potential opportunities for it in this sector of the lodging industry.

     MeriStar is the lessor of high quality, fully furnished one-, two- and three-bedroom and larger accommodations through its BridgeStreet brand. MeriStar leases substantially all of its Corporate Housing accommodations through flexible, short-term leasing arrangements in order to match its supply of accommodations with current and anticipated client demand. MeriStar believes its flexible leasing strategy allows it to react to changes in market demand for particular geographic locations and types of accommodations. MeriStar's management strives to develop strong relationships with property managers to ensure that it has a reliable supply of high quality, conveniently located accommodations.

     MeriStar was formed on August 3, 1998 when it was spun off by CapStar Hotel Company and became the lessee and manager of all of CapStar's hotels. After the spin-off, American General Hospitality and CapStar Hotel Company merged to form MeriStar Hospitality. MeriStar then acquired the third party lessee of most of the hotels owned by American General Hospitality, and substantially all of the assets and some liabilities of the third-party manager of most of the hotels owned by American General Hospitality.

     MeriStar continues to capitalize on its hospitality management experience and expertise. MeriStar secured a net of nine additional management contracts in 2001. MeriStar also worked closely with the owners of the hotels it manages to obtain revenues and reduce costs in the face of an extremely difficult economic and operating environment.

     MeriStar's senior management team has successfully managed hotels in all segments of the lodging industry. MeriStar attributes its management success to its ability to analyze each hotel as a unique property and to identify particular cash flow growth opportunities present at each hotel. MeriStar's principal operating objectives are to continue to analyze each hotel as a unique property in order to generate higher revenue per available room and increase net operating income, while providing its hotel guests with high-quality service and value. Given the challenging operating environment that has resulted
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

from a slowing economy coupled with the disruptions caused by the events of September 11th, MeriStar believes its experience and strategies are now even more valuable to the owners of the hotels MeriStar manages.

     MeriStar has invested $10 million in MeriStar Investment Partners, a joint venture with Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. This joint venture was established to acquire upscale, full-service hotels. As of December 31, 2001, the joint venture had acquired 10 full-service hotels throughout the United States. MeriStar manages all of these hotels. MeriStar is continually looking for additional hotel investment opportunities that it can bring to new joint venture partners.

BUSINESS STRATEGY

     MeriStar plans to focus on the internal growth of its two core operating segments -- Hotel Management and Corporate Housing.

     In MeriStar's Hotel Management business segment, MeriStar plans to generate earnings through base fees, incentive fees and other services from MeriStar's existing management contracts as well as additional management contracts MeriStar may acquire. MeriStar is also currently negotiating the conversion of its Winston leases of limited-service hotels to management contracts. MeriStar believes this will better align its interests with Winston, the owners of the properties MeriStar leases.

     In MeriStar's Corporate Housing business segment, MeriStar plans to generate net income by improving its inventory management and cost control in its existing markets. MeriStar may also add additional markets in North America if the conditions are favorable. In MeriStar's European markets MeriStar plans to manage shifting demand in London and expand the Paris operations acquired in 2001.

     MeriStar expects to finance future acquisitions through a combination of additional borrowings under its credit facilities and the issuance of partnership interests and/or MeriStar's common stock. MeriStar believes these sources of capital will be sufficient to provide for its short-term capital needs. In order to provide sufficient long-term capital for its operations, MeriStar will attempt to refinance its existing senior secured credit facility during 2002.

RELATIONSHIP WITH MERISTAR HOSPITALITY

     MeriStar has historically had a close business relationship with MeriStar Hospitality Corporation, a REIT. MeriStar and MeriStar Hospitality Corporation have five common board members and five common senior executives.

REIT MODERNIZATION ACT

     Until January 1, 2001, in order for MeriStar Hospitality to maintain its tax status as a real estate investment trust, MeriStar Hospitality was not permitted to engage in the operations of its hotel properties. To comply with this requirement, MeriStar Hospitality leased most of its real property to MeriStar and one other third-party lessee/manager. In late 1999, the Federal government enacted changes to the Internal Revenue Code that now permit MeriStar Hospitality to create taxable subsidiaries, which are subject to taxation similar to a subchapter C corporation and are permitted to lease MeriStar Hospitality's real property.

     Although a taxable subsidiary of a REIT may lease real property, it is not permitted to manage the properties itself; it must enter into an "arm's-length" management agreement with an independent third-party manager that is actively involved in the trade or business of hotel management and manages properties on behalf of other owners. MeriStar is a qualified independent third party manager.

     In connection with MeriStar Hospitality's creation of its taxable subsidiaries, MeriStar assigned MeriStar's leases of hotels owned by MeriStar Hospitality to taxable subsidiaries of MeriStar Hospitality effective January 1, 2001 and entered into management contracts with those taxable subsidiaries to manage those hotels. Under the management agreements, MeriStar receives a management fee based on total hotel

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revenue that is subject to increase based on the achievement of specified operating thresholds. MeriStar has structured the management agreements to substantially mirror the economics of the prior leases. MeriStar believes the elimination of the lease structure reduces MeriStar's exposure to fluctuations in the economy, and the management agreements provide it with a more stable source of revenue.

                           THE INTERCOMPANY AGREEMENT

     MeriStar is party to an intercompany agreement with MeriStar Hospitality. For so long as the agreement remains in effect, MeriStar is prohibited from making real property investments that a real estate investment trust could make unless:

     - MeriStar Hospitality is first given the opportunity but elects not to pursue the investments;

     - the investment is on land already owned or leased by it or subject to a lease or purchase option in favor of it;

     - MeriStar will operate the property under a trade name owned by it; or

     - the investment is a minority investment made as part of a lease or management agreement arrangement by it.

     The intercompany agreement will generally grant it the right of first refusal to become the manager of any real property acquired by MeriStar Hospitality. MeriStar Hospitality will make this type of opportunity available to MeriStar only if MeriStar Hospitality determines that:

     - consistent with its status as a real estate investment trust, MeriStar Hospitality must enter into a management agreement with an unaffiliated third party with respect to the property;

     - MeriStar is qualified to be the manager of that property; and

     - MeriStar Hospitality decides not to have the property operated by the owner of a hospitality trade name under that trade name.

     MeriStar Hospitality is not entitled to terminate the intercompany agreement upon a change in control of MeriStar Hospitality.

     Because of the provisions of the intercompany agreement, MeriStar is restricted in the nature of its business and the opportunities it may pursue.

SERVICES

     Under the intercompany agreement MeriStar and MeriStar Hospitality provide each other with some services. These may include administrative, renovation supervision, corporate, accounting, financial, risk management, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services. MeriStar believes it and MeriStar Hospitality compensate each other in an amount that would be charged by an unaffiliated third party for comparable services. The arrangements relating to the provision of these services were not subject to arm's-length negotiation.

EQUITY OFFERINGS

     If MeriStar or MeriStar Hospitality wish to issue securities, the issuing party will give notice to the other party as promptly as practicable of the proposed securities issuance. The notice will include the proposed material terms of the issuance, to the extent determined by the issuing party, including whether the issuance is proposed to be in a public or private offering, the amount of securities proposed to be issued and the manner of determining the offering price, and other terms of the securities. The non-issuing party will cooperate with the issuing party by assisting in the preparation of any registration statement or other document required by the issuance and by providing the issuing party with the information as may be required to be included in the registration statement or offering document.

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

TERM

     The Intercompany Agreement will terminate upon the earlier of August 3, 2008 and a change in MeriStar's ownership or control.

MANAGEMENT AGREEMENTS

     MeriStar currently has management agreements with respect to all 112 hotels owned by MeriStar Hospitality.

MANAGEMENT FEES AND PERFORMANCE STANDARDS

     Under the management agreements with MeriStar Hospitality, MeriStar receives a management fee for each hotel equal to a specified percentage of aggregate hotel operating revenues, increased or reduced, as applicable, by 20% of the positive or negative difference between:

     - the actual excess of total operating revenues over total operating expenses; and

     - a projected excess of total operating revenues over total operating expenses.

     The total management fee for a hotel in any fiscal year will not be less than the base fee of 2.5%, or greater than 4.0%, with incentive fees, of aggregate hotel operating revenues.

TERM AND TERMINATION

     The management agreements with MeriStar Hospitality generally have initial terms of 10 years with three renewal periods of five years each, except for four management agreements that have initial terms of one year with additional one-year renewal periods. A renewal will not go into effect if a change in the federal tax laws permits MeriStar Hospitality or one of its subsidiaries to operate the hotel directly without adversely affecting MeriStar Hospitality's ability to qualify as a real estate investment trust or if MeriStar elects not to renew the agreement. MeriStar Hospitality may elect not to renew the management agreements only as discussed below.

     MeriStar Hospitality's taxable subsidiaries have the right to terminate a management agreement for a hotel upon the sale of the hotel to a third party or if the hotel is destroyed and not rebuilt after a casualty. Upon that termination, MeriStar Hospitality's taxable subsidiary will be required to pay it the fair market value of the management agreement. That fair market value will be equal to the present value of the remaining payments, discounted using a 10% rate, under the then-existing term of the agreement, based on the operating results for the 12 months preceding the termination. MeriStar Hospitality's taxable subsidiaries will be able to credit against any termination payments the present value of projected fees, discounted using a 10% rate, under any management agreements or leases entered into between MeriStar Hospitality and MeriStar, or its subsidiaries, after August 3, 1998.

     If a hotel's gross operating profit is less than 85% of the amount projected in the hotel's budget in any fiscal year and gross operating profit from that hotel is less than 90% of the projected amount in the next fiscal year, MeriStar Hospitality's taxable subsidiaries will have the right to terminate the management agreement for the hotel, unless:

     - MeriStar Hospitality did not materially comply with the capital expenditures contemplated by the budget for either or both of the applicable fiscal years; or

     - MeriStar cures the shortfall by agreeing to reduce its management fee for the next fiscal year by the amount of the shortfall between the actual operating profit for the second fiscal year and 90% of the projected gross operating profit for that year. MeriStar can use the cure right only once during the term of each management agreement.

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

ASSIGNMENT

     MeriStar does not have the right to assign a management agreement entered into with a taxable subsidiary of MeriStar Hospitality without the prior written consent of the subsidiary. A change in control of MeriStar will require MeriStar Hospitality's consent, and MeriStar Hospitality may grant or withhold its consent at its sole discretion. MeriStar Hospitality has consented to the merger.

BORROWINGS FROM MERISTAR HOSPITALITY

     MeriStar has a credit facility with MeriStar Hospitality under which MeriStar Hospitality may lend it up to $50 million for general corporate purposes. On January 25, 2002, MeriStar amended this credit facility to provide revised, relaxed financial covenants. These covenant revisions are similar to those made to MeriStar's senior secured credit facility. The covenant revisions are effective through the maturity of the credit facility, which is 91 days after the maturity date of MeriStar's senior credit facility. As of March 31, 2002, MeriStar had $45 million of borrowings outstanding under the credit facility at an interest rate of 8.4%.

     In connection with the execution of the amendment to the credit facility, MeriStar executed a term note with MeriStar Hospitality in the amount of $13.1 million. This term note refinances MeriStar's account payable to MeriStar Hospitality. The term note bears interest at the 30-day London Interbank Offered Rate plus 6.50% and the maturity date is the same as that of the credit facility.

                               BUSINESS SEGMENTS

     MeriStar operates primarily in two segments, Hotel Management and Corporate Housing. MeriStar operates MeriStar's Corporate Housing division under the trade name BridgeStreet Corporate Housing Worldwide. Each segment is managed separately because of its distinctive products and services and is a reportable operating segment. MeriStar evaluates the performance of each segment based on earnings before interest, taxes, depreciation and amortization.

     The following table summarizes some segment financial data (amounts in thousands):

                                            AS OF AND FOR THE    AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                            THREE MONTHS ENDED   -------------------------------------------
                                              MARCH 31, 2002        2001           2000            1999
                                            ------------------   -----------   -------------   -------------
HOTEL MANAGEMENT
Revenues..................................       $154,649         $201,843      $1,345,144      $1,292,221
Earnings (loss) before Interest, Taxes,
  Depreciation and Amortization...........          3,640           21,954          18,054          23,564
Total Assets..............................        187,540          181,699         275,420         258,139
CORPORATE HOUSING
Revenues..................................       $ 24,246         $103,733      $   64,910              --
Earnings (loss) before Interest, Taxes,
  Depreciation and Amortization...........         (1,131)          (1,314)          2,254              --
Total Assets..............................       $ 54,055         $ 53,300      $   56,620      $       --

     For the three months ended March 31, 2002, MeriStar reclassified some intangible assets including goodwill from the other segment to the Hotel Management and Corporate Housing segments. This is consistent with the treatment of those assets for the purpose of allocating those assets to reporting units in accordance with SFAS 142, "Goodwill and Other Intangible Assets." Also for the three months ended March 31, 2002 MeriStar reclassified some corporate general and administrative costs from the Hotel Management segment to the Corporate Housing segment. MeriStar reclassified this segment information in 2001, 2000 and 1999 to conform to the 2002 presentation.

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

     Revenues for foreign operations were as follows for the periods presented (amounts in thousands):

                                                                       YEARS ENDED DECEMBER 31,
                                                 THREE MONTHS ENDED   ---------------------------
                                                   MARCH 31, 2002      2001      2000      1999
                                                 ------------------   -------   -------   -------
Canada.........................................        $2,151         $11,200   $27,724   $21,477
United Kingdom.................................        $6,605         $30,460   $16,152   $    --
France.........................................        $   85         $   196   $    --   $    --

                                HOTEL MANAGEMENT

OPERATING STRATEGY

     MeriStar's Hotel Management division's principal operating objectives are to generate higher revenue per available room and increase net operating income of the hotels MeriStar manages, while providing MeriStar's guests with high-quality service and value. MeriStar believes that skilled management is the most critical element in maximizing revenue and cash flow in properties, especially in upscale, full-service properties.

     Personnel at MeriStar's Corporate Office carry out financing and investment activities and provide services to support and monitor MeriStar's on-site hotel operating executives. Each of MeriStar's executive departments, including Hotel Operations, Sales and Marketing, Human Resources, Food and Beverage, Technical Services, Information Technology, Development, Legal, and Corporate Finance, is headed by an executive with significant experience in that area. These departments support the hotel operating executives by providing accounting and budgeting services, property management tools and other resources that can be created, maintained and provided more efficiently and effectively, centrally at MeriStar's Corporate Office.

     Key elements of MeriStar's management programs include the following:

     Comprehensive budgeting and monitoring. MeriStar's operating strategy begins with an integrated budget planning process. The budget is implemented by individual on-site managers and monitored by MeriStar's corporate staff. MeriStar's Corporate Office personnel work with the property-based managers to set targets for cost and revenue categories at each of the properties. These targets are based on historical operating performance, planned renovations, operational efficiencies and local market conditions. Through effective and timely use of MeriStar's comprehensive financial information and reporting systems, MeriStar is able to monitor actual performance efficiently. As a result, MeriStar can rapidly adjust prices, staffing levels and sales efforts to take advantage of changes in the market and to improve revenue yield.

     Targeted sales and marketing. MeriStar employs a systematic approach toward identifying and targeting demand segments for each property in order to maximize market penetration. Executives at MeriStar's Corporate Office and property-based managers divide these segments into smaller subsegments -- typically ten or more for each property -- and develop tailored marketing plans to suit each such segment. MeriStar supports each property's local sales efforts with Corporate Office sales executives who develop and implement new marketing programs, and monitor and respond to specific market needs and preferences. MeriStar employs revenue yield management systems to manage each property's use of the various distribution channels in the lodging industry. Those channels include franchisor reservation systems and toll-free numbers, travel agent and airline global distribution systems, corporate travel offices and office managers, and convention and visitor bureaus. MeriStar's access to these channels enables it to maximize revenue yields on a day-to-day basis. MeriStar recruits sales teams locally and those teams receive incentive-based compensation bonuses. All of MeriStar's sales managers complete MeriStar's sales training program.

     Strategic capital improvements. MeriStar and the owners of MeriStar's properties plan renovations primarily to enhance a property's appeal to targeted market segments. This is designed to attract new customers and generate increased revenue and cash flow. For example, in many of MeriStar's properties, the banquet and meeting spaces have been renovated and guest rooms have been upgraded with high

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

speed Internet access and comfortable work spaces to better accommodate the needs of business travelers and to increase average daily rates. MeriStar bases recommendations on capital spending decisions on both strategic needs and potential rate of return on a given capital investment. While MeriStar provides recommendations and supervision of many capital expenditure projects, the owners of the properties are responsible for funding capital expenditures.

     Selective use of multiple brand names. MeriStar believes the selection of an appropriate franchise brand is essential in positioning a hotel property optimally within its local market. MeriStar selects brands based on local market factors such as local presence of the franchisor, brand recognition, target demographics and efficiencies offered by franchisors. MeriStar believes its relationships with many major hotel franchisors place it in a favorable position when dealing with those franchisors and allow it to negotiate favorable franchise agreements with franchisors. MeriStar believes its growth in acquiring management contracts will further strengthen its relationship with franchisors.

     The following chart summarizes information on the national franchise affiliations of MeriStar's properties as of March 31, 2002:

                                              LEASED PROPERTIES             MANAGED PROPERTIES
                                         ---------------------------   ----------------------------
                                         GUEST                         GUEST
FRANCHISE                                ROOMS   HOTELS   % OF ROOMS   ROOMS    HOTELS   % OF ROOMS
---------                                -----   ------   ----------   ------   ------   ----------
Hilton(R)..............................    --      --          --       8,335     31        16.1%
Sheraton(R)............................    --      --          --       6,303     21        12.2%
Independent............................    --      --          --       6,287     28        12.2%
Radisson(R)............................    --      --          --       4,664     16         9.0%
Holiday Inn(R).........................   414       2         6.3%      4,436     22         8.6%
Doubletree(R)..........................    --      --          --       2,050      7         4.0%
Hampton Inn(R).........................  1,964     16        29.8%      1,994     16         3.9%
Marriott(R)............................    --      --          --       1,841      5         3.6%
Westin(R)..............................    --      --          --       1,715      6         3.3%
Residence Inn(R).......................   168       1         2.5%      1,641     12         3.2%
Embassy Suites(R)......................    --      --          --       1,488      6         2.9%
Crowne Plaza(R)........................    --      --          --       1,395      6         2.7%
Courtyard by Marriott(R)...............   607       4         9.2%      1,299      7         2.5%
Holiday Inn Select(R)..................    --      --          --       1,244      4         2.4%
Wyndham(R).............................    --      --          --       1,070      4         2.1%
Ramada(R)..............................    --      --          --       1,011      6         2.0%
Holiday Inn Express(R).................   208       2         3.2%        637      5         1.2%
Doral(R)...............................    --      --          --         575      2         1.1%
Comfort Inn(R).........................  1,144      8        17.4%        531      3         1.0%
Hilton Garden Inn(R)...................   652       4         9.9%        406      2         0.8%
Four Points(R).........................    --      --          --         338      2         0.7%
Best Western(R)........................    --      --          --         329      3         0.6%
Main Stay Suites.......................    --      --          --         300      3         0.6%
Doubletree Guest Suites(R).............    --      --          --         292      2         0.6%
Renaissance(R).........................    --      --          --         289      1         0.6%
Comfort Suites(R)......................   215       1         3.3%        238      2         0.5%
Omni(R)................................    --      --          --         215      1         0.4%
Quality Suites(R)......................   168       1         2.6%        177      1         0.3%
Hilton Suites(R).......................    --      --          --         174      1         0.3%
Quality Inn(R).........................    --      --          --         165      1         0.3%

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

                                              LEASED PROPERTIES             MANAGED PROPERTIES
                                         ---------------------------   ----------------------------
                                         GUEST                         GUEST
FRANCHISE                                ROOMS   HOTELS   % OF ROOMS   ROOMS    HOTELS   % OF ROOMS
---------                                -----   ------   ----------   ------   ------   ----------
Staybridge Suites(R)...................    --      --          --         108      1         0.2%
Howard Johnson(R)......................    --      --          --         100      1         0.2%
Homewood Suites(R).....................   795       7        12.1%         83      1         0.2%
Hampton Inn & Suites(R)................   136       1         2.1%         --     --          --
Fairfield Inn(R).......................   110       1         1.7%         --     --          --
                                         -----     --       -----      ------    ---       -----
Total..................................  6,581     48       100.0%     51,730    229       100.0%
                                         =====     ==       =====      ======    ===       =====

EMPHASIS ON FOOD AND BEVERAGE

     MeriStar believes popular food and beverage ideas are a critical component in the overall success of a full-service hospitality property. MeriStar utilizes food and beverage operations to create local awareness of MeriStar's hotel facilities, to improve the profitability of MeriStar's hotel operations, and to enhance customer satisfaction. MeriStar is committed to competing for patrons with restaurants and catering establishments by offering high-quality restaurants that garner positive reviews and strong local and/or national reputations. MeriStar has engaged food and beverage experts to develop several proprietary restaurant concepts. MeriStar has also successfully placed nationally recognized food outlets such as Pizza Hut(R), Starbuck's Coffee(R), "TCBY"(R) Yogurt and TJ Cinnamon(R) in several of MeriStar's hotels. MeriStar believes popular food concepts will strengthen MeriStar's ability to attract business travelers and group meetings and improve the name recognition of MeriStar's properties.

COMMITMENT TO SERVICE AND VALUE

     MeriStar is dedicated to providing consistent, exceptional service and value to MeriStar's customers. MeriStar conducts extensive employee training programs to ensure high-quality, personalized service. MeriStar has created and implemented programs to ensure the effectiveness and uniformity of its employee training. MeriStar's practice of tracking customer comments through guest comment cards, and the direct solicitation of guest opinions regarding specific items, allows it to target investment in services and amenities. MeriStar's focus on these areas has enabled it to attract lucrative group business.

     Purchasing. MeriStar has spent extensive resources to create efficient purchasing programs that offer the owner of each hotel MeriStar manages quality products at very competitive pricing. These programs are available to all of the properties MeriStar manages. While participation in MeriStar's purchasing programs is voluntary, MeriStar believes they provide each of MeriStar's managed hotels with a distinct competitive and economic edge. In developing these programs, MeriStar seeks to obtain the best pricing available for the quality of item or service being sourced, in order to minimize the operating expenses of the property.

     Internet-based reporting systems. MeriStar employs Internet-based reporting systems at each of its properties and at its Corporate Office to monitor the daily financial and operating performance of the properties. MeriStar has integrated information technology services through networks at many of the properties. Corporate Office executives utilize information systems that track each property's daily occupancy, average daily rates, and revenue from rooms, food and beverage. By having the latest property operating information available at all times, MeriStar is better able to respond to changes in the market of each property.

EXPANSION STRATEGY

     MeriStar anticipates it will continue to expand its portfolio by securing additional management contracts. MeriStar attempts to identify properties that are promising management candidates located in markets with economic, demographic and supply dynamics favorable to hotel operators. Through

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

MeriStar's extensive due diligence process, MeriStar selects those expansion targets where it believes selected capital improvements and focused management will increase the property's ability to attract key demand segments, demonstrate better financial performance, and increase long-term value. In order to evaluate the relative merits of each investment opportunity, senior management and individual operations teams create detailed plans covering all areas of renovation and operation. These plans serve as the basis for MeriStar's expansion decisions and guide subsequent renovation and operating plans.

     MeriStar seeks to manage properties that meet the following criteria:

MARKET CRITERIA

     Economic Growth. MeriStar focuses on metropolitan areas that are approaching, or have already entered, periods of economic growth. These areas generally show above average growth in the business community as measured by job formation rates, population growth rates, tourism and convention activity, airport traffic volume, local commercial real estate occupancy, and retail sales volume. Markets that exhibit these characteristics typically have strong demand for hotel facilities and services.

     Supply Constraints. MeriStar seeks lodging markets with favorable supply dynamics for property owners and operators. These dynamics include an absence of current new hotel development and barriers to future development such as zoning constraints, the need to undergo lengthy local development approval processes, and a limited number of suitable sites. Other factors limiting the supply of new hotels are the current lack of financing available for new development and the inability to generate adequate returns on investment to justify new development.

     Geographic Diversification. MeriStar's properties are located in 33 states across the United States, the District of Columbia and Canada. MeriStar seeks to maintain a geographically diverse portfolio of managed properties to offset the effects of regional economic cycles.

HOTEL CRITERIA

     Location and Market Appeal. MeriStar seeks to operate hotels situated near both business and leisure centers that generate a broad base of demand for hotel accommodations and facilities. These demand generators include airports, convention centers, business parks, shopping centers and other retail areas, sports arenas and stadiums, major highways, tourist destinations, major universities and cultural and entertainment centers with nightlife and restaurants. The confluence of nearby business and leisure centers enables it to attract both weekday business travelers and weekend leisure guests. Attracting a balanced mix of business, group and leisure guests to the hotels helps to maintain stable occupancy rates and high average daily rates.

     Size and Facilities. MeriStar seeks to operate hotels with 200 to 500 guest rooms and include accommodations and facilities that are, or are capable of being made, attractive to key demand segments such as business, group and leisure travelers. These facilities typically include large, upscale guest rooms; food and beverage facilities; extensive meeting and banquet space; and amenities such as health clubs, swimming pools and adequate parking.

     Potential Performance Improvements. MeriStar targets underperforming hotels where intensive management and selective capital improvements can increase revenue and cash flow. These hotels represent opportunities where a systematic management approach and targeted renovations should result in improvements in revenue and cash flow.

     MeriStar expects its relationships throughout the industry will continue to provide it with a competitive advantage in identifying, evaluating and managing hotels that meet its criteria. MeriStar has a record of successfully managing the renovation and repositioning of hotels in situations with varying levels of service, room rates and market types. MeriStar plans to continue to manage these renovation programs as it acquires new management contracts.

                               CORPORATE HOUSING

     On May 31, 2000, MeriStar completed the acquisition of BridgeStreet Accommodations, Inc. BridgeStreet is a leading provider of corporate housing services in metropolitan markets located in the United States, Canada and the United Kingdom. On August 17, 2001, MeriStar expanded BridgeStreet into France through the acquisition of a Paris-based corporate housing company. As of March 31, 2002, MeriStar's Corporate Housing division had approximately 3,286 apartments under lease.

ACCOMMODATIONS

     Through MeriStar's BridgeStreet brand, MeriStar offers high quality, fully furnished one-, two- and three-bedroom and larger accommodations. These accommodations, together with the specialized services MeriStar offers, are intended to provide guests with a "home away from home." MeriStar selects its BridgeStreet accommodations based on location, general condition and basic amenities, with the goal of providing accommodations that meet each guest's particular needs. As a flexible accommodation services provider, MeriStar can satisfy client requests for accommodations in a variety of locations and neighborhoods, including requests for proximity to an office, school or area attraction, as well as requests for accommodations of specific types and sizes. The substantial majority of BridgeStreet's accommodations are located within high-quality property complexes that typically feature in-unit washers and dryers, dedicated parking, and access to fitness facilities, including, in many cases, pools, saunas and tennis courts. MeriStar also is able to customize accommodations at a guest's request with items such as office furniture, fax machines and computers.

     MeriStar leases substantially all of its Corporate Housing accommodations through flexible, short-term leasing arrangements in order to match its supply of accommodations with client demand.
MeriStar believes its flexible leasing strategy allows it to react to changes in market demand for particular geographic locations and types of accommodations. MeriStar's Corporate Housing management strives to develop strong relationships with property managers to ensure that MeriStar has a reliable supply of high quality, conveniently located accommodations.

     MeriStar's Corporate Housing accommodations generally are priced competitively with all-suite or upscale extended-stay hotel rooms, even though MeriStar believes its accommodations are substantially larger than those hotel rooms. MeriStar believes it generally is able to price its accommodations competitively due to:

     - its high quality accommodations;

     - its relatively low operating cost structure; and

     - its ability to lease accommodations in accordance with demand and leave unfavorable markets quickly.

     The length of a guest's stay can range from a few nights to a few years, with the typical stay ranging from 30 to 45 days.

CORPORATE CLIENT SERVICES

     MeriStar's goal is to provide valuable, cost-effective services to its corporate clients. Many of these clients' human resource directors, relocation managers or training directors have significant, national employee lodging requirements. In particular, BridgeStreet aims to relieve MeriStar's clients of the administrative burden often associated with relocating employees and/or providing them with temporary housing.

     MeriStar believes existing and potential clients will increasingly turn to outside providers such as BridgeStreet to satisfy their employee lodging requirements as their awareness of BridgeStreet and the flexible accommodation services industry increases.

     Guest services. MeriStar strives to provide the highest quality of customer service by overseeing all aspects of a guest's lodging experience, from preparations prior to the guest's arrival to the moving out process. BridgeStreet maintains a representative in each city in which it operates to be responsive to guests' needs. BridgeStreet's guest services department offers guests comprehensive information services before and during their stays to help guests acclimate themselves to their new surroundings.

     Sales and marketing. MeriStar's Corporate Housing division focuses primarily on business-to-business selling. At the local level, each of BridgeStreet's operating subsidiaries has corporate account specialists that call on local companies, including local branches of regional or national companies, to solicit business. Each account specialist focuses his/her efforts on the key decision makers at each company responsible for establishing and administering travel and accommodation policies. These decision makers are typically human resource directors, relocation managers or training directors. By aggressively pursuing relationships with potential clients and expanding services to existing clients, BridgeStreet seeks to become each client's primary or sole provider of flexible accommodation services nationwide. MeriStar operates a global BridgeStreet sales office to market its worldwide capabilities to its international corporate clients. In addition, MeriStar has expanded BridgeStreet's Internet presence to supplement traditional marketing strategies and to better serve its customers.

     MeriStar tailors its marketing strategy to the needs of particular clients. For example, MeriStar may market itself to a corporation with relocating employees by focusing on its ability to situate large families in apartments with three or more bedrooms, its access to accommodations in both metropolitan and suburban settings, and its access to accommodations that allow pets. In contrast, when marketing to potential corporate clients in need of short-term housing, MeriStar might emphasize its flexible lease terms and its ability to customize an accommodation with amenities such as office equipment, including computers, additional telephone lines and other work-related items.

     MeriStar intends to continue an advertising program designed to enhance the BridgeStreet name both inside and outside the flexible accommodation services industry and broaden MeriStar's client base. In addition, MeriStar promotes its BridgeStreet brand name by advertising in trade publications, Chamber of Commerce listings, local visitor magazines and telephone directories and the Internet, and through periodic direct mail campaigns.

EXPANSION STRATEGIES

     Local market share. MeriStar has offices in many markets that offer significant opportunity for expansion. Since its May 2000 acquisition of BridgeStreet, MeriStar has trained all of its BridgeStreet sales employees in its sales and marketing techniques. MeriStar believes this training will allow it to expand its sales in these markets. With a better-trained sales force and MeriStar's management experience, MeriStar believes it will be in a better position to penetrate local markets and increase its market share.

     National accounts. MeriStar believes national accounts have substantial growth potential for BridgeStreet. BridgeStreet's current customers include a significant number of large national companies who utilize BridgeStreet's services in a limited, but loyal, manner. MeriStar plans to maximize sales to those existing corporate clients and to obtain new clients. MeriStar intends to use a national sales and marketing program that promotes the BridgeStreet brand and highlights BridgeStreet's expanding national and international network, as well as BridgeStreet's ability to serve as a central point of contact on all issues. Many of BridgeStreet's clients are Fortune 2000 companies with significant national and international employee lodging requirements.

     Network partner relationships. MeriStar has developed a network partner relationship with flexible accommodation service providers in the United States and in 39 countries worldwide. Through network partner agreements, BridgeStreet has expanded the number of locations where it can serve MeriStar's clients' needs. In some additional markets, BridgeStreet intends to enter into network partner agreements with one or more leading local or regional flexible accommodation service providers having the size and quality of operations suitable for serving BridgeStreet's client base.

                           OTHER BUSINESS INFORMATION

EMPLOYEES

     As of December 31, 2001, MeriStar employed approximately 20,300 persons, of whom approximately 17,100 were compensated on an hourly basis. Some of the employees at 21 of MeriStar's hotels are represented by labor unions. MeriStar believes that labor relations with its employees are generally good.

FRANCHISES

     MeriStar employs a flexible branding strategy based on each particular property's market environment and other unique characteristics. Accordingly, MeriStar uses various national trade names under licensing arrangements with national franchisors.

                            GOVERNMENTAL REGULATION

     A number of states regulate the licensing of hospitality properties and restaurants, including liquor licensing, by requiring registration, disclosure statements and compliance with specific standards of conduct. MeriStar believes that it is substantially in compliance with these requirements. Managers of hospitality properties are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of MeriStar's properties and could otherwise adversely affect its operations.

AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act, all public accommodations are required to meet some requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in federally required upgrades to MeriStar's properties and units leased by BridgeStreet, a determination that MeriStar is not in compliance with the Americans with Disabilities Act could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. MeriStar is likely to incur additional costs of complying with the Americans with Disabilities Act. Those costs, however, are not expected to have a material adverse effect on MeriStar's results of operations or financial condition.

ENVIRONMENTAL LAWS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to use the property, sell the property or borrow by using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. The operation and removal of underground storage tanks are also regulated by federal and state laws. MeriStar could be liable for the costs of remedial action with respect to regulated substances and storage tanks and claims related to properties that MeriStar operates. Environmental laws and common law principles could also be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials.

     Phase I environmental site assessments have been conducted at all of the hotels owned by MeriStar Hospitality, and Phase II environmental site assessments have been conducted at some of these hotels by qualified independent environmental engineers. The purpose of the environmental site assessments is to identify potential sources of contamination for which MeriStar may be responsible and to assess the status of environmental regulatory compliance. These assessments have not revealed any environmental liability or compliance concerns that MeriStar believes would have a material adverse effect on MeriStar's business, assets, results of operations or liquidity, nor is MeriStar aware of any material environmental liability or concerns. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which MeriStar is currently unaware.

     In reliance upon the Phase I and Phase II environmental site assessments, MeriStar believes the hotels owned by MeriStar Hospitality are in material compliance with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. MeriStar has not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in any of the properties MeriStar leases or manages.

OTHER REGULATION

     As a lessee of its accommodations, MeriStar's Corporate Housing division believes that it and its employees are either outside the purview of, exempted from or in compliance with laws in the jurisdictions in which BridgeStreet operates requiring real estate brokers to hold licenses. However, there can be no assurance that BridgeStreet's position in any jurisdiction where it believes itself to be excepted or exempted would be upheld if challenged or that any of these jurisdictions will not amend its laws to require BridgeStreet and/or one or more of its employees to be licensed brokers. Moreover, there can be no assurance that BridgeStreet will not operate in the future in additional jurisdictions requiring this licensing.

     In some of the jurisdictions in which BridgeStreet operates, MeriStar believes that it is not required to charge guests the sales and "bed" taxes that are applicable to establishments furnishing rooms to transient guests. MeriStar cannot provide assurance, however, that the tax laws in particular jurisdictions will not change or that a tax collection agency will not successfully challenge BridgeStreet's position regarding the applicability of tax laws. MeriStar believes it properly charges and remits these taxes in all jurisdictions where it is required to do so.

                                  COMPETITION

     MeriStar competes primarily in two segments of the lodging industry: the upscale, full-service segment and the premium limited-service segment. See "Business of MeriStar -- Business segments." MeriStar also competes with other providers of flexible accommodation services. Other full- and limited-service hotels and resorts compete with MeriStar's properties in each geographic market in which MeriStar's properties are located. Competition in the United States lodging industry is based on a number of factors, most notably convenience of location, brand affiliation, price, range of services and guest amenities or accommodations offered, and quality of customer service and overall product.

     In addition, MeriStar competes for hotel management contracts against numerous competitors, many of which have more financial resources than it has. These competitors include the management arms of some of the major hotel brands as well as independent, non-brand affiliated hotel managers.

                           THE OPERATING PARTNERSHIP

     The following summary information is qualified in its entirety by the provisions of the MeriStar H&R Operating Company, L.P. limited partnership agreement. MeriStar has filed a copy of the agreement as an exhibit to its Annual Report on Form 10-K filed on March 8, 2002.

     MeriStar H&R Operating Company, L.P., MeriStar's subsidiary operating partnership, indirectly holds substantially all of MeriStar's assets. MeriStar is the sole general partner of that partnership. MeriStar, one of MeriStar's directors and approximately 85 independent third-parties are limited partners of that partnership. The partnership agreement gives the general partner full control over the business and affairs of the partnership. The agreement also gives it, as general partner, the right to issue additional partnership interests in the partnership in one or more classes or series. These interests may have such designations, preferences and participating or other special rights and powers, including rights and powers senior to those of the existing partners, as MeriStar may determine.

     The partnership agreement currently has three classes of limited partnership interests: Class A units, Class B units and preferred units. As of March 5, 2002, the ownership of the limited partnership units was as follows:

     - MeriStar and MeriStar's wholly-owned subsidiaries own a number of Class A units equal to the number of outstanding shares of MeriStar's common stock; and

     - other limited partners own 543,539 Class A units, 1,275,607 Class B units and 392,157 preferred units.

     MeriStar did not make any distributions during 2001, 2000 or 1999 to the holders of the Class A units and Class B units. Holders of preferred units receive a 6.5% cumulative annual preferred return based on a capital amount of $3.34 per unit compounded quarterly to the extent not paid currently. All net income and capital proceeds received by the partnership, after payment of the annual preferred return and, if applicable, the liquidation preference, will be shared by the holders of the Class A units and Class B units in proportion to the number of units owned by each holder.

     Each Class A or Class B unit not held by MeriStar or one of its subsidiaries is redeemable at the option of the holder for cash equal to the value of one share of MeriStar's common stock or, at MeriStar's option, one share of its common stock. Until April 1, 2004, the partnership may redeem the preferred units for cash at a price of $3.34 per unit or with the holder's consent for MeriStar's common stock having equivalent aggregate value. After April 1, 2004, each holder of the preferred units may require the partnership to redeem these units for cash at a price of $3.34 per unit or, at the holder's option, shares of MeriStar's common stock having equivalent aggregate value. If MeriStar or the holders of the preferred units chose to redeem the preferred units for MeriStar's common stock instead of cash, and if MeriStar's common stock was valued at that time at less than $3.34 per share, MeriStar would have to issue more shares of its common stock than the number of preferred units being redeemed. For example, at March 28, 2002, MeriStar's stock price was $0.85 per share. If the preferred units were redeemed for common stock at that date, MeriStar would have issued 1,540,946 shares of its common stock, which would have represented approximately 4.9% of its then outstanding common stock, with respect to 392,157 preferred units then outstanding.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INTERSTATE

     The following table sets forth selected historical financial data for Interstate, prior to the merger of Interstate's predecessor into Wyndham International, Inc., as the predecessor, as of and for the year ended December 31, 1997 and for the period from January 1, 1998 to June 1, 1998, and for Interstate, subsequent to the merger of Interstate's predecessor into Wyndham, as the successor, as of December 31, 1998 and for the period from June 2, 1998 to December 31, 1998 and as of and for the years ended December 31, 1999, 2000 and 2001. The following table also includes an unaudited column that combines the predecessor for the period from January 1, 1998 to June 1, 1998 and the successor for the period from June 2, 1998 to December 31, 1998.

                       SELECTED FINANCIAL AND OTHER DATA

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            PREDECESSOR             SUCCESSOR
                                                    ---------------------------   -------------    YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                                  ------------
                                                     YEAR ENDED    JAN. 1, 1998   JUNE 2, 1998
                                                    DECEMBER 31,     THROUGH         THROUGH        COMBINED
                                                        1997       JUNE 1, 1998   DEC. 31, 1998     1998(1)
                                                    ------------   ------------   -------------   ------------
                                                                                                  (UNAUDITED)
STATEMENT OF INCOME DATA:
Lodging revenues:
 Rooms............................................   $  158,343      $ 74,265       $108,698       $  182,963
 Other departmental...............................        9,512         4,504          6,455           10,959
Net management fees...............................       39,136        18,018         22,763           40,781
Other fees........................................       23,426         9,976         10,478           20,454
                                                     ----------      --------       --------       ----------
                                                        230,417       106,763        148,394          255,157
Other revenues from managed hotels(2).............           --            --             --               --
                                                     ----------      --------       --------       ----------
     Total revenues...............................      230,417       106,763        148,394          255,157
Lodging expenses:
 Rooms............................................       36,919        16,115         25,114           41,229
 Other departmental...............................        5,487         2,674          3,962            6,636
 Property costs...................................       43,225        21,045         31,714           52,759
General and administrative........................       13,212         6,115          5,822           11,937
Payroll and related benefits......................       21,892        10,982         10,439           21,421
Lease expense.....................................       73,283        34,515         51,165           85,680
Tender offer costs (3)............................           --            --             --               --
Depreciation and amortization.....................        4,845         2,152         10,659           12,811
Joint venture start-up costs (4)..................           --            --             --               --
Loss on impairment of investment
 in hotel lease contracts (5)(6)..................           --            --             --               --
                                                     ----------      --------       --------       ----------
                                                        198,863        93,598        138,875          232,473
Other expenses from managed hotels (2)............           --            --             --               --
                                                     ----------      --------       --------       ----------
     Total expenses...............................      198,863        93,598        138,875          232,473
Operating income (loss)...........................       31,554        13,165          9,519           22,684
Other income (expense):
 Interest, net....................................          498           204            390              594
 Other, net.......................................           58           (39)          (135)            (174)
 Earnings (losses) from equity investments in
   hotel real estate..............................          373           513          1,526            2,039
 Loss on impairment of equity investment in hotel
   real estate (7)................................           --            --             --               --
 Loss on sale of investment in hotel real estate
   (8)............................................           --            --             --               --
                                                     ----------      --------       --------       ----------
Income (loss) before income tax expense
 (benefit)........................................       32,483        13,843         11,300           25,143
Income tax expense (benefit)......................       12,986         5,528          4,436            9,964
                                                     ----------      --------       --------       ----------
Income (loss) before minority interest............       19,497         8,315          6,864           15,179
Minority interest.................................           18            24            209              233
                                                     ----------      --------       --------       ----------
Net income (loss).................................       19,479         8,291          6,655           14,946
Less mandatorily redeemable preferred stock:
 Dividends........................................           --            --             --               --
 Accretion........................................           --            --             --               --
                                                     ----------      --------       --------       ----------
Net income (loss) available to common
 stockholders.....................................   $   19,479      $  8,291       $  6,655       $   14,946
                                                     ==========      ========       ========       ==========
Net income (loss) available to common stockholders
 per common share:
 Basic............................................
 Diluted..........................................
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.........................   $    2,432                     $  1,652       $    1,652
Total assets......................................      118,185                      161,157          161,157
Long-term debt....................................          370                           --               --
Manditorily redeemable preferred stock............           --                           --               --
Total equity......................................       80,730                       92,607           92,607
OTHER FINANCIAL DATA:
EBITDA (unaudited) (9)............................   $   36,812      $ 15,767       $ 21,360       $   37,127
Net cash provided by (used in) operating
 activities:......................................       12,517        18,359          9,593           27,952
Net cash (used in) provided by investing
 activities:......................................      (35,707)        2,674        (27,707)         (25,033)
Net cash provided by (used in) financing
 activities.......................................       14,454       (19,298)        15,599           (3,699)
TOTAL HOTEL DATA (UNAUDITED): (10)
Total hotel revenues..............................   $1,601,000                                    $1,490,000
Number of hotels (11).............................          223                                           176
Number of rooms (11)..............................       45,329                                        35,214


                                                                SUCCESSOR
                                                    ----------------------------------
                                                                                            THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                                    ----------------------------------   -------------------
                                                       1999         2000        2001       2001       2002
                                                    ----------   ----------   --------   --------   --------
                                                                                             (UNAUDITED)
STATEMENT OF INCOME DATA:
Lodging revenues:
 Rooms............................................  $  183,695   $  191,811   $  4,277   $  1,065   $    649
 Other departmental...............................      10,693       11,661        149         36         27
Net management fees...............................      33,275       29,481     24,525      6,476      5,658
Other fees........................................      12,691       13,159     15,074      3,508      4,013
                                                    ----------   ----------   --------   --------   --------
                                                       240,354      246,112     44,025     11,085     10,347
Other revenues from managed hotels(2).............          --           --    274,801     69,405     62,441
                                                    ----------   ----------   --------   --------   --------
     Total revenues...............................     240,354      246,112    318,826     80,490     72,788
Lodging expenses:
 Rooms............................................      44,237       47,014      1,030        271        171
 Other departmental...............................       6,975        7,238         86         24         20
 Property costs...................................      56,258       61,767      1,531        390        290
General and administrative........................      14,069       14,894     11,385      2,837      1,943
Payroll and related benefits......................      19,619       22,704     19,738      5,357      4,243
Lease expense.....................................      89,174       88,594        482         94         --
Tender offer costs (3)............................          --           --         --         --        119
Depreciation and amortization.....................      20,833       16,091     10,394      2,706      2,528
Joint venture start-up costs (4)..................          --        2,096         --         --         --
Loss on impairment of investment
 in hotel lease contracts (5)(6)..................      16,406       12,550         --         --         --
                                                    ----------   ----------   --------   --------   --------
                                                       267,571      272,948     44,646     11,679      9,314
Other expenses from managed hotels (2)............          --           --    274,801     69,405     62,441
                                                    ----------   ----------   --------   --------   --------
     Total expenses...............................     267,571      272,948    319,447     81,084     71,755
Operating income (loss)...........................     (27,217)     (26,836)      (621)      (594)     1,033
Other income (expense):
 Interest, net....................................       1,368        1,777     (1,673)       (67)      (975)
 Other, net.......................................          (9)          24         38         --         --
 Earnings (losses) from equity investments in
   hotel real estate..............................       1,525         (522)    (5,169)       177       (180)
 Loss on impairment of equity investment in hotel
   real estate (7)................................          --           --     (3,026)        --         --
 Loss on sale of investment in hotel real estate
   (8)............................................        (876)          --         --         --         --
                                                    ----------   ----------   --------   --------   --------
Income (loss) before income tax expense
 (benefit)........................................     (25,209)     (25,557)   (10,451)      (484)      (122)
Income tax expense (benefit)......................      (5,078)      (5,935)    (3,295)      (208)       (71)
                                                    ----------   ----------   --------   --------   --------
Income (loss) before minority interest............     (20,131)     (19,622)    (7,156)      (276)       (51)
Minority interest.................................     (12,514)     (10,719)       194         36         64
                                                    ----------   ----------   --------   --------   --------
Net income (loss).................................      (7,617)      (8,903)    (7,350)      (312)      (115)
Less mandatorily redeemable preferred stock:
 Dividends........................................          --          127        634        159        159
 Accretion........................................          --           12         62         15         15
                                                    ----------   ----------   --------   --------   --------
Net income (loss) available to common
 stockholders.....................................  $   (7,617)  $   (9,042)  $ (8,046)  $   (486)  $   (289)
                                                    ==========   ==========   ========   ========   ========
Net income (loss) available to common stockholders
 per common share:
 Basic............................................               $    (1.40)  $  (1.30)  $  (0.07)  $  (0.05)
 Diluted..........................................               $    (1.40)  $  (1.30)  $  (0.07)  $  (0.05)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.........................  $   22,440   $   51,327   $ 39,040   $ 34,729   $ 35,325
Total assets......................................     142,459      143,523    108,669    134,168    106,022
Long-term debt....................................          --       45,163     40,981     49,308     40,205
Manditorily redeemable preferred stock............          --        4,258      5,070      4,911      5,272
Total equity......................................      60,006       51,858     42,035     51,646     41,794
OTHER FINANCIAL DATA:
EBITDA (unaudited) (9)............................  $    7,771   $   (1,858)  $  9,705   $  2,475   $  3,554
Net cash provided by (used in) operating
 activities:......................................      23,793       10,080     (1,411)   (12,729)    (2,065)
Net cash (used in) provided by investing
 activities:......................................     (10,121)     (11,378)    (1,066)    (7,964)      (671)
Net cash provided by (used in) financing
 activities.......................................       7,116       30,185     (9,810)     4,095       (979)
TOTAL HOTEL DATA (UNAUDITED): (10)
Total hotel revenues..............................  $1,202,000   $1,176,000   $999,000   $260,000   $233,000
Number of hotels (11).............................         158          160        134        141        135
Number of rooms (11)..............................      29,379       31,167     28,316     28,172     28,480

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

---------------

 (1) Represents the sum of the balances from the predecessor for the period from January 1, 1998 to June 1, 1998 and the successor for the period from June 2, 1998 to December 31, 1998.

 (2) Represents the adoption of the provisions of EITF 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." In accordance with EITF 01-14, the operating revenues and expenses include the reimbursement of costs incurred on behalf of the third-party owners of Interstate's managed hotels. These costs relate primarily to payroll and benefit costs. These reimbursements are received based upon the costs incurred by Interstate with no added margin. The EITF was adopted retroactively for all periods. Prior to 2001, it is not practicable for Interstate or its predecessor to obtain the information.

 (3) Represents costs related to the commencement of a partial tender offer to purchase 2,465,322 shares of Interstate's Class A common stock by Shaner Hotel Group Limited Partnership and Shaner Hotel Group's unsolicited proposals to combine the operations of Interstate with Shaner Hotel Group. These costs were incurred for legal and other professional fees.

 (4) Represents joint venture start-up costs of $2.1 million, net of a $0.8 million reimbursement from the joint venture, which include the legal, investment banking and other costs incurred by Interstate in connection with the start-up of the joint venture.

 (5) For 1999, the amount represents a non-cash impairment charge on Interstate's leased hotel intangible assets resulting from a permanent impairment of the future profitability of 42 of Interstate's leased hotels, which experienced lower than expected operating cash flows during 1999, primarily due to decreased occupancy rates and higher operating costs caused by a significant over-supply of mid-scale, upper economy and budget hotels in various markets.

 (6) For 2000, the amount represents a non-cash impairment charge on the non-monetary exchange of Interstate's hotel lease contracts for management agreements. The lease contracts for the 75 hotels previously leased from Equity Inns, Inc. were terminated and Interstate entered into management agreements for 54 of the hotels formerly leased to Interstate effective as of January 1, 2001.

 (7) Represents a non-cash impairment loss related to Interstate's 20% non-controlling equity interest in a partnership that owns the Renaissance Worldgate Hotel in Kissimmee, Florida. The impairment loss was the result of a permanent impairment of the future profitability of this hotel.

 (8) Represents a loss resulting from the sale of Interstate's equity interests in The Charles Hotel Complex on June 18, 1999, which was allocated 100% to Wyndham through minority interest.

 (9) EBITDA represents earnings (losses) before interest, income tax expense (benefit), depreciation and amortization (which includes depreciation and amortization included in earnings (losses) from equity investments in hotel real estate), mandatorily redeemable preferred stock dividends and accretion, the loss on impairment of investment in hotel lease contracts and the loss on impairment of equity investment in hotel real estate. Historical 1999 EBITDA was calculated based on Interstate's 45% share of EBITDA from Interstate Hotels, LLC for the period from June 18, 1999 to December 31, 1999. Historical 2000 EBITDA was calculated based on Interstate's 45% share of EBITDA from Interstate Hotels, LLC for the period from January 1, 2000 to October 31, 2000. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA, as calculated by Interstate, may not be consistent with computations of EBITDA by other companies. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under generally accepted accounting principles for purposes of evaluating Interstate's results of operations.

(10) Represents all hotels, including the previously leased hotels, for which Interstate provides management or related services.

(11) As of the end of the periods presented.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INTERSTATE

BACKGROUND

     On October 20, 2000, Interstate issued 500,000 shares of its Series B preferred stock, par value $.01 per share, for $5.0 million and 8.75% convertible notes for $25.0 million. These securities were issued to CGLH Partners I LP and CGLH Partners II LP, the Interstate principal investor group, which are entities affiliated with Lehman Brothers Holdings Inc., under a securities purchase agreement dated August 31, 2000 between Interstate and the Interstate principal investor group. The Series B preferred stock accrues dividends that are payable quarterly in cash at 8.75% per year and must be mandatorily redeemed by Interstate on October 20, 2007 for $10 per share. The 8.75% convertible notes mature on October 20, 2007 and accrue interest that is payable quarterly at 8.75% per year. Both the Series B preferred stock and the 8.75% convertible notes are convertible at any time into Interstate's Class A common stock at $4.00 per share. However, neither the Interstate principal investor group nor any other holder of these securities may convert these securities if that conversion would cause the holder and its affiliates, or any group of which any of them is a member, to have beneficial ownership of more than 49% of Interstate's total common stock outstanding after the conversion. In connection with the proposed merger, the Interstate principal investor group has converted all but 10 of their shares of Series B preferred stock and a portion of their 8.75% convertible notes into shares of Interstate's Class A common stock. See the section of this joint proxy statement and prospectus entitled "Description of Related Agreements -- Interstate voting and conversion agreement."

     The Series B preferred stock and the 8.75% convertible notes were recorded at fair value of $5.0 million and $25.0 million, respectively, in the fourth quarter of 2000. Costs incurred in connection with the Series B preferred stock of approximately $0.4 million were allocated to the fair value of the Series B preferred stock at issuance. The Series B preferred stock is being accreted to redemption value over a seven-year period. Transaction costs of approximately $2.1 million incurred in connection with the 8.75% convertible notes were deferred and are being amortized over a seven-year period.

     In connection with the transactions contemplated under the securities purchase agreement, Interstate entered into amended and restated employment agreements with three executives of Interstate. These amended and restated employment agreements provided, among other things, for the issuance of an aggregate of 225,000 shares of Series B preferred stock valued at $2.25 million to these executives and the immediate vesting of restricted stock awards that were issued to two of these executives under previous employment agreements, in exchange for their waiver of stock option rights and severance payments owed to them by Interstate under their previous employment agreements. These shares, which were issued on October 20, 2000, are convertible into Interstate's Class A common stock at a conversion price of $4.00 per share, subject to forfeiture restrictions, and are redeemable for $10 per share. In connection with the proposed merger, each of these three executives has converted all those shares of Series B preferred stock into shares of Interstate's Class A common stock. See the section of this joint proxy statement and prospectus entitled "Description of Related Agreements -- Interstate voting and conversion agreement."

     The issuance of the Series B preferred stock to the executives was recorded as deferred compensation at fair value and is being amortized as compensation expense over the three-year forfeiture period. The vesting of the restricted stock issued under previous employment agreements was recorded as a compensation charge of approximately $0.9 million in the fourth quarter of 2000. Other costs of approximately $0.2 million incurred in connection with the deferred compensation were expensed in the fourth quarter of 2000.

     One purpose of the proceeds received by Interstate from the issuance of the Series B preferred stock and the 8.75% convertible notes is to invest $25.0 million into a joint venture formed with affiliates of the Interstate principal investor group, for the acquisition of hotel properties that will be managed by Interstate. Interstate is required to maintain, and does maintain, sufficient liquidity for this investment, which may be accomplished through lines of credit or other means. If the merger occurs, the combined

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

company will not be required to comply with this liquidity requirement. Affiliates of the Interstate principal investor group have committed to invest an additional $20.0 million of capital into the joint venture. Interstate has not invested any funds into the joint venture. These amounts are expected to be invested incrementally, concurrent with the closings of hotel property acquisitions by the joint venture.

     The joint venture was accounted for by Interstate using the equity method of accounting in the fourth quarter of 2000. As a result, Interstate recorded an equity loss from the joint venture in the amount of $0.3 million in the fourth quarter of 2000. In addition, Interstate expensed transaction costs of approximately $2.1 million in the fourth quarter of 2000 that were incurred in connection with the start-up of the joint venture, net of a $0.8 million reimbursement from the joint venture.

     In the fourth quarter of 2000, Interstate agreed to cause its principal operating subsidiary, Interstate Hotels, LLC, to redeem from affiliates of Wyndham substantially all of their aggregate 55% non-voting ownership interest in Interstate Hotels, LLC. Under this agreement, Interstate Hotels, LLC transferred to Wyndham a management agreement of Interstate Hotels, LLC for one hotel owned by Wyndham, and Wyndham terminated the management agreements for six other Wyndham-owned hotels in January 2001. Interstate Hotels, LLC redeemed approximately 9% of Wyndham's 55% interest in Interstate Hotels, LLC and substantially all of the remaining interest was converted into a preferred membership interest in Interstate Hotels, LLC. On July 1, 2001, Interstate Hotels, LLC redeemed the preferred membership interest from Wyndham for $12.7 million, which was paid with $8.25 million in cash and the remainder in promissory notes. Wyndham's remaining 1.6627% common interest in Interstate Hotels, LLC that was not redeemed or converted into a preferred membership interest will remain outstanding until any time on or after July 1, 2004. At that time, both Wyndham and Interstate Hotels, LLC have the right to require that Interstate Hotels, LLC redeem the remaining common interest.

     The Wyndham redemption was accounted for by Interstate using the purchase method of accounting in the fourth quarter of 2000. Transaction costs of approximately $0.4 million that were incurred in connection with the Wyndham redemption were included in the total purchase price of $13.1 million.

     Under a Master Lease Termination Agreement dated September 12, 2000 between Interstate and Equity Inns, Inc., all of the lease contracts for the 75 hotels previously leased from Equity Inns were terminated effective January 1, 2001, and Interstate and Equity Inns simultaneously entered into management agreements for 54 of the hotels formerly leased to Interstate. These management agreements expire on a staggered annual basis beginning January 1, 2002 through January 1, 2005. However, Equity Inns renewed several management agreements that were due to expire on January 1, 2002. As a result of this conversion, effective January 1, 2001, the operating revenues and expenses and the working capital of these hotels were no longer reflected in the financial statements of Interstate. Instead, Interstate recorded revenues from management fees only.

     The downturn in the economy and the events of September 11, 2001 and the aftermath of the terrorist attacks on the United States adversely affected Interstate during 2001 and the lingering economic effects continued into 2002. Since the tragic events of September 11th, Interstate's managed hotels have experienced significant short-term declines in occupancy. At present, it is not possible to predict either the severity or duration of these declines in the near- or long-term or the potential impact on Interstate's results of operations, financial condition or cash flows. Weaker hotel performance would reduce management fees and could give rise to additional losses under minority investments that were made in connection with hotels that Interstate manages, which could, in turn, have an adverse impact on Interstate's financial performance. Interstate's management is currently unable to estimate the extent of the impact that the terrorist attacks could have on Interstate's operations, liquidity or capital resources.

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

     Lodging revenues consist of rooms, food and beverage and other departmental revenues from the Pittsburgh Airport Residence Inn by Marriott. Lodging revenues decreased by $0.4 million, or 38.6%, from $1.1 million in the three months ended March 31, 2001 to $0.7 million in the three months ended March 31, 2002. The average daily room rate for this hotel decreased from $85.69 during the first three months of 2001 to $69.89 during the same period in 2002, and the average occupancy rate decreased to 66.2% during the first three months of 2002 from 73.4% during the same period in 2001. This resulted in a decrease in room revenue per available room of 26.5% to $46.23 during the first three months of 2002 from $62.86 during the same period in 2001.

     Net management fees decreased by $0.8 million, or 12.6%, from $6.5 million in the first three months of 2001 to $5.7 million in the same period in 2002. During the first three months of 2002, Interstate earned lower base and incentive management fee revenue on its hotels in the luxury and upscale hotels segment. Net management fees earned from hotels in this segment decreased by $0.7 million during the first three months of 2002 compared to the same period in 2001. Lower incentive management fee revenue was earned from hotels in this segment due to the weakness in the U.S. economy during 2001 and continuing into 2002 and significant declines in occupancy following the events of September 11th.

     Net management fees earned from hotels in the mid-scale, upper economy and budget hotels segment decreased slightly during the first three months of 2002 compared to the same period in 2001.

     In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," and SEC Topic No. D-96, "Accounting for Management Fees Based on a Formula" (Method No. 2), base and incentive management fees are accrued as earned based on the profitability of the hotel, subject to the specific terms of each individual management agreement.

     Other fees increased by $0.5 million, or 14.4%, from $3.5 million in the first three months of 2001 to $4.0 million in the same period in 2002. This increase was due to an increase of $0.4 million in income earned on national purchasing contracts during the first three months of 2002 compared to the same period in 2001.

     Lodging expenses consist of rooms, food and beverage, property costs and other departmental expenses from Pittsburgh Airport Residence Inn by Marriott. Lodging expenses decreased by $0.3 million, or 38.3%, from $0.8 million in the first three months of 2001 to $0.5 million in the same period in 2002. This decrease resulted primarily from a reduction in hotel staff personnel in accordance with Interstate's cost containment initiatives.

     Other revenues and expenses from managed hotels decreased by $7.0 million, or 10.0%, from $69.4 million in the first three months of 2001 to $62.4 million in the same period in 2002. This decrease relates primarily to a decrease in payroll and related benefit costs at managed hotels, which resulted from Interstate's overall cost containment initiatives implemented at its managed hotels.

     General and administrative expenses are associated with the management of hotels and consist primarily of centralized management expenses such as operations management, sales and marketing, finance and other hotel support services, as well as general corporate expenses. General and administrative expenses decreased by $0.9 million, or 31.5%, from $2.8 million in the first three months of 2001 to $1.9 million in the same period in 2002. Overall, as a result of cost containment initiatives, Interstate incurred lower general and administrative expenses relating to business travel and relocation. Specifically, during the first three months of 2002 Interstate positively adjusted the accrual for deficiencies between the amount of premiums received as compared to actual and estimated claims incurred under Interstate's self-insured health and welfare plan in the amount of $0.3 million. In addition, Interstate's incurred insurance losses decreased by $0.3 million during the first three months of 2002 compared to the same period in 2001. General and administrative expenses as a percentage of revenues decreased to 2.7% during the first three months of 2002 compared to 3.5% during the same period in 2001.

     Payroll and related benefits decreased by $1.2 million, or 20.8%, from $5.4 million in the first three months of 2001 to $4.2 million in the same period in 2002. Overall, corporate salaries and wages decreased due to temporary pay reductions and the elimination of salaries and benefits of approximately 20 employees who were terminated following the events of September 11th, as well as a wage freeze until the fourth quarter of 2002. Specifically, during the first three months of 2002 Interstate revised its estimate for compensation accruals related to future termination benefits reducing expense by $0.6 million. Payroll and

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

related benefits as a percentage of revenues decreased to 5.8% during the first three months of 2002 compared to 6.7% during the same period in 2001.

     Tender offer costs represent costs related to the commencement of a partial tender offer to purchase 2,465,322 shares of Interstate's Class A common stock by Shaner Hotel Group Limited Partnership and Shaner Hotel Group's unsolicited proposals to combine the operations of Interstate with Shaner Hotel Group during the first three months of 2002. These costs were incurred for legal and other professional fees. Interstate expects to incur additional costs of at least $0.7 million related to the tender offer in the second quarter of 2002. This tender offer expired on May 31, 2002.

     Depreciation and amortization decreased by $0.2 million, or 6.6%, from $2.7 million in the first three months of 2001 to $2.5 million in the same period in 2002. Depreciation and amortization during the first three months of 2002 includes $2.1 million of amortization related to long-term intangible assets that existed at the date of the spin-off from Wyndham International, Inc. in 1999. These costs will be fully amortized in the second quarter of 2003.

     As a result of the changes noted above, operating income of $1.0 million was earned in the first three months of 2002 compared to an operating loss of $0.6 million in the same period in 2001.

     Net interest expense increased from $0.1 million in the first three months of 2001 to $1.0 million in the same period in 2002. During the first three months of 2002, Interstate's investment earnings on its cash balances decreased by approximately $0.4 million due to lower interest rates and Interstate incurred incremental interest expense of approximately $0.3 million related to its long-term debt and amortization of financing fees.

     Earnings from equity investments in hotel real estate were $0.2 million in the first three months of 2001 compared to losses from equity investments in hotel real estate of $0.2 million in the same period in 2002. These earnings (losses) consisted of Interstate's proportionate share of the losses incurred by four non-controlling equity investments in 12 hotels. These losses were incurred by the hotels due to the weakness in the U.S. economy during 2001 and continuing into 2002, and significant declines in occupancy following the events of September 11th. Future adverse changes in the hospitality and lodging industry market conditions or poor operating results of the underlying investments could result in future losses or an inability to recover the carrying value of these investments.

     Income tax benefit for the first three months of 2001 was computed based on an effective tax rate of 40% after reduction of minority interest. Income tax benefit for the same period in 2002 was computed based on an effective tax rate of 38% after reduction of minority interest.

     Minority interest reflects Wyndham's 1.6627% non-controlling economic interest in Interstate Hotels, LLC, Interstate's principal operating subsidiary.

     As a result of the changes noted above, a net loss of $0.1 million was incurred in the first three months of 2002 compared to a net loss of $0.3 million in the same period in 2001.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of the consolidated financial statements requires Interstate to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, Interstate evaluates its estimates, which include those related to base and incentive management fee revenue, bad debt expense, marketable securities, equity investments in hotel real estate, intangible assets, income taxes, insurance receivables and reserves, the self-insured health program, impairments of long-term assets, as well as contingencies and litigation. Interstate bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

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

     Interstate believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. Interstate records base management fee revenue on full- and limited-service hotels based on a percentage of the managed hotels' annual gross operating revenues. Interstate records incentive management fee revenue on full- and limited-service hotels based on a number of factors as required by the provisions of the management agreements, but the most significant factor is the managed hotels' annual operations. Revisions to base and incentive management fee estimates are charged to income in the period in which the facts that gave rise to the revision became known. Interstate maintains allowances for doubtful accounts for estimated losses resulting from the inability of its managed hotels' owners to make required payments. If the financial condition of Interstate's managed hotels' owners were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required.

     Interstate has non-controlling equity interests in several hotel real estate properties which are accounted for under the equity method of accounting. Interstate measures equity earnings or losses based on its proportionate share of the hotels' net income adjusted for any preferential returns for individual partners or investors. Interstate records an investment charge when it believes an investment has experienced a decline in value that is other than temporary. Future adverse changes in the hospitality and lodging industry market conditions or poor operating results of the underlying investments could result in losses or an inability to recover the carrying value of the investments.

     Effective January 1, 2002, Interstate adopted the provisions of Emerging Issues Task Force Issue No. 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." This issue establishes standards for accounting for reimbursements received for out-of-pocket expenses incurred and the characterization as revenue and expense in the statement of operations. In accordance with EITF Issue No. 01-14, Interstate has included in operating revenues and expenses the reimbursement of costs incurred on behalf of the third-party owners of Interstate's managed hotels. These costs relate primarily to payroll and benefit costs at managed hotels where Interstate is the employer. These reimbursements are received based upon the costs incurred by Interstate with no added margin. Therefore, the adoption of EITF Issue No. 01-14 did not impact operating income, earnings per share, cash flows or the financial position of Interstate.

     Intangible assets for full- and limited-service hotel management agreements have been recorded at the estimated fair value or at the cost of acquiring the management agreements. Future adverse changes in the hospitality and lodging industry and termination of management agreements could result in an inability to recover the carrying value of the intangible assets that may not be reflected in the current carrying value, and therefore possibly requiring an impairment charge in the future.

     Interstate records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While Interstate has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that Interstate were to determine that it would not be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would be charged to income in the period that the determination was made.

     Interstate earns insurance revenues through reinsurance premiums, direct premiums written and reinsurance premiums ceded. Reinsurance premiums are recognized when policies are written and any unearned portions of the premium are recognized to account for the unexpired term of the policy. Direct premiums written are recognized in accordance with the underlying policy and reinsurance premiums ceded are recognized on a pro-rata basis over the life of the related policies. Losses, at present value, are provided for reported claims, claims incurred but not reported and claims settlement expenses. Claims incurred but not reported are estimated based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual liabilities may differ from estimated amounts and any changes in estimated losses and settlements are reflected in current earnings.

     Amounts due to the health trust represent Interstate's obligation to fund the Interstate Hotels Corporation Health & Welfare Plan. This obligation is affected primarily by the collection of health

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

insurance premiums and health claims experience, which would include an estimate of incurred but not reported health claims. The incurred but not reported liability is estimated based on historical experience and other various factors that are believed to be reasonable under the circumstances. Actual liabilities may differ from estimated amounts and any changes in estimated losses and settlements are reflected in current earnings.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     During 2000, Interstate acquired a 25% non-controlling equity interest in the Houston Astrodome/ Medical Center Residence Inn by Marriott in Houston, Texas for $0.7 million; a 20% non-controlling equity interest in the Renaissance Worldgate Hotel in Kissimmee, Florida for $3.9 million; and a 10% non-controlling equity interest in the Sawgrass Marriott Resort and Beach Club in Ponte Vedra Beach, Florida for $4.4 million. On February 21, 2002, in connection with the restructuring of the ownership and financing for the Renaissance Worldgate Hotel, Interstate's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel.

     On March 27, 2001, Interstate acquired a non-controlling 0.5% general partnership interest and a non-controlling 49.5% limited partnership interest in two limited partnerships that own eight mid-scale hotels for a total acquisition cost, including closing costs, of approximately $8.7 million. FelCor Lodging Trust Incorporated owns the remaining 50% of the partnerships. The eight hotels are:

HOTEL                                                           LOCATION
-----                                                      -------------------
Atlanta-Downtown Fairfield Inn by Marriott..............   Atlanta, Georgia
Atlanta-Downtown Courtyard by Marriott..................   Atlanta, Georgia
Dallas-Regal Row Fairfield Inn by Marriott..............   Dallas, Texas
Houston-Near the Galleria Fairfield Inn by Marriott.....   Houston, Texas
Houston-Near the Galleria Courtyard by Marriott.........   Houston, Texas
Houston I-10-East Hampton Inn...........................   Houston, Texas
Houston I-10-East Fairfield Inn by Marriott.............   Houston, Texas
Scottsdale-Downtown Fairfield Inn by Marriott...........   Scottsdale, Arizona

     The hotels are leased to newly formed entities also owned 50% by FelCor and 50% by Interstate, and have been managed by Interstate since January 1, 2001.

     On November 19, 2001, Interstate acquired a non-controlling 15% limited partnership interest in a limited partnership that owns two mid-scale hotels for a total acquisition cost, including closing costs, of approximately $2.2 million. CNL Hospitality Corp. owns the remaining 85% of the partnership. The two hotels are the Courtyard by Marriott and the Residence Inn by Marriott, both of which are located in the greater Hartford, Connecticut area.

     Lodging revenues consist of rooms, food and beverage and other departmental revenues from the Pittsburgh Airport Residence Inn by Marriott and one leased hotel. Lodging revenues decreased by $199.1 million, or 97.8%, from $203.5 million in 2000 to $4.4 million in 2001. As a result of the Equity Inns conversion, effective January 1, 2001, the operating revenues of these hotels were no longer reflected in the financial statements of Interstate. Instead, Interstate recorded revenues from management fees only. During 2000, Interstate recorded lodging revenues of $198.2 million related to these previously leased hotels.

     Net management fees decreased by $5.0 million, or 16.8%, from $29.5 million in 2000 to $24.5 million in 2001. During 2001, Interstate earned lower base and incentive management fee revenue on its hotels in the luxury and upscale hotel segment. Net management fees earned from hotels in this segment decreased by $7.3 million during 2001 as compared to 2000. In connection with the Wyndham redemption in the fourth quarter of 2000, Interstate's management agreements for seven Wyndham-owned hotels were terminated. During 2000, Interstate earned management fee revenue of $2.1 million from these hotels. In addition, lower incentive management fee revenue was earned from hotels in this segment due to

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

the weakness in the U.S. economy during 2001 and significant declines in occupancy following the September 11th terrorist attacks.

     During 2001, net management fees earned from hotels in the mid-scale, upper economy and budget hotel segment increased by $2.3 million during 2001 as compared to 2000. This increase was primarily due to additional management fee revenue of $1.9 million during 2001 earned from previously leased hotels as a result of the Equity Inns conversion, as discussed above.

     Other fees increased by $1.9 million, or 14.6%, from $13.2 million in 2000 to $15.1 million in 2001. This increase was partially due to incremental accounting fee revenue of $0.7 million during 2001 earned from previously leased hotels as a result of the Equity Inns conversion, as discussed above. In addition, income earned on national purchasing contracts increased by $1.4 million during 2001 as compared to 2000.

     Lodging expenses consist of rooms, food and beverage, property costs and other departmental expenses from the Pittsburgh Airport Residence Inn by Marriott and one leased hotel. Lodging expenses decreased by $113.4 million, or 97.7%, from $116.0 million in 2000 to $2.6 million in 2001. As a result of the Equity Inns conversion, effective January 1, 2001, the operating expenses of the previously leased hotels were no longer reflected in the financial statements of Interstate. Instead, Interstate recorded revenues from management fees only. During 2000, Interstate recorded lodging expenses of $113.0 million related to these previously leased hotels.

     General and administrative expenses are associated with the management of hotels and consist primarily of centralized management expenses such as operations management, sales and marketing, finance and other hotel support services, as well as general corporate expenses. General and administrative expenses decreased by $3.5 million, or 23.6%, from $14.9 million in 2000 to $11.4 million in 2001. During 2001, Interstate incurred lower general and administrative expenses relating to business travel and relocation. Specifically, during the fourth quarter of 2001, Interstate and Equity Inns finalized the conversion of hotel lease contracts for management agreements. Based on the final settlement with Equity Inns, Interstate reversed approximately $1.0 million of estimated accrued liabilities related to the conversion that were established and recorded as a general and administrative expense in the fourth quarter of 2000. The reversal of the accrued liabilities was recorded as a reduction of general and administrative expense in 2001. Interstate incurred $3.1 million of legal expenses during 2001 related to ongoing lawsuits as compared to $1.4 million during 2000. This increase was primarily associated with the legal fees and expenses related to the Columbus Hotels Properties, LLC and Chisholm Properties South Beach, Inc. legal matters.

     During 2000, Interstate incurred $0.7 million of expenses for reserves for doubtful accounts related to notes receivable. Interstate incurred no such expenses during 2001. In addition, Interstate incurred expenses during 2000 for a $1.5 million deficiency between the amount of premiums received as compared to actual and estimated claims incurred under Interstate's self-insured health and welfare plan. Interstate incurred no such deficiency during 2001. General and administrative expenses as a percentage of revenues increased to 25.9% during 2001 compared to 6.1% during 2000. This increase was due to the decrease in total revenues resulting from the Equity Inns conversion.

     Payroll and related benefits decreased by $3.0 million, or 13.1%, from $22.7 million in 2000 to $19.7 million in 2001. During 2001, Interstate incurred lower expenses related to bonuses for executives and key employees. These expenses decreased by $2.4 million during 2001. In addition, overall salaries and wages decreased by $0.4 million during 2001 due to temporary pay reductions following the September 11th terrorist attacks and a wage freeze until 2002. Payroll and related benefits as a percentage of revenues increased to 44.8% during 2001 compared to 9.2% during 2000. This increase was due to the decrease in total revenues resulting from the Equity Inns conversion.

     Lease expense represents base rent and participating rent that is based on a percentage of rooms and food and beverage revenues from one leased hotel. Lease expense decreased by $88.1 million, or 99.5%,

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from $88.6 million in 2000 to $0.5 million in 2001. As a result of the Equity
Inns conversion effective January 1, 2001, Interstate no longer incurs lease expense related to the previously leased hotels.

     Depreciation and amortization decreased by $5.7 million, or 35.4%, from $16.1 million in 2000 to $10.4 million in 2001. This decrease was partially due to the Equity Inns conversion that resulted in a non-cash impairment loss of $12.6 million in 2000 related to the carrying value of Interstate's long-term intangible assets. This loss reduced Interstate's investment in lease contracts and resulted in decreased amortization of $1.2 million in 2001. In addition, as a result of the Wyndham redemption in the fourth quarter of 2000, Interstate recorded a $14.1 million reduction of the carrying value of long-term intangible assets related to Interstate's investment in management agreements and resulted in decreased amortization of $5.2 million in 2001.

     The joint venture start-up costs of $2.1 million in 2000, net of a $0.8 million reimbursement from the joint venture, include the legal, investment banking and other costs incurred by Interstate in connection with the start-up of the joint venture.

     The impairment loss of $12.6 million in 2000 represents a non-cash impairment charge on the non-monetary exchange of Interstate's hotel lease contracts for management agreements. As discussed above, the lease contracts for 75 hotels previously leased from Equity Inns were terminated and Interstate entered into management agreements for 54 of the hotels formerly leased to Interstate effective January 1, 2001.

     As a result of the changes noted above, an operating loss of $0.6 million was incurred in 2001 as compared to an operating loss of $26.8 million in 2000.

     Net interest income of $1.8 million was recorded in 2000 as compared to net interest expense of $1.7 million in 2001 primarily due to $1.8 million of incremental interest expense that was incurred by Interstate related to the $25.0 million 8.75% convertible notes. Also during 2001, Interstate incurred interest expense of $0.5 million on the long-term debt associated with the Wyndham redemption and interest expense of $0.4 million on the long-term debt associated with the FelCor acquisition.

     Losses from equity investments in hotel real estate of $5.2 million in 2001 consisted of Interstate's proportionate share of the losses incurred by four non-controlling equity investments in 11 hotels. These losses were incurred by the hotels due to the weakness in the U.S. economy during 2001 and significant declines in occupancy following the September 11th terrorist attacks. Future adverse changes in the hospitality and lodging industry market conditions or poor operating results of the underlying investments could result in future losses or an inability to recover the carrying value of these investments.

     The loss on impairment of equity investment in hotel real estate of $3.0 million in 2001 represents a non-cash impairment loss related to Interstate's 20% non-controlling equity interest in a partnership that owns the Renaissance Worldgate Hotel in Kissimmee, Florida. The impairment loss was recorded by Interstate in the third quarter of 2001 and was the result of a permanent impairment of the future profitability of this hotel. Since its acquisition in the fourth quarter of 2000, the hotel had experienced lower than expected operating cash flows, primarily due to decreased occupancy rates and average daily room rates that affected this hotel and the Orlando lodging market in general. In addition, the weakness in the U.S. economy during 2001 coupled with the severe downturn in the Florida lodging market after the September 11th terrorist attacks had resulted in significant financial difficulties for the hotel. As a result, the hotel was unable to satisfy debt service obligations, which resulted in mortgage defaults. Consequently, on February 21, 2002, the ownership and financing for the hotel were restructured in order to address the financial difficulties of the hotel. As part of this restructuring, Interstate's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. In addition, the hotel owner and Interstate amended the management agreement for the hotel, pursuant to which, among other things, Interstate waived its management fees for the period from July 1, 2001 through February 21, 2002 and agreed to reduce its base management fee for periods following February 21, 2002.

     Income tax benefit for 2000 was computed based on an effective tax rate of 40% after reduction of minority interest. Income tax benefit for 2001 was computed based on an effective tax rate of 38% after

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

reduction of minority interest and adjusted for a full valuation allowance established on the anticipated capital loss that was generated through the impairment of the Renaissance Worldgate Hotel equity investment in hotel real estate. A valuation allowance has not been recorded on the net operating losses as management of Interstate believes it is more likely than not that these assets are realizable.

     Minority interest reflects Wyndham's 55% non-controlling ownership interest in Interstate Hotels, LLC through October 31, 2000 and adjusted to 1.6627% after October 31, 2000 to reflect the reduction of Wyndham's common interest in Interstate Hotels, LLC resulting from the Wyndham redemption, as discussed above.

     As a result of the changes noted above, a net loss of $7.4 million was incurred in 2001 as compared to a net loss of $8.9 million in 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Lodging revenues consist of rooms, food and beverage and other departmental revenues from the previously leased hotels and the Pittsburgh Airport Residence Inn by Marriott, which was acquired by Interstate in November 1999. Lodging revenues increased by $9.1 million, or 4.7%, from $194.4 million in 1999 to $203.5 million in 2000. This increase was partially due to incremental revenues of $3.6 million in 2000 related to the acquired hotel. In addition, Interstate entered into leases for two newly constructed hotels in June 1999 that earned incremental revenues of approximately $9.3 million during 2000. These additional revenues were offset by the loss of seven hotel operating leases since January 1, 1999. As a result of the Equity Inns conversion effective January 1, 2001, lodging revenues related to the leased hotels will no longer be reflected in the financial statements of Interstate. Instead, Interstate will record revenues from management fees only. Therefore, lodging revenues earned in 2001 will be substantially reduced.

     The average daily room rate for the leased hotels increased by 4.2%, from $76.76 during 1999 to $79.99 during 2000, and the average occupancy rate increased slightly to 65.5% during 2000 from 65.0% during 1999. This resulted in an increase in room revenue per available room of 4.9% to $52.38 during 2000. The operating results of Interstate's leased hotels were consistent with the current trends within the lodging industry. The increase in the average daily room rate primarily resulted from inflationary rate increases.

     Net management fees decreased by $3.8 million, or 11.4%, from $33.3 million in 1999 to $29.5 million in 2000. This decrease was due to the net loss of 16 management contracts since January 1, 1999, which included 20 hotels whose management was transferred to either Wyndham or Marriott in connection with the spin-off from Wyndham. These hotels earned $5.3 million of management fees during 1999. This loss was offset by a $1.0 million increase in management fees earned by Interstate's three managed hotels in Moscow, Russia in 2000 as compared to 1999. Other fees increased by $0.5 million, or 3.7%, from $12.7 million in 1999 to $13.2 million in 2000. This increase was primarily due to a $1.1 million increase in insurance revenues, which was offset by a decrease in other fees resulting from the reduction in the total number of hotels operated by Interstate in 2000 as compared to 1999.

     Lodging expenses consist of rooms, food and beverage, property costs and other departmental expenses from the previously leased hotels and the Pittsburgh Residence Inn by Marriott, which was acquired by Interstate in November 1999. Lodging expenses increased by $8.5 million, or 8.0%, from $107.5 million in 1999 to $116.0 million in 2000. This increase was partially due to incremental expenses of $2.1 million in 2000 related to the acquired hotel. For the leased hotels, increased competition resulting from an increased supply of limited-service hotels in various markets required higher operating costs to maintain and increase revenue levels. In addition, Interstate entered into leases for two newly constructed hotels in June 1999 that incurred incremental operating expenses of approximately $8.9 million during 2000. These additional expenses were offset by the loss of seven hotel operating leases since January 1, 1999. The operating margin of the leased and owned hotels decreased from 44.7% during 1999 to 43.0% during 2000 due primarily to the increased operating costs associated with the leased hotels. As a result of the Equity Inns conversion effective January 1, 2001, lodging expenses related to the leased hotels will no longer be

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

reflected in the financial statements of Interstate. Instead, Interstate will record revenues from management fees only. Therefore, lodging expenses incurred in 2001 will be substantially reduced.

     General and administrative expenses are associated with the management of hotels and consist primarily of centralized management expenses such as operations management, sales and marketing, finance and other hotel support services, as well as general corporate expenses. General and administrative expenses increased by $0.8 million, or 5.9%, from $14.1 million in 1999 to $14.9 million in 2000. During 2000, Interstate incurred legal and accounting expenses of approximately $0.4 million in connection with the Equity Inns conversion and other related transactions contemplated under the securities purchase agreement, and recorded approximately $1.0 million of reserves for uncollectible receivables. In addition, Interstate incurred an expense of $1.4 million during 2000, compared to $2.0 million during 1999, for a deficiency between the amount of premiums received as compared to actual and estimated claims incurred under Interstate's self-insured health and welfare plan. General and administrative expenses as a percentage of revenues increased to 6.1% during 2000 compared to 5.9% during 1999.

     Payroll and related benefits increased by $3.1 million, or 15.7%, from $19.6 million in 1999 to $22.7 million in 2000. During 2000, Interstate recorded incremental compensation charges of $0.7 million related to restricted stock for two executives that became fully vested in accordance with amended employment agreements resulting from transactions contemplated under the securities purchase agreement. In addition, the increase in payroll and related benefits was partially due to the addition of Interstate's Chief Executive Officer and three marketing and development vice-presidents who were hired after the spin-off from Wyndham. Payroll and related benefits as a percentage of revenues increased to 9.2% during 2000 compared to 8.2% during 1999.

     Lease expense represents base rent and participating rent that is based on a percentage of rooms and food and beverage revenues from the previously leased hotels, adjusted for increases in the consumer price index. Lease expense decreased by $0.6 million, or 0.7%, from $89.2 million in 1999 to $88.6 million in 2000. During 2000, Interstate paid additional incentive rent of $0.5 million to Equity Inns in connection with the sale of one of Interstate's leased hotels by Equity Inns. In addition, the impact on lease expense related to the increase in lodging revenues during 2000 was offset by a $2.0 million one-time charge that was incurred by Interstate in 1999 for additional incentive rent paid in settlement of a dispute with Equity Inns resulting from the merger with Wyndham in 1998. As a result of the Equity Inns conversion effective January 1, 2001, Interstate will no longer incur lease expense related to the leased hotels in 2001.

     Depreciation and amortization decreased by $4.7 million, or 22.8%, from $20.8 million in 1999 to $16.1 million in 2000. In the fourth quarter of 1999 and the third quarter of 2000, Interstate incurred non-cash impairment losses related to Interstate's leased hotel intangible assets in the amounts of $16.4 million and $12.6 million, respectively. These losses reduced Interstate's investment in lease contracts that resulted in decreased amortization by $4.2 million in 2000. In addition, Interstate accounted for the Wyndham redemption using the purchase method of accounting, which resulted in a reduction of the carrying value of long-term intangible assets related to Interstate's investment in management agreements of $14.1 million. As a result, amortization decreased by $0.9 million in the fourth quarter of 2000. Interstate expects depreciation and amortization to be further reduced in 2001 by the full-year effect of the transactions described above.

     The joint venture start-up costs of $2.1 million in 2000, net of a $0.8 million reimbursement from the joint venture, include the legal, investment banking and other costs incurred by Interstate in connection with the start-up of the joint venture.

     The impairment loss of $12.6 million in 2000 represents a non-cash impairment charge on the non-monetary exchange of Interstate's hotel lease contracts for management agreements. In connection with the Equity Inns conversion discussed above, all of the lease contracts for the 75 hotels previously leased from Equity Inns were terminated and Interstate entered into management agreements for 54 of the hotels formerly leased to Interstate effective as of January 1, 2001. Interstate believes that eliminating the risk of potential operating losses in the future under the leases and replacing them with management fee revenue will positively impact future cash flows and profitability.

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     As a result of the changes noted above, an operating loss of $26.8 million was incurred in 2000 as compared to an operating loss of $27.2 million in 1999.

     Other income in 1999 consisted primarily of equity in earnings from The Charles Hotel Complex, which was sold on June 18, 1999. In 2000, Interstate recorded $0.2 million in equity losses related to three non-controlling equity investments that Interstate acquired during 2000.

     Loss on sale of investment in hotel real estate in 1999 resulted from the sale of Interstate's equity interests in The Charles Hotel Complex.

     Income tax benefit for both 1999 and 2000 was computed based on an effective tax rate of 40% after reduction of minority interest, except for the $0.9 million loss on the sale of equity interests in The Charles Hotel Complex in 1999, which was allocated 100% to Wyndham.

     Minority interest in 2000 reflects Wyndham's 55% non-controlling ownership interest in Interstate Hotels, LLC through October 31, 2000, and Wyndham's 1.6627% interest after October 31, 2000. In addition, an additional one-time $0.6 million was charged to minority interest and distributed to Wyndham during 2000. Minority interest in 1999 reflects the $0.9 million loss on the sale of equity interests in The Charles Hotel Complex that was allocated 100% to Wyndham, in addition to Wyndham's 55% non-controlling interest in Interstate Hotels, LLC that it retained after the spin-off. Interstate expects that allocations to minority interests will substantially decrease in 2001 as a result of the Wyndham redemption.

     As a result of the changes noted above, a net loss of $8.9 million was incurred in 2000 as compared to a net loss of $7.6 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Interstate's cash and cash equivalent assets were $35.3 million at March 31, 2002 compared to $39.0 million at December 31, 2001, and current assets exceeded current liabilities by $27.9 million at March 31, 2002 compared to $33.1 million at December 31, 2001. This decrease in working capital of $5.2 million resulted from the re-classification of the $6.6 million mortgage note to current portion of long-term debt, as discussed below. Interstate has committed to invest $25.0 million of its cash and cash equivalents into a joint venture with entities affiliated with Interstate's principal investor group.

     Net cash used in operating activities was $2.1 million during the first three months of 2002 compared to net cash used in operating activities of $12.7 million during the same period in 2001. The increase of $10.6 million during the first three months of 2002 resulted primarily from an increase in operating income (adjusted for non-cash items) of $0.8 million and an increase of $9.8 million in cash used in changes in assets and liabilities, primarily as a result of the payment of accrued rent and other current liabilities in the first three months of 2001 associated with 75 hotels that were previously leased from Equity Inns, Inc. and terminated on January 1, 2001.

     If Interstate's managed hotels continue to experience declines in occupancy and weaker hotel operating performance in the future, Interstate's management fee revenues could decrease, and additional losses from Interstate's minority investments may arise, which could negatively impact Interstate's cash flows from operations and net income.

     Net cash used in investing activities was $0.7 million during the first three months of 2002 compared to net cash used in investing activities of $8.0 million during the same period in 2001. During the first three months of 2002, Interstate incurred merger-related acquisition costs of approximately $0.4 million. On May 1, 2002, Interstate entered into the merger agreement with MeriStar. During the first three months of 2001, Interstate invested $8.7 million for a 50% non-controlling equity interest in eight hotels.

     Interstate's capital expenditure budget for the year ending December 31, 2002 is approximately $0.5 million consisting primarily of expenditures for computer and systems-related equipment. In addition, Interstate has committed to invest $25.0 million into the joint venture. Interstate is required to maintain, and does maintain, sufficient liquidity for this investment, which may be accomplished through lines of

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credit or other means. This amount is expected to be invested incrementally, concurrently with the closings of hotel property acquisitions by the joint venture. Currently, no funds have been invested.

     On February 21, 2002, the ownership and financing for the Renaissance Worldgate Hotel in Kissimmee, Florida were restructured in order to address financial difficulties of the hotel. As part of this restructuring, Interstate's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel, and Interstate received a $0.9 million cash payment towards the accounts receivable owed to Interstate by the hotel. The hotel owner also issued a promissory note to Interstate in the amount of approximately $0.3 million for the remaining accounts receivable, which note bears interest at the rate of nine percent per year and is payable in equal quarterly installments beginning January 1, 2003 and ending December 31, 2003. In addition, the hotel owner and Interstate amended the management agreement for the hotel, pursuant to which, among other things, Interstate waived its management fees for the period from July 1, 2001 through February 21, 2002 and agreed to reduce its base management fee for periods following February 21, 2002. The majority owners and the principal lender for the hotel are affiliated with the Interstate principal investor group, which have designees on the board of directors of Interstate.

     Interstate's management currently believes that the remaining accounts and note receivable will be collected; however, there can be no assurance that the amounts will be collected or, if so, the timing or terms of those collections. Interstate's management will continue to evaluate the collectibility of the accounts receivable on a quarterly basis.

     Net cash used in financing activities was $1.0 million during the first three months of 2002 compared to net cash provided by financing activities of $4.1 million during the same period in 2001. In February 2002, Interstate made a $0.8 million payment on its limited-recourse mortgage note that is collateralized by the Pittsburgh Airport Residence Inn by Marriott in connection with an extension of the term of the mortgage note until February 2003. Therefore, the entire principal balance of the mortgage note of $6.6 million is included in current portion of long-term debt as of March 31, 2002. Management of Interstate is currently assessing plans for refinancing this mortgage note. During the first three months of 2001, Interstate entered into a $4.2 million promissory note to fund the acquisition of a 50% non-controlling equity interest in eight hotels.

     Interstate is required to distribute 1.6627% of cash flows from the operations of Interstate Hotels, LLC to Wyndham based on Wyndham's common interest in Interstate Hotels, LLC. The net distribution payable to Wyndham through March 31, 2002 approximated $88,000.

     During the third quarter of 2001, Interstate entered into a $40.0 million senior secured credit facility co-arranged by Lehman Brothers Holdings Inc., d/b/a Lehman Capital, and Credit Lyonnais New York Branch. The credit facility, which may be used to obtain management agreements for hotel properties and to finance the acquisition of hotel properties, has a two-year term, carries varying rates of interest and contains restrictive covenants. Transaction costs of approximately $1.5 million were incurred in connection with the credit facility during 2001. These costs were deferred and are being amortized over a two-year period. In addition, a nonrefundable commitment fee ranging from 0.375% to 0.5% of the unused portion of the credit facility is payable quarterly. During the first three months of 2002, Interstate incurred $50,000 of interest expense related to the commitment fee. There are no borrowings against the credit facility, and Interstate is in compliance with all of the restrictive covenants.

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

     The following table summarizes Interstate's contractual obligations at March 31, 2002 and the effect that those obligations are expected to have on Interstate's liquidity and cash flows in future periods.

                                                           AS OF MARCH 31, 2002
                                               --------------------------------------------
                                                         LESS THAN   ONE-THREE
                                                TOTAL    ONE YEAR      YEARS     THEREAFTER
                                               -------   ---------   ---------   ----------
                                                              (IN THOUSANDS)
Long-Term Debt:
8.75% convertible notes......................  $25,000    $   --      $    --     $25,000
Wyndham redemption notes.....................    4,432       750        3,682          --
Mortgage note................................    6,603     6,603           --          --
Promissory note..............................    4,170        --           --       4,170
                                               -------    ------      -------     -------
     Total Long-Term Debt....................   40,205     7,353        3,682      29,170
Lease commitments............................    4,414     2,126        2,288          --
Joint venture commitment.....................   25,000        --           --          --
Management agreement commitments.............    4,050        --           --          --
Equity investment funding....................       --        --           --          --
Mandatorily redeemable preferred stock.......    7,250        --           --       7,250

LONG-TERM DEBT

     For principal repayment and debt service obligations with respect to Interstate's long-term debt, see Note 5 to Interstate's Consolidated Financial Statements and Supplementary Data contained in this joint proxy statement and prospectus.

LEASE COMMITMENTS

     Interstate has entered into leases of office space and various equipment. The leases expire at varying times through 2005.

JOINT VENTURE COMMITMENT

     Interstate has committed to invest $25.0 million into the joint venture. Interstate is required to maintain, and does maintain, sufficient liquidity for this investment, which may be accomplished through lines of credit or other means. Interstate has not invested any funds into the joint venture. These amounts are expected to be invested incrementally, concurrent with the closings of hotel property acquisitions by the joint venture. The timing of the investments is unknown.

MANAGEMENT AGREEMENT COMMITMENTS

     Under the provisions of various management agreements between Interstate and hotel owners, Interstate has outstanding commitments to provide an aggregate of up to $4.1 million to these hotel owners in the form of investments or working capital loans, which may be forgiven or repaid based upon the specific terms of each management agreement. The timing of future investments or working capital loans to hotel owners is unknown.

EQUITY INVESTMENT FUNDING

     In connection with Interstate's equity investments in hotel real estate, Interstate is party to various unconsolidated partnerships or limited liability companies. The terms of the partnership or limited liability company agreements provide that Interstate contributes capital as specified. The timing and amount of the contributions of capital is unknown. Currently, Interstate has non-controlling equity interests in five hotel real estate limited partnerships and limited liability companies. For information regarding Interstate's percentage ownership and its total investment in these entities, see Note 8 to Interstate's Consolidated Financial Statements and Supplementary Data contained in this joint proxy statement and prospectus.

MANDATORILY REDEEMABLE PREFERRED STOCK

     For a description of the obligations with respect to Interstate's mandatorily redeemable preferred stock, see Note 13 to Interstate's Consolidated Financial Statements and Supplementary Data contained in this joint proxy statement and prospectus.

     In addition and in connection with the proposed merger, Interstate may receive from or be required to pay to MeriStar a termination fee of $2.0 million plus up to $0.5 million in expenses if the merger agreement is terminated under some circumstances.

     In connection with the Interstate principal investor group's conversion of their convertible securities and their agreement to vote its shares in favor of the merger, Interstate agreed, under the conversion incentive agreement, to pay the Interstate principal investor group $9.25 million upon that conversion. Interstate made the payment to its principal investor group on June 26, 2002. A copy of the Interstate conversion incentive agreement, as amended, is attached to this joint proxy statement and prospectus as Appendix D. You should carefully read the Interstate conversion incentive agreement, as amended, in its entirety.

     As an inducement for MeriStar to enter into the merger agreement, the managing general partner of the joint venture confirmed that, if the merger is completed, the combined company will not be required to comply with the covenant to maintain $25.0 million in liquid assets in order to fund its capital obligations under the joint venture.

     Prior to entering into the merger agreement, an affiliate of Wyndham International, Inc., the holder of a 1.6627% non-controlling economic interest in Interstate Hotels, LLC, Interstate's principal operating subsidiary, agreed to permit Interstate to cause Interstate Hotels, LLC, or its subsidiaries, to provide a guaranty and pledge of assets of Interstate Hotels, LLC, or its subsidiaries, under the terms of the proposed senior secured credit facility for the combined company following the merger. In consideration for this agreement, Interstate repaid a promissory note to Wyndham on May 2, 2002 in the outstanding principal amount of $0.75 million and agreed to pay to Wyndham the outstanding principal amount of approximately $3.7 million under a second promissory note prior to Interstate Hotels, LLC, or its subsidiaries, providing any guarantee and pledge of any of its or their assets. In addition, Interstate accelerated the timing of Wyndham's right to require Interstate to redeem Wyndham's interest in Interstate Hotels, LLC to be the earlier of the date on which Interstate repays the second promissory note to Wyndham and July 1, 2004.

     The proposed merger discussed above, or any other change in control transaction, may give rise to termination rights on the part of the lenders of Interstate's $40.0 million credit facility and $6.6 million mortgage note. As such, any outstanding amounts under these facilities would become due and payable immediately. Currently, there are no borrowings against the credit facility. It is anticipated that the $40 million credit facility will be retired in connection with the combined company's new senior secured credit facility.

     Interstate intends to pursue future opportunities to manage hotels on behalf of third-party owners, including through the joint venture, as well as pursue other business opportunities, such as selective hotel investments and the execution of the merger agreement. These opportunities may require capital investments by Interstate. Interstate believes that the cash on hand, together with the credit facility and future cash flows from operations, will be sufficient to pursue its business strategy and to fund its presently foreseeable capital requirements.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and

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

Other Intangible Assets." These standards require that all business combinations be accounted for using the purchase method of accounting and that goodwill and other intangible assets with indefinite useful lives should not be amortized, but should be tested for impairment at least annually, and they provide guidelines for new disclosure requirements. These standards outline the criteria for initial recognition and measurement of intangibles, assignment of assets and liabilities including goodwill to reporting units and goodwill impairment testing. The provisions of SFAS Nos. 141 and 142 apply to all business combinations after June 30, 2001. The implementation of the provisions of SFAS No. 142 for existing goodwill and other intangible assets is required effective January 1, 2002. The implementation of SFAS No. 141 and 142 had no effect on Interstate's financial position or its results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The implementation of the provisions of SFAS No. 143 is required effective January 1, 2003. Management of Interstate does not expect the implementation of SFAS No. 143 to have a significant impact on Interstate's financial position or its results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment and disposal of long-lived assets. The implementation of the provisions of SFAS No. 144 is required effective January 1, 2002. The implementation of SFAS No. 144 had no effect on Interstate's financial position or its results of operations.

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

                             BUSINESS OF INTERSTATE

     Interstate was founded as "Interstate Hotels Company" in 1961 to own and operate a single motor lodge in northwestern Pennsylvania. On June 2, 1998, Interstate Hotels Company, together with its subsidiaries, merged into Wyndham International, Inc. Prior to the merger with Wyndham, Marriott International, Inc. filed a lawsuit to stop the closing of the merger as a result of a dispute over some franchise agreements between Marriott and Interstate Hotels Company. On June 18, 1999, under a settlement agreement with Marriott, Wyndham transferred to Interstate, which was then a newly formed corporation, the third-party hotel management and leasing businesses of Interstate Hotels Company and equity interests in The Charles Hotel Complex, and Wyndham then spun-off Interstate to its shareholders. In connection with the spin-off, Marriott purchased 4% of Interstate's common stock, Wyndham retained 4% of Interstate's common stock, and the remaining 92% of Interstate's common stock was distributed to Wyndham's shareholders. In addition, Wyndham continued to own a 55% non-controlling ownership interest in Interstate Hotels, LLC, a subsidiary of Interstate and the successor to the third-party hotel management and leasing businesses conducted by Interstate prior to the merger.

     Throughout the 1960s and 1970s, Interstate built a portfolio of hotel management contracts and developed its reputation as an experienced hotel management company. In the late 1980s and early 1990s, Interstate continued to aggressively pursue third-party hotel management opportunities at a time when financial distress existed within the hotel industry. By providing experienced hotel management to hotel owners, many of which were financial institutions which had assumed ownership of hotels through foreclosure, Interstate was able to rapidly expand its portfolio of managed hotels during this time period.

     Interstate is the second largest independent hotel management company in the United States based on number of properties, number of rooms and total revenues produced for owners. At March 31, 2002, Interstate managed or performed related services for 135 hotels with a total of 28,480 rooms in 36 states in the United States and the District of Columbia, as well as in Canada and Russia. Interstate wholly owns one of these properties, the 156-suite Pittsburgh Airport Residence Inn by Marriott, which it acquired in 1999, and has non-controlling equity interests in 12 of these hotels. Interstate operates these hotels under a variety of major brand names, including:

- AmeriSuites(R)                        - Hilton(R)

- Best Western(R)                       - Hilton Garden Inn(R)

- Clarion Hotels(R)                     - Holiday Inn(R)

- Colony(R)                             - Homewood Suites(R)

- Country Inn and Suites(R)             - Marriott(R)

- Crowne Plaza(R)                       - Radisson(R)

- Courtyard by Marriott(R)              - Renaissance(R)

- Embassy Suites(R)                     - Residence Inn by Marriott(R)

- Fairfield Inn by Marriott(R)          - Sheraton(R)

- Hampton Inn(R)                        - Westin(R)

     Interstate is the largest independent operator of upscale hotels in the Marriott system, operating 14 hotels with 4,543 rooms bearing the Marriott flag, and manages 31 hotels with 5,829 rooms which are operated under other brands owned by Marriott International, Inc. In addition, Interstate is the largest independent manager in the Hampton Inn system, operating 38 hotels with 4,813 rooms bearing the Hampton Inn flag.

     Interstate operates its hotels under two separate operating segments:

     - Interstate, which primarily operates luxury and upscale hotels, and

     - Crossroads, which primarily operates mid-scale, upper economy and budget hotels.

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

INTERSTATE

     The luxury and upscale hotels segment derives revenues from management fees, reimbursements received for out-of-pocket expenses incurred and other services which directly relate to providing management services, including insurance and risk management services, purchasing and project management services, IT support, training and relocation programs and equipment leasing.

CROSSROADS

     The mid-scale, upper economy and budget hotels segment derives revenues from management fees, reimbursements received for out-of-pocket expenses incurred and various specialized support services, such as centralized accounting services, as well as the operating revenues for the Pittsburgh Airport Residence Inn by Marriott.

     Interstate competes for third-party hotel management agreements with international, national, regional and local hotel management and franchise companies. Interstate competes with these companies on factors such as relationships with hotel owners and investors, access to capital, financial performance, contract terms, name recognition, marketing support and the willingness to provide investment funds in the form of equity ownership in connection with new management arrangements. In addition, all of the hotels that Interstate manages or for which it performs related services for face competition on factors such as room rates, quality of accommodations, name recognition, service levels, convenience of location and the quality and scope of other amenities, including food and beverage facilities.

     The lodging industry is affected by normally recurring seasonal patterns. At most of Interstate's hotels, demand is higher in the second and third quarters than during the remainder of the year. This may not be true, however, for hotels in major tourist destinations, for which revenues are substantially greater during tourist season than other times of the year. Events beyond Interstate's control, such as extreme weather conditions, economic factors and other considerations affecting travel may adversely affect hotel demand.

BUSINESS AND GROWTH STRATEGIES

     Interstate pursues two core business strategies to take advantage of opportunities in the lodging industry:

     - improving investment value for hotel owners by increasing the revenues and the profitability of the hotels that Interstate operates for them; and

     - expanding its hotel portfolio by adding new management contracts and long-term hotel operating leases, selectively investing in hotels and forming strategic alliances with real estate partners to increase the range of available hotel investment and management opportunities.

     Improving Investment Value For Hotel Owners. Because Interstate's profits from hotel management contracts are generally based on the revenues and profitability of its hotels, its financial interests are aligned with those of the owners of the hotels it operates. Interstate's ongoing system of investigation, prioritization and immediate action is designed to ensure that it maintains high quality facilities and customer service at the hotels it operates while implementing effective cost controls. In addition, Interstate provides incentives to regional and general managers to achieve revenue and operating goals at the hotels for which they are responsible. Interstate believes these measures, in turn, provide greater value for its hotel owners.

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

     Expanding Hotel Portfolio. Interstate's growth strategy has included the expansion of its hotel portfolio through the following principal strategies:

     - Addition of new hotel management agreements. Through the efforts of its business development staff, Interstate seeks to add new hotel management agreements that are suitable for integration into its portfolios. Interstate's strategy calls for the operation of hotels in multiple segments of the lodging industry, which it believes will increase its opportunities to compete for new hotel management agreements and long-term operating leases. While Interstate will participate in each segment of the lodging industry, its focus is on the luxury and upscale segment.

       Interstate's strategy includes utilizing existing relationships with owners outside the United States and its experience in managing their hotels to lead to other international management opportunities. Interstate believes that its international management experience will position it to take advantage of growing opportunities in the international hotel market and enhance its reputation both internationally and domestically.

     - Selective hotel investments. Interstate's growth strategy calls for strategic investments in hotel properties with business partners or through equity contributions or secured loans, including selective strategic investments in order to achieve high returns on capital and to secure new management contracts. Interstate may also selectively participate in the development of new hotels in the future when the competitive environment favors that development.

     - Strategic alliances. Strategic alliances with institutional investors can provide Interstate with opportunities to acquire and invest in hotels, obtain new management contracts and acquire small hotel management companies with proportionally smaller capital investments. Interstate's growth strategy includes forming these types of alliances in the future.

OPERATIONS

     Interstate provides a wide variety of services to its hotels. Interstate offers specialized support services, such as purchasing, project management and insurance and risk management services, as well as those services traditionally provided by other major hotel operating companies, such as sales and marketing support, rooms services, food and beverage services, human resources and training programs, financial planning and reporting, management information systems, engineering services and legal support.

     Interstate's services are provided by hotel associates who are employed by Interstate and who are trained and supported by its experienced corporate personnel. Interstate provides most of these services in consideration of the management fees payable to us, which are based upon a percentage of gross revenues and/or operating profits. Hotel owners are generally responsible for all operating expenses, capital expenditures and working capital requirements related to the hotels Interstate manages. Interstate earns incremental revenues from third-party owners for services such as purchasing, project management and insurance and risk management services. The following is a brief description of the services generally provided to Interstate's hotels:

     Purchasing. Interstate assists its hotels with purchases of a wide variety of goods and services, including perishable food, consumable supplies, dry goods, linens, cable television systems, audio-visual services, telephone systems, advertising agency services, independent marketing services, consulting services, printing services, furniture, fixtures and equipment. Interstate's purchasing service is a key element of its operating system and its ability to improve the profitability of its hotels. Interstate offers its purchasing services at a fee based on merchandise value.

     Project Management. Interstate assists and advises its hotels on all aspects of renovation and construction projects, including design, budgeting, scheduling, purchasing, systems, materials and contracting. Interstate is actively involved in each stage of a project, from planning through completion of construction. The project management services Interstate provides are offered on a contracted fee basis.

     Sales And Marketing Support. Interstate provides its hotels with traditional sales and marketing support, as well as customized assistance, to identify and attract potential business, leisure and convention guests. Interstate employs a systematic approach toward identifying and targeting segments of demand for its hotels in order to maximize market penetration. Interstate supports the local sales efforts of its hotels with corporate sales executives who develop new marketing concepts and monitor and respond to specific market needs and preferences. Interstate employs revenue yield management systems to manage its hotels' use of the various distribution channels in the lodging industry.

     Rooms Services. Interstate assists its hotels in developing quality standard and operating procedures for room operations, while focusing on controlling expenses and maximizing profits. Such assistance includes:

     - Developing the concept, design and staffing requirements for the front office, housekeeping, property maintenance, laundry, valet, telecommunications, garage and other guest services departments;

     - Establishing quality standards for products and services and evaluating performance against these standards;

     - Conducting training conferences and workshops for rooms department employees at all levels;

     - Creating operating procedures, training manuals, training programs and reference guides;

     - Developing, maintaining and auditing front office software applications and training staff in their proper usage; and

     - Selecting equipment and supplies such as linens, guest room amenities and uniforms.

     Food And Beverage Services. Interstate assists its hotels in developing high quality, profitable food and beverage operations as well as innovative approaches to food and beverage concepts and designs. That assistance includes:

     - Providing educational and technical training materials and seminars to improve the skills of our employees;

     - Establishing quality levels and management guidelines for new and existing food and beverage facilities in accordance with area market expectations;

     - Providing ongoing research and development of systems and equipment;

     - Creating and implementing system-wide promotional programs to enhance hotel revenues;

     - Conducting business audits that analyze current financial performance against industry norms, providing a detailed review of existing procedures and programs and setting a plan for achieving goals in business growth and cost containment; and

     - Providing low cost access to the freshest and highest quality food products and beverages available in the market through contracts with national and regional vendors.

     Human Resources And Training Programs. Interstate's human resources department is responsible for designing the employee selection process, creating competitive compensation programs and developing appropriate training programs at all levels. Its training programs focus on areas such as supervisory development, middle management training, career planning, technical training and executive development. In addition, Interstate's employees are required to attend outside courses developed by a variety of managerial and technical organizations both within and outside the industry.

     Financial Planning And Reporting. Interstate provides to its hotels a wide variety of accounting, financial reporting and financial planning services that assist the hotel owners in making informed decisions.

     Information Technology. Interstate provides to its hotels access to key operating information and technologies as well as on-going systems support. Access to key information enables our hotels to set operating objectives and measure their operating performance on a daily basis.

     Engineering Services. Interstate provides to its hotels expertise in physical plant systems such as mechanical, plumbing, electrical, fire and life safety and swimming pools.

     Legal Support. Interstate's in-house legal department provides to its hotels legal support with respect to employment law issues, liquor licensing and various vendor and service contract negotiations.

HOTEL PORTFOLIO

     The following tables contain statistical information for the three months ended March 31, 2002 with respect to Interstate's management contracts.

                              INTERSTATE DIVISION

                                               AVERAGE                    AVERAGE
                                  NUMBER OF   NUMBER OF                  DAILY ROOM
HOTEL BRAND                        HOTELS       ROOMS     OCCUPANCY(1)    RATE(1)     REVPAR(1)(2)
-----------                       ---------   ---------   ------------   ----------   ------------
AmeriSuites(R)..................      1          128          87.5%       $ 86.63        $75.81
Colony(R).......................      1          717          51.1%       $ 57.88        $29.60
Crowne Plaza(R).................      1          415          70.7%       $ 95.29        $67.40
Delta(R)........................      1          374          64.2%       $ 89.69        $57.55
Embassy Suites(R)...............      1          220          68.2%       $130.34        $88.88
Holiday Inn(R)..................      1          498          52.6%       $ 83.13        $43.17
Independent.....................      9          371          68.8%       $142.35        $97.96
Marriott(R).....................     14          325          70.9%       $131.97        $93.61
Radisson(R).....................      1          368          62.1%       $ 72.74        $45.17
Renaissance(R)..................      2          678          67.2%       $ 87.19        $58.63
Sheraton(R).....................      2          477          72.2%       $ 83.56        $73.01
Westin(R).......................      1         1354          36.8%       $142.90        $52.54
          Total/Average.........     35                       64.9%       $119.43        $77.52
                                     ==         ====          ====        =======        ======

---------------

(1) Statistics are based on results for the three months ended March 31, 2002.

(2) Room revenue per available room, or REVPAR, represents total room revenues divided by total available rooms.

                              CROSSROADS DIVISION

                                               AVERAGE                    AVERAGE
                                  NUMBER OF   NUMBER OF                  DAILY ROOM
HOTEL BRAND                        HOTELS       ROOMS     OCCUPANCY(1)    RATE(1)     REVPAR(1)(2)
-----------                       ---------   ---------   ------------   ----------   ------------
Best Western(R).................       3          85          57.6%       $ 69.82        $40.22
Clarion(R)......................       1         177          29.0%       $ 60.78        $17.65
Comfort Inn(R)..................       5         132          69.5%       $ 79.22        $55.07
Comfort Suites(R)...............       1         168          39.9%       $ 68.67        $27.41
Country Inn and Suites(R).......       1         152          36.1%       $ 66.71        $24.07
Courtyard by Marriott(R)........      10         159          66.8%       $122.69        $81.95
Fairfield Inn by Marriott(R)....       6         173          58.5%       $ 64.83        $37.91
Hampton Inn(R)..................      38         127          59.1%       $ 73.59        $43.46
Holiday Inn(R)..................       7         165          62.5%       $ 81.61        $51.03
Homewood Suites(R)..............       5         164          71.9%       $ 93.18        $66.99
Hilton(R).......................       1         284          59.7%       $ 61.39        $36.66
Hilton Garden Inn(R)............       3         231          57.1%       $ 98.67        $56.36
Independent.....................       2          86          34.7%       $ 87.78        $30.46
Travelodge(R)...................       1         136          14.2%       $ 33.01        $ 4.70
Residence Inn by Marriott(R)....      13         142          72.1%       $ 88.04        $63.44
Sleep Inn(R)....................       1          80          65.0%       $ 60.23        $39.12
Super 8(R)......................       1          89          64.8%       $ 38.29        $24.82
Golden Eagle(3).................       1         n/a           n/a            n/a           n/a
          Total/Average.........     100                      61.8%       $ 83.55        $51.61
                                     ===                     =====        =======        ======

---------------

(1) Statistics are based on results for the three months ended March 31, 2002.

(2) REVPAR represents total room revenues divided by total available rooms.

(3) Marketing and reservations contract only.

     The following table sets forth the geographic distribution of Interstate's hotel portfolio at March 31, 2002:

LOCATION                                                      NUMBER OF HOTELS   NUMBER OF ROOMS
--------                                                      ----------------   ---------------
California..................................................         11               4,102
Florida.....................................................         12               3,503
New York....................................................         12               3,461
Texas.......................................................         12               2,089
North Carolina..............................................          8               1,337
Pennsylvania................................................          7               1,144
Canada......................................................          2               1,091
Ohio........................................................          7               1,060
Russia......................................................          3                 786
Hawaii......................................................          1                 779
Georgia.....................................................          5                 767
Arizona.....................................................          5                 738
Illinois....................................................          3                 720
Missouri....................................................          4                 664
Connecticut.................................................          5                 580
Washington..................................................          2                 576
Colorado....................................................          4                 510
Oklahoma....................................................          3                 461
West Virginia...............................................          4                 455
Massachusetts...............................................          2                 391
Tennessee...................................................          1                 320
New Jersey..................................................          2                 304
Michigan....................................................          2                 274
South Carolina..............................................          2                 246
Washington DC...............................................          1                 219
Rhode Island................................................          1                 216
Vermont.....................................................          2                 193
Delaware....................................................          1                 190
Oregon......................................................          1                 168
Maine.......................................................          1                 136
Kansas......................................................          1                 134
Indiana.....................................................          1                 129
Minnesota...................................................          1                 120
Virginia....................................................          1                 119
Kentucky....................................................          1                 119
Maryland....................................................          1                 115
Idaho.......................................................          1                 104
Mississippi.................................................          1                  80
Nebraska....................................................          1                  80
          Total.............................................        135              28,480
                                                                    ===              ======

EMPLOYEES

     Most of the employees at Interstate's managed hotels, as well as those at its corporate offices, are employed by one of Interstate's operating subsidiaries. Third-party hotel owners, however, reimburse us or incur the expense for all of the wages and benefits for all of the employees in their hotels. Interstate has approximately 11,500 employees, approximately 11,300 of whom are employees of specific hotels.

     Twelve of the properties in our hotel portfolio employ approximately 2,300 workers in the aggregate who are subject to labor union contracts. Interstate has not experienced any union strikes or other material labor disruptions.

FACILITIES

     Interstate's principal executive offices are in Pittsburgh, Pennsylvania, and are under a lease expiring December 31, 2003. In addition, Interstate maintains regional offices in Orlando, Florida, under a lease expiring July 31, 2005, and Scottsdale, Arizona, under a lease expiring April 30, 2003.

INTELLECTUAL PROPERTY

     Generally, the third-party owners of Interstate's hotels, rather than Interstate, are parties to the franchise agreements to use the trade names under which the hotels are operated. Interstate is a party, however, to franchise agreements with Marriott and Promus Hotels, Inc. Interstate's franchise agreements to use these trade names expire at varying times, generally ranging from 2002 to 2021. A grant of franchise licenses for Interstate's hotels is not intended as, and should not be interpreted as, an express or implied approval or endorsement by any such franchisor or licensor, or any of their respective affiliates, subsidiaries or divisions, of Interstate or its stock.

     Interstate has registered, or has applied with the United States Patent Office for registration of, a number of trademarks and service marks incorporating the word "Colony," as well as many other trademarks and service marks used in our business. In connection with managing and leasing hotels, Interstate utilizes its trademarks and service marks, including "Colony" marks. Interstate does not believe that the loss or expiration of any or all of Interstate's marks would have a material adverse effect on its business. The registrations for Interstate's marks expire at varying times, generally ranging from 2002 to 2011.

FOREIGN HOTEL OPERATIONS

     Five of the hotels Interstate manages are located in Canada and Russia. These hotels are:

     - Toronto Delta Meadowvale, Mississauga, Ontario, Canada

     - Toronto Colony Hotel, Toronto, Ontario, Canada

     - Moscow Marriott Tverskaya Hotel, Moscow, Russia

     - Moscow Marriott Royal Hotel, Moscow, Russia

     - Moscow Marriott Grand Hotel, Moscow, Russia

     The total base and incentive management fees earned from these hotels for the year ended December 31, 2001 were $5.2 million. The total base and incentive management fees earned from these hotels for the three months ended March 31, 2002 were $1.0 million.

     These hotels accounted for 21.4% of Interstate's 2001 net management fees and 18.5% of the net management fees for the three months ended March 31, 2002. The management fees are paid to Interstate in U.S. dollars. Interstate is amortizing, over a five-year period, costs incurred in obtaining the management contracts on the three hotels located in Russia. The balance of the unamortized costs amounted to $0.5 million at March 31, 2002. If these contracts are terminated, the balance of the unamortized costs would become due from the owner of these hotels. These costs will be fully amortized at December 31, 2003.

     In addition, in connection with the management contracts for the three hotels located in Russia, Interstate agreed to fund loans to the hotel owners. The loans outstanding to these owners at March 31, 2002 amounted to $0.9 million. Interstate cannot be certain of the effect that changing political climates and economic conditions could have on hotel operations in those countries and on Interstate's ability to collect on those loans to third-party owners in Russia.

     In addition, Interstate has signed management agreements for upscale hotel properties under development in Praia del Rey, Portugal, St. Petersburg, Russia, Khanti-Mansiisk, Russia and Vilnius, Lithuania.

INSURANCE AND RISK MANAGEMENT

     Through Interstate's subsidiary, Northridge Insurance Company, Interstate offers its managed hotels reinsurance and risk management services. Northridge Insurance purchases insurance from major insurance carriers at attractive rates due to high volume purchasing and excellent claims history. Northridge Insurance then provides the managed hotels the opportunity to participate in the policy at prices and coverage that Interstate believes are more advantageous than third-party hotel owners could otherwise obtain. Northridge Insurance also provides direct insurance coverage to Interstate in connection with its self-insured health care program. In conjunction with Interstate's risk management services and in order to minimize its operating liabilities, Interstate sets policies regarding the standards of operation to which all the managed hotels and their employees must adhere.

     Interstate provides this insurance coverage to its managed hotels under the terms of each individual management agreement. This insurance is generally arranged through third-party carriers. Northridge Insurance reinsures a portion of the coverage from these third-party primary insurers. The policies provide for layers of coverage with minimum deductibles and annual aggregate limits. The policies are for coverage relating to innkeepers' losses (general/comprehensive liability), wrongful employment practices, garagekeeper's legal liability, replacement cost automobile losses and real and personal property insurance.

     For purposes of segment reporting, Interstate has historically included Northridge in the luxury and upscale hotels segment. All accounts of Northridge are classified with assets and liabilities of a similar nature in Interstate's consolidated balance sheets. Amounts restricted due to statutory requirements consist of cash and cash equivalents of $1.1 million and $0.8 million at December 31, 2001 and March 31, 2002, respectively. These amounts are included as restricted cash in Interstate's consolidated balance sheets. Interstate's consolidated statements of operations include the insurance income earned and related insurance expenses incurred by Northridge. The insurance income earned by Northridge is included in "other fees" in Interstate's consolidated statements of operations, and amounted to $5.4 million and $1.0 million for the year ended December 31, 2001 and for the quarter ended March 31, 2002, respectively.

     Insurance revenues are earned through reinsurance premiums, direct premiums written and reinsurance premiums ceded. Reinsurance premiums are recognized when individual policies are written and any unearned portions of the premium are recognized to account for the unexpired term of the policy, on as-reported basis. Direct premiums written are recognized in accordance with the underlying policy and reinsurance premiums ceded are recognized on a pro-rata basis over the life of the related policies. Unearned premiums represent the portion of premiums applicable to the unexpired term of policies in force.

     A provision for outstanding claims is provided for reported claims, claims incurred but not reported and claims settlement expense at each balance sheet date. Those losses are based on management's estimate of the ultimate cost of settlement of claims and historical loss rates. Accrued claims liabilities are carried at present value without discounting since the contracts are of a short duration and discounting would not be significant. Actual liabilities may differ from estimated amounts. Any changes in estimated losses and settlements are reflected in current earnings.

     In addition, Interstate is liable for any deficiencies in the Interstate Hotels Corporation Health and Welfare Plan, and related Health Trust, which provides employees of Interstate with group health insurance benefits. Interstate has a financial indemnity liability policy with Northridge Insurance which indemnifies Interstate for various obligations for the deficiency in the related Health Trust. The premiums for this coverage received from the properties managed by Interstate, net of intercompany amounts paid for employees at Interstate's corporate offices and leased hotels, are recorded as direct premiums written. There was a deficiency of $4.0 million and $3.7 million in the related Health Trust as of December 31, 2001 and March 31, 2002, respectively, which was recorded as a liability of Interstate in its consolidated balance sheets.

                    COMPARISON OF THE RIGHTS OF THE HOLDERS
                         OF INTERSTATE COMMON STOCK AND
              THE HOLDERS OF COMMON STOCK OF THE COMBINED COMPANY

     MeriStar is a Delaware corporation and Interstate is a Maryland corporation. When the merger is completed, Interstate stockholders will be exchanging their shares of common stock of Interstate, a Maryland corporation governed by its charter and bylaws and the Maryland General Corporation Law, for shares of common stock of MeriStar, a Delaware corporation governed by its certificate of incorporation and bylaws and the Delaware General Corporation Law. Each stockholder's rights as a stockholder of the combined company, therefore, will be governed by the MeriStar certificate of incorporation and bylaws, as amended, and the Delaware General Corporation Law. Some significant differences exist between the rights of Interstate stockholders and those of MeriStar stockholders. The differences between the rights of MeriStar stockholders and stockholders of the combined company result from modifications to the certificate of incorporation and bylaws of MeriStar that will be made in connection with the merger. For more information regarding these amendments, please read the section of this joint proxy statement and prospectus entitled, "Proposed Amendments to MeriStar's Certificate of Incorporation and Bylaws."

     The following is a summary of the material differences among the rights of the holders of MeriStar common stock, Interstate common stock and the combined company common stock and does not purport to be a complete comparison of the rights of MeriStar stockholders, Interstate stockholders and the combined company stockholders. Further, the following summary does not purport to be a complete description of the specific provisions referred to in this section. In addition, the identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. However, the following summary includes a description of those differences that MeriStar believes to be material. These summaries are qualified in their entirety by reference to the governing statutes and corporate instruments of MeriStar and Interstate, including the Maryland General Corporation Law and the Delaware General Corporation Law. The articles of amendment and restatement of Interstate have been filed with the SEC as Exhibits 3.1 through 3.4, and the amended and restated bylaws of Interstate have been filed as Exhibit 3.5, to its Annual Report on Form 10-K/A filed on April 19, 2002. The amended and restated certificate of incorporation of MeriStar have been filed with the SEC as Exhibits 3.1 and 3.1.1, and the bylaws of MeriStar have been filed with the SEC as Exhibit 3.2, to MeriStar's Annual Report on Form 10-K filed on March 8, 2002.

AUTHORIZED CAPITAL STOCK

     MeriStar. The authorized capital stock of MeriStar as of the date of this joint proxy statement and prospectus consists of 110,000,000 shares divided into 100,000,000 shares of MeriStar common stock and 10,000,000 shares of MeriStar preferred stock, of which 500,000 shares have been designated as Series A junior participating preferred stock. The par value of all of MeriStar's stock is $0.01 per share. The authorized capital stock of the combined company will be 255,000,000 shares divided into 250,000,000 shares of MeriStar common stock and 5,000,000 shares of MeriStar preferred stock. The par value of all of combined company's stock will be $0.01 per share. As of the date of this joint proxy statement and prospectus, 37,188,574 shares of MeriStar common stock and no shares of MeriStar preferred stock were issued and outstanding.

     Interstate. Interstate's authorized stock consists of 74,939,361 shares divided into 62,000,000 shares of Class A common stock, 1,500,000 shares of Class B common stock and 1,439,361 shares of Class C common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 70,000 shares have been designated as Series A junior participating cumulative preferred stock, par value $0.01 per share, and 850,000 shares have been designated as Series B preferred stock, par value $0.01 per share. As of the date of this joint proxy statement and prospectus, 12,193,937 shares of Interstate Class A common stock, 242,555 shares of Interstate Class B common stock, no shares of Interstate Class C common stock, no shares of Interstate Series A junior participating preferred stock and 10 shares of Interstate Series B preferred stock were issued and outstanding.

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DIVIDEND RIGHTS

     MeriStar. Under the Delaware General Corporation Law, dividends may be paid out of the surplus of the corporation or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined by the Delaware General Corporation Law to be the excess of the net assets of the corporation over its capital.

     Interstate. The Maryland General Corporation Law allows the payment of dividends and other distributions, including redemption of stock, unless:

     - the corporation would not be able to pay indebtedness that became due in the ordinary course of business; or

     - the corporation's total assets would be less than the sum of the corporation's liabilities plus, unless the charter provides otherwise, which the Interstate charter does not, the amount that would be needed upon dissolution to satisfy the preferential rights of those stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

PREEMPTIVE RIGHTS

     MeriStar stockholders and Interstate stockholders do not have, and combined company stockholders will not have, preemptive rights to acquire shares of the combined company's common stock.

LIQUIDATION RIGHTS

     MeriStar. MeriStar's certificate of incorporation contains no specific provisions with respect to a liquidation, dissolution or winding-up of MeriStar. The Delaware General Corporation Law, however, provides that upon liquidation, dissolution, or winding-up of MeriStar, all of the assets of MeriStar available for distribution to its stockholders will be distributed to its stockholders in accordance with any preferences or rights of any particular classes of MeriStar stock.

     Interstate. In the event of liquidation, dissolution or winding up the affairs of Interstate, the rights of stockholders of Interstate's common stock are similar to those outlined above for MeriStar stockholders.

VOTING RIGHTS OF STOCKHOLDERS

     MeriStar. MeriStar's bylaws provide that except as otherwise required by Delaware law, MeriStar's certificate of incorporation or MeriStar's bylaws, the holders of one-third of all outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, constitutes a quorum at any meeting of stockholders for the transaction of business. If a quorum exists, approval of a matter or proposal other than the election of directors requires the affirmative vote of a majority of the outstanding shares entitled to vote who are present, in person or by proxy, at the meeting, except as required by Delaware law, MeriStar's certificate of incorporation or MeriStar's bylaws. MeriStar's certificate of incorporation and bylaws do not provide for cumulative voting.

     Interstate. Interstate's bylaws provide that, except as otherwise required by law or by Interstate's charter, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for the transaction of business. If a quorum exists, any matter other than the election of directors may be approved by the affirmative vote of a majority of shares, present in person or by proxy, unless a larger vote is required by law. Interstate's charter and bylaws do not provide for cumulative voting in the election of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     MeriStar. The certificate of incorporation of MeriStar prohibits stockholder action by written consent instead of a stockholder meeting.

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     Interstate.  Under Maryland law, common stockholders of a Maryland corporation may act by written consent only if 100% of the stockholders sign the consent.

SPECIAL MEETINGS OF STOCKHOLDERS

     MeriStar. MeriStar's bylaws provide that a special meeting of stockholders other than a special meeting for the election of directors, unless otherwise prescribed by statute, may be called at any time only by the Chairman, the Vice Chairman, the Secretary, the President or by a majority of the directors. At any special meeting of stockholders only business that is related to the purpose or purposes of the meeting as indicated in the notice of the meeting or in any waiver of notice may be transacted. Any power of stockholders to call a special meeting is specifically denied.

     Interstate. Special meetings of the stockholders may be called by the board of directors of Interstate in a resolution approved by a vote of a majority of the directors then in office, by the Chairman of the Board, if one is elected, or by the Chief Executive Officer, if one is elected, or if no Chief Executive Officer is then in office, the President. In addition, special meetings of stockholders of Interstate shall be called by its Secretary upon the prior written request of a majority of all the votes entitled to be cast at the meeting.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     MeriStar. Under Delaware law, the amendment of a corporation's certificate of incorporation generally requires the approval of the corporation's board of directors and the affirmative vote of the holders of a majority of the corporation's outstanding voting stock, unless the certificate of incorporation of the corporation otherwise provides. Under Delaware law, an amendment to a corporation's bylaws requires the approval of the stockholders, unless the certificate of incorporation also confers the power to amend the bylaws upon the board of directors.

     MeriStar's certificate of incorporation provides that the affirmative vote of two-thirds of all votes entitled to be cast by the holders of all then outstanding shares of capital stock of MeriStar in an election of directors at an annual or special meeting of stockholders is required for any amendment to portions of the certificate of incorporation dealing with:

     - classes of directors;

     - directors' terms of office;

     - vacancies on the board of directors;

     - filling vacancies and newly-created directorships;

     - removal of directors;

     - directors nominated by holders of preferred stock;

     - indemnification of directors and officers; and

     - the vote requirement for amendments to the certificate of incorporation and bylaws.

     MeriStar's certificate of incorporation provides that a majority of the board of directors may amend MeriStar's bylaws. In addition, MeriStar's certificate of incorporation provides that, with some exceptions, all of MeriStar's bylaws may also be amended upon the affirmative vote of a majority of all votes entitled to be cast by all then outstanding shares of stock of MeriStar in the election of directors at an annual or special meeting of stockholders. If enacted by stockholders, amendments to, or adoption of bylaws inconsistent with, bylaws dealing with the procedure for calling special meetings of stockholders, or advance notice for stockholder proposals and directors of MeriStar, require the affirmative vote of two-thirds of all votes entitled to be cast by all then outstanding shares of stock of MeriStar in the election of directors at an annual or special meeting of stockholders.

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     Interstate.  Amendments to Interstate's charter must first be approved by the board of directors and then submitted to Interstate's stockholders for their consideration. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of the charter, then in addition to any other vote of the holders of voting stock, the affirmative vote of the holders of a majority of Interstate's outstanding shares of stock entitled to vote on the amendment or repeal, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the amendment or repeal as a class, are required; provided, however, that the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote on the amendment or repeal, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Class B common stock, voting as a single class, and Class C common stock, voting as a single class, shall be required to amend or repeal any of the provisions relating to, among other specified matters, the composition of the board, the voting rights of the Class B common stock and the Class C common stock.

     Except as provided by law, Interstate's board of directors has the exclusive power to alter or repeal its bylaws by the affirmative vote of a majority of the directors then in office. Nevertheless, sections of the bylaws relating to the approval by Interstate's board of directors of some transactions or actions relating to Marriott International, Inc., Wyndham International, Inc., Patriot American Hospitality, Inc., or entities controlled by them may only be amended either by the affirmative vote of a majority of the directors than in office and each of the Class B and Class C directors or by the holders of a majority of the outstanding shares entitled to vote on the matter.

NUMBER AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     MeriStar. MeriStar's certificate of incorporation provides that MeriStar's board of directors will consist of not less than three nor more than 15 members. The number of directors is set by a majority of the board of directors. There are three classes of directors with staggered terms. Directors may be elected at an annual or special meeting of stockholders. The terms of office of the current Class I, Class II and Class III directors will expire at the annual meeting of MeriStar stockholders to be held following the end of MeriStar's 2004, 2003 and 2002 fiscal years, respectively. Vacancies on the board of directors are filled by a majority of the board of directors. A director may be removed only for cause by the affirmative vote of two-thirds of all votes entitled to be cast by holders of all then outstanding shares of stock of MeriStar in the election of directors at an annual or special meeting of stockholders. Holders of preferred stock may be entitled to elect directors as provided in the certificate of designation for that preferred stock.

     The combined company's certificate of incorporation will be the same as that of MeriStar, except that its board of directors will consist of 13 members until 18 months after the effective time of the merger, and, after the effective time of the merger, will consist of that number set by a majority of the board, but not less than three nor more than 15 members. In addition, various parties that will be stockholders of the combined company after the merger will enter into an agreement that will provide for the procedure for the replacement of directors who resign or are no longer able to serve as directors. See "Description of the Related Agreements -- Combined company board composition agreement."

     Interstate. Interstate's charter provides for a total of eleven directors, divided into three classes: five Class A directors, one Class B director and five Series B preferred directors. The three classes are elected separately by the holders of the Class A common stock, Class B common stock and the Series B preferred stock, respectively. Although Interstate's charter contemplates a Class C director elected by the holders of the Class C common stock, voting separately as a class, since there are currently no shares of Class C common stock outstanding, Interstate currently does not have a Class C director.

     Class A directors are then further classified into three classes, as nearly equal in number as possible, designated Class A-I, Class A-II and Class A-III. Class A directors are elected for three-year terms by a plurality of votes cast by holders of Class A shares at each annual meeting.

     Class B directors serve one-year terms expiring at each subsequent annual meeting of stockholders and are elected by a plurality of all votes cast by holders of Class B common stock at the annual meeting

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or by unanimous written consent. Upon the occurrence of events specified in
Interstate's bylaws, the Class B common stock will automatically convert into Class A common stock. In connection with this conversion:

     - the Class B director then in office will be removed;

     - the number of Class A directors will automatically be increased by one;
       and

     - the resulting vacancy will be filled by either the remaining directors or the holders of Class A common stock.

     Vacancies are filled by first giving effect to the respective rights of holders of Class B common stock and Class C common stock to replace Class B directors and Class C directors. Otherwise:

     - any vacancy on the Board which results from the removal of a director for cause may be filled by the affirmative vote of a majority of votes cast by the holders of Class A common stock;

     - any vacancy occurring on the Board for any reason, except as a result of an increase in the number of directors, may be filled by a majority vote of the remaining directors, notwithstanding that the majority is less than a quorum; and

     - any vacancy occurring on the Board as a result of an increase in the number of directors may be filled by a majority vote of the entire Board.

     Any director may be removed from office for cause by the affirmative vote of the holders of at least 75% of the shares then entitled to vote at a meeting of stockholders called for that purpose. Additionally, any Class B director or Class C director may be removed from office with or without cause by the affirmative vote of a majority of the holders of Class B shares or the holders of Class C shares, respectively, at a meeting of the stockholders called for the purpose. Class B and Class C directors may also be removed by unanimous written consent of their respective class of stockholders.

     The holders of the Series B preferred stock, voting separately as a class, are entitled to elect the Series B preferred directors. The number of Series B preferred directors is:

     - five, if the holders of the Series B preferred stock and their affiliates beneficially own 30% or more of the total voting power of Interstate,

     - four, if the holders of the Series B preferred stock and their affiliates beneficially own 20% but less than 30% of the total voting power of Interstate,

     - three, if the holders of the Series B preferred stock and their affiliates beneficially own 10% but less than 20% of the total voting power of Interstate, and

     - one if the holders of the Series B preferred stock and their affiliates beneficially own 5% but less than 10% of the total voting power of Interstate.

     The number of Series B preferred directors is increased by two directors if:

     - dividends on the Series B preferred stock are in arrears and unpaid for six quarterly dividend period, whether or not consecutive; or

     - payments of interest on the 8.75% convertible notes are in arrears and unpaid for six quarterly interest periods, whether or not consecutive.

QUORUM FOR DIRECTOR MEETINGS

     MeriStar. Except as otherwise expressly provided by Delaware law or by MeriStar's certificate of incorporation, the presence in person of a majority of the entire board of directors is necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the board, but a majority of a smaller number may adjourn the meeting to a later date.

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     Interstate.  Under the Maryland General Corporation Law, Interstate's
bylaws provide that a majority of the directors shall constitute a quorum to transact business. If a quorum is not present, a majority of the directors may adjourn the meeting to a later date.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     MeriStar. Under the Delaware General Corporation Law, MeriStar's certificate of incorporation provides that no director will be personally liable to MeriStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - breaches of the director's duty of loyalty to MeriStar or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director received an improper personal benefit.

     Interstate. In accordance with the Annotated Code of Maryland, Interstate's charter exempts Interstate's directors and officers from any liability to Interstate or its stockholders for monetary damages, unless:

     - it is proven that the director or officer actually received an improper benefit or profit in money, property or services; or

     - the director's or officer's act or omission was the result of active and deliberate dishonesty and was material to the cause of action.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     MeriStar. MeriStar's certificate of incorporation and bylaws require MeriStar, to the extent permitted by applicable law, to indemnify any person against whom a claim is made by reason of the fact that the person is or was a director or officer of MeriStar or is or was serving, at the request of MeriStar, a similar capacity for any other entity against any and all judgments, fines, penalties, excise taxes, amounts paid in settlement, costs, charges and expenses associated with that claim. Persons not directors or officers may be similarly indemnified at the option of MeriStar. MeriStar has the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of MeriStar. Any director or officer of MeriStar serving in any capacity in a majority-owned direct or indirect subsidiary or any MeriStar benefit plan is deemed to be serving at the request of MeriStar.

     Interstate. Interstate's charter authorizes Interstate to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. Interstate's bylaws obligate Interstate to indemnify present and former directors and officers and to pay or reimburse expenses in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. Interstate's charter and bylaws also permit Interstate to provide indemnification to a present or former director or officer who served a predecessor of Interstate in that capacity and to any employee or agent of Interstate or a predecessor of Interstate.

     The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     - the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

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     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification for settlement of a suit by or in the right of the corporation is permitted under the Maryland General Corporation Law; however, a director or officer may not be indemnified in respect of any proceeding in which he shall have been adjudged liable to Interstate unless a court of appropriate jurisdiction determines that the person is fairly and reasonably entitled to indemnity for the expenses as the court may deem proper. In addition, the Maryland General Corporation Law requires Interstate, as conditions to advancing expenses, to obtain:

       - a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Interstate as authorized by the bylaws; and

       - a written statement by or on his or her behalf to repay the amount paid or reimbursed by Interstate if it shall ultimately be determined that the standard of conduct was not met. Under the Maryland General Corporation Law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute. Interstate's charter and bylaws provide that amendment or repeal of the indemnification provisions of Interstate bylaws would be effective on a prospective basis only and neither repeal nor modification of the provisions would adversely affect rights to indemnification in effect at the time of any act or omission which is the subject of a proceeding against an indemnified person.

     Any amendment or repeal of Interstate's charter or bylaws may not adversely affect the rights of any person entitled to indemnification for any event occurring prior to the amendment or repeal.

VOTING WITH RESPECT TO CERTAIN BUSINESS COMBINATIONS

     MeriStar. Section 203 of the Delaware General Corporation Law provides that a corporation may not engage in any business combination, generally defined as a merger, consolidation, sale of greater than 10% of assets, issuance of stock or granting of other financial benefits, with any interested stockholder, generally defined as any person owning greater than 15% of the voting stock of a corporation, for a period of three years following the time that the stockholder became an interested stockholder, unless:

     - prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors, and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding stock which is not owned by the interested stockholder.

     MeriStar is subject to Section 203, and the combined company will be subject to Section 203.

     Interstate. Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business

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combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors has approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions. By charter provision, Interstate has opted out of these provisions of the Maryland General Corporation Law.

REQUIRED VOTE FOR AUTHORIZATION OF FUNDAMENTAL CORPORATE TRANSACTIONS

     MeriStar. Under the Delaware General Corporation Law, fundamental corporate transactions, such as mergers, sales of all or substantially all of the corporation's assets and dissolutions, require the approval of the holders of a majority of the shares outstanding and entitled to vote. The Delaware General Corporation Law permits a corporation to increase the minimum percentage vote required. The certificate of incorporation and bylaws of MeriStar do not contain provisions increasing the percentage.

     Interstate. Under the Maryland General Corporation Law, a merger, consolidation, transfer of assets or dissolution proposed by the board of directors must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter unless the charter of the Maryland corporation provides for a lesser proportion of votes, but not less than a majority. Interstate's charter does not provide for a lesser proportion of votes for a merger, consolidation, transfer of assets or dissolution.

TRANSFER RESTRICTIONS

     MeriStar. The certificate of incorporation of MeriStar contains restrictions on transfer and ownership of the MeriStar common stock. These restrictions generally prohibit individuals or entities who or which own, actually or under applicable constructive ownership rules of the Internal Revenue Code, more than 9.8% of the value of the outstanding shares of stock of MeriStar Hospitality from owning more than 9.9% of the vote or number of outstanding shares of MeriStar. If MeriStar has an annual meeting in 2002, it intends to propose that these restrictions, which were applicable to it as a lessee from MeriStar Hospitality, be replaced with restrictions substantially similar to the ones applicable to the combined company common stock described in the section of this joint proxy statement and prospectus entitled "Description of the Capital Stock of the Combined Company -- Restrictions on ownership."

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     Interstate.  Interstate's charter provides that shares of Class B common stock and Class C common stock automatically convert into Class A common stock, on a one-to-one basis, upon their transfer other than to an affiliate of specified stockholders.

INSPECTION OF BOOKS AND RECORDS

     MeriStar. Under the Delaware General Corporation Law, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

     Interstate. The Maryland General Corporation Law provides a right to inspect and copy the corporation's books of account and stock ledger and to receive a written statement of the corporation's affairs and a verified list of stockholders to any stockholders who for more than six months, separately or as a group, have owned at least 5% of the outstanding stock of any class of a Maryland corporation. Interstate's bylaws provide that, for at least ten days prior to any annual or special meeting of stockholders, Interstate will make available for inspection by any stockholder a list of each stockholder entitled to vote at the annual meeting or special meeting. In addition, any stockholder of a Maryland corporation has the right to request the corporation to provide a sworn statement showing all stock and securities issued and all consideration received by the corporation within the preceding 12 months.

STOCKHOLDER APPRAISAL RIGHTS

     MeriStar. Under Delaware law, appraisal rights are available only in a merger or consolidation to stockholders who have neither voted in favor of the merger or consolidation nor consented to the merger or consolidation in writing. Normally, appraisal rights are not available to the holders of stock if the stock or the depository receipts related to the stock are listed on a national exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or if there are more than 2,000 holders of record of the stock or depository receipts. However, appraisal rights are available to the holders of the stock if the merger agreement requires the holders of the stock to accept anything other than any combination of the following:

     - stock or depository receipts in respect of stock in the surviving or resulting corporation or cash instead of fractional shares of stock or fractional depository receipts; or

     - stock or depository receipts in respect of stock of a corporation having over 2,000 holders of record or listed on a national exchange or designated as a national market system security on an interdealer quotation by the NASD, or cash instead of fractional shares of stock or fractional depository receipts.

     Interstate. Stockholders of a Maryland corporation have the right to demand and to receive payment of the fair value of their stock in the event of a merger or consolidation, a share exchange, a transfer of assets, a charter amendment altering contract rights of outstanding stock unless the right to do so is reserved in the charter or some business combinations. The right to fair value does not apply if:

     - the stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the NASD or is designated for trading on the Nasdaq SmallCap Market;

     - the stock is that of the successor in a merger, unless the merger alters the contract rights of the stock or converts the stock in whole or in part into something other than stock, cash, scrip or other interests;

     - the stock is not entitled to vote on the transaction or the stockholder did not own the stock on the record date for determining stockholders entitled to vote on the transaction;

     - the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder; or

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     - the stock is that of an open-end investment company registered with the
       SEC under the Investment Company Act of 1940 and the stock is valued in the transaction at its net asset value.

     These rights are available only when the stockholder files with the corporation a timely, written objection to the transaction, does not vote in favor of the transaction and makes demand on the successor corporation.

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            DESCRIPTION OF THE CAPITAL STOCK OF THE COMBINED COMPANY

     The following summary information is qualified in its entirety by the provisions of the certificate of incorporation and bylaws of MeriStar, which will be the certificate of incorporation and bylaws of the combined company, as amended by the proposed amendments described in the section of this joint proxy statement and prospectus entitled "Proposed Amendments to MeriStar's Certificate of Incorporation and Bylaws in Connection with the Merger." The current certificate of incorporation and bylaws of MeriStar have been filed as exhibits
3.1 and 3.2, respectively, to MeriStar's registration statement on Form S-1 (File no. 333-49881). The amendment to MeriStar's certificate of incorporation has been filed as exhibit 3.1.1 to MeriStar's Form 10-K for the year ending December 31, 2001.

     The authorized capital stock of the combined company will consist of 200,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, of which 100,818,718 shares of common stock and no shares of preferred stock will be outstanding following the merger.

COMMON STOCK

     Voting rights. Except as indicated below under "Certain antitakeover provisions," the charter provides that holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     Dividends. Each share of common stock is entitled to receive dividends if, as and when declared by the combined company board of directors. Under Delaware law, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared out of net profits, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets.

     Other rights. Stockholders of the combined company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of any preferred stock, all holders of common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the combined company. No shares of common stock are subject to redemption or a sinking fund.

PREFERRED STOCK

     The combined company board of directors is authorized to issue, without further authorization from stockholders, up to 25,000,000 shares of preferred stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, for each share of that series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of that series as the combined company board of directors may be permitted to fix under the laws of Delaware as in effect at the time that series is created. The issuance of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of the combined company.

     Series A junior participating preferred stock. The combined company expects to authorize and reserve, for issuance upon exercise of preferred rights, 500,000 shares of Series A junior preferred stock. The Series A junior participating preferred stock will not be redeemable and will rank, with respect to the payment of dividends and the distribution of assets, junior to any other series of any other classes of preferred stock that may exist from time to time. Generally, each share of Series A junior participating preferred stock will entitle its holder to 100 votes on all matters submitted to a vote of the combined company's stockholders.

     Subject to the rights of holders of any shares of any series of preferred stock ranking prior and superior to the Series A junior participating preferred stock with respect to dividends, holders of shares of Series A junior participating preferred stock, in preference to holders of common stock and any other junior stock, will be entitled to receive, when, as and if declared by the combined company board of directors, quarterly cash dividends, in an amount per share equal to the greater of $1 or 100 times the aggregate per share amount of all cash dividends, subject to adjustment, and 100 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions, other than dividends payable in common stock or a subdivision of outstanding shares of common stock, declared on the common stock since the immediately preceding quarterly dividend payment date, or since the first issuance of any share of Series A junior participating preferred stock, in the case of the first quarterly dividend payment date. In the event the combined company board of directors declares or pays a dividend on the common stock payable in shares of common stock or subdivides, combines or consolidates the outstanding shares of common stock into a greater or lesser number of shares of common stock, the amount of in-kind dividend payable to holders of Series A junior preferred stock will be adjusted for the dividend on, or subdivision, combination or consolidation of, shares of common stock. Dividends on the Series A junior participating preferred stock generally will be declared immediately following a dividend declaration on the common stock, and will be cumulative. Accrued but unpaid dividends will not bear interest. During those times as dividends payable on the Series A junior participating preferred stock are in arrears, and until the arrearages have been paid in full, the combined company will be prohibited from:

     - declaring or paying dividends, or making other distributions on any shares of stock ranking junior to the Series A junior participating preferred stock;

     - declaring or paying dividends, or making other distributions on any shares of stock ranking on a parity with the Series A junior participating preferred stock, except dividends paid ratably on the Series A junior preferred stock and all parity stock, in proportion to the amounts to which holders of all those shares are then entitled;

     - redeeming or otherwise acquiring for value any stock ranking junior to the Series A junior participating preferred stock; and

     - redeeming or otherwise acquiring for value any shares of Series A junior participating preferred stock, or any shares of stock ranking on a parity with the Series A junior participating preferred stock, except in accordance with a purchase offer made under limited circumstances.

     Redemptions and other acquisitions of stock ranking junior to the Series A junior participating preferred stock will be permissible if the redemptions or acquisitions are made in exchange for shares of any stock of the combined company ranking junior to the Series A junior participating preferred stock.

     In the event of any liquidation, dissolution or winding up of the combined company, no distribution will be made to the holders of shares of stock ranking junior to the Series A junior participating preferred stock unless and until the holders of the Series A junior participating preferred stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions on the Series A junior participating preferred stock. Holders of Series A junior participating preferred stock will be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common stock. Further, no distribution will be made to the holders of shares of stock ranking on a parity with the Series A junior participating preferred stock, except distributions made ratably on the Series A junior participating preferred stock and all the parity stock in proportion to the totals to which the holders are entitled upon the liquidation, dissolution or winding up. In the event the combined company board of directors declares or pays a dividend payable in shares of common stock or subdivides, combines or consolidates the outstanding shares of common stock into a greater or lesser number of shares of common stock, the amount of the liquidating distribution payable to holders of Series A junior participating preferred stock will be adjusted for the dividend on, or subdivision, combination or consolidation of, shares of common stock.

     In the event the combined company enters into a consolidation, merger, combination or other transaction under which shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each share of Series A junior participating preferred stock must be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property (payable in kind) into which or for which each share of common stock is changed or exchanged. In the event the combined company board of directors declares or pays a dividend payable in shares of common stock or subdivides, combines or consolidates the outstanding shares of common stock into a greater or lesser number of shares of common stock, the amount payable to holders of Series A junior participating preferred stock in respect of a consolidation, merger, combination or other transaction will be adjusted for the dividend on, or subdivision, combination or consolidation of, shares of common stock.

CERTAIN ANTITAKEOVER PROVISIONS

     The charter and bylaws. The combined company charter and bylaws and applicable sections of the DGCL contain several provisions that may make the acquisition of control of the combined company more difficult without the prior approval of its board of directors. Provisions of the charter and the bylaws, among other things:

     - classify the board of directors into three classes, each of which serves for staggered three-year terms;

     - provide that a director of the combined company may be removed by the stockholders only for cause;

     - provide that the stockholders may amend or repeal any of the above provisions of the charter only by a vote of 66 2/3% of the stock entitled to vote generally in the election of directors;

     - provide that only the Chairman of the board, Vice Chairman, President or the board of directors may call special meetings of the stockholders;

     - provide that the stockholders may take action only at a meeting of the combined company stockholders, not by written consent;

     - provide that stockholders must comply with advance notice procedures in order to nominate candidates for election to the combined company board of directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and

     - provide that the chair of any meeting of stockholders shall have the power to adjourn the meeting.

     Delaware law. In general, Section 203 of the Delaware General Corporation law, prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

     - prior to that time, either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder is approved by the combined company board of directors;

     - upon completion of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose some shares owned by persons who are directors and also officers of the corporation and by some employee benefit plans; or

     - on or after that date the business combination is approved by the combined company board of directors and by the affirmative vote and not by written consent of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, in some cases, within the immediately preceding three years did own 15% or more of the corporation's voting stock.

ISSUANCE OF PREFERRED STOCK

     The charter authorizes the combined company board of directors to issue up to 25 million shares of preferred stock, and to establish the rights and preferences, including the convertibility of the shares of preferred stock into shares of common stock of any series of preferred stock so issued. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the combined company, even if a change in control was in the best interests of some, or a majority, of the combined company's stockholders.

     The stockholder rights plan. MeriStar's existing stockholder rights plan, which is governed by a rights agreement between MeriStar and Continental Stock Transfer & Trust Company, Inc. has been amended by MeriStar in connection with the merger. The combined company will retain the plan, as amended. Under the rights plan, each share of combined company common stock will have attached to it one right to purchase one one-hundredth of a share of combined company, Series A junior participating preferred stock at a purchase price of $35 per right, subject to adjustment. The description of the rights plan below is intended as a summary only and is qualified in its entirety by reference to the Preferred Share Purchase Rights Agreement, dated as of July 23, 1998, filed as
Exhibit 4.4 to MeriStar's registration statement on Form S-1/A filed with the Securities and Exchange Commission on July 23, 1998 and the amendments to that rights agreement filed as Exhibit 4.1 to MeriStar's current report on Form 8-K, filed on December 12, 2000 and Exhibit 4.1 to MeriStar's current report on Form 8-K, filed on May 3, 2002.

     Under the rights plan, the rights will be evidenced by the certificates representing the common stock of the combined company, until the rights distribution effective date, which is the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of their outstanding shares of the combined company's common stock, a person or group of affiliated or associated persons that acquire beneficial ownership of 20% or more is called acquiring person, or

     - 10 business days, or a later date as may be determined by action of the combined company's board of directors following the commencement of or the announcement of an intention to make, a tender offer or exchange offer, which, if completed, would result in a person or group beneficially owning 20% or more of the then outstanding shares of the combined company's common stock.

     In connection with the execution of the merger agreement and related agreements, MeriStar amended the rights plan to provide among other things that any person or group or affiliated or associated persons that becomes the beneficial owner of 20% of more of MeriStar's or the combined company's outstanding shares of common stock solely as a result of the execution and delivery of the merger agreement and related agreements or the completion of the merger will be excluded from the definition of "acquiring person" for purposes of the rights plan, and will not be deemed an acquiring person until that person or group becomes the beneficial owner of the next highest whole percentage in excess of the percentage of shares of combined company common stock beneficially owned by that person or group immediately after the completion of the merger.

     Also, in determining beneficial ownership under the stockholder rights plan, shares owned by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and some of their affiliates are, in most circumstances, disaggregated from shares held by Interstate's principal investor group and some of its affiliates.

     Until the rights distribution effective date, the rights may be transferred with and only with the combined company's common stock and the combined company common stock certificates will contain a notation incorporating the rights agreement by reference. As soon as practicable following the rights distribution effective date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the rights distribution effective date and the separate right certificates alone will evidence the rights.

     The rights will not be exercisable until the rights distribution effective date. The rights will expire on August 1, 2008 unless the rights are earlier redeemed or exchanged by the combined company, in each case, as summarized below.

     If any person or group of affiliated or associated persons becomes an acquiring person and a rights distribution effective date has occurred, each holder of a right, other than an acquiring person, may exercise the rights upon payment of the purchase price to purchase that number of shares of common stock having a market value of two times the exercise price of the right. After a rights distribution effective date has occurred, if the combined company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold each holder of a right may exercise the rights upon payment of the purchase price to purchase that number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the purchase price of the right.

     If a person or group of affiliated or associated persons becomes an acquiring person and a rights distribution effective date has occurred, prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding common stock, the combined company's board of directors may exchange the rights other than rights held by an acquiring person, in whole or in part, at an exchange ratio of one share of common stock, or one-hundredth of a share of Series A junior participating preferred stock, or of a share of a class or series of the preferred stock having equivalent rights, preference and privileges, per right, subject to adjustment.

     At any time prior to the tenth day after a person or group of affiliated or associated persons becomes an acquiring person, the combined company's board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at that time, on that basis and with those conditions as the combined company's board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the holders of the rights then will be eligible to receive only the redemption price.

     The terms of the rights may be amended by the combined company board of directors without the consent of the holders of the rights; provided, however, that from and after the tenth day after that time as any person or group of affiliated or associated persons becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, its holder will have no rights as a stockholder of the combined company with respect to the preferred right, including, without limitation, the right to vote or to receive dividends.

     The purchase price, the number of outstanding preferred rights and the number of one-hundredths of a share of Series A junior participating preferred stock issuable upon exercise of each right also will be subject to adjustment in the event of a split of the common stock, or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the rights distribution effective date.

     The purchase price payable, and the number of shares of Series A junior participating preferred stock or other securities or property issuable, upon exercise of the right also will be subject to adjustment from time to time to prevent dilution

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A junior participating preferred stock,

     - upon the grant to holders of shares of Series A junior participating preferred stock of specified rights or warrants to subscribe for or purchase shares of Series A junior participating preferred stock at a price, or securities convertible into shares of Series A junior participating preferred stock; or

     - upon the distribution to holders of shares of Series A junior participating preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earning or dividends payable in shares of Series A junior participating preferred stock, or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least one percent in the purchase price. No fractional shares of Series A junior participating preferred stock will be issued, other than fractions which are integral multiples of one-hundredth of a share of Series A junior participating preferred stock, which may, at the election of the combined company, be evidenced by depositary receipts, and instead of issuing those fractions, an adjustment in cash will be made based on the market price of shares of Series A junior participating preferred stock on the last trading day prior to the date of exercise.

     Shares of Series A junior participating preferred stock purchasable upon exercise of the preferred rights will not be redeemable. Quarterly, each share of Series A junior participating preferred stock will be entitled to receive an amount per share equal to the greater of $1 per share or 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of Series A junior participating preferred stock will be entitled to receive an amount per share equal to the greater of $100 per share or 100 times the payment made per share of common stock. Each share of Series A junior preferred stock will have 100 votes voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior participating preferred stock will be entitled to receive 100 times the consideration received per share of common stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of the shares of Series A junior participating preferred stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A junior participating preferred stock purchasable upon exercise of each right should approximate the economic value of one share of common stock.

     The rights have antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire the combined company on terms not approved by the combined company's board of directors. The rights will not interfere with any merger or other business combination approved by the combined company board of directors.

                           RESTRICTIONS ON OWNERSHIP

     The combined company's charter also provides, with some exceptions, that some people may not own, either directly or under the attribution rules set forth in Section 318(a) of the Internal Revenue Code, as modified by Section 856(d)(5) of the Internal Revenue Code, more than 9.9% of the shares of any class of the combined company's stock.

     The charter provides that a transfer of common stock that would otherwise result in the valid ownership of common stock that is in excess of the ownership limit will be void and the intended transferee will acquire no rights or economic interest in that common stock. In addition, the charter provides that a transfer of common stock in violation of the ownership limit will automatically be designated as excess shares until the intended transferee does not own common stock in excess of the ownership limit. These excess shares will then be transferred automatically and by operation of law, to a special trust for the benefit of a charitable organization designated by the board of directors of the combined company.

     The trustee of the special trust will have the authority to exercise the voting rights associated with the excess shares for as long as they are considered excess shares. Except as described below, any distributions related to excess shares will be paid to the trustee of the special trust for the benefit of a charitable organization that is designated by the combined company's board of directors. Excess shares may be transferred only to a person designated by the combined company's board of directors whose ownership of the excess shares will not result in a violation of the ownership limit. In this case, the excess shares would no longer be considered excess shares. If there is a transfer of excess shares, the holder of those shares of common stock that were automatically exchanged for excess shares will be entitled to receive, from the proceeds of the transfer of the excess shares, an amount equal to the lesser of:

     - the proceeds from the transfer of the excess shares; and

     - the amount paid by the holder if the automatic designation as excess shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of common stock on the date of their designation as excess shares.

     In the event of a liquidation, dissolution or winding up of the combined company while shares are held as excess shares, the holder of the excess shares will be entitled to receive, from the proceeds of the liquidation, dissolution or winding-up, an amount equal to the lesser of:

     - the proceeds from the liquidation, dissolution or winding-up which would have been applicable to the excess shares if they had remained common stock; and

     - the amount paid by the holder if the automatic designation as excess shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of common stock on the date of their designation as excess shares.

     Any excess proceeds from a transfer of the excess shares or on liquidation, dissolution or winding-up will be paid to the trustee of the special trust for the benefit of the designated charitable organization.

     The combined company will also have the right to purchase any excess shares at a price equal to the lesser of:

     - the fair market value of those shares on the date that the combined company or its designee exercises the right to purchase them; and

     - the price per share in the transaction that resulted in their being designated as excess shares unless the excess share designation was the result of an event other than a transfer for value, in which case the price will be equal to the fair market value at the time they were designated as excess shares.

                 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
               MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF MERISTAR

     The following table sets forth information regarding the beneficial ownership of common stock as of May 31, 2002 by (a) all persons known by MeriStar to own beneficially more than 5% of MeriStar common stock, (b) each director who is a stockholder, (c) each of the named executive officers of MeriStar, and (d) all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME & ADDRESS OF BENEFICIAL OWNER                              NUMBER       PERCENTAGE
----------------------------------                            -----------   ------------
Keystone, Inc.(1)...........................................   6,511,629        17.5%
Wellington Management Company, LLP(2).......................   4,921,400        13.2
FMR Corp.(3)................................................   3,115,700         8.4
State of Wisconsin Investment Board.(4).....................   2,725,200         7.3
First Capital Alliance, LLP(5)..............................   2,576,949         6.9
James A. Calder(6)..........................................     210,792           *
Kent R. Hance(7)............................................      32,951           *
Steven D. Jorns(8)..........................................   1,328,931         3.6
S. Kirk Kinsell(7)..........................................      12,501           *
James B McCurry(7)..........................................      12,501           *
John Emery(9)...............................................     281,667           *
Robert Morse................................................          --           *
Paul W. Whetsell(10)........................................     866,652         2.3
James R. Worms(7)...........................................      52,738           *
Leslie Doggett..............................................          --           *
J. Taylor Crandall(11)......................................   1,281,052         3.4
Executive officers and directors as a group (13 persons)....   4,079,785        10.7

---------------

  *  Represents less than 1% of the class.

 (1) Beneficial ownership information is based on the Schedule 13D/A filed by Keystone, Inc., Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., Cherwell Investors, Inc., Group 31, Inc., MHX Investors, L.P., Arbor REIT, L.P., FW Hospitality, L.P., Capital Partnership, J. Taylor Crandall and Robert M. Bass (all located at 201 Main Street, Suite 3100, Fort Worth, Texas 76012) and MC Investment Corporation, Penobscot Partners, L.P., and PTJ Merchant Banking Partners, L.P. (all located at 65 E. 55th Street, New York, New York 10022), filed on April 27, 1999 and amended on January 19, 2000 and December 19, 2000.

 (2) Beneficial ownership information is based on the Schedule 13G/A filed by Wellington Management Company, LLP (located at 75 State Street, Boston Massachusetts 02109), filed on February 12, 2002.

 (3) Beneficial ownership information is based on a Schedule 13G/A jointly filed by Edward C. Johnson, Abigail P. Johnson and Fidelity Management & Research Company (all located at 82 Devonshire Street, Boston, Massachusetts 02109) dated February 14, 2002.

 (4) Beneficial ownership information is based on the Schedule 13G filed by State of Wisconsin Investment Board (located at P.O. Box 7482, Madison, Wisconsin 53707), filed on February 12, 2002.

 (5) Beneficial ownership information is based on Schedule 13G filed by First Capital Alliance Limited Partnership, First Capital Alliance, LLC, Richard Newman and Henry Chu (all located at 440 S. LaSalle Street, Suite 1614, Chicago, Illinois 60605) dated January 22, 2002.

 (6) Includes 125,000 shares of common stock subject to vested options.

 (7) Includes 12,500 shares of common stock subject to vested options.

 (8) Includes 255,001 shares of common stock subject to vested options.

 (9) Includes 191,667 shares of common stock subject to vested options.

(10) Includes 333,333 shares of common stock subject to vested options.

(11) Includes 61,912 shares held by Cherwell Investors, Inc., 764,067 shares held by FW Hospitality, L.P., 204,514 shares held by PTJ Merchant Banking Partners, L.P. and 4,067 shares held by Group 31, Inc. Mr. Crandall is the President and sole stockholder of Group 31, Inc., and the President and sole stockholder of PTJ, Inc., which is the sole general partner of PTJ Merchant; the sole member of Group III 31, LLC, the general partner of FW Hospitality, L.P. Mr. Crandall is also the President and sole stockholder of Acadia MGP., which is the managing general partner of Acadia FW Partners, L.P., which is the sole stockholder of Cherwell.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
                    OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
                                 OF INTERSTATE

     The following table sets forth information regarding the beneficial ownership of Class A common stock as of the record date for the Interstate stockholder meeting by (1) each person known by Interstate to own beneficially more than 5% of the Class A common stock, (2) each director and named executive officer of Interstate, and (3) all directors and executive officers of Interstate as a group. The figures in the following table are based on 12,029,225 shares of Class A common stock outstanding as of the record date for the Interstate stockholder meeting. Unless indicated otherwise, the address for each of the persons named in the table is c/o Interstate Hotels Corporation, Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which that person has the right to acquire within 60 days after that date.

                                                                                     PERCENTAGE OF
                                                                                    TOTAL SHARES OF
                                                              SHARES OF CLASS A     CLASS A COMMON
DIRECTORS AND EXECUTIVE OFFICERS                              COMMON STOCK OWNED   STOCK OUTSTANDING
--------------------------------                              ------------------   -----------------
Thomas F. Hewitt............................................        441,434                3.7%
J. William Richardson(1)....................................        341,776                2.8%
Kevin P. Kilkeary...........................................        170,166                1.4%
Henry L. Ciaffone...........................................             --                 --
Charles R. Tomb.............................................            123                  *
Karim J. Alibhai(2).........................................      6,013,172               50.0%
Joseph J. Flannery..........................................          7,000                  *
Benjamin D. Holloway........................................          4,000                  *
Stephen P. Joyce............................................             --                 --
Alan J. Kanders(3)..........................................          9,000                  *
Mahmood J. Khimji...........................................             --                 --
Phillip H. McNeill, Sr. ....................................             --                 --
John J. Russell, Jr. .......................................             --                 --
Sherwood M. Weiser(4).......................................      6,013,172               50.0%
Odessa Limited(5)...........................................        607,000                5.0%
CGLH Partners I LP and CGLH Partners II LP, as a group(6)...      6,013,172               50.0%
All directors and officers as a group (16 persons)(7).......      6,987,805               58.1%

---------------

  *  Less than 1%

 (1) Includes 43 shares held by Mr. Richardson's daughter.

 (2) Includes 5,983,172 shares held indirectly through Mr. Alibhai's indirect interests in the Interstate principal investor group. See Note (6) below.

 (3) Includes 2,000 shares held in trust for the benefit of Mr. Kanders' daughter.

 (4) Includes 5,990,530 shares held indirectly through Mr. Weiser's indirect interests in the Interstate principal investor group. See Note (6) below.

 (5) As reported in a Schedule 13D filed with the SEC on October 5, 2000. The address of Odessa Limited is International House, Victoria Road, Douglas, Isle of Man, British Isles.

 (6) As reported in an amended Schedule 13D filed with the SEC on June 26, 2002, the following entities beneficially own Interstate's Class A common stock that the Interstate principal investor group has the right to acquire under the terms of the Series B preferred stock and 8.75% convertible notes held by the Interstate principal investor group: (i) CGLH Partners I LP (sole voting power over 1,250,000 shares); (ii) CGLH Partners II LP (sole voting power over 5,939,140 shares);

     (iii) LB Interstate GP LLC; (iv) LB Interstate LP LLC; (v) PAMI LLC; (vi) Property Asset Management Inc.; (vii) Lehman ALI Inc.; (viii) Lehman Brothers Holdings Inc.; (ix) MK/CG GP LLC; (x) MK/CG LP LLC; (xi) CG Interstate Associates LLC; (xii) Continental Gencom Holdings, LLC; (xiii) KFP Interstate, LLC; (xiv) Grosvenor, LLC; (xv) KFP Holdings, Ltd.; (xvi) Quadrangle Trust Interstate (BVI) Limited; (xvii) Sherwood M. Weiser (sole voting power over 22,642 shares); (xviii) Donald E. Lefton (sole voting power over 21,390 shares); and (xix) Karim J. Alibhai (sole voting power over 30,000 shares). Each of the above entities (other than the Interstate principal investor group) have shared voting power over 6,013,172 shares of Interstate's Class A common stock. The Interstate principal investor group have sole voting power over the shares listed in clauses (i) and (ii) above, but do not have any shared voting power over any other shares. The terms of the Series B preferred stock and the 8.75% convertible notes prohibit any single holder and its affiliates or any group of which any of them is a member from converting into more than 49% of Interstate's common stock. If this restriction were not applicable, the Series B preferred stock and 8.75% convertible notes held by the above entities would, as of June 26, 2002, be convertible into an aggregate of 1,560,860 shares of Class A common stock, following which CGLH Partners I LP and CGLH Partners II LP would beneficially own approximately 54.8% of Interstate's total outstanding common stock as of June 26, 2002. For more information, see the amended Schedule 13D, filed with the SEC on June 26, 2002. The address of the Interstate principal investor group is c/o Lehman Brothers Holdings Inc., 399 Park Avenue, New York, New York 10022.

 (7) Includes 6,013,172 shares, held indirectly through Mr. Alibhai's and Mr. Weiser's indirect interests in the Interstate principal investor group (as detailed in Note 6, above).

     All of the 242,555 outstanding shares of Class B common stock of Interstate are beneficially owned by Marriott Hotel Services, Inc. The address of Marriott Hotel Services, Inc. is One Marriott Drive, Washington, D.C. 20058.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
                    OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
                            OF THE COMBINED COMPANY

     The following table shows beneficial ownership of the common stock of the combined company, after giving effect to the completion of the merger and the transactions related to the merger as of June 26, 2002, by beneficial owners of more than 5% of either Interstate's or MeriStar's common equity, the current directors of MeriStar and Interstate, the nominees to the board of directors of the combined company, all directors and executive officers of MeriStar as a group and all directors and executive officers of Interstate as a group. All of the share ownership amounts for the MeriStar parties and the Interstate parties are based on the share ownership amounts for those parties listed in the tables under the captions "Information Regarding Beneficial Ownership of Management and Principal Stockholders of MeriStar" and "Information Regarding Beneficial Ownership of Management and Principal Stockholders of Interstate." All of the share ownership amounts for the other nominees to the board of directors of the combined company are based on the share ownership amounts disclosed to MeriStar and Interstate by those persons as of the record date of the Interstate stockholder meeting.

                              NAME                                 SHARES BENEFICIALLY OWNED
-----------------------------------------------------------------  -------------------------
                                                                     NUMBER      PERCENTAGE
Holders of 5% or more of MeriStar's or Interstate's common stock:  -----------   -----------
Keystone, Inc.(1).............................................      6,511,629         6.5%
Wellington Management Company, LLP(2).........................      4,921,400         4.9
FMR Corp.(3)..................................................      3,115,700         3.1
State of Wisconsin Investment Board(4)........................      2,725,200         2.7
First Capital Alliance, LLP(5)................................      2,576,949         2.6
Odessa Limited(6).............................................      2,792,200         2.8
CGLH Partners I LP and CGLH Partners II LP as a group(7)......     34,840,547        34.6
Current Directors of MeriStar:
Kent R. Hance(8)..............................................         32,951           *
Steven D. Jorns(9)............................................      1,328,931         1.3
S. Kirk Kinsell(8)............................................         12,501           *
James B McCurry(8)............................................         12,501           *
John Emery(10)................................................        281,667           *
Paul W. Whetsell(11)..........................................        866,652           *
James R. Worms(8).............................................         52,738           *
Leslie Doggett................................................             --          --
J. Taylor Crandall(12)........................................      1,281,052         1.3
Current Directors of Interstate:
Karim J. Alibhai(13)..........................................     34,840,547        34.6
Joseph J. Flannery............................................         32,200           *
Thomas F. Hewitt..............................................      2,030,596         2.0
Benjamin D. Holloway..........................................         18,400           *
Stephen P. Joyce..............................................             --          --
Alan J. Kanders(14)...........................................         41,400           *
Mahmood J. Khimji.............................................             --          --
Phillip H. McNeill, Sr. ......................................             --           *
J. William Richardson(15).....................................      1,572,170         1.6
John J. Russell, Jr. .........................................             --          --
Sherwood M. Weiser(16)........................................     34,840,547        34.6
Nominees for Directors of the combined company:
Raymond C. Mikulich...........................................             --          --
All Directors and executive officers of MeriStar as a group:
Executive officers and directors as a group (13 persons)......      4,004,257         4.0
All Directors and executive officers of Interstate as a group:
All directors and officers as a group (16 persons)(17)........     39,323,859        39.0

---------------

  *  Represents less than 1% of the class.

 (1) Beneficial ownership information is based on the Schedule 13D/A filed by Keystone, Inc., Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., Cherwell Investors, Inc., Group 31, Inc., MHX Investors, L.P., Arbor REIT, L.P., FW Hospitality, L.P., Capital Partnership, J. Taylor Crandall and Robert M. Bass (all located at 201 Main Street, Suite 3100, Fort Worth, Texas 76012) and MC Investment Corporation, Penobscot Partners, L.P., and PTJ Merchant Banking Partners, L.P. (all located at 65 E. 55th Street, New York, New York 10022), filed on April 27, 1999 and amended on January 19, 2000 and December 19, 2000.

 (2) Beneficial ownership information is based on the Schedule 13G/A filed by Wellington Management Company, LLP (located at 75 State Street, Boston Massachusetts 02109), filed on February 12, 2002.

 (3) Beneficial ownership information is based on a Schedule 13G/A jointly filed by Edward C. Johnson, Abigail P. Johnson and Fidelity Management & Research Company (all located at 82 Devonshire Street, Boston, Massachusetts 02109) dated February 14, 2002.

 (4) Beneficial ownership information is based on the Schedule 13G filed by State of Wisconsin Investment Board (located at P.O. Box 7482, Madison, Wisconsin 53707), filed on February 12, 2002.

 (5) Beneficial ownership information is based on Schedule 13G filed by First Capital Alliance Limited Partnership, First Capital Alliance, LLC, Richard Newman and Henry Chu (all located at 440 S. LaSalle Street, Suite 1614, Chicago, Illinois 60605) dated January 22, 2002.

 (6) As reported in a Schedule 13D filed with the SEC on October 5, 2000. The address of Odessa Limited is International House, Victoria Road, Douglas, Isle of Man, British Isles.

 (7) As reported in an amended Schedule 13D filed with the SEC on June 26, 2002, the following entities beneficially own Interstate's Class A common stock that the Interstate principal investor group has the right to acquire under the terms of the Series B preferred stock and 8.75% convertible notes held by the Interstate principal investor group: (i) CGLH Partners I LP (sole voting power over 1,250,000 shares); (ii) CGLH Partners II LP (sole voting power over 5,939,140 shares); (iii) LB Interstate GP LLC; (iv) LB Interstate LP LLC; (v) PAMI LLC; (vi) Property Asset Management Inc.; (vii) Lehman ALI Inc.; (viii) Lehman Brothers Holdings Inc.; (ix) MK/CG GP LLC;
     (x) MK/CG LP LLC; (xi) CG Interstate Associates LLC; (xii) Continental Gencom Holdings, LLC; (xiii) KFP Interstate, LLC; (xiv) Grosvenor, LLC;
     (xv) KFP Holdings, Ltd.; (xvi) Quadrangle Trust Interstate (BVI) Limited;
     (xvii) Sherwood M. Weiser (sole voting power over 22,642 shares); (xviii) Donald E. Lefton (sole voting power over 21,390 shares); and (xix) Karim J. Alibhai (sole voting power over 30,000 shares). Each of the above entities (other than the Interstate principal investor group) have shared voting power over 6,013,172 shares of Interstate's Class A common stock. The Interstate principal investor group have sole voting power over the shares listed in clauses (i) and (ii) above, but do not have any shared voting power over any other shares. The terms of the Series B preferred stock and the 8.75% convertible notes prohibit any single holder and its affiliates or any group of which any of them is a member from converting into more than 49% of Interstate's common stock. If this restriction were not applicable, the Series B preferred stock and 8.75% convertible notes held by the above entities would, as of June 26, 2002, be convertible into an aggregate of 1,560,860 shares of Class A common stock, following which CGLH Partners I LP and CGLH Partners II LP would beneficially own approximately 54.8% of Interstate's total outstanding common stock as of June 26, 2002. For more information, see the amended Schedule 13D, filed with the SEC on June 26, 2002. The address of the Interstate principal investor group is c/o Lehman Brothers Holdings Inc., 399 Park Avenue, New York, New York 10022.

(8) Includes 12,500 shares of common stock subject to vested options.

(9) Includes 255,001 shares of common stock subject to vested options.

(10) Includes 191,667 shares of common stock subject to vested options.

(11) Includes 333,333 shares of common stock subject to vested options.

(12) Includes 61,912 shares held by Cherwell Investors, Inc., 764,067 shares held by FW Hospitality, L.P., 204,514 shares held by PTJ Merchant Banking Partners, L.P. and 4,067 shares held by Group 31, Inc. Mr. Crandall is the President and sole stockholder of Group 31, Inc., and the President and sole stockholder of PTJ, Inc., which is the sole general partner of PTJ Merchant; the sole member of Group III 31, LLC, the general partner of FW Hospitality, L.P. Mr. Crandall is also the President and sole stockholder of Acadia MGP., which is the managing general partner of Acadia FW Partners, L.P., which is the sole stockholder of Cherwell.

(13) Includes 5,983,172 shares of Interstate common stock held indirectly through Mr. Alibhai's indirect interests in the Interstate principal investor group. See Note (7) above.

(14) Includes 2,000 shares of Interstate common stock held in trust for the benefit of Mr. Kanders' daughter.

(15) Includes 43 shares of Interstate common stock held by Mr. Richardson's daughter. Mr. Richardson is also a director of Interstate.

(16) Includes 5,990,530 shares of Interstate common stock held indirectly through Mr. Weiser's indirect interests in the Interstate principal investor group. See Note (7) above.

(17) Includes 6,013,172 shares, of Interstate common stock held indirectly through Mr. Alibhai's and Mr. Weiser's indirect interests in the Interstate principal investor group (as detailed in Note 7, above).

                                 LEGAL MATTERS

     The legality of the shares of common stock of MeriStar offered to holders of Interstate common stock by this joint proxy statement and prospectus will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. An opinion as to some federal income tax consequences of the merger will be rendered for MeriStar by Paul, Weiss, Rifkind, Wharton & Garrison. An opinion as to some federal income tax consequences of the merger will be rendered for Interstate by Arnold & Porter, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of MeriStar Hotels & Resorts, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been included in this registration statement in reliance upon the report of KPMG LLP, independent accountants, included in this joint proxy statement and prospectus, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Interstate Hotels Corporation and Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this joint proxy statement and prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     If any stockholder of the combined company intends to present a proposal for consideration at the next annual meeting of stockholders and wishes to have the proposal in the proxy statement and form of proxy distributed by the board of directors with respect to that meeting, the proposal must be received at the combined company's principal executive offices, 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007, Attention: Christopher L. Bennett, Secretary, between 60 and 90 days before the annual meeting of stockholders in 2003. In addition, any stockholder intending to present a proposal for consideration at the next annual meeting of stockholders must also comply with provisions of the combined company's amended and restated certificate of incorporation and by-laws.

                      WHERE YOU CAN FIND MORE INFORMATION

     MeriStar and Interstate each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by MeriStar or Interstate at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, DC 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website maintained by the SEC at "http://www.sec.gov".

     MeriStar has filed a registration statement on Form S-4 to register with the SEC the issuance in connection with the merger of the shares of its common stock to Interstate stockholders. This joint proxy statement and prospectus is a part of the registration statement and constitutes a prospectus of MeriStar for the issuance of that common stock. As permitted by SEC rules, this joint proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     You should rely only on the information contained in this joint proxy statement and prospectus in making your decision about how to vote on the approval and adoption of the merger agreement. Neither MeriStar nor Interstate has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement and prospectus. You should not assume that the information in this joint proxy statement and prospectus is accurate as of any date other than the date on the cover and should view neither the mailing of this joint proxy statement and prospectus to stockholders nor the issuance of common stock of the combined company in the merger as implying otherwise.

                              FINANCIAL STATEMENTS

                        MERISTAR HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets -- March 31, 2002 and
  December 31, 2001 (unaudited).............................   F-2
Condensed Consolidated Statements of Operations and other
  Comprehensive Income (Loss) -- three months ended March
  31, 2002 and March 31, 2001 (unaudited)...................   F-3
Condensed Consolidated Statements of Cash Flows -- three
  months ended March 31, 2002 and March 31, 2001
  (unaudited)...............................................   F-4
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................   F-5 - F-12
Independent Auditors' Report................................   F-13
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................   F-14
Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-15
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2001, 2000 and 1999..............   F-16
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................   F-17
Notes to the Consolidated Financial Statements..............   F-18 - F-35

                         INTERSTATE HOTELS CORPORATION

Condensed Consolidated Balance Sheets -- December 31, 2001
  and March 31, 2002 (unaudited)............................   F-36
Condensed Consolidated Statements of Operations -- three
  months ended March 31, 2001 and March 31, 2002
  (unaudited)...............................................   F-37
Condensed Consolidated Statements of Cash Flows -- three
  months ended March 31, 2001 and March 31, 2002
  (unaudited)...............................................   F-38
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................   F-39 - F-42
Report of Independent Accountants...........................   F-43
Consolidated Balance Sheets as of December 2000 and 2001....   F-44
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 2000 and 2001..........................   F-45
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 2000 and 2001..............   F-46
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 2000 and 2001..........................   F-47
Notes to the Consolidated Financial Statements..............   F-48 - F-73

                              FCH/IHC HOTELS, L.P.

Report of Independent Accountants...........................   F-74
Consolidated Balance Sheet as of December 31, 2001..........   F-75
Consolidated Statement of Operations and Partners' Capital
  for the period March 27, 2001 (inception) to December 31,
  2001......................................................   F-76
Consolidated Statement of Cash Flows for the period March
  27, 2001 (inception) to December 31, 2001.................   F-77
Notes to the Consolidated Financial Statements..............   F-78 - F-83

                        MERISTAR HOTELS & RESORTS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              MARCH 31, 2002   DECEMBER 31, 2001
                                                              --------------   -----------------
                                                               (UNAUDITED)
                                             ASSETS
Current Assets:
  Cash and cash equivalents.................................     $  8,342          $  4,584
  Accounts receivable, net of allowance for doubtful
     accounts of $3,493 and $3,422..........................       10,221            10,155
  Due from MeriStar Hospitality Corporation.................        3,968                --
  Prepaid expenses..........................................        6,869             5,668
  Deposits and other........................................        2,924             3,527
                                                                 --------          --------
Total current assets........................................       32,324            23,934
                                                                 --------          --------
Fixed assets:
  Furniture, fixtures, and equipment........................       32,576            32,595
  Accumulated depreciation..................................      (16,099)          (14,712)
                                                                 --------          --------
Total fixed assets, net.....................................       16,477            17,883
                                                                 --------          --------
Investments in and advances to affiliates...................       30,019            30,003
Goodwill and intangible assets, net of accumulated
  amortization of $9,137 and $18,498........................      163,303           163,352
Deferred income taxes.......................................        8,954             7,765
                                                                 --------          --------
                                                                 $251,077          $242,937
                                                                 ========          ========
                   LIABILITIES, MINORITY INTERESTS, AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, accrued expenses and other
     liabilities............................................     $ 50,431          $ 50,149
  Due to MeriStar Hospitality Corporation...................           --             8,877
  Income taxes payable......................................          600             1,300
  Long-term debt, current portion...........................       80,000            10,000
                                                                 --------          --------
Total current liabilities...................................      131,031            70,326
Derivative financial instruments............................          105               687
Long-term debt..............................................       58,069           108,500
                                                                 --------          --------
Total liabilities...........................................      189,205           179,513
                                                                 --------          --------
Minority interests..........................................        6,031             6,293
Stockholders' equity:
  Common stock, par value $0.01 per share:
     Authorized -- 100,000 shares
     Issued and outstanding -- 37,189 shares................          372               372
  Additional paid-in capital................................       78,841            78,841
  Deficit...................................................      (22,876)          (21,093)
  Accumulated other comprehensive income (loss):
     Translation adjustment.................................         (423)             (313)
     Unrealized loss on derivative financial instruments....         (105)             (687)
     Unrealized gain on investments.........................           32                11
                                                                 --------          --------
Total stockholders' equity..................................       55,841            57,131
                                                                 --------          --------
                                                                 $251,077          $242,937
                                                                 ========          ========

     See accompanying notes to condensed consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                       OTHER COMPREHENSIVE INCOME (LOSS)
                                   UNAUDITED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Revenue:
  Rooms.....................................................  $ 28,591   $ 37,540
  Food and beverage.........................................     1,769      3,134
  Other operating departments...............................     1,248      1,944
  Corporate housing.........................................    24,246     24,449
  Management and other fees.................................    10,656     12,683
                                                              --------   --------
                                                                66,510     79,750
     Other revenue from managed properties..................   112,399    120,840
                                                              --------   --------
Total revenue...............................................   178,909    200,590
                                                              --------   --------
Operating expenses by department:
  Rooms.....................................................     6,506      8,505
  Food and beverage.........................................     1,318      2,340
  Other operating departments' expenses.....................       789      1,042
  Corporate housing.........................................    18,821     17,341
Undistributed operating expenses:
  Administrative and general................................    17,197     19,162
  Property operating costs..................................     6,775      8,964
  Participating lease expense...............................    12,652     16,136
  Depreciation and amortization.............................     2,229      3,135
  Merger costs..............................................       260      3,771
  Charges to investments in and advances to affiliates,
     accounts and notes receivables, and other..............        --     15,298
                                                              --------   --------
                                                                66,547     95,694
Other expenses from managed properties......................   112,399    120,840
                                                              --------   --------
Total operating expenses....................................   178,946    216,534
                                                              --------   --------
Net operating loss..........................................       (37)   (15,944)
Interest expense, net.......................................     2,836      2,885
Equity in (income) loss of affiliates.......................       234       (113)
                                                              --------   --------
Loss before minority interests and income taxes.............    (3,107)   (18,716)
Minority interests..........................................      (135)      (672)
                                                              --------   --------
Loss before income taxes....................................    (2,972)   (18,044)
Income tax benefit..........................................    (1,189)    (7,218)
                                                              --------   --------
Net loss....................................................    (1,783)   (10,826)
Other comprehensive loss:
  Foreign currency translation adjustment...................      (110)      (848)
  Unrealized gain (loss) on derivative financial
     instruments............................................       582       (358)
  Unrealized gain on investments............................        21         23
                                                              --------   --------
Comprehensive loss..........................................  $ (1,290)  $(12,009)
                                                              ========   ========
Loss per share:
  Basic.....................................................  $  (0.05)  $  (0.30)
                                                              ========   ========
  Diluted...................................................  $  (0.05)  $  (0.30)
                                                              ========   ========

     See accompanying notes to condensed consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002       2001
                                                              -------   --------
Operating activities:
Net loss....................................................  $(1,783)  $(10,826)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................    2,229      3,135
  Minority interests........................................     (135)      (672)
  Equity in (income) loss of affiliates.....................      234       (113)
  Deferred income taxes.....................................   (1,189)    (7,415)
  Charges to investments in and advances to affiliates,
     accounts and notes receivables, and other..............       --     15,298
  Changes in operating assets and liabilities, excluding
     effects of assignment of leases to MeriStar Hospitality
     Corporation and acquisitions:
     Accounts receivable, net...............................      (66)     6,403
     Prepaid expenses.......................................   (1,201)       (38)
     Deposits and other.....................................      603        686
     Accounts payable, accrued expenses and other
      liabilities...........................................      282     (4,515)
     Income taxes payable...................................     (700)        (5)
     Due to MeriStar Hospitality Corporation................      224    (11,513)
                                                              -------   --------
Net cash used in operating activities.......................   (1,502)    (9,575)
                                                              -------   --------
Investing activities:
  Purchases of fixed assets.................................     (146)      (446)
  Purchases of intangible assets............................     (114)       (20)
  Investments in and advances to affiliates, net............     (192)    (1,056)
  Hotel operating cash transferred in connection with lease
     conversions............................................       --     (3,778)
                                                              -------   --------
Net cash used in investing activities.......................     (452)    (5,300)
                                                              -------   --------
Financing activities:
  Proceeds from issuance of long-term debt..................    9,000     36,000
  Principal payments on long-term debt......................   (2,500)   (18,055)
  Proceeds from issuances of common stock, net..............       --        175
  Contributions by minority investors.......................       --         25
  Distributions to minority investors.......................     (127)        --
  Deferred financing costs..................................     (612)        --
                                                              -------   --------
Net cash provided by financing activities...................    5,761     18,145
                                                              -------   --------
Effect of exchange rate changes on cash.....................      (49)      (365)
                                                              -------   --------
Net increase in cash and cash equivalents...................    3,758      2,905
Cash and cash equivalents, beginning of period..............    4,584      7,645
                                                              -------   --------
Cash and cash equivalents, end of period....................  $ 8,342   $ 10,550
                                                              =======   ========

     See accompanying notes to condensed consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                                   UNAUDITED
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION

     We manage, lease, and operate a portfolio of hospitality properties and provide related services in the hotel, corporate housing, resort, conference center, and golf markets. Our portfolio is diversified by franchise and brand affiliations. We were created in connection with the August 3, 1998 merger of American General Hospitality Corporation and CapStar Hotel Company. At the time of the merger, CapStar distributed all of the shares of our common stock to its stockholders and we became a separate, publicly traded company. The merger created MeriStar Hospitality Corporation, a real estate investment trust. We are the manager and operator of all of the hotels owned by MeriStar Hospitality.

     MeriStar H&R Operating Company, L.P., our subsidiary operating partnership, indirectly holds substantially all of our assets. We are the sole general partner of that partnership. We, one of our directors and approximately 63 independent third parties are limited partners of that partnership. The partnership agreement gives the general partner full control over the business and affairs of the partnership.

     We have an intercompany agreement with MeriStar Hospitality. That agreement provides each of us the right to participate in certain transactions entered into by the other company. The intercompany agreement provides MeriStar Hospitality with a right of first refusal with respect to some of our hotel real estate opportunities and it also provides us with a right of first refusal with respect to some of MeriStar Hospitality's hotel management opportunities (excluding hotels that MeriStar Hospitality elects to have managed by a hotel brand). We also provide each other with certain services including administrative, renovation supervision, corporate, accounting, finance, risk management, legal, tax, information technology, human resources, acquisition identification and due diligence and operational services.

     On May 31, 2000, we completed the acquisition of BridgeStreet Accommodations, Inc. BridgeStreet provides corporate housing services in the United States, Canada, the United Kingdom and France. We operate our corporate housing division under the name BridgeStreet Corporate Housing Worldwide.

     Until January 1, 2001, we leased MeriStar Hospitality's hotels and operated them. As of January 1, 2001, we assigned these participating leases to wholly-owned taxable subsidiaries of MeriStar Hospitality. In connection with the assignment, MeriStar Hospitality's taxable subsidiaries executed new management agreements with us to manage these hotels. Under these management agreements, MeriStar Hospitality's taxable subsidiaries pay us a management fee for each property. The management agreements were structured to substantially mirror the economics of the former leases. We and MeriStar Hospitality did not exchange any cash consideration as a result of these transactions except for the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the management agreements, the base management fee is 2.5% of total hotel revenue plus incentive payments, based on meeting performance thresholds that could total up to 1.5% of total hotel revenue. The agreements (except for four agreements which have annual terms) have an initial term of 10 years with three renewal periods of five years each at our option, subject to some exceptions. Because these leases have been assigned to MeriStar Hospitality's taxable subsidiaries, those taxable subsidiaries now bear the operating risk associated with these hotels.

     On January 1, 2001, we invested $100 in Flagstone Hospitality Management LLC, a joint venture established to manage 54 hotels owned by RFS Hotel Investors, Inc. We owned 51% of, and controlled, the joint venture during 2001. We have included the results of Flagstone in our consolidated financial statements since January 1, 2001. Effective January 1, 2002, Flagstone became a single member LLC, of which we own 100%, subject to the execution of definitive documentation.

     On August 17, 2001, our Corporate Housing division acquired Paris-based Apalachee Bay Properties. Apalachee Bay is an apartment finder service, third party manager and a property sales brokerage business

                        MERISTAR HOTELS & RESORTS, INC.

and represents 300 units. Apalachee Bay has been renamed BridgeStreet Paris. Our consolidated financial statements include the operating results of BridgeStreet Paris since August 17, 2001.

     As of March 31, 2002, we leased or managed 277 hotels with 58,311 rooms in 43 states, the District of Columbia and Canada. In addition, at March 31, 2002, we had 3,286 apartments under lease in the United States, Canada, the United Kingdom and France.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     We have prepared these unaudited interim financial statements according to the rules and regulations of the Securities and Exchange Commission. We have omitted certain information and footnote disclosures that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the financial statements, accompanying notes and other information included in our Annual Report on Form 10-K for the year ended December 31, 2001. Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

     In our opinion, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

     Our management agreements with the taxable subsidiaries of MeriStar Hospitality (except for four agreements which have annual terms) have initial terms of 10 years, with three five-year extensions at our option. The annual base management fee is 2.5% of total hotel revenue with incentives of up to an additional 1.5% of total hotel revenue based in part on our achievement of specified operating thresholds.

     Our hotel participating leases have noncancelable remaining terms ranging from 9 to 12 years, subject to earlier termination upon the occurrence of certain contingencies as defined in the leases. The rent payable under each participating lease is the greater of base rent or percentage rent, as defined. Percentage rent applicable to room and food and beverage hotel revenue varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. Both the minimum rent and the revenue thresholds used in computing percentage rents are subject to annual adjustments based on increases in the United States Consumer Price Index. Percentage rent applicable to other revenues is calculated by multiplying fixed percentages by the total amounts of such revenues.

     Emerging Issues Task Force Issue No. 98-9, "Accounting for Contingent Rent in Interim Financial Periods", requires a lessee to recognize contingent rental expense for interim periods prior to the achievement of the specified target that triggers the contingent rental expense, if the achievement of that target by the end of the fiscal year is considered probable. This accounting pronouncement relates only to our recognition of lease expense in interim periods for financial reporting purposes; it has no effect on the timing of rent payments under our leases or our annual lease expense calculations.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations". This standard requires that all business combinations be accounted for using the purchase method of accounting. The adoption of this statement, on January 1, 2002, did not have an impact on our financial position or results of operations.

                        MERISTAR HOTELS & RESORTS, INC.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". This standard requires among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of our existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of our intangible assets within the first quarter after adoption.

     We completed our initial impairment evaluation as of January 1, 2002, the date of adoption. In this transitional analysis and at least annually hereafter, we will perform an analysis to determine the impairment of goodwill and intangible assets' (with indefinite lives) carrying values. To test intangible assets with indefinite lives for impairment, we perform an analysis to compare the fair value of the intangible asset to its carrying value. We make estimates of the fair value of the intangible asset using discounted cash flows from the expected future operations of the assets. If the analysis indicates that the fair value is less than the carrying value, the asset is written down to the estimated fair value and an impairment loss is recognized. To test goodwill for impairment, we perform an analysis to compare the fair value of the reporting unit to which the goodwill is assigned to the carrying value of the reporting unit. We make estimates of the discounted cash flows from the expected future operations of the reporting unit. If the analysis indicates that the fair value of the reporting unit is less than its carrying value, we do an analysis to compare the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of the goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the implied fair value of the goodwill is less than the carrying value, an impairment loss is recognized in an amount equal to that excess. Any impairment losses are recorded as operating expenses. We did not recognize any impairment losses in 2002 related to the initial impairment evaluation.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The implementation of the provisions of SFAS No. 143 is required effective January 1, 2003. We do not expect the implementation of this statement to have a significant impact on our financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment and disposal of long-lived assets. The adoption of this statement, on January 1, 2002, did not have an impact on our financial position or results of operations.

     In 2001, the FASB issued Topic No. D-103, "Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses Incurred". In January, 2002, the Emerging Issues Task Force recharacterized Topic No. D-103 to EITF No. 01-14. This pronouncement establishes standards for accounting for reimbursements received for out-of-pocket expenses incurred and the characterization as revenue and expense in the income statement. Pursuant to this pronouncement, revenue and expenses from managed properties are included in our reported results beginning January 1, 2002. These amounts relate primarily to payroll costs at managed properties where we are the employer, and the reimbursement to us for those costs. The 2001 revenue and expenses have been reclassified to conform with the 2002 presentation. On May 7, 2002, we issued a press release that contained financial results for the quarters ended March 31, 2002 and 2001; those results did not include the revenues and expenses from managed properties shown in

                        MERISTAR HOTELS & RESORTS, INC.

our consolidated financial statements in this joint proxy statement and prospectus. Subsequent to our press release, we have concluded that the presentation in this joint proxy statement and prospectus is the appropriate way in which to disclose this information pursuant to the new FASB guidance. This new presentation has no effect on our operating loss, net loss or EPS calculation.

3.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
Senior secured credit facility..............................  $ 80,000      $ 82,500
Revolving credit facility with MeriStar Hospitality
  Corporation...............................................    45,000        36,000
Term loan with MeriStar Hospitality Corporation.............    13,069            --
                                                              --------      --------
                                                               138,069       118,500
Less current portion........................................   (80,000)      (10,000)
                                                              --------      --------
                                                              $ 58,069      $108,500
                                                              ========      ========

     Senior Secured Credit Facility -- On February 29, 2000, we entered into a $100,000 senior secured credit facility among a syndicate of banks. Our senior secured credit facility has only a revolving credit facility and no term facilities. The interest rate on the facility was the 30-day London Interbank Offered Rate plus 350 basis points. The senior secured credit facility originally was to expire in February 2002, with a one-year extension at our option. The senior credit facility contains certain covenants, including maintenance of financial ratios at the end of each quarter, reporting requirements and other customary restrictions.

     On January 28, 2002, we amended our senior secured credit facility to provide more flexibility with certain financial covenants and allow us to extend the maturity from February 2002 until February 2003. The interest rate on the facility was increased to the 30-day London Interbank Offered Rate plus 450 basis points. In addition, the amendment reduced our availability to $82,500. The amendment also sets restrictions on investments and capital expenditures as well as requiring that availability under the facility be reduced by $2,500 on each of February 28, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. In addition, on January 31, 2003, the amount available under the senior credit facility will be further reduced by the amount that our EBITDA for 2002 exceeds $20,000. We met our obligation to reduce the facility by $2,500 in February 2002. The entire balance of $80,000 due on this facility is classified as short term on the Condensed Consolidated Balance Sheet at March 31, 2002. The interest rate on borrowings under our senior facility as of March 31, 2002 was 6.4%. We incurred interest expense of $1,243 and $2,210 on this facility during the first quarters of 2002 and 2001, respectively.

     Revolving Credit Facility with MeriStar Hospitality -- In 1998, we entered into a three-year, $75,000 unsecured revolving credit facility with MeriStar Hospitality. This facility was subsequently amended on February 29, 2000 to reduce the maximum borrowing limit to $50,000 and to change the maturity date to 91 days after the maturity of our senior secured credit facility. The credit facility contains certain covenants, including maintenance of financial ratios, reporting requirements and other customary restrictions. On January 25, 2002, we amended our credit facility with MeriStar Hospitality Corporation to provide financial covenant relief similar to that in our senior credit facility. The maturity date and interest rate remained the same. Interest on the facility is variable, based on the 30-day London Interbank Offered Rate plus 650 basis points. The interest rate as of March 31, 2002 was 8.4%. We incurred interest expense of $908 and $1,075 on this facility during the first quarters of 2002 and 2001, respectively.

                        MERISTAR HOTELS & RESORTS, INC.

     Term Note with MeriStar Hospitality -- In January 2002, in connection with the execution of the amendment to the revolving credit facility with MeriStar Hospitality, we executed a Term Note payable to MeriStar Hospitality in the amount of $13,069, which refinances our account payable due to MeriStar Hospitality. The Term Note bears interest at the 30-day London Interbank Offered Rate plus 650 basis points and matures on the same date as the revolving credit facility with MeriStar Hospitality. The interest rate as of March 31, 2002 was 8.4%. We incurred interest expense of $273 on this facility during the first quarter of 2002.

     We have determined that the fair value of our outstanding borrowings on our senior credit facility, and notes payable to MeriStar Hospitality approximates their carrying values at March 31, 2002.

4.  LOSS PER SHARE

     The following tables present the computation of basic and diluted loss per share:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2002       2001
                                                              -------   --------
Net loss....................................................  $(1,783)  $(10,826)
Weighted average number of shares of common stock
  outstanding (in thousands)................................   37,189     36,401
                                                              -------   --------
Basic and diluted loss per share............................  $ (0.05)  $  (0.30)
                                                              =======   ========

     Stock options and operating partnership units are not included in the computation of diluted loss per share when their effect is antidilutive.

5.  GOODWILL AND INTANGIBLE ASSETS

     Amortized intangible assets consists of the following:

                                                MARCH 31, 2002           DECEMBER 31, 2001
                                            -----------------------   -----------------------
                                             GROSS                     GROSS
                                            CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                                             AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                            --------   ------------   --------   ------------
Management Contract Costs.................  $34,677      $(6,245)     $34,563      $(5,779)
Franchise Fees............................      637         (223)         637         (212)
Lease Contract Costs......................    6,576         (953)       6,576         (898)
Deferred Financing Costs..................    2,260       (1,716)       1,647       (1,474)
                                            -------      -------      -------      -------
  Total...................................  $44,150      $(9,137)     $43,423      $(8,363)
                                            =======      =======      =======      =======

     We incurred aggregate amortization expense of $774 and $600 on these assets during the first quarters of 2002 and 2001, respectively.

     Estimated Amortization Expense for the next five years is expected to be as follows:

Year ended December 31, 2002................................  $2,862
Year ended December 31, 2003................................  $2,182
Year ended December 31, 2004................................  $2,127
Year ended December 31, 2005................................  $1,787
Year ended December 31, 2006................................  $1,750

                        MERISTAR HOTELS & RESORTS, INC.

     Our unamortized intangible asset consists of costs incurred for the Doral tradename. At March 31, 2002 and December 31, 2001 this asset had a carrying value of $3,358. As of January 1, 2002, we no longer record amortization related to this asset.

     The carrying amount of goodwill by reportable segment as of March 31, 2002 is as follows:

Hospitality Management......................................  $ 90,740
Corporate Housing...........................................    34,192
                                                              --------
  Total.....................................................  $124,932
                                                              ========

     We had no changes in the carrying amount of goodwill during the three months ended March 31, 2002.

     SFAS 142 requires that we cease amortization of goodwill and intangible assets with an indefinite useful life. We initially applied this statement on January 1, 2002. Net loss and loss per share are presented for the three months ended March 31, 2001 as if the statement had been adopted on January 1, 2001.

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2002       2001
                                                              --------   ---------
Reported Net Loss...........................................  $(1,783)   $(10,826)
Add back: Goodwill amortization.............................       --         527
Add back: Doral tradename amortization......................       --          13
                                                              -------    --------
Adjusted Net Loss...........................................  $(1,783)   $(10,286)
                                                              =======    ========

                                                               FOR THE THREE
                                                               MONTHS ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Basic and Diluted Loss per Share............................  $(0.05)  $(0.30)
Add back: Goodwill amortization.............................      --     0.02
Add back: Doral tradename amortization......................      --       --
                                                              ------   ------
Adjusted Basic and Diluted Loss Per Share...................  $(0.05)  $(0.28)
                                                              ======   ======

                        MERISTAR HOTELS & RESORTS, INC.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               2002     2001
                                                              ------   -------
Cash paid for interest and income taxes:
  Interest..................................................  $2,370   $ 2,380
  Income taxes..............................................     772       362
Non-cash investing and financing activities:
  Conversion of operating partnership units to common
     stock..................................................      --     3,597
  Operating assets and liabilities transferred in lease
     conversion:
     Accounts receivable....................................      --    52,072
     Prepaid expenses.......................................      --     1,478
     Deposits and other.....................................      --     6,462
     Furniture, fixtures and other, net.....................      --       152
     Investments in and advances to affiliates..............      --     1,796
                                                              ------   -------
       Total operating assets transferred...................  $   --   $61,960
                                                              ======   =======
     Accounts payable and accrued expenses..................  $   --   $65,706
     Long-term debt.........................................      --        32
                                                              ------   -------
       Total liabilities transferred........................  $   --   $65,738
                                                              ======   =======

7.  SEGMENTS

     We are organized into two operating divisions: hotel management and corporate housing, both of which are reportable operating segments. Each division is managed separately because of its distinctive products and services. In 2001, we reorganized our golf operations and included them in our hotel management segment. We also eliminated our vacation ownership segment in 2001. We evaluate the performance of each division based on earnings before interest, taxes, depreciation and amortization.

                                              HOTEL      CORPORATE              FINANCIAL
                                            MANAGEMENT    HOUSING     OTHER     STATEMENTS
                                            ----------   ---------   --------   ----------
Three months ended March 31, 2002:
Revenues..................................   $ 42,250     $24,246    $     14    $ 66,510
Earnings before interest, taxes,
  depreciation and amortization...........   $  3,640     $(1,131)   $   (551)   $  1,958
Total assets..............................   $187,540     $54,055    $  9,482    $251,077
Three months ended March 31, 2001:
Revenues..................................   $ 55,188     $24,486    $     76    $ 79,750
Earnings before interest, taxes,
  depreciation and amortization...........   $  6,362     $  (157)   $(18,901)   $(12,696)
Total assets..............................   $197,088     $53,177    $  4,715    $254,980

     The other items in the tables above represent operating segment activity and assets for the non-reportable segments. The non-operating segment activity includes merger costs, charges to investments and advances to affiliates, accounts and notes receivable, equity in earnings (losses), and other costs. The non-operating segment assets include deferred tax assets and deferred financing costs.

                        MERISTAR HOTELS & RESORTS, INC.

     Revenues for foreign operations for the three months ended March 31 were as follows:

                                                               2002     2001
                                                              ------   ------
Canada......................................................  $2,151   $3,074
United Kingdom..............................................  $6,605   $7,033
France......................................................  $   85   $   --

8.  RESTRUCTURING EXPENSES

     At December 31, 2001, we had restructuring accruals of $205 remaining relating to lease termination costs incurred in connection with closing offices in four BridgeStreet markets and realigning and eliminating certain administrative functions within the corporate housing division. During the first quarter of 2002, we applied $29 in lease termination costs against the restructuring accrual, of which $176 remains at March 31, 2002.

     Also at December 31, 2001, we had restructuring accruals of $315 relating to severance costs incurred as a result of the elimination of approximately 15 corporate positions. These actions were taken as a result of declines in our business due to the slowdown of the national economy. During the first quarter of 2002, we applied $315 against the restructuring accrual. No accrual remains at March 31, 2002.

     During the second quarter of 2002, we expect to record restructuring charges of approximately $700 in our corporate housing division, primarily due to closing of an underperforming market within the corporate housing division.

9.  SUBSEQUENT EVENT

     On May 2, 2002, we announced an agreement to merge with Interstate Hotels Corporation, or Interstate. The transaction will be a stock-for-stock merger of Interstate into MeriStar in which Interstate stockholders will receive 4.6 shares of common stock for each share of Interstate stock outstanding. Holders of MeriStar common stock and operating partnership units will continue to hold their stock and units following the merger. In connection with the merger, Interstate's convertible debt and preferred equity shares will be converted into shares of common stock of the surviving company. A new $113 million senior credit facility will replace the senior secured credit facilities of MeriStar and Interstate. We expect the new facility to have a three-year term loan and three-year revolver with a one-year option to extend. We expect the interest rate on the facility to range from London Interbank Offered Rate plus 300 basis points to London Interbank Offered Rate plus 450, based on certain financial covenant levels. The combined company will operate approximately 86,000 rooms in 412 hotels. We have incurred $260 in costs related to this merger in the first quarter of 2002. We expect the transaction to close in the third quarter of 2002.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MeriStar Hotels & Resorts, Inc.:

     We have audited the accompanying consolidated balance sheets of MeriStar Hotels & Resorts, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MeriStar Hotels & Resorts, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Washington, D.C.
January 29, 2002

                        MERISTAR HOTELS & RESORTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                2001       2000
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  4,584   $  7,645
  Accounts receivable, net of allowance for doubtful
     accounts of $3,422 and $4,097..........................    10,155     72,655
  Prepaid expenses..........................................     5,668      9,719
  Deposits and other........................................     3,527     12,107
                                                              --------   --------
Total current assets........................................    23,934    102,126
                                                              --------   --------
Fixed assets:
  Furniture, fixtures, and equipment........................    32,595     33,996
  Accumulated depreciation..................................   (14,712)    (9,247)
                                                              --------   --------
Total fixed assets, net.....................................    17,883     24,749
                                                              --------   --------
Investments in and advances to affiliates...................    30,003     40,109
Intangible assets, net of accumulated amortization of
  $18,498 and $11,899.......................................   163,352    166,898
Deferred income taxes.......................................     7,765         --
                                                              --------   --------
                                                              $242,937   $333,882
                                                              ========   ========

            LIABILITIES, MINORITY INTERESTS, AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, accrued expenses and other
     liabilities............................................  $ 50,149   $119,597
  Due to MeriStar Hospitality Corporation...................     8,877     22,222
  Income taxes payable......................................     1,300      1,923
  Long-term debt, current portion...........................    10,000        147
                                                              --------   --------
Total current liabilities...................................    70,326    143,889
Deferred income taxes.......................................        --      5,508
Derivative financial instruments............................       687
Long-term debt..............................................   108,500    100,040
                                                              --------   --------
Total liabilities...........................................   179,513    249,437
                                                              --------   --------
Minority interests..........................................     6,293     11,140
Stockholders' equity:
  Common stock, par value $0.01 per share:
     Authorized -- 100,000 shares
     Issued and outstanding -- 37,189 and 35,976 shares.....       372        360
     Additional paid-in capital.............................    78,841     74,989
     Deficit................................................   (21,093)    (2,144)
  Accumulated other comprehensive income:
     Translation adjustment.................................      (313)       207
     Unrealized loss on derivative financial instruments....      (687)        --
     Unrealized gain (loss) on investments..................        11       (107)
                                                              --------   --------
       Total stockholders' equity...........................    57,131     73,305
                                                              --------   --------
                                                              $242,937   $333,882
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              2001        2000         1999
                                                            --------   ----------   ----------
Revenue:
  Rooms...................................................  $138,600   $  929,585   $  894,983
  Food and beverage.......................................    10,862      304,415      295,551
  Corporate housing.......................................   103,638       64,872           --
  Other operating departments.............................     6,573       92,790       91,540
  Management and other fees...............................    46,201       19,206       10,040
                                                            --------   ----------   ----------
Total revenue.............................................   305,874    1,410,868    1,292,114
                                                            --------   ----------   ----------
Operating expenses by department:
  Rooms...................................................    31,449      219,197      213,239
  Food and beverage.......................................     8,069      219,791      217,349
  Corporate housing.......................................    76,019       42,827           --
  Other operating departments.............................     4,050       53,132       43,188
Undistributed operating expenses:
  Administrative and general..............................    75,683      233,553      208,576
  Participating lease expense.............................    59,375      431,014      404,086
  Property operating costs................................    33,250      188,235      182,412
  Depreciation and amortization...........................    12,958        9,470        6,014
  Merger and lease conversion costs.......................     4,239        2,989           --
  Charges to investments in and advances to affiliates,
     accounts and notes receivable, and other.............    16,098           --           --
  Loss on asset impairment................................        --       21,657           --
  Restructuring charges...................................     3,479           --           --
                                                            --------   ----------   ----------
     Total operating expenses.............................   324,669    1,421,865    1,274,864
                                                            --------   ----------   ----------
Net operating income (loss)...............................   (18,795)     (10,997)      17,250
Interest expense, net.....................................    11,303        6,401        4,692
Equity in (earnings) losses of affiliates.................      (732)        (751)          31
                                                            --------   ----------   ----------
Income (loss) before minority interests and income
  taxes...................................................   (29,366)     (16,647)      12,527
Minority interests........................................    (1,130)      (1,094)       1,916
Income tax expense (benefit)..............................    (9,287)      (6,173)       3,926
                                                            --------   ----------   ----------
Net income (loss).........................................  $(18,949)  $   (9,380)  $    6,685
                                                            ========   ==========   ==========
Earnings (loss) per share:
  Basic...................................................  $  (0.51)  $    (0.27)  $     0.24
  Diluted.................................................  $  (0.51)  $    (0.27)  $     0.24

          See accompanying notes to consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                             ACCUMULATED
                                  COMMON STOCK     ADDITIONAL   RETAINED        OTHER
                                 ---------------    PAID-IN     EARNINGS    COMPREHENSIVE
                                 SHARES   AMOUNT    CAPITAL     (DEFICIT)   INCOME (LOSS)    TOTAL
                                 ------   ------   ----------   ---------   -------------   --------
Balance, January 1, 1999.......  25,437    $254     $43,894     $    551        $  35       $ 44,734
Net income for the year........      --      --          --        6,685           --          6,685
Foreign currency translation
  adjustment...................      --      --          --           --           (2)            (2)
                                                                                            --------
Comprehensive income...........                                                                6,683
                                                                                            --------
Issuances of common stock......   1,820      18       4,793           --           --          4,811
Redemption of OP units.........   1,908      19       7,816           --           --          7,835
Issuances of common stock under
  Stock Purchase Plan..........     381       4         935           --           --            939
Proceeds from exercise of stock
  options, net.................      79       1         199           --           --            200
                                 ------    ----     -------     --------        -----       --------
Balance, December 31, 1999.....  29,625     296      57,637        7,236           33         65,202
Net loss for the year..........      --      --          --       (9,380)          --         (9,380)
Foreign currency translation
  adjustment...................      --      --          --           --          174            174
Unrealized loss on
  investments..................      --      --          --           --         (107)          (107)
                                                                                            --------
Comprehensive income...........                                                               (9,313)
                                                                                            --------
Issuance of common stock.......   5,890      59      16,180           --           --         16,239
Redemption of OP Units.........     156       2         389           --           --            391
Issuance of common stock under
  Stock Purchase Plan..........     255       2         634           --           --            636
Proceeds from exercise of stock
  options, net.................      50       1         149           --           --            150
                                 ------    ----     -------     --------        -----       --------
Balance, December 31, 2000.....  35,976     360      74,989       (2,144)         100         73,305
Net loss for the year..........      --      --          --      (18,949)          --        (18,949)
Foreign currency translation
  adjustment...................      --      --          --           --         (520)          (520)
Transition Adjustment..........      --      --          --           --         (205)          (205)
Unrealized loss on derivative
  financial instruments........      --      --          --           --         (482)          (482)
Unrealized gain on
  investments..................      --      --          --           --          118            118
                                                                                            --------
Comprehensive income (loss)....                                                              (20,038)
                                                                                            --------
Redemption of OP Units.........   1,092      11       3,612           --           --          3,623
Issuance of common stock under
  Stock Purchase Plan..........     121       1         240           --           --            241
                                 ------    ----     -------     --------        -----       --------
Balance, December 31, 2001.....  37,189    $372     $78,841     $(21,093)       $(989)      $ 57,131
                                 ======    ====     =======     ========        =====       ========

        See accompanying notes to the consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                                 (IN THOUSANDS)

                                                               2001       2000        1999
                                                             --------   ---------   ---------
Operating activities:
  Net income (loss)........................................  $(18,949)  $  (9,380)  $   6,685
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.........................    12,958       9,470       6,014
     Equity in (earnings) losses of affiliates.............      (732)       (751)         31
     Minority interests....................................    (1,130)     (1,094)      1,916
     Deferred income taxes.................................   (10,997)     (8,246)      3,880
     Loss on asset impairment..............................        --      21,657          --
     Charges to investments in and advances to affiliates,
       accounts and notes receivable, and other............    16,098          --          --
     Changes in operating assets and liabilities, excluding
       effects of acquisitions:
       Accounts receivable, net............................     8,339     (20,331)     14,011
       Prepaid expenses....................................     2,570        (445)        604
       Deposits and other..................................     2,100      (1,462)        497
       Accounts payable, accrued expenses and other
          liabilities......................................    (6,425)      3,191      (8,033)
       Due to MeriStar Hospitality Corporation.............   (13,345)     10,746       1,912
       Income taxes payable................................      (643)      1,673          11
                                                             --------   ---------   ---------
          Net cash provided by (used in) operating
            activities.....................................   (10,156)      5,028      27,528
                                                             --------   ---------   ---------
Investing activities:
  Purchases of fixed assets................................    (1,639)     (9,211)     (7,507)
  Purchases of intangible assets...........................    (6,161)     (1,929)     (3,388)
  Investments in and advances to affiliates................        66      (9,340)    (22,338)
  Hotel operating cash transferred with lease
     conversions...........................................    (3,778)         --          --
  Cash received (paid) to stockholders on acquisitions.....       173     (12,216)         --
  Change in restricted cash................................        --         210         396
                                                             --------   ---------   ---------
          Net cash used in investing activities............   (11,339)    (32,486)    (32,837)
                                                             --------   ---------   ---------
Financing activities:
  Proceeds from issuance of long-term debt.................   102,000     154,500     177,000
  Principal payments on long-term debt.....................   (83,655)   (112,201)   (187,050)
  Proceeds from issuances of common stock, net.............       241       5,786       5,950
  Purchase of operating partnership units..................        --      (1,149)         --
  BridgeStreet Accommodations debt repaid..................        --     (12,021)         --
  Deferred financing costs.................................        --      (1,607)         --
  Contributions from minority investors....................        25          --          --
  Distributions to minority investors......................      (114)         --          --
                                                             --------   ---------   ---------
          Net cash provided by (used in) financing
            activities.....................................    18,497      33,308      (4,100)
                                                             --------   ---------   ---------
Effect of exchange rate changes on cash....................       (63)         69         (20)
                                                             --------   ---------   ---------
Net increase (decrease) in cash and cash equivalents.......    (3,061)      5,919      (9,429)
Cash and cash equivalents, beginning of year...............     7,645       1,726      11,155
                                                             --------   ---------   ---------
Cash and cash equivalents, end of year.....................  $  4,584   $   7,645   $   1,726
                                                             ========   =========   =========

          See accompanying notes to consolidated financial statements.

                        MERISTAR HOTELS & RESORTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION

     We manage, lease, and operate a portfolio of hospitality properties and provide related services in the hotel and corporate housing markets. Our portfolio is diversified by franchise and brand affiliations. We were created in connection with the August 3, 1998 merger of American General Hospitality Corporation and CapStar Hotel Company. At the time of the merger, CapStar distributed all of the shares of our common stock to its stockholders and we became a separate, publicly traded company. The merger created MeriStar Hospitality Corporation, a real estate investment trust. We are the manager and operator of all of the hotels owned by MeriStar Hospitality.

     MeriStar H&R Operating Company, L.P., our subsidiary operating partnership, indirectly holds substantially all of our assets. We are the sole general partner of that partnership. We, one of our directors and approximately 85 independent third-parties are limited partners of that partnership. The partnership agreement gives the general partner full control over the business and affairs of the partnership.

     We have an intercompany agreement with MeriStar Hospitality. That agreement provides each of us the right to participate in certain transactions entered into by the other company. The intercompany agreement provides MeriStar Hospitality with a right of first refusal with respect to some of our hotel real estate opportunities and it also provides us with a right of first refusal with respect to some of MeriStar Hospitality's hotel management opportunities (excluding hotels that MeriStar Hospitality elects to have managed by a hotel brand). We also provide each other with certain services. These services are described in Note 9.

     On May 31, 2000, we completed the acquisition of BridgeStreet Accommodations, Inc. BridgeStreet provides corporate housing services in the United States, Canada, the United Kingdom and France. Our consolidated financial statements include the operating results of BridgeStreet since May 31, 2000. We operate our corporate housing division under the name BridgeStreet Corporate Housing Worldwide.

     Until January 1, 2001, we leased and operated MeriStar Hospitality's hotels. As of January 1, 2001, we assigned these participating leases to wholly-owned taxable subsidiaries of MeriStar Hospitality. In connection with the assignment, MeriStar Hospitality's taxable subsidiaries executed new management agreements with us to manage these hotels. Under these management agreements, MeriStar Hospitality's taxable subsidiaries pay us a management fee for each property. The management agreements were structured to substantially mirror the economics of the former leases. We and MeriStar Hospitality did not exchange any cash consideration as a result of these transactions except for the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the new management agreements, the base management fee is 2.5% of total hotel revenue plus incentives payments, based on meeting performance thresholds that could total up to 1.5% of total hotel revenue. The agreements have an initial term of 10 years with three renewal periods of five years each at our option, subject to some exceptions. Because these leases have been assigned to MeriStar Hospitality's taxable subsidiaries, those taxable subsidiaries now bear the operating risk associated with these hotels.

     On January 1, 2001, we invested $100 in Flagstone Hospitality Management LLC, a joint venture established to manage 54 hotels owned by RFS Hotel Investors, Inc. We own 51% of, and control, the joint venture. We have included the results of Flagstone in our consolidated financial statements since January 1, 2001. Effective January 1, 2002 Flagstone became a single member LLC, of which we own 100% subject to execution of definitive documentation.

     On August 17, 2001, our Corporate Housing division acquired Paris-based Apalachee Bay Properties. Apalachee Bay is an apartment finder service, third party manager and a property sales brokerage business

                        MERISTAR HOTELS & RESORTS, INC.

and represents 300 units. Apalachee Bay has been renamed BridgeStreet Paris. Our consolidated financial statements include the operating results of BridgeStreet Paris since August 17, 2001.

     As of December 31, 2001, we leased or managed 277 hotels with 58,461 rooms in 43 states, the District of Columbia and Canada. In addition, we had 3,054 apartments under lease in the United States, Canada, the United Kingdom and France at December 31, 2001.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- Our consolidated financial statements include our accounts and the accounts of all of our majority-owned subsidiaries. As part of our consolidation process, we eliminate all significant intercompany balances and transactions.

     We use the equity method to account for investments in unconsolidated joint ventures and affiliated companies in which we hold a voting interest of 50% or less and we exercise significant influence. We use the cost method to account for investments in entities in which we do not have the ability to exercise significant influence.

     Cash Equivalents -- We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Allowance for Doubtful Accounts -- We provide an allowance for doubtful accounts receivable when we determine it is more likely than not a specific account will not be collected. Although it is reasonably possible that our estimate for doubtful accounts could change in the near future, we are not aware of any events that would result in a change to our estimate that would be material to our financial position or results of operations. At December 31, 2001 and 2000 we had an allowance for doubtful accounts of $3,422 and $4,097, respectively.

     Fixed Assets -- We record our fixed assets at cost. We depreciate these assets using the straight-line method over lives ranging from three to seven years.

     Intangible Assets -- Our intangible assets consist of goodwill, hotel contracts purchased, franchise costs, and costs incurred to obtain management contracts. Goodwill is the excess of the cost to acquire a business over the fair value of the net identifiable assets of that business. We amortize intangible assets on a straight-line basis over the estimated useful lives of the underlying assets. These lives range from five to 40 years.

     Impairment of Long-Lived Assets -- Whenever events or changes in circumstances indicate that the carrying values of long -lived assets (including all intangibles) may be impaired, we perform an analysis to determine the recoverability of the asset's carrying value. We make estimates of the undiscounted cash flows from the expected future operations of the asset. If the analysis indicates that the carrying value is not recoverable from future cash flows, the asset is written down to estimated fair value and an impairment loss is recognized. Any impairment losses are recorded as operating expenses.

     We review long-lived assets for impairment when one or more of the following events have occurred:

          a. Current or immediate short-term (future twelve months) projected cash flows are significantly less than the most recent historical cash flows.

          b. A significant loss of management contracts without the realistic expectation of a replacement.

          c. The unplanned departure of an executive officer or other key personnel which could adversely affect our ability to maintain our competitive position and manage future growth.

          d. A significant adverse change in legal factors or an adverse action or assessment by a regulator, which could affect the value of the goodwill or other long-lived assets.

                        MERISTAR HOTELS & RESORTS, INC.

          e. Events which could cause significant adverse changes and uncertainty in business and leisure travel patterns.

     We make estimates of the undiscounted cash flows from the expected future operations of the asset. In projecting the expected future operations of the asset, we base our estimates on future budgeted earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, amounts and use growth assumptions to project these amounts out over the expected life of the underlying asset.

     As described in Note 4, we recorded impairment losses in 2000 related to a portion of our long-lived asset balances. We did not record any impairment losses in 1999 or 2001.

     Income Taxes -- We account for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.

     Foreign Currency Translation -- We maintain the results of operations for our foreign locations in the local currency and translate these results using the average exchange rates during the period. We translate the assets and liabilities to U.S. dollars using the exchange rate in effect at the balance sheet date. We reflect the resulting translation adjustments in stockholders' equity as a cumulative foreign currency translation adjustment.

     Stock-Based Compensation -- We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, we apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for our stock-based plans. We have made all our grants at fair value, and therefore, we have not recognized any compensation cost for these grants.

     Revenue Recognition -- We earn revenue from leased hotels, management contracts and related sources, and corporate housing operations. We recognize revenue from our leased hotels from their rooms, food and beverage and other operating departments as earned at the close of each business day. Our management and other fees consist of base and incentive management fees received from third-party owners of hotel properties and fees for other related services we provide. We recognize base fees and fees for other services as revenue when earned in accordance with the individual management contracts. In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," we accrue incentive fees in the period when we are certain they are earned. For contracts with annual incentive fee measurements, we typically will record any incentive fees in the last month of the annual contract period.

     Participating Lease Agreements -- Our participating leases have non-cancelable remaining terms ranging from 9 to 12 years, subject to earlier termination upon the occurrence of certain contingencies as defined in the leases. The rent payable under each participating lease is the greater of base rent or percentage rent, as defined. Percentage rent applicable to room and food and beverage revenue varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. Both the minimum rent and the revenue thresholds used in computing percentage rents are subject to annual adjustments based on increases in the United States Consumer Price Index. Percentage rent applicable to other revenues is calculated by multiplying fixed percentages by the total amounts of such revenues. During interim reporting periods, we recognize contingent rental expense prior to the achievement of the specified target that triggers the contingent rental expense if we consider it probable we will achieve the specified target by the end of the fiscal year.

     Comprehensive Income -- Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires companies to display comprehensive income and its components in a financial statement to be included in a company's full set of annual financial statements or in the notes to

                        MERISTAR HOTELS & RESORTS, INC.

financial statements. Comprehensive income represents a measure of all changes in equity of a company that result from recognized transactions and other economic events for the period other than transactions with owners in their capacity as owners. Our comprehensive income includes net income and other comprehensive income from foreign currency items, derivative instruments, transition adjustments, and unrealized gains (losses) from our investments.

     Derivative Instruments and Hedging Activities -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 137 and No. 138 amended certain provisions of FAS No. 133. We adopted these accounting pronouncements effective January 1, 2001.

     Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows, and by evaluating hedging opportunities. We do not enter into derivative instruments for any purpose other than cash flow hedging purposes.

     Our interest rate swap agreements have been designated as hedges against changes in future cash flows associated with the interest payments of our variable rate debt obligations. Accordingly, the interest rate swap agreements are reflected at fair value in our consolidated balance sheet as of December 31, 2001 and the related unrealized gains or losses on these contracts are recorded in stockholders' equity as a component of accumulated and other comprehensive income.

     We recognized a transition adjustment of $205 as the fair value of our derivative instruments at January 1, 2001. We recorded a liability and corresponding charge to other comprehensive income for this amount. As of December 31, 2001, the fair value of our derivative instruments represents a liability of $687. The estimated net amount recorded in accumulated other comprehensive income is expected to be reclassified to the statement of operations during 2002.

     Earnings per Share -- We present basic and diluted earnings per share, or EPS, on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shared in the earnings of the entity. Dilutive securities are excluded from the computation in periods in which they have an anti-dilutive effect.

     New Accounting Pronouncements -- In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 142 eliminates the amortization of goodwill and replaces it with a requirement to conduct an impairment analysis of the carrying value of the goodwill at least annually, and more often as circumstances warrant. We will adopt this standard on January 1, 2002. In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121. We are currently in the process of evaluating the effect these new standards will have on our financial statements.

     Use of Estimates -- To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, we must make estimates and assumptions. These estimates and assumptions affect the reported amounts on our balance sheet and income statement, and the disclosure of contingent assets and liabilities at the date of the financial statements. Our actual results could differ from those estimates. Based on managements estimates, we believe our cash flows from operations will be sufficient to fund our cash needs over the next year. However, a prolonged economic slowdown or a

                        MERISTAR HOTELS & RESORTS, INC.

deterioration in our current operating results could adversely impact our ability to fund our cash needs through operations.

     Reclassifications -- We have reclassified certain 2000 and 1999 amounts to be consistent with the 2001 classifications.

3.  INVESTMENTS IN AND ADVANCES TO AFFILIATES

     Our investment in and advances to joint ventures and affiliated companies consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
CapStar Hallmark Company, L.L.C. ...........................  $11,699   $11,495
MIP Lessee, L.P. ...........................................   11,224    10,654
CapStar San Diego HGI Associates............................    4,076     4,076
CapStar Wyandotte II, LLC...................................       --     2,683
Sapphire Beach Resort & Marina..............................       --     2,116
Ballston Parking Associates.................................       --     1,629
BoyStar Ventures, L.P. .....................................       --     1,546
Other.......................................................    3,004     5,910
                                                              -------   -------
                                                              $30,003   $40,109
                                                              =======   =======

     As described in Note 15, we wrote off our investments in Capstar Wyandotte II, BoyStar Ventures, LP, Sapphire Beach Resort & Marina and several notes receivable in the first quarter of 2001. An interest in Ballston Parking Associates was assigned to MeriStar Hospitality Corporation as a result of the transfer of hotel leases to MeriStar Hospitality's taxable subsidiaries on January 1, 2001.

     The combined summarized financial information of our unconsolidated joint ventures and affiliated companies is as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Balance sheet data:
  Current assets............................................  $ 12,672   $ 31,712
  Non-current assets........................................   413,652    429,094
  Current liabilities.......................................    16,271     16,610
  Non-current liabilities...................................   228,458    240,757
  Equity....................................................   181,595    203,439
Operating data:
  Revenue...................................................  $147,719   $143,877
  Net income................................................     9,734      9,352

                        MERISTAR HOTELS & RESORTS, INC.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Goodwill....................................................  $132,512   $130,468
Hotel contracts.............................................    43,000     41,747
Other.......................................................     6,338      6,582
                                                              --------   --------
                                                               181,850    178,797
Less accumulated amortization...............................   (18,498)   (11,899)
                                                              --------   --------
                                                              $163,352   $166,898
                                                              ========   ========

     During 2000, we conducted a review of each property's performance and anticipated future performance and our expected future income from those properties in accordance with SFAS No. 121. We conducted this review in connection with the possible restructuring of our lease arrangements. As a result of this review, we reduced our expectation for the future performance of some of our leased limited-service hotels. This process triggered an impairment review of our long-lived intangible assets, including goodwill. The review included an analysis of our expected future undiscounted cash flows in comparison to the net book value of the long-lived intangible assets associated with these hotels. This review indicated that certain long-lived intangible assets, including goodwill, were impaired. We estimated the fair value of the long-lived intangible assets by using the discounted expected future cash flows generated by the underlying assets. We reduced the net book value of those long-lived intangible assets to their estimated fair value and recorded an impairment loss of $21,657 to adjust the goodwill related to our leased limited-service hotels.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Senior secured credit facility..............................  $ 82,500   $100,000
Revolving credit facility with MeriStar Hospitality.........    36,000         --
Other.......................................................        --        187
                                                              --------   --------
                                                              $118,500   $100,187
                                                              --------   --------
Less current portion........................................   (10,000)      (147)
                                                              --------   --------
                                                              $108,500   $100,040
                                                              ========   ========

     Senior Secured Credit Facility -- On February 29, 2000, we entered into a $100 million senior secured credit facility among a syndicate of banks. Our senior secured credit facility has only a revolving credit facility and no term facilities. The interest rate on the facility was the 30-day London Interbank Offered Rate plus 350 basis points. The senior secured credit facility originally was to expire in February 2002, with a one-year extension at our option.

     The senior credit facility contains certain covenants, including maintenance of financial ratios at the end of each quarter, reporting requirements and other customary restrictions. Travel disruptions and safety concerns following the terrorist attacks on September 11, 2001 had a significant negative impact on the lodging industry and our operations. This decline in operations would have caused us to be out of

                        MERISTAR HOTELS & RESORTS, INC.

compliance with these financial covenants. However, effective September 30, 2001, we finalized a waiver of all affected financial covenants with our senior bank group through February 28, 2002. On January 28, 2002, we amended our senior secured credit facility to provide more flexibility with certain financial covenants and allow us to extend the maturity from February 2002 until February 2003. The interest rate on the facility was increased to the 30-day London Interbank Offered Rate plus 450 basis points. The amendment also reduced our borrowing capacity to $82.5 million. The amendment also sets restrictions on investments and capital expenditures as well as requiring that availability under the facility be reduced by $2.5 million on February 28, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. In addition, on January 31, 2003, the amount available under the senior credit facility will be further reduced in the amount of our EBITDA greater than $20 million, for 2002. Based on this amendment, we have reclassified $10 million from Long-term debt to Long-term debt, current portion on the consolidated balance sheet at December 31, 2001.

     The weighted average effective interest rate on borrowings under our senior credit facility as of December 31, 2001 and 2000 was 7.9% and 10.2%, respectively. We incurred interest expense of $6.9 million and $7.3 on this facility during 2001 and 2000, respectively.

     Revolving Credit Facility with MeriStar Hospitality -- In 1998, we entered into a three-year, $75,000 unsecured revolving credit facility with MeriStar Hospitality. This facility was subsequently amended on February 29, 2000 to reduce the maximum borrowing limit to $50,000 and to change the maturity date to 91 days after the maturity of our senior secured credit facility. The credit facility contains certain covenants, including maintenance of financial ratios, reporting requirements and other customary restrictions. Interest on the facility is variable, based on the 30-day London Interbank Offered Rate plus 650 basis points. The weighted average effective interest rate as of December 31, 2001 was 10.8%. We incurred interest expense of $3,610, $955, and $4,907 on this facility during 2001, 2000, and 1999, respectively.

     On January 25, 2002, we amended our credit facility with MeriStar Hospitality Corporation to provide financial covenant relief similar to that in our senior credit facility. The maturity date and interest rate remained the same.

     In connection with the execution of the amendment to the revolving credit facility with MeriStar Hospitality, we executed a Term Note payable to MeriStar Hospitality in the amount of $13,069, which refinances our account payable due to MeriStar Hospitality. The Term Note bears interest at the 30-day London Interbank Offered Rate plus 650 basis points and matures on the same date as the revolving credit facility with MeriStar Hospitality.

     We have determined that the fair values of our outstanding borrowings on our senior credit facility and note payable to MeriStar Hospitality approximate their carrying values at December 31, 2001.

                        MERISTAR HOTELS & RESORTS, INC.

6.  INCOME TAXES

     Our effective income tax expense (benefit) rate for the years ended December 31, 2001, 2000 and 1999 differs from the federal statutory income tax rate as follows:

                                                             2001      2000      1999
                                                             -----     -----     ----
Statutory tax rate.........................................  (35.0)%   (35.0)%   35.0%
State and local taxes......................................   (4.0)     (3.9)     4.0
Difference in rates on foreign subsidiaries................    0.5       0.3       --
Business meals and entertainment...........................    0.2       0.3      0.7
Compensation expense.......................................    2.8       1.9     (0.5)
  Tax credits..............................................  (28.1)       --       --
Valuation allowance........................................   28.1        --     (5.8)
Amortization...............................................    0.4       1.2       --
Other......................................................    2.2      (4.5)     3.6
                                                             -----     -----     ----
                                                             (32.9)%   (39.7)%   37.0%
                                                             =====     =====     ====

     The components of income tax expense (benefit) are as follows:

                                                        2001        2000        1999
                                                      --------     -------     ------
Current:
  Federal...........................................  $     --     $   100     $   --
  State.............................................       450         525         46
  Foreign...........................................     1,260       1,448         --
                                                      --------     -------     ------
                                                         1,710       2,073         46
                                                      --------     -------     ------
Deferred:
  Federal...........................................    (8,827)     (6,798)     3,276
  State.............................................    (2,170)     (1,448)       604
                                                      --------     -------     ------
                                                       (10,997)     (8,246)     3,880
                                                      --------     -------     ------
                                                      $ (9,287)    $(6,173)    $3,926
                                                      ========     =======     ======

                        MERISTAR HOTELS & RESORTS, INC.

     The tax effects of the temporary differences and carryforwards that give rise to our net deferred tax asset (liability) at December 31, 2001 and 2000 are as follows:

                                                                2001      2000
                                                              --------   -------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $     --   $   387
  Minority interests temporary difference...................     1,279       347
  Net operating loss carryforward...........................    16,937       572
  Accrued expenses..........................................     1,388     2,936
  Deferred income...........................................        --        40
     Tax credits............................................     7,925        --
  Other.....................................................        84        48
                                                              --------   -------
     Total gross deferred tax assets........................    27,613     4,330
       Less: valuation allowance............................    (7,925)       --
                                                              --------   -------
          Net deferred tax assets...........................  $ 19,688   $ 4,330
                                                              ========   =======
Deferred tax liabilities:
  Allowance for doubtful accounts...........................  $   (180)  $    --
  Depreciation and amortization expense.....................    (9,237)   (5,871)
  Prepaid expenses..........................................      (304)      (98)
  Intangible assets basis differences.......................    (1,340)   (3,572)
     Equity in investee earnings............................      (609)       --
  Other.....................................................      (253)     (297)
                                                              --------   -------
     Total gross deferred tax liabilities...................   (11,923)   (9,838)
                                                              --------   -------
          Net deferred tax asset (liability)................  $  7,765   $(5,508)
                                                              ========   =======

     At December 31, 2001, we had potential federal income tax benefits of $7,925 from certain tax credits that generated deferred tax assets during 2001. For financial reporting purposes, we established a valuation allowance of $7,925 due to the substantial uncertainty associated with realizing this deferred tax asset.

     At December 31, 2001, we had net operating loss carryforwards of approximately $41,076 that begin to expire in 2018.

7.  STOCKHOLDERS' EQUITY AND MINORITY INTERESTS

     Common Stock -- In conjunction with our spin-off from CapStar, CapStar distributed all of the 24,948,754 outstanding shares of our common stock to its stockholders, on a share-for-share basis.

     In 1998, we established a stock purchase plan that allowed eligible employees to purchase our common stock at a discount to market value. We have reserved 1,500,000 shares of common stock for issuance under this plan. As of December 31, 2000, we had sold approximately 641,000 shares under this plan. We suspended this employee stock purchase plan effective December 31, 2000. In 2001, we distributed shares held in the plan to each participant.

     In April 1999, we privately issued 1,818,182 shares of our common stock at a price of $2.75 per share to our joint venture partner in MIP Lessee, L.P. In January 2000, we privately issued an additional 1,818,182 shares of our common stock at a price of $2.75 per share to our joint venture partner in MIP Lessee, L.P.

                        MERISTAR HOTELS & RESORTS, INC.

     On May 31, 2000, we issued 4,072,099 shares of common stock to the shareholders of BridgeStreet Accommodations, Inc. to acquire BridgeStreet.

     Operating Partnership Units -- MeriStar H&R Operating Company, L.P., our subsidiary operating partnership, indirectly holds substantially all of our assets. We are the sole general partner of that partnership. We, one of our directors and approximately 85 independent third-parties are limited partners of that partnership. The partnership agreement gives the general partner full control over the business and affairs of the partnership. The agreement also gives us, as general partner, the right, in connection with the contribution of property to the partnership or otherwise, to issue additional partnership interests in the partnership in one or more classes or series. These interests may have such designations, preferences and participating or other special rights and powers, including rights and powers senior to those of the existing partners, as we may determine.

     The partnership agreement currently has three classes of limited partnership interests: Class A units, Class B units and Preferred units. As of December 31, 2001, the ownership of the limited partnership units was as follows:

     - We and our wholly-owned subsidiaries own a number of Class A units equal to the number of outstanding shares of our common stock; and

     - Other limited partners own 543,539 Class A units, 1,275,607 Class B units and 392,157 Preferred units.

     We did not make any distributions during 2001, 2000 or 1999 to the holders of the Class A units and Class B units. Holders of preferred units receive a 6.5% cumulative annual preferred return based on capital amount of $3.34 per unit; compounded quarterly to the extent not paid currently. All net income and capital proceeds received by the partnership, after payment of the annual preferred return and, if applicable, the liquidation preference, will be shared by the holders of the Class A units and Class B units in proportion to the number of units owned by each holder.

     The holders of each Class A or Class B unit not held by us or one of our subsidiaries is redeemable for cash equal to the value of one share of our common stock or, at our option, one share of our common stock. Until April 1, 2004, the partnership may redeem the Preferred units for cash at a price of $3.34 per unit or, (with the holder's consent) for our common stock having equivalent aggregate value. After April 1, 2004, each holder of the Preferred units may require the partnership to redeem these units for cash at a price of $3.34 per unit or, at the holder's option, shares of our common stock having equivalent aggregate value. If we or the holders of the Preferred units chose to redeem the Preferred units for our common stock instead of cash, and if our common stock was valued at that time at less than $3.34 per share, we would have to issue more shares of our common stock than the number of Preferred units being redeemed. For example, at December 31, 2001, our stock price was $0.69 per share. If the Preferred units were redeemed for common stock at that date, we would have issued 1,898,267 shares of our common stock, which would have represented approximately 4.9% of our then outstanding common stock, with respect to 392,157 Preferred units then outstanding.

     In conjunction with the spin-off from CapStar, we issued 1,083,759 Class A and B units and 392,157 Preferred units to holders of CapStar operating partnership units. Immediately following the spin-off, we acquired 100% of the partnership interests in AGH Leasing, L.P. and acquired substantially all of the assets and certain liabilities of American General Hospitality, Inc. We funded the purchase price of $95,000 through a combination of cash and the issuance of 3,414,872 Class B units.

     In May 2000, we repurchased 409,523 Class A operating partnership units at a price of $2.81 per unit.

                        MERISTAR HOTELS & RESORTS, INC.

8.  EARNINGS (LOSS) PER SHARE

     The following tables present the basic and diluted earnings (loss) per share computations for the years ended December 31, 2001, 2000 and 1999:

                                                           2001      2000      1999
                                                         --------   -------   -------
Basic Earnings (Loss) Per Share Computation:
  Net income (loss)....................................  $(18,949)  $(9,380)  $ 6,685
  Weighted average number of shares of common stock
     outstanding.......................................    36,986    34,148    27,868
                                                         --------   -------   -------
  Basic earnings (loss) per share......................  $  (0.51)  $ (0.27)  $  0.24
                                                         ========   =======   =======
Diluted Earnings (Loss) Per Share Computation:
  Net income (loss)....................................  $(18,949)  $(9,380)  $ 6,685
                                                         ========   =======   =======
Weighted average number of shares of common stock
  outstanding..........................................    36,986    34,148    27,868
Common stock equivalents -- stock options..............        --        --       146
Common stock equivalents -- operating partnership
  units................................................        --        --       392
                                                         --------   -------   -------
Total weighted average number of diluted shares of
  common stock outstanding.............................    36,986    34,148    28,406
                                                         ========   =======   =======
Diluted earnings (loss) per share......................  $  (0.51)  $ (0.27)  $  0.24
                                                         ========   =======   =======

     We do not include operating partnership units in the computation of diluted earnings (loss) per share when their effect is anti-dilutive.

9.  RELATED-PARTY TRANSACTIONS

     Pursuant to an intercompany agreement, we and MeriStar Hospitality provide each other with, among other things, reciprocal rights to participate in certain transactions entered into by each party. In particular, we have a right of first refusal to become the manager of any real property MeriStar Hospitality acquires. Under our intercompany agreement with MeriStar Hospitality, we provide each other with certain services. These services include administrative, renovation supervision, corporate, accounting, finance, risk management, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services. We believe we compensate each other in an amount that would be charged by an unaffiliated third party for comparable services. We were paid a net amount of $151, $1,165 and $1,600 during 2001, 2000 and 1999, respectively, for services provided to MeriStar Hospitality.

10.  STOCK-BASED COMPENSATION

     We have an equity incentive plan that authorizes us to issue and award options for up to up 15 percent of the number of outstanding shares of our common stock. We may grant awards under the plan to directors, officers, or other key employees.

     We also have an equity incentive plan for non-employee directors that authorizes us to issue and award options for up to 500,000 shares of common stock. These options vest in three annual installments beginning on the date of grant and on subsequent anniversaries, provided the eligible director continues to serve as a director on each such anniversary. Options granted under the plan are exercisable for ten years from the grant date.

                        MERISTAR HOTELS & RESORTS, INC.

     We had a stock purchase plan that allowed eligible employees to purchase our common stock at a discount to market value. We reserved 1,500,000 shares of common stock for issuance under this plan. We suspended this employee stock purchase plan effective December 31, 2000.

     Stock option activity is as follows:

                                                 EQUITY INCENTIVE PLAN     DIRECTORS PLAN
                                                 ---------------------   -------------------
                                                              AVERAGE                AVERAGE
                                                 NUMBER OF     OPTION    NUMBER OF   OPTION
                                                   SHARES      PRICE      SHARES      PRICE
                                                 ----------   --------   ---------   -------
Balance, January 1, 1999.......................  2,803,720     $3.37       45,000     $3.28
  Granted......................................    449,425      3.22       40,000      4.19
  Exercised....................................    (79,323)     2.48           --        --
  Forfeited....................................   (179,078)     3.62           --        --
                                                 ---------     -----      -------     -----
Balance, December 31, 1999.....................  2,994,744      3.36       85,000      3.71
  Granted......................................    973,750      3.01       35,000      2.94
  Exercised....................................    (49,965)     2.37           --        --
  Forfeited....................................   (285,182)     3.42      (22,500)     3.61
                                                 ---------     -----      -------     -----
Balance, December 31, 2000.....................  3,633,347      3.25       97,500      3.46
  Granted......................................  1,834,250      0.71       30,000      2.00
  Exercised....................................     (2,000)     2.36           --        --
  Forfeited....................................   (512,778)     3.39           --        --
                                                 ---------     -----      -------     -----
Balance, December 31, 2001.....................  4,952,819     $2.30      127,500     $3.12
                                                 =========     =====      =======     =====
Shares exercisable at December 31, 2001........  2,653,498     $3.27       67,506     $3.50
                                                 =========     =====      =======     =====
Shares exercisable at December 31, 2000........  2,359,033     $3.37       35,000     $3.54
                                                 =========     =====      =======     =====
Shares exercisable at December 31, 1999........  1,776,946     $3.40       15,000     $3.28
                                                 =========     =====      =======     =====

     The following table summarizes information about stock options outstanding at December 31, 2001:

                         OPTIONS OUTSTANDING
                 ------------------------------------    OPTIONS EXERCISABLE
                                WEIGHTED                ----------------------
                                 AVERAGE     WEIGHTED                 WEIGHTED
                                REMAINING    AVERAGE                  AVERAGE
   RANGE OF        NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES  OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------  -----------   -----------   --------   -----------   --------
$0.56 to $0.69    1,746,500       9.90        $0.65             --     $0.00
$0.80 to $3.06    1,761,558       7.03         2.68      1,212,805      2.67
$3.14 to $4.43    1,481,036       6.40         3.71      1,416,974      3.72
$4.45 to $4.76       91,225       5.85         4.59         91,225      4.59
                  ---------       ----        -----      ---------     -----
$0.56 to $4.76    5,080,319       7.81        $2.32      2,721,004     $3.28
                  =========       ====        =====      =========     =====

     We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, we apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for the equity incentive plans and no compensation cost has been recognized as all grants have been made at fair value.

     Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, and has been determined as if we had accounted for our

                        MERISTAR HOTELS & RESORTS, INC.

employee stock options using the fair value method. The weighted average fair value of the options granted was $0.40, $1.88 and $1.49 during 2001, 2000, and 1999, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                       2001         2000         1999
                                                    ----------   ----------   ----------
Risk-free interest rate...........................        5.60%        6.70%        6.70%
Dividend rate.....................................          --           --           --
Volatility factor.................................        0.68         0.59         0.56
Weighted average expected life....................  2.83 years   2.83 years   2.63 years

     Our pro forma net income (loss) and basic earnings (loss) per share as if the fair value method had been applied were as follows:

                                                           2001       2000      1999
                                                         --------   --------   ------
Pro forma net income (loss)............................  $(19,424)  $(11,585)  $6,185
Basic earnings (loss) per share........................  $  (0.53)  $  (0.34)  $ 0.22

     The effects of applying Statement of Financial Accounting Standards No. 123 for disclosing compensation costs may not be representative of the effects on reported net income (loss) and earnings (loss) per share for future years.

11.  COMMITMENTS AND CONTINGENCIES

     We lease 48 limited-service hotels under non-cancelable participating leases with remaining initial terms ranging from 9 to 12 years, expiring through 2013. The total amount payable on these participating leases was $4,829 and $11,526 at December 31, 2001, and 2000, respectively. We also lease apartments for our Corporate Housing operations and corporate office space. Future minimum lease payments required under these operating leases as of December 31, 2001 were as follows:

2002........................................................   $ 60,484
2003........................................................     42,278
2004........................................................     40,148
2005........................................................     39,657
2006........................................................     38,381
Thereafter..................................................    225,566
                                                               --------
                                                               $446,514
                                                               ========

     We received notification from the NYSE that we are not in compliance with the continued listing standards of the NYSE because our average closing share price was less than $1.00 over a consecutive 30-day trading period. The NYSE's continued listing standards require that we bring our 30-day average closing price and our share price above $1.00 by June 20, 2002, subject to certain conditions. We are currently evaluating our alternatives with regard to complying to this standard.

     In the course of normal business activities, various lawsuits, claims and proceedings have been or may be instituted or asserted against us. Based on currently available facts, we believe that the disposition of matters pending or asserted will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

                        MERISTAR HOTELS & RESORTS, INC.

12.  SEGMENTS

     We are organized into two operating divisions: hotel management and corporate housing, both of which are reportable operating segments. Each division is managed separately because of its distinctive products and services. In 1999, we were organized into three different operating segments: upscale, full-service hotels; premium limited-service hotels and inns; and resort properties. In 2000, we reorganized our operations into four operating divisions: hospitality management, corporate housing, golf management and vacation ownership. In 2001, we reorganized our golf operations and included them in our hotel management segment. We also eliminated our vacation ownership segment in 2001. Accordingly, we reclassified the segment information for 2000 and 1999 to reflect the changes we made in 2001. We evaluate the performance of each division based on earnings before interest, taxes, depreciation, and amortization.

                                            HOTEL      CORPORATE              FINANCIAL
                                          MANAGEMENT    HOUSING     OTHER     STATEMENTS
                                          ----------   ---------   --------   ----------
Year Ended December 31, 2001
Revenues................................  $  201,843   $103,733    $    298   $  305,874
Earnings before interest, taxes,
  depreciation, and amortization........      17,890      1,139     (24,134)      (5,105)
Total assets............................      22,692     19,108     201,137      242,937
Year Ended December 31, 2000
Revenues................................  $1,345,144   $ 64,910    $    814   $1,410,868
Earnings before interest, taxes,
  depreciation, and amortization........      16,718      4,650     (22,144)        (776)
Total assets............................     156,972     22,878     154,032      333,882
Year Ended December 31, 1999
Revenues................................  $1,292,221   $     --    $   (107)  $1,292,114
Earnings before interest, taxes,
  depreciation, and amortization........      23,500         --        (236)      23,264
Total assets............................     111,216         --     146,928      258,144

     The other items in the tables above represent operating segment activity and assets for the non-reportable segments and non-operating segment activity and assets. The non-operating segment activity includes merger and lease conversion costs, charges to investments and advances to affiliates, restructuring charges and impairment charges. The non-operating segment assets are primarily unallocated corporate expenses and intangibles and other miscellaneous assets.

     Revenues for foreign operations for the years ended December 31 were as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
Canada..................................................  $11,200   $27,724   $21,477
United Kingdom..........................................  $30,460   $16,152   $    --
France..................................................  $   196   $    --   $    --

13.  ACQUISITIONS

     On May 31, 2000, we completed the acquisition of BridgeStreet Accommodations, Inc. for $1.50 in cash and 0.5 shares of our common stock for each share of BridgeStreet common stock outstanding. We issued 4,072,000 shares of common stock and paid $12,216 to BridgeStreet's stockholders. In addition, we repaid $12,021 of BridgeStreet's outstanding debt as part of the acquisition. BridgeStreet provides

                        MERISTAR HOTELS & RESORTS, INC.

corporate housing services in the United States, Canada, and Europe. The total purchase price of the acquisition was approximately $37,605, which resulted in $34,335 of goodwill. We are amortizing the goodwill on a straight line basis over 35 years. We accounted for the acquisition as a purchase. Accordingly, we have included the operating results of BridgeStreet in our consolidated financial statements since May 31, 2000, the date of acquisition. The following table summarizes the acquisition:

Cash paid to BridgeStreet stockholders......................  $ 12,216
MeriStar common stock issued to BridgeStreet stockholders...    11,239
BridgeStreet debt repaid....................................    12,021
Transaction costs...........................................     2,129
                                                              --------
  Total cost of acquisition.................................    37,605
Fair value of liabilities acquired..........................    14,001
Fair value of assets acquired...............................   (17,271)
                                                              --------
Goodwill....................................................  $ 34,335
                                                              ========

     The following unaudited pro forma consolidated results of operations are presented as if we had acquired BridgeStreet at the beginning of the periods presented:

                                                               PRO FORMA INFORMATION
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                                    (UNAUDITED)
Revenue.....................................................  $1,452,571   $1,387,669
Net income (loss)...........................................  $  (10,325)  $    5,832
Diluted earnings (loss) per share...........................  $    (0.30)  $     0.18

     The pro forma consolidated results of operations include adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

     On January 1, 2001 we acquired a 51% interest in Flagstone and on August 17, 2001, our corporate housing division acquired Paris based Apalachee Bay Properties for approximately $1,500, of which approximately $760 is accrued as of December 31, 2001. We accounted for these acquisitions using the purchase method. These acquisitions were insignificant to our 2001 operations; therefore we have not presented pro forma results.

14.  MERGER AND LEASE CONVERSION COSTS

     On February 26, 2001, we mailed a proxy to our stockholders seeking approval of a merger agreement providing for a merger of a wholly-owned subsidiary of American Skiing Company, a Delaware corporation, with and into our company and the other transactions contemplated by that merger agreement. On March 22, 2001, we and the other parties to the merger agreement mutually agreed to terminate the merger agreement. There were no termination fees payable to any of the parties. During the years ended 2001 and 2000, we incurred $4,239 and $2,650, respectively, of expenses related to the proposed merger. These expenses are included in our statements of operations.

     During 2000, we incurred $339 in costs related to the conversions of the MeriStar Hospitality leases to management contracts.

                        MERISTAR HOTELS & RESORTS, INC.

15. CHARGES TO INVESTMENTS IN AND ADVANCES TO AFFILIATES, ACCOUNTS AND NOTES RECEIVABLE, AND OTHER

     During 2001, we recorded a charge in the amount of $16,098 to record an allowance for accounts and notes receivables and to write-off the remaining book values of impaired and abandoned assets. The following is a summary of the amounts comprising this charge.

     - During the first quarter of 2001, several of the hotels that we manage experienced severe financial difficulties, which affected the collectibility of our accounts and notes receivable from these hotels. One of the hotel owners filed for bankruptcy. The lender subsequently foreclosed on this hotel in early July 2001. We terminated our management agreement with another of the hotel owners in the second quarter of 2001. As a result, we fully provided for the amounts due from these entities in the amount of $5.1 million and recorded a charge to write-off other related assets in the amount of $1.8 million.

     - We also wrote-off our investments in an internet services company and certain real estate ventures. The internet services company significantly curtailed its operations during the first quarter of 2001. We are involved in a dispute with our partners in the real estate ventures and believe that the recorded values of our investments in these real estate ventures have been impaired as a result of this dispute. We recorded a charge in the amount of $5.2 million to reduce the book values of these assets.

     - In connection with the conversion of our lease contracts to management contracts, we implemented changes to our business structure, which resulted in the abandonment of certain fixed assets totaling $2.9 million.

     - One of our former partners in our operating partnership claimed that we owed them special distributions under the partnership agreement. We have estimated the amount of distributions due to the former partner to be $325,000 which we accrued at March 31, 2001 and paid later in 2001.

     - We exited three management contracts in October 2001. This resulted in uncollectible management fees and reimbursable expenses. We fully provided for the amount due from these entities in the amount of $798,000 in September 2001. We have not collected any amounts on these receivables.

16.  RESTRUCTURING EXPENSES

     During the second quarter of 2001, we incurred restructuring charges in connection with personnel changes primarily as a result of the change to management contracts with MeriStar Hospitality and the termination of the merger agreement with American Skiing Company. This restructuring is expected to reduce our annualized corporate overhead expenditures by approximately 10%, or $3.5 million. The restructuring included eliminating approximately 55 corporate staff positions that were no longer needed under the new structure.

     As a result of the restructuring, we recorded restructuring charges of $855 in 2001, none of which remains accrued at December 31, 2001. The restructuring charge consisted of $842 of severance costs and $13 of non-cancelable lease costs.

     During the third and fourth quarters of 2001, we restructured our corporate housing division as a result of the slowdown in the economy and shifting focus on certain markets. We incurred restructuring charges in connection with closing offices in four BridgeStreet markets and realigned and eliminated certain administrative functions. We eliminated approximately 54 positions as a result of this restructuring. This restructuring is expected to reduce our annualized expense by approximately $1.5 million. As a result of the restructuring, we recorded restructuring charges of $1,219 in 2001. The restructuring charge consisted of $133 of severance costs and $1,086 of non-cancelable lease costs. We applied $133 and $881

                        MERISTAR HOTELS & RESORTS, INC.

in severance and lease termination costs, respectively, against the restructuring accrual, of which $205 remains at December 31, 2001.

     During the fourth quarter of 2001, we recorded restructuring charges of $1,405. This charge consisted entirely of severance-related costs, including the accelerated vesting of restricted stock. This charge also represents the elimination of approximately 15 corporate positions and is the result of declines in our business due to the slowdown of the national economy and the disruptions in business and leisure travel due to travel safety concerns since the terrorist attacks on September 11, 2001. This restructuring is expected to reduce our annualized expense by approximately $1.9 million. During 2001, $1,090 in severance was applied against the restructuring accrual, of which $315 remains at December 31, 2001.

17.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of our quarterly results of operations:

                                         2001                                      2000
                        --------------------------------------   -----------------------------------------
                         FIRST     SECOND     THIRD    FOURTH     FIRST      SECOND     THIRD      FOURTH
                        QUARTER    QUARTER   QUARTER   QUARTER   QUARTER    QUARTER    QUARTER    QUARTER
                        --------   -------   -------   -------   --------   --------   --------   --------
Total revenue.........  $ 79,750   $83,517   $77,617   $64,990   $340,627   $372,684   $355,858   $341,699
Total operating
  expenses............    95,694    82,842    79,324    66,809    335,031    349,517    355,362    381,955
Net operating income
  (loss)..............   (15,944)      675    (1,707)   (1,819)     5,596     23,167        496    (40,256)
Net income (loss).....   (10,826)   (1,120)   (2,282)   (4,721)     2,440     12,490       (901)   (23,409)
Diluted earnings
  (loss) per share....  $  (0.30)  $ (0.03)  $ (0.06)  $ (0.12)  $   0.08   $   0.37   $  (0.03)  $  (0.65)

     During the fourth quarter of 2001, we recorded a $1,649 restructuring charge related to the elimination of corporate positions and estimated non-cancelable lease costs related to the corporate housing division.

     During the fourth quarter of 2000, we recorded a $21,657 loss on asset impairment related to our leased limited-service hotels. We also recognized $2,989 of expenses related to our merger discussions with American Skiing Company and the lease conversions of the MeriStar Hospitality leases.

                        MERISTAR HOTELS & RESORTS, INC.

18.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                             2001      2000     1999
                                                            -------   ------   ------
Cash paid for interest and income taxes:
  Interest................................................  $10,747   $6,166   $4,907
  Income taxes............................................    1,582      722       36
Non-cash investing and financing activities:
  Conversion of operating partnership units to common
     stock................................................    3,623      391    7,835
  Operating partnership units issued and/or assumptions of
     liabilities in purchase of intangible assets.........       --       --    8,346
Issuance of common stock to BridgeStreet stockholders.....       --   11,239       --
Fair value of assets acquired.............................       --   17,271       --
Fair value of liabilities acquired........................       --   14,001       --
Fair value of debt assumed................................       --   12,021       --
Operating assets and liabilities acquired from
  BridgeStreet Paris:
  Accounts receivable.....................................       46       --       --
  Prepaid expenses and other..............................       24       --       --
  Furniture, fixtures and other...........................        9       --       --
                                                            -------   ------   ------
Total operating assets acquired...........................  $    79   $   --   $   --
                                                            =======   ======   ======
  Accounts payable and accrued expenses...................      232
  Income taxes............................................       20       --       --
                                                            -------   ------   ------
Total liabilities acquired................................  $   252   $   --   $   --
                                                            =======   ======   ======
Operating assets and liabilities transferred in lease
  conversion:
  Accounts receivable.....................................   52,072       --       --
  Prepaid expenses........................................    1,478       --       --
  Deposits and other......................................    6,462       --       --
  Furniture, fixtures and other, net......................      152       --       --
  Investments in and advances to affiliates...............    1,796       --       --
                                                            -------   ------   ------
Total operating assets transferred........................  $61,960   $   --   $   --
                                                            =======   ======   ======
Accounts payable and accrued expenses.....................   65,706       --       --
Long-term debt............................................       32       --       --
                                                            -------   ------   ------
Total liabilities transferred.............................  $65,738   $   --   $   --
                                                            =======   ======   ======

                         INTERSTATE HOTELS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,     MARCH 31,
                                                                  2001           2002
                                                              ------------    -----------
                                                                  (A)         (UNAUDITED)

                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 39,040       $ 35,325
  Accounts receivable, net of allowance for doubtful
    accounts of $227 in 2001 and
    $169 in 2002............................................       9,080         11,836
  Deferred income taxes.....................................       2,204          1,787
  Prepaid expenses and other assets.........................       1,941          1,773
                                                                --------       --------
      Total current assets..................................      52,265         50,721
Restricted cash.............................................       1,348          1,082
Marketable securities.......................................       2,548          2,842
Property and equipment, net.................................      14,390         14,103
Officers and employees notes receivable.....................       2,028          2,143
Affiliates notes receivable, net of reserve for
  uncollectible notes receivable of $666....................       1,718          2,074
Equity investments in hotel real estate.....................      11,220         10,944
Deferred income taxes.......................................       5,479          6,396
Intangible and other assets.................................      17,673         15,717
                                                                --------       --------
      Total assets..........................................    $108,669       $106,022
                                                                ========       ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.................................       1,038            285
  Accounts payable -- health trust..........................       4,424          4,823
  Accrued payroll and related benefits......................       5,092          2,072
  Other accrued liabilities.................................       7,048          8,296
  Current portion of long-term debt.........................       1,601          7,353
                                                                --------       --------
      Total current liabilities.............................      19,203         22,829
Deferred compensation.......................................       2,548          2,842
Long-term debt..............................................      39,380         32,852
                                                                --------       --------
      Total liabilities.....................................      61,131         58,523
Minority interest...........................................         433            433
Mandatorily redeemable preferred stock......................       5,070          5,272
Commitments and contingencies...............................          --             --
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
    authorized; 725,000 shares issued and outstanding and
    classified as mandatorily redeemable preferred stock at
    December 31, 2001 and March 31, 2002....................          --             --
  Common stock, $.01 par value; 64,939,361 shares
    authorized; 5,730,440 shares issued and outstanding at
    December 31, 2001 and March 31, 2002....................          57             57
  Common stock options/warrants.............................          --             48
  Paid-in capital...........................................      64,955         64,955
  Retained deficit..........................................     (22,977)       (23,266)
                                                                --------       --------
      Total stockholders' equity............................      42,035         41,794
                                                                --------       --------
      Total liabilities and stockholders' equity............    $108,669       $106,022
                                                                ========       ========

---------------

(A) The year-end balance sheet information was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

   The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 2001          2002
                                                              ----------    ----------
Lodging revenues............................................  $    1,101    $      676
Net management fees.........................................       6,476         5,658
Other fees..................................................       3,508         4,013
                                                              ----------    ----------
                                                                  11,085        10,347
Other revenues from managed hotels (Note 2).................      69,405        62,441
                                                              ----------    ----------
                                                                  80,490        72,788
                                                              ----------    ----------
Lodging expenses............................................         779           481
General and administrative..................................       2,837         1,943
Payroll and related benefits................................       5,357         4,243
Tender Offer costs (Note 6).................................          --           119
Depreciation and amortization...............................       2,706         2,528
                                                              ----------    ----------
                                                                  11,679         9,314
Other expenses from managed hotels (Note 2).................      69,405        62,441
                                                              ----------    ----------
                                                                  81,084        71,755
                                                              ----------    ----------
Operating (loss) income.....................................        (594)        1,033
Other (expense) income:
  Interest, net.............................................         (67)         (975)
  Earnings (losses) from equity investments in hotel real
     estate.................................................         177          (180)
                                                              ----------    ----------
Loss before income tax benefit..............................        (484)         (122)
Income tax benefit..........................................        (208)          (71)
                                                              ----------    ----------
Loss before minority interest...............................        (276)          (51)
Minority interest...........................................          36            64
                                                              ----------    ----------
Net loss....................................................        (312)         (115)
Mandatorily redeemable preferred stock:
  Dividends.................................................         159           159
  Accretion.................................................          15            15
                                                              ----------    ----------
Net loss available to common stockholders...................  $     (486)   $     (289)
                                                              ==========    ==========
Earnings per common share and common share equivalent:
  Basic.....................................................  $     (.07)   $     (.05)
                                                              ==========    ==========
  Diluted...................................................  $     (.07)   $     (.05)
                                                              ==========    ==========
Weighted average number of common share and common share
  equivalents outstanding:
  Basic.....................................................   6,481,182     5,730,440
                                                              ==========    ==========
  Diluted...................................................   6,481,182     5,730,440
                                                              ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
                                                                  2001            2002
                                                              ------------    ------------
Cash flows from operating activities:
  Net loss..................................................    $   (312)       $  (115)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       2,706          2,528
     (Earnings) losses from equity investments in hotel real
      estate................................................        (177)           180
     Minority interest......................................          36             64
     Deferred income taxes..................................        (701)          (500)
     Amortization of mandatorily redeemable preferred
      stock.................................................         188            188
     Other..................................................         145            381
  Cash (used in) provided by assets and liabilities:
     Accounts receivable, net...............................         (34)        (3,038)
     Prepaid expenses and other assets......................          79            142
     Accounts payable.......................................      (7,416)        (3,374)
     Accrued liabilities....................................      (7,243)         1,479
                                                                --------        -------
       Net cash used in operating activities................     (12,729)        (2,065)
                                                                --------        -------
Cash flows from investing activities:
  Change in restricted cash.................................         525            266
  Purchases of property and equipment, net..................        (308)            (4)
  Purchases of marketable securities........................        (220)        (1,110)
  Proceeds from sale of marketable securities...............         368            755
  Net cash (invested for) received from equity investments
     in hotel and real estate...............................      (8,314)            96
  Change in officers and employees notes receivable, net....         528           (115)
  Net investment in management agreements...................        (141)            --
  Change in affiliates notes receivable, net................        (283)           (74)
  Merger-related acquisition costs..........................          --           (422)
  Deposits and other........................................        (119)           (63)
                                                                --------        -------
       Net cash used in investing activities................      (7,964)          (671)
                                                                --------        -------
Cash flows from financing activities:
  Proceeds from long-term debt..............................       4,169             --
  Repayment of long-term debt...............................         (24)          (776)
  Financing fees paid.......................................        (105)           (42)
  Proceeds from issuance of common stock....................         215             --
  Dividends paid on mandatorily redeemable preferred
     stock..................................................        (159)          (159)
  Other.....................................................          (1)            (2)
                                                                --------        -------
       Net cash provided by (used in) financing
        activities..........................................       4,095           (979)
                                                                --------        -------
Net decrease in cash and cash equivalents...................     (16,598)        (3,715)
Cash and cash equivalents at beginning of period............      51,327         39,040
                                                                --------        -------
Cash and cash equivalents at end of period..................    $ 34,729        $35,325
                                                                ========        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Interstate Hotels Corporation and its subsidiaries (the "Company") is one of the largest independent hotel management companies in the United States based on number of properties, number of rooms and total revenues produced for owners. At March 31, 2002, the Company managed or performed related services, including insurance and risk management services, purchasing and project management services and centralized accounting services, for 135 hotels with a total of 28,480 rooms in 36 states in the United States, the District of Columbia, as well as Canada and Russia. The Company wholly owns one of these properties, the 156-suite Pittsburgh Airport Residence Inn by Marriott (the "Owned Hotel"), which it acquired in 1999, and has non-controlling equity interests in 12 of these hotels.

     The Company, together with its subsidiaries and predecessors, was formed on June 18, 1999, pursuant to a series of events culminating in the spin-off of the Company's operations from Wyndham International, Inc. ("Wyndham") (the "Spin-off").

     The accompanying consolidated interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These consolidated interim financial statements should be read in conjunction with the consolidated financial statements, notes thereto and other information included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001.

     The accompanying consolidated interim financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation, in all material respects, of the financial position and results of operations for the periods presented. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

2. CHANGE IN ACCOUNTING:

     Effective January 1, 2002, the Company adopted the provisions of Emerging Issues Task Force ("EITF") Issue No. 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." This issue establishes standards for accounting for reimbursements received for out-of-pocket expenses incurred and the characterization as revenue and expense in the statement of operations. In accordance with EITF Issue No. 01-14, the Company has included in operating revenues and expenses the reimbursement of costs incurred on behalf of the third-party owners of the Company's managed hotels. These costs relate primarily to payroll and benefit costs at managed hotels where the Company is the employer. These reimbursements are received based upon the costs incurred by the Company with no added margin. Therefore, the adoption of EITF Issue No. 01-14 did not impact operating income, earnings per share, cash flows or the financial position of the Company.

     The effect of adopting EITF Issue No. 01-14, which was retroactively applied for all periods presented, was an increase in operating revenues and expenses of $69,405 and $62,441 for the three-month periods ended March 31, 2001 and 2002, respectively.

3. EARNINGS PER SHARE:

     Basic earnings per common share was calculated by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per common share assumes the issuance of common stock for all potentially dilutive equivalents outstanding.

          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. EARNINGS PER SHARE--CONTINUED:

The effect of the conversion of the Company's Subordinated Convertible Notes and the Series B Convertible Preferred Stock into Class A Common Stock and the Class A shares issuable upon the exercise of outstanding stock options are considered to be anti-dilutive. The details of basic and diluted earnings per common share for the three-month periods ended March 31, 2001 and 2002 were as follows:

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 2001          2002
                                                              ----------    ----------
Net loss available to common stockholders...................  $     (486)   $     (289)
                                                              ----------    ----------
Weighted average number of common shares outstanding........   6,481,182     5,730,440
                                                              ----------    ----------
Basic earnings per common share.............................  $     (.07)   $     (.05)
                                                              ----------    ----------
Shares issuable upon exercise of dilutive outstanding stock
  options...................................................          --            --
                                                              ----------    ----------
Weighted average number of diluted common shares
  outstanding...............................................   6,481,182     5,730,440
                                                              ----------    ----------
Diluted earnings per common share...........................  $     (.07)   $     (.05)
                                                              ==========    ==========

4. COMMITMENTS AND CONTINGENCIES:

     The Company has committed to invest $25,000 into a joint venture with entities affiliated with Lehman Brothers Holdings Inc. Such amount is expected to be invested incrementally, concurrently with the closings of hotel property acquisitions by the joint venture (see Note 6).

5. SEGMENT INFORMATION:

     The Company's reportable segments are: (i) operations of luxury and upscale hotels, and (ii) operations of mid-scale, upper economy and budget hotels. The luxury and upscale hotels segment derives revenues from management fees, reimbursements received for out-of-pocket expenses incurred and other services which directly relate to providing management services, including insurance and risk management services, purchasing and project management services, IT support, training and relocation programs and equipment leasing. The mid-scale, upper economy and budget hotels segment derives revenues from management fees, reimbursements received for out-of-pocket expenses incurred and certain specialized support services, such as centralized accounting services, as well as the operating revenues from the Owned Hotel.

     The table below presents revenue and operating income (loss) information for each reportable segment for the three-month periods ended March 31, 2001 and 2002.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2001       2002
                                                              -------    -------
REVENUES(1):
Luxury and Upscale Hotels...................................  $62,756    $55,482
Mid-Scale, Upper Economy and Budget Hotels..................   17,734     17,306
                                                              -------    -------
  Consolidated totals.......................................  $80,490    $72,788
                                                              =======    =======
OPERATING INCOME (LOSS):
Luxury and Upscale Hotels...................................  $  (729)   $   852
Mid-Scale, Upper Economy and Budget Hotels..................      135        181
                                                              -------    -------
  Consolidated totals.......................................  $  (594)   $ 1,033
                                                              =======    =======

---------------

(1) Includes other revenues from managed hotels in accordance with EITF Issue No. 01-14, which was retroactively applied for all periods presented.

          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. SEGMENT INFORMATION--CONTINUED:

     Depreciation and amortization included in segment operating income (loss) information for the three-month periods ended March 31, 2001 and 2002 were as follows:

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
Luxury and Upscale Hotels...................................  $2,211   $2,015
Mid-Scale, Upper Economy and Budget Hotels..................     495      513
                                                              ------   ------
  Consolidated totals.......................................  $2,706   $2,528
                                                              ======   ======

     The net book value of intangible and other assets and equity investments in hotel real estate by segment consisted of the following as of December 31, 2001 and March 31, 2002:

                                                              DECEMBER 31,   MARCH 31,
                                                                  2001         2002
                                                              ------------   ---------
Luxury and Upscale Hotels...................................    $14,383       $12,388
Mid-Scale, Upper Economy and Budget Hotels..................     14,510        14,273
                                                                -------       -------
  Consolidated totals.......................................    $28,893       $26,661
                                                                =======       =======

     The following table reconciles the Company's measure of operating income
(loss) to consolidated net loss for the three-month periods ended March 31, 2001 and 2002.

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2001    2002
                                                              -----   -----
Total after-tax operating income (loss).....................  $(357)  $ 640
Unallocated amounts, net of tax:
  Interest, net.............................................    (40)   (604)
  Earnings (losses) from equity investments in hotel real
     estate.................................................    106    (112)
  Minority interest.........................................    (21)    (39)
                                                              -----   -----
Consolidated net loss.......................................  $(312)  $(115)
                                                              =====   =====

6. SUBSEQUENT EVENTS:

Tender Offer:

     On April 11, 2002, Shaner Hotel Group Limited Partnership ("Shaner") commenced an unsolicited partial tender offer to purchase 2,465,322 shares of the Company's Class A Common Stock for $3.00 per share (as subsequently amended, the "Tender Offer"). The Tender Offer is scheduled to expire on May 31, 2002 unless otherwise extended by Shaner. The Tender Offer is subject to various conditions including the redemption of the Company's preferred stock purchase rights, pursuant to the Company's Shareholder Rights Agreement, or Shaner being satisfied that those rights do not apply to the Tender Offer.

     On April 24, 2002, the Company's full board of directors and a Special Committee of its independent directors concluded that the Tender Offer was financially inadequate and was not in the best interests of the Company's stockholders. Therefore, they unanimously recommended that the Company's stockholders reject the Tender Offer and not tender their shares pursuant to the Tender Offer.

     In the first quarter of 2002 and prior to the commencement of the Tender Offer, the Company received unsolicited proposals from Shaner to combine the operations of the Company with Shaner, which proposals also provided for the purchase of a portion of shares of the Company's common stock by Shaner. The board of directors unanimously voted to reject the proposals.

          (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. SUBSEQUENT EVENTS--CONTINUED:

     The Company incurred approximately $119 of costs related to the Tender Offer and the unsolicited proposals for the three months ended March 31, 2002. These costs were incurred for legal and other professional fees and are recorded in the accompanying consolidated statement of operations for the three months ended March 31, 2002.

Merger with MeriStar Hotels & Resorts, Inc.:

     On May 1, 2002, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with MeriStar Hotels & Resorts, Inc. ("MeriStar") pursuant to which the Company would be merged with and into MeriStar, with MeriStar being the surviving company (the "Merger"). The combined company will be named Interstate Hotels & Resorts, Inc. Pursuant to the Merger Agreement, each share of the Company's common stock will be converted into 4.6 shares of MeriStar common stock. The completion of the Merger is subject to various conditions including the approval of the stockholders of the Company and MeriStar and United States antitrust clearance. The special stockholders meetings and the closing are expected to occur in the third quarter of 2002. The Company may receive from or be required to pay to MeriStar a termination fee of $2,000 plus up to $500 in expenses if the Merger Agreement is terminated under certain circumstances.

     In connection with the execution of the Merger Agreement, CGLH Partners I LP and CGLH Partners II LP (collectively, the "Investor") has agreed to convert its Subordinated Convertible Notes and Series B Convertible Preferred Stock into Class A Common Stock, subject to the restrictions on conversion set forth in the terms of those securities and the agreements to convert those securities. The Investor will receive a payment of $9,250 from the Company as an inducement to such conversion. Members of senior management have also agreed to convert their Series B Convertible Preferred Stock into Class A Common Stock in connection with the Merger, and each of those members of senior management and the Investor has committed to vote in favor of the Merger. Stockholders of MeriStar that represent approximately 22% of MeriStar's common stock have also agreed to vote their shares in favor of the Merger.

     As an inducement for MeriStar to enter into the Merger Agreement, the managing general partner of the Company's joint venture with entities affiliated with Lehman Brothers Holdings Inc. has confirmed that, if the Merger is consummated, the surviving company will not be required to invest $25,000 into the joint venture.

     Prior to entering into the Merger Agreement, an affiliate of Wyndham, the holder of a 1.6627% non-controlling economic interest (the "Wyndham Interest") in Interstate Hotels, LLC ("IH LLC"), the Company's principal operating subsidiary, agreed to permit the Company to cause IH LLC, or its subsidiaries, to provide a guaranty and pledge of assets of IH LLC, or its subsidiaries, under the terms of a proposed credit facility for the combined company following the Merger. In consideration for this agreement, the Company repaid a promissory note to Wyndham on May 2, 2002 in the outstanding principal amount of $750 and agreed to pay to Wyndham the outstanding principal amount of $3,682 under a second promissory note prior to IH LLC, or its subsidiaries, providing such guarantee and pledge of any of its or their assets. In addition, the Company accelerated the timing of Wyndham's right to require the Company to redeem the Wyndham Interest to be the earlier of (i) the date on which the Company repays the second promissory note to Wyndham and (ii) July 1, 2004.

     The merger will be accounted for as a reverse acquisition under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," with the Company as acquiror. As of March 31, 2002, the Company incurred Merger-related acquisition costs of approximately $422, which are recorded in the accompanying consolidated balance sheet. These costs were incurred for legal and other professional fees in connection with the proposed Merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Interstate Hotels Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Interstate Hotels Corporation and its subsidiaries (the Company) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

600 Grant Street
Pittsburgh, Pennsylvania
February 13, 2002, except for the second paragraph of Note 7 and the fourth paragraph of Note 8, as to which the date is February 21, 2002

                         INTERSTATE HOTELS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2000        2001
                                                                --------    --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 51,327    $ 39,040
  Accounts receivable, net of allowance for doubtful
    accounts of $542 in 2000 and
    $227 in 2001............................................      12,624       4,931
  Insurance premiums receivable.............................       4,292       4,149
  Deferred income taxes.....................................       1,891       2,204
  Net investment in direct financing leases.................         248          92
  Prepaid expenses and other assets.........................       1,039       1,849
                                                                --------    --------
      Total current assets..................................      71,421      52,265
Restricted cash.............................................       2,173       1,348
Marketable securities.......................................       2,289       2,548
Property and equipment, net.................................      15,084      14,390
Officers and employees notes receivable.....................       3,442       2,028
Affiliates notes receivable, net of reserve for
  uncollectible notes receivable of $1,016 in 2000 and $666
  in 2001...................................................      10,235       1,718
Net investment in direct financing leases...................         495         185
Equity investments in hotel real estate.....................       8,779      11,220
Deferred income taxes.......................................       3,086       5,479
Intangible and other assets.................................      26,519      17,488
                                                                --------    --------
      Total assets..........................................    $143,523    $108,669
                                                                ========    ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.................................       2,922       1,038
  Accounts payable -- health trust..........................       4,459       4,424
  Accounts payable -- related parties.......................       2,473          26
  Accrued payroll and related benefits......................       9,992       5,092
  Accrued rent..............................................       5,227         151
  Insurance payables........................................       2,685       1,384
  Other accrued liabilities.................................      11,764       5,487
  Current portion of long-term debt.........................       8,343       1,601
                                                                --------    --------
      Total current liabilities.............................      47,865      19,203
Deferred compensation.......................................       2,289       2,548
Long-term debt..............................................      36,820      39,380
                                                                --------    --------
      Total liabilities.....................................      86,974      61,131
Minority interest...........................................         433         433
Mandatorily redeemable preferred stock......................       4,258       5,070
Commitments and contingencies...............................          --          --
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
    authorized; 725,000 shares issued and outstanding and
    classified as mandatorily redeemable preferred stock at
    December 31, 2000 and 2001..............................          --          --
  Common stock, $.01 par value; 64,939,361 shares
    authorized; 6,399,744 and 5,730,440 shares issued and
    outstanding at December 31, 2000 and 2001,
    respectively............................................          64          57
  Paid-in capital...........................................      66,725      64,955
  Retained deficit..........................................     (14,931)    (22,977)
                                                                --------    --------
      Total stockholders' equity............................      51,858      42,035
                                                                --------    --------
      Total liabilities and stockholders' equity............    $143,523    $108,669
                                                                ========    ========

      The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                 1999       2000       2001
                                                               --------   --------   --------
Lodging revenues:
  Rooms.....................................................   $183,695   $191,811   $  4,277
  Other departmental........................................     10,693     11,661        149
Net management fees.........................................     33,275     29,481     24,525
Other fees..................................................     12,691     13,159     15,074
                                                               --------   --------   --------
                                                                240,354    246,112     44,025
                                                               --------   --------   --------
Lodging expenses:
  Rooms.....................................................     44,237     47,014      1,030
  Other departmental........................................      6,975      7,238         86
  Property costs............................................     56,258     61,767      1,531
General and administrative..................................     14,069     14,894     11,385
Payroll and related benefits................................     19,619     22,704     19,738
Lease expense...............................................     89,174     88,594        482
Depreciation and amortization...............................     20,833     16,091     10,394
Joint Venture start-up costs................................         --      2,096         --
Loss on impairment of investment in hotel lease contracts...     16,406     12,550         --
                                                               --------   --------   --------
                                                                267,571    272,948     44,646
                                                               --------   --------   --------
Operating loss..............................................    (27,217)   (26,836)      (621)
Other income (expense):
  Interest, net.............................................      1,368      1,777     (1,673)
  Other, net................................................         (9)        24         38
  Earnings (losses) from equity investments in hotel real
    estate..................................................      1,525       (522)    (5,169)
  Loss on impairment of equity investment in hotel real
    estate..................................................         --         --     (3,026)
  Loss on sale of investment in hotel real estate...........       (876)        --         --
                                                               --------   --------   --------
Loss before income tax benefit..............................    (25,209)   (25,557)   (10,451)
Income tax benefit..........................................     (5,078)    (5,935)    (3,295)
                                                               --------   --------   --------
Loss before minority interest...............................    (20,131)   (19,622)    (7,156)
Minority interest...........................................    (12,514)   (10,719)       194
                                                               --------   --------   --------
Net loss....................................................     (7,617)    (8,903)    (7,350)
Mandatorily redeemable preferred stock:
  Dividends.................................................         --        127        634
  Accretion.................................................         --         12         62
                                                               --------   --------   --------
Net loss available to common stockholders...................   $ (7,617)  $ (9,042)  $ (8,046)
                                                               ========   ========   ========
Earnings per common share (Note 16):
Basic.......................................................              $  (1.40)  $  (1.30)
                                                                          ========   ========
Diluted.....................................................              $  (1.40)  $  (1.30)
                                                                          ========   ========

      The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                            MANDATORILY
                                                          RETAINED                                          REDEEMABLE
                                       COMMON   PAID-IN   EARNINGS      UNEARNED      OWNERS'                PREFERRED
                                       STOCK    CAPITAL   (DEFICIT)   COMPENSATION    EQUITY      TOTAL        STOCK
                                       -----    -------   ---------   ------------    ------      -----     -----------
Balance at December 31, 1998........    $--     $    --   $     --      $    --      $  92,607   $ 92,607     $   --
  Net capital contributions.........     --          --         --           --         25,816     25,816         --
  Spin-off transaction..............     59      63,511      1,728           --       (118,423)   (53,125)        --
  Issuance of common stock..........      2       2,118         --           --             --      2,120         --
  Unearned compensation related to
    the issuance of common stock....      3       1,076         --       (1,079)            --         --         --
  Amortization of unearned
    compensation....................     --          --         --          205             --        205         --
  Net loss available to common
    stockholders....................     --          --     (7,617)          --             --     (7,617)        --
                                        ---     -------   --------      -------      ---------   --------     ------
Balance at December 31, 1999........     64      66,705     (5,889)        (874)            --     60,006         --
  Issuance of common stock..........      2         615         --           --             --        617         --
  Common stock repurchased and
    retired.........................     (2)       (595)        --           --             --       (597)        --
  Issuance of mandatorily redeemable
    preferred stock.................     --          --         --           --             --         --      7,250
  Unearned compensation related to
    the issuance of mandatorily
    redeemable preferred stock......     --          --         --           --             --         --     (2,250)
  Mandatorily redeemable preferred
    stock issuance costs............     --          --         --           --             --         --       (429)
  Mandatorily redeemable preferred
    stock accretion.................     --          --         --           --             --         --         12
  Receivable from related party.....     --          --         --           --             --         --       (450)
  Amortization of unearned
    compensation....................     --          --         --          874             --        874        125
  Net loss available to common
    stockholders....................     --          --     (9,042)          --             --     (9,042)        --
                                        ---     -------   --------      -------      ---------   --------     ------
Balance at December 31, 2000........     64      66,725    (14,931)          --             --     51,858      4,258
  Issuance of common stock..........      1         214         --           --             --        215         --
  Options exercised.................     --           8         --           --             --          8         --
  Common stock repurchased and
    retired.........................     (8)     (1,992)        --           --             --     (2,000)        --
  Mandatorily redeemable preferred
    stock accretion.................     --          --         --           --             --         --         62
  Amortization of unearned
    compensation....................     --          --         --           --             --         --        750
  Net loss available to common
    stockholders....................     --          --     (8,046)          --             --     (8,046)        --
                                        ---     -------   --------      -------      ---------   --------     ------
Balance at December 31, 2001........    $57     $64,955   $(22,977)     $    --      $      --   $ 42,035     $5,070
                                        ===     =======   ========      =======      =========   ========     ======

   The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1999        2000        2001
                                                                --------    --------    --------
Cash flows from operating activities:
  Net loss..................................................    $ (7,617)   $ (8,903)   $ (7,350)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................      20,833      16,091      10,394
    (Earnings) losses from equity investments in hotel real
     estate.................................................      (1,525)        522       5,169
    Loss on impairment of investment in hotel lease
     contracts..............................................      16,406      12,550          --
    Loss on impairment of equity investment in hotel real
     estate.................................................          --          --       3,026
    Loss on sale of investment in hotel real estate.........         876          --          --
    Minority interest.......................................     (12,514)    (10,719)        194
    Deferred income taxes...................................      (3,867)     (6,259)     (2,706)
    Amortization of restricted common stock and mandatorily
     redeemable preferred stock.............................          --         999         750
    Other...................................................         165       1,115         948
  Cash provided by (used in) assets and liabilities:
    Accounts receivable, net................................       1,324        (164)      7,836
    Prepaid expenses and other assets.......................        (285)        109        (810)
    Accounts payable........................................       4,625       2,333      (6,819)
    Accrued liabilities.....................................       5,372       2,406     (12,043)
                                                                --------    --------    --------
      Net cash provided by (used in) operating activities...      23,793      10,080      (1,411)
                                                                --------    --------    --------
Cash flows from investing activities:
  Net investment in direct financing leases.................       1,115         649         466
  Change in restricted cash.................................         500        (472)        825
  Purchase of property and equipment, net...................        (970)       (419)       (479)
  Acquisition of hotel, net of cash received................     (12,981)         --          --
  Purchases of marketable securities........................      (2,245)     (2,435)     (3,084)
  Proceeds from sale of marketable securities...............       1,958       2,449       3,202
  Proceeds from sale of equity investment in hotel real
    estate..................................................      13,654          --          --
  Net cash received from (invested for) equity investments
    in hotel real estate....................................       1,176      (9,301)    (10,636)
  Change in officers and employees notes receivable, net....        (960)       (755)        773
  Net investment in management agreements...................        (291)       (881)       (471)
  Merger-related acquisition costs..........................      (8,941)         --          --
  Change in affiliates notes receivable, net................      (2,057)        (63)      8,517
  Deposits and other........................................         (79)       (150)       (179)
                                                                --------    --------    --------
      Net cash used in investing activities.................     (10,121)    (11,378)     (1,066)
                                                                --------    --------    --------
Cash flows from financing activities:
  Proceeds from long-term debt..............................          --      32,560       4,170
  Repayment of long-term debt...............................          --         (79)     (8,352)
  Proceeds from issuance of common stock....................       2,120         617         223
  Proceeds from the issuance of mandatorily redeemable
    preferred stock.........................................          --       5,000          --
  Mandatorily redeemable preferred stock issuance costs
    paid....................................................          --        (429)         --
  Preferred stock dividends paid............................          --          --        (634)
  Net contributions from (distributions to) minority
    interest................................................       6,934      (4,592)        915
  Accounts payable-related parties..........................     (18,597)         --      (2,641)
  Net contributions from (distributions to) owners..........      16,659          --          --
  Financing fees paid.......................................          --      (2,295)     (1,491)
  Common stock repurchased and retired......................          --        (597)     (2,000)
                                                                --------    --------    --------
      Net cash provided by (used in) financing activities...       7,116      30,185      (9,810)
                                                                --------    --------    --------
Net increase (decrease) in cash and cash equivalents........      20,788      28,887     (12,287)
Cash and cash equivalents at beginning of year..............       1,652      22,440      51,327
                                                                --------    --------    --------
Cash and cash equivalents at end of year....................    $ 22,440    $ 51,327    $ 39,040
                                                                ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                         INTERSTATE HOTELS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Interstate Hotels Corporation and its subsidiaries (the "Company") is one of the largest independent hotel management companies in the United States based on number of properties, number of rooms and total revenues produced for owners. At December 31, 2001, the Company managed or performed related services, including insurance and risk management services, purchasing and project management services and centralized accounting services, for 134 hotels with a total of 28,316 rooms in 37 states in the United States, and in Canada and Russia. The Company wholly owns one of these properties, the 156-suite Pittsburgh Airport Residence Inn by Marriott (the "Owned Hotel"), which it acquired in 1999, and has non-controlling equity interests in 12 of these hotels.

     The Company, together with its subsidiaries and predecessors, was formed on June 18, 1999, pursuant to a series of events culminating in the spin-off of the Company's operations from Wyndham International, Inc. ("Wyndham") (the "Spin-off"). On June 2, 1998, Interstate Hotels Company (together with its subsidiaries, "Old Interstate") merged into Wyndham (the "Merger"). As part of the Spin-off, Wyndham continued to own a 55% non-controlling ownership interest in Interstate Hotels, LLC ("IH LLC"), a subsidiary of the Company and the successor to the third-party hotel management business conducted by Old Interstate prior to the Merger.

     In accordance with IH LLC's limited liability company agreement, and prior to the execution of the Wyndham Redemption discussed in Note 4, the Company was required to distribute 55% of IH LLC's cash flows from operations to Wyndham and allocate between IH LLC and the Company the costs and expenses relating to services provided by one party for the benefit of the other in accordance with generally accepted accounting principles, on the basis of which party benefited from the expenditure during the year ended December 31, 1999 and the period from January 1, 2000 to October 31, 2000. To the extent that the allocation of any such costs and expenses, including general and administrative expenses, could not be fairly apportioned, IH LLC and the Company were required to allocate such costs and expenses based upon their respective gross revenues, so that each party's profit margins are substantially the same for similar services.

     Prior to the Spin-off, the Company was not a separate legal entity. Therefore, the accompanying 1999 consolidated financial statements of the Company have been carved out of Wyndham's financial statements using Wyndham's basis of accounting. The financial statements include only those assets, liabilities, revenues and expenses directly attributable to the third-party hotel management business, the equity interests in The Charles Hotel Complex and the leased hotels that were retained by the Company in connection with the Spin-off. These consolidated financial statements have been prepared as if the Company had operated as a separate entity for the year ended December 31, 1999.

     Prior to January 1, 2001, the Company included the revenues and expenses and the working capital of the hotels that were previously leased from Equity Inns, Inc. (Note 6) in the financial statements because the risk of operating these hotels was borne by the Company, as lessee, under the terms of the leases. Revenues and expenses from the operation of the managed hotels are not included in the financial statements because the hotel management agreements are generally cancellable, not transferable and do not shift the risks of operation to the Company. Therefore, the Company records revenues from management fees only for its managed hotels.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany transactions and balances have been eliminated in consolidation. Minority interests represent the proportionate share of the equity that is owned by third parties in entities controlled by the Company. The net income or loss of such entities is allocated to the minority interests based on their percentage ownership throughout the year.

Cash and Cash Equivalents:

     All unrestricted, highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management believes the credit risk related to these cash and cash equivalents is minimal.

     At December 31, 2000, the Company's cash and cash equivalents included $7,592 of escrowed funds that were paid to Wyndham in July 2001 in connection with the Wyndham Redemption (see Note 4).

Restricted Cash:

     Restricted cash includes capital restricted under applicable government insurance regulations representing approximately 20% of the annual insurance premiums written by the Company. In addition, the mortgage note related to the Owned Hotel, as discussed in Note 5, provides that certain cash from operations be restricted for the future acquisition or replacement of property and equipment each year based on a percentage of gross hotel revenues.

Direct Financing Leases:

     Equipment acquired and subsequently leased to hotels under capital leases is recorded at the net investment in direct financing leases, which represents the total future minimum lease payments receivable net of unearned income. When payments are received, the receivable is reduced and the unearned income is recognized on a pro-rata basis over the life of the lease.

Property and Equipment:

     Property and equipment are recorded at cost, which includes the allocated purchase price for hotel acquisitions, and are depreciated on the straight-line method over their estimated useful lives. Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals and betterments that significantly extend the useful life of existing property and equipment are capitalized and depreciated. The cost and the related accumulated depreciation applicable to property no longer in service are eliminated from the accounts and any gain or loss thereon is included in operations.

Officers and Employees Notes Receivable:

     The Company grants loans from time to time to officers and employees, which are payable upon demand and generally do not bear interest until such demand is made. Certain notes may be forgiven in accordance with employment agreements, and such amounts are expensed ratably over the terms of such employment agreements.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

Equity Investments in Hotel Real Estate:

     The Company accounts for investments in hotel real estate using the equity method of accounting based on management's ability to control the property through management agreements. The Company measures its equity earnings or losses under the hypothetical liquidation at book value equity method of accounting. This accounting method requires the proportionate net income or loss of the investor to be adjusted for preferred returns or distributions due to the other investors.

Intangible and Other Assets:

     Intangible and other assets consist of the amounts paid to obtain management agreements, which includes the allocation of the Merger consideration by Wyndham, and deferred financing fees. Intangibles and other assets are amortized on the straight-line method over the life of the underlying agreements or estimated useful lives.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of:

     The carrying values of long-lived assets, which include property and equipment and all intangible assets, are evaluated quarterly in relation to the operating performance and future undiscounted operating cash flows of the underlying assets. Adjustments are made if the sum of expected future undiscounted net cash flows is less than book value, and if required, such adjustments would be measured based on discounted cash flows.

Deferred Income Taxes:

     Deferred income taxes are recorded using the asset and liability method. Under this method, deferred tax assets and liabilities are provided for the differences between the financial statement basis and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

Income Tax Status:

     Prior to the Spin-off, the entities that comprised the Company were included in the consolidated income tax return of either Old Interstate or Wyndham and all tax liabilities were paid by either Old Interstate or Wyndham. The income tax provision presented in these consolidated financial statements through the Spin-off date has been calculated as if the Company had prepared and filed a separate income tax return for those periods. The income tax liability for all current income taxes for purposes of these consolidated financial statements through the Spin-off date have been settled with either Old Interstate or Wyndham through owners' equity. For periods after the Spin-off, the Company files a separate consolidated income tax return. Such return includes an allocation of the operating results of IH LLC based on the Company's share of the taxable operating results of IH LLC.

     The effective tax rate used after the Spin-off is based on the Company's effective tax rate for the year ended December 31, 1999, and varies from the statutory tax rate as a result of the allocations of the taxable operating results of IH LLC to minority interests, as discussed above.

Owners' Equity:

     Owners' equity prior to the Spin-off represents the net equity of Old Interstate and Wyndham in the Company. Net contributions from and distributions to owners represent non-operating transfers to and from Old Interstate and Wyndham.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

Lodging and Management Fee Revenue Recognition:

     The owned and previously leased hotels recognize revenue from their rooms, food and beverage and other departments as earned on the close of each business day. Net management fees comprise base and incentive management fees received from third-party owners of hotel properties. The Company recognizes base fees as revenue when earned in accordance with the management agreement. In accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," and Securities and Exchange Commission ("SEC") Topic No. D-96, "Accounting for Management Fees Based on a Formula" (Method No. 2), base and incentive management fees are accrued as earned based on the profitability of the hotel, subject to the specific terms of each individual management agreement.

Other Revenues:

     Insurance revenues are earned through reinsurance premiums, direct premiums written and reinsurance premiums ceded. Reinsurance premiums are recognized when individual policies are written and any unearned portions of the premium are recognized to account for the unexpired term of the policy (as-reported basis). Direct premiums written are recognized in accordance with to the underlying policy and reinsurance premiums ceded are recognized on a pro-rata basis over the life of the related policies. Unearned premiums represent the portion of premiums applicable to the unexpired term of policies in force.

     In addition, the Company is reimbursed for costs associated with providing insurance and risk management services, purchasing and project management services, MIS and legal support, centralized accounting, training and relocation programs to the owned, managed and leased hotels. These revenues are included in other fees and the corresponding costs are included in general and administrative and payroll and related benefits in the consolidated statements of operations.

Insurance:

     A provision for outstanding claims is provided for reported claims, claims incurred but not reported and claims settlement expense at each balance sheet date. Such losses are based on management's estimate of the ultimate cost of settlement of claims and historical loss rates. Accrued claims liabilities are carried at present value without discounting since the contracts are of a short duration and discounting would not be significant. Actual liabilities may differ from estimated amounts. Any changes in estimated losses and settlements are reflected in current earnings.

Financial Instruments:

     As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements. They may also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

New Accounting Pronouncements:

     In June 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These standards require that all business combinations be accounted for using the purchase method of accounting and that goodwill and other intangible assets with indefinite useful lives should not be amortized, but should be tested for impairment at least annually, and they provide guidelines for new disclosure requirements. These standards outline the criteria for initial recognition and measurement of intangibles, assignment of assets and liabilities including goodwill to reporting units and goodwill impairment testing. The provisions of SFAS Nos. 141 and 142 apply to all business combinations after June 30, 2001. The implementation of the provisions of SFAS No. 142 for existing goodwill and other intangible assets is required effective January 1, 2002. Management of the Company does not expect the implementation of SFAS No. 142 to have a significant impact on the Company's consolidated financial statements.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The implementation of the provisions of SFAS No. 143 is required effective January 1, 2003. Management of the Company does not expect the implementation of SFAS No. 143 to have a significant impact on the Company's consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment and disposal of long-lived assets. The implementation of the provisions of SFAS No. 144 is required effective January 1, 2002. Management of the Company does not expect the implementation of SFAS No. 144 to have a significant impact on the Company's consolidated financial statements.

     In February 2002, the FASB issued Topic No. D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." This pronouncement establishes standards for accounting for reimbursements received for out-of-pocket expenses incurred and the characterization as revenue and expense in the income statement. The application of this pronouncement is required effective January 1, 2002. Management of the Company is currently assessing the details of the pronouncement and is preparing a plan of implementation. The implementation of this pronouncement could have a significant impact on the operating revenues and expenses that are reported by the Company, but should not impact its results of operations.

Reclassifications:

     Certain amounts in previously issued financial statements have been reclassified to conform to the presentation adopted in the 2001 consolidated financial statements.

3.  INVESTOR TRANSACTION:

Securities Purchase Agreement:

     On October 20, 2000, the Company issued 500,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share, (the "Preferred Stock") for $5,000 and 8.75% Subordinated Convertible Notes (the "Notes") for $25,000. These securities were issued to CGLH Partners I LP and CGLH Partners II LP (collectively, the "Investor"), which are entities affiliated with Lehman Brothers Holdings Inc., pursuant to a Securities Purchase Agreement dated August 31, 2000 between the Company and the Investor. The Preferred Stock accrues cumulative dividends that are payable quarterly in cash at 8.75% per annum, with up to 25% of the dividends payable in kind (at the option of the Company). The Preferred

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  INVESTOR TRANSACTION, CONTINUED:

Stock must be mandatorily redeemed by the Company on October 20, 2007 for $10 per share. The Notes mature on October 20, 2007 and accrue interest that is payable quarterly at 8.75% per annum, with up to 25% of the interest payable in kind (at the option of the Company). If the Company elects to pay up to 25% of the dividends and interest in kind, a beneficial conversion feature could result in instances where the fair market value of the Company's common stock is greater than $4.00 per share at the date of payment. The effect would be that the Company would record a charge to net income available to common stockholders for the difference between the fair market value of the Company's common stock and $4.00 per share.

     Both the Preferred Stock and the Notes are convertible at any time into Class A Common Stock of the Company at $4.00 per share, which was in excess of the fair market value at the date of issuance. Initially, these securities were convertible into an aggregate of 7,500,000 shares of Class A Common Stock, however, no holder of either the Preferred Stock or the Notes may convert these securities if that conversion would cause such holder and its affiliates, or any group of which any of them is a member, to have beneficial ownership of more than 49% of the Company's total common stock outstanding after the conversion.

     The Preferred Stock and the Notes were recorded at fair value of $5,000 and $25,000, respectively, in the fourth quarter of 2000. Costs incurred in connection with the issuance of the Preferred Stock of $429 were allocated to the fair value of the Preferred Stock at issuance. The Preferred Stock is being accreted to redemption value over a seven-year period. Transaction costs of $2,141 incurred in connection with the Notes were deferred and are being amortized over a seven-year period.

     In connection with the transactions contemplated under the Securities Purchase Agreement, the Company entered into amended and restated employment agreements with three executives of the Company. These amended and restated employment agreements became effective upon the closing of the transactions contemplated under the Securities Purchase Agreement and provided, among other things, for the issuance of an aggregate of 225,000 shares of Preferred Stock valued at $2,250 to these executives and the immediate vesting of restricted stock awards that were issued to two of these executives under their previous employment agreements, in exchange for their waiver of stock option rights and severance payments owed to them by the Company under their previous employment agreements. These shares were issued on October 20, 2000, are convertible into an aggregate of 562,500 shares of Class A Common Stock of the Company, subject to forfeiture restrictions, and are redeemable, as discussed above, for $10 per share.

     The issuance of the Preferred Stock to the executives was recorded as deferred compensation at fair value and is being amortized as compensation expense over the three-year forfeiture period. Compensation expense of $125 and $750 was recorded in 2000 and 2001, respectively. The vesting of the restricted stock issued under previous employment agreements was recorded as a compensation charge of $874 in the fourth quarter of 2000. Other costs of $281 incurred in connection with the deferred compensation were expensed in the fourth quarter of 2000.

     The terms of the Preferred Stock and the Notes contain various voting rights of the Investor and covenants by the Company with respect to the operation of the business of the Company on an ongoing basis.

     In connection with the issuance of the Preferred Stock and Notes, the Company and the Investor entered into an Investor Agreement providing for certain restrictions on, and rights of, the Investor with respect to the Company, including a standstill agreement, restrictions on transfer of the Preferred Stock and the Notes (and common stock into which they are convertible) and rights to designate five out of 11 of the members of the Board of Directors of the Company.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  INVESTOR TRANSACTION, CONTINUED:

Joint Venture Commitment:

     One purpose of the proceeds received by the Company from the issuance of the Preferred Stock and the Notes is to invest $25.0 million into a newly formed joint venture with affiliates of the Investor (the "Joint Venture") for the acquisition of hotel properties that will be managed by the Company. The Company is required to maintain, and does maintain, sufficient liquidity for this investment, which may be accomplished through lines of credit or other means. Affiliates of the Investor have committed to invest $20,000 of capital to the Joint Venture. As of December 31, 2001, neither the Company nor the affiliates of the Investor have invested any funds into the Joint Venture. Such amounts are expected to be invested incrementally, concurrent with the closings of hotel property acquisitions by the Joint Venture.

     The Joint Venture is structured as a limited partnership with an affiliate of the Investor serving as the managing general partner having decision-making authority and an affiliate of the Company serving as a general partner having limited authority and responsibility. The limited partnership interests are owned by affiliates of the Investor, by affiliates of the Company, and by two executives of the Company. The executives received aggregate limited partnership interests of 5.25% without any capital contribution and are subject to a vesting period of up to three years as well as other conditions. The Company owns a minority common percentage interest of the Joint Venture. A decision by the Joint Venture to acquire any hotel property or an interest in any hotel property requires the unanimous approval of all the partners, other than the executives. Approximately $11,667 of the Company's affiliate investment in the Joint Venture is entitled to a 15% per annum preferential return from available cash before the same return is payable on the remaining capital investments by the partners.

     Under the terms of the partnership agreement for the Joint Venture, an affiliate of the Company will manage for ten years all hotel properties acquired, directly or indirectly, by the Joint Venture, except for minority, non-controlling investments in hotel properties by the Joint Venture.

     The Joint Venture has a seven-year term subject to extension by affiliates of the Investor. Within two years of a change of control of the Company, the affiliates of the Investor have a right to require the Company to acquire all of the partnership interests owned by them. The Joint Venture interests are also subject to a buy/sell agreement which may be triggered in certain circumstances by any partner and may result in the non-triggering partners either buying the triggering partner's interest or selling their interests to the triggering partner, provided that the executives may not be buyers under the buy/sell agreement, without the consent of the other partners.

     The Joint Venture was accounted for by the Company using the equity method of accounting in the fourth quarter of 2000. As a result, the Company recorded an equity loss from the Joint Venture in the amount of $300 in the fourth quarter of 2000. Transaction costs of $2,096 incurred in connection with the start-up of the Joint Venture, net of a $750 reimbursement from the Joint Venture, were expensed by the Company in the fourth quarter of 2000. The Company will also record compensation expense to the extent of the fair value of the executives' interest in the Joint Venture, subject to the executives' vesting periods.

4.  WYNDHAM REDEMPTION:

     In the fourth quarter of 2000, the Company agreed to cause its principal operating subsidiary, IH LLC, to redeem from affiliates of Wyndham substantially all of their aggregate 55% non-voting ownership interest in IH LLC (the "Wyndham Redemption"). The total purchase price was $13,129, which included $447 of transaction costs. Pursuant to this agreement, IH LLC transferred to Wyndham a management agreement of IH LLC for one hotel owned by Wyndham, and Wyndham terminated the management agreements for six other Wyndham-owned hotels in January 2001. IH LLC redeemed approximately 9% of Wyndham's 55% interest in IH LLC and substantially all of the remaining interest

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4.  WYNDHAM REDEMPTION, CONTINUED:

was converted into a preferred membership interest in IH LLC. At December 31, 2000, the Company had included in long-term debt a total of $12,682 related to the redemption of the preferred membership interest that either party may require to be redeemed by IH LLC at any time on or after July 1, 2001 (the "Wyndham Redemption Notes"). On July 1, 2001, IH LLC redeemed the preferred membership interest from Wyndham for $12,682, which was paid with $8,250 in cash and the remaining amount of $4,432 in promissory notes. The promissory notes were included in long-term debt as of December 31, 2001. Wyndham's remaining 1.6627% common interest in IH LLC that was not redeemed or converted into a preferred membership interest will remain outstanding. Thereafter, at any time on or after July 1, 2004, both IH LLC and Wyndham have the right to require that IH LLC redeem this remaining common interest at an amount that is the lesser of
(a) the product of (i) five times IH LLC's EBITDA as of December 31, 2003 and
(ii) the percentage of total equity interest in IH LLC which is represented by the remaining interest, or (b) approximately $433.

     In addition, Wyndham granted the Company an option exercisable within 90 days of October 20, 2000, to acquire all of the Company's common stock owned by Wyndham at a weighted average trading price per share, as defined. The Company exercised this option and purchased the stock effective December 1, 2000 for $597. The Company accounted for the purchase as treasury stock, which was subsequently cancelled.

     The Wyndham Redemption was accounted for by the Company using the purchase method of accounting in the fourth quarter of 2000. Transaction costs of $447 incurred in connection with the Wyndham Redemption were included in the total purchase price of $13,129. The assets acquired and the liabilities assumed of IH LLC have been recorded at their estimated fair values. The purchase resulted in a reduction of the carrying value of long-term intangible assets related to the Company's investment in management agreements of $14,092. The remaining intangible asset continues to be amortized on a straight-line basis over the original amortization period of five years which began in June 1998.

     The following unaudited pro forma information for the years ended December 31, 1999 and 2000 is presented to include the effects of the Wyndham Redemption as if it had occurred on January 1, 1999. In management's opinion, all material pro forma adjustments necessary to reflect the effects of this transaction have been made. The unaudited pro forma information does not purport to present what the actual results of operations of the Company would have been if the Wyndham Redemption had occurred on such date or to project the results of operations of the Company for any future period.

                                                   1999        2000
                                                 --------    --------
Total revenue..................................  $239,180    $243,398
Net loss available to common stockholders......   (12,527)    (14,464)
Basis earnings per common share................     (2.04)      (2.31)
Diluted earnings per common share..............     (2.04)      (2.31)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  LONG-TERM DEBT:

     Long-term debt consisted of the following at December 31:

                                                    2000       2001
                                                   -------    -------
8.75% Subordinated Convertible Notes (Note 3)....  $25,000    $25,000
Wyndham Redemption Notes.........................   12,682      4,432
Limited Recourse Mortgage Note...................    7,481      7,379
Promissory Note..................................       --      4,170
                                                   -------    -------
                                                    45,163     40,981
  Less current portion...........................   (8,343)    (1,601)
                                                   -------    -------
                                                   $36,820    $39,380
                                                   =======    =======

     Wyndham Redemption Notes--The Wyndham Redemption Notes balance of $4,432 at December 31, 2001 (Note 4) bears interest at a rate that is fixed at 9.75%. Principal payments of $750 and $3,682 are due July 1, 2002 and July 1, 2004, respectively.

     Limited Recourse Mortgage Note--In February 2000, a subsidiary of the Company entered into a limited-recourse mortgage note with a bank. The proceeds from the note, which matures February 2003, amounted to $7,560. Monthly payments are due based on a 25-year amortization schedule for principal, with interest based on variable rate options using the prime rate or the LIBOR rate. The average effective interest rate for 2000 and 2001 was 8.57% and 6.26%, respectively. The note is collateralized by the Pittsburgh Airport Residence Inn by Marriott, which was acquired by the Company on November 1, 1999, and provides for a guarantee by the Company of up to $3,000. The remaining outstanding principal balance on the note is due and payable at maturity.

     The note contains restrictive covenants, including financial ratios, which are required to be maintained by the Company as borrower and guarantor. During the third quarter of 2001, the Company was not in compliance with the minimum net worth covenant of the guarantor. During the fourth quarter of 2001, the Company obtained a waiver of compliance and the existing minimum net worth covenant was modified by the bank. As of December 31, 2001, the Company was in compliance with all debt covenant requirements under the limited recourse mortgage note.

     Promissory Note--In March 2001, a subsidiary of the Company entered into a promissory note in the amount of $4,170 with FelCor Lodging Trust Incorporated to fund the acquisition of a 50% non-controlling equity interest in two partnerships that own eight mid-scale hotels. Interest on the note is payable monthly at the rate of 12% per annum and the outstanding principal balance is due and payable on December 31, 2010.

     Scheduled maturities of long-term debt for the next five years and thereafter are as follows:

2002........................................................  $ 1,601
2003........................................................    6,528
2004........................................................    3,682
2005........................................................       --
2006........................................................       --
Thereafter..................................................   29,170
                                                              -------
                                                              $40,981
                                                              =======

     Credit Facility--On July 31, 2001, the Company entered into a $40,000 senior secured credit facility co-arranged by Lehman Brothers Holdings Inc., d/b/a Lehman Capital, and Credit Lyonnais New York Branch. The credit facility, which may be used to obtain management agreements for hotel properties and

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  LONG-TERM DEBT, CONTINUED:

to finance the acquisition of hotel properties, has a two-year term and carries varying rates of interest. In addition to mandatory prepayment provisions, the credit facility contains restrictive covenants, including the maintenance of financial ratios, restrictions on the payment of dividends, restrictions on the imposition of liens and limitations on additional indebtedness. Transaction costs of approximately $1,497 were incurred in connection with the credit facility during 2001. These costs were deferred and are being amortized over a two-year period. In addition, a nonrefundable commitment fee ranging from 0.375% to 0.5% of the unused portion of the credit facility is payable quarterly. The Company incurred $84 of interest expense related to the commitment fee for the year ended December 31, 2001. As of December 31, 2001, there were no borrowings against the credit facility and the Company was in compliance with all of the restrictive covenants.

6.  IMPAIRMENT OF INVESTMENT IN HOTEL LEASE CONTRACTS:

     On July 21, 2000, the Company executed a binding Memorandum of Understanding (the "Memorandum") with Equity Inns, Inc. ("Equity Inns") with respect to the hotel lease contracts between the Company and Equity Inns, which was superseded by a Master Lease Termination Agreement dated September 12, 2000 (the "Termination Agreement"). Pursuant to the Termination Agreement, all of the lease contracts for the 75 hotels previously leased from Equity Inns were terminated effective January 1, 2001, and the Company and Equity Inns simultaneously entered into management agreements for 54 of the hotels formerly leased to the Company. The management agreements expire on a staggered annual basis beginning January 1, 2002 through January 1, 2005. However, Equity Inns renewed several management agreements that were due to expire on January 1, 2002. As a result of this conversion, effective January 1, 2001, the operating revenues and expenses and the working capital of these hotels were no longer reflected in the financial statements of the Company. Instead, the Company recorded revenues from management fees only. The Company also continued to manage, under a new management agreement, one additional hotel it currently manages for Equity Inns (but did not lease). The Company accounted for the transaction as an exchange of nonmonetary assets in accordance with Accounting Principles Board ("APB") No. 29, "Accounting for Nonmonetary Transactions."

     Concurrently with the Company's decision to enter into the Memorandum, the Company recorded a non-cash impairment loss of $12,550 in the third quarter of 2000 related to its leased hotel intangible assets included in the mid-scale, upper economy and budget hotels segment. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed Of," the Company evaluated the recoverability of the intangible assets by measuring the carrying amount of the intangible assets against the estimated future cash flows of the individual properties. The Company estimated the discounted cash flows utilizing estimates of future operating results for the remaining lease and anticipated management agreement terms, in accordance with the provisions of the Memorandum.

     In addition, the Termination Agreement addressed a dispute between the Company and Equity Inns regarding certain performance standards previously in place with respect to the leased hotels, including requirements to maintain revenue per available room and expenditures to within specified percentages of the amounts targeted in the hotels' operating budgets. The execution of the Termination Agreement ended the application of the performance standards.

     During the fourth quarter of 2001, the Company and Equity Inns finalized the conversion of hotel lease contracts for management agreements. Based on the final settlement with Equity Inns, the Company reversed approximately $1,016 of estimated accrued liabilities related to the conversion that were established and recorded as a general and administrative expense in the fourth quarter of 2000. The reversal of the accrued liabilities was recorded as a reduction of general and administrative expense in 2001.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  IMPAIRMENT OF INVESTMENT IN HOTEL LEASE CONTRACTS, CONTINUED:

     In 1999, the Company recorded a non-cash impairment loss of $16,406 related to its leased hotel intangible assets included in the mid-scale, upper economy and budget hotels segment. The impairment loss was the result of a permanent impairment of the future profitability of these hotels for the remainder of the hotel lease contract terms. These hotels had experienced lower than expected operating cash flows during 1999, primarily due to decreased occupancy rates and higher operating costs resulting from significant construction that had occurred within this industry segment. This recent construction caused a significant over-supply of mid-scale, upper economy and budget hotels in certain markets. The long-term impact of this over-supply on the profitability of the Company's leased hotels was determined and quantified as a result of a negative trend in operating statistics increasing through the fourth quarter of 1999 and during the completion of the Company's budgeting process in the fourth quarter of 1999.

     In accordance with SFAS No. 121, the Company evaluated the recoverability of the intangible assets by measuring the carrying amount of the intangible assets against the estimated future cash flows of the individual properties. As a result of the 1999 evaluation, the Company recognized the impairment loss on 42 of its leased hotel intangible assets.

7.  LOSS ON IMPAIRMENT OF EQUITY INVESTMENT IN HOTEL REAL ESTATE:

     In the third quarter of 2001, the Company recorded a loss on impairment of equity investment in hotel real estate in the amount of $3,026. This loss represents a non-cash impairment loss related to the Company's 20% non-controlling equity interest in a partnership that owns the Renaissance Worldgate Hotel in Kissimmee, Florida. The impairment loss was the result of a permanent impairment of the future profitability of this hotel. Since its acquisition in the fourth quarter of 2000, the hotel had experienced lower than expected operating cash flows, primarily due to decreased occupancy rates and average daily room rates that affected this hotel and the Orlando lodging market in general. In addition, the weakness in the U.S. economy during 2001 coupled with the severe downturn in the Florida lodging market after the September 11th terrorist attacks had resulted in significant financial difficulties for the hotel. As a result, the hotel was unable to satisfy debt service obligations, which resulted in mortgage defaults. As of December 31, 2001, the Company's accounts receivable owed from this hotel amounted to approximately $1,213, which relates primarily to the reimbursement of costs.

     On February 21, 2002, the ownership and financing for the hotel were restructured in order to address the financial difficulties of the hotel. As part of this restructuring, the Company's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel, and the Company received a $900 cash payment towards the accounts receivable owed to the Company by the hotel. The hotel owner also issued a promissory note to the Company for the remaining accounts receivable, which note bears interest at the rate of nine percent per annum and is payable in equal quarterly installments beginning January 1, 2003 and ending December 31, 2003. In addition, the hotel owner and the Company amended the management agreement for the hotel, pursuant to which, among other things, the Company waived its management fees for the period from July 1, 2001 through February 21, 2002 and agreed to reduce its base management fee for periods following February 21, 2002.

     The majority owners and the principal lender for the hotel have representation on the Company's board of directors and are affiliated with the holders of the Investor.

8.  ACQUISITIONS AND DISPOSITIONS:

     On March 27, 2001, the Company acquired a non-controlling 0.5% general partnership interest and a non-controlling 49.5% limited partnership interest in two limited partnerships that own eight mid-scale hotels for a total acquisition cost, including closing costs, of approximately $8,674. FelCor Lodging Trust

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  ACQUISITIONS AND DISPOSITIONS, CONTINUED:

Incorporated ("FelCor") owns the remaining 50% of the partnerships. The two limited partnerships are FCH/IHC Hotels, L.P. and FCH/IHC Leasing, L.P. The eight hotels are:

                       HOTEL                               LOCATION
                       -----                               --------
Atlanta-Downtown Fairfield Inn by Marriott            Atlanta, Georgia
Atlanta-Downtown Courtyard by Marriott                Atlanta, Georgia
Dallas-Regal Row Fairfield Inn by Marriott            Dallas, Texas
Houston-Near the Galleria Fairfield Inn by Marriott   Houston, Texas
Houston-Near the Galleria Courtyard by Marriott       Houston, Texas
Houston I-10-East Hampton Inn                         Houston, Texas
Houston I-10-East Courtyard by Marriott               Houston, Texas
Scottsdale-Downtown Fairfield Inn by Marriott         Scottsdale, Arizona

The hotels are leased to newly formed entities also owned 50% by FelCor and 50% by the Company, and have been managed by the Company since January 1, 2001.

     The Company used cash on hand of $4,504 and a $4,170 promissory note from FelCor to fund the acquisition. The promissory note pays interest at the rate of 12% per annum and the principal balance is due and payable on December 31, 2010. The Company accounts for this investment using the equity method of accounting and recorded $691 in equity losses related to this investment for the year ended December 31, 2001. Pro forma financial information of the Company has not been presented as this transaction would not materially differ the historical financial statements presented herein.

     On November 19, 2001, the Company acquired a non-controlling 15% limited partnership interest in a limited partnership, CNL IHC Partners, L.P., that owns two mid-scale hotels for a total acquisition cost, including closing costs, of approximately $2,201. CNL Hospitality Corp. owns the remaining 85% of the partnership. The two hotels are the Courtyard by Marriott and the Residence Inn by Marriott, both of which are located in the greater Hartford, Connecticut area. The Company used cash on hand to fund the acquisition. The Company accounts for this investment using the equity method of accounting. Pro forma financial information of the Company has not been presented as this transaction would not materially differ the historical financial statements presented herein.

     During 2000, the Company acquired a 25% non-controlling equity interest in a limited partnership, MRI Houston Hospitality, L.P., that owns the Houston Astrodome/Medical Center Residence Inn by Marriott in Houston, Texas for $750; a 20% non-controlling equity interest in the Renaissance Worldgate Hotel in Kissimmee, Florida for $3,874; and a 10% non-controlling equity interest in a limited liability company, Interconn Ponte Vedra Company, L.L.C., that owns the Sawgrass Marriott Resort and Beach Club in Ponte Vedra Beach, Florida for $4,377. The Company manages all three hotels. The Company accounts for these investments using the equity method of accounting and recorded $4,478 and $222 in equity losses related to these three equity investments for the years ended December 31, 2001 and 2000, respectively. On February 21, 2002, in connection with the restructuring of the ownership and financing for the Renaissance Worldgate Hotel as discussed in Note 7, the Company's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. Pro forma financial information of the Company has not been presented as these transactions would not materially differ the historical financial statements presented herein.

     One of the former owners of the Houston Astrodome/Medical Center Residence Inn by Marriott is currently a member of the board of directors of the Company and an officer of an affiliate of the Investor. This former owner is also an affiliate of the current managing partner of this property. The majority owners

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  ACQUISITIONS AND DISPOSITIONS, CONTINUED:

and the principal lender for the Renaissance Worldgate Hotel have representation on the Company's board of directors and are affiliated with the Investor.

     On November 1, 1999, the Company acquired the Pittsburgh Airport Residence Inn by Marriott for a total acquisition cost, including closing costs, of $12,981. This acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to the following assets: net working capital $288; land $1,344; buildings $9,813; and furniture, fixtures and equipment $1,536. Prior to the acquisition, an officer of the Company beneficially owned a 10% limited partnership interest in the entity that sold the hotel to the Company.

     On June 18, 1999, the Company sold substantially all of its equity interests in The Charles Hotel Complex by selling a 1% general partnership interest and an 82.9% limited partnership interest and, through IH LLC, received $13,500 in cash and a $5,750 secured non-recourse promissory note in connection with the sale. The promissory note, which was repaid in 2001, paid quarterly interest only, at a rate of 10% per annum. The loss of $876 on the sale is included in "loss on sale of investment in hotel real estate" in the 1999 consolidated statements of operations and is allocated 100% to Wyndham in "minority interest" in the 1999 consolidated statements of operations in accordance with IH LLC's limited liability company agreement. This agreement also requires that the proceeds and interest from the promissory note be allocated entirely to the Company.

     In 1999, the management agreement for The Charles Hotel was amended in connection with the sale to provide for a reduction in management fees payable to the Company in exchange for an extension of the term of the management contract to ten years.

     The following table represents the summarized financial information of FCH/IHC Hotels, L.P. and Interconn Ponte Vedra Company, L.L.C. as of and for the period ended December 31, 2001:

                                                                               INTERCONN
                                                              FCH/IHC         PONTE VEDRA
                                                            HOTELS, L.P.    COMPANY, L.L.C.
                                                            ------------    ---------------
Total assets..............................................    $87,543          $108,294
Total liabilities.........................................     53,954            69,704
Preferred partnership interest............................     16,581                --
Partners' or members' equity..............................     17,008            38,590
Lodging or rent revenue...................................      7,420            42,955
Net income................................................        148               608

9.  PROPERTY AND EQUIPMENT:

     Property and equipment, which principally relates to the Pittsburgh Airport Residence Inn by Marriott and the Company's corporate offices, consisted of the following at December 31:

                                                                  2000        2001
                                                                 -------     -------
Land........................................................     $ 1,344     $ 1,344
Building (40 years).........................................       9,864       9,917
Leasehold improvements (5 to 15 years)......................       1,428       1,430
Furniture, fixtures and equipment (5 to 10 years)...........       8,904       9,328
                                                                 -------     -------
                                                                  21,540      22,019
Less accumulated depreciation...............................      (6,456)     (7,629)
                                                                 -------     -------
                                                                 $15,084     $14,390
                                                                 =======     =======

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  PROPERTY AND EQUIPMENT, CONTINUED:

     Depreciation expense was $890, $1,384 and $1,173 for the years ended December 31, 1999, 2000 and 2001, respectively.

10.  NET INVESTMENT IN DIRECT FINANCING LEASES:

     The Company leases office, computer and telephone equipment to managed hotels under capital leases. The following represents the components of the net investment in direct financing leases at December 31:

                                                                  2000      2001
                                                                 ------     -----
Total future minimum lease payments receivable..............     $  936     $ 345
Less unearned income........................................       (193)      (68)
                                                                 ------     -----
                                                                    743       277
                                                                 ------     -----
Less current portion........................................       (248)      (92)
                                                                 ------     -----
                                                                 $  495     $ 185
                                                                 ======     =====

     Future minimum lease payments to be received under these leases for each of the years ending December 31 are as follows:

2002........................................................   262
2003........................................................    83
                                                              ----
                                                              $345
                                                              ====

11.  INTANGIBLE AND OTHER ASSETS:

     Intangible and other assets consisted of the following at December 31:

                                                              2000        2001
                                                            --------    --------
Management agreements (5 to 20 years)...................    $ 26,760    $ 25,938
Deferred financing fees (2 and 7 years).................       2,295       3,787
Other...................................................         212         391
                                                            --------    --------
                                                              29,267      30,116
Less accumulated amortization...........................      (2,748)    (12,628)
                                                            --------    --------
                                                            $ 26,519    $ 17,488
                                                            ========    ========

     Approximately $23,613 and $22,322 of the management agreements at December 31, 2000 and 2001, respectively, will be fully amortized by July 31, 2003.

12.  COMMITMENTS AND CONTINGENCIES:

     The Company accounts for the leases of office space (the office leases expire at varying times through 2005) and certain office equipment (the equipment leases expire at varying times through 2005) as operating leases. Total rent expense amounted to approximately $2,216, $2,103 and $2,277 for the years

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  COMMITMENTS AND CONTINGENCIES, CONTINUED:

ended December 31, 1999, 2000 and 2001, respectively. The following is a schedule of future minimum lease payments under these leases for each of the years ending December 31:

2002........................................................    $2,126
2003........................................................     1,661
2004........................................................       388
2005........................................................       239
2006........................................................        --
                                                                ------
                                                                $4,414
                                                                ======

     As discussed in Note 3, the Company has committed to invest $25,000 into the Joint Venture. Such amount is expected to be invested incrementally, concurrent with the closings of hotel property acquisitions by the Joint Venture.

     Under the provisions of certain management agreements between the Company and hotel owners, the Company has outstanding commitments to provide an aggregate of up to $4,050 to these hotel owners in the form of investments or working capital loans, which may be forgiven or repaid based upon the specific terms of each management agreement. The timing of future investments or working capital loans to hotel owners is unknown.

     In the ordinary course of its business, the Company is named as a defendant in legal proceedings resulting from incidents at the hotels it operates. In addition, legal proceedings were or may be commenced against Old Interstate in the ordinary course of its business. To the extent that such legal proceedings relate to operations that are now conducted by the Company, the Company will succeed to any liabilities resulting from such legal proceedings, and under the terms of the Spin-off, the Company is required to indemnify Wyndham with respect thereto, whether arising before or after the Spin-off. The Company maintains liability insurance, requires hotel owners to maintain adequate insurance coverage and is generally entitled to indemnification from third-party hotel owners for lawsuits and damages against it in its capacity as a hotel manager. Old Interstate had similar arrangements prior to the Merger. In addition, in connection with the Spin-off, Wyndham has agreed to indemnify the Company against liabilities relating to, among other things, the assets of Old Interstate that Wyndham retained. As a result, the Company believes that the legal proceedings to which it is subject will not have a material effect on the Company's financial condition or results of operations.

13.  PREFERRED AND COMMON STOCK:

Preferred Stock:

     The Company has the authority to issue up to 10,000,000 shares of preferred stock having such rights, preferences and privileges as designated by the Board of Directors of the Company without stockholder approval. The rights of the holders of the Company's common stock will be subject to, and may be affected by, the rights of the holders of any such preferred stock that may be issued in the future. 725,000 shares of preferred stock have been issued to date and are described below under the caption mandatorily redeemable preferred stock.

Mandatorily Redeemable Preferred Stock:

     On October 20, 2000, the Company issued 725,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share, (the "Preferred Stock") pursuant to a Securities Purchase Agreement (see Note 3). The Company has authorized a total of 850,000 shares of Preferred Stock. The Preferred Stock accrues cumulative dividends payable in cash at 8.75% per annum of the stated amount ($10 per share)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  PREFERRED AND COMMON STOCK, CONTINUED:

on a quarterly basis, with up to 25% of the dividends payable in additional shares of Preferred Stock at the Company's option. If the dividends are in arrears for a period of 60 days or more, then an additional cumulative dividend is payable in additional shares of Preferred Stock at 2% per annum of the stated amount. The Preferred Stock also receives any dividends paid to holders of Class A Common Stock of the Company on an as-converted basis. The Company is precluded from paying dividends on, or repurchasing, capital stock that is on parity with Preferred Stock and from repurchasing capital stock that is not ranked senior to the Preferred Stock, unless all dividends accrued on the Preferred Stock have been paid. The Company paid the holders of the Preferred Stock $634 of dividends for the year ended December 31, 2001. Approximately $127 of dividends were accrued but unpaid as of December 31, 2001. Such amounts were paid in January 2002.

     The holders of the Preferred Stock have the right to elect up to five members to the Company's Board of Directors. In addition, if the Company fails to pay dividends on the Preferred Stock for six quarterly periods, then the size of the Company's Board of Directors increases to thirteen directors and the holders of the Preferred Stock are entitled to elect seven of the thirteen directors until the payment default has been cured.

     Each share of Preferred Stock, including any shares of Preferred Stock issued in lieu of dividends, is convertible at any time at the option of the holder into Class A Common Stock prior to any redemption. The conversion price is $4.00 per share of Class A Common Stock subject to anti-dilution adjustment. Initially, these securities were convertible into 1,812,500 shares of Class A Common Stock. The terms of the Securities Purchase Agreement prohibit any holder from exercising the right to convert any shares of Preferred Stock if that conversion would cause the holder and its affiliates, or any group of which any of them is a member, to have beneficial ownership of more than 49% of the Company's total common stock after conversion.

     The Company has an obligation to redeem all outstanding shares of Preferred Stock on October 20, 2007. The redemption price will be $10 per share plus all accrued dividends on the date of redemption.

     The Preferred Stock will have an aggregate liquidation preference of $7,250. Upon a liquidation of the Company, the holders of Preferred Stock will be entitled to receive the greater of (a) $10 per share plus any accrued dividends and (b) the fair market value of the cash, securities and other property that the holder of the Preferred Stock would have received had it converted its Preferred Stock plus accrued dividends.

     The Preferred Stock has the following significant restrictive covenants which require approval from the holders of the Preferred Stock: the authorization or creation of any senior class of stock to the Preferred Stock, entering into a change in control transaction, amendment of rights of Class A, B or C common stockholders or redemption of any securities of the Company without first offering to redeem the Preferred Stock.

Common Stock:

     Each holder of Class A, Class B and Class C Common Stock is entitled to one vote for each share held by such holder, and no stockholders have cumulative voting rights or preemptive, subscription or redemption rights, and no liability exists for further calls or assessments. Holders of Class B shares are entitled to elect one director, and holders of Class C shares are entitled to elect one director. Subject to the rights of the holders of the Preferred Stock, holders of Class A shares elect the remaining directors. Upon the liquidation or dissolution of the Company, all holders of shares of common stock share ratably in the assets of the Company available for distribution to stockholders, subject to the preferential rights of any then outstanding shares of preferred stock. On December 1, 2000, the Company purchased and

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  PREFERRED AND COMMON STOCK, CONTINUED:

cancelled 181,916 shares of Class A Common Stock and 60,639 shares of Class C Common Stock, which were held by Wyndham, for an aggregate purchase price of $597 (see Note 4). In 2001, the Company purchased and cancelled 826,000 shares of Class A Common Stock through the Company's stock repurchase program for an aggregate purchase price of $2,000.

     The following table represents the number of shares of common stock authorized, issued and outstanding at December 31:

                                                                ISSUED AND
                                                                OUTSTANDING
                                                           ---------------------
                                  PAR VALUE   AUTHORIZED     2000        2001
                                  ---------   ----------   ---------   ---------
Class A Common Stock............    $.01      62,000,000   6,157,189   5,487,885
Class B Common Stock............    $.01       1,500,000     242,555     242,555
Class C Common Stock............    $.01       1,439,361          --          --
                                              ----------   ---------   ---------
                                              64,939,361   6,399,744   5,730,440
                                              ==========   =========   =========

     The following represents the number of shares of Class A Common Stock authorized for issuance under the Company's stock plans at December 31:

                                                         2000         2001
                                                       ---------    ---------
1999 Equity Incentive Plan...........................  2,380,000    2,380,000
Employee Stock Purchase Plan.........................    400,000           --
                                                       ---------    ---------
                                                       2,780,000    2,380,000
                                                       =========    =========

     The 1999 Equity Incentive Plan provides for long-term incentives to be awarded to eligible employees through grants of restricted stock and grants of stock options to purchase shares of common stock. The options generally vest over a three-year period and expire after ten years. During 1999, the Company issued 331,917 restricted shares of Class A Common Stock to two executives under the 1999 Equity Incentive Plan. In connection with the transactions contemplated under the Securities Purchase Agreement, these restricted shares became fully vested during the fourth quarter of 2000. The Employee Stock Purchase Plan, which was terminated by the Company in 2001, was designed to be a non-compensatory plan, whereby eligible employees elected to withhold a maximum of 8% of their salary and use such amounts to purchase common stock.

     Prior to February 2001, the Company elected to account for stock-based employee compensation arrangements under the provisions of APB No. 25, "Accounting for Stock Issued to Employees," rather than SFAS No. 123, "Accounting for Stock-Based Compensation." Based on the fair value of the options at the grant dates according to SFAS No. 123, the Company's net loss would not have changed for compensation cost related to the stock options for the years ended December 31, 1999 or 2000.

     In February 2001, the Board of Directors approved the repricing of all outstanding options to purchase shares of the Company's Class A Common Stock. Under the terms of the repricing, each optionee was given the right to elect to keep their original stock options at the stated exercise price of $4.50, or to return 40% of their original stock options and retain the 60% remaining stock options with a new exercise price of $2.00. As a result of the repricing, an aggregate of 939,500 stock options granted on July 15, 1999, August 9, 1999, September 13, 1999 and September 28, 1999 were cancelled and replaced with 563,700 stock options at an exercise price of $2.00. Therefore, the original stock options previously accounted for under the provisions of APB No. 25 are now accounted for under variable plan accounting in accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." Any additional stock options granted during 2001 continued to be accounted for under the provisions of

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  PREFERRED AND COMMON STOCK, CONTINUED:

APB No. 25. For the year ended December 31, 2001, the Company did not incur a non-cash expense under variable plan accounting for the repricing as the closing market price for the Company's common stock at December 31, 2001 was below the exercise price of $2.00.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                              2000    2001
                                                              ----    ----
Weighted average risk-free interest rate....................   5.4%    6.0%
Expected dividend yield.....................................    --      --
Expected volatility.........................................  60.0%   60.0%
Expected life (number of years).............................   8.5     7.7

     The transactions for stock options issued under the 1999 Equity Incentive Plan were as follows:

                                                               WEIGHTED AVERAGE
                                                      -----------------------------------
                                          NUMBER OF    REMAINING       VALUE     EXERCISE      RANGE OF
                                           OPTIONS    LIFE (YEARS)   PER SHARE    PRICE     EXERCISE PRICE
                                          ---------   ------------   ---------   --------   --------------
    Outstanding, December 31, 1998......         --
    Granted.............................  1,768,000                               $4.50        $4.50
    Cancelled...........................    (30,000)                              $4.50        $4.50
                                          ---------
    Outstanding, December 31, 1999......  1,738,000       9.5          $3.25      $4.50        $4.50
    Cancelled...........................   (675,000)
                                          ---------
    Outstanding, December 31, 2000......  1,063,000       8.5          $ .98      $4.50        $4.50
    Granted.............................    593,700                               $2.01     $2.00-$2.25
    Exercised...........................     (4,000)                              $2.00        $2.00
    Cancelled...........................   (998,200)                              $4.47     $2.00-$4.50
                                          ---------
    Outstanding, December 31, 2001......    654,500       7.7          $ .87      $2.31     $2.00-$4.50
                                          =========
    Exercisable, December 31, 2001......    417,535
    Shares reserved for future options
      at December 31, 2001..............  1,393,583

14.  NET MANAGEMENT FEES:

     The Company's management agreements have initial terms that range from one month to 49 years, expire through the year 2044 and are generally cancelable under certain conditions, including the sale of the hotel.

     The management agreements specify the base management fees to be earned, which are generally based on percentages of gross revenues. In certain cases, incentive management fees are earned based on

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14.  NET MANAGEMENT FEES, CONTINUED:

the hotels' profitability as defined by the management agreements. The net management fees earned for the years ended December 31 were as follows:

                                                         1999       2000       2001
                                                        -------    -------    -------
Base management fees..................................  $25,107    $20,444    $18,702
Incentive management fees.............................    8,656      9,691      6,603
                                                        -------    -------    -------
                                                         33,763     30,135     25,305
Less:
  Administrative fees.................................     (488)      (654)      (780)
                                                        -------    -------    -------
                                                        $33,275    $29,481    $24,525
                                                        =======    =======    =======

15.  INCOME TAXES:

     Income tax expense (benefit) consisted of the following for the years ended December 31:

                                                         1999       2000       2001
                                                        -------    -------    -------
Current:
  Federal.............................................  $ 1,113    $   366    $  (605)
  State...............................................      195        (42)        16
                                                        -------    -------    -------
                                                          1,308        324       (589)
                                                        -------    -------    -------
Deferred:
  Federal.............................................   (5,552)    (5,477)    (2,681)
  State...............................................     (834)      (782)       (25)
                                                        -------    -------    -------
                                                         (6,386)    (6,259)    (2,706)
                                                        -------    -------    -------
  Income tax benefit..................................  $(5,078)   $(5,935)   $(3,295)
                                                        =======    =======    =======

     A reconciliation of the Company's effective tax rate to the federal statutory rate for the years ended December 31 was as follows:

                                                  1999    2000    2001
                                                  ----    ----    ----
Federal statutory rate..........................   35%     35%     35%
State taxes, net of federal benefit.............    3       3       1
Minority interest...............................  (17)    (17)     --
Valuation allowance.............................   --      --      (4)
Other...........................................   (1)      2      --
                                                  ---     ---      --
Effective tax rate..............................   20%     23%     32%
                                                  ===     ===      ==

     For periods prior to the Spin-off, the provision for income tax was recorded based on the federal statutory rate of 35% plus the state tax rate, net of federal income tax benefit of 5% after consideration of minority interests in passthrough tax entities.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15.  INCOME TAXES, CONTINUED:

     The financial statement components that gave rise to the net deferred tax assets and liabilities consisted of the following at December 31:

                                                               2000      2001
                                                              ------    ------
Depreciation and amortization...............................  $2,296    $3,833
Payroll and related benefits................................     418       266
Self-insured health trust...................................   1,151     1,080
Retirement plan.............................................      43       165
Other.......................................................     554       (41)
Equity investment in hotel real estate......................     515     1,963
Net operating loss carryforward.............................      --       812
                                                              ------    ------
                                                               4,977     8,078
Valuation allowance.........................................      --      (395)
                                                              ------    ------
                                                              $4,977    $7,683
                                                              ======    ======

     The Company has net operating loss carryforwards of approximately $2,136 that can be utilized to offset taxable income through 2022. These net operating loss carryforwards may be limited upon a significant change in control of the Company. The Company also has other tax credits of approximately $1,044 that can be utilized to offset taxable income through 2006. During 2001, a full valuation allowance was established on the anticipated capital loss that was generated through the impairment of the Renaissance Worldgate Hotel equity investment in hotel real estate (Note 7). A valuation allowance has not been recorded on the net operating losses as management of the Company believes it is more likely than not that these assets are realizable.

16.  EARNINGS PER SHARE:

     Prior to the Spin-off, the Company was not a separate legal entity. Therefore, the accompanying consolidated financial statements of the Company have been carved out of the financial statements of Old Interstate and Wyndham, and principally include those assets, liabilities, revenues and expenses directly attributable to the third-party hotel management and leasing businesses conducted by the Company. The Company believes that the historical earnings per share calculations required in accordance with SFAS No. 128 are not meaningful for periods prior to the Spin-off and, therefore, have not been provided.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.  EARNINGS PER SHARE, CONTINUED:

     Basic earnings per common share was calculated by dividing net loss available to common stockholders by the weighted average number of shares of common shares outstanding. Diluted earnings per common share assumes the issuance of common stock for all potentially dilutive equivalents outstanding. The effect of the conversion of the Notes and the Preferred Stock into Class A Common Stock and the Class A shares issuable upon the exercise of outstanding stock options are considered to be anti-dilutive. The details of basic and diluted earnings per common share for the years ended December 31, 2000 and 2001 were as follows:

                                                 2000          2001
                                              -----------   -----------
Net loss available to common stockholders...  $    (9,042)  $    (8,046)
                                              -----------   -----------
Weighted average number of common shares
  outstanding...............................    6,474,003     6,200,093
                                              -----------   -----------
Basic earnings per common share.............  $     (1.40)  $     (1.30)
                                              -----------   -----------
Shares issuable upon exercise of dilutive
  outstanding stock options.................           --            --
                                              -----------   -----------
Weighted average number of diluted common
  shares outstanding........................    6,474,003     6,200,093
                                              -----------   -----------
Diluted earnings per common share...........  $     (1.40)  $     (1.30)
                                              ===========   ===========

17.  SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for interest amounted to $570 and $3,863 for the years ended December 31, 2000 and 2001, respectively. No cash was paid for interest for the year ended December 31, 1999. Cash paid for income taxes amounted to $392, $559 and $499 for the years ended December 31, 1999, 2000 and 2001, respectively.

     In 1999, as a result of the Spin-off, the Company excluded from the consolidated statements of cash flows non-cash equity transfers of $57,614 to minority interests, representing the net book value of Wyndham's 55% non-controlling ownership interest in IH LLC, a transfer of Wyndham's share of the net deferred tax liability of $5,289, and the net book value of the common stock distributed to the stockholders of the Company of $65,456. Prior to the Spin-off, the Company excluded from the consolidated statements of cash flows the contribution of Wyndham stock valued at $2,172 that was used to reduce accrued liabilities recorded in connection with the Merger. In addition, as a result of the sale of the equity interests in The Charles Hotel Complex, the Company excluded from the consolidated statements of cash flows a $5,750 secured non-recourse promissory note, which was received as proceeds from the sale, and the elimination of $2,409 of third-party minority interests. The Company also excluded from the consolidated statements of cash flows non-cash unearned compensation of $1,079 related to the issuance of common stock to two executives during 1999.

     In 2000, in connection with the Wyndham Redemption as discussed in Note 4, the Company excluded from the consolidated statements of cash flows the purchase accounting adjustment that reduced its intangible asset related to investment in management agreements and minority interest by $14,092 and increased long-term debt by $12,682. In addition, the Company issued 225,000 shares of Preferred Stock valued at $2,250 to three executives, as discussed in Note 3.

     In 2001, the Company reclassified $450 of amounts due from a related party from accounts receivable to mandatorily redeemable preferred stock. The Company also reduced long-term management agreement

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17.  SUPPLEMENTAL CASH FLOW INFORMATION, CONTINUED:

intangible assets by $915 for the resolution of contingent assets related to the Spin-off and Wyndham Redemption.

18.  INSURANCE:

     The Company provides certain insurance coverage to its managed hotels under the terms of each individual management agreement. This insurance is generally arranged through third-party carriers. Northridge Insurance Company ("Northridge"), a subsidiary of IH LLC, reinsures a portion of the coverage from these third-party primary insurers. The policies provide for layers of coverage with minimum deductibles and annual aggregate limits. The policies are for coverage relating to innkeepers' losses (general/comprehensive liability), wrongful employment practices, garagekeeper's legal liability, replacement cost automobile losses and real and personal property insurance.

     The Company is liable for any deficiencies in the IHC Employee Health and Welfare Plan (and related Health Trust), which provides employees of the Company with group health insurance benefits. The Company has a financial indemnity liability policy with Northridge which indemnifies the Company for certain obligations for the deficiency in the related Health Trust. The premiums for this coverage received from the properties managed by the Company, net of intercompany amounts paid for employees at the Company's corporate offices and leased hotels, are recorded as direct premiums written. There was a deficiency of $3,374 and $3,973 in the related Health Trust as of December 31, 2000 and 2001, respectively, which was recorded as a liability of the Company in the accompanying consolidated balance sheets.

     All accounts of Northridge are classified with assets and liabilities of a similar nature in the consolidated balance sheets. Amounts restricted due to statutory requirements consist of cash and cash equivalents of $1,361 and $1,089 at December 31, 2000 and 2001, respectively. These amounts are included in restricted cash in the accompanying consolidated balance sheets. The consolidated statements of operations include the insurance income earned and related insurance expenses incurred. The insurance income earned is included in other fees in the consolidated statements of operations and is comprised of the following for the years ended December 31:

                                                            1999      2000      2001
                                                           ------    ------    ------
Reinsurance premiums written.............................  $3,907    $5,772    $5,332
Direct premiums written..................................     800       200       200
Reinsurance premiums ceded...............................    (100)     (355)     (200)
Change in unearned premiums reserve......................       2        90        47
Loss sharing premiums....................................      10        --        --
                                                           ------    ------    ------
Insurance income.........................................  $4,619    $5,707    $5,379
                                                           ======    ======    ======

19.  EMPLOYEE BENEFIT PLANS:

     In addition to the IHC Employee Health and Welfare Plan described in Note 18, the Company maintains a defined contribution savings plan for all employees of the Company. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with the Company. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Company incurred expenses related to employees at its corporate offices of approximately $221, $227 and $213 for the years ended December 31, 1999, 2000 and 2001, respectively.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19.  EMPLOYEE BENEFIT PLANS, CONTINUED:

     The Company provides deferred compensation for certain executives and hotel general managers by depositing amounts into a trust for the benefit of the participating employees. Deposits into the trust are expensed and amounted to $699, $743 and $735 for the years ended December 31, 1999, 2000 and 2001, respectively. Amounts in the trust earn investment income, which serves to increase the corresponding deferred compensation obligation. Amounts in the trust are always fully vested. Investments, which are recorded at market value, are directed by the Company and consist principally of mutual funds. Unrealized gains and losses were not significant at December 31, 2000 and 2001.

20.  FINANCIAL INSTRUMENTS:

     The carrying values and fair values of the Company's financial instruments consisted of the following at December 31:

                                                     2000                   2001
                                              -------------------    -------------------
                                              CARRYING     FAIR      CARRYING     FAIR
                                               VALUE       VALUE      VALUE       VALUE
                                              --------    -------    --------    -------
Cash and cash equivalents...................  $51,327     $51,327    $39,040     $39,040
Restricted cash.............................    2,173       2,173      1,348       1,348
Officers and employees notes receivable.....    3,442       3,442      2,028       2,028
Notes receivable............................   10,235      10,235      1,718       1,718
Marketable securities.......................    2,289       2,289      2,548       2,548
Mandatorily redeemable preferred stock......    4,258       4,258      5,070       5,070
Long-term debt..............................   45,163      45,163     40,981      40,981

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents and restricted cash: The carrying amounts approximate fair value because of the short maturity of these investments.

     Notes receivable: The fair value of notes receivable is based on anticipated cash flows and approximates carrying value.

     Marketable securities: The fair value of marketable securities is based principally on the quoted market prices of the underlying security.

     Mandatorily redeemable preferred stock: The fair value of mandatorily redeemable preferred stock is estimated based on quoted market prices.

     Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow analysis.

21.  RELATED PARTY TRANSACTIONS:

Wyndham Transactions:

     Net management and other fees in the accompanying consolidated statements of operations include fee revenues that were earned pursuant to management agreements between the Company and affiliates of Old Interstate and/or Wyndham that owned the hotels. The net management fees earned from these hotels amounted to $7,410 and $2,050 for the years ended December 31, 1999 and 2000, respectively. Revenues from other fees include primarily insurance revenues and purchasing fees. Other fees earned from these hotels amounted to $1,107 and $646 for the years ended December 31, 1999 and 2000, respectively. The Company did not earn fee revenues from these hotels for the year ended December 31, 2001. Accounts receivable owed from these hotels was not significant at December 31, 2000.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21.  RELATED PARTY TRANSACTIONS, CONTINUED:

Investor Transactions:

     In October 2000, the Company entered into a management agreement with an affiliate of the Investor to manage the Beaumont, Texas Hilton Hotel. The net management fees earned from this hotel amounted to $36 and $173 for the years ended December 31, 2000 and 2001, respectively. Accounts receivable owed from this hotel was not significant at December 31, 2000 and 2001.

     During 2001, the Company entered into management agreements to manage the Park Central Hotel in New York, NY and the Raleigh Sheraton Capital Center Hotel in Raleigh, NC. The owners of these hotels engaged the Company to manage these properties pursuant to the rights of the principal lender of these hotels to select a third-party management company. The principal lender of these hotels is affiliated with the Investor. The net management fees earned from these hotels amounted to $611 for the year ended December 31, 2001. Accounts receivable owed from these hotels, which includes the reimbursement of costs, was $204 at December 31, 2001.

     Mandatorily redeemable preferred stock in the accompanying consolidated balance sheets includes a receivable from a related party in the amount of $450 at December 31, 2000 and 2001. This amount represents a receivable due to the Company from the Investor for the reimbursement of transaction costs associated with the Joint Venture.

     One of the former owners of the Houston Astrodome/Medical Center Residence Inn by Marriott is currently a member of the board of directors of the Company and an officer of an affiliate of the Investor. This former owner is also an affiliate of the current managing partner of this property.

     The majority owners and the principal lender for the Renaissance Worldgate Hotel have representation on the Company's board of directors and are affiliated with the Investor (see Note 7).

     The principal lender for the eight FelCor hotels is affiliated with the Investor.

     During 2000, the Company paid $1,000 to Lehman Brothers Holdings Inc. for advisory services in connection with the closing of the Securities Purchase Agreement.

Concentration of Risk:

     Notes receivable -- affiliates at December 31, 2000 included two notes receivable from the owner of The Charles Hotel Complex, which were loaned in 1999, in the amounts of $5,750 and $2,500, and were scheduled to mature on June 18, 2002 and October 1, 2002, respectively. Both notes, which were repaid in August 2001, paid quarterly interest only, at a rate of 10% per annum.

     The Company manages three hotels located in Russia. The net management fees earned from these hotels amounted to $2,026, $3,056 and $3,656 for the years ended December 31, 1999, 2000 and 2001, respectively. Accounts receivable owed from to these hotels, which includes the reimbursement of costs, was $2,688 at December 31, 2000, and was not significant at December 31, 2001. In addition, notes receivable -- affiliates at December 31, 2000 and 2001 included notes receivable from the owners of these hotels in the aggregate amounts of $1,849 and $943, respectively. The Company currently estimates that all of these receivables are collectible; however, actual collections could differ from current estimates.

Equity Inns:

     A significant stockholder and the Chairman of the Board and Chief Executive Officer of Equity Inns is a member of the Company's Board of Directors.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21.  RELATED PARTY TRANSACTIONS, CONTINUED:

     Included in notes receivable -- affiliates is a loan in the amount of $666 to an entity for which the Company shares proceeds from the loan pari passu with Equity Inns. The Company recorded a reserve for uncollectible accounts for the full amount of the loan during 2000.

Accounts Payable -- Related Parties:

     Accounts payable -- related parties at December 31, 2000 and 2001 represents the Company's required distribution to Wyndham subsequent to the Spin-off. In accordance with the term of IH LLC's limited liability company agreement, and prior to the execution of the Wyndham Redemption, the Company was required to distribute 55% of IH LLC's cash flows from operations to Wyndham for the year ended December 31, 1999 and for the period from January 1, 2000 to October 31, 2000. Effective with the execution of the Wyndham Redemption, the Company is required to distribute 1.6627% of IH LLC's cash flows from operations to Wyndham effective November 1, 2000.

22.  SEGMENT INFORMATION:

     The Company's reportable segments are: (i) operations of luxury and upscale hotels, and (ii) operations of mid-scale, upper economy and budget hotels. The luxury and upscale hotels segment derives revenues from management fees and other services which directly relate to providing management services, including insurance and risk management services, purchasing and project management services, MIS support, training and relocation programs and equipment leasing. The mid-scale, upper economy and budget hotels segment derives revenues from management fees and certain specialized support services, such as centralized accounting services, as well as the operating revenues for the Pittsburgh Airport Residence Inn by Marriott.

     The table below presents revenue and operating income (loss) information for each reportable segment for the years ended December 31:

                                                        1999        2000       2001
                                                      --------    --------    -------
REVENUES:
Luxury and Upscale Hotels...........................  $ 41,808    $ 37,332    $31,191
Mid-Scale, Upper Economy and Budget Hotels(3).......   198,546     208,780     12,834
                                                      --------    --------    -------
  Consolidated totals...............................  $240,354    $246,112    $44,025
                                                      ========    ========    =======
OPERATING INCOME (LOSS):
Luxury and Upscale Hotels(1)........................  $  2,868    $ (6,532)   $(1,104)
Mid-Scale, Upper Economy and Budget Hotels(2)(3)....   (30,085)    (20,304)       483
                                                      --------    --------    -------
  Consolidated totals...............................  $(27,217)   $(26,836)   $  (621)
                                                      ========    ========    =======

---------------

(1) The 2000 amount includes $2,096 of costs incurred in connection with the start-up of the Joint Venture and $923 of other costs incurred in connection with transactions contemplated under the Securities Purchase Agreement.

(2) The 1999 amount includes a $2,000 one-time charge for additional incentive rent paid in settlement of a dispute with Equity Inns resulting from the Merger, and a $16,406 impairment charge on leased hotel intangible assets. The 2000 amount includes a $12,550 non-cash impairment charge on leased hotel intangible assets.

(3) The 2000 amounts include the operating revenues and expenses of previously leased hotels that are no longer reflected in the financial statements of the Company as a result of the Equity Inns Conversion. In 2001, the Company records revenues earned from management fees only.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

22.  SEGMENT INFORMATION, CONTINUED:

     Depreciation and amortization included in segment operating income (loss) for the years ended December 31 were as follows:

                                                         1999       2000       2001
                                                        -------    -------    -------
Luxury and Upscale Hotels...........................    $13,569    $12,548    $ 8,375
Mid-Scale, Upper Economy and Budget Hotels..........      7,264      3,543      2,019
                                                        -------    -------    -------
  Consolidated totals...............................    $20,833    $16,091    $10,394
                                                        =======    =======    =======

     The net book value of intangible and other assets and equity investments by segment consisted of the following at December 31:

                                                               2000       2001
                                                              -------    -------
Luxury and Upscale Hotels...................................  $30,028    $14,198
Mid-Scale, Upper Economy and Budget Hotels..................    5,270     14,510
                                                              -------    -------
  Consolidated totals.......................................  $35,298    $28,708
                                                              =======    =======

     The following table reconciles the Company's measure of operating loss to consolidated net loss for the years ended December 31:

                                                               1999        2000        2001
                                                             --------    --------    --------
Total after-tax operating income (loss)....................  $(16,330)   $(16,101)   $   (385)
Unallocated amounts, net of tax:
  Interest, net............................................       821       1,066      (1,037)
  Other, net...............................................        (5)         14          23
  Earnings (losses) from equity investments in hotel real
     estate................................................       915        (313)     (3,204)
  Loss on impairment of equity investment in hotel real
     estate................................................        --          --      (2,627)
  Loss on sale of investment in hotel real estate..........      (526)         --          --
  Minority interest........................................     7,508       6,431        (120)
                                                             --------    --------    --------
Consolidated net loss......................................  $ (7,617)   $ (8,903)   $ (7,350)
                                                             ========    ========    ========

23.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following table sets forth certain items included in the Company's unaudited consolidated financial statements for each quarter of the years ended December 31, 2000 and 2001.

                                                      FIRST     SECOND      THIRD     FOURTH
                                                     -------    -------    -------    -------
2000:
Total revenues (1).................................  $54,810    $65,665    $65,854    $59,783
Operating loss.....................................   (4,303)      (940)   (15,929)    (5,664)
Net loss available to common stockholders..........     (905)      (411)    (4,156)    (3,570)
Basic earnings per common share....................     (.15)      (.07)      (.66)      (.54)
Diluted earnings per common share..................     (.15)      (.07)      (.66)      (.54)

2001:
Total revenues (1).................................  $11,085    $12,264    $10,060    $10,616
Operating income (loss)............................     (594)       259       (804)       518
Net loss available to common stockholders..........     (486)       (56)    (4,365)    (3,139)
Basic earnings per common share....................     (.07)      (.01)      (.72)      (.55)
Diluted earnings per common share..................     (.07)      (.01)      (.72)      (.55)

---------------

(1) The 2000 amounts include the operating revenues of previously leased hotels that are no longer reflected in the financial statements of the Company as a result of the Equity Inns Conversion. In 2001, the Company records revenues earned from management fees only.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General Partners of
     FCH/IHC Hotels, L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and partners' capital and of cash flows present fairly, in all material respects, the financial position of FCH/IHC Hotels, L.P. and its subsidiaries (the Partnership) at December 31, 2001 and the results of their operations and their cash flows for the period March 27, 2001 (inception) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

600 Grant Street
Pittsburgh, Pennsylvania
February 13, 2002

                              FCH/IHC HOTELS, L.P.
                            (A LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001

                           ASSETS
Investment in hotel properties, net.........................   $75,480,752
Cash and cash equivalents...................................     2,224,443
Restricted cash.............................................     6,708,920
Due from lessee -- related party............................     1,578,396
Accounts receivable -- related party........................        23,200
Other assets................................................         3,504
Deferred expenses, net......................................     1,524,051
                                                               -----------
     Total assets...........................................   $87,543,266
                                                               ===========
             LIABILITIES AND PARTNERS' CAPITAL
Long-term debt..............................................    51,805,313
Accounts payable............................................        40,234
Accrued liabilities:
  Interest payable..........................................     1,351,614
  Real estate taxes payable.................................       736,567
  Accrued land rent.........................................        20,298
                                                               -----------
     Total liabilities......................................    53,954,026
Preferred partnership interest (Notes 1 and 7)..............    16,581,000
Commitment and contingencies................................            --
Partners' capital...........................................    17,008,240
                                                               -----------
     Total liabilities and partners' capital................   $87,543,266
                                                               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                              FCH/IHC HOTELS, L.P.
                            (A LIMITED PARTNERSHIP)

           CONSOLIDATED STATEMENT OF OPERATIONS AND PARTNERS' CAPITAL
             PERIOD MARCH 27, 2001 (INCEPTION) TO DECEMBER 31, 2001

Revenues:
  Base lease revenue........................................   $ 4,880,144
  Percentage lease revenue..................................     2,539,613
                                                               -----------
                                                                 7,419,757
                                                               -----------
Expenses:
  Depreciation and amortization.............................     2,020,305
  Interest, net.............................................     2,998,130
  Real estate and personal property taxes...................       887,593
  General and administrative................................       240,298
                                                               -----------
     Total expenses.........................................     6,146,326
                                                               -----------
     Net income.............................................     1,273,431
  Preferred partnership interest expense....................     1,125,691
                                                               -----------
     Net income available to partners.......................       147,740
Partners' capital:
  Beginning of period.......................................            --
  Capital contributions.....................................    16,860,500
                                                               -----------
     End of period..........................................   $17,008,240
                                                               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                              FCH/IHC HOTELS, L.P.
                            (A LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
             PERIOD MARCH 27, 2001 (INCEPTION) TO DECEMBER 31, 2001

Cash flows from operating activities:
  Net income................................................   $  1,273,431
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      2,132,409
     Changes in assets and liabilities:
       Due from lessee -- related party.....................     (1,578,396)
       Other assets.........................................         (3,504)
       Accounts payable.....................................         40,234
       Real estate taxes payable............................        736,567
       Interest payable.....................................        225,923
       Accrued land rent....................................         20,298
                                                               ------------
          Net cash provided by operating activities.........      2,846,962
                                                               ------------
Cash flows from investing activities:
  Restricted cash...........................................     (6,708,920)
  Purchase of property and equipment........................    (52,250,000)
  Improvements and additions in hotel properties............       (495,450)
  Franchise fees paid.......................................       (145,000)
                                                               ------------
          Net cash used in investing activities.............    (59,599,370)
                                                               ------------
Cash flows from financing activities:
  Initial capital contributions.............................      8,169,000
  Additional capital contributions..........................        522,500
  Proceeds from long-term debt..............................     52,250,000
  Payment of long-term debt.................................       (444,687)
  Financing fees paid.......................................     (1,496,762)
  Accounts receivable -- related party......................        (23,200)
                                                               ------------
          Net cash provided by financing activities.........     58,976,851
                                                               ------------
Net change in cash and cash equivalents.....................      2,224,443
Cash and cash equivalents at beginning of period............             --
                                                               ------------
Cash and cash equivalents at end of period..................   $  2,224,443
                                                               ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................   $  2,800,532
                                                               ============
Noncash investing and financing activities:
  Initial partner capital contributions.....................   $  8,169,000
                                                               ============
  Preferred partnership interest............................   $ 16,581,000
                                                               ============
  Preferred partnership interest payable....................   $  1,125,691
                                                               ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              FCH/IHC HOTELS, L.P.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             PERIOD MARCH 27, 2001 (INCEPTION) TO DECEMBER 31, 2001
1.  ORGANIZATION AND BASIS OF PRESENTATION

     FCH/IHC Hotels, L.P. and its subsidiaries (the Partnership), a limited partnership, was formed effective March 27, 2001 by Interstate/Dallas, GP, L.L.C. (Interstate GP), a Delaware limited liability company, and FelCor Hotel Asset Company, L.L.C. (FelCor GP), a Delaware limited liability company, as General Partners, and Interstate/Dallas Partnership, L.P. (Interstate LP) and FelCor Lodging Limited Partnership (FelCor LP), as Limited Partners. FelCor GP and FelCor LP are majority owned by FelCor Lodging Trust, Inc. (FLT) and collectively have a 50% partnership interest. Interstate GP and Interstate LP are wholly owned by Interstate Hotels Corporation (IHC) and collectively have a 50% partnership interest. The partnership interests of FLT and IHC have identical voting and distribution rights. FelCor LP also has a preferred partnership interest as described in Note 7. The Partnership owns eight limited-service hotels (the Hotels) through a series of wholly-owned subsidiaries of the Partnership.

     The Partnership was formed to acquire and lease the Hotels which are limited-service hotels located in Georgia, Texas and Arizona. The Hotels are:

                           HOTEL                                    LOCATION
------------------------------------------------------------   -------------------
Atlanta-Downtown Fairfield Inn by Marriott                     Atlanta, Georgia
Atlanta-Downtown Courtyard by Marriott                         Atlanta, Georgia
Dallas-Regal Row Fairfield Inn by Marriott                     Dallas, Texas
Houston-Near the Galleria Fairfield Inn by Marriott            Houston, Texas
Houston-Near the Galleria Courtyard by Marriott                Houston, Texas
Houston I-10-East Hampton Inn                                  Houston, Texas
Houston I-10-East Fairfield Inn by Marriott                    Houston, Texas
Scottsdale-Downtown Fairfield Inn by Marriott                  Scottsdale, Arizona

     The Hotels are leased by FCH/IHC Leasing, L.P. (Lessee), an affiliate of the general and limited partners, and are managed by IHC.

     These consolidated financial statements are presented for the period from March 27, 2001 to December 31, 2001 to coincide with the inception of the Partnership and the purchase of the Hotels on March 27, 2001. Revenues and expenses from the operation of the hotels are not included in the accompanying consolidated financial statements.

     The term of the Partnership shall continue until March 26, 2011; however, the dissolution will occur earlier upon a disabling event as defined by the Partnership agreement. In accordance with the terms of the Partnership agreement, subsequent capital contributions from the partners may be required. Such capital contributions are to be made by the limited partners and the general partners at the discretion of the general partners and paid in proportion to their respective partnership interests. The Partnership agreement also provides for the exchange of partnership interests in the event of the failure of a partner to make subsequent capital contribution.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of the Partnership as described in Note 1. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Balance Sheet Presentation

     The balance sheet of the Partnership is presented as unclassified to conform to industry practice for real estate entities.

Investment in Hotel Properties

     The hotel properties are recorded at cost and are depreciated primarily on the straight-line method over their estimated useful lives. The cost and the related accumulated depreciation applicable to property no longer in service are eliminated from the accounts, and any gain or loss thereon is included in operations. Maintenance and repairs are the responsibility of the Lessee; major renewals and improvements are capitalized. Upon disposition, both the asset and accumulated depreciation accounts are relieved, and the related gain or loss is credited or charged to the statement of operations and partners' capital.

Cash and Cash Equivalents

     All unrestricted, highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. The Partnership maintains cash and cash equivalents with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management believes the credit risk related to these cash and cash equivalents is minimal.

Restricted Cash

     The Notes discussed in Note 6 provide that certain cash from operations be restricted for the future acquisition of or for the replacement of property and equipment.

Deferred Expenses

     Deferred expenses consist primarily of loan acquisition costs and franchise fees, which are being amortized on the straight-line method over the life of the underlying agreements, which range from 10 to 20 years. Accumulated amortization was $117,711 at December 31, 2001.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The carrying values of long-lived assets, which include property and equipment and deferred expenses, are evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of expected future net cash flows is less than book value.

Revenue Recognition

     The Hotels are leased by the Partnership to the Lessee under a percentage lease agreement which provides for minimum base rent ("Base Rent") and percentage rent based on fixed percentages of room revenue in excess of certain specified levels ("Percentage Rent"). Base lease revenue is recognized on a straight-line basis over the term of the related leases. Base Rent is paid monthly and Percentage Rent is paid on a schedule set forth in each percentage lease agreement. Percentage lease revenue is reported as income over the lease term as it becomes receivable from the Lessee in accordance with the provisions of the leases.

Income Tax Status

     For federal and state tax purposes, the Partnership is considered a partnership. Partnerships are generally not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the partners in proportion to their income and loss rates of participation.

New Accounting Pronouncements

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment and disposal of long-lived assets. This statement is required to be adopted by the Partnership beginning on January 1, 2002. Management is currently assessing the details of this statement and is preparing a plan of implementation.

3.  RELATED PARTY TRANSACTIONS

     The Hotels are leased to the Lessee, an affiliate of the Partnership. The initial term of the leases are for 10 years and expire on December 31, 2010. The leases can be extended by the mutual consent of the parties on the same terms for 2 periods of 5 years. Lease revenue represents base lease revenue and percentage lease revenue that is based on a percentage of rooms, food, beverage, telephone and other revenues from the Hotels, which is annually increased by the consumer price index and expire on December 31, 2010.

     Minimum future lease revenue is computed based on the Base Rent of each lease, as defined, and is as follows for the years ending December 31:

2002........................................................   $ 6,392,300
2003........................................................     6,392,300
2004........................................................     6,392,300
2005........................................................     6,392,300
2006........................................................     6,392,300
Thereafter..................................................    25,569,200
                                                               -----------
                                                               $57,530,700
                                                               ===========

     Lease payments due at December 31, 2001 are reported separately on the accompanying balance sheet. Accounts receivable -- related party include amounts receivable from FLT arising in the purchase transaction.

4.  ACQUISITION

     On March 27, 2001, the Partnership purchased the Hotels from FLT. The purchase price paid to FLT included cash of $52,250,000 and non-cash interest in the hotels contributed in exchange for a partnership interest of $8,169,000 and preferred partnership interest of $16,581,000. The noncash purchase price amounts contributed in exchange for partnership interests were determined by reference to the cash paid by Interstate GP and Interstate LP for their 50% partnership interest. The noncash purchase price exchanged for the preferred partnership interest was determined based on the face value of the preferred partnership interest, and such face value approximates fair value.

     The acquisition was accounted for using the purchase method of accounting. Net assets including the land, building improvements, furniture, fixtures and equipment, were purchased for $77,000,000. The Property was acquired through the issuance of a mortgage notes payable totaling $52,250,000. The purchase price of $77,000,000 was allocated as follows:

Land........................................................   $  7,416,232
Building and improvements...................................     67,122,492
Furniture, fixtures and equipment...........................      2,461,276
                                                               ------------
                                                                 77,000,000
Less -- Initial capital contribution -- noncash.............     (8,169,000)
Less -- Preferred partnership interest -- noncash...........    (16,581,000)
                                                               ------------
                                                               $ 52,250,000
                                                               ============

5.  INVESTMENT IN HOTEL PROPERTIES

     Investment in hotel properties consisted of the following at December 31:

Land........................................................   $ 7,416,232
Building (40 years).........................................    67,259,894
Land improvements (15 years)................................        25,345
Furniture, fixtures and equipment (5 to 10 years)...........     2,793,979
                                                               -----------
     Total..................................................    77,495,450
Less accumulated depreciation...............................    (2,014,698)
                                                               -----------
                                                               $75,480,752
                                                               ===========

     Depreciation expense was $2,014,698 for the period March 27, 2001 (inception) to December 31, 2001.

6.  LONG-TERM DEBT

     On March 27, 2001, the wholly-owned subsidiaries of the Partnership borrowed a total of $52,250,000 through a series of notes from Lehman Brothers Bank, FSB (the "Notes"). The proceeds from the Notes were used to purchase the Hotels. Additionally, $5,000,000 from the loan proceeds was deposited into an escrow account to finance property improvements at the Hotels.

     The Notes require monthly principal and interest payments, with monthly interest payments beginning on March 27, 2001 and monthly principal payments beginning on April 11, 2001, pursuant to a twenty-five year amortization schedule. Interest is payable based on a fixed rate of 7.48%.

     The Notes contain certain restrictive covenants including the limitations on the assumptions of additional indebtedness, change in the Partnership agreement, changes in the managing agent of the Hotels and the maintenance of compliance with the Americans with Disabilities Act. The Notes are cross-collateralized by substantially all of the Hotels' assets, including the franchise agreements.

     Aggregate scheduled maturities of the Notes for the next five years ending December 31 and thereafter are as follows:

2002........................................................   $   721,880
2003........................................................       778,539
2004........................................................       786,301
2005........................................................       859,757
2006........................................................       928,003
Thereafter..................................................    47,730,833
                                                               -----------
                                                               $51,805,313
                                                               ===========

7.  PREFERRED PARTNERSHIP INTEREST

     As consideration for its contribution of the Hotels, FelCor LP received $16,581,000 of a preferred partnership interest and $8,169,000 of partnership interest. The preferred partnership interest contains certain privileges that include preferred return, profit and loss allocations and distributions. The preferred partnership interest is redeemable at face value at the option of Partnership. The preferred interest is cumulative, accrues interest at 8.85% per annum and is payable from available cash flow, as defined in the Partnership agreement. As of December 31, 2001, interest payable was approximately $1,125,700 and included in interest payable on the accompanying balance sheet.

8.  FINANCIAL INSTRUMENTS

     The carrying values and fair values of the Partnership's financial instruments consisted of the following at December 31, 2001:

                                                              CARRYING        FAIR
                                                                VALUE         VALUE
                                                             -----------   -----------
Cash and cash equivalents..................................  $ 2,224,443   $ 2,224,443
Restricted cash............................................    6,708,920     6,708,920
Long-term debt.............................................   51,805,313    51,805,313
Preferred partnership interest.............................   16,581,000    16,581,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents and restricted cash -- The carrying amounts approximate fair value because of the short maturity of these investments.

     Long-term debt and preferred partnership interest -- The fair value of long-term debt is estimated to approximate face value.

9.  COMMITMENTS AND CONTINGENCIES

     The Hotels are operated under franchise agreements and are licensed as Courtyard by Marriott hotels (2), Fairfield Inn by Marriott hotels (5), and a Hampton Inn (1). The franchisors agreements require the payment of fees based on a percentage of hotel room revenue, beverage revenue and food revenue, if applicable, which fees are paid by the Lessee, and therefore are not included in the accompanying consolidated financial statements.

     The Partnership has future lease commitments under a ground lease for one of the Hotels through April 30, 2068. Future minimum ground rent payable under this lease for each of the years ending December 31 and thereafter are as follows:

2002........................................................   $   42,000
2003........................................................       42,000
2004........................................................       42,000
2005........................................................       42,000
2006........................................................       42,000
Thereafter..................................................    2,576,000
                                                               ----------
                                                               $2,786,000
                                                               ==========

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                         INTERSTATE HOTELS CORPORATION
                                      AND
                        MERISTAR HOTELS & RESORTS, INC.
                                  DATED AS OF
                                  MAY 1, 2002

                               TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
ARTICLE I            THE MERGER..................................................    1
     SECTION 1.1     The Merger..................................................    1
     SECTION 1.2     Effective Time..............................................    2
     SECTION 1.3     Closing.....................................................    2
     SECTION 1.4     Effects of the Merger.......................................    2
     SECTION 1.5     The Certificate of Incorporation of the Surviving
                     Corporation.................................................    2
     SECTION 1.6     The Bylaws of the Surviving Corporation.....................    2
     SECTION 1.7     Directors of the Surviving Corporation......................    2
     SECTION 1.8     Executive Officers of the Surviving Corporation.............    2

ARTICLE II           EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
                     CERTIFICATES................................................    3
     SECTION 2.1     Conversion of Capital Stock.................................    3
     SECTION 2.2     Cancellation of MeriStar-Owned and Subsidiary-Owned Stock...    3
     SECTION 2.3     Exchange Ratio..............................................    3
     SECTION 2.4     Exchange of Certificates....................................    3
     SECTION 2.5     Appraisal Rights............................................    5
     SECTION 2.6     Adjustments to Prevent Dilution.............................    6
     SECTION 2.7     Withholding Rights..........................................    6
     SECTION 2.8     Stock Options...............................................    6

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF INTERSTATE................    7
     SECTION 3.1     Organization and Qualification; Subsidiaries................    7
     SECTION 3.2     Charter and Bylaws..........................................    7
     SECTION 3.3     Capitalization..............................................    7
     SECTION 3.4     Authority...................................................    8
     SECTION 3.5     No Conflicts................................................    9
     SECTION 3.6     Required Filings and Consents...............................   10
     SECTION 3.7     Permits; Compliance with Law................................   10
     SECTION 3.8     SEC Filings; Financial Statements...........................   10
     SECTION 3.9     Absence of Certain Changes or Events........................   11
     SECTION 3.10    Employee Benefit Plans; Labor Matters.......................   12
     SECTION 3.11    Contracts; Debt Instruments.................................   14
     SECTION 3.12    Litigation..................................................   15
     SECTION 3.13    Environmental Matters.......................................   15
     SECTION 3.14    Intellectual Property.......................................   16
     SECTION 3.15    Taxes.......................................................   18
     SECTION 3.16    Non-Competition Agreements..................................   19
     SECTION 3.17    Agreements with Regulatory Agencies.........................   20
     SECTION 3.18    Opinion of Financial Advisor................................   20
     SECTION 3.19    Brokers.....................................................   20
     SECTION 3.20    Certain Statutes............................................   20
     SECTION 3.21    Information.................................................   20
     SECTION 3.22    Vote Required...............................................   21

                                                                                   PAGE
                                                                                   ----
     SECTION 3.23    Properties..................................................   21
     SECTION 3.24    No Payments to Employees, Officers or Directors.............   23
     SECTION 3.25    Potential Conflicts of Interest.............................   23
     SECTION 3.26    Registration Rights.........................................   23
     SECTION 3.27    Investment Company Act of 1940..............................   23
     SECTION 3.28    Rights Agreement............................................   23
     SECTION 3.29    Interstate Management Agreements............................   24
     SECTION 3.30    Laws Addressing Bribery and Corruption......................   24
     SECTION 3.31    Interstate Insurance Business...............................   24

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF MERISTAR..................   26
     SECTION 4.1     Organization and Qualification; Subsidiaries................   26
     SECTION 4.2     Certificate of Incorporation and Bylaws.....................   26
     SECTION 4.3     Capitalization..............................................   27
     SECTION 4.4     Authority...................................................   28
     SECTION 4.5     No Conflicts................................................   28
     SECTION 4.6     Required Filings and Consents...............................   29
     SECTION 4.7     Permits; Compliance with Law................................   29
     SECTION 4.8     SEC Filings; Financial Statements...........................   29
     SECTION 4.9     Absence of Certain Changes or Events........................   30
     SECTION 4.10    Employee Benefit Plans; Labor Matters.......................   31
     SECTION 4.11    Contracts; Debt Instruments.................................   33
     SECTION 4.12    Litigation..................................................   33
     SECTION 4.13    Environmental Matters.......................................   34
     SECTION 4.14    Intellectual Property.......................................   34
     SECTION 4.15    Taxes.......................................................   36
     SECTION 4.16    Non-Competition Agreements..................................   37
     SECTION 4.17    Agreements with Regulatory Agencies.........................   38
     SECTION 4.18    Opinion of Financial Advisor................................   38
     SECTION 4.19    Brokers.....................................................   38
     SECTION 4.20    Certain Statutes............................................   38
     SECTION 4.21    Information.................................................   38
     SECTION 4.22    Vote Required...............................................   38
     SECTION 4.23    Properties..................................................   39
     SECTION 4.24    No Payments to Employees, Officers or Directors.............   41
     SECTION 4.25    Potential Conflicts of Interest.............................   41
     SECTION 4.26    Registration Rights.........................................   41
     SECTION 4.27    Investment Company Act of 1940..............................   41
     SECTION 4.28    Rights Agreement............................................   41
     SECTION 4.29    MeriStar Management Agreements..............................   41
     SECTION 4.30    Laws Addressing Bribery and Corruption......................   42
     SECTION 4.31    MeriStar Long-Term Apartment Rental Business................   42

ARTICLE V            COVENANTS...................................................   42
     SECTION 5.1     Conduct of Business of Interstate...........................   42
     SECTION 5.2     Conduct of Business of MeriStar.............................   45

                                                                                   PAGE
                                                                                   ----
     SECTION 5.3     Notification of Certain Matters.............................   47
     SECTION 5.4     Proxy Statement.............................................   48
     SECTION 5.5     Stockholders' Actions.......................................   50
     SECTION 5.6     Access to Information; Confidentiality......................   50
     SECTION 5.7     No Solicitation by Interstate...............................   50
     SECTION 5.8     No Solicitation by MeriStar.................................   52
     SECTION 5.9     Additional Agreements.......................................   53
     SECTION 5.10    Directors' and Officers' Indemnification and Insurance......   54
     SECTION 5.11    Affiliates..................................................   54
     SECTION 5.12    Reasonable Best Efforts.....................................   54
     SECTION 5.13    Consents; Filings; Further Action...........................   55
     SECTION 5.14    Plan of Reorganization......................................   56
     SECTION 5.15    Public Announcements........................................   56
     SECTION 5.16    Stock Exchange Listings and De-Listings.....................   56
     SECTION 5.17    Takeover Statutes...........................................   56
     SECTION 5.18    Dividends...................................................   56
     SECTION 5.19    Interstate Rights Agreement.................................   56
     SECTION 5.20    MeriStar Rights Agreement...................................   56
     SECTION 5.21    NYSE Listing Criteria Compliance............................   57
     SECTION 5.22    Rule 16b-3 Approvals........................................   57
     SECTION 5.23    Interim Transactions Committee..............................   57

ARTICLE VI           CONDITIONS..................................................   57
     SECTION 6.1     Conditions to Each Party's Obligation to Effect the
                     Merger......................................................   57
     SECTION 6.2     Conditions to Obligations of MeriStar.......................   58
     SECTION 6.3     Conditions to Obligations of Interstate.....................   59

ARTICLE VII          TERMINATION.................................................   60
     SECTION 7.1     Termination.................................................   60
     SECTION 7.2     Effect of Termination.......................................   62
     SECTION 7.3     Expenses and Fees Following Certain Termination Events......   62

ARTICLE VIII         MISCELLANEOUS...............................................   63
     SECTION 8.1     Certain Definitions.........................................   63
     SECTION 8.2     Survival....................................................   64
     SECTION 8.3     Counterparts................................................   65
     SECTION 8.4     GOVERNING LAW; WAIVER OF JURY TRIAL.........................   65
     SECTION 8.5     Notices.....................................................   66
     SECTION 8.6     Entire Agreement............................................   66
     SECTION 8.7     Binding Effect Benefits.....................................   66
     SECTION 8.8     Amendment...................................................   66
     SECTION 8.9     Waiver......................................................   66
     SECTION 8.10    Obligations of MeriStar and of Interstate...................   67
     SECTION 8.11    Severability................................................   67
     SECTION 8.12    Interpretation..............................................   67
     SECTION 8.13    Assignment..................................................   67
     SECTION 8.14    Specific Performance........................................   67

                             TABLE OF DEFINED TERMS

1940 Act................................   30
affiliate...............................   81
Agreement...............................    1
Articles of Merger......................    2
Blue Sky Laws...........................   12
BridgeStreet Ordinary Course Leases.....   54
business day............................   81
Bylaw Amendments........................    3
Certificate.............................    4
Certificate of Merger...................    2
CGLH Investor Agreement.................   68
CGLH Limited Partnership Agreement......   69
CGLH Purchase Agreement.................   68
CGLH Registration Rights Agreement......   68
Charter Amendments......................    2
Claims..................................   19
Closing.................................    2
Closing Date............................    2
Code....................................    1
Commitment Letter.......................   68
Confidentiality Agreement...............   65
Contracts...............................   11
control.................................   81
controlled by...........................   81
controlling.............................   81
Copyright Office........................   61
DGCL....................................    1
Effective Time..........................    2
Encumbrance.............................   12
Encumbrances............................   12
Environmental Law.......................   20
Environmental Permit....................   20
ERISA...................................   15
Exchange Act............................   12
Exchange Agent..........................    4
Exchange Fund...........................    4
Exchange Ratio..........................    3
Expenses................................   80
GAAP....................................   13
Governmental Entity.....................   12
Hazardous Substance.....................   20
HSR Act.................................   12
including...............................   82
Indemnified Parties.....................   69
Intellectual Property...................   20
Interim Transactions Committee..........   73
Interstate..............................    1
Interstate Acquisition Proposal.........   65
Interstate Benefit Plans................   16
Interstate Board Recommendation.........   62
Interstate Class A Common Stock.........    3
Interstate Class B Common Stock.........    3
Interstate Class C Common Stock.........    3
Interstate Common Stock.................    3
Interstate Convertible Notes............    9
Interstate Convertible Securities.......    9
Interstate Disclosure Letter............    8
Interstate ERISA Group Member...........   16
Interstate Filed SEC Reports............   14
Interstate Financial Advisor............   25
Interstate Franchise Agreements.........   28
Interstate Insurance Contract...........   31
Interstate Insurance Subsidiary.........   31
Interstate Leases.......................   27
Interstate Long-Term Debt...............   18
Interstate Managed Property.............   29
Interstate Management Agreements........   30
Interstate Option Plans.................   10
Interstate Ordinary Course Leases.......   27
Interstate Permits......................   12
Interstate Properties...................   26
Interstate Proposals....................   11
Interstate Regulatory Agreement.........   25
Interstate Reinsurance Contracts........   31
Interstate Rights Agreement.............    3
Interstate Rights Plan Amendment........   30
Interstate SAP Financial Statements.....   31
Interstate SEC Reports..................   13
Interstate Series B Preferred Stock.....    9
Interstate Space Leases.................   28
Interstate Space Tenant.................   28
Interstate Stock Options................    9
Interstate Stockholders Meeting.........   61
Interstate Subsidiaries.................    8
Interstate Superior Proposal............   66
Interstate Voting Agreement.............    1

IP Licenses.............................   20
IRS.....................................   16
knowledge...............................   82
Law.....................................   82
Lien....................................   10
Liens...................................   10
Material Adverse Effect on Interstate...   82
Material Adverse Effect on MeriStar.....   82
Merger..................................    1
Merger Consideration....................    4
MeriStar................................    1
MeriStar Acquisition Proposal...........   67
MeriStar Benefit Plans..................   40
MeriStar Board Recommendation...........   62
MeriStar Common Stock...................    7
MeriStar Disclosure Letter..............   33
MeriStar ERISA Group Member.............   40
MeriStar Exchange Option................    7
MeriStar Filed SEC Reports..............   38
MeriStar Financial Advisor..............   48
MeriStar Franchise Agreements...........   51
MeriStar Leases.........................   51
MeriStar Long-Term Debt.................   43
MeriStar Managed Property...............   52
MeriStar Management Agreements..........   53
MeriStar Option Plans...................   34
MeriStar Ordinary Course Leases.........   51
MeriStar Permits........................   37
MeriStar Preferred Stock................   34
MeriStar Properties.....................   50
MeriStar Proposals......................   35
MeriStar Regulatory Agreement...........   48
MeriStar Rights.........................    4
MeriStar Rights Agreement...............    4
MeriStar Rights Plan Amendment..........   53
MeriStar SEC Reports....................   37
MeriStar Series A Preferred Stock.......    4
MeriStar Space Lease....................   51
MeriStar Space Tenant...................   51
MeriStar Stock Options..................   34
MeriStar Stockholders Meeting...........   61
MeriStar Subsidiaries...................   33
MeriStar Superior Proposal..............   67
MeriStar Voting Agreement...............    1
MGCL....................................    1
National Priorities List................   19
NYSE....................................    6
NYSE Continued Listing Criteria.........   73
OP Units................................   34
person..................................   82
plan of reorganization..................   72
Principal Interstate Stockholders.......    1
Principal MeriStar Managers.............    1
Principal MeriStar Stockholders.........    1
Proposed Intellectual Property
  Agreements............................   21
Proxy Materials.........................   62
Proxy Statement.........................   62
PTO.....................................   61
Refinancing.............................   68
Registration Statement..................   62
Registration Statement Effective Date...   62
Representatives.........................   64
Requisite Interstate Vote...............   11
Requisite MeriStar Vote.................   35
Reserve Liabilities.....................   32
Rule 145 Affiliate Agreement............   70
Rule 145 Affiliates.....................   70
SDAT....................................    2
SEC.....................................   13
Secretary of State......................    2
Securities Act..........................   12
Software................................   21
subsidiaries............................   82
subsidiary..............................   82
Surviving Corporation...................    2
Surviving Corporation Common Stock......    3
Takeover Statute........................   26
Tax.....................................   22
Tax Returns.............................   23
Taxes...................................   22
Technology..............................   21
Termination Date........................   77
under common control with...............   81

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 1, 2002, by and between INTERSTATE HOTELS CORPORATION, a Maryland corporation ("Interstate"), and MERISTAR HOTELS & RESORTS, a Delaware corporation ("MeriStar").

                                    RECITALS

     A. The respective Boards of Directors of MeriStar and Interstate have each determined that the merger of Interstate with and into MeriStar on the terms and subject to the conditions set forth in this Agreement, with MeriStar as the surviving corporation (the "Merger"), is advisable and that it is in the best interest of their respective corporations and stockholders to combine the respective businesses of MeriStar and Interstate, and consequently have approved and adopted the Merger and this Agreement, in accordance with, as to MeriStar, the General Corporation Law of the State of Delaware (the "DGCL") and, as to Interstate, the Maryland General Corporation Law (the "MGCL").

     B. Concurrently with the execution of this Agreement, (i) as a condition to the willingness of Interstate to enter into this Agreement, the executive officers and certain directors of MeriStar (the "Principal MeriStar Managers") and certain holders of MeriStar Common Stock (the "Principal MeriStar Stockholders") are entering into a voting agreement, dated the date hereof (the "MeriStar Voting Agreement"), which provides, among other things, that each Principal MeriStar Manager and each Principal MeriStar Stockholder party thereto will vote his or her shares of MeriStar Common Stock in favor of the MeriStar Proposals at the MeriStar Stockholders Meeting; and (ii) as a condition to the willingness of MeriStar to enter into this Agreement, certain holders of Interstate Common Stock (the "Principal Interstate Stockholders") are entering into a voting agreement, dated the date hereof (the "Interstate Voting Agreement"), which provides, among other things, that (a) each Principal Interstate Stockholder will vote his or her shares of Interstate Common Stock in favor of the Interstate Proposals at the Interstate Stockholders Meeting, (b) a portion of the Interstate Convertible Securities held by each Principal Interstate Stockholder will be converted, on or immediately prior to the record date for the Interstate Stockholders Meeting, in accordance with their terms into shares of Interstate Common Stock, and (c) the holders of Interstate Convertible Securities representing a majority of the combined (x) aggregate principal amount of Interstate Convertible Notes outstanding and (y) aggregate stated amount of the Interstate Series B Preferred Stock outstanding on the record date for such vote of such holders, in each case, excluding Interstate Convertible Securities held by Interstate or any of its executive officers, will vote in favor of the Interstate Proposals.

     C. For federal income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated under the Code.

     D.  Certain terms used in this Agreement have the meanings specified in
Section 8.1.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the DGCL and the MGCL, Interstate shall be merged with and into MeriStar, and the separate corporate existence of Interstate shall cease. MeriStar shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and shall be governed by the Laws of the State of Delaware, with all the rights, privileges, immunities, powers and franchises and subject to all the duties and liabilities of a corporation organized under the DGCL.

     SECTION 1.2 Effective Time. As soon as practicable following the Closing, MeriStar and Interstate shall cause (i) a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware ("Secretary of State") as provided in the DGCL and (ii) Articles of Merger (the "Articles of Merger") to be executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") as provided in the MGCL. The Merger shall become effective upon the later of (i) the time that the Certificate of Merger has been duly filed with the Secretary of State, (ii) the acceptance for record by the SDAT of the Articles of Merger, or (iii) such other subsequent date as is agreed upon by the parties and set forth in the Certificate of Merger and Articles of Merger and in accordance with the DGCL and the MGCL (the "Effective Time").

     SECTION 1.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof, the closing of the Merger (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York at 10:00 A.M. on the second business day after the day on which the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Interstate and MeriStar may agree in writing (the "Closing Date").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Interstate shall vest in the Surviving Corporation, and all debts, liabilities and duties of Interstate shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 The Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of MeriStar immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable Law, except that the Certificate of Incorporation of MeriStar shall be amended as set forth on Annex A attached hereto (the "Charter Amendments").

     SECTION 1.6 The Bylaws of the Surviving Corporation. The bylaws of MeriStar immediately prior to the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable Law, except that the Bylaws of MeriStar shall be amended as set forth on Annex A attached hereto (the "Bylaw Amendments").

     SECTION 1.7 Directors of the Surviving Corporation. The persons specified on Annex B to this Agreement shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     SECTION 1.8 Executive Officers of the Surviving Corporation. The persons specified on Annex C to this Agreement shall, from and after the Effective Time, be the executive officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                                   ARTICLE II

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Interstate or the holders of the following securities:

     SECTION 2.2  Cancellation of MeriStar-Owned and Subsidiary-Owned
Stock. All shares of Interstate Common Stock that are owned by MeriStar or any MeriStar Subsidiary or any Interstate Subsidiary and that are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such shares, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     SECTION 2.3  Exchange Ratio.

     (a) Each share of the Class A Common Stock, par value $0.01 per share, of Interstate (the "Interstate Class A Common Stock"), the Class B Common Stock, par value $0.01 per share, of Interstate (the "Interstate Class B Common Stock") and the Class C Common Stock, par value $0.01 per share, of Interstate (the "Interstate Class C Common Stock", and together with the Interstate Class A Common Stock and the Interstate Class B Common Stock, the "Interstate Common Stock"), including, in each case, any associated rights to purchase Interstate Series A Preferred Stock, par value $0.01 per share (the "Interstate Series A Preferred Stock") of Interstate, under the Shareholder Rights Agreement, dated as of July 8, 1999 and amended on August 28, 2000 and May 1, 2002, between Interstate and American Stock Transfer and Trust Company (as amended, the "Interstate Rights Agreement"), shall be converted into 4.6 shares (the "Exchange Ratio") of (i) common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), subject to adjustment as provided in Section 2.4 hereof and subject to the payment of cash in lieu of fractional shares of Surviving Corporation Common Stock, if any, pursuant to Section 2.2(f) hereof and (ii) the associated rights ("MeriStar Rights") to purchase Series A Junior Participating Preferred Stock, par value $.01 per share (the "MeriStar Series A Preferred Stock"), of MeriStar, under the Preferred Share Purchase Rights Agreement, dated July 23, 1998 and amended on December 8, 2000 and May 1, 2002, between MeriStar and Continental Stock Transfer Trust Company (as amended, the "MeriStar Rights Agreement") (the "Merger Consideration");

     (b) At the Effective Time, all Interstate Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each instrument or certificate (a "Certificate") formerly representing any Interstate Common Stock (other than shares of Interstate Common Stock owned by Interstate or by MeriStar, any MeriStar Subsidiary or any Interstate Subsidiary) shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend thereon pursuant to Section 2.2(c), in each case, without interest.

     (c) At the Effective Time, each share of MeriStar Common Stock, including the associated MeriStar Right, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall continue to represent one validly issued, fully paid and nonassessable share of the Surviving Corporation Common Stock and one associated MeriStar Right.

     (d) At the Effective Time, each of the Interstate Convertible Securities issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall be deemed to be a convertible security of the Surviving Corporation.

     SECTION 2.4  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, the Surviving Corporation shall deposit with the transfer agent for shares of the Surviving Corporation Common Stock, or with such other bank or trust company designated by the Surviving Corporation prior to the Effective Time and reasonably acceptable to Interstate (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the number of shares of Surviving Corporation Common Stock (such shares of Surviving Corporation Common Stock, together with any dividends or distributions with respect thereto to which the holders of Certificates may be entitled pursuant to Section 2.2(c) hereof being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(b) hereof in exchange for outstanding shares of Interstate Common Stock.

     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (other than MeriStar, any MeriStar Subsidiary or any Interstate Subsidiary) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other customary provisions reasonably specified by Interstate, and (ii) instructions for surrendering the Certificates in exchange for (A) certificates representing shares of Surviving Corporation Common Stock, (B) cash in lieu of fractional shares and (C) any unpaid dividends and other distributions. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (1) a certificate representing that number of whole shares of Surviving Corporation Common Stock that the holder is entitled to receive under this Article II, (2) a check in the amount (after giving effect to any required tax withholding) of (x) any cash in lieu of fractional shares plus (y) any unpaid cash dividends and any other dividends or other distributions (other than stock dividends) that such holder has the right to receive under the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Interstate Common Stock or any Interstate Convertible Securities that is not registered in the transfer records of Interstate, a certificate representing the proper number of shares of Surviving Corporation Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions in respect of those shares, may be issued or paid to such transferee if the Certificate formerly representing such Interstate Common Stock or any Interstate Convertible Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Surviving Corporation Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Surviving Corporation Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable.

     (c) Distributions with Respect to Unexchanged Interstate Common
Stock. Whenever a dividend or other distribution is declared by MeriStar or the Surviving Corporation in respect of MeriStar Common Stock or Surviving Corporation Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable under this Agreement. No dividends or other distributions in respect of Surviving Corporation Common Stock shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Surviving Corporation Common Stock and not previously paid, and
(ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Surviving Corporation Common Stock, all shares of Surviving Corporation Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     (d) No Further Ownership Rights in Interstate Common Stock. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, as contemplated by this
Section 2.2. All shares of Surviving Corporation Common Stock, together with any cash paid under Section 2.2(c) hereof or Section 2.2(f) hereof issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Interstate Common Stock formerly represented by such Certificates.

     (e) No Further Transfers. After the Effective Time, the stock transfer books of Interstate shall be closed, and there shall be no further registration of transfers on the records of Interstate of the shares of Interstate Common Stock that were outstanding immediately prior to the Effective Time.

     (f) Fractional Shares. No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest shall not entitle its owner to vote, to receive dividends or to any other rights of a stockholder of the Surviving Corporation. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Interstate Common Stock held at the Effective Time by such holder) by (B) the closing price for a share of MeriStar Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape as reported by the Dow Jones News Services on the first trading day immediately preceding the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to the holders of fractional share interests, the Exchange Agent shall so notify MeriStar prior to the Effective Time, or the Surviving Corporation after the Effective Time, and MeriStar or the Surviving Corporation, as applicable, shall deposit such amounts with the Exchange Agent (and such amount shall become part of the Exchange Fund) and cause the Exchange Agent to forward payments to such holders in accordance with Sections 2.2(b) and (c) hereof.

     (g) Termination of Exchange Fund. Any shares of Surviving Corporation Common Stock and any portion of the Exchange Fund or of dividends or other distributions with respect to Surviving Corporation Common Stock deposited by the Surviving Corporation with the Exchange Agent (including the proceeds of any investments of those funds) that remains unclaimed by the former stockholders of Interstate 180 days after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of Interstate who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their Merger Consideration and any dividends and other distributions issuable or payable pursuant to Section 2.2(c) hereof upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Interstate Common Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar Laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

     (h) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by the Surviving Corporation as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article II upon due surrender thereof and deliverable in respect of the shares of Interstate Common Stock and associated Interstate Stockholder Rights represented by such Certificate under this Agreement, in each case, without interest.

     SECTION 2.5 Appraisal Rights. In accordance with Section 3-202(c) of the MGCL, no appraisal rights shall be available to holders of shares of Interstate Class A Common Stock in connection with the

Merger. In accordance with Section 3-202 of the MGCL, appraisal rights shall be available to the holders of shares of Interstate Class B Common Stock and Interstate Series B Preferred Stock in connection with the Merger.

     SECTION 2.6 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of shares of Interstate Common Stock or shares of the common stock, par value $0.01 per share, of MeriStar (the "MeriStar Common Stock") or securities convertible or exchangeable into or exercisable for shares of Interstate Common Stock or shares of MeriStar Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction (other than as contemplated by this Agreement), the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

     SECTION 2.7 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Surviving Corporation.

     SECTION 2.8  Stock Options.

     (a) Prior to the Effective Time, MeriStar and Interstate shall take all such actions as may be necessary to cause each outstanding Interstate Stock Option to be automatically assumed and converted at the Effective Time into an option (a "MeriStar Exchange Option") to purchase that number of shares of Surviving Corporation Common Stock equal to the number of shares of Interstate Common Stock issuable immediately prior to the Effective Time upon exercise of such Interstate Stock Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price that was in effect under such Interstate Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, and with such MeriStar Exchange Option being otherwise subject to the same terms and conditions as the terms and conditions of such Interstate Stock Option immediately before the Effective Time. It is the intention of the parties that the options so assumed by the Surviving Corporation qualify following the Effective Time as "incentive stock options," as defined in Section 422 of the Code, if and to the extent such options qualified as incentive stock options prior to the Effective Time. In connection with the granting of MeriStar Exchange Options, the Surviving Corporation shall (i) reserve for issuance the aggregate number of shares of Surviving Corporation Common Stock that will become subject to MeriStar Exchange Options pursuant to this Section 2.6, (ii) from and after the Effective Time, upon exercise of MeriStar Exchange Options, make available for issuance all shares of Surviving Corporation Common Stock covered thereby, subject to the terms and conditions applicable thereto, and
(iii) within 10 business days following the Effective Time, file a registration statement with the SEC on Form S-8 covering the issuance of shares of Surviving Corporation Common Stock upon exercise of the MeriStar Exchange Options.

     (b) Each MeriStar Stock Option granted under the MeriStar Option Plan that is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time and that has not been exercised or canceled prior thereto, shall, at the Effective Time, survive the Merger, be deemed exercisable only for shares of Surviving Corporation Common Stock and continue to have, and be subject to, the same terms and conditions as set forth in the MeriStar Option Plan, as amended, and any relevant option agreements (as in effect immediately prior to the Effective Time) pursuant to which it was granted.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF INTERSTATE

     Interstate represents and warrants to MeriStar that:

     SECTION 3.1  Organization and Qualification; Subsidiaries.

     (a) Each of Interstate and each subsidiary of Interstate (collectively, the "Interstate Subsidiaries") (i) has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to have such governmental approvals or to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     (b) Section 3.1(b) of the disclosure letter prepared by Interstate, dated the date hereof and delivered by Interstate to MeriStar (the "Interstate Disclosure Letter"), sets forth a complete and accurate list of each Interstate Subsidiary, together with its jurisdiction of incorporation or organization and the ownership or other interest therein of Interstate and of each other Interstate Subsidiary. Except as set forth in Section 3.1(b) of the Interstate Disclosure Letter, neither Interstate nor any Interstate Subsidiary holds any capital stock or other equity interest in any person other than the Interstate Subsidiaries so listed.

     (c) Section 3.1(c) of the Interstate Disclosure Letter sets forth a list of all agreements and other instruments executed, relating to, with respect to or in connection with (i) the issuance of the Interstate Series B Preferred Stock and Interstate Convertible Notes, (ii) the formation or capitalization of CGLH-IHC Fund I, L.P. and (iii) any investing or other activities of CGLH-IHC Fund I, L.P.

     SECTION 3.2 Charter and Bylaws. The copies of Interstate's charter and bylaws, each as amended through the date of this Agreement that are exhibits to Interstate's Annual Report on Form 10-K for the year ended December 31, 2001 or incorporated by reference therein, are complete and correct copies of those documents. Such charter and bylaws and all comparable organizational documents of the Interstate Subsidiaries are in full force and effect. Interstate is not in violation of any of the provisions of such charter or bylaws.

     SECTION 3.3  Capitalization.

     (a) The authorized capital stock of Interstate consists of 64,939,361 shares of common stock, $0.01 par value per share, of which 62,000,000 shares are Interstate Class A Common Stock, 1,500,000 shares are Interstate Class B Common Stock, and 1,439,361 shares are Interstate Class C Common Stock, and 10,000,000 shares of preferred stock, of which 70,000 shares are designated as Interstate Series A Preferred Stock and 850,000 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share (the "Interstate Series B Preferred Stock"). As of the close of business on the date one business day prior to the date hereof, (i) 5,487,885 shares of Interstate Class A Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 242,555 shares of Interstate Class B Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (iii) no shares of Interstate Class C Common Stock were issued and outstanding, (iv) no shares of Interstate Series A Preferred Stock were issued and outstanding, (v) 725,000 shares of Interstate Series B Preferred Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (vi) 1,401,983 shares of Interstate Common Stock were reserved for issuance under the Interstate Option Plans listed in Section 3.3 of the Interstate Disclosure Letter in the amounts stated therein and (vii) $25,000,000 in aggregate principal amount of 8.75% Subordinated Convertible Notes due 2007 of Interstate (the "Interstate Convertible Notes", and together with the Interstate Series B Preferred Stock, the "Interstate Convertible Securities") were outstanding. Except as set forth above and except for shares of Class A Common Stock reserved for issuance upon conversion of the Interstate Convertible Securities, as of the close of business on the date one business day prior to the date hereof, no shares of capital stock or other voting securities of Interstate were issued, reserved for issuance or outstanding.

     (b) As of the close of business on the date one business day prior to the date hereof, an aggregate of 646,100 options to purchase shares of Interstate Class A Common Stock (the "Interstate Stock Options") have been granted by Interstate and are outstanding under the Interstate option plans listed in
Section 3.3(b) of the Interstate Disclosure Letter (the "Interstate Option Plans"). Except as set forth in Section 3.3(a) and except as pursuant to (i) the Interstate Option Plans, (ii) the Interstate Stockholder Rights, (iii) the terms and conditions of the presently outstanding Interstate Convertible Securities listed on Section 3.3 of the Interstate Disclosure Letter, and (iv) the arrangements or agreements set forth in Section 3.3(b) of the Interstate Disclosure Letter, there are no existing (A) options, warrants, calls, preemptive rights, subscriptions, stock appreciation rights or other rights, convertible securities, agreements, arrangements or commitments of any character obligating Interstate or any Interstate Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, Interstate or any Interstate Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of Interstate or any Interstate Subsidiary to repurchase, redeem or otherwise acquire any capital stock of Interstate or any Interstate Subsidiary, or (C) voting trusts or similar agreements to which Interstate or any Interstate Subsidiary is a party with respect to the voting of the capital stock of Interstate or any Interstate Subsidiary. Section 3.3(b) of the Interstate Disclosure Letter accurately and completely sets forth, as of the date of this Agreement, (x) the persons to whom Interstate Stock Options have been granted, (y) the exercise price for Interstate Stock Options held by each such person, and (z) whether such Interstate Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those Interstate Stock Options vest.

     (c) No shares of Interstate Common Stock or Interstate Series B Preferred Stock that have been issued are, and no shares of Interstate Common Stock subject to issuance will be, upon issuance prior to the Effective Time (on the terms and conditions specified in the instruments under which they are issuable) subject to preemptive rights. All shares of Interstate Common Stock subject to issuance will be, upon issuance, duly authorized, validly issued, fully paid, and nonassessable. Except as set forth in Section 3.3(c) of the Interstate Disclosure Letter, (i) there are no outstanding contractual obligations of Interstate or any Interstate Subsidiary to repurchase, redeem or otherwise acquire any shares of Interstate Common Stock or any capital stock of any Interstate Subsidiary; (ii) each outstanding share of capital stock of each Interstate Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by Interstate or a Interstate Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the relevant owner's voting rights, charges, easements, restrictions, covenants, conditions of record and other encumbrances of any nature whatsoever (each a "Lien" and collectively, "Liens"); and (iii) there are no outstanding material contractual obligations of Interstate or any Interstate Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Interstate Subsidiary that is wholly owned by Interstate. Each outstanding share of capital stock of each Interstate Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights.

     (d) There are no accrued and unpaid dividends in respect of the Interstate Common Stock or the Interstate Convertible Securities.

     SECTION 3.4  Authority.

     (a) Interstate has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to the adoption and approval of this Agreement and the approval of the transactions contemplated hereby (the "Interstate Proposals") by the affirmative vote of (i) the holders of 2/3 of the outstanding shares of Interstate Common Stock and (ii) the holders of Interstate Convertible Securities representing a majority of the combined (A) aggregate principal amount of the Interstate Convertible

Notes outstanding plus (B) aggregate stated amount of the Interstate Series B Preferred Stock outstanding on the record date for such vote of such holders in each case, excluding Interstate Convertible Securities held by Interstate or any of its executive officers (the "Requisite Interstate Vote"), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by Interstate. The execution and delivery of this Agreement by Interstate and the consummation by Interstate of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Interstate or any Interstate Subsidiary are necessary to authorize this Agreement or to consummate such transactions other than the adoption and approval of the Interstate Proposals by the Requisite Interstate Vote. This Agreement has been duly authorized and validly executed and delivered by Interstate and constitutes a legal, valid and binding obligation of Interstate, enforceable against Interstate in accordance with its terms.

     (b) The Board of Directors of Interstate (i) has unanimously approved and adopted the Interstate Proposals and (ii) has declared that the Merger, this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Interstate and the holders of Interstate Common Stock.

     SECTION 3.5  No Conflicts.

     (a) Except as set forth in Section 3.5(a) of the Interstate Disclosure Letter, the execution and delivery of this Agreement by Interstate do not, and the performance of this Agreement by Interstate will not:

           (i) conflict with or violate any provision of Interstate's charter or bylaws or any comparable organizational documents of any Interstate Subsidiary;

           (ii) assuming that all consents, approvals, authorizations and other actions set forth in Section 3.6 hereof have been obtained and all filings, applications and obligations set forth in Section 3.6 hereof have been made, conflict with or violate any Law applicable to Interstate or any Interstate Subsidiary or by which any property or asset of Interstate or any Interstate Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate; or

          (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Interstate or any Interstate Subsidiary under any note, bond, mortgage, indenture, contract, agreement, partnership or joint venture agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contracts") to which Interstate or any Interstate Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     (b) Section 3.5(b) of the Interstate Disclosure Letter sets forth a correct and complete list of Contracts to which Interstate or any Interstate Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected under which consents or waivers are or may be required prior to consummation of or as a result of the transactions contemplated by this Agreement in order to avoid any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of any such Contract, or result in the creation of a Lien or other liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests, encroachments, survey defects, easements, covenants or other defects in or encumbrances on title (each, an "Encumbrance" and collectively, "Encumbrances") on any property or asset of Interstate or any Interstate Subsidiary, except for Contracts under which such breach, default, termination, amendment, acceleration, cancellation, Lien or Encumbrance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interstate.

     SECTION 3.6  Required Filings and Consents.  Except as set forth in Section
3.6 of the Interstate Disclosure Letter, the execution and delivery of this Agreement by Interstate do not, and the performance of this Agreement by Interstate will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "Governmental Entity"), except (i) for applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), applicable requirements of state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of NASDAQ, applicable requirements of Takeover Statutes, applicable state environmental statutes, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) for the filing of the Certificate of Merger as required by the DGCL, (iii) for the filing of the Articles of Merger with the SDAT, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     SECTION 3.7  Permits; Compliance with Law.  Except as set forth in Section
3.7 of the Interstate Disclosure Letter, each of Interstate and the Interstate Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity necessary for Interstate or any Interstate Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Interstate Permits"), except where the failure to have any of the Interstate Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate, and, as of the date of this Agreement, no suspension or cancellation of any of the Interstate Permits is pending or, to the knowledge of Interstate, threatened, except where the failure to have, or the suspension or cancellation of, any of the Interstate Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate. Neither Interstate nor any Interstate Subsidiary has been or is, in conflict with, or in default or violation of, (i) any Law applicable to Interstate or any Interstate Subsidiary or by which any property or asset of Interstate or any Interstate Subsidiary is or may be bound or affected or (ii) any Interstate Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     SECTION 3.8  SEC Filings; Financial Statements.

     (a) Interstate has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since June 18, 1999, through the date of this Agreement (collectively, as amended and supplemented to date, the "Interstate SEC Reports") and Interstate has made available to MeriStar each Interstate SEC Report filed with the United States Securities and Exchange Commission (the "SEC"). The Interstate SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed or, if amended, as so amended prior to the date hereof, and all forms, reports, schedules, statements and other documents filed with the SEC after the date of this Agreement and prior to the Effective Time, at the time they will be filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Interstate SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Interstate SEC Reports, in the light of the circumstances under which they were made, not misleading. No Interstate Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Interstate SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time (including in each case, the related notes and schedules) fairly presented in all material respects, the consolidated financial position of Interstate as of the dates set forth in those consolidated balance sheets in accordance with United States generally accepted accounting principles ("GAAP"). Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Interstate SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time (including in each case, any related notes and schedules) fairly presented in all material respects, the consolidated results of operations and cash flows, as the case may be, of Interstate and the consolidated Interstate Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

     (c) Except as and to the extent set forth on the consolidated balance sheet of Interstate and the consolidated Interstate Subsidiaries as of December 31, 2001 including the related notes, neither Interstate nor any Interstate Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     (d) Except as disclosed in Section 3.8(d) of the Interstate Disclosure Letter, or in the "Liquidity and Capital Resources" section of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Interstate's most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, neither Interstate nor any Interstate Subsidiary has off-balance sheet arrangements with any entity to (i) provide financing, liquidity, or market or credit risk support for Interstate or any Interstate Subsidiary; (ii) engage in leasing, hedging, or research and development services with Interstate or any Interstate Subsidiary; or (iii) expose Interstate or any Interstate Subsidiary to any material liability that is not reflected on the face of the associated financial statements.

     SECTION 3.9  Absence of Certain Changes or Events.

     (a) Except as (i) set forth in Section 3.9(a) of the Interstate Disclosure Letter, (ii) disclosed in the Interstate SEC Reports filed with the SEC since December 31, 2001 and which have been filed and are publicly available prior to the date of this Agreement ("Interstate Filed SEC Reports") or (iii) permitted after the date hereof by Section 5.1 hereof, since December 31, 2001, (A) Interstate and the Interstate Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (B) there has not been any Material Adverse Effect on Interstate and (C) there has not been:

           (i) any damage, destruction or other casualty loss with respect to any asset or property owned, leased, managed or otherwise used by Interstate or any Interstate Subsidiary, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on Interstate;

           (ii) any material change by Interstate in its or any Interstate Subsidiary's accounting methods, principles or practices except as a result of changes in GAAP;

          (iii) any declaration, setting aside or payment of any dividend or distribution in respect of Interstate Common Stock or any redemption, purchase or other acquisition of any of Interstate's securities;

           (iv) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Interstate or any Interstate Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law;

          (v) (A) any incurrence or assumption by Interstate or any Interstate Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by Interstate or any Interstate Subsidiary for the obligations of any other person (other than any wholly owned Interstate Subsidiary), other than in the ordinary course of business consistent with past practice and individually not in excess of $100,000;

          (vi) any creation or assumption by Interstate or any Interstate Subsidiary of any Lien on any material asset of Interstate or any Interstate Subsidiary, other than in the ordinary course of business, consistent with past practice;

          (vii) any making of any loan, advance or capital contribution to or investment in any person (including an employee or director of Interstate or any Interstate Subsidiary) by Interstate or any Interstate Subsidiary (other than to Interstate or any Interstate Subsidiary), other than in the ordinary course of business, consistent with past practice and individually not in excess of $50,000;

          (viii) any contract or agreement entered into by Interstate or any Interstate Subsidiary relating to any material acquisition or disposition of any assets or business;

          (ix) any modification, amendment, assignment or termination of or relinquishment by Interstate or any Interstate Subsidiary of any rights under any Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Interstate other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement; or

          (x) any contract, license or other agreement entered into by Interstate or any Interstate Subsidiary that contains (A) any "change of control" provision that would be triggered by, (B) any provision that would cause the termination or adverse modification of such contract as a result of, or (C) any prohibition on transfer that would be violated or breached by, in each case, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Interstate.

     SECTION 3.10  Employee Benefit Plans; Labor Matters.

     (a) Each employee benefit plan, program and arrangement, and each employment, termination, severance or other employee benefit contract or agreement, with respect to which Interstate, any of the Interstate Subsidiaries or any other entity that is treated as a single employer with Interstate or any of the Interstate Subsidiaries under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414 of the Code (each, a "Interstate ERISA Group Member") has any obligation or which are maintained, contributed to or sponsored by a Interstate ERISA Group Member for the benefit of any current or former employee, officer or director of a Interstate ERISA Group Member under which plan, program, arrangement, contract or agreement total payments of more than $25,000 may be required to be made by a Interstate ERISA Group Member (collectively, the "Interstate Benefit Plans") are listed on Section 3.10(a) of the Interstate Disclosure Letter. Except for those matters listed on Section 3.10(a) of the Interstate Disclosure Letter and such matters as, individually or in the aggregate, have not and could not reasonably be expected to result in a Material Adverse Effect on Interstate:

          (i) each Interstate Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified, and to the knowledge of Interstate, nothing has occurred since the date of such letter that could materially adversely affect the qualified status of such Interstate Benefit Plan or related trust;

          (ii) each Interstate Benefit Plan has been operated in accordance with its terms and the requirements of ERISA, the Code and other applicable Law, and all reporting, filing and disclosure obligations imposed under ERISA, the Code and other applicable Law have been satisfied with respect to each Interstate Benefit Plan;

          (iii) no Interstate ERISA Group Member has incurred any direct or indirect liability arising out of a violation of Title I of ERISA or comparable provisions of the Code, or under, arising out of or by operation of Title IV of ERISA or comparable provisions of the Code, in connection with any Interstate Benefit Plan or other retirement plan or arrangement, and to the knowledge of Interstate, no fact or event exists that could reasonably be expected to give rise to any such liability;

          (iv) all contributions and/or insurance premium payments due and payable on or before the date hereof in respect of each Interstate Benefit Plan have been made in full and in proper form;

          (v) no Interstate ERISA Group Member has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA), "multiple employer plan" (as defined in
     Section 210 of ERISA and Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA);

          (vi) no Interstate ERISA Group Member would incur withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if it withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) from each Interstate Benefit Plan that is a "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA);

          (vii) no Interstate Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code, nor has any waiver of the minimum funding standards of
     Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Interstate Benefit Plan, nor has any lien in favor of any Interstate Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA;

          (viii) except as otherwise required under ERISA, the Code and other applicable Law, no Interstate Benefit Plan currently or previously maintained by Interstate or any of the Interstate Subsidiaries provides any post-retirement health or life insurance benefits in the future;

          (ix) no Interstate Benefit Plan is or at any time was funded through a "welfare benefit fund" (as defined in Section 419(e) of the Code), and no benefits under any Interstate Benefit Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code);

          (x) with respect to any insurance policy providing funding for benefits under any Interstate Benefit Plan, there is no liability of Interstate or any of the Interstate Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof;

          (xi) there is no pending or, to the knowledge of Interstate, threatened litigation, assessment, complaint, proceeding or investigation of any kind in any court or from any Governmental Entity or other person with respect to any Interstate Benefit Plan (other than routine claims for benefits), nor is there, to the knowledge of Interstate, any basis for one;

          (xii) the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Interstate or any of the Interstate Subsidiaries under any Interstate Benefit Plan; and

          (xiii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in the payment of separation, severance, termination, "golden parachute" or similar-type benefits to any person, (B) increase any benefits otherwise payable under any Interstate Benefit Plan or otherwise, (C) result in any acceleration of the time of payment or vesting of any benefits, (D) trigger a requirement for funding or the acceleration of funding of any benefits or
     (E) commence a period during which a subsequent termination of employment by an employee of Interstate or any Interstate Subsidiary will entitle such employee to benefits in excess of what would otherwise have been required in the absence of the transactions contemplated hereby.

     (b) Interstate has made available to MeriStar a complete and accurate copy of each Interstate Benefit Plan (or a written summary in the case of an unwritten Interstate Benefit Plan) and a complete and accurate copy of each material document prepared in connection with each such Interstate Benefit Plan, including without limitation, a copy of (i) each trust or other funding arrangement, if any, (ii) each summary plan description and summary of material modifications, if any, (iii) the most recently filed IRS Form 5500, if any, (iv) the most recently received IRS determination letter, if any, and (v) the most recently prepared actuarial report and financial statement, if any.

     (c) Except as set forth in Section 3.10(c) of the Interstate Disclosure Letter, (i) there are no leased employees within the meaning of Section 414(n) of the Code who perform services for any Interstate ERISA Group Member and (ii) neither Interstate nor any of the Interstate Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor union organization. Interstate has made available true, correct and complete copies of all such agreements to MeriStar. Except as set forth in Section 3.10(c) of the Interstate Disclosure Letter and except as individually or in the aggregate, has not resulted and could not reasonably be expected to result, in a Material Adverse Effect on Interstate, (A) currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Interstate or any Interstate Subsidiary; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Interstate, after due inquiry, threatened between Interstate or any of the Interstate Subsidiaries and any of their respective employees, and neither Interstate nor any of the Interstate Subsidiaries has experienced any such controversy, strike, slowdown or work stoppage within the past three years;
(C) neither Interstate nor any of the Interstate Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Interstate or any Interstate Subsidiary under any such agreement or contract; and (D) there are no unfair labor practice complaints pending against Interstate or any of the Interstate Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Interstate or any of the Interstate Subsidiaries.

     SECTION 3.11 Contracts; Debt Instruments. Except for the Contracts set forth in Section 3.11 of the Interstate Disclosure Letter, true, correct and complete copies of which have been made available to MeriStar, there is no Contract that is material to the business, financial condition or results of operations of Interstate and the Interstate Subsidiaries taken as a whole. Each of the Contracts to which Interstate or any Interstate Subsidiary is a party or by which it or any of its properties or assets is or may be bound or affected, constitutes a valid and legally binding obligation of Interstate or such Interstate Subsidiary and, to the knowledge of Interstate, of the other parties thereto, enforceable in accordance with its terms, and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect on Interstate. Except as set forth in
Section 3.11 of the Interstate Disclosure Letter, neither Interstate nor any

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Interstate Subsidiary, nor to Interstate's knowledge, any other person, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which Interstate or any Interstate Subsidiary is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate. Section 3.11 of the Interstate Disclosure Letter sets forth, with respect to all long-term debt of Interstate and the Interstate Subsidiaries (the "Interstate Long-Term Debt"), (i) the agreement under which such debt was incurred, (ii) the borrowers of such debt, (iii) the principal amounts drawn under such agreement, (iv) the weighted-average interest rate applicable to such debt and (vi) any other material changes to such debt since December 31, 2001.

     SECTION 3.12 Litigation. Except as set forth in Section 3.12 of the Interstate Disclosure Letter, and except as specifically described in Item 3 of Interstate's Annual Report on Form 10-K for the year ended December 31, 2001, as amended on April 19, 2002, there are no suits, claims, actions, proceedings or investigations (collectively, "Claims") that are uninsured (in whole or in part), pending or, to the knowledge of Interstate, threatened against Interstate or any Interstate Subsidiary before any Governmental Entity that, if adversely determined, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect on Interstate. Neither Interstate nor any Interstate Subsidiary is subject to any outstanding orders, writs, injunctions or decrees which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect on Interstate.

     SECTION 3.13 Environmental Matters. Except (i) as has not, individually or in the aggregate, resulted and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Interstate,
(ii) as set forth in Section 3.13 of the Interstate Disclosure Letter, or (iii) as disclosed in Interstate Filed SEC Reports:

          (a) Interstate and the Interstate Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all necessary Environmental Permits under those Environmental Laws and (iii) are in compliance with their respective Environmental Permits;

          (b) none of Interstate, any Interstate Subsidiary, and their respective predecessors has received any request for information or been notified in writing that it is a potentially responsible party, under CERCLA or any similar law of any state, locality, or any other jurisdiction;

          (c) none of Interstate, any Interstate Subsidiary and their respective predecessors has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity and, to the knowledge of Interstate, no investigation, litigation or other proceeding is pending or threatened with respect thereto; and, to the knowledge of Interstate, no condition exists on any property currently or formerly operated by Interstate or any Interstate Subsidiary that is reasonably likely to lead to such investigation, litigation or proceeding;

          (d) none of the real property currently or formerly owned or leased by Interstate or any Interstate Subsidiary is listed or, to the knowledge of Interstate, proposed for listing on the "National Priorities List" under CERCLA or CERCLIS (as defined in CERCLA), as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup; and

          (e) MeriStar has been provided access to all reports in Interstate's possession or control assessing the environmental condition of Interstate's current and former owned properties, which reports are listed in Section 3.13(e) of the Interstate Disclosure Letter; and

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

          (f) For purposes of this Agreement:

             (i) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, by-law, order, or determination of any Governmental Entity or judicial authority at the federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted;

             (ii) "Environmental Permit" shall mean any permit, license, approval, consent, or authorization issued by a federal, state, or local Governmental Entity pursuant to an Environmental Law;

             (iii) "Hazardous Substance" means any element, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos-containing material, polychlorinated biphenyl, radioactive materials, volatile organic compound, or hazardous air pollutant.

     SECTION 3.14  Intellectual Property.

     (a) Disclosure.

          (i) Section 3.14(a)(i) of the Interstate Disclosure Letter sets forth all United States and foreign: (A) patents and patent applications, (B) trademarks, trade names, brand names and corporate names, and all service marks, registrations and applications thereof, (C) Internet domain name registrations and applications and (D) copyright registrations and applications owned or licensed by Interstate or the Interstate Subsidiaries, in each case described in clauses (A) through (D), that are material to the business and operations of Interstate or the Interstate Subsidiaries as presently conducted, specifying as to each item, as applicable: (1) the nature of the item, including the title; (2) the owner of the item; (3) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (4) the issuance, registration or application numbers and dates.

          (ii) Section 3.14(a)(ii) of the Interstate Disclosure Letter sets forth all material licenses, sublicenses, and other agreements or permissions ("IP Licenses") under which Interstate or any of the Interstate Subsidiaries is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property except for hotel franchise agreements pursuant to which Interstate or any Interstate Subsidiary, as hotel manager or as lessee, is granted the right to use the intellectual property of the franchisor. Except as set forth in Section 3.14(a)(ii) of the Interstate Disclosure Letter, no person has a right to receive a royalty or similar payment in respect of any Intellectual Property used by Interstate or the Interstate Subsidiaries, whether pursuant to any contractual arrangements entered into by Interstate or any Interstate Subsidiary or otherwise. For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by Interstate or the Interstate Subsidiaries or MeriStar or the MeriStar Subsidiaries, as applicable: (A) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (B) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (C) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); (E) computer software programs, including all source code, object code, and documentation related thereto (the "Software") and (F) Internet addresses, domain names, web sites, web pages and similar rights and items.

          (iii) Section 3.14(a)(iii) of the Interstate Disclosure Letter sets forth and describes the status, as of the date of this Agreement, of any material agreements involving Intellectual Property currently in negotiation or proposed ("Proposed Intellectual Property Agreements") by Interstate or the Interstate Subsidiaries.

     (b) Ownership. Except as set forth in Section 3.14(b) of the Interstate Disclosure Letter, Interstate or the Interstate Subsidiaries exclusively own the entire right, title and interest to (or otherwise have the right to use pursuant to a valid license, sublicense or other agreement), free and clear of all Liens, and have the unrestricted right to use, sell or license (subject to any such license terms, as applicable) all Intellectual Property, and have the right to bring actions for infringement of all of their owned Intellectual Property, except, with respect to any of the above, where the failures to so own or have such rights, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     (c) Claims. Except as set forth in Section 3.14(c) of the Interstate Disclosure Letter, neither Interstate nor any of the Interstate Subsidiaries has been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of Interstate, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any of its Intellectual Property, except for Claims that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate. To the knowledge of Interstate, no third party is infringing upon or otherwise violating any Intellectual Property of Interstate or any of the Interstate Subsidiaries, except for infringements or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate. To the knowledge of Interstate, none of the Intellectual Property owned, licensed or used by it or any Interstate Subsidiary infringes upon or otherwise violates any intellectual property rights of others.

     (d) Administration and Enforcement. Interstate and the Interstate Subsidiaries have taken all necessary and desirable actions to maintain and protect each item of Intellectual Property owned by Interstate or any Interstate Subsidiary, except for failures to take such actions that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate. To the knowledge of Interstate, all of the Intellectual Property rights of Interstate and the Interstate Subsidiaries are valid and enforceable.

     (e) Protection of Trade Secrets and Technology. Without limiting the generality of Section 3.14(d) hereof, Interstate and the Interstate Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their trade secrets and the proprietary nature and value of their Technology and other Intellectual Property, except for failures to take such precautions that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     (f) Effect of Transaction. Neither Interstate nor any of the Interstate Subsidiaries is, nor, as a result of the execution and delivery of this Agreement or its performance of its obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Interstate. After the completion of the transactions contemplated by this Agreement, Interstate and the Interstate Subsidiaries will continue to own all right, title, and interest in and to or have a license to use all their Intellectual Property on identical terms and conditions as Interstate and the Interstate Subsidiaries enjoyed immediately prior to such transactions, except for failures to own or have available for use that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     SECTION 3.15 Taxes. Except as set forth in Section 3.15 of the Interstate Disclosure Letter and except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on
Interstate:

          (a) Interstate and each Interstate Subsidiary has timely filed or caused to be filed all Tax Returns required to be filed by or with respect to it, its operations and assets, and has paid or caused to be paid or, in respect of Taxes not yet due, has accrued, all Taxes shown thereon as owing. All Tax Returns filed by Interstate or any Interstate Subsidiary were prepared in compliance with all applicable Laws and regulations and were true, complete, and correct in all respects as of the date on which they were filed or as subsequently amended to the date hereof. Complete copies of federal, state, local, and foreign Tax Returns of Interstate and each Interstate Subsidiary for each of the years ended 2000 and 1999 have heretofore been delivered or made available to MeriStar. Prior to the date hereof, Interstate has provided to MeriStar copies of all revenue agents' reports and other written assertions of deficiencies or other liabilities for Taxes of Interstate and each Interstate Subsidiary with respect to past periods for which the applicable statute of limitations has not expired. As used in this Agreement, (i) "Tax" or "Taxes" shall mean all taxes of any kind, charges, fees, customs, duties, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes; and (ii) "Tax Returns" shall mean all returns, reports, or similar statements required to be filed with respect to any Tax (including any attached schedules), including, without limitation, information returns, claims for refund, amended returns, or declarations of estimated Tax.

          (b) Interstate and each Interstate Subsidiary has timely paid or caused to be paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable with respect to Interstate or any Interstate Subsidiary, its operations and assets, except for Taxes that are being contested in good faith by appropriate proceedings (all of which are disclosed on Section 3.15(b) of the Interstate Disclosure Letter) and for payment of which Taxes adequate reserves will have been set up as of the Closing Date.

          (c) Interstate and each of the Interstate Subsidiaries has complied with all applicable Laws, rules, and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over to the proper governmental authorities all amounts shown to be owing or withheld on its Tax Returns and paid over for all prior periods under all applicable Laws.

          (d) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Interstate or any Interstate Subsidiary, which waivers or extensions currently are in effect, and no request for any such waiver or extension is currently pending.

          (e) There are no Tax rulings, request for rulings, or closing agreements relating specifically to Interstate or any Interstate Subsidiary which could affect its liability for Taxes for any period after the Closing Date.

          (f) No action, suit, proceeding, investigation, audit, claim, or assessment is presently pending or to the knowledge of Interstate, proposed with regard to any Taxes that relate to Interstate or any Interstate Subsidiary for which Interstate or any Interstate Subsidiary would or could be liable. None of Interstate or any Interstate Subsidiary has received a request from any taxing authority for information with respect to Taxes of Interstate or the Interstate Subsidiaries. Neither Interstate nor any Interstate Subsidiary has any knowledge of any fact or condition that, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against Interstate or the Interstate Subsidiaries, and no issue has arisen in any examination of Interstate or the Interstate Subsidiaries by any taxing authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.

          (g) Neither Interstate nor any of the Interstate Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other Laws or regulations) by reason of a change in accounting method or otherwise; (ii) has knowledge that any taxing authority has proposed any such adjustment or change which proposal is currently pending; or (iii) has an application pending with any taxing authority requesting permission for any change in accounting methods that relates to its business and operations.

          (h) Neither Interstate nor any Interstate Subsidiary (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement or similar contract, (ii) has any current or potential contractual obligation to indemnify any other person with respect to Taxes, or (iii) has any obligation to make distributions in respect of Taxes.

          (i) No Taxes are delinquent or constitute a lien (other than with respect to Taxes which are not yet due and payable) against Interstate or any Interstate Subsidiary, except with respect to Taxes being contested in good faith by appropriate proceedings (all of which are disclosed on Section 3.15(i) of the Interstate Disclosure Letter) and for payment of which Taxes adequate reserves have been established.

          (j) There is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Interstate or any Interstate Subsidiary by reason of Section 280G of the Code.

          (k) The unused "net operating losses" (as defined in Section 172 of the Code) of Interstate and each Interstate Subsidiary as reflected on the applicable Tax Returns, and the years in which all such net operating losses arose and will expire are set forth on Section 3.15(k) of the Interstate Disclosure Letter.

          (l) To the knowledge of Interstate, no property of Interstate or any Interstate Subsidiary is "tax-exempt use property" within the meaning of
     Section 168 of the Code.

          (m) Neither Interstate nor, to the knowledge of Interstate, any of its affiliates has taken or agreed to take any action, nor is Interstate aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under
     Section 368(a) of the Code.

          (n) Neither Interstate nor any Interstate Subsidiary has been either a distributing or controlled corporation within the meaning of Section 355 of the Code within the two years preceding the date of this Agreement.

     SECTION 3.16  Non-Competition Agreements.

     (a) Section 3.16(a) of the Interstate Disclosure Letter sets forth a complete and accurate list of any Contract to which Interstate or any Interstate Subsidiary is a party which purports to restrict or prohibit Interstate or any Interstate Subsidiary collectively from, directly or indirectly, engaging in any business currently engaged in by Interstate, any Interstate Subsidiary or any other persons affiliated with Interstate. Except as set forth in Section 3.16(a) of the Interstate Disclosure Letter or as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Interstate, neither Interstate nor any Interstate Subsidiary is a party to any Contract which purports to restrict or prohibit Interstate or any Interstate Subsidiary collectively from, directly or indirectly, engaging in any business currently engaged in by Interstate, any Interstate Subsidiary or any other persons affiliated with Interstate and none of Interstate's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with Interstate, restricts Interstate or any Interstate Subsidiary or affiliate of either of them from, directly or indirectly, engaging in any of the businesses described above.

     (b) Assuming the completeness and accuracy of the list of names and addresses of the properties contained in Section 4.29(a) of the MeriStar Disclosure Letter, Section 3.16(b) of the Interstate Disclosure Letter sets forth a complete and accurate list of each management agreement, franchise agreement or other agreement to which Interstate or any Interstate Subsidiary is a party that contains any restrictions on engaging in any business (or the geographical scope of such business) currently engaged in by Interstate, any Interstate Subsidiary, any other persons affiliated with Interstate or by MeriStar, any MeriStar Subsidiary or any other persons affiliated with MeriStar, in each case, that would be breached or violated or that would result in the restriction or termination of such management agreement as a result of the execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.17  Agreements with Regulatory Agencies.  Except as set forth in
Section 3.17 of the Interstate Disclosure Letter, neither Interstate nor any Interstate Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not listed in Section 3.17 of the Interstate Disclosure Letter, a "Interstate Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business, except for any Interstate Regulatory Agreements that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Interstate. Neither Interstate nor any Interstate Subsidiary has been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Interstate Regulatory Agreement, except for any such proposed Interstate Regulatory Agreements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     SECTION 3.18 Opinion of Financial Advisor. Merrill Lynch & Co. (the "Interstate Financial Advisor") has delivered to the Board of Directors of Interstate its opinion to the effect that, as of the date of this Agreement, the Transaction (as defined therein) is fair, from a financial point of view, to the holders of Interstate Common Stock, other than the Investor, whether or not the Merger is consummated, which opinion will be accompanied by an authorization to include a copy of such opinion in the Proxy Materials. Interstate will deliver to MeriStar a signed copy of the written opinion for informational purposes only promptly after receipt by Interstate of such opinion.

     SECTION 3.19 Brokers. No broker, finder, investment banker or financial advisor other than the Interstate Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Interstate or any of the Interstate Subsidiaries or their affiliates. Prior to the date of this Agreement, Interstate has made available to MeriStar a complete and correct copy of all agreements between Interstate or any of the Interstate Subsidiaries or their affiliates and the Interstate Financial Advisor under which the Interstate Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

     SECTION 3.20 Certain Statutes. The Board of Directors of Interstate has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Sections 3-602 and 3-603 of the MGCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "Takeover Statute") is, as of the date of this Agreement, applicable to the Merger or such other transactions.

     SECTION 3.21 Information. None of the information to be supplied by Interstate or any Interstate Subsidiary for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement not misleading in light of the circumstances under which they were made, or, in the case of the

Proxy Statement or any amendments of or supplements to the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments of or supplements to the Proxy Statement and at the time of the Interstate Stockholders Meeting and the MeriStar Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to MeriStar or the MeriStar Subsidiaries or affiliates of MeriStar) will comply as to form in all material respects with the provisions of the Exchange Act.

     SECTION 3.22 Vote Required. The Requisite Interstate Vote is the only vote of the holders of any class or series of Interstate's capital stock necessary (under the rules and regulations of the NASDAQ, Interstate's charter and bylaws, the MGCL, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

     SECTION 3.23  Properties.

     (a) Section 3.23(a)(i) of the Interstate Disclosure Letter sets forth a complete and accurate list and the address or description of all real property owned or leased by Interstate or any Interstate Subsidiary (collectively, and including all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "Interstate Properties"). (1) For those Interstate Properties to which Interstate or a Interstate Subsidiary owns fee simple title, such owner owns good, marketable and insurable fee simple title to such Interstate Property, and
(2) for those Interstate Properties leased by Interstate or a Interstate Subsidiary, such lessee holds valid leasehold title to such Interstate Property, which title is, in each case described in clauses (1) and (2) of this sentence, free and clear of Encumbrances, except for such mortgages set forth in Section 3.23(a)(ii) of the Interstate Disclosure Letter or Encumbrances securing obligations disclosed in the consolidated balance sheets included in or incorporated by reference into the Interstate Filed SEC Reports, mechanics and materialmen's liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith and easements, rights of way, restrictive covenants and other non-monetary Encumbrances, Interstate Ordinary Course Leases and the Interstate Space Leases and Encumbrances for taxes not yet due and payable or which are not being contested in good faith, which individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Interstate.

     (b) Except as set forth in Section 3.23(b) of the Interstate Disclosure Letter, and except for matters which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interstate or to materially and adversely affect the use or occupancy (or, if applicable, any proposed developments) of the Interstate Properties in a manner which could reasonably be expected to have a Material Adverse Effect on Interstate, Interstate has no knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any Interstate Property has not been obtained or is not in full force and effect or is subject to any pending modification or cancellation.

     (c) Section 3.23(c) of the Interstate Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by Interstate or any Interstate Subsidiary as of the date hereof, (x) to sell, mortgage, pledge or hypothecate the interest of Interstate or such Interstate Subsidiary in any Interstate Property, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of the interest of Interstate or such Interstate Subsidiary in any Interstate Property or (y) to purchase real property to which Interstate or any Interstate Subsidiary is a party.

     (d) Except as set forth in Section 3.23(d) of the Interstate Disclosure Letter, none of Interstate's or any Interstate Subsidiary's fee or leasehold interests in any of the Interstate Properties is subject to any outstanding purchase options, rights of first refusal, rights of first offer or similar rights, other than such rights which could not reasonably be expected to have a Material Adverse Effect on Interstate, nor has Interstate or any Interstate Subsidiary entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of the Interstate Property or Interstate's or any Interstate Subsidiary's interest therein or other transfer of all or any part of any Interstate Property or Interstate's or any Interstate Subsidiary's interest therein, except for (i) leases or subleases entered into in the ordinary course of business for long-term stay rental units, newsstands, gift shops, restaurants and other establishments customarily located in hotel properties, (ii) leases and subleases of rooftops and other portions of the Interstate Properties for telecommunications purposes and (iii) other leases, subleases and similar agreements the existence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interstate (collectively, "Interstate Ordinary Course Leases").

     (e) The leases underlying the leased Interstate Properties referenced in
Section 3.23(a)(i) of
the Interstate Disclosure Letter (collectively, the "Interstate Leases") are accurately set forth in Section 3.23(e) of the Interstate Disclosure Letter. Each of the Interstate Leases is valid, binding and in full force and effect as against Interstate or the Interstate Subsidiaries and, to Interstate's knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect could not reasonably be expected to have a Material Adverse Effect on Interstate. There does not exist under any of the Interstate Leases any default or event of default by Interstate or any Interstate Subsidiary or, to the knowledge of Interstate, any default or event of default of any other party, and, to Interstate's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default or event of default, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Interstate.

     (f) Section 3.23(f) to the Interstate Disclosure Letter sets forth a list of the hotel franchise agreements (the "Interstate Franchise Agreements") under which Interstate or any Interstate Subsidiary is a franchisee. Each of the Interstate Franchise Agreements is valid, binding and in full force and effect (except to the extent the failure to be binding and in full force and effect could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Interstate). There are no defaults under the Interstate Franchise Agreements by Interstate or any Interstate Subsidiary or, to the knowledge of Interstate, by any other party thereto, nor have any events occurred which with the giving of notice or the passage of time or both would constitute such a default or event of default thereunder, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Interstate.

     (g) Section 3.23(g) of the Interstate Disclosure Letter sets forth all material leases, subleases, licenses, time-share and other agreements, other than Interstate Ordinary Course Leases (collectively, the "Interstate Space Leases"), granting to any person or entity other than Interstate or any Interstate Subsidiary any right to the possession, use, occupancy or enjoyment of the Interstate Properties or any portion thereof. Each Interstate Space Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the tenant or occupant thereunder (a "Interstate Space Tenant") are current, no notice of default or termination under any Interstate Space Lease is outstanding, no termination event or condition or uncured default on the part of Interstate or any Interstate Subsidiary or, to the knowledge of Interstate, the Interstate Space Tenant, exists under any Interstate Space Lease, and no event has occurred and no condition exists that, with the giving of notice or the lapse of time, or both, would constitute such a default or termination event or condition, except where such default, termination, termination event, condition or failure to be valid, binding and in full force and effect, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Interstate.

     (h) Each of Interstate and the Interstate Subsidiaries owns good and valid title to or holds valid leasehold title to, as the case may be, all of its material tangible personal property and assets (other than the Interstate Properties) used in, held for use in or which are necessary for the conduct of the business of Interstate as currently conducted, except where the failure to hold good and valid title to such property and assets, individually or in the aggregate, has not had, and could not reasonably be expected to have a Material Adverse Effect on Interstate.

     (i) Interstate has not received notice of and, to the knowledge of Interstate, there is no pending, threatened or contemplated condemnation proceeding affecting the Interstate Property, any property with respect to which Interstate or any Interstate Subsidiary is a party to a hotel management agreement or participating lease ("Interstate Managed Property"), or any part thereof, nor any sale or other disposition of the Interstate Property, Interstate Managed Property or any part thereof in lieu of condemnation. No portion of the Interstate Property or the Interstate Managed Property has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored, except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on Interstate.

     (j) Interstate has made available to MeriStar or its representatives copies of the Interstate Leases and the Interstate Space Leases that are true, correct and complete in all material respects.

     (k) Neither Interstate nor any of the Interstate Subsidiaries is engaged in any real estate development projects except as set forth in Section 3.23(k) of the Interstate Disclosure Letter.

     SECTION 3.24 No Payments to Employees, Officers or Directors. Except as set forth in Section 3.24 of the Interstate Disclosure Letter, there are no cash or non-cash payments that will become payable to any employee, officer or director of Interstate or any Interstate Subsidiary as a result of the Merger or the transactions contemplated by this Agreement. Except as otherwise provided for in this Agreement or as set forth in Section 3.24 of the Interstate Disclosure Letter, there is no employment or severance contract or other agreement requiring payments, cancellation of indebtedness or other obligation, to be made as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Interstate or any Interstate Subsidiary.

     SECTION 3.25  Potential Conflicts of Interest.  Except as set forth in
Section 3.25 of the Interstate Disclosure Letter or in the Interstate SEC Reports, to the knowledge of Interstate, no officer, director or affiliate of Interstate or any Interstate Subsidiary, and no relative or spouse of any such officer, director or affiliate: (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, Interstate or any of the Interstate Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that Interstate or any of the Interstate Subsidiaries uses in the ordinary conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Interstate or any of the Interstate Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under Interstate Benefit Plans, and similar matters and agreements arising in the ordinary course of business.

     SECTION 3.26 Registration Rights. Except as set forth in Section 3.26 of the Interstate Disclosure Letter, no person has any right to require the registration of any shares of Interstate Common Stock or any other securities of Interstate or any Interstate Subsidiary.

     SECTION 3.27 Investment Company Act of 1940. Neither Interstate nor any of the Interstate Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940 (the "1940 Act").

     SECTION 3.28 Rights Agreement. The Interstate Rights Agreement has been amended (the "Interstate Rights Plan Amendment") to (i) render the Interstate Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) provide that (y) neither MeriStar nor any MeriStar Affiliate is deemed an Acquiring Person (as defined in the Interstate Rights Agreement) under the Interstate Rights Agreement and (z) a Stock Acquisition Date, Distribution Date or Triggering Event (in each case as defined in the Interstate Rights Agreement) does not occur, solely by reason or as a result of the approval, execution or delivery of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement. A copy of the Interstate Rights Plan Amendment is set forth in Section 3.28 of the Interstate Disclosure Letter.

     SECTION 3.29  Interstate Management Agreements.

     (a) Section 3.29(a) of the Interstate Disclosure Letter sets forth a complete and accurate list of all of the hotel management agreements or participating leases to which Interstate or any Interstate Subsidiary is a party (the "Interstate Management Agreements"), along with the amount of the fees received under each such Interstate Management Agreement during the fiscal year ended December 31, 2001 and the name and address of each of the properties to which each such Interstate Management Agreement relates.

     (b) Section 3.29(b) of the Interstate Disclosure Letter sets forth a complete and accurate list of each Interstate Management Agreement under which any portion of the "base fees" payable under such Interstate Management Agreement may be (i) recovered from Interstate or any Interstate Subsidiary by the party paying such fees or (ii) required to be repaid by Interstate or any Interstate Subsidiary, in each case, along with the maximum amount of such potential recovery or repayment.

     (c) Section 3.29(c) of the Interstate Disclosure Letter sets forth a complete and accurate list of each Interstate Management Agreement under which
(i) the owner of the managed hotel, to the knowledge of Interstate, has overtly threatened action adverse to Interstate or any Interstate Subsidiary because of noncompliance with performance standards under such Interstate Management Agreement or, (ii) Interstate or any Interstate Subsidiary has received a notice of termination or where events, conditions or circumstances exist which are reasonably likely to result in termination.

     (d) Other than as set forth in Section 3.29(d) of the Interstate Disclosure Letter, there are no understandings, written or otherwise, with respect to any Interstate Management Agreement or Interstate Equity Investment, that would require Interstate or any Interstate Subsidiary to make any additional investments in or loans to any person other than Interstate or any Interstate Subsidiary.

     (e) Section 3.29(e) of the Interstate Disclosure Letter sets forth balance sheet, income statement and cash flow data for Interstate's operations in Russia for the years ended December 31, 2001, 2000 and 1999. Other than as described in
Section 3.29(e) of the Interstate Disclosure Letter, to the knowledge of Interstate, there is no material restriction on the ability of Interstate to repatriate its earnings from its operations in Russia.

     SECTION 3.30 Laws Addressing Bribery and Corruption. Interstate and each of the Interstate Subsidiaries has complied with the provisions of The Foreign Corrupt Practices Act of 1977, as amended or other Laws addressing bribery and corruption. Without limiting the foregoing sentence, neither Interstate nor any of the Interstate Subsidiaries has made, offered to make or authorized the making of any improper payment or other improper contribution of value, directly or indirectly, to any officer, employee or representative of a government or instrumentality thereof or of any public international organization or made any other illegal payment.

     SECTION 3.31  Interstate Insurance Business.

     (a) Each Interstate Subsidiary that is an insurance company (each, a "Interstate Insurance Subsidiary") is listed in Section 3.31(a) of the Interstate Disclosure Letter.

     (b) Interstate has previously provided to MeriStar copies of audited annual and unaudited quarterly convention statements (the "Interstate SAP Financial Statements") as filed with the domiciliary state insurance departments of each Interstate Insurance Subsidiary as of and for the years ended December 31, 2001, 2000 and 1999, prepared in compliance with GAAP. Each of the Interstate SAP Financial Statements fairly presents in all material respects the results of operations of the applicable Interstate Insurance Subsidiary for the period therein set forth, in each case in accordance with SAP. The schedules included in the Interstate SAP Financial Statements, when considered in relation to the basic statutory financial statements included therein, present fairly in all material respects the information shown therein. Except as set forth in Section 3.31(b) of the Interstate Disclosure Letter, when filed, each of the Interstate SAP Financial Statements was correct in all material respects when filed and did not omit to state any material facts required to be stated or necessary in order to make the Interstate SAP Financial Statements not misleading.

     (c) Each outstanding insurance contract (each, a "Interstate Insurance Contract") issued, reinsured or underwritten by a Interstate Insurance Subsidiary is listed in Section 3.31(c) of the Interstate Disclosure Letter, together with the maximum amount payable by Interstate or any of the Interstate Subsidiaries thereunder. All outstanding reinsurance, coinsurance and other similar contracts ("Interstate Reinsurance Contracts") with respect to such Interstate Insurance Contracts are listed in Section 3.31(c) of the Interstate Disclosure Letter. All Interstate Insurance Contracts and Interstate Reinsurance Contracts are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or filed and have not been objected to by such authority within the period provided for objection and have been filed or registered as required with all other applicable Governmental Entities.

     (d) All benefits payable with respect to each Interstate Insurance Contract by a Interstate Insurance Subsidiary or, to the knowledge of Interstate, by any other person that is a party to or bound by such Interstate Insurance Contract, have in all material respects been paid in accordance with the terms of such Interstate Insurance Contract. All benefits payable with respect to each Interstate Reinsurance Contract, have in all material respects been paid in accordance with the terms of such Interstate Reinsurance Contract.

     (e) All Interstate Insurance Contracts and Interstate Reinsurance Contracts have been marketed and sold in compliance with all applicable Laws, except as could not reasonably be expected to result in a Material Adverse Effect on Interstate.

     (f) No Interstate Insurance Subsidiary has received any written, or to the knowledge of Interstate, oral information that would cause it to believe that the financial condition of any other party to any Interstate Insurance Contract or Interstate Reinsurance Contract is so impaired as to be reasonably likely to result in a default by such party under such contract.

     (g) The loss runs for the years ended December 31, 2001, 2000 and 1999, which have previously been provided by Interstate to MeriStar in writing, are true, correct and complete in all material respects.

     (h) Except as set forth in Section 3.31(h) of the Interstate Disclosure Letter, all reserves and other liabilities with respect to insurance and for claims and benefits incurred but not reported ("Reserve Liabilities") as established or reflected in the Interstate SAP Financial Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated in accordance with sound actuarial principles, (iii) are based on actuarial assumptions that are in accordance with those called for by the relevant Interstate Insurance Contract and the related Interstate Reinsurance Contract and (iv) meet in all material respects the requirements of all applicable insurance Laws. Adequate provision for such Reserve Liabilities has been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of the Interstate Insurance Subsidiaries under all Interstate Insurance Contracts and Interstate Reinsurance Contracts (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar contract) on the date of such Interstate SAP Financial Statement based on then current information that forms a reasonable basis for such determination. Each of the Interstate Insurance Subsidiaries owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all of such Interstate Insurance Subsidiary's Reserve Liabilities.

     (i) Except as set forth in Section 3.31(i) of the Interstate Disclosure Letter, adequate provision has been made for all estimated losses, settlements, costs and expenses from pending suits, actions and proceedings contemplated by the Interstate SAP Financial Statements.

     (j) Interstate has previously delivered to MeriStar true and complete lists as of December 31, 2001 of all assets held in the investment portfolios of the Interstate Insurance Subsidiaries. None of the investments included in such investment portfolios is in default with respect to the payment of principal, interest or dividends thereon or is materially impaired. All such investments comply with all applicable Laws. Each Interstate Insurance Subsidiary owns assets which qualify as admitted assets under applicable state insurance Laws in an amount at least equal to the sum of all of its insurance reserves and minimum statutory capital and surplus reflected on the latest Interstate SAP Financial Statements.

     (k) Each of the Interstate Insurance Subsidiaries has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any applicable Governmental Entity, which filings conform in all material respects to any applicable Laws, except where the failure to so file or conform could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Interstate.

     (l) Section 3.31(l) of the Interstate Disclosure Letter sets forth a true, correct and complete listing of all securities deposited with state insurance departments and other regulatory authorities, which deposits have been completed in accordance with the Schedule of Deposits set forth in each Interstate Insurance Subsidiary's December 31, 2001 annual statement.

     (m) Except as set forth in Section 3.31(m) of the Interstate Disclosure Letter, there are no pending (or to the knowledge of Interstate, threatened) disputes, claims, suits, arbitrations or other actions with third parties relating to, in connection with or arising from premiums or other amounts payable to a Interstate Insurance Subsidiary or benefits or other amounts payable by a Interstate Insurance Subsidiary under the Interstate Insurance Contracts or Interstate Reinsurance Contracts.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MERISTAR

     MeriStar represents and warrants to Interstate that:

     SECTION 4.1  Organization and Qualification; Subsidiaries.

     (a) Each of MeriStar and each subsidiary of MeriStar (collectively, the "MeriStar Subsidiaries") (i) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to have such governmental approvals or to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     (b) Section 4.1(b) of the disclosure letter prepared by MeriStar, dated the date hereof and delivered by MeriStar to Interstate (the "MeriStar Disclosure Letter") sets forth a complete and accurate list of each MeriStar Subsidiary, together with its jurisdiction of incorporation or organization and the ownership or other interest therein of MeriStar and of each other MeriStar Subsidiary. Except as set forth in Section 4.1(b) of the MeriStar Disclosure Letter, neither MeriStar nor any MeriStar Subsidiary holds any capital stock or other equity interest in any person other than the MeriStar Subsidiaries so listed.

     (c) Section 4.1(c) of the MeriStar Disclosure Letter sets forth a list of all agreements defining the rights of holders of units in MeriStar H&R Operating Company.

     SECTION 4.2 Certificate of Incorporation and Bylaws. The copies of MeriStar's certificate of incorporation and bylaws, each as amended through the date of this Agreement that are exhibits to MeriStar's Annual Report on Form 10-K for the year ended December 31, 2001 or incorporated by reference therein are complete and correct copies of those documents. Such certificate of incorporation and bylaws and all comparable organizational documents of the MeriStar Subsidiaries are in full force and effect. MeriStar is not in violation of any of the provisions of such certificate of incorporation or bylaws.

     SECTION 4.3  Capitalization.

     (a) The authorized capital stock of MeriStar consists of (i) 100,000,000 shares of MeriStar Common Stock and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "MeriStar Preferred Stock"), of which 500,000 shares have been designated as MeriStar Series A Preferred Stock. As of the close of business on the date one business day prior to the date hereof, (i) 37,188,574 shares of MeriStar Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights, (ii) no shares of MeriStar Common Stock were held in the treasury of MeriStar or by the MeriStar Subsidiaries; (iii) 4,816,726 shares of MeriStar Common Stock were reserved for issuance upon exercise of outstanding MeriStar Stock Options; (iv) 2,209,173 shares of MeriStar Common Stock were reserved for issuance upon the redemption of units ("OP Units") of limited partnership interest in MeriStar H&R Operating Company, L.P.; and (v) no shares of MeriStar Preferred Stock were issued or outstanding. Except as set forth above, as of the close of business on the date one business day prior to the date hereof, no shares of capital stock or other voting securities of MeriStar were issued, reserved for issuance or outstanding.

     (b) As of the close of business on the date one business day prior to the date hereof, an aggregate of 4,816,726 options to purchase shares of MeriStar Common Stock ("MeriStar Stock Options") have been granted by MeriStar and are outstanding under the MeriStar Incentive Plan and the MeriStar Non-Employee Directors' Incentive Plan (collectively, the "MeriStar Option Plans"). Except as set forth in Section 4.3(a) and except as pursuant to (i) the MeriStar Option Plans, (ii) the MeriStar Rights and (iii) the agreements or arrangements set forth in Section 4.3(b) of the MeriStar Disclosure Letter, there are no existing
(A) options, warrants, calls, preemptive rights, subscriptions, stock appreciation rights or other rights, convertible securities, agreements, arrangements or commitments of any character obligating MeriStar or any MeriStar Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, MeriStar or any MeriStar Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of MeriStar or any MeriStar Subsidiary to repurchase, redeem or otherwise acquire any capital stock of MeriStar or any MeriStar Subsidiary, or (C) voting trusts or similar agreements to which MeriStar or any MeriStar Subsidiary is a party with respect to the voting of capital stock of MeriStar or any MeriStar Subsidiary. Section 4.3(b) of the MeriStar Disclosure Letter accurately and completely sets forth, as of the date of this Agreement,
(x) the persons to whom MeriStar Stock Options have been granted, (y) the exercise price for MeriStar Stock Options held by each such person and (z) whether such MeriStar Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those MeriStar Stock Options vest.

     (c) No shares of MeriStar Common Stock that have been issued are and no shares of MeriStar Common Stock subject to issuance will be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable subject to preemptive rights. All shares of MeriStar Common Stock subject to issuance will be, upon issuance, duly authorized, validly issued, fully paid, and nonassessable. Except as set forth in Section 4.3(c) of the MeriStar Disclosure Letter, (i) there are no outstanding contractual obligations of MeriStar or any MeriStar Subsidiary to repurchase, redeem or otherwise acquire any shares of MeriStar Common Stock or any capital stock of any MeriStar Subsidiary; (ii) each outstanding share of capital stock of each MeriStar Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by MeriStar or a MeriStar Subsidiary is free and clear of all Liens; and (iii) there are no outstanding material contractual obligations of MeriStar or any MeriStar Subsidiary to provide funds to, or make any investment (in the form a loan, capital contribution or otherwise) in, any person other than a MeriStar Subsidiary that is wholly owned by MeriStar. Each outstanding share of capital stock of each MeriStar Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights.

     (d) There are no accrued and unpaid dividends in respect of the MeriStar Common Stock.

     SECTION 4.4  Authority.

     (a) MeriStar has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to the adoption and approval of this Agreement and the approval of the transactions contemplated hereby, the issuance of MeriStar Common Stock to be issued in the Merger, the Charter Amendments and the Bylaw Amendments (collectively, the "MeriStar Proposals") by the affirmative vote of a majority of the outstanding shares of MeriStar Common Stock (the "Requisite MeriStar Vote"), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by MeriStar. The execution and delivery of this Agreement by MeriStar and the consummation by MeriStar of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of MeriStar or any MeriStar Subsidiary are necessary to authorize this Agreement or to consummate such transactions other than the adoption and approval of the MeriStar Proposals by the Requisite MeriStar Vote. This Agreement has been duly authorized and validly executed and delivered by MeriStar and constitutes a legal, valid and binding obligation of MeriStar, enforceable against MeriStar in accordance with its terms.

     (b) The Board of Directors of MeriStar (i) has unanimously approved and adopted the MeriStar Proposals and (ii) has declared that the Merger, this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of MeriStar and the holders of MeriStar Common Stock.

     SECTION 4.5  No Conflicts.

     (a) Except as set forth in Section 4.5(a) of the MeriStar Disclosure Letter, the execution and delivery of this Agreement by MeriStar do not, and the performance of this Agreement by MeriStar will not:

          (i) conflict with or violate any provision of MeriStar's certificate of incorporation or bylaws or any comparable organizational documents of any MeriStar Subsidiary;

          (ii) assuming that all consents, approvals, authorizations and other actions set forth in Section 4.6 hereof have been obtained and all filings, applications and obligations set forth in Section 4.6 hereof have been made, conflict with or violate any Law applicable to MeriStar or any MeriStar Subsidiary or by which any property or asset of MeriStar or any MeriStar Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar; or

          (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of MeriStar or any MeriStar Subsidiary under any Contract to which MeriStar or any MeriStar Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     (b) Section 4.5(b) of the MeriStar Disclosure Letter sets forth a correct and complete list of Contracts to which MeriStar or any MeriStar Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected under which consents or waivers are or may be required prior to consummation of or as a result of the transactions contemplated by this Agreement in order to avoid any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of any such Contract, or result in the creation of a Lien or other Encumbrance on any property or asset of MeriStar or any MeriStar Subsidiary, except for Contracts under which such breach, default, termination, amendment, acceleration, cancellation, Lien or Encumbrance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MeriStar.

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

     SECTION 4.6  Required Filings and Consents.  Except as set forth in Section
4.6 of the MeriStar Disclosure Letter, the execution and delivery of this Agreement by MeriStar do not, and the performance of this Agreement by MeriStar will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Securities Act, applicable requirements of the Exchange Act, applicable requirements of Blue Sky Laws, the rules and regulations of NYSE, applicable requirements of Takeover Statutes, applicable state environmental statutes, the pre-merger notification requirements of the HSR Act, (ii) for the filing of the Certificate of Merger as required by the DGCL, (iii) for the filing of the Articles of Merger with the SDAT, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     SECTION 4.7  Permits; Compliance with Law.  Except as set forth in Section
4.7 of the MeriStar Disclosure Letter, each of MeriStar and the MeriStar Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity necessary for MeriStar or any other MeriStar Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "MeriStar Permits"), except where the failure to have any of the MeriStar Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar, and, as of the date of this Agreement, no suspension or cancellation of any of the MeriStar Permits is pending or, to the knowledge of MeriStar, threatened, except where the failure to have, or the suspension or cancellation of, any of the MeriStar Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. Neither MeriStar nor any MeriStar Subsidiary has been or is, in conflict with, or in default or violation of, (i) any Law applicable to MeriStar or any MeriStar Subsidiary or by which any property or asset of MeriStar or any MeriStar Subsidiary is or may be bound or affected or (ii) any MeriStar Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     SECTION 4.8  SEC Filings; Financial Statements.

     (a) MeriStar has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since August 3, 1998 through the date of this Agreement (collectively, as amended and supplemented to date, the "MeriStar SEC Reports") and MeriStar has made available to Interstate each MeriStar SEC Report filed with the SEC. The MeriStar SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, or, if amended, as so amended prior to the date hereof, and all forms, reports, schedules, statements and other documents filed with the SEC after the date of this Agreement and prior to the Effective Time, at the time they will be filed,
(i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those MeriStar SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those MeriStar SEC Reports, in the light of the circumstances under which they were made, not misleading. No MeriStar Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the MeriStar SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time (including in each case, the related notes and schedules) fairly presented in all material respects, the consolidated financial position of MeriStar as of the dates set forth in those consolidated balance sheets in accordance with GAAP. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the MeriStar SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time (including in

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

each case, any related notes and schedules) fairly presented in all material respects, the consolidated results of operations and cash flows, as the case may be, of MeriStar and the consolidated MeriStar Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

     (c) Except as and to the extent set forth on the consolidated balance sheet of MeriStar and the consolidated MeriStar Subsidiaries as of December 31, 2001 including the related notes, neither MeriStar nor any MeriStar Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     (d) Except as disclosed in Section 4.8(d) of the MeriStar Disclosure Letter, or in the "Liquidity and Capital Resources" section of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in MeriStar's most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, neither MeriStar nor any MeriStar Subsidiary has off-balance sheet arrangements with any entity to (i) provide financing, liquidity, or market or credit risk support for MeriStar or any MeriStar Subsidiary; (ii) engage in leasing, hedging, or research and development services with MeriStar or any MeriStar Subsidiary; or (iii) expose MeriStar or any MeriStar Subsidiary to any material liability that is not reflected on the face of the associated financial statements.

     SECTION 4.9  Absence of Certain Changes or Events.

     (a) Except as (i) set forth in Section 4.9(a) of the MeriStar Disclosure Letter, (ii) disclosed in the MeriStar SEC Reports filed with the SEC since December 31, 2001 and which have been filed and are publicly available prior to the date of this Agreement (the "MeriStar Filed SEC Reports") or (iii) permitted after the date hereof by Section 5.2 hereof, since December 31, 2001, (A) MeriStar and the MeriStar Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (B) there has not been any Material Adverse Effect on MeriStar and (C) there has not been:

          (i) any damage, destruction or other casualty loss with respect to any asset or property owned, leased, managed or otherwise used by MeriStar or any MeriStar Subsidiary, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on MeriStar;

          (ii) any material change by MeriStar in its or any MeriStar Subsidiary's accounting methods, principles or practices except as a result of changes in GAAP;

          (iii) any declaration, setting aside or payment of any dividend or distribution in respect of MeriStar Common Stock or any redemption, purchase or other acquisition of any of MeriStar's securities;

          (iv) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of MeriStar or any MeriStar Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law;

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

          (v) (A) any incurrence or assumption by MeriStar or any MeriStar Subsidiary of any indebtedness for borrowed money or (B) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by MeriStar or any MeriStar Subsidiary for the obligations of any other person (other than any wholly owned MeriStar Subsidiary), other than in the ordinary course of business consistent with past practice and individually not in excess of $100,000;

          (vi) any creation or assumption by MeriStar or any MeriStar Subsidiary of any Lien on any material asset of MeriStar or any MeriStar Subsidiary, other than in the ordinary course of business, consistent with past practice;

          (vii) any making of any loan, advance or capital contribution to or investment in any person (including an employee or director of MeriStar or any MeriStar Subsidiary) by MeriStar or any MeriStar Subsidiary (other than to MeriStar or any MeriStar Subsidiary), other than in the ordinary course of business, consistent with past practice and individually not in excess of $50,000;

          (viii) any contract or agreement entered into by MeriStar or any MeriStar Subsidiary relating to any material acquisition or disposition of any assets or business;

          (ix) any modification, amendment, assignment or termination of or relinquishment by MeriStar or any MeriStar Subsidiary of any rights under any Contract (including any insurance policy naming it as a beneficiary or a loss payable payee) that has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on MeriStar other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice or those contemplated by this Agreement; or

          (x) any contract, license or other agreement entered into by MeriStar or any MeriStar Subsidiary that contains (A) any "change of control" provision that would be triggered by, (B) any provision that would cause the termination or adverse modification of such contract as a result of or
     (C) any prohibition on transfer that would be violated or breached by, in each case, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has resulted or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on MeriStar.

     SECTION 4.10  Employee Benefit Plans; Labor Matters.

     (a) Each employee benefit plan, program and arrangement, and each employment, termination, severance or other employee benefit contract or agreement, with respect to which MeriStar, any of the MeriStar Subsidiaries or any other entity that is treated as a single employer with MeriStar or any of the MeriStar Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (each, a "MeriStar ERISA Group Member") has any obligation or which are maintained, contributed to or sponsored by a MeriStar ERISA Group Member for the benefit of any current or former employee, officer or director of a MeriStar ERISA Group Member under which plan, program, arrangement, contract or agreement total payments of more than $25,000 may be required to be made by a MeriStar ERISA Group Member (collectively, the "MeriStar Benefit Plans") are listed on
Section 4.10(a) of the MeriStar Disclosure Letter. Except for those matters listed on Section 4.10(a) of the MeriStar Disclosure Letter and such matters as, individually or in the aggregate, have not and could not reasonably be expected to result in a Material Adverse Effect on MeriStar:

          (i) each MeriStar Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the knowledge of MeriStar, nothing has occurred since the date of such letter that could materially adversely affect the qualified status of such MeriStar Benefit Plan or related trust;

          (ii) each MeriStar Benefit Plan has been operated in accordance with its terms and the requirements of ERISA, the Code and other applicable Law, and all reporting, filing and disclosure obligations imposed under ERISA, the Code and other applicable Law have been satisfied with respect to each MeriStar Benefit Plan;

          (iii) no MeriStar ERISA Group Member has incurred any direct or indirect liability arising out of a violation of Title I of ERISA or comparable provisions of the Code, or under, arising out of or by operation of Title IV of ERISA or comparable provisions of the Code, in connection with any MeriStar Benefit Plan or other retirement plan or arrangement, and to the knowledge of MeriStar, no fact or event exists that could reasonably be expected to give rise to any such liability;

          (iv) all contributions and/or insurance premium payments due and payable on or before the date hereof in respect of each MeriStar Benefit Plan have been made in full and in proper form;

          (v) no MeriStar ERISA Group Member has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA), "multiple employer plan" (as defined in
     Section 210 of ERISA and Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA);

          (vi) no MeriStar ERISA Group Member would incur withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) if it withdrew (within the meaning of Part 1 of Subtitle E of Title I of ERISA) from each MeriStar Benefit Plan that is a "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA);

          (vii) no MeriStar Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code, nor has any waiver of the minimum funding standards of
     Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any MeriStar Benefit Plan, nor has any lien in favor of any MeriStar Benefit Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA;

          (viii) except as otherwise required under ERISA, the Code and other applicable Law, no MeriStar Benefit Plan currently or previously maintained by MeriStar or any of the MeriStar Subsidiaries provides any post-retirement health or life insurance benefits in the future;

          (ix) no MeriStar Benefit Plan is or at any time was funded through a "welfare benefit fund" (as defined in Section 419(e) of the Code), and no benefits under any MeriStar Benefit Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code);

          (x) with respect to any insurance policy providing funding for benefits under any MeriStar Benefit Plan, there is no liability of MeriStar or any of the MeriStar Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof;

          (xi) there is no pending or, to the knowledge of MeriStar, threatened litigation, assessment, complaint, proceeding or investigation of any kind in any court or from any Governmental Entity or other person with respect to any MeriStar Benefit Plan (other than routine claims for benefits), nor is there, to the knowledge of MeriStar, any basis for one;

          (xii) the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by MeriStar or any of the MeriStar Subsidiaries under any MeriStar Benefit Plan; and

          (xiii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in the payment of separation, severance, termination, "golden parachute" or similar-type benefits to any person, (B) increase any benefits otherwise payable under any MeriStar Benefit Plan or otherwise, (C) result in any acceleration of the time of payment or vesting of any benefits, (D) trigger a requirement for funding or the acceleration of funding of any benefits or
     (E) commence a period during which a subsequent termination of employment by an employee of MeriStar or any MeriStar Subsidiary will entitle such employee to benefits in excess of what would otherwise have been required in the absence of the transactions contemplated hereby.

     (b) MeriStar has made available to Interstate a complete and accurate copy of each MeriStar Benefit Plan (or a written summary in the case of an unwritten MeriStar Benefit Plan) and a complete and accurate copy of each material document prepared in connection with each such MeriStar Benefit Plan, including without limitation, a copy of (i) each trust or other funding arrangement, if any, (ii) each summary plan description and summary of material modifications, if any, (iii) the most recently filed IRS Form 5500, if any, (iv) the most recently received IRS determination letter, if any, and (v) the most recently prepared actuarial report and financial statement, if any.

     (c) Except as set forth in Section 4.10(c) of the MeriStar Disclosure Letter, (i) there are no leased employees within the meaning of Section 414(n) of the Code who perform services for any MeriStar ERISA Group Member and (ii) neither MeriStar nor any of the MeriStar Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor union organization. MeriStar has made available true, correct and complete copies of all such agreements to Interstate. Except as set forth in Section 4.10(c) of the MeriStar Disclosure Letter and except as individually or in the aggregate, has not resulted and could not reasonably be expected to result, in a Material Adverse Effect on MeriStar, (A) currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect MeriStar or any MeriStar Subsidiary; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of MeriStar, after due inquiry, threatened between MeriStar or any of the MeriStar Subsidiaries and any of their respective employees, and neither MeriStar nor any of the MeriStar Subsidiaries has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (C) neither MeriStar nor any of the MeriStar Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against MeriStar or any MeriStar Subsidiary under any such agreement or contract; and (D) there are no unfair labor practice complaints pending against MeriStar or any of the MeriStar Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of MeriStar or any of the MeriStar Subsidiaries.

     SECTION 4.11 Contracts; Debt Instruments. Except for the Contracts set forth in Section 4.11 of the MeriStar Disclosure Letter, true, correct and complete copies of which have been made available to Interstate, there is no Contract that is material to the business, financial condition or results of operations of MeriStar and the MeriStar Subsidiaries taken as a whole. Each of the Contracts to which MeriStar or any MeriStar Subsidiary is a party or by which it or any of its properties or assets is or may be bound or affected, constitutes a valid and legally binding obligation of MeriStar or such MeriStar Subsidiary and, to the knowledge of MeriStar, of the other parties thereto, enforceable in accordance with its terms, and is in full force and effect, except to the extent the failure to be so valid, binding or enforceable, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. Except as set forth in
Section 4.11 of the MeriStar Disclosure Letter, neither MeriStar nor any MeriStar Subsidiary, nor to MeriStar's knowledge, any other person, is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which MeriStar or any MeriStar Subsidiary is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. Section 4.11 of the MeriStar Disclosure Letter sets forth, with respect to all long-term debt of MeriStar and the MeriStar Subsidiaries (the "MeriStar Long-Term Debt"), (i) the agreement under which such debt was incurred, (ii) the borrowers of such debt, (iii) the principal amounts drawn under such agreement, (iv) the weighted-average interest rate applicable to such debt and (vi) any other material changes to such debt since December 31, 2001.

     SECTION 4.12 Litigation. Except as set forth in Section 4.12 of the MeriStar Disclosure Letter, and except as specifically described in Item 3 of MeriStar's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on April 30, 2002, there are no Claims that are uninsured (in whole or in part), pending or, to the knowledge of MeriStar, threatened against MeriStar or any MeriStar Subsidiary before any Governmental Entity that, if adversely determined, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect on MeriStar. Neither MeriStar nor any MeriStar Subsidiary is subject to any outstanding orders, writs, injunctions or decrees which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect on MeriStar.

     SECTION 4.13 Environmental Matters. Except (i) as has not, individually or in the aggregate, resulted and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on MeriStar, (ii) as set forth in Section 4.13 of the MeriStar Disclosure Letter, or (iii) as disclosed in MeriStar Filed SEC Reports:

          (a) MeriStar and the MeriStar Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all necessary Environmental Permits under those Environmental Laws and (iii) are in compliance with their respective Environmental Permits;

          (b) none of MeriStar, any MeriStar Subsidiary, and their respective predecessors has received any request for information or been notified in writing that it is a potentially responsible party, under CERCLA or any similar law of any state, locality, or any other jurisdiction;

          (c) none of MeriStar, any MeriStar Subsidiary and their respective predecessors has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Agency and, to the knowledge of MeriStar, no investigation, litigation or other proceeding is pending or threatened with respect thereto; and, to the knowledge of MeriStar, no condition exists on any property currently or formerly operated by MeriStar or any MeriStar Subsidiary that is reasonably likely to lead to such investigation, litigation or proceeding;

          (d) none of the real property currently or formerly owned or leased by MeriStar or any MeriStar Subsidiary is listed or, to the knowledge of MeriStar, proposed for listing on the "National Priorities List" under CERCLA or CERCLIS (as defined in CERCLA), as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup; and

          (e) Interstate has been provided access to all reports in MeriStar's possession or control assessing the environmental condition of MeriStar's current and former owned properties, which reports are listed in Section 4.13(e) of the MeriStar Disclosure Letter.

     SECTION 4.14  Intellectual Property.

     (a) Disclosure.

          (i) Section 4.14(a)(i) of the MeriStar Disclosure Letter sets forth all United States and foreign: (A) patents and patent applications, (B) trademarks, trade names, brand names and corporate names, and all service marks, registrations and applications thereof, (C) Internet domain name registrations and applications and (D) copyright registrations and applications owned or licensed by MeriStar or the MeriStar Subsidiaries, in each case described in clauses (A) through (D), that are material to the business and operations of MeriStar or the MeriStar Subsidiaries as presently conducted, specifying as to each item, as applicable: (1) the nature of the item, including the title; (2) the owner of the item; (3) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (4) the issuance, registration or application numbers and dates.

          (ii) Section 4.14(a)(ii) of the MeriStar Disclosure Letter sets forth all IP Licenses under which MeriStar or any of the MeriStar Subsidiaries is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property except for hotel franchise agreements pursuant to which MeriStar or any MeriStar Subsidiary, as hotel manager or as lessee, is granted the right to use the intellectual property of the franchisor. Except as set forth in Section 4.14(a)(ii) of the MeriStar Disclosure Letter, no person has a right to receive a royalty or similar payment in respect of any Intellectual Property used by MeriStar or the MeriStar Subsidiaries, whether pursuant to any contractual arrangements entered into by MeriStar or any MeriStar Subsidiary or otherwise.

          (iii) Section 4.14(a)(iii) of the MeriStar Disclosure Letter sets forth and describes the status, as of the date of this Agreement, of any Proposed Intellectual Property Agreements by MeriStar or the MeriStar Subsidiaries.

     (b) Ownership. Except as set forth in Section 4.14(b) of the MeriStar Disclosure Letter, MeriStar or the MeriStar Subsidiaries exclusively own the entire right, title and interest to (or otherwise have the right to use pursuant to a valid license, sublicense or other agreement), free and clear of all Liens, and have the unrestricted right to use, sell or license (subject to any such license terms, as applicable) all Intellectual Property, and have the right to bring actions for infringement of all of their owned Intellectual Property, except, with respect to any of the above, where the failures to so own or have such rights, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     (c) Claims. Except as set forth in Section 4.14(c) of the MeriStar Disclosure Letter, neither MeriStar nor any of the MeriStar Subsidiaries has been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of MeriStar, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any of its Intellectual Property, except for Claims that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. To the knowledge of MeriStar, no third party is infringing upon or otherwise violating any Intellectual Property of MeriStar or any of the MeriStar Subsidiaries, except for infringements or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. To the knowledge of MeriStar, none of the Intellectual Property owned, licensed or used by it or any MeriStar Subsidiary infringes upon or otherwise violates any intellectual property rights of others.

     (d) Administration and Enforcement. MeriStar and the MeriStar Subsidiaries have taken all necessary and desirable actions to maintain and protect each item of Intellectual Property owned by MeriStar or any MeriStar Subsidiary, except for failures to take such actions that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. To the knowledge of MeriStar, all of the Intellectual Property rights of MeriStar and the MeriStar Subsidiaries are valid and enforceable.

     (e) Protection of Trade Secrets and Technology. Without limiting the generality of Section 4.14(d) hereof, MeriStar and the MeriStar Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their trade secrets and the proprietary nature and value of their Technology and other Intellectual Property, except for failures to take such precautions that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     (f) Effect of Transaction. Neither MeriStar nor any of the MeriStar Subsidiaries is, nor, as a result of the execution and delivery of this Agreement or its performance of its obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property, except for violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on MeriStar. After the completion of the transactions contemplated by this Agreement, MeriStar and the MeriStar Subsidiaries will continue to own all right, title, and interest in and to or have a license to use all their Intellectual Property on identical terms and conditions as MeriStar and the MeriStar Subsidiaries enjoyed immediately prior to such transactions, except for failures to own or have available for use that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     SECTION 4.15 Taxes. Except as set forth in Section 4.15 of the MeriStar Disclosure Letter and except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on
MeriStar:

          (a) MeriStar and each MeriStar Subsidiary has timely filed or caused to be filed all Tax Returns required to be filed by or with respect to it, its operations and assets, and has paid or caused to be paid all Taxes shown thereon as owing. All Tax Returns filed by MeriStar or any MeriStar Subsidiary were prepared in compliance with all applicable Laws and regulations and were true, complete, and correct in all respects as of the date on which they were filed or as subsequently amended to the date hereof. Complete copies of federal, state, local, and foreign Tax Returns of MeriStar and each MeriStar Subsidiary for each of the years ended 2000 and 1999 have heretofore been delivered or made available to Interstate. Prior to the date hereof, MeriStar has provided to Interstate copies of all revenue agents' reports and other written assertions of deficiencies or other liabilities for Taxes of MeriStar and each MeriStar Subsidiary with respect to past periods for which the applicable statute of limitations has not expired.

          (b) MeriStar and each MeriStar Subsidiary has timely paid or caused to be paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable with respect to MeriStar or any MeriStar Subsidiary, its operations and assets, except for Taxes that are being contested in good faith by appropriate proceedings (all of which are disclosed on Section 4.15(b) of the MeriStar Disclosure Letter) and for payment of which Taxes adequate reserves will have been set up as of the Closing Date.

          (c) MeriStar and each of the MeriStar Subsidiaries has complied with all applicable Laws, rules, and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over to the proper governmental authorities all amounts shown to be owing or withheld on its Tax Returns and paid over for all prior periods under all applicable Laws.

          (d) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to MeriStar or any MeriStar Subsidiary, which waivers or extensions currently are in effect, and no request for any such waiver or extension is currently pending.

          (e) There are no Tax rulings, request for rulings, or closing agreements relating specifically to MeriStar or any MeriStar Subsidiary which could affect its liability for Taxes for any period after the Closing Date.

          (f) No action, suit, proceeding, investigation, audit, claim, or assessment is presently pending or to the knowledge of MeriStar, proposed with regard to any Taxes that relate to MeriStar or any MeriStar Subsidiary for which MeriStar or any MeriStar Subsidiary would or could be liable. None of MeriStar or any MeriStar Subsidiary has received a request from any taxing authority for information with respect to Taxes of MeriStar or the MeriStar Subsidiaries. Neither MeriStar nor any MeriStar Subsidiary has any knowledge of any fact or condition that, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against MeriStar or the MeriStar Subsidiaries, and no issue has arisen in any examination of MeriStar or the MeriStar Subsidiaries by any taxing authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.

          (g) Neither MeriStar nor any of the MeriStar Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other Laws or regulations) by reason of a change in accounting method or otherwise; (ii) has knowledge that any taxing authority has proposed any such adjustment or change which proposal is currently pending; or (iii) has an application pending with any taxing authority requesting permission for any change in accounting methods that relates to its business and operations.

          (h) Neither MeriStar nor any MeriStar Subsidiary (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement or similar contract, (ii) has any current or potential contractual obligation to indemnify any other person with respect to Taxes, or (iii) has any obligation to make distributions in respect of Taxes.

          (i) No Taxes are delinquent or constitute a lien (other than with respect to Taxes which are not yet due and payable) against MeriStar or any MeriStar Subsidiary, except with respect to Taxes being contested in good faith by appropriate proceedings (all of which are disclosed on Section 4.15(i) of the MeriStar Disclosure Letter) and for payment of which Taxes adequate reserves have been established.

          (j) There is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by MeriStar or any MeriStar Subsidiary by reason of Section 280G of the Code.

          (k) The unused "net operating losses" (as defined in Section 172 of the Code) of MeriStar and each MeriStar Subsidiary as reflected in the applicable Tax Returns, and the years in which all such net operating losses arose and will expire are set forth on Section 4.15(k) of the MeriStar Disclosure Letter.

          (l) To the knowledge of MeriStar, no property of MeriStar or any MeriStar Subsidiary is "tax-exempt use property" within the meaning of
     Section 168 of the Code.

          (m) Neither MeriStar nor, to the knowledge of MeriStar, any of its affiliates has taken or agreed to take any action, nor is MeriStar aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under
     Section 368(a) of the Code.

          (n) Neither MeriStar nor any MeriStar Subsidiary has been either a distributing or controlled corporation within the meaning of Section 355 of the Code within the two years preceding the date of this Agreement.

     SECTION 4.16  Non-Competition Agreements.

     (a) Section 4.16(a) of the MeriStar Disclosure Letter sets forth a complete and accurate list of any Contract to which MeriStar or any MeriStar Subsidiary is a party which purports to restrict or prohibit MeriStar or any MeriStar Subsidiary collectively from, directly or indirectly, engaging in any business currently engaged in by MeriStar, any MeriStar Subsidiary or any other persons affiliated with MeriStar. Except as set forth in Section 4.16(a) of the MeriStar Disclosure Letter or as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MeriStar, neither MeriStar nor any MeriStar Subsidiary is a party to any Contract which purports to restrict or prohibit MeriStar or any MeriStar Subsidiary collectively from, directly or indirectly, engaging in any business currently engaged in by MeriStar, any MeriStar Subsidiary or any other persons affiliated with MeriStar and none of MeriStar's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with MeriStar, restricts MeriStar or any MeriStar Subsidiary or affiliate of either of them from, directly or indirectly, engaging in any of the businesses described above.

     (b) Assuming the accuracy and completeness of the list of names and addresses of the properties contained in Section 3.29(a) of the Interstate Disclosure Letter, Section 4.16(b) of the MeriStar Disclosure Letter sets forth a complete and accurate list of each management agreement, franchise agreement or other agreement to which MeriStar or any MeriStar Subsidiary is a party that contains any restriction on engaging in any business (or the geographical scope of such business) currently engaged in by MeriStar, any MeriStar Subsidiary, any other persons affiliated with MeriStar or by MeriStar, any MeriStar Subsidiary or any other persons affiliated with MeriStar, in each case, that would be breached or violated or that would result in the restriction or termination of such management agreement as a result of the execution, delivery or performance of this agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.17  Agreements with Regulatory Agencies.  Except as set forth in
Section 4.17 of the MeriStar Disclosure Letter, neither MeriStar nor any MeriStar Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not listed in Section 4.17 of the MeriStar Disclosure Letter, a "MeriStar Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business, except for any MeriStar Regulatory Agreements that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on MeriStar. Neither MeriStar nor any MeriStar Subsidiary has been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any MeriStar Regulatory Agreement, except for any such proposed MeriStar Regulatory Agreements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on MeriStar.

     SECTION 4.18 Opinion of Financial Advisor. Salomon Smith Barney Inc. (the "MeriStar Financial Advisor") has delivered to the Board of Directors of MeriStar its opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to MeriStar, which opinion will be accompanied by an authorization to include a copy of such opinion in the Proxy Materials. MeriStar will deliver to Interstate a signed copy of the written opinion for informational purposes only promptly after receipt by MeriStar of such opinion.

     SECTION 4.19 Brokers. No broker, finder, investment banker or financial advisor other than the MeriStar Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of MeriStar or any of the MeriStar Subsidiaries or their affiliates. Prior to the date of this Agreement, MeriStar has made available to Interstate a complete and correct copy of all agreements between MeriStar or any of the other MeriStar Subsidiaries or their affiliates and the MeriStar Financial Advisor under which the MeriStar Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

     SECTION 4.20 Certain Statutes. The Board of Directors of MeriStar has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the DGCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No Takeover Statute is, as of the date of this Agreement, applicable to the Merger or such other transactions.

     SECTION 4.21 Information. None of the information to be supplied by MeriStar or any MeriStar Subsidiary for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement not misleading in light of the circumstances under which they were made, or, in the case of the Proxy Statement or any amendments of or supplements to the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments of or supplements to the Proxy Statement and at the time of the MeriStar Stockholders Meeting and the MeriStar Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Interstate or the Interstate Subsidiaries or affiliates of Interstate) will comply as to form in all material respects with the provisions of the Exchange Act.

     SECTION 4.22 Vote Required. The Requisite MeriStar Vote is the only vote of the holders of any class or series of MeriStar's capital stock necessary (under the rules and regulations of the NYSE, MeriStar's certificate of incorporation and bylaws, the DGCL, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

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

     SECTION 4.23  Properties.

     (a) Section 4.23(a)(i) of the MeriStar Disclosure Letter sets forth a complete and accurate list and the address or description of all real property owned or leased by MeriStar or any MeriStar Subsidiary, other than leases with a duration of less than one year entered into in the ordinary course of business by BridgeStreet Accommodations, Inc. (collectively, and including all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "MeriStar Properties"). (1) For those MeriStar Properties to which MeriStar or a MeriStar Subsidiary owns fee simple title, such owner owns good, marketable and insurable fee simple title to such MeriStar Property, and (2) for those MeriStar Properties leased by MeriStar or a MeriStar Subsidiary, such lessee holds valid leasehold title to such MeriStar Property, which title is, in each case described in clauses (1) and (2) of this sentence, free and clear of Encumbrances, except for such mortgages set forth in Section 4.23(a)(ii) of the MeriStar Disclosure Letter or Encumbrances securing obligations disclosed in the consolidated balance sheets included in or incorporated by reference into the MeriStar Filed SEC Reports, mechanics and materialmen's Liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith and easements, rights of way, restrictive covenants and other non-monetary Encumbrances, MeriStar Ordinary Course Leases and the MeriStar Space Leases and Encumbrances for taxes not yet due and payable or which are not being contested in good faith, which individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on MeriStar.

     (b) Except as set forth in Section 4.23(b) of the MeriStar Disclosure Letter, and except for matters which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MeriStar or to materially and adversely affect the use or occupancy (or, if applicable, any proposed developments) of the MeriStar Properties in a manner which could reasonably be expected to have a Material Adverse Effect on MeriStar, MeriStar has no knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any MeriStar Property has not been obtained or is not in full force and effect or is subject to any pending modification or cancellation.

     (c) Section 4.23(c) of the MeriStar Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by MeriStar or any MeriStar Subsidiary as of the date hereof, (x) to sell, mortgage, pledge or hypothecate the interest of MeriStar or such MeriStar Subsidiary in any MeriStar Property, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of the interest of MeriStar or such MeriStar Subsidiary in any MeriStar Property or (y) to purchase real property to which MeriStar or any MeriStar Subsidiary is a party.

     (d) Except as set forth in Section 4.23(d) of the MeriStar Disclosure Letter, none of MeriStar's or any MeriStar Subsidiary's fee or leasehold interests in any of the MeriStar Properties is subject to any outstanding purchase options, rights of first refusal, rights of first offer or similar rights, other than such rights which could not reasonably be expected to have a Material Adverse Effect on MeriStar, nor has MeriStar or any MeriStar Subsidiary entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of the MeriStar Property or MeriStar's or any MeriStar Subsidiary's interest therein or other transfer of all or any part of any MeriStar Property or MeriStar's or any MeriStar Subsidiary's interest therein, except for (i) leases or subleases entered into in the ordinary course of business for long-term stay rental units, newsstands, gift shops, restaurants and other establishments customarily located in hotel properties, (ii) leases and subleases of rooftops and other portions of the MeriStar Properties for telecommunications purposes and (iii) other leases, subleases and similar agreements the existence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MeriStar (collectively, "MeriStar Ordinary Course Leases").

     (e) The leases underlying the leased MeriStar Properties referenced in
Section 4.23(a)(i) of the MeriStar Disclosure Letter (collectively, the "MeriStar Leases") are accurately set forth in Sec-tion 4.23(e) of the MeriStar Disclosure Letter. Each of the MeriStar Leases is valid, binding and in full force and effect as against MeriStar or the MeriStar Subsidiaries and, to MeriStar's knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect could not reasonably be expected to have a Material Adverse Effect on MeriStar. There does not exist under any of the MeriStar Leases any default or event of default by MeriStar or any MeriStar Subsidiary or, to the knowledge of MeriStar, any default or event of default of any other party, and, to MeriStar's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default or event of default, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on MeriStar.

     (f) Section 4.23(f) to the MeriStar Disclosure Letter sets forth a list of the hotel franchise agreements (the "MeriStar Franchise Agreements") under which MeriStar or a MeriStar Subsidiary is a franchisee. Each of the MeriStar Franchise Agreements is valid, binding and in full force and effect (except to the extent the failure to be binding and in full force and effect could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on MeriStar). There are no defaults under the MeriStar Franchise Agreements by MeriStar or a MeriStar Subsidiary or, to the knowledge of MeriStar, by any other party thereto, nor have any events occurred which with the giving of notice or the passage of time or both would constitute such a default or event of default thereunder, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MeriStar.

     (g) Section 4.23(g) of the MeriStar Disclosure Letter sets forth all material leases, subleases, licenses, time-share and other agreements, other than MeriStar Ordinary Course Leases (collectively, the "MeriStar Space Lease"), granting to any person or entity other than MeriStar or any MeriStar Subsidiary any right to the possession, use, occupancy or enjoyment of the MeriStar Properties or any portion thereof. Each MeriStar Space Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the tenant or occupant thereunder (a "MeriStar Space Tenant") are current, no notice of default or termination under any MeriStar Space Lease is outstanding, no termination event or condition or uncured default on the part of MeriStar or any MeriStar Subsidiary or, to the knowledge of MeriStar, the MeriStar Space Tenant, exists under any MeriStar Space Lease, and no event has occurred and no condition exists that, with the giving of notice or the lapse of time, or both, would constitute such a default or termination event or condition, except where such default, termination, termination event, condition or failure to be valid, binding and in full force and effect, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on MeriStar.

     (h) Each of MeriStar and the MeriStar Subsidiaries owns good and valid title to or holds valid leasehold title to, as the case may be, all of its material tangible personal property and assets (other than the MeriStar Properties) used in, held for use in or which are necessary for the conduct of the business of MeriStar as currently conducted, except where the failure to hold good and valid title to such property and assets, individually or in the aggregate, has not had, and could not reasonably be expected to have a Material Adverse Effect on MeriStar.

     (i) MeriStar has not received notice of and, to the knowledge of MeriStar, there is no pending, threatened or contemplated condemnation proceeding affecting the MeriStar Property, any property with respect to which MeriStar or any MeriStar Subsidiary is a party to a hotel management agreement or participating lease ("MeriStar Managed Property"), or any part thereof, nor any sale or other disposition of the MeriStar Property, MeriStar Managed Property or any part thereof in lieu of condemnation. No portion of the MeriStar Property or MeriStar Managed Property has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored, except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on MeriStar.

     (j) MeriStar has made available to Interstate or its representatives copies of the MeriStar Leases and the MeriStar Space Leases that are true, correct and complete in all material respects.

     (k) Neither MeriStar nor any of the MeriStar Subsidiaries is engaged in any real estate development projects except as set forth in Section 4.23(k) of the MeriStar Disclosure Letter.

     SECTION 4.24 No Payments to Employees, Officers or Directors. Except as set forth in Section 4.24 of the MeriStar Disclosure Letter, there are no cash or non-cash payments that will become payable to any employee, officer or director of MeriStar or any MeriStar Subsidiary as a result of the Merger or the transactions contemplated by this Agreement. Except as otherwise provided for in this Agreement or as set forth in Section 4.24 of the MeriStar Disclosure Letter, there is no employment or severance contract or other agreement requiring payments, cancellation of indebtedness or other obligation, to be made as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of MeriStar or any MeriStar Subsidiary.

     SECTION 4.25  Potential Conflicts of Interest.  Except as set forth in
Section 4.25 of the MeriStar Disclosure Letter or in the MeriStar SEC Reports, to the knowledge of MeriStar, no officer, director or affiliate of MeriStar or any MeriStar Subsidiary, and no relative or spouse of any such officer, director or affiliate: (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, MeriStar or any of the MeriStar Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that MeriStar or any of the MeriStar Subsidiaries uses in the ordinary conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, MeriStar or any of the MeriStar Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under MeriStar Benefit Plans, and similar matters and agreements arising in the ordinary course of business.

     SECTION 4.26 Registration Rights. Except as set forth in Section 4.26 of the MeriStar Disclosure Letter, no person has any right to require the registration of any shares of MeriStar Common Stock or any other securities of MeriStar or any MeriStar Subsidiary.

     SECTION 4.27 Investment Company Act of 1940. Neither MeriStar nor any of the MeriStar Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

     SECTION 4.28 Rights Agreement. The MeriStar Rights Agreement has been amended (the "MeriStar Rights Plan Amendment") to exempt from the definition of Acquiring Person (as defined in the MeriStar Rights Agreement) Interstate Stockholders that would otherwise be deemed Acquiring Persons as a result of the execution and delivery of this Agreement or the receipt of the Merger Consideration in the Merger. A copy of the MeriStar Rights Plan Amendment is set forth in Section 4.28 of the MeriStar Disclosure Letter.

     SECTION 4.29  MeriStar Management Agreements.

     (a) Section 4.29(a) of the MeriStar Disclosure Letter sets forth a complete and accurate list of all of the hotel management agreements or participating leases to which MeriStar or any MeriStar Subsidiary is a party (the "MeriStar Management Agreements"), along with the amount of the fees received under each such MeriStar Management Agreement during the fiscal year ended December 31, 2001 and the name and address of each of the properties to which each such MeriStar Management Agreement relates.

     (b) Section 4.29(b) of the MeriStar Disclosure Letter sets forth a complete and accurate list of each MeriStar Management Agreement under which any portion of the "base fees" payable under such MeriStar Management Agreement may be (i) recovered from MeriStar or any MeriStar Subsidiary by the party paying such fees or (ii) required to be repaid by MeriStar or any MeriStar Subsidiary, in each case, along with the maximum amount of such potential recovery or repayment.

     (c) Section 4.29(c) of the MeriStar Disclosure Letter sets forth a complete and accurate list of each MeriStar Management Agreement under which (i) the owner of the managed hotel has, to the knowledge of MeriStar, overtly threatened action adverse to MeriStar or any MeriStar Subsidiary because of noncompliance with performance standards under such MeriStar Management Agreement or, (ii) MeriStar or any MeriStar Subsidiary has received a notice of termination or where events, conditions or circumstances exist which are reasonably likely to result in termination.

     (d) Other than as set forth in Section 4.29(d) of the MeriStar Disclosure Letter, there are no understandings, written or otherwise, with respect to any MeriStar Management Agreement or MeriStar Equity Investment, that would require MeriStar or any MeriStar Subsidiary to make any additional investments in or loans to any person other than MeriStar or any MeriStar Subsidiary.

     SECTION 4.30 Laws Addressing Bribery and Corruption. MeriStar and each of the MeriStar Subsidiaries has complied with the provisions of The Foreign Corrupt Practices Act of 1977, as amended or other Laws addressing bribery and corruption. Without limiting the foregoing sentence, neither MeriStar nor any of the MeriStar Subsidiaries has made, offered to make or authorized the making of any improper payment or other improper contribution of value, directly or indirectly, to any officer, employee or representative of a government or instrumentality thereof or of any public international organization or made any other illegal payment.

     SECTION 4.31  MeriStar Long-Term Apartment Rental Business.

     (a) BridgeStreet Accommodations, Inc. ("BridgeStreet") and each of its subsidiaries are listed in Section 4.31(a) of the MeriStar Disclosure Letter.

     (b) Section 4.31(b) of the MeriStar Disclosure Letter sets forth a complete and accurate list of the addresses of all offices in which BridgeStreet and each of its affiliates conducts business, along with (i) the number of apartment units leased by BridgeStreet or such affiliate in the twelve month period ended December 31, 2001 by each such office, and (ii) the amount of the fees received by each such office during the fiscal year ended December 31, 2001.

     (c) Section 4.31(c) of the MeriStar Disclosure Letter sets forth a complete and accurate list of any broker or finder that was or is entitled to any brokerage, finder's or other fee or commission in connection with the conduct of the business of BridgeStreet and its affiliates based upon arrangements made by or on behalf of BridgeStreet or such affiliate, along with the amount of the fees paid or to be paid under each such arrangement, (i) during the fiscal year ended December 31, 2001 and (ii) as of the most recent month end prior to the date of this Agreement. Prior to the date of this Agreement, MeriStar has made available to Interstate a complete and correct copy of all agreements between BridgeStreet or any of its affiliates and any broker or finder under which the broker or finder would be entitled to any payment.

     (d) Each lease, sublease or similar agreement entered into by BridgeStreet or any of its affiliates in the ordinary course of business for long-term stay rental units (collectively, "BridgeStreet Ordinary Course Leases") is valid, binding and in full force and effect as against BridgeStreet or such affiliate and, to MeriStar's knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect could not reasonably be expected to have a Material Adverse Effect on MeriStar. There does not exist under any of the BridgeStreet Ordinary Course Leases any default or event of default by BridgeStreet or any of its affiliates or, to MeriStar's knowledge, any default or event of default of any other party, and, to MeriStar's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default or even of default, except, in each case, as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on MeriStar.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business of Interstate. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Interstate Disclosure Letter or as is expressly contemplated by this Agreement and the Interstate Voting Agreement, unless otherwise consented to in writing by MeriStar or by the Interim Transaction Committee, as applicable: (a) Interstate shall use its reasonable best efforts to, and shall cause each of the Interstate Subsidiaries to use its reasonable best efforts to, conduct its operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement; and (b) Interstate shall use, and shall cause each Interstate Subsidiary to use, its reasonable best efforts to preserve intact the business organization of Interstate and each of the Interstate Subsidiaries, to keep available the services of the present officers and other key employees of Interstate and the Interstate Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with Interstate and the Interstate Subsidiaries. Without limiting the generality of the foregoing, during such period, except as set forth in Section 5.1 of the Interstate Disclosure Letter or as is expressly contemplated by this Agreement, Interstate shall not, and shall not permit any Interstate Subsidiary to, without the prior written consent of MeriStar until the Interim Transaction Committee is formed pursuant to Section 5.23, and thereafter without the prior written consent of the Interim Transaction Committee, which consent (in either case) shall not be unreasonably withheld or delayed:

          (a) except as required by applicable Law, adopt any amendment to the charter or bylaws of Interstate or the comparable organizational documents of any Interstate Subsidiary;

          (b) except for (i) issuances of capital stock of the Interstate Subsidiaries to Interstate or a wholly owned Interstate Subsidiary or in any circumstance of the type described in clause (e) below, (ii) issuances of Interstate Common Stock, in accordance with the terms of the instruments governing such issuance on the date hereof, (iii) issuances pursuant to the exercise of Interstate Stock Options outstanding on the date hereof, (iv) issuances pursuant to the exercise of rights presently existing under the terms and conditions of the Interstate Convertible Securities, or (v) issuances pursuant to the Interstate Stockholder Rights, issue, reissue, sell or pledge, or authorize the issuance, reissuance, sale or pledge of
     (y) additional shares of capital stock or other equity securities of any class, or securities convertible into capital stock or other equity securities or any rights, warrants or options to acquire any such convertible securities or capital stock or other equity securities, or (z) any other securities in respect of, in lieu of, or in substitution for, Interstate Common Stock outstanding on the date hereof;

          (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Interstate and any wholly owned Interstate Subsidiary;

          (d) directly or indirectly, split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for increases in salary, wages and benefits of officers or employees of Interstate or the Interstate Subsidiaries in accordance with past practice or increases in salary, wages and benefits granted to officers and employees of Interstate or the Interstate Subsidiaries in conjunction with new hires, promotions or other changes in job status or increases in salary, wages and benefits of employees of Interstate or the Interstate Subsidiaries pursuant to existing employment agreements or collective bargaining agreements entered into in the ordinary course of business, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from Interstate or any Interstate Subsidiary), (ii) pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of Interstate or any Interstate Subsidiary, or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

          (f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including any Intellectual Property of Interstate or any Interstate Subsidiary or any capital stock of the Interstate Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in each case in the ordinary course of business consistent with past practice), that are material to Interstate and the Interstate Subsidiaries, taken as a whole, or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Interstate Subsidiary and Interstate or another wholly owned Interstate Subsidiary;

          (g) (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that Interstate and the Interstate Subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Interstate Subsidiary and Interstate or another wholly owned Interstate Subsidiary or (iv) make any loans or advances to any employee or director of Interstate or any Interstate Subsidiary;

          (h) terminate, cancel or request any material change in, or agree to any material change in, any Contract, permit or license which is material to Interstate and the Interstate Subsidiaries taken as a whole, or enter into any Contract which would be material to Interstate and the Interstate Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; or make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of 10% of the capital expenditures provided for in Interstate's budget for Interstate and the Interstate Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to MeriStar);

          (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

          (j) waive, release, assign, settle or compromise any rights, claims or litigation in excess of $100,000 per event other than in the ordinary course of business consistent with past practice or as required by any Contract existing on the date of this Agreement;

          (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) the uninsured portion of which is in excess of $100,000 per event other than in the ordinary course of business consistent with past practice or as required by any Contract existing on the date of this Agreement;

          (l) enter into any agreement or arrangement that materially limits or otherwise restricts Interstate or any Interstate Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practice;

          (m) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax deficiency;

          (n) enter into or amend the material terms of any hotel management agreements or participating leases;

          (o) act or knowingly omit to act (or permit any licensee or sublicensee to do or omit to do any act) as a result of which any material Intellectual Property may become invalidated, abandoned or dedicated to the public domain;

          (p) except for changes required by applicable Law, GAAP or the National Association of Insurance Commissioners, make any material change in (i) any crediting, underwriting, actuarial, dividend, investment, financial reporting, marketing or accounting practice or policy followed by any Interstate Insurance Subsidiary or in any assumption underlying any such practice or policy, (ii) any method of calculating bad debt, contingencies or other reserve for financial reporting or any other accounting purposes (including, without limitation, any practice, policy, assumption or method relating to or affecting the determination of insurance in force, premium or investment income, Reserve Liabilities or operating ratios with respect to expenses, losses or lapses);

          (q) except for actions taken in the ordinary course of business in accordance with past practice with respect to insurance policies in force, make any material amendment of or fail to perform all of its obligations under, or waive any right under, or terminate any Contract that involves or would reasonably be expected to involve the annual expenditure or receipt by any Interstate Insurance Subsidiaries (or group thereof) of more than $50,000;

          (r) materially amend or terminate any Interstate Reinsurance Contract or any trust agreement or security agreement related thereto or enter into as ceding or assuming issuer any reinsurance, coinsurance or other similar contract or any trust agreement or security agreement related thereto; or

          (s) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.2 Conduct of Business of MeriStar. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the MeriStar Disclosure Letter or as is expressly contemplated by this Agreement and the MeriStar Voting Agreement, unless otherwise consented to in writing by Interstate or by the Interim Transaction Committee, as applicable:
(a) MeriStar shall use its reasonable best efforts to, and shall cause each of the MeriStar Subsidiaries to use its reasonable best efforts to, conduct its operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort then would be applied in the absence of this Agreement; and (b) MeriStar shall use, and shall cause each MeriStar Subsidiary to use, its reasonable best efforts to preserve intact the business organization of MeriStar and each of the MeriStar Subsidiaries, to keep available the services of the present officers and key employees of MeriStar and the MeriStar Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with MeriStar and the MeriStar Subsidiaries. Without limiting the generality of the foregoing, during such period except as set forth in Section 5.2 of the MeriStar Disclosure Letter or as is expressly contemplated by this Agreement, MeriStar shall not, and shall not permit any MeriStar Subsidiary to, without the prior written consent of Interstate until the Interim Transaction Committee is formed pursuant to Section 5.23, and thereafter without the prior written consent of the Interim Transactions Committee, which consent (in either case) shall not be unreasonably withheld or delayed:

          (a) except as required by applicable Law, adopt any amendment to the certificate of incorporation or bylaws of MeriStar or the comparable organizational documents of any MeriStar Subsidiary;

          (b) except for (i) issuances of capital stock of the MeriStar Subsidiaries to MeriStar or a wholly owned MeriStar Subsidiary, or in any circumstance of the type described in clause (e) below, (ii) issuances of MeriStar Common Stock, in accordance with the terms of the instruments governing such issuance on the date hereof, (iii) issuances pursuant to the exercise of MeriStar Stock Options or the MeriStar Employee Stock Purchase Plan outstanding on the date hereof, or (iv) issuances pursuant to the exercise of the MeriStar Rights, issue, reissue, sell or pledge, or authorize the issuance, reissuance, sale or pledge of (y) additional shares of capital stock or other equity securities of any class, or securities convertible into capital stock or other equity securities or any rights, warrants or options to acquire any such convertible securities or capital stock or other equity securities, or (z) any other securities in respect of, in lieu of, or in substitution for, MeriStar Common Stock outstanding on the date hereof;

          (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between MeriStar and any wholly owned MeriStar Subsidiary;

          (d) directly or indirectly, split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for increases in salary, wages and benefits of officers or employees of MeriStar or the MeriStar Subsidiaries in accordance with past practice or increases in salary, wages and benefits granted to officers and employees of MeriStar or the MeriStar Subsidiaries in conjunction with new hires, promotions or other changes in job status or increases in salary, wages and benefits of employees of MeriStar or the MeriStar Subsidiaries pursuant to existing employment agreements or collective bargaining agreements entered into in the ordinary course of business, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from MeriStar or any MeriStar Subsidiary), (ii) pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of MeriStar or any MeriStar Subsidiary, or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

          (f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including any Intellectual Property of MeriStar or any MeriStar Subsidiary or any capital stock of the MeriStar Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in each case in the ordinary course of business consistent with past practice), that are material to MeriStar and the MeriStar Subsidiaries, taken as a whole, or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned MeriStar Subsidiary and MeriStar or another wholly owned MeriStar Subsidiary;

          (g) (i) incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that MeriStar and the MeriStar Subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned MeriStar Subsidiary and MeriStar or another wholly owned MeriStar Subsidiary or (iv) make any loans or advances to any employee or director of MeriStar or any MeriStar Subsidiary;

          (h) terminate, cancel or request any material change in, or agree to any material change in, any Contract, permit or license which is material to MeriStar and the MeriStar Subsidiaries taken as a whole, or enter into any Contract which would be material to MeriStar and the MeriStar Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; or make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of 10% of the capital expenditures provided for in MeriStar's budget for MeriStar and the MeriStar Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to Interstate);

          (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

          (j) waive, release, assign, settle or compromise any rights, claims or litigation in excess of $100,000 per event other than in the ordinary course of business consistent with past practice or as required by any Contract existing as of the date of this Agreement;

          (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) the uninsured portion of which is in excess of $100,000 per event other than in the ordinary course of business consistent with past practice or as required by any Contract existing as of the date of this Agreement;

          (l) enter into any agreement or arrangement that materially limits or otherwise restricts MeriStar or any MeriStar Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than in the ordinary course of business consistent with past practice;

          (m) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax deficiency;

          (n) enter into or amend the material terms of any hotel management agreements or participating leases;

          (o) act or knowingly omit to act (or permit any licensee or sublicensee to do or omit to do any act) as a result of which any material Intellectual Property may become invalidated, abandoned or dedicated to the public domain;

          (p) except for actions taken in the ordinary course of business in accordance with past practice, make any material amendment of or fail to perform all of its obligations under, or waive any right under, or terminate any BridgeStreet Ordinary Course Lease that involves or would reasonably be expected to involve, either individually or in the aggregate, the annual expenditure or receipt by BridgeStreet or any of its affiliates of more than $50,000; or

          (q) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.3 Notification of Certain Matters. MeriStar and Interstate shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of MeriStar, a Material Adverse Effect on MeriStar or, in the case of Interstate, a Material Adverse Effect on Interstate, (b) any failure of Interstate or MeriStar, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement, (d) the commencement of any suit, action or proceeding that seeks to prevent, seeks damages in respect of, or otherwise relates to the consummation of the transactions contemplated by this Agreement, and (e) the receipt of notice of
(i) any adverse determination or development (including, without limitation, the institution of, or any adverse determination or development in, any proceeding in the United States Patent and Trademark Office (the "PTO") or the United States Copyright Office (the "Copyright Office") or equivalent office in any foreign jurisdiction or any court or tribunal), other than non-final determinations of the PTO or the Copyright Office, regarding ownership of any material Intellectual Property or the right to register the same or to keep, maintain and use the same and (ii) any material infringement of any material Intellectual Property of which it becomes aware.

     SECTION 5.4  Proxy Statement.

     (a) As promptly as practicable after the execution of this Agreement, MeriStar and Interstate shall jointly prepare and MeriStar shall file with the SEC a single document that will constitute (i) the proxy statement of Interstate relating to the meeting of Interstate's stockholders (the "Interstate Stockholders Meeting") to be held to consider approval and adoption of the Interstate Proposals, (ii) the proxy statement of MeriStar relating to the meeting of MeriStar's stockholders (the "MeriStar Stockholders Meeting") to be held to consider approval of the MeriStar Proposals and (iii) the registration statement on Form S-4 of MeriStar (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of Surviving Corporation Common Stock to be issued to the stockholders of Interstate in connection with the Merger. Substantially contemporaneously with the filing of the Proxy Statement with the SEC, copies of the Proxy Statement shall be provided to the NYSE and the NASDAQ. MeriStar and Interstate shall each use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "Registration Statement Effective Date"), MeriStar shall take all or any reasonable action required under any applicable Law in connection with the issuance of Surviving Corporation Common Stock pursuant to the Merger. Each of MeriStar and Interstate shall furnish all information concerning MeriStar or Interstate as the other party may reasonably request in connection with such actions and the preparation of the definitive proxy statement forming a part of the Registration Statement (the "Proxy Statement"). As promptly as practicable after the Registration Statement Effective Date, the Proxy Statement and all associated materials (collectively, the "Proxy Materials") will be mailed to the stockholders of MeriStar and Interstate. MeriStar and Interstate shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Securities Act, (ii) the Exchange Act, including Sections 14(a) and 14(d) thereof, (iii) the rules and regulations of the NYSE,
(iv) the rules and regulations of the NASDAQ, (v) the DGCL and (vi) the MGCL.

     (b) (1) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of Interstate to the stockholders of Interstate that they vote in favor of the Interstate Proposals (the "Interstate Board Recommendation"); provided, however, that the Board of Directors of Interstate may, at any time prior to the Effective Time, withdraw, modify or otherwise change any such recommendation pursuant to, but only in compliance with, Section 5.7(b). In addition, the Proxy Statement will include a copy of the written opinion of the Interstate Financial Advisor referred to in Section 3.18.

     (2) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of MeriStar to the stockholders of MeriStar that they vote in favor of the MeriStar Proposals (the "MeriStar Board Recommendation"); provided, however, that the Board of Directors of MeriStar may, at any time prior to the Effective Time, withdraw, modify or otherwise change any such recommendation pursuant to but only in compliance with, Section 5.8(b). In addition, the Proxy

Statement will include a copy of the written opinion of the MeriStar Financial Advisor referred to in Section 4.18.

     (c) No amendment or supplement to the Proxy Statement shall be made without the approval of each of MeriStar and Interstate, which approval shall not be unreasonably withheld or delayed. Each of MeriStar and Interstate shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the MeriStar Common Stock issuable as Surviving Corporation Common Stock in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC, the NYSE or the NASDAQ for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) The information supplied by Interstate for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) is first mailed to the stockholders of each of MeriStar and Interstate, (iii) the time of Interstate Stockholders Meeting, and (iv) the time of MeriStar Stockholders Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Interstate or any Interstate Subsidiary, or their respective officers or directors, should be discovered by Interstate that, in Interstate's reasonable judgment after the receipt of advice from its independent legal counsel, should be set forth in an amendment or a supplement to the Proxy Statement, Interstate shall promptly inform MeriStar. All documents that Interstate is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply as to form and substance in all material respects with the applicable requirements of the MGCL, the Securities Act and the Exchange Act.

     (e) The information supplied by MeriStar for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the stockholders of each of MeriStar and Interstate, (iii) the time of the Interstate Stockholders Meeting, and (iv) the time of the MeriStar Stockholders Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to MeriStar or any MeriStar Subsidiary, or their respective officers or directors, should be discovered by MeriStar that, in MeriStar's reasonable judgment after the receipt of advice from its independent legal counsel, should be set forth in an amendment or a supplement to the Proxy Statement, MeriStar shall promptly inform Interstate. All documents that MeriStar is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply as to form and substance in all material aspects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

     (f) Interstate and MeriStar shall each furnish to the other copies of any forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act or the Exchange Act, which it files with the SEC on or after the date hereof, and Interstate and MeriStar, as the case may be, represents and warrants that, as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of Interstate and its consolidated subsidiaries or MeriStar and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows and other information included therein for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and subject to normal year-end adjustments that would not, individually or in the aggregate, be material in amount or effect.

     SECTION 5.5  Stockholders' Actions.

     (a) Interstate shall call and hold the Interstate Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the Interstate Proposals, and MeriStar and Interstate shall cooperate with each other to cause the Interstate Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of Interstate. Interstate shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the Interstate Proposals and shall take all other action necessary or advisable to secure the Requisite Interstate Vote, except to the extent that taking such actions would cause the Board of Directors to violate the duties of the Board of Directors of Interstate under applicable Law, as determined in good faith by a majority of the disinterested members thereof, having received advice of outside counsel.

     (b) MeriStar shall call and hold the MeriStar Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the MeriStar Proposals, and MeriStar and Interstate shall cooperate with each other to cause the MeriStar Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of MeriStar. MeriStar shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the MeriStar Proposals and shall take all other action necessary or advisable to secure the Requisite MeriStar Vote, except to the extent that the Board of Directors of MeriStar determines in good faith that doing so would cause the Board of Directors of MeriStar to breach its fiduciary duties to MeriStar's stockholders under applicable Law, after receipt of advice to such effect from independent legal counsel.

     (c) MeriStar and Interstate shall coordinate and cooperate with respect to the timing of the Interstate Stockholders Meeting and the MeriStar Stockholders Meeting and shall use their reasonable best efforts to hold such meetings on the same day.

     SECTION 5.6  Access to Information; Confidentiality.

     (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which MeriStar or Interstate or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, MeriStar and Interstate shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, lenders, financial advisors, investment bankers, agents and other representatives (collectively, "Representatives")) access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.6 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated June 13, 2001 (the "Confidentiality Agreement"), between MeriStar and Interstate with respect to the information disclosed under this Section 5.6, and this Section 5.6(b) shall survive the termination of this Agreement.

     SECTION 5.7  No Solicitation by Interstate.

     (a) Interstate shall not, nor shall it permit any of the Interstate Subsidiaries to, nor shall it authorize or permit any Representative of Interstate or any of the Interstate Subsidiaries to, (i) solicit, initiate, or encourage the submission of any Interstate Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any Interstate Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Interstate or the Interstate Subsidiaries in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Interstate Acquisition Proposal; provided, however, that prior to the Interstate Stockholders Meeting, the Board of Directors of Interstate, to the extent required by its duties under applicable Law as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person or entity that makes or expresses a bona fide intention to make an unsolicited Interstate Acquisition Proposal, provided that the Board of Directors of Interstate first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such Person or entity has the ability and financial resources to consummate a Interstate Superior Proposal (as determined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a Representative of Interstate or of any of the Interstate Subsidiaries, whether or not such person is purporting to act on behalf of Interstate, a Interstate Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by Interstate. For all purposes of this Agreement, "Interstate Acquisition Proposal" means any proposal other than a proposal by MeriStar or a MeriStar Subsidiary, for a merger, consolidation, share exchange, business combination or other similar transaction involving Interstate or any of its significant subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to stockholders of Interstate), other than a proposal or offer by MeriStar or a MeriStar Subsidiary, to acquire in any manner, directly or indirectly, securities representing more than 30% of the outstanding voting power of Interstate on the date hereof, or 30% or more of the consolidated assets of Interstate. Interstate immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Interstate Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Interstate may, after receipt of an unsolicited Interstate Acquisition Proposal, request such information as may be necessary to determine whether the Person or entity making such Interstate Acquisition Proposal has the ability and financial resources to consummate a Interstate Superior Proposal.

     (b) Neither the Board of Directors of Interstate nor any committee thereof shall (i) withdraw, modify or otherwise change, or propose publicly to withdraw, modify or otherwise change, in a manner adverse to MeriStar, the Interstate Board Recommendation or (ii) approve or recommend, or propose to approve or recommend, any Interstate Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Interstate, to the extent required by its duties under applicable Law as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify or otherwise change the Interstate Board Recommendation) a Interstate Superior Proposal (as defined below). For purposes of this Agreement, a "Interstate Superior Proposal" means a bona fide written proposal made by a third party to acquire Interstate pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of Interstate determines in their good faith judgment (after consultation with nationally-recognized independent financial advisors and after taking into account all legal, financial, regulatory and other material aspects of such proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of MeriStar and the MeriStar Subsidiaries) to be more favorable to Interstate and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being obtained by such third party.

     (c) Interstate shall promptly advise MeriStar orally and in writing of any Interstate Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Interstate Acquisition Proposal, the material terms and conditions of such Interstate Acquisition Proposal or inquiry and the identity of the person making any such Interstate Acquisition Proposal or inquiry. Interstate shall keep MeriStar fully informed of the status and details of any such Interstate Acquisition Proposal or inquiry. Interstate shall give MeriStar at least three days' advance notice of any information to be supplied to, and at least five days' advance notice of any agreement to be entered into with, any person making a Interstate Acquisition Proposal.

     (d) Nothing contained in this Section 5.7 will prohibit Interstate from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Interstate's stockholders if the Board of Directors of Interstate determines that such disclosure is necessary in order to comply with the Board of Directors of Interstate's duties under applicable Law.

     SECTION 5.8  No Solicitation by MeriStar.

     (a) MeriStar shall not, nor shall it permit any of the MeriStar Subsidiaries to, nor shall it authorize or permit any Representative of MeriStar or any of the MeriStar Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any MeriStar Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any MeriStar Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to MeriStar or the MeriStar Subsidiaries in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any MeriStar Acquisition Proposal; provided, however, that prior to the MeriStar Stockholders Meeting, to the extent required by the duties of the Board of Directors of MeriStar under applicable Law, as determined in good faith by a majority of the disinterested members thereof after consultation with and receipt of advice from independent legal counsel, MeriStar may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any person or entity that makes or expresses a bona fide intention to make an unsolicited MeriStar Acquisition Proposal, provided that the Board of Directors of MeriStar first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such Person or entity has the ability and financial resources to consummate a MeriStar Superior Proposal (as determined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a Representative of MeriStar or of any of the MeriStar Subsidiaries, whether or not such person is purporting to act on behalf of MeriStar, a MeriStar Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by MeriStar. For all purposes of this Agreement, "MeriStar Acquisition Proposal" means any proposal other than a proposal by Interstate or a Interstate Subsidiary, for a merger, consolidation, share exchange, business combination or other similar transaction involving MeriStar or any of its significant subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to stockholders of MeriStar), other than a proposal or offer by Interstate or a Interstate Subsidiary, to acquire in any manner, directly or indirectly, securities representing more than 30% of the outstanding voting power of MeriStar on the date hereof, or 30% or more of the consolidated assets of MeriStar. MeriStar immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any MeriStar Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of MeriStar may, after receipt of an unsolicited MeriStar Acquisition Proposal, request such information as may be necessary to determine whether the Person or entity making such MeriStar Acquisition Proposal has the ability and financial resources to consummate a MeriStar Superior Proposal.

     (b) None of the Board of Directors of MeriStar nor any committee or subcommittee thereof shall (i) withdraw, modify or otherwise change, or propose publicly to withdraw, modify or otherwise change, in a manner adverse to Interstate, the MeriStar Board Recommendation or (ii) approve or recommend, or propose to approve or recommend, any MeriStar Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of MeriStar, to the extent required by the duties of the Board of Directors of MeriStar under applicable Law, as determined in good faith by a majority of the disinterested members thereof after consultation with and receipt of advice from independent legal counsel, may approve or recommend (and, in connection therewith, withdraw or modify or otherwise change the MeriStar Board Recommendation) a MeriStar Superior Proposal (as defined below). For purposes of this Agreement, a "MeriStar Superior Proposal" means a bona fide written proposal made by a third party to acquire MeriStar pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of MeriStar determines in their good faith judgment (after consultation with nationally-recognized independent financial advisors and after taking into account all legal, financial, regulatory and other material aspects of such proposal, the person making the proposal, the strategic benefits to be derived from the Merger and the long-term prospects of Interstate and the Interstate Subsidiaries) to be more favorable to MeriStar and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being obtained by such third party.

     (c) MeriStar shall promptly advise Interstate orally and in writing of any MeriStar Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any MeriStar Acquisition Proposal, the material terms and conditions of such MeriStar Acquisition Proposal or inquiry and the identity of the person making any such MeriStar Acquisition Proposal or inquiry. MeriStar shall keep Interstate fully informed of the status and details of any such MeriStar Acquisition Proposal or inquiry. MeriStar shall give Interstate at least three days' advance notice of any information to be supplied to, and at least five days' advance notice of any agreement to be entered into with, any person making a MeriStar Acquisition Proposal.

     (d) Nothing contained in this Section 5.8 will prohibit MeriStar from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to MeriStar's stockholders if the Board of Directors of MeriStar determines that such disclosure is necessary in order to comply with the Board of Directors of MeriStar's duties under applicable Law.

     SECTION 5.9 Additional Agreements. Concurrently with, at or prior to the signing of this Agreement:

          (a) The MeriStar Voting Agreement, the Interstate Voting Agreement, and the Conversion Incentive Agreement shall have been duly executed and delivered by all parties thereto.

          (b) A commitment for refinancing from senior lenders for a term of at least three years following the Closing shall have been secured by MeriStar (the "Commitment Letter") and all necessary consents from MeriStar's other lenders, including the REIT, for such refinancing (the "Refinancing") shall have been obtained.

          (c) The parties to (i) the Investor Agreement among Interstate, CGLH Partners I LP and CGLH Partners II LP, dated as of August 31, 2000 (the "CGLH Investor Agreement"), (ii) the Securities Purchase Agreement among Interstate, CGLH Partners I LP and CGLH Partners II LP, dated as of August 31, 2000 (the "CGLH Purchase Agreement"); and (iii) the Registration Rights Agreement, dated October 20, 2000, by and between Interstate, CGLH Partners I LP and CGLH Partners II LP (the "CGLH Registration Rights Agreement"), shall have agreed to terminate such agreements as of the Effective Time.

          (d) The parties to the Agreement of Limited Partnership of CGLH-IHC Fund I, L.P., among Interstate, CGLH Partners III LP and CGLH Partners IV LP, Interstate Investment Corporation and Interstate Property Partnership, L.P. dated as of October 20, 2000 (the "CGLH Limited Partnership Agreement") shall have agreed and acknowledged that (i) there are no limitations of any kind that can be asserted by such parties with respect to the business activities of the Surviving Corporation or any of its subsidiaries following the consummation of the Merger, including, without limitation, investments in hotel or resort properties or in entities that invest in hotel or resort properties; and (ii) there is no limitation or restriction on the use of the proceeds by MeriStar or any of its subsidiaries from the sale of the Interstate Series B Preferred Stock and Interstate Convertible Notes following the consummation of the Merger.

          (e) REIT shall have executed and provided, and, as appropriate, caused its affiliates to execute and provide a letter agreement in the form attached hereto as Schedule 5.9.

          (f) The limited liability company agreement of Interstate Hotels, LLC shall have been amended in the form attached hereto as Schedule 5.9(f).

     SECTION 5.10  Directors' and Officers' Indemnification and Insurance.

     (a) MeriStar agrees that all rights to indemnification now existing in favor of any director, officer, employee or agent of Interstate and the Interstate Subsidiaries (the "Indemnified Parties") as provided in their respective corporate governance documents, in an agreement between an Indemnified Party and Interstate or one of the Interstate Subsidiaries, or otherwise, in each case as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of Interstate or any of the Interstate Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, Interstate or any of the Interstate Subsidiaries, occurring prior to the Effective Time, including the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring at or after the Effective Time, the Surviving Corporation shall pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

     (b) MeriStar agrees that, from and after the Effective Time, the Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Interstate; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous, taken as a whole, and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by Interstate prior to the date of this Agreement, and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.10(b), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (c) The provisions of this Section 5.10 are intended to be for the benefit of each Indemnified Party and his or her heirs and representatives.

     SECTION 5.11 Affiliates. Prior to the later of (x) the 30th day after the date of this Agreement and (y) the 15th day after the record date for the Interstate Stockholders Meeting, (i) Interstate shall deliver to MeriStar a letter identifying all persons who may be deemed to be affiliates of Interstate under Rule 145 of the Securities Act as of the record date for the Interstate Stockholders Meeting, including, without limitation, all of its directors and executive officers; and (ii) Interstate shall advise the persons identified in such letter ("Rule 145 Affiliates") of the resale restrictions imposed by applicable securities Laws and shall use its reasonable best efforts to obtain from each person identified in such letter a written agreement, substantially in the form of Annex I to this Agreement (a "Rule 145 Affiliate Agreement"). Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation shall be entitled to withhold, or to instruct the Exchange Agent to withhold, certificates representing Surviving Corporation Common Stock to be received by any such stockholder, until such time as MeriStar or the Surviving Corporation has received a duly executed and delivered Rule 145 Affiliate Agreement from such Rule 145 Affiliate.

     SECTION 5.12 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties to this Agreement agrees to use its reasonable best efforts consistent with the duties under applicable Laws of the Board of Directors of such party to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, as promptly as practicable, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing contained in this Agreement shall give MeriStar or Interstate, directly or indirectly, rights to control or direct the other party's operations prior to the Effective Time.

     SECTION 5.13  Consents; Filings; Further Action.

     (a) Without limiting the generality of Section 5.12 hereof, subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its reasonable best efforts to (i) obtain any consent, license, approval, authorization or permit of, waiver by, or order of, make any filing with, and provide any notification to, any Governmental Entity that is required to be obtained or made by MeriStar or Interstate or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) the DGCL,
(D) the MGCL, (E) any other applicable Law, (F) the rules and regulations of the NYSE, and (G) the rules and regulations of the NASDAQ. The parties to this Agreement shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents (other than any filings under the HSR Act) to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document unless such filing is required by applicable Law. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

     (b) Without limiting the generality of Section 5.12 hereof, each party to this Agreement shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. Each party shall advise the other parties promptly in respect of any understandings, undertakings or agreements (oral or written) which such party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority. Notwithstanding the foregoing, nothing in this Section 5.13 shall require, or be construed to require, MeriStar or Interstate, in connection with the receipt of any regulatory approval, to proffer to, or agree to (A) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of MeriStar, Interstate or the Surviving Corporation or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by MeriStar or Interstate, as the case may be, of any of its assets or businesses) or (B) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could reasonably be expected to result in a Material Adverse Effect on MeriStar, a Material Adverse Effect on Interstate, a Material Adverse Effect on the Surviving Corporation or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

     SECTION 5.14 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, or any of its affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

     SECTION 5.15 Public Announcements. MeriStar and Interstate shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NYSE or NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

     SECTION 5.16 Stock Exchange Listings and De-Listings. MeriStar shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Effective Time. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Interstate Class A Common Stock to be de-listed from the NASDAQ and the Interstate Common Stock to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

     SECTION 5.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of MeriStar and Interstate and its respective board of directors shall grant such approvals and take such other actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     SECTION 5.18 Dividends. Interstate and MeriStar shall coordinate with each other with respect to the declaration, setting of record dates and payment dates of dividends on Interstate Common Stock and MeriStar Common Stock and Surviving Corporation Common Stock so that holders of Interstate Common Stock do not receive dividends on Interstate Common Stock and the Surviving Corporation Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Interstate Common Stock or the Surviving Corporation Common Stock received in the Merger in respect of any calendar quarter and so that holders of MeriStar Common Stock do not receive dividends more than one time in respect of any calendar quarter.

     SECTION 5.19 Interstate Rights Agreement. Without the prior written consent of MeriStar, the Board of Directors of Interstate shall not (a) amend the Interstate Rights Agreement or (b) take any action with respect to, or make any determination under, the Interstate Rights Agreement, including a redemption of the Interstate Stockholder Rights.

     SECTION 5.20 MeriStar Rights Agreement. Without the prior written consent of Interstate, the Board of Directors of MeriStar shall not (a) amend the MeriStar Rights Agreement or (b) take any action with respect to, or make any determination under, the MeriStar Rights Agreement, including a redemption of the MeriStar Rights.

     SECTION 5.21  NYSE Listing Criteria Compliance.

     (a) Prior to the Effective Time, MeriStar may take such actions as may be reasonably required in order to maintain compliance with the continued listing criteria contained in Paragraph 802 of the New York Stock Exchange Listed Company Manual (the "NYSE Continued Listing Criteria") with the prior written consent of Interstate, such consent not to be unreasonably withheld or delayed; provided, however, that MeriStar shall be permitted to engage in a reverse split of the MeriStar Common Stock or combination of the MeriStar Common Stock in order to comply with the NYSE Continued Listing Criteria without the consent of Interstate, so long as appropriate adjustments to the Exchange Ratio are made pursuant to Section 2.1(c) hereof.

     (b) MeriStar may also include, as a proposal to be voted upon at the MeriStar Stockholders Meeting, a proposal to amend its certificate of incorporation under Section 242(a)(3) of the DGCL in order to effect, as of immediately following the Effective Time, a reverse split of the Surviving Corporation Common Stock or combination of the Surviving Corporation Common Stock in order to comply with the NYSE Continued Listing Criteria.

     SECTION 5.22 Rule 16b-3 Approvals. The Board of Directors or Compensation Committee of each of Interstate and MeriStar shall grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of shares of Interstate Common Stock and the acquisition in the Merger of shares of Surviving Corporation Common Stock, and the conversion of Interstate Stock Options into MeriStar Exchange Options, to be exempt from the provisions of Section 16(b) of the Exchange Act.

     SECTION 5.23 Interim Transactions Committee. Immediately following satisfaction of the condition listed in Section 6.1(c), MeriStar and Interstate shall constitute and establish a committee, which will evaluate and consider any proposed action or transaction of the type referred to in Section 5.1 or 5.2 of this Agreement (the "Interim Transactions Committee"). The Interim Transactions Committee shall consist of the individuals listed on Annex C hereto. The Interim Transactions Committee shall act only by unanimous consent of the members thereof. The Interim Transactions Committee shall be abolished at the Effective Time.

                                   ARTICLE VI

                                   CONDITIONS

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions; provided, however, that a party may not assert that it is not obligated to effect the Merger and consummate the other transactions contemplated by this Agreement based on a failure to fulfill the conditions listed in this Section 6.1 if such failure is caused primarily by the actions or omissions of such party or its affiliates:

          (a) Stockholder Approval. (i) The Interstate Proposals shall have been duly approved by the Requisite Interstate Vote; and (ii) the MeriStar Proposals shall have been duly approved by the Requisite MeriStar Vote.

          (b) Listing. The shares of Surviving Corporation Common Stock issuable to Interstate's stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

          (d) Consents. All consents, approvals, authorizations and permits of, filings with, and notifications to any Governmental Entity required to be obtained or made in order to permit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained or made, free of any condition that could reasonably be expected to result in a Material Adverse Effect on MeriStar, a Material Adverse Effect on Interstate or a Material Adverse Effect on the Surviving Corporation.

          (e) Injunctions. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that, individually or in the aggregate with all other such Laws, orders, injunctions or decrees, could reasonably be expected to result in a Material Adverse Effect on MeriStar, a Material Adverse Effect on Interstate or a Material Adverse Effect on the Surviving Corporation.

          (f) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (g) Loan Agreement. A definitive agreement providing for the Refinancing on substantially the terms and conditions set forth in the Commitment Letter shall be in full force and effect and all conditions to the initial funding thereunder shall have been satisfied or waived by the parties thereto.

          (h) Conversion of Interstate Convertible Securities. The Principal Interstate Stockholders shall have converted the Interstate Convertible Securities into Interstate Common Stock in accordance with the Interstate Voting Agreement.

          (i) Director Resignations. MeriStar shall have caused the resignation of all directors prior to the Effective Time who are not persons specified on Annex A in accordance with the certificate of incorporation and bylaws of MeriStar.

     SECTION 6.2 Conditions to Obligations of MeriStar. The obligations of MeriStar to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date are also subject to the satisfaction or waiver by MeriStar at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Interstate set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Interstate set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and MeriStar shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Interstate contained in this Agreement are so qualified) signed on behalf of Interstate by an executive officer of Interstate to such effect.

          (b) Performance of Obligations of Interstate. Interstate shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MeriStar shall have received a certificate signed on behalf of Interstate by an executive officer of Interstate to such effect.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on Interstate, and MeriStar shall have received a certificate of an executive officer of Interstate to such effect.

          (d) Consents Under Agreements. Interstate shall have obtained the consent, authorization, approval, permit or waiver of, made any filing with, and provided any notification to each person that is not a Governmental Entity and is a party to an agreement with Interstate whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement and that does not otherwise have a right to terminate such agreement with Interstate on less than 90 days prior written notice without payment of a fee in connection therewith, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Interstate, and no such consent, authorization, approval, permit or waiver, shall have been withdrawn.

          (e) Tax Opinion. MeriStar shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to MeriStar, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to MeriStar Stockholders, and subsequently, on the Closing Date, in form and substance reasonably satisfactory to MeriStar, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, and that MeriStar and Interstate will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from each of MeriStar and Interstate, which letters shall be in such form and substance as may reasonably be required by Paul, Weiss, Rifkind, Wharton & Garrison and Arnold & Porter. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Each of Paul, Weiss, Rifkind, Wharton & Garrison and Arnold & Porter shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

          (f) Termination of Existing Investor Agreements. The CGLH Investor Agreement, the CGLH Purchase Agreement and the CGLH Registration Rights Agreement shall have been terminated as described in Section 5.9(c).

     SECTION 6.3 Conditions to Obligations of Interstate. The obligations of Interstate to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date are also subject to the satisfaction or waiver by Interstate at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of MeriStar set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of MeriStar set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Interstate shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of MeriStar contained in this Agreement are so qualified) signed on behalf of MeriStar by an executive officer of MeriStar to such effect.

          (b) Performance of Obligations of MeriStar. MeriStar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Interstate shall have received a certificate signed by an executive officer of MeriStar on behalf of MeriStar to such effect.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on MeriStar, and Interstate shall have received a certificate of an executive officer of MeriStar to such effect.

          (d) Consents Under Agreements. MeriStar shall have obtained the consent, authorization, approval, permit or waiver of, made any filing with, and provided any notification to each person that is not Governmental Entity and is a party to an agreement with MeriStar whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement and that does not otherwise have a right to terminate such agreement with MeriStar on less than 90 days prior written notice without payment of a fee in connection therewith, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Interstate, and no such consent, authorization, approval, permit or waiver shall have been withdrawn.

          (e) Tax Opinion. Interstate shall have received the opinion of Arnold & Porter, counsel to Interstate, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to Interstate Stockholders, and subsequently, on the Closing Date, in form and substance reasonably satisfactory to Interstate, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that MeriStar and Interstate will be a party to that reorganization within the meaning of Section 368(b) of the Code which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from each of MeriStar and Interstate, which letters shall be in such form and substance as may reasonably be required by Paul, Weiss, Rifkind, Wharton & Garrison and Arnold & Porter. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Each of Paul, Weiss, Rifkind, Wharton & Garrison and Arnold & Porter shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

          (f) REIT Agreement. The REIT shall not have revoked its agreement or taken any other action that could, in whole or in part, affect the continued satisfaction of Section 5.9(e).

          (g) Registration Rights. MeriStar and certain of the Principal Interstate Stockholders shall have entered into a Registration Rights Agreement providing such stockholders with registration rights in respect of any shares of Surviving Corporation Common Stock which they own following the consummation of the Merger, which are substantially similar to the rights granted pursuant to the Registration Rights Agreement between Interstate and CGLH Partners I LP and CGLH Partners II LP, dated as of October 20, 2000.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

          (a) by mutual written consent of MeriStar (duly authorized by its Board of Directors) and Interstate (duly authorized by its Board of Directors);

          (b) by either MeriStar or Interstate, if the Effective Time shall not have occurred on or before October 31, 2002; (the "Termination Date") provided, however, that (i) the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose breach of any representation or warranty or failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) if the applicable federal antitrust authority seeks an order, injunction or decree with respect to the legality of the Merger under applicable antitrust Laws, the Termination Date may be extended prior to the termination of this Agreement by written notice of either MeriStar or Interstate to the other to the date that is 30 days following the date on which a ruling with respect to such an order, injunction or decree is entered by a trial court or administrative body; and (iii) if such order, injunction or decree has been entered, which has the effect of enjoining the consummation of the Merger and any party to this Agreement shall have commenced an appeal thereof, the Termination Date may be extended prior to the termination of this Agreement by written notice of either MeriStar or Interstate to the other to the date which is 30 days following the issuance of a decision by the applicable appeals court with respect to such an appeal; provided, further, that, notwithstanding anything to the contrary in this Section 7.1(b), in no event shall this Agreement be extended beyond December 31 2002;

          (c) by either MeriStar or Interstate, if any order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

          (d) by either MeriStar or Interstate, if (i)(x) the Interstate Proposals fail to receive the Requisite Interstate Vote at the Interstate Stockholders Meeting or any adjournment or postponement thereof or (y) the Interstate Stockholders Meeting is not held at least five days prior to the Termination Date or (ii)(x) the MeriStar Proposals fail to receive the Requisite MeriStar Vote at the MeriStar Stockholders Meeting or any adjournment or postponement thereof or (y) the MeriStar Stockholders Meeting is not held at least five days prior to the Termination Date;

          (e) by MeriStar, if Interstate has breached any representations or warranties of Interstate set forth in this Agreement that are qualified as to materiality or Material Adverse Effect, or materially breached any representations or warranties of Interstate set forth in this Agreement that are not so qualified (provided, however, that no representation or warranty shall be deemed to be breached due to any event or occurrence occurring subsequent to the date hereof), or failed to perform in any material respect any of the obligations of Interstate set forth in this Agreement and, if such breach or failure is curable by Interstate, such breach or failure continues for more than 30 days (or in the case of a breach of Section 5.7, two Business Days) after written notification from MeriStar to Interstate of MeriStar's intention to terminate;

          (f) by Interstate, if MeriStar has breached any representations and warranties of MeriStar set forth in this Agreement that are qualified as to materiality or Material Adverse Effect, or materially breached any representations or warranties of MeriStar set forth in this Agreement that are not so qualified (provided, however, that no representation or warranty shall be deemed to be breached due to any event or occurrence occurring subsequent to the date hereof), or failed to perform in any material respect any of the obligations of MeriStar set forth in this Agreement and, if such breach or failure is curable by MeriStar, such breach or failure continues for more than 30 days (or in the case of a breach of Section 5.8, two Business Days) after written notification from Interstate to MeriStar of Interstate's intention to terminate;

          (g) by MeriStar, if (i) the Board of Directors of Interstate withdraws, modifies or changes the Interstate Board Recommendation in a manner adverse to MeriStar or has resolved to do so, (ii) the Board of Directors of Interstate shall have recommended to the stockholders of Interstate a Interstate Acquisition Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of Interstate is commenced, other than any such offer commenced prior to the date of this Agreement, and the Board of Directors of Interstate fails, within 10 days after the commencement of such offer or such greater period as is permitted under applicable Law, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders), or
     (iv) the Board of Directors of Interstate modifies or changes its recommendation with respect to any existing tender offer or exchange offer for any outstanding shares of capital stock of Interstate in a manner adverse to MeriStar or has resolved to do so;

          (h) by Interstate, if (i) the Board of Directors of MeriStar withdraws, modifies or changes the MeriStar Board Recommendation in a manner adverse to Interstate or shall have resolved to do so, (ii) the Board of Directors of MeriStar shall have recommended to the stockholders of MeriStar a MeriStar Acquisition Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of MeriStar is commenced, and the Board of Directors of MeriStar fails, within 10 business days after the commencement of such offer or such greater period as is permitted under applicable Law, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (i) by MeriStar, if, prior to the MeriStar Stockholders Meeting, the Board of Directors of MeriStar shall have withdrawn or modified in accordance with Section 5.8 in any manner adverse to Interstate the MeriStar Board Recommendation in connection with, or approved or recommended, any MeriStar Superior Proposal; provided, however, that MeriStar may not terminate this Agreement pursuant to this Section 7.1(i) until three business days have elapsed following delivery to Interstate of written notice of such determination of MeriStar (which written notice will inform Interstate of the material terms and conditions of the MeriStar Superior Proposal); provided, further, however, that such termination under this Section 7.1(i) shall not be effective until MeriStar has made payment to Interstate of the amounts required to be paid pursuant to Section 7.3(c); or

          (j) by Interstate, if, prior to the Interstate Stockholders Meeting, the Board of Directors of Interstate shall have withdrawn or modified in accordance with Section 5.7 in any manner adverse to MeriStar the Interstate Board Recommendation in connection with, or approved or recommended, any Interstate Superior Proposal; provided, however, that Interstate may not terminate this Agreement pursuant to this Section 7.1(j) until three business days have elapsed following delivery to MeriStar of written notice of such determination of Interstate (which written notice will inform MeriStar of the material terms and conditions of the Interstate Superior Proposal); provided, further, however, that such termination under this Section 7.1(j) shall not be effective until Interstate has made payment to MeriStar of the amounts required to be paid pursuant to Section 7.3(b).

          (k) by Interstate, if, at any time prior to the Closing there shall have been a Material Adverse Effect on MeriStar and, if such Material Adverse Effect on MeriStar is curable by MeriStar, such Material Adverse Effect on MeriStar continues for more than 30 days after written notification from Interstate to MeriStar of Interstate's intention to terminate;

          (l) by MeriStar, if, at any time prior to the Closing there shall have been a Material Adverse Effect on Interstate and, if such Material Adverse Effect on Interstate is curable by Interstate, such Material Adverse Effect on Interstate continues for more than 30 days after written notification from MeriStar to Interstate of MeriStar's intention to terminate;

     SECTION 7.2 Effect of Termination. Except as provided in this Section 7.2, Section 7.3 and Section 5.6(b), in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of MeriStar and any MeriStar Subsidiaries, or Interstate and any Interstate Subsidiaries or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease; provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 7.3  Expenses and Fees Following Certain Termination Events.

     (a) Expenses. Except as otherwise provided in Sections 7.3(b) and (c), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expense, except that Expenses incurred for the SEC filing fees for the Proxy Statement and Registration Statement, the printing and mailing of the Proxy Materials commitment fees payable to lenders, and the filing fee under the HSR Act shall be shared equally by MeriStar and Interstate. For purposes of this Agreement, "Expenses" consist of all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, lenders, experts and consultants to a party to this Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement or the Proxy Materials, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

     (b) Fees and Expenses Payable by Interstate.

          (i) If this Agreement is terminated pursuant to Section 7.1(d)(i),
     (e), (g) or (j), then Interstate shall, upon such termination, pay as directed by MeriStar (1) a fee equal to $2,000,000, plus (2) the reimbursement of all of MeriStar's documented Expenses up to a maximum reimbursable amount of $500,000.

          (ii) Payment of any amounts under this Section 7.3(b) shall be made by wire transfer of immediately available funds to a bank account designated in writing by MeriStar.

     (c) Fees and Expenses Payable by MeriStar.

          (i) If this Agreement is terminated pursuant to Section 7.1(d)(ii),
     (f), (h) or (i), then MeriStar shall, upon such termination, pay as directed by Interstate (1) a fee equal to $2,000,000, plus (2) the reimbursement of all of Interstate's documented Expenses up to a maximum reimbursable amount of $500,000.

          (ii) Payment of any amounts under this Section 7.3(c) shall be made by wire transfer of immediately available funds to a bank account designated in writing by Interstate.

     (d) Interstate acknowledges that the agreements contained in this Section
7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MeriStar would not enter into this Agreement; accordingly, if Interstate fails to pay promptly amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, MeriStar commences a suit which results in a judgment against Interstate for all or a portion of such amounts, Interstate shall pay to MeriStar the reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, lenders, experts and consultants to MeriStar and MeriStar's affiliates) of MeriStar in connection with such suit, together with interest on the amounts payable to MeriStar at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

     (e) MeriStar acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Interstate would not enter into this Agreement; accordingly, if MeriStar fails to pay promptly the amounts due pursuant to
Section 7.3(c), and, in order to obtain such payment, Interstate commences a suit which results in a judgment against MeriStar for all or a portion of such amounts, MeriStar shall pay to Interstate the reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, lenders, experts and consultants to Interstate and Interstate's affiliates) of Interstate in connection with such suit, together with interest on the amounts payable to Interstate at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

     (f) This Section 7.3 shall survive the termination of this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.1  Certain Definitions.  For purposes of this Agreement:

          (a) The term "affiliate," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, REIT, MeriStar and the MeriStar Subsidiaries shall not be deemed to be affiliates of Interstate or the Interstate Subsidiaries, and Interstate and the Interstate Subsidiaries will not be deemed to be affiliates of REIT, MeriStar or the MeriStar Subsidiaries.

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

          (b) The term "business day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

          (c) The term "including" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

          (d) The term "knowledge," (i) as applied to Interstate means the actual knowledge of the persons listed in Section 8.1(d) of the Interstate Disclosure Letter and (ii) as applied to MeriStar means the actual knowledge of the persons listed in Section 8.1(d) of the MeriStar Disclosure Letter.

          (e) The term "Law" means any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree.

          (f) The term "Material Adverse Effect on Interstate" means any change in or effect on the business, assets, properties, results of operations or financial condition of Interstate or any Interstate Subsidiary that is materially adverse to Interstate and the Interstate Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Interstate to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

          (g) The term "Material Adverse Effect on MeriStar" means any change in or effect on the business, assets, properties, results of operations or financial condition of MeriStar or any MeriStar Subsidiary that is materially adverse to MeriStar and the MeriStar Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of MeriStar to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

          (h) The term "Material Adverse Effect on the Surviving Corporation" means any change in or effect on the business, assets, properties, results of operations or financial conditions of the Surviving Corporation or any of its subsidiaries, that is materially adverse to the Surviving Corporation and its subsidiaries, taken as a whole.

          (i) The term "person" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

          (j) The term "subsidiary" or "subsidiaries" means, with respect to MeriStar, Interstate or any other person, any entity of which MeriStar, Interstate or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.2 Survival. The representations and warranties in this Agreement and in any certificate delivered under this Agreement shall not survive the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement, the Confidentiality Agreement, the Interstate Disclosure Letter and the MeriStar Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 8.3 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     SECTION 8.4  GOVERNING LAW; WAIVER OF JURY TRIAL.

     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4(b).

     SECTION 8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

    If to MeriStar:

    MeriStar Hotels & Resorts, Inc.
    1010 Wisconsin Avenue
    Suite 500
    Washington, D.C. 20007
    Attention: Christopher L. Bennett, Esq.
    Telecopy: (207) 295-1026

    with a copy to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Richard S. Borisoff, Esq.
    Facsimile: (212) 757-3990

    If to Interstate:

    Interstate Hotels Corporation
    Foster Plaza Ten
    680 Andersen Drive
    Pittsburgh, PA 15220
    Attention: Timothy Q. Hudak, Esq.
    Facsimile: (412) 937-3116

    with copies to:

    Jones, Day, Reavis & Pogue
    599 Lexington Avenue
    New York, New York 10022
    Attention: Jere R. Thomson, Esq.
    Facsimile: (212) 755-7306

    Arnold & Porter
    515 Twelfth Street, NW
    Washington, D.C. 20004
    Attention: Blake D. Rubin, Esq.
    Facsimile: (202) 942-5999

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     SECTION 8.6 Entire Agreement. This Agreement (including any annexes to this Agreement), the Interstate Disclosure Letter and the MeriStar Disclosure Letter, the Confidentiality Agreement, the MeriStar Voting Agreement, the Interstate Voting Agreement, and Conversion Incentive Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement, with respect to the subject matter of this Agreement.

     SECTION 8.7 Binding Effect Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Except as provided in Section 5.10, this Agreement is not intended to confer upon any person other than the parties to this Agreement or their respective successors or permitted assigns any rights or remedies under this Agreement.

     SECTION 8.8 Amendment. This Agreement may be amended by the parties to this Agreement by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of Interstate or MeriStar, no amendment may be made that would change the amount or type of consideration into which each share of Interstate Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties to this Agreement.

     SECTION 8.9 Waiver. At any time prior to the Effective Time, any party to this Agreement who receives the benefit of, or has the right to enforce such obligation, representation, warranty, agreement or condition may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any agreement or condition contained in this Agreement. Any extension of time, waiver of a condition set forth in
Section 6.1, Section 6.2, or Section 6.3 or any determination that such a condition has been satisfied, will be effective only if made in writing by the party against whom such extension or waiver is to be effective and, unless otherwise specified in such writing, shall thereafter operate as an extension of time, waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.10 Obligations of MeriStar and of Interstate. Whenever this Agreement requires a MeriStar Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of MeriStar to cause that MeriStar Subsidiary to take that action. Whenever this Agreement requires a Interstate Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of Interstate to cause that Interstate Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Interstate Subsidiary or MeriStar Subsidiary, as applicable, to take that action.

     SECTION 8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     SECTION 8.12 Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, Schedule or annex, that reference shall be to a Section of or Schedule or annex to this Agreement unless otherwise indicated.

     SECTION 8.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder.

     SECTION 8.14 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                          MERISTAR HOTELS & RESORTS, INC.

                                          By:     /s/ PAUL W. WHETSELL
                                            ------------------------------------
                                              Name: Paul W. Whetsell
                                              Title: Chairman and Chief
                                              Executive Officer

                                          INTERSTATE HOTELS CORPORATION

                                          By:     /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt
                                              Title: Chief Executive Officer

                                                                    APPENDIX A-1

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 (this "Amendment"), dated as of June 3, 2002, to the Agreement and Plan of Merger (the "Agreement"), dated as of May 1, 2002, is entered into by and between Interstate Hotels Corporation, a Maryland corporation ("Interstate"), and MeriStar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar").

                                    RECITALS

     A. The respective Boards of Directors of Interstate and MeriStar have each determined to amend the provisions of the Agreement as more fully set forth in this Amendment.

     B. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound by this Amendment, agree as follows:

                                   AGREEMENT

     1. Annex A to the Agreement is hereby amended by deleting Annex A in its entirety and replacing it with Annex A in the form attached to this Amendment.

     2. Annex B to the Agreement is hereby amended by deleting the name "Alan Kanders" and replacing it with the name "Raymond C. Mikulich."

     3. Section 2.2 of the Agreement shall be deemed subparagraph (a) of Section
2.1 of the Agreement pursuant to this Amendment.

     4. Section 2.3 shall be deemed subparagraph (b) of Section 2.1 of the Agreement pursuant to this Amendment.

     5. Subparagraphs (a) through (d) of Section 2.3 of the Agreement shall be deemed subparagraphs (i) through (iv) of Section 2.1(b) of the Agreement pursuant to this Amendment.

     6. Sections 2.2 and 2.3 of the Agreement shall be followed by the words "INTENTIONALLY LEFT BLANK."

     7. Section 2.1(b)(i) of the Agreement (as used in this paragraph 7 and in paragraphs 8, 9 and 10 below, all section references are to sections of the Agreement following the amendments made by paragraphs 3 through 6 above) is hereby amended by replacing the defined term "Merger Consideration" at the end thereof with the defined term "Common Stock Merger Consideration."

     8. Section 2.1(b)(ii) of the Agreement shall be amended to add "and all Interstate Series B Preferred Stock" after "Interstate Common Stock" in the first line thereof and shall add "or Interstate Series B Preferred Stock" after "Interstate Common Stock" in the third and fourth lines thereof.

     9. Section 2.1(b)(iv) of the Agreement shall be amended to replace the words "Interstate Convertible Securities" with "Interstate Convertible Notes."

     10. Section 2.1(b) of the Agreement shall be amended to add the following at the end thereof:

          "(v) At the Effective Time, each share of Interstate Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be converted into (i) that number of shares
                                       A1-1
     of Surviving Corporation Common Stock equal to the Exchange Ratio multiplied by the number of shares of Interstate Common Stock into which such share of Interstate Series B Preferred Stock could be converted by the holder thereof as of immediately prior to the Effective Time (without regard to any limitations on conversion in the terms of such Interstate Series B Preferred Stock), subject to adjustment as provided in Section 2.2 hereof and subject to payment in lieu of fractional shares of Surviving Corporation Common Stock, if any, pursuant to Section 2.2(f) hereof and
     (ii) the MeriStar Rights to purchase MeriStar Series A Preferred Stock of MeriStar under the MeriStar Rights Agreement associated therewith (the "Series B Merger Consideration" and together with the "Common Stock Merger Consideration", the "Merger Consideration").

     11. Section 2.8(a) of the Agreement shall be amended to add the words "per share of Surviving Corporation Common Stock" immediately after the words "with an exercise price" and before the words "equal to the".

     12. Section 6.1 of the Agreement shall be amended to add the following at the end thereof, and Annex C, in the form attached to this Amendment, shall be added to the Agreement:

     "(j) Board Composition Agreement. MeriStar, Interstate, Interstate's principal investor group, Oak Hill Capital Partners, L.P. and parties related to it and Messrs. Whetsell, Emery, Jorns, Hewitt, Richardson and Kilkeary shall have entered into a stockholder and board composition agreement on substantially the terms set forth in Annex C hereto."

     13. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

     14. The provisions of Article VIII of the Agreement are incorporated by reference herein as if made herein.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties to this Amendment as of the date first written above.

                                          MERISTAR HOTELS & RESORTS, INC.

                                          By:  /s/ CHRISTOPHER L. BENNETT
                                            ------------------------------------
                                              Name: Christopher L. Bennett
                                              Title:   Secretary

                                          INTERSTATE HOTELS CORPORATION

                                          By:     /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt
                                              Title:   Chairman and Chief
                                                       Executive Officer

                                       A1-2

                                    ANNEX A

                                   ANNEX A TO
                          AGREEMENT AND PLAN OF MERGER

AMENDMENTS TO THE MERISTAR CERTIFICATE OF INCORPORATION

     1. Article I shall be restated to read in its entirety as follows:

      "The name of the corporation is Interstate Hotels & Resorts, Inc. (the "Corporation")."

     2. Section A of Article IV shall be amended and restated to read in its entirety as follows:

      "A. Capitalization. The total number of shares that the Corporation shall have the authority to issue is: two hundred and fifty-five million (255,000,000), which shall be two hundred and fifty million (250,000,000) shares of common stock, par value of one cent ($0.01) per share (the "Common Stock"), and five million (5,000,000) shares of preferred stock, par value of one cent ($0.01) per share (the "Preferred Stock")."

     3. Section B of Article V shall be amended and restated to read in its entirety as follows:

      "B. Number. Until the date (the "Termination Date") that is 18 months after the effective time of the merger between the Corporation and Interstate Hotels Corporation, a Maryland corporation, the Board shall consist of thirteen (13) members, and such number may be changed only with the affirmative vote of at least 75% of the then existing members of the Board. After the Termination Date, the Board shall consist of not less than three (3) and not more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board that would be in office, if no vacancy existed, whether or not present at a meeting."

     4. The following shall be added as Section J of Article V:

      "J. Nomination. Until the Termination Date, the Corporation shall nominate the following directors for election at each meeting of the Corporation's stockholders at which directors may be elected:

NAME                                                            CLASS
----                                                          ----------
Paul W. Whetsell............................................  Class I
Thomas F. Hewitt............................................  Class I
John Emery..................................................  Class I
J. Taylor Crandall..........................................  Class I
Karim J. Alibhai............................................  Class II
Joseph J. Flannery..........................................  Class II
Raymond C. Mikulich.........................................  Class II
Mahmood J. Khimji...........................................  Class II
Sherwood M. Weiser..........................................  Class II
Steven D. Jorns.............................................  Class III
James B. McCurry............................................  Class III
Leslie R. Doggett...........................................  Class III
John J. Russell, Jr. .......................................  Class III"

AMENDMENTS TO THE MERISTAR BYLAWS

     1. Section 3.2 of Article 3 shall be amended and restated to read in its entirety as follows:

      "3.2 Number; Qualification. Until the date (the "Termination Date") that is 18 months after the effective time of the merger between the Corporation and Interstate Hotels Corporation, a

                                       A1-3

      Maryland corporation, the Board shall consist of thirteen (13) members, and such number may be changed only with the affirmative vote of at least 75% of the then existing members of the Board. After the Termination Date, the Board shall consist of not less than three (3) and not more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board that would be in office, if no vacancy existed, whether or not present at a meeting. Directors need not be stockholders."

     2. The following shall be added as Section 3.19 of Article 3:

      "3.19 Nomination. Until the Termination Date, the Corporation shall nominate the following directors for election at each meeting of the Corporation's stockholders at which directors may be elected:

NAME                                                            CLASS
----                                                          ----------
Paul W. Whetsell............................................  Class I
Thomas F. Hewitt............................................  Class I
John Emery..................................................  Class I
J. Taylor Crandall..........................................  Class I
Karim J. Alibhai............................................  Class II
Joseph J. Flannery..........................................  Class II
Raymond C. Mikulich.........................................  Class II
Mahmood J. Khimji...........................................  Class II
Sherwood M. Weiser..........................................  Class II
Steven D. Jorns.............................................  Class III
James B. McCurry............................................  Class III
Leslie R. Doggett...........................................  Class III
John J. Russell, Jr. .......................................  Class III"

                                       A1-4

                                    ANNEX C

                                   ANNEX C TO
                          AGREEMENT AND PLAN OF MERGER

BOARD COMPOSITION AGREEMENT

     As a condition to the obligations of both MeriStar and Interstate to complete the merger, the combined company, Interstate's principal investor group, Oak Hill Capital Partners, L.P. and parties related to it and Messrs. Whetsell, Emery, Jorns, Hewitt, Richardson and Kilkeary will enter into a stockholder and board composition agreement.

     The agreement will provide that, during the 18 months after the completion of the merger:

     - if any of Ms. Doggett or Messrs. Jorns, McCurry, Whetsell, Emery or Crandall or any replacement as director for any of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, Mr. Whetsell or his replacement as director, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - if any of Messrs. Flannery, Khimji, Mikulich, Alibhai or Weiser or any replacement as director for any of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, then the majority of that group of individuals, including any of their replacements, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - if all of Messrs. Flannery, Khimji, Mikulich, Alibhai and Weiser and any replacement as director for any of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, then Mr. Hewitt or his replacement as director, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - if any of Messrs. Hewitt or Russell or any replacement as director for either of them resigns, retires or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause then Mr. Hewitt or his replacement as director, if any, will have the right to designate a person for nomination to be a successor to the director no longer serving;

     - the combined company will use its best efforts, subject to the fiduciary duties of its board of directors under applicable law, to have any such successor that is designated for nomination under the agreement to be nominated and elected; and

     - the parties to the agreement other than the combined company itself will, if the matter is put to a vote of stockholders, vote their shares of combined company common stock in a manner to cause the election of any such successor that is nominated under the agreement.

                                       A1-5

                                                                      APPENDIX B

                         INTERSTATE HOTELS CORPORATION
                               STOCKHOLDER VOTING
                                      AND
                              CONVERSION AGREEMENT

     VOTING AND CONVERSION AGREEMENT, dated as of May 1, 2002 (this "Agreement"), among Meristar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar") and each of the persons set forth on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                                   RECITALS:

     A. MeriStar and Interstate Hotels Corporation, a Maryland corporation (the "Company" or "Interstate"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will be merged with and into MeriStar on the terms and subject to the conditions set forth in the Merger Agreement. MeriStar will be the surviving corporation in the Merger. Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, except as set forth on Schedule A, each Stockholder beneficially owns and is entitled to (i) dispose of (or to direct the disposition of), to vote (or to direct the voting of), and, subject to any limitations imposed by the terms of such securities, to convert (or to direct the conversion of) the number of shares of Series B Convertible Preferred Stock of the Company (the "Series B Shares") set forth opposite such Stockholder's name on Schedule A hereto (such Series B Shares, together with any other securities other than Notes (as defined below) issued by the Company, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 5.2 hereof, are collectively referred to herein as such Stockholder's "Subject Shares") and/or (ii) dispose of (or to direct the disposition of) and, subject to any limitations imposed by the terms of such securities, to convert (or to direct the conversion of) 8.75% Subordinated Convertible Notes of the Company (the "Notes") in the principal amounts set forth opposite such Stockholder's name on Schedule A hereto (such Notes, together with any other Notes, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 5.2 hereof, are referred to as such Stockholder's "Subject Notes"). The Subject Notes and the Subject Shares are collectively referred to as such Stockholder's "Subject Securities". Set forth on Schedule A to this Agreement is (i) the "Applicable Conversion Rate" (as defined in the Articles Supplementary to the Charter of Interstate Designating the Series B Shares) for the Series B Shares and (ii) the "Conversion Price" (as defined in the Notes) for the Notes, each as in effect on the date hereof.

     C. As a condition and inducement to its willingness to enter into the Merger Agreement, MeriStar has requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                          I. VOTING OF SUBJECT SHARES

     1.1 Agreement to Vote Subject Shares. From the date hereof until this Agreement is terminated pursuant to Section 5.2 hereof, at any meeting of the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof) (the "Interstate Stockholders Meeting"), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of the stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger

Agreement and in favor of the Interstate Proposals and any other matter necessary or appropriate for the consummation of the transactions relating to the Merger contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of the stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (a) Interstate Acquisition Proposal that is not a Interstate Superior Proposal, (b) proposal or action that could reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in the Merger Agreement, or
(c) the following actions (other than the Merger, the other transactions contemplated by the Merger Agreement and any other action the approval of which has been recommended by the board of directors of the Company): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Interstate Subsidiary; (ii) a sale, lease or transfer of a material amount of assets of the Company or any Interstate Subsidiary, or a reorganization, recapitalization, dissolution or liquidation of the Company or any Interstate Subsidiary; (iii) (1) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (2) any change in the present capitalization of the Company or any amendment of the Company's charter or bylaws, as amended to date;
(3) any other material change in the Company's corporate structure or business; or (4) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

     1.2 Irrevocable Proxy. (a) Grant of Proxy. Each Stockholder hereby appoints MeriStar and any designee of MeriStar, each of them individually, as of the record date for the Interstate Stockholders Meeting, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Stockholder's Subject Shares which it has the right to vote (i) in accordance with Section 1.1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Maryland may permit or require in connection with any matter referred to in Section 1.1 hereof. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholders of their obligations under Section 1.1 hereof. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 5.2 hereof, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder will cause any record owner of such Subject Shares to grant to MeriStar a proxy to the same effect as that contained herein.

     (b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of such Stockholder's Subject Shares is not irrevocable (or if irrevocable, such Stockholder will have secured the termination of such proxy on or prior to the record date for the Interstate Stockholders Meeting), and hereby revokes any and all such proxies, such revocation to be effective on the record date for the Interstate Stockholders Meeting.

     1.3 Consent to the Merger Agreement and Post-Merger Use of Proceeds. Each Stockholder hereby consents to the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby and by this Agreement. Each Stockholder hereby acknowledges and agrees that, following the Effective Time, there shall be no restriction or limitation on the use of the proceeds by MeriStar and its subsidiaries from the issuances of the Series B Shares or the Notes.

                          II. CONVERSION OF SECURITIES

     2.1 Agreement to Convert Subject Securities. Unless this Agreement is terminated pursuant to Section 5.2 hereof, each Stockholder will convert or cause to be converted all of such Stockholder's Subject Securities into Interstate Class A Common Stock on or prior to the record date for the Interstate Stockholders' Meeting in a manner consistent with that certain Conversion Incentive Agreement by and between the Company and CGLH Partners I LP and CGLH Partners II LP each, a Delaware limited partnership (the "Investor Stockholders"), and the Company shall deliver to the Stockholder certificates representing the number of validly issued, fully paid and nonassessable shares of Class A Common Stock equal to (i) in the case of such Stockholder's Subject Shares, the product obtained by multiplying the Applicable Conversion Rate for the Series B shares (as such term is defined in Articles Supplementary to the Charter of Interstate Designating the Series B Shares) by the number of Series B Shares being converted, and (ii) in the case of such Stockholder's Subject Notes, the quotient of the principal amount of Subject Notes to be converted divided by the Conversion Price (as such term is defined in the Notes), provided that, to the extent that conversion by such Stockholder of all of such Stockholder's Subject Securities is restricted by the Conversion Restrictions (as defined in Section 3.1(a)), such Stockholder will convert or cause to be converted the greatest quantity of such Subject Securities as does not result in a breach of such restrictions.

     2.2 Right Not to Convert. Notwithstanding anything in Section 2.1 to the contrary, each Stockholder shall have the right but not the obligation (the "Non-Conversion Right") not to convert such Stockholders' Subject Securities on or prior to the record date for the Interstate Stockholders Meeting if, on such record date there shall exist, in the reasonable opinion of a majority of such Stockholders, a Record Date Failure. As used in this Agreement, the term "Record Date Failure" shall mean the failure to be satisfied of any of the conditions set forth in Section 6.1(e), Section 6.2(c), or Section 6.3(a), (c) or (f) of the Merger Agreement, provided, however, that (i) any reference in such conditions to the "Closing Date" shall be read as a reference to the record date for the Interstate Stockholders Meeting, and (ii) any requirement for the receipt by any party of a certificate signed by any party shall be read out of such condition.

     2.3 Conversion Following Merger of Outstanding Subject Securities. Each Stockholder agrees that, as contemplated by Section 4.1(d) of the Notes and
Section 7(c) of the Articles Supplementary to the Charter of Interstate Designating the Series B Shares, (i) each of such Stockholder's Subject Securities outstanding immediately prior to the Effective Time (other than those that are Interstate Common Stock) shall be converted, immediately following the Effective Time, into that number of shares of Surviving Corporation Common Stock, associated MeriStar Rights and cash lieu of fractional shares, if any, as such Stockholder would have received upon exchange of such Subject Securities in the Merger had such Subject Securities been converted in accordance with their terms into shares of Interstate Common Stock immediately prior to the Merger if such conversion had been permitted pursuant to the terms of such securities and
(ii) each of such Stockholder's Subject Securities outstanding immediately prior to the Effective Time that are shares of Interstate Common Stock shall be exchanged in the Merger as provided for in the Merger Agreement.

                      III. REPRESENTATIONS AND WARRANTIES

     3.1 Certain Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to MeriStar, as follows:

          (a) Ownership. Such Stockholder is the sole record and beneficial owner of the number or principal amount, as applicable, of Subject Securities set forth opposite such Stockholder's name on Schedule A hereto and, except as set forth on Schedule A, has full and unrestricted power to dispose of, to vote, to grant a proxy effective on the record date for the Interstate Stockholders Meeting in respect of and, subject to the restrictions on conversion set forth in such securities (the "Conversion Restrictions"). The Conversion Restrictions are the only restrictions on conversion to which the Subject Securities are subject. As of the record date for the Interstate Stockholders Meeting, except as set forth on Schedule A, such Stockholder shall have full and unrestricted power to dispose of, to vote and to grant a proxy effective on the record date for the Interstate Stockholders Meeting in respect of the Subject Securities and such Subject Securities are now, and at all times during the term hereof will be, held by such Stockholder or any Permitted Transferee (as defined in Section 4.1 hereof), or by a nominee or custodian for the benefit of such Stockholder or Permitted Transferee, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder or as set forth on Schedule A. Except pursuant to the terms of such Subject Securities or as set forth opposite such Stockholder's name on Schedule A hereto such Stockholder (i) does not beneficially own any securities issued by the Company on the date hereof; (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities issued by the Company that are or may by their terms become entitled to vote on any matter presented to the Company's stockholders or any securities that are convertible or exchangeable into or exercisable for any securities issued by the Company that are or may by their terms become entitled to vote on any matter presented to the Company's stockholders, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates such Stockholders to vote, dispose of or acquire any securities issued by the Company; (iii) as of the record date for the Interstate Stockholders Meeting, will hold exclusive power to give consent with respect to such Stockholder's Subject Securities on any matter presented to the holders of such Subject Securities in respect of which such Subject Securities are entitled to vote or give consent and has not granted a proxy to any other person to vote such Subject Securities, subject to the limitations set forth in this Agreement. Each Stockholder that is a beneficial owner of Series B Shares represents and warrants to MeriStar that, as of the date hereof, the "Applicable Conversion Rate" (as defined in the Articles Supplementary to the Charter of Interstate Designating the Series B Shares) for the Series B Shares is as set forth in Schedule A hereto. Each Stockholder that is a beneficial owner of Notes represents and warrants to MeriStar that, as of the date hereof, the "Conversion Price" (as defined in the Notes) for the Notes is as set forth in Schedule A hereto.

          (b) Power and Authority; Execution and Delivery. Such Stockholder has all requisite partnership or individual, as applicable, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms. Such Stockholder, if not a natural person, is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which such Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) if applicable, such Stockholder's partnership agreement or similar constitutive documents, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which the Stockholder is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to such Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to
     (1) impair the ability of such Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated this Agreement or the Merger Agreement.

          (d) Brokers. Except as set forth in Section 3.19 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of such Stockholder that is or will be payable by the Company or any Interstate Subsidiary.

     3.2 Representations and Warranties of MeriStar. MeriStar hereby represents and warrants to each Stockholder, that:

          (a) Organization; Authority. MeriStar is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. MeriStar has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) Execution and Delivery. This Agreement has been duly executed and delivered by MeriStar and constitutes a valid and binding obligation of MeriStar enforceable against MeriStar in accordance with its terms.

          (c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by MeriStar of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) MeriStar's certificate of incorporation, bylaws or similar constitutive documents, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which MeriStar is a party or by which MeriStar is bound, (iii) any judgment, writ, decree, order or ruling applicable to MeriStar, or (iv) any law, statute, rule or regulation applicable to MeriStar; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to (1) impair the ability of MeriStar to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

                     IV. CERTAIN COVENANTS OF STOCKHOLDERS

     4.1 Restriction on Transfer of Subject Securities, Proxies and Noninterference. No Stockholder will, directly or indirectly: (a) except pursuant to the terms of this Agreement, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, (ii) enter into any contract, option or other arrangement or understanding with respect to, or (iii) vote or give consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Securities other than any sale, transfer, assignment or other action restricted by this clause 4.1(a) to members of such Stockholder's immediate family, a family trust of such Stockholder, a charitable institution or Related Transferee of such Stockholder (as such term is defined in that certain Investor Agreement between the Company and certain of the Stockholders, dated as of October 20, 2000) (each, a "Permitted Transferee") if, in each case, the transferee of such Subject Securities agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to MeriStar pursuant to Section 5.6 hereof; (b) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any Subject Securities, deposit any Subject Securities into a voting trust or enter into a voting agreement with respect to any Subject Securities; or (c) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

     4.2 Adjustments. (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Securities or any other similar action that would have the effect of changing a Stockholder's ownership of Subject Securities or (ii) a Stockholder becomes the beneficial owner of any additional Subject Securities, then the terms of this Agreement will apply to the Subject Securities held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii).

     (b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify MeriStar of the number of any new Subject Securities acquired by such Stockholder, if any, after the date hereof.

     4.3 No Solicitation. Subject to Section 5.16, no Stockholder will take, authorize or permit any of its partners, officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant for such Stockholder) ("Representatives") to take, any action that the Company would be prohibited from taking under the first sentence of Section 5.7(a) of the Merger Agreement (disregarding for purposes of this Section 4.3 the proviso to such sentence). Each Stockholder will, and will cause its Representatives to, immediately cease all existing discussions or negotiations with respect to any of the foregoing and promptly (and in any event within one business day) advise MeriStar in writing of the receipt by such Stockholder of a request for information or any inquiries or proposals relating to a Interstate Acquisition Proposal. Notwithstanding any provision of Sections 4.3 or 4.5 hereof the contrary, (a) if any Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may take actions in such capacity to the extent permitted by Section 5.7 of the Merger Agreement, and (b) if any Stockholder is an officer of the Company, such officer may take actions in such capacity to the extent directed to do so by the Board of Directors in compliance with Section 5.7 of the Merger Agreement.

     4.4 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

     4.5 Cooperation. Each Stockholder will cooperate fully with MeriStar and the Company in connection with their respective reasonable best efforts to fulfill the conditions to the Merger set forth in Article VI of the Merger Agreement.

     4.6 Disclosure. Each Stockholder hereby authorizes MeriStar to publish and disclose in any announcement or disclosure required by the SEC and the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Subject Securities and the nature of its commitments, arrangements and understandings under this Agreement provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.

                                V. MISCELLANEOUS

     5.1 Fees and Expenses. (a) Except as provided in Section 5.1(b), each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     (b) MeriStar shall pay and shall reimburse Investor Stockholders, upon the Closing after receipt of the bill therefor, the reasonable documented fees and related out-of-pocket expenses ("Investor Stockholder Expenses") incurred by the Investor Stockholders in connection with the Investor Stockholders' negotiation and preparation of this Agreement, the Merger Agreement, the Conversion Incentive Agreement and the consummation of the transactions contemplated hereby and thereby and in connection with any amendments, waivers or consents under or in respect of any such agreements prior to the Closing; provided, however, that Investor Stockholder Expenses shall not exceed the sum of $250,000.

     5.2 Amendment; Termination. This Agreement may not be amended except by an instrument in writing signed on behalf of MeriStar and each of the parties whose rights or obligations are changed by the terms of such amendment. This Agreement will terminate on the earliest to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated in accordance with its terms, or (c) the date on which MeriStar becomes entitled to terminate the Merger Agreement pursuant to
Section 7.1(g) of the Merger Agreement. This Agreement may be earlier terminated by the mutual consent of the MeriStar and the Stockholders representing a majority of the Subject Securities subject to this Agreement. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 5.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

     Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 3.1(a), 3.1(b), 5.1, 5.5 and 5.15 hereof and the preceding sentence of this Section 5.2 will survive any termination of this Agreement indefinitely.

     5.3 Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of a right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     5.4 Entire Agreement; No Third-Party Beneficiaries; Several
Obligations. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such matters. Neither the Merger Agreement nor this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies. The obligations of, and the representations and warranties made by, each Stockholder shall be several and not joint and shall relate only to such Stockholder.

     5.5 GOVERNING LAW; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 5.5(b).

     5.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     If to MeriStar:

     1010 Wisconsin Avenue, N.W.
     Washington, D.C. 20007
     Attention: Christopher L. Bennett, Esq.
     Facsimile: (202) 295-1026

     With copies to:

     Paul, Weiss, Rifkind, Wharton & Garrison
     1285 Avenue of the Americas
     New York, New York 10019-6064
     Attention: Richard S. Borisoff, Esq.
     Facsimile: (212) 757-3990

     If to any of Thomas F. Hewitt, J. William Richardson or Kevin P. Kilkeary:

     Interstate Hotels Corporation
     Foster Plaza Ten
     680 Andersen Drive
     Pittsburgh, PA 15520
     Attention: Timothy Q. Hudak, Esq.
     Facsimile: (412) 937-3116

     With copies to:

     Jones, Day, Reavis & Pogue
     222 East 41st Street
     New York, New York 10017-6702
     Attention: Jere R. Thomson, Esq.
     Facsimile: (212) 755-7306

     If to either of the Investor Stockholders:

     c/o Lehman Brothers Holdings Inc.
     200 Vesey Street
     12th Floor
     New York, New York 10285
     Attention: Joseph Flannery
     Facsimile: (212) 526-7006

     With copies to:

     Fried, Frank, Harris, Shriver & Jacobson
     One New York Plaza
     26th Floor
     New York, New York 10004-1980
     Attention: Peter Golden, Esq.
     Facsimile: (212) 869-8586

     and

     Shapiro & Block LLP
     315 Park Avenue South
     19th Floor
     New York, New York 10010
     Attention: Ellen Shapiro, Esq.
     Facsimile: (212) 505-4001

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     5.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of MeriStar or by MeriStar without the consent of the applicable Stockholder (and then only with respect to such Stockholder), and any such assignment or delegation that is not consented to will be null and void; provided that this Agreement, together with any rights, interests, or obligations of MeriStar hereunder, may be assigned or delegated, in whole or in part, by MeriStar to any direct or indirect wholly owned subsidiary of MeriStar without the consent of or any action by any Stockholder upon notice by MeriStar to each Stockholder affected thereby as herein provided; provided further, however, that any such assignment shall not relieve MeriStar of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including, without limitation, any Person to whom any Subject Securities are sold, transferred or assigned).

     5.8 Further Assurances. Each Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by MeriStar in order to ensure that MeriStar receives the full benefit of this Agreement.

     5.9 Publicity. MeriStar and each Stockholder will reasonably consult with each other party and with the Company before issuing any press release or otherwise making any public statements with respect to this Agreement and will not issue any such press release or make any such public statement before such consultation, except as may be required by Law or applicable stock exchange rules.

     5.10 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     5.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     5.12 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     5.13 Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

     5.14 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     5.15 Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware (a "Delaware Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

     (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

     (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

     5.16 Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as the beneficial owner of Subject Securities and, notwithstanding anything herein to the contrary, nothing contained herein shall limit or affect any actions taken by such Stockholder or any designee of such Stockholder in his or her capacity, if any, as an officer or director of the Company or any of its Subsidiaries and none of such actions in any such capacity shall be deemed to constitute a breach of this Agreement.

     5.17 Beneficial Ownership. For purposes of this Agreement, the term "beneficial owner" shall have the meaning ascribed to such term under Rule 13d-3 under the Securities Exchange Act of 1934, and the terms "beneficially own" and "beneficial ownership" shall have correlative meanings therewith.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                          MERISTAR HOTELS & RESORTS, INC.

                                          By:     /s/ PAUL W. WHETSELL
                                            ------------------------------------
                                              Name: Paul W. Whetsell
                                              Title: Chief Executive Officer

                                          THOMAS F. HEWITT

                                          By:     /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt

                                          J. WILLIAM RICHARDSON

                                          By:   /s/ J. WILLIAM RICHARDSON
                                            ------------------------------------
                                              Name: J. William Richardson

                                          KEVIN P. KILKEARY

                                          By:     /s/ KEVIN P. KILKEARY
                                            ------------------------------------
                                              Name: Kevin P. Kilkeary

                                          CGLH PARTNERS I LP

                                          By: MK/CG-GP LLC
                                              General Partner

                                              By: CG Interstate Associates, LLC
                                                  a Managing Member

                                                  By: Continental Gencom
                                                      Holdings, LLC
                                                      its Sole Member

                                                      By:
                                                       /s/ KARIM ALIBHAI
                                                   -----------------------------
                                                          Name: Karim Alibhai
                                                          Title: Member

                                          By:KFP INTERSTATE, LLC
                                             a Managing Member

                                             By: KFP Interstate, Ltd.
                                                 its Sole Member

                                                 By: Grosvenor, L.C.
                                                     its General Partner

                                                     By:
                                                       /s/ MAHMOOD KHIMJI
                                                   -----------------------------
                                                         Name: Mahmood Khimji
                                                         Title: President

                                          By: LB INTERSTATE GP LLC
                                              General Partner

                                              By: PAMI LLC
                                                  its Sole Member

                                                  By:
                                                   /s/ JOSEPH J. FLANNERY
                                                --------------------------------
                                                      Name: Joseph J. Flannery
                                                      Title: Authorized
                                                      Signatory

                                          CGLH PARTNERS II LP

                                          By: MK/CG-GP LLC
                                              General Partner

                                              By: CG Interstate Associates, LLC
                                                  a Managing Member

                                                  By: Continental Gencom
                                                      Holdings, LLC
                                                      its Sole Member

                                                      By:
                                                       /s/ KARIM ALIBHAI
                                                   -----------------------------
                                                          Name: Karim Alibhai
                                                          Title: Member

                                          By: KFP INTERSTATE, LLC
                                              a Managing Member

                                              By: KFP Interstate, Ltd.
                                                  its Sole Member

                                                  By: Grosvenor, L.C.
                                                      its General Partner

                                                      By:
                                                       /s/ MAHMOOD KHIMJI
                                                   -----------------------------
                                                          Name: Mahmood Khimji
                                                          Title: President

                                          By: LB INTERSTATE GP LLC
                                              General Partner

                                              By: PAMI LLC
                                                  its Sole Member

                                                  By:
                                                   /s/ JOSEPH J. FLANNERY
                                                --------------------------------
                                                      Name: Joseph J. Flannery
                                                      Title: Authorized
                                                      Signatory

                                   SCHEDULE A

                                                                  NUMBER OF        PRINCIPAL VALUE
STOCKHOLDER                                                   SERIES B SHARES(1)     OF NOTES(2)
-----------                                                   ------------------   ---------------
Thomas F. Hewitt*...........................................       100,000
J. William Richardson*......................................        75,000
Kevin P. Kilkeary*..........................................        50,000
CGLH Partners I LP..........................................       500,000
CGLH Partners II LP.........................................                         $25,000,000

---------------

(1) The Applicable Conversion Rate for the Series B Shares as of the date of this Agreement is 2.50.

(2) The Conversion Price for the Notes as of the date of this Agreement is $4.00.

 * The Series B Shares held by each of Thomas F. Hewitt, J. William Richardson and Kevin P. Kilkeary are subject to an irrevocable proxy granted pursuant to that certain Stockholders Agreement among CGLH Partners I LP, CGLH Partners II LP, the Stockholders and others, dated as of October 20, 2000, which proxy will terminate upon the conversion of the Series B Shares into Class A Common Stock of the Company.

                                                                    APPENDIX B-1

                             AMENDMENT NO. 1 TO THE
                         INTERSTATE HOTELS CORPORATION
                               STOCKHOLDER VOTING
                                      AND
                              CONVERSION AGREEMENT

     This AMENDMENT NO. 1 (this "Amendment"), dated as of June 3, 2002, amends the Interstate Hotels Corporation Stockholder Voting and Conversion Agreement (the "Agreement"), dated as of May 1, 2002 and is entered into by and among Thomas F. Hewitt, J. William Richardson, Kevin P. Kilkeary (collectively, the "Interstate Executives"), MeriStar Hotels and Resorts, Inc., CGLH Partners I LP and CGLH Partners II LP.

                                    RECITALS

     A. The parties hereto have each determined to amend the provisions of the Agreement as more fully set forth in this Amendment.

     B. Capitalized terms used in this Amendment, and not defined herein, shall have the meanings ascribed to such terms in the Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound by this Amendment, agree as follows:

                                   AGREEMENT

     1. Recital B of the Agreement is hereby amended and restated in its entirety to read as follows:

     "As of the date hereof, except as set forth on Schedule A, each Stockholder beneficially owns and is entitled to (i) dispose of (or to direct the disposition of), to vote (or to direct the voting of), and, subject to any limitations imposed by the terms of such securities, to convert (or to direct the conversion of) (A) the number of shares of Series B Convertible Preferred Stock of the Company (the "Series B Shares") set forth opposite such Stockholder's name on Schedule A hereto and (B) the number of Shares of Class A Common Stock of the Company (the "Class A Common Stock") set forth opposite such Stockholders name on Schedule A hereto (such Series B Shares and Class A Common Stock, together with any other securities other than Notes (as defined below) issued by the Company, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 5.2 hereof, are collectively referred to herein as such Stockholder's "Subject Shares") and/or (ii) dispose of (or to direct the disposition of) and, subject to any limitations imposed by the terms of such securities, to convert (or to direct the conversion of) 8.75% Subordinated Convertible Notes of the Company (the "Notes") in the principal amounts set forth opposite such Stockholder's name on Schedule A hereto (such Notes, together with any other Notes, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to
     Section 5.2 hereof, are referred to as such Stockholder's "Subject Notes"). The Subject Notes and the Subject Shares are collectively referred to as such Stockholder's "Subject Securities". Set forth on Schedule A to this Agreement is (i) the "Applicable Conversion Rate" (as defined in the Articles Supplementary to the Charter of Interstate Designating the Series B Shares) for the Series B Shares and (ii) the "Conversion Price" (as defined in the Notes) for the Notes, each as in effect on the date hereof."

                                       B1-1

     2. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                                                 NUMBER OF SHARES OF
                                               NUMBER OF           CLASS A COMMON           PRINCIPAL
STOCKHOLDER                                SERIES B SHARES(1)           STOCK           VALUE OF NOTES(2)
-----------                                ------------------    -------------------    -----------------
Thomas F. Hewitt*........................       100,000                191,434
J. William Richardson*...................        75,000                154,233
Kevin P. Kilkeary*.......................        50,000                 45,166
CGLH Partners I LP.......................       500,000
CGLH Partners II LP......................                                                  $25,000,000

---------------
(1) The Applicable Conversion Rate for the Series B Shares as of the date of this Agreement is 2.50.

(2) The Conversion Price for the Notes as of the date of this Agreement is $4.00.

(*) The Series B Shares held by each of Thomas F. Hewitt, J. William Richardson and Kevin P. Kilkeary are subject to an irrevocable proxy granted pursuant to that certain Stockholders Agreement among CGLH Partners I LP, CGLH Partners II LP, the Stockholders and others, dated as of October 20, 2000, which proxy will terminate upon the conversion of the Series B Shares into Class A Common Stock of the Company.

     3. Except as expressly amended hereby, the provisions of the Agreement are and should remain in full force and effect.

     4. The provisions of Article 5 of the Agreement are incorporated herein by reference as if made herein.

                            [SIGNATURE PAGE FOLLOWS]

                                       B1-2

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered as of the date first written above.

                                          MERISTAR HOTELS & RESORTS, INC.

                                          BY:  /s/ CHRISTOPHER L. BENNETT
                                            ------------------------------------
                                              Name: Christopher L. Bennett
                                              Title: Secretary

                                          THOMAS F. HEWITT

                                          By:     /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt

                                          J. WILLIAM RICHARDSON

                                          By:   /s/ J. WILLIAM RICHARDSON
                                            ------------------------------------
                                              Name: J. William Richardson

                                          KEVIN P. KILKEARY

                                          By:     /s/ KEVIN P. KILKEARY
                                            ------------------------------------
                                              Name: Kevin P. Kilkeary

                                       B1-3

                                          CGLH PARTNERS I LP

                                          By: MK/CG-GP LLC
                                              General Partner

                                                By: CG Interstate Associates,
                                                    LLC
                                                    a Managing Member

                                                      By: Continental Gencom
                                                          Holdings, LLC
                                                          its Sole Member

                                                            By:
                                                        /s/ KARIM ALIBHAI
                                                     ---------------------------
                                                                Name: Karim
                                                                Alibhai
                                                                Title: Member

                                          By: KFP INTERSTATE, LLC
                                              a Managing Member

                                                By: KFP Interstate, Ltd.
                                                    its Sole Member

                                                      By: Grosvenor, L.C.
                                                          its General

                                                            By:
                                                        /s/ MAHMOOD KHIMJI
                                                     ---------------------------
                                                                Name: Mahmood
                                                                Khimji
                                                                Title: President

                                          By: LB INTERSTATE GP LLC
                                              General Partner

                                                By: PAMI LLC
                                                    its Sole Member

                                                      By:
                                                    /s/ JOSEPH J. FLANNERY
                                                  ------------------------------
                                                          Name: Joseph J.
                                                          Flannery
                                                          Title: Authorized
                                                          Signatory

                                       B1-4

                                          CGLH PARTNERS II LP

                                          By: MK/CG-GP LLC
                                              General Partner

                                                By: CG Interstate Associates,
                                                    LLC
                                                    a Managing Member

                                                      By: Continental Gencom
                                                          Holdings, LLC
                                                          its Sole Member

                                                            By:
                                                         /s/ KARIM ALIBHAI
                                                      --------------------------
                                                                 Name: Karim
                                                                 Alibhai
                                                                 Title: Member

                                       B1-5

                                          By: KFP INTERSTATE, LLC
                                              a Managing Member

                                               By: KFP Interstate, Ltd.
                                                   its Sole Member

                                                    By: Grosvenor, L.C.
                                                        its General Partner

                                                         By:
                                                       /s/ MAHMOOD KHIMJI
                                                    ----------------------------
                                                             Name: Mahmood
                                                             Khimji
                                                             Title: President

                                          By: LB INTERSTATE GP LLC
                                              General Partner

                                               By: PAMI LLC
                                                   its Sole Member

                                                    By:
                                                    /s/ JOSEPH J. FLANNERY
                                                 -------------------------------
                                                        Name: Joseph J. Flannery
                                                        Title: Authorized
                                                        Signatory

                                       B1-6

                                                                      APPENDIX C

                        MERISTAR HOTELS & RESORTS, INC.
                          STOCKHOLDER VOTING AGREEMENT

     VOTING AGREEMENT, dated as of May 1, 2002 (this "Agreement"), among Interstate Hotels Corporation, a Maryland corporation ("Interstate"), and each of the persons set forth on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                                   RECITALS:

     A. Interstate and Meristar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Interstate will be merged with and into MeriStar on the terms and subject to the conditions set forth in the Merger Agreement. MeriStar will be the surviving corporation in the Merger. Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, each Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of MeriStar Common Stock set forth opposite such Stockholder's name on Schedule A hereto (such shares together with any other shares of MeriStar Common Stock, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 4.2 hereof, are collectively referred to herein as such Stockholder's "Subject Shares").

     C. As a condition and inducement to their willingness to enter into the Merger Agreement, Interstate has requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follow:

                          I. VOTING OF SUBJECT SHARES

     1.1 Agreement to Vote Subject Shares. From the date hereof until this Agreement is terminated pursuant to Section 4.2 hereof, at any meeting of the stockholders of MeriStar called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of the stockholders of MeriStar, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger Agreement and in favor of the MeriStar Proposals and any other matter necessary or appropriate for the consummation of the transactions relating to the Merger contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of MeriStar called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of the stockholders of MeriStar, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (a) MeriStar Acquisition Proposal that is not a MeriStar Superior Proposal, (b) proposal or action that could reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of MeriStar set forth in the Merger Agreement, or (c) the following actions (other than the Merger, the other transactions contemplated by the Merger Agreement and any other action the approval of which has been recommended by the board of directors of MeriStar): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving MeriStar or any MeriStar Subsidiary; (ii) a sale, lease or transfer of a material amount of assets of MeriStar or any MeriStar Subsidiary, or a reorganization, recapitalization, dissolution or liquidation of MeriStar or any MeriStar Subsidiary; (iii) (1) any change in a majority of the persons who constitute the board of directors of MeriStar as of the date hereof; (2) any change in the present capitalization of MeriStar or any amendment of MeriStar's certificate of incorporation or bylaws, as amended to date; (3) any other material change in MeriStar's corporate structure or business; or (4) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

     1.2 Irrevocable Proxy. (a) Grant of Proxy. Each Stockholder hereby appoints Interstate and any designee of Interstate, each of them individually, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Stockholder's Subject Shares which it has the right to vote (i) in accordance with Section 1.1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to MeriStar that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1.1 hereof. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholders of their obligations under Section 1.1 hereof. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 4.2 hereof, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder will cause any record owner of such Subject Shares to grant to Interstate a proxy to the same effect as that contained herein.

     (b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of such Stockholder's Subject Shares is not irrevocable, and is hereby revoked.

                       II. REPRESENTATIONS AND WARRANTIES

     2.1 Certain Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Interstate as follows:

          (a) Ownership. Such Stockholder is the sole beneficial owner of the number of Subject Shares set forth opposite such Stockholder's name on Schedule A hereto and has full and unrestricted power to dispose of, to vote, to grant a proxy in respect of and to convert such securities of MeriStar, as applicable. Such Subject Shares are now, and at all times during the term hereof will be held by such Stockholder or any Permitted Transferee (as defined in Section 4.1 hereof), or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder. Except as set forth opposite the Stockholder's name on Schedule A hereto, such Stockholder (i) does not beneficially own any securities issued by MeriStar on the date hereof; (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any shares issued by MeriStar that are or may by their terms become entitled to vote on any matter presented to MeriStar's Stockholders or any securities that are convertible or exchangeable into or exercisable for any securities issued by MeriStar that are or may by their terms become entitled to vote, or any matter presented to MeriStar's Shareholders nor is such Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates such Stockholder to vote, dispose of or acquire any securities issued by MeriStar; and (iii) holds exclusive power to vote the Subject Shares on any matter presented to MeriStar's stockholders in respect of which such Subject Shares are entitled to vote or give consent and has not granted a proxy to any other Person to vote or give consent the Subject Shares, subject to the limitations set forth in this Agreement.

          (b) Power and Authority; Execution and Delivery. Such Stockholder has all requisite individual power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which such Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound, (ii) any injunction, judgment, writ, decree, order or ruling applicable to such Stockholder or (iii) any law, statute, rule or regulation applicable to such Stockholder; except in the case of clauses (i) and (ii) for conflicts, violations, breaches or defaults that could not reasonably be expected to (1) impair the ability of such Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

          (d) Brokers. Except as set forth in Section 4.19 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of such Stockholder that is or will be payable by MeriStar or any MeriStar Subsidiary.

     2.2 Representations and Warranties of Interstate. Interstate hereby represents and warrants to each Stockholder that:

          (a) Organization; Authority. Interstate is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Interstate has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) Execution and Delivery. This Agreement has been duly executed and delivered by Interstate and constitutes a valid and binding obligation of Interstate, enforceable against Interstate in accordance with its terms.

          (c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by Interstate of its respective obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Interstate's charter, bylaws or similar constitutive documents, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Interstate is a party or by which Interstate is bound, (iii) any judgment, writ, decree, order or ruling applicable to Interstate, or (iv) any law, statute, rule or regulation applicable to Interstate; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to (1) impair the ability of Interstate to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

                     III. CERTAIN COVENANTS OF STOCKHOLDERS

     3.1 Restriction on Transfer of Subject Shares, Proxies and
Noninterference. No Stockholder will, directly or indirectly: (a) except pursuant to the terms of this Agreement, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or (ii) enter into any contract, option or other arrangement or understanding with respect to or (iii) consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Subject Shares other than any sale, transfer, assignment or other action restricted by this clause 3.1(a) to members of such Stockholder's immediate family, a family trust of such Stockholder or a charitable institution (each a "Permitted Transferee") if, in each case, the transferee of such Subject Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Interstate pursuant to Section 4.6 hereof; (b) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any Subject Shares, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (c) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

     3.2 Adjustments. (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of MeriStar on, of or affecting the Subject Shares or any other similar action that would have the effect of changing a Stockholder's ownership of Subject Shares or (ii) a Stockholder becomes the beneficial owner of any additional Subject Shares, then the terms of this Agreement will apply to the Subject Shares held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii).

     (b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Interstate of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof.

     3.3 No Solicitation. Subject to Section 4.16, no Stockholder will take, authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant for such Stockholder) ("Representatives") to take, any action that MeriStar would be prohibited from taking under the first sentence of Section 5.8(a) of the Merger Agreement (disregarding for purposes of this Section 3.3 the proviso to such sentence). Each Stockholder will, and will cause its Representatives to, immediately cease all existing discussions or negotiations with respect to any of the foregoing and promptly (and in any event within one business day) advise Interstate in writing of the receipt by such Stockholder of a request for information or any inquiries or proposals relating to a MeriStar Acquisition Proposal. Notwithstanding any provision of Sections 3.3 or 3.5 hereof the contrary, (a) if any Stockholder or any of its Representatives is a member of the Board of Directors of MeriStar, such member of the Board of Directors of MeriStar may take actions in such capacity to the extent permitted by Section 5.8 of the Merger Agreement, and (b) if any Stockholder is an officer of MeriStar, such officer may take actions in such capacity to the extent directed to do so by the Board of Directors in compliance with Section 5.8 of the Merger Agreement.

     3.4 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

     3.5 Cooperation. Each Stockholder will cooperate fully with MeriStar and Interstate in connection with their respective reasonable best efforts to fulfill the conditions to the Merger set forth in Article VI of the Merger Agreement.

     3.6 Disclosure. Each Stockholder hereby authorizes Interstate to publish and disclose in any announcement or disclosure required by the SEC and the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings under this Agreement provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.

                               IV. MISCELLANEOUS

     4.1 Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     4.2 Amendment; Termination. This Agreement may not be amended except by an instrument in writing signed on behalf of Interstate and each of the parties whose rights or obligations are changed by the terms of such amendment. This Agreement will terminate on the earliest to occur of (a) the Effective Time or
(b) the date the Merger Agreement is terminated in accordance with its terms. This Agreement may be earlier terminated by the mutual consent of the Board of Directors of Interstate and the Stockholders representing a majority of the Subject Shares subject to this Agreement. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 4.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

     Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, Sections 4.1, 4.5 and 4.15 hereof and the preceding sentence of this Section 4.2 will survive any termination of this Agreement indefinitely.

     4.3 Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of a right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     4.4 Entire Agreement; No Third-Party Beneficiaries; Several
Obligations. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such matters. Neither the Merger Agreement nor this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies. The obligations of, and the representations and warranties made by, each Stockholder shall be several and not joint and shall relate only to such Stockholder.

     4.5 GOVERNING LAW; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 4.5(b).

     4.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

    If to Interstate:

    Interstate Hotels Corporation
    Foster Plaza Ten
    680 Andersen Drive
    Pittsburgh, PA 15220

    Attention: Timothy Q. Hudak, Esq.
    Facsimile: (412) 937-3116

    With copies to:

    Jones, Day, Reavis & Pogue
    222 East 41st Street
    New York, New York 10017-6702

    Attention: Jere R. Thomson, Esq.
    Facsimile: (212) 755-7306

    If to MeriStar or any Stockholder:

    MeriStar Hotels and Resorts, Inc.
    1010 Wisconsin Avenue, NW
    Washington, DC 20007

    Attention: Christopher L. Bennett, General Counsel
    Facsimile: (202) 295-1026

    With copies to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Richard S. Borisoff, Esq.
    Facsimile: (212) 757-3990

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     4.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Interstate or by Interstate without the consent of the applicable Stockholder (and then only with respect to such Stockholder), and any such assignment or delegation that is not consented to will be null and void; provided that this Agreement, together with any rights, interests, or obligations of Interstate hereunder, may be assigned or delegated, in whole or in part, by Interstate to any direct or indirect wholly owned subsidiary of Interstate without the consent of or any action by any Stockholder upon notice by Interstate to each Stockholder affected thereby as herein provided; provided further, however, that any such assignment shall not relieve MeriStar of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including, without limitation, any Person to whom any Subject Shares are sold, transferred or assigned).

     4.8 Further Assurances. Each Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Interstate in order to ensure that Interstate receive the full benefit of this Agreement.

     4.9 Publicity. Except as may be required by Law or applicable stock exchange rules, MeriStar, Interstate, and each Stockholder will reasonably consult with each other party before issuing any press release or otherwise making any public statements with respect to this Agreement and will not issue any such press release or make any such public statement before such consultation.

     4.10 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     4.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

     4.12 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     4.13 Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

     4.14 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     4.15 Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Delaware (a "Delaware Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

     (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

     (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

     4.16 Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as the beneficial owner of Subject Shares and, notwithstanding anything herein to the contrary, nothing contained herein shall limit or affect any actions taken by such Stockholder or any designee of such Stockholder in his or her capacity, if any, as an officer or director of MeriStar or any of its Subsidiaries and none of such actions in any such capacity shall be deemed to constitute a breach of this Agreement.

     4.17 Beneficial Ownership. For purposes of this Agreement, the term "beneficial owner" shall have the meaning ascribed to such term under Rule 13d-3 under the Securities Exchange Act of 1934, and the terms "beneficially own" and "beneficial ownership" shall have correlative meanings therewith.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.


                                          INTERSTATE HOTELS CORPORATION

                                          By: /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt
                                              Title: Chief Executive Officer




                                          JOHN EMERY

                                          By: /s/ JOHN EMERY
                                            ------------------------------------




                                          STEVEN D. JORNS

                                          By: /s/ STEVEN D. JORNS
                                            ------------------------------------




                                          PAUL W. WHETSELL

                                          By: /s/ PAUL W. WHETSELL
                                            ------------------------------------




                                          OAK HILL CAPITAL PARTNERS, L.P.
                                          By: OHCP GenPar, L.P., its general
                                          partner
                                          By: OHCP MGP, LLC, its general partner

                                          By: /s/ KEVIN G. LEVY
                                            ------------------------------------
                                              Name: Kevin G. Levy
                                              Title: Vice President

                                          OAK HILL CAPITAL MANAGEMENT PARTNERS,
                                          L.P.
                                          By: OHCP GenPar, L.P., its general
                                          partner
                                          By: OHCP MGP, LLC, its general partner

                                          By: /s/ KEVIN G. LEVY
                                            ------------------------------------
                                              Name: Kevin G. Levy
                                              Title: Vice President




                                          FW HOSPITALITY, L.P.
                                          By: Group III 31, L.L.C., its general
                                          partner

                                          By: /s/ KEVIN G. LEVY
                                            ------------------------------------
                                              Name: Kevin G. Levy
                                              Title: Vice President




                                          ARBOR REIT, L.P.
                                          By: Group Investors, L.L.C., its
                                          general partner

                                          By: /s/ KEVIN G. LEVY
                                            ------------------------------------
                                              Name: Kevin G. Levy
                                              Title: Vice President




                                          MHX INVESTORS, L.P.
                                          By: FW Group Genpar, Inc., its general
                                          partner

                                          By: /s/ KEVIN G. LEVY
                                            ------------------------------------
                                              Name: Kevin G. Levy
                                              Title: Vice President

                                   SCHEDULE A

                                                                MERISTAR
STOCKHOLDER                                                   COMMON STOCK
-----------                                                   ------------
John Emery..................................................      90,000
Steven D. Jorns.............................................   1,073,930
Paul W. Whetsell............................................     533,319
Oak Hill Capital Partners, L.P. ............................   3,545,455
Oak Hill Capital Management Partners, L.P. .................      90,909
FW Hospitality, L.P. .......................................     764,067
Arbor REIT, L.P. ...........................................     764,067
MHX Investors, L.P. ........................................     764,066

                                                                    APPENDIX C-1

                                AMENDMENT NO. 1
                                     TO THE
                        MERISTAR HOTELS & RESORTS, INC.
                          STOCKHOLDER VOTING AGREEMENT

     This AMENDMENT NO. 1 (this "Amendment"), dated as of June 25, 2002, amends the MeriStar Hotels & Resorts, Inc. Stockholder Voting Agreement (the "Agreement"), dated as of May 1, 2002 and is entered into by and among Paul W. Whetsell, John Emery and Steven D. Jorns (collectively, the "MeriStar Management Stockholders") and Interstate Hotels Corporation, a Maryland corporation ("Interstate").

                                    RECITALS

     A. The parties hereto have each determined to amend the provisions of the Agreement as more fully set forth in this Amendment only with respect to the rights and obligations of the MeriStar Management Stockholders.

     B. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound by this Amendment, agree as follows:

     1. Recital B of the Agreement is hereby amended and restated in its entirety to read as follows:

          "As of the date hereof, each Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of MeriStar Common Stock set forth opposite such Stockholder's name on Schedule A hereto (such shares, together with any other shares of MeriStar Common Stock, the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 4.2 hereof, excluding those that are beneficially owned by the MeriStar Management Stockholders in the form of MeriStar Stock Options, are collectively referred to herein as such Stockholder's "Subject Shares")."

     2. The portion of Schedule A relating to the beneficial ownership of MeriStar Common Stock of each of the MeriStar Management Stockholders is amended and restated to read as follows:

"STOCKHOLDER                                                  MERISTAR COMMON STOCK
------------                                                  ---------------------
John Emery..................................................          281,667(1)
Steven D. Jorns.............................................        1,328,931(2)
Paul W. Whetsell............................................          866,652(3)

---------------

     (1) Of these shares of MeriStar Common Stock, 191,667 shares are subject to MeriStar Stock Options.

     (2) Of these shares of MeriStar Common Stock, 255,001 shares are subject to MeriStar Stock Options.

     (3) Of these shares of MeriStar Common Stock, 333,333 shares are subject to MeriStar Stock Options."

     3. Except as expressly amended hereby, the provisions of the Agreement are and should remain in full force and effect.

     4. The provisions of Article IV of the Agreement are incorporated herein by reference as if set forth in their entirety herein.

                            [SIGNATURE PAGES FOLLOW]

                                       C1-1

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                          INTERSTATE HOTELS CORPORATION

                                          By: /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt
                                              Title: Chief Executive Officer

                                         JOHN EMERY
                                         /s/ JOHN EMERY
                                          --------------------------------------

                                         STEVEN D. JORNS
                                         /s/ STEVEN D. JORNS
                                          --------------------------------------

                                         PAUL W. WHETSELL
                                         /s/ PAUL W. WHETSELL
                                          --------------------------------------

                                       C1-2

                                                                      APPENDIX D

                         CONVERSION INCENTIVE AGREEMENT

CONVERSION INCENTIVE AGREEMENT (the "AGREEMENT") dated as of May 1, 2002, by and among INTERSTATE HOTELS CORPORATION, a Maryland corporation (the "COMPANY"), CGLH PARTNERS I LP, a Delaware limited partnership (the "STOCKHOLDER") and CGLH PARTNERS II LP, a Delaware limited partnership (the "NOTEHOLDER", and together with the Stockholder, the "SECURITY HOLDERS").

                                    RECITALS

     WHEREAS, the Company is the issuer of (i) Class A Common Stock, par value $0.01 per share ("INTERSTATE COMMON STOCK"), (ii) Series B Convertible Preferred Stock, par value $0.01 per share ("SERIES B CONVERTIBLE PREFERRED STOCK") and
(iii) 8.75% convertible subordinated notes due October 20, 2007 ("8.75% CONVERTIBLE SUBORDINATED NOTES");

     WHEREAS, the Stockholder is the owner of 500,000 shares of the Company's Series B Convertible Preferred Stock (such 500,000 shares, the "SERIES B STOCK") and the Noteholder is the holder of 8.75% Convertible Subordinated Notes in the aggregate principal amount of $25,000,000 issued to the Noteholder as payee thereunder (the "CONVERTIBLE NOTES", and together with the Series B Stock, the "CONVERTIBLE SECURITIES");

     WHEREAS, the Company and the Security Holders entered into a Securities Purchase Agreement, an Investor Agreement and a Registration Rights Agreement, each dated as of October 20, 2000 (the "GOVERNING AGREEMENTS"), with respect to the purchase of, and certain rights and restrictions relating to, the Convertible Securities;

     WHEREAS, contemporaneously with the execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with MeriStar Hotels and Resorts, Inc., a Delaware corporation ("MERISTAR"), pursuant to which the Company will merge with and into MeriStar on the terms and subject to the conditions set forth in the Merger Agreement, with MeriStar surviving (the "MERGER"). Each capitalized term used in this Agreement that is not defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement;

     WHEREAS, in order to induce MeriStar to enter into the Merger Agreement, and as a condition to MeriStar's willingness to do so, MeriStar has requested the Security Holders and the Security Holders have agreed, contemporaneously with the execution of this Agreement, to enter into a voting agreement (the "INTERSTATE VOTING AGREEMENT") pursuant to which the Security Holders agree (i) to convert a portion of the Convertible Securities in accordance with their terms into shares of Interstate Common Stock on the record date for the Interstate Stockholders Meeting, (ii) to vote, and to grant MeriStar a proxy to vote (including by written consent, if applicable), all securities of Interstate held by the Security Holders or subsequently acquired by the Security Holders in favor of the Merger and related matters, and (iii) that such of the Convertible Securities as are outstanding immediately before the Effective Time shall be exchanged in the Merger for shares of common stock issued by the Surviving Corporation in accordance with the provisions set forth in the Merger Agreement;

     NOW, THEREFORE, in order to induce the Stockholder and the Noteholder to agree to convert the Convertible Securities and enter into the Interstate Voting Agreement and thereby facilitate the transactions contemplated by the Merger Agreement, which the Special Committee of the Board of Directors of Interstate has determined are in the best interests of the stockholders of Interstate (other than the Stockholder and the Noteholder) and in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

    CONVERSION OF CONVERTIBLE SECURITIES AND PAYMENT OF CONVERSION INCENTIVE

     1.1. Required Conversion. At the Required Conversion Closing (as defined in Section 1.2) the following (the "REQUIRED CONVERSION") shall occur:

          (a) the Stockholder shall surrender to the Company the certificate evidencing the Series B Stock duly endorsed to the Company in blank for conversion into shares of Interstate Common Stock in accordance with the provisions of Section 7 of the Articles Supplementary of the Company designating the Series B Convertible Preferred Stock (the "ARTICLES SUPPLEMENTARY"), and the Company shall deliver to the Stockholder (i) certificates representing the number of validly issued, fully paid and nonassessible shares of Interstate Common Stock to which the Stockholder is entitled upon conversion of Series B Stock in accordance with the provisions of Section 7 of the Articles Supplementary (such shares of Interstate Common Stock, together with the Note Conversion Shares, the "CONVERSION SHARES"); and

          (b) the Noteholder shall surrender to the Company the Convertible Notes together with written instructions specifying the principal amount of Convertible Notes that is to be converted in accordance with the provisions of Section 4 of the Convertible Notes (the "CONVERTED PRINCIPAL") into shares of Interstate Common Stock, and the Company shall deliver to the Noteholder certificates representing the number of validly issued, fully paid and nonassessible shares of Common Stock equal to the Converted Principal plus all Accrued Interest (as such term is defined in the Convertible Notes) thereon to the date of conversion divided by the Conversion Price (as such term is defined in the Convertible Notes) as adjusted pursuant to Section 4.1(c) of the Convertible Notes (the "NOTE CONVERSION SHARES");

          (c) the Company shall cancel the Convertible Notes and issue to the Noteholder a new note or notes, as requested by Noteholder, in substantially identical form to the Convertible Notes and in the aggregate principal amount equal to the aggregate principal amount of the Convertible Notes less the Converted Principal;

          (d) the Company shall pay to the Security Holders the amount of $9,250,000 (the "CONVERSION INCENTIVE PAYMENT") in United States dollars in immediately available funds by wire transfer to an account specified in writing by the Security Holders.

     1.2. The Required Conversion Closing. Subject to the satisfaction or waiver in accordance with this Agreement of the conditions set forth in Articles VI and VIII of this Agreement, the closing of the transactions contemplated by
Section 1.1 of this Agreement (the "REQUIRED CONVERSION CLOSING") shall take place at the offices of Jones, Day, Reavis & Pogue, New York, New York at 10:00 A.M. on the date set by the board of directors of Interstate as the record date for the Interstate Stockholders Meeting, or at such other place and time or on such other date as the Company, MeriStar and the Security Holders may mutually determine (the "REQUIRED CONVERSION CLOSING DATE").

     1.3. Deemed Satisfaction of Notice Requirements. This execution of this Agreement shall be deemed to satisfy all notice and informational requirements of Section 4.1(e) of the Convertible Notes and Section 7(d) of the Articles Supplementary that would otherwise be required of the Security Holders in connection with the Required Conversion.

                                   ARTICLE II

                      TERMINATION OF GOVERNING AGREEMENTS

     2. The Company and the Security Holders hereby agree that at the Effective Time each of the Governing Agreements shall terminate and shall be of no further effect. Notwithstanding the forgoing, nothing in this Article II shall relieve any party of liability for any breach of the provisions of the Governing Documents occurring prior to the Effective Time.

                                  ARTICLE III

                  REPRESENTATIONS & WARRANTIES OF THE COMPANY

     3. The Company represents and warrants to the Security Holders as of the date hereof and as of the Required Conversion Closing Date (as though made on and as of such date):

     3.1. Organization. The Company is a corporation duly organized, validly existing under the laws of the state of Maryland, and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

     3.2. Authorization of Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of the Company, and constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     3.3. No Violation, etc. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) violate any Law applicable to the Company or any of its properties or assets, (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material agreement of the Company, or result in the creation of any Lien upon any of the properties or assets of the Company, (iii) violate the organizational documents of the Company or (iv) require approval by the Company's stockholders.

     3.4. Authorization and Issuance of Conversion Shares. The Conversion Shares, when issued, will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free and clear of any Encumbrances and not subject to pre-emptive or similar rights of the stockholders of Interstate or others, and will be validly listed on the Nasdaq National Market. The Conversion Shares, when issued, will be entitled to all rights attaching to shares of Interstate Common Stock, including, without limitation, the right to vote such shares at the Interstate Stockholder Meeting.

     3.5. Interstate Permits. No Interstate Permits other than those that have been obtained by the Company are required by the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation by Interstate of the transactions contemplated hereby.

                                   ARTICLE IV

              REPRESENTATIONS & WARRANTIES OF THE SECURITY HOLDERS

     4. Each of the Security Holders, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Required Conversion Closing Date (as though made on and as of such date):

     4.1. Organization. Such Security Holder is a limited liability partnership duly organized and validly existing under the laws the state of Delaware, and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

     4.2. Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite action on the part of such Security Holder, and constitutes a legal, valid and binding obligation of such Security Holder, enforceable against such Security Holder, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     4.3. No Violation, etc. The execution, delivery and performance by such Security Holder of this Agreement will not (a) violate any Law applicable to such Security Holder or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material agreement of such Security Holder, or result in the creation of any Lien upon any of the properties or assets of such Security Holder or (c) violate the organizational documents of such Security Holder.

     4.4. Consents and Permits. No federal or state governmental licenses, permits, qualifications and authorizations, and no authorization, consent, waiver of contractual right or obligation, or approval of or by, or any notification of or filing with, any Person is required by such Security Holder in connection with the execution, delivery and performance of this Agreement and the consummation by such Security Holder of the transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1. Covenants of the Parties. Each of the parties hereto hereby covenants and agrees with each other party hereto that from the date hereof until the Required Conversion Closing such party will cooperate in a commercially reasonable manner with such other parties to obtain any authorization required of, or to make any filing or response required by, the Securities and Exchange Commission or any other Governmental Entity in connection with the Agreement, the Merger and the transactions contemplated hereby and thereby.

                                   ARTICLE VI

                        COMPANY'S CONDITIONS TO CLOSING

     6. The obligation of the Company to effect the consummation of the transactions contemplated hereby is subject to the fulfilment prior to the Required Conversion Closing (or waiver by the Company) of the conditions that:

     6.1. Representations and Warranties. The representations and warranties of the Security Holders contained herein shall be true and correct in all respects as of the Required Conversion Closing Date with the same effect as though made as of the Required Conversion Closing Date.

     6.2. No Exercise of Non-Conversion Right. The Security Holders shall not have exercised their Non-Conversion Right (as such term is defined in the Interstate Voting Agreement), if any, pursuant to Section 3.2 of the Interstate Voting Agreement.

     6.3. No Injunction, etc. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted by any Governmental Entity which prevents the consummation of the transactions contemplated hereby; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                                  ARTICLE VII

                    SECURITY HOLDERS' CONDITIONS TO CLOSING

     7. The obligation of the Security Holders to effect the consummation of the transactions contemplated hereby is subject to the fulfilment prior to the Required Conversion Closing (or waiver by each of the Security Holders) of the conditions that:

     7.1. Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the Required Conversion Closing Date with the same effect as though made as of the Required Conversion Closing Date.

     7.2. Absence of Other Securities. Except for the Convertible Securities, there shall be no shares of Series B Convertible Preferred Stock outstanding and no principal amount outstanding under any 8.75% Convertible Subordinated Notes.

     7.3. No Exercise of Non-Conversion Right. The Security Holders shall not have exercised their Non-Conversion Right (as such term is defined in the Interstate Voting Agreement), if any, pursuant to Section 3.2 of the Interstate Voting Agreement.

     7.4. No Injunction, etc. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted by any Governmental Entity which prevents the consummation of the transactions contemplated hereby; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination. This Agreement and the obligations of the Company and the Security Holders to effect the Required Conversion and the other actions contemplated hereby shall terminate upon (i) the termination in accordance with its terms of the Merger Agreement or (ii) the Effective Time and (iii) may be earlier terminated by the mutual written consent of the Company, the Security Holders and MeriStar.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. Costs and Expenses. As between the Company and the Security Holders, the costs of and incidental to the preparation and consummation of this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs.

     9.2. Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, by telecopy (with confirmation promptly sent by regular mail) or by internationally recognized express delivery service, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

     If to the Company:

     Interstate Hotels Corporation
     680 Andersen Drive, Foster Plaza Ten
     Pittsburgh, Pennsylvania 15220
     Attention: General Counsel
     Facsimile: (412) 920-5733

     With copies to:

     Jones, Day, Reavis & Pogue
     222 East 41st Street
     New York, New York 10017-6702
     Attention: Jere R. Thomson, Esq.
     Facsimile: (212) 755-7306

     If to either of the Security Holders:

     c/o Lehman Brothers Holdings Inc.
     200 Vesey Street
     12th Floor
     New York, New York 10285
     Attention: Joseph Flannery
     Facsimile: (212) 526-7006

     with a copy to:

     Continental Gencom Holdings
     c/o Mr. K. Alibhai and Mr. S. Weiser
     3250 Mary Street
     Suite 500
     Miami, Florida 33133
     Facsimile: (305) 445-4255

     with a copy to:

     Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
     150 West Flagler Street
     Suite 2200
     Miami, Florida 33130
     Attention: Richard E. Schatz, Esq.
     Facsimile: (305) 789-3395

     with a copy to:

     Fried, Frank, Harris, Shriver & Jacobson
     One New York Plaza
     New York, New York 10004
     Attention: Jonathan Mechanic, Esq.
     Facsimile: (212) 859-8582

     9.3. Further Assurances. From time to time on and after the date hereof, the Company and the Security Holders, as the case may be, shall deliver or cause to be delivered to the other parties hereto such further documents and instruments and shall do and cause to be done such further acts as the other parties hereto shall reasonably request to carry out more effectively the provisions and purposes of this Agreement and the transactions contemplated hereby, to evidence compliance herewith or to assure that such parties are protected in acting hereunder.

     9.4. Amendments and Waivers. This Agreement may not be amended, modified, supplemented or waived except by an instrument signed in writing on behalf of each of the parties whose rights or obligations are changed by the terms of such amendment, modification, supplement or waiver.

     9.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not; provided that the parties hereto may not assign their obligations hereunder. For the avoidance of doubt, to the extent that all or any part of the Security Holders' interests in the Convertible Securities shall be validly transferred, such transferee and the Company shall each be bound hereunder as if such transferee was an original signatory hereunder as Stockholder and/or Noteholder, as applicable.

     9.6.  Entire Agreement; No Third-Party Beneficiaries; Several
Obligations. This Agreement (together with the Merger Agreement, the Interstate Voting Agreement and the documents referred to herein or delivered pursuant hereto) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This

Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies. The obligations of, and the representations and warranties made by, each Security Holder shall be several and not joint and shall relate only to such Security Holder.

     9.7.  Jurisdiction; Consent to Service of Process.

     (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery or other courts of the State of Maryland (a "MARYLAND COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Maryland Court.

     (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Maryland Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

     (c) No party may move to (i) transfer any such suit, action or proceeding from a Maryland Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Maryland Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Maryland Court for the purpose of bringing the same in another jurisdiction.

     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Maryland Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.

     9.8. Fiduciary Duties. Each Security Holder is signing this Agreement solely in such Security Holder's capacity as the beneficial owner of the Convertible Securities and, notwithstanding anything herein to the contrary, nothing contained herein shall limit or affect any actions taken by such Security Holder or any designee of such Security Holder in his or her capacity, if any, as an officer or director of the Company or any of its Subsidiaries and none of such actions in any such capacity shall be deemed to constitute a breach of this Agreement.

     9.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

     9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     9.11. Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                                          INTERSTATE HOTELS CORPORATION

                                                                                By: /s/ THOMAS F. HEWITT
                                                                  ---------------------------------------------------
                                                                                 Name: Thomas F. Hewitt
                                                                             Title: Chief Executive Officer

                                                          CGLH PARTNERS I LP

                                                          By:      MK/CG-GP LLC
                                                                   General Partner

                                                                   By:      CG Interstate Associates, LLC
                                                                            a Managing Member

                                                                            By:      Continental Gencom Holdings, LLC
                                                                                     its Sole Member

                                                                                               By: /s/ KARIM ALIBHAI
                                                                                      ---------------------------------------
                                                                                                Name: Karim Alibhai
                                                                                                   Title: Member

                                                                   By:      KFP Interstate, LLC, a Managing Member

                                                                            By:      KFP Holdings, Ltd., its Sole Member

                                                                                     By:      Grosvenor, L.C., its General
                                                                                              Partner

                                                                                                   By: /s/ MAHMOOD KHIMJI
                                                                                              --------------------------------
                                                                                                    Name: Mahmood Khimji
                                                                                                      Title: President

                                                          By:      LB INTERSTATE GP LLC
                                                                   General Partner

                                                                   By:      PAMI LLC
                                                                            its Sole Member

                                                                                            By: /s/ JOSEPH J. FLANNERY
                                                                                      ---------------------------------------
                                                                                             Name: Joseph J. Flannery
                                                                                            Title: Authorized Signatory

                                                          CGLH PARTNERS II LP

                                                                   By:      MK/CG-GP LLC
                                                                            General Partner

                                                                            By:      CG Interstate Associates, LLC
                                                                                     a Managing Member

                                                                                     By:      Continental Gencom Holdings, LLC
                                                                                              its Sole Member

                                                                                                   By: /s/ KARIM ALIBHAI
                                                                                              --------------------------------
                                                                                                    Name: Karim Alibhai
                                                                                                       Title: Member

                                                                   By:      KFP Interstate, LLC, a Managing Member

                                                                            By:      KFP Holdings, Ltd., its Sole Member

                                                                                     By:      Grosvenor, L.C., its General
                                                                                              Partner

                                                                                                   By: /s/ MAHMOOD KHIMJI
                                                                                              --------------------------------
                                                                                                    Name: Mahmood Khimji
                                                                                                      Title: President

                                                          By:      LB INTERSTATE GP LLC
                                                                   General Partner

                                                                   By:      PAMI LLC
                                                                            its Sole Member

                                                                                        By: /s/ JOSEPH F. FLANNERY
                                                                               -------------------------------------------
                                                                                         Name: Joseph F. Flannery
                                                                                       Title: Authorized Signatory

                                                                    APPENDIX D-1

                         INTERSTATE HOTELS CORPORATION
                               680 Andersen Drive
                                Foster Plaza Ten
                              Pittsburgh, PA 15220

                                                                    May 14, 2002

CGLH PARTNERS I LP AND CGLH PARTNERS II LP
c/o Lehman Brothers Holdings Inc.
1285 Avenue of the Americas, 13th Floor
New York, New York 10019

               Re:  Conversion of Investor Securities.

Ladies and Gentlemen:

     Reference is made to that certain Conversion Incentive Agreement between Interstate Hotels Corporation, a Maryland corporation ("Interstate") and CGLH Partners I LP, a Delaware limited partnership and CGLH Partners II LP, a Delaware limited partnership (such limited partnerships, together, the "Investor"), dated as of May 1, 2002 (the "Conversion Incentive Agreement"), pursuant to which Interstate and the Investor set forth for the manner in which the Investor shall convert certain of its convertible securities of Interstate on the record date for the proposed special meeting of the stockholders Interstate, and various other matters. Reference is also made to that certain Interstate Stockholder Voting and Conversion Agreement between MeriStar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar"), the Investor and certain other stockholders of Interstate, dated as of May 1, 2002 (the "Voting Agreement") which requires the Investor to effect such conversion. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger between Interstate and MeriStar dated as of May 1, 2002 (the "Merger Agreement"), as amended.

     Each of Interstate, the Investor and MeriStar does hereby agree and acknowledge that it was not the intention of the parties, by entering into the Conversion Incentive Agreement and the Voting Agreement, to affect, on the record date for the Interstate Stockholders Meeting, the right of the Investor to designate directors to the board of directors of Interstate pursuant to the terms of the Interstate Series B Preferred Stock held by the Investor. Inasmuch as the Conversion Incentive Agreement contemplates the conversion of all of the Investor's shares of Interstate Series B Preferred Stock on the record date for the Interstate Stockholders Meeting, the Conversion Incentive Agreement would have such unintended effect. Each of Interstate, the Investor and MeriStar does hereby agree and acknowledge that Interstate and the Investor shall effect the provisions of the Conversion Incentive Agreement with such changes as are necessary so that on the record date for the Interstate Stockholders Meeting the Investor shall convert all but ten shares of its Interstate Series B Preferred Stock, with a corresponding increase in the principal amount of the Investor's Interstate Convertible Notes that are converted on such date. The Conversion Incentive Agreement shall otherwise continue in full force and be effected in accordance with its terms. In accordance with the Merger Agreement, as amended, such remaining ten shares of Interstate Series B Preferred Stock shall be converted into shares of Surviving Corporation Common Stock in the merger as if they had been converted into shares of Interstate Common Stock immediately prior to the consummation of the Merger.

                                       D1-1

     This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this instrument by signing any such counterpart.

                                          Very truly yours,

                                          INTERSTATE HOTELS CORPORATION

                                          By:     /s/ THOMAS F. HEWITT
                                            ------------------------------------
                                              Name: Thomas F. Hewitt
                                              Title: Chairman and Chief
                                              Executive Officer

Agreed and acknowledged:

MERISTAR HOTELS & RESORTS, INC.

By:   /s/ CHRISTOPHER L. BENNETT
    ----------------------------------
    Name: Christopher L. Bennett
    Title: Secretary

                                       D1-2

CGLH PARTNERS I LP

By:  MK/CG-GP LLC
     General Partner

     By:  CG Interstate Associates, LLC
           a Managing Member

           By:  Continental Gencom Holdings, LLC
                its Sole Member

                By: /s/ KARIM ALIBHAI
                --------------------------------------------------------
                    Name: Karim Alibhai
                    Title: Member

     By:  KFP Interstate, LLC, a Managing Member

           By:  KFP Holdings, Ltd., its Sole Member

                 By:  Grosvenor, L.C., its General Partner

                      By: /s/ MAHMOOD KHIMJI
                   -------------------------------------------------------------
                          Name: Mahmood Khimji
                          Title: President

By:  LB INTERSTATE GP LLC
     General Partner

           By:  PAMI LLC
                its Sole Member

                By: /s/ JOSEPH J. FLANNERY
                --------------------------------------------------------
                    Name: Joseph J. Flannery
                    Title: Authorized Signatory

                                       D1-3

CGLH PARTNERS II LP

By:  MK/CG-GP LLC
     General Partner

     By:  CG Interstate Associates, LLC
           a Managing Member

           By:  Continental Gencom Holdings, LLC
                its Sole Member

                By: /s/ KARIM ALIBHAI
                --------------------------------------------------------
                    Name: Karim Alibhai
                    Title: Member

     By:  KFP Interstate, LLC, a Managing Member

           By:  KFP Holdings, Ltd., its Sole Member

                 By:  Grosvenor, L.C., its General Partner

                      By: /s/ MAHMOOD KHIMJI
                   -------------------------------------------------------------
                          Name: Mahmood Khimji
                          Title: President

By:  LB INTERSTATE GP LLC
     General Partner

           By:  PAMI LLC
                its Sole Member

                By: /s/ JOSEPH J. FLANNERY
                --------------------------------------------------------
                    Name: Joseph J. Flannery
                    Title: Authorized Signatory

                                       D1-4

                                                                      APPENDIX E

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

April 30, 2002

The Board of Directors
MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to MeriStar Hotels & Resorts, Inc. ("MeriStar") of the Exchange Ratio (as defined below) provided for in an Agreement and Plan of Merger (the "Merger Agreement") to be entered into between Interstate Hotels Corporation ("Interstate") and MeriStar. As more fully described in the Merger Agreement,
(i) Interstate will be merged with and into MeriStar (the "Merger") and (ii) each outstanding share of Class A common stock, Class B common stock and Class C common stock, each with a par value of $0.01 per share, of Interstate (collectively, "Interstate Common Stock") will be converted into 4.6 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of MeriStar ("MeriStar Common Stock").

In arriving at our opinion, we reviewed a draft dated April 30, 2002 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of MeriStar and certain senior officers and other representatives and advisors of Interstate concerning the businesses, operations and prospects of MeriStar and Interstate. We examined certain publicly available business and financial information relating to MeriStar and Interstate as well as certain financial forecasts and other information and data relating to MeriStar and Interstate which were provided to or otherwise discussed with us by the respective managements of MeriStar and Interstate, including certain information relating to the potential strategic implications and operational benefits anticipated by the managements of MeriStar and Interstate to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of MeriStar Common Stock and Interstate Common Stock; historical and projected operating data of MeriStar and Interstate; and the capitalization and financial condition of MeriStar and Interstate, including the near-term liquidity needs of, and capital resources available to, MeriStar. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MeriStar and Interstate. We also evaluated the potential pro forma financial impact of the Merger on MeriStar. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to MeriStar and Interstate (including adjustments to the forecasts and other information and data relating to Interstate prepared by the management of MeriStar) provided to or otherwise discussed with us, we have been advised by the respective managements of MeriStar and Interstate that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MeriStar and Interstate as to the future financial performance of MeriStar and Interstate and the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have assumed, with your consent, that the Merger and related transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or

The Board of Directors
MeriStar Hotels & Resorts, Inc.
April 30, 2002
Page  2

agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the Merger and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MeriStar or Interstate or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, representatives of MeriStar have advised us, and we therefore further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. Our opinion, as set forth herein, relates to the relative values of MeriStar and Interstate. We are not expressing any opinion as to what the value of MeriStar Common Stock actually will be when issued in the Merger or the prices at which MeriStar Common Stock will trade or otherwise be transferable at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MeriStar or Interstate nor have we made any physical inspection of the properties or assets of MeriStar or Interstate. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for MeriStar or the effect of any other transaction in which MeriStar might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to MeriStar in connection with the proposed Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of a Merger. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided services to MeriStar and its affiliates and Interstate, and currently are providing services to affiliates of MeriStar, unrelated to the proposed Merger, for which services we and our affiliates have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MeriStar and Interstate for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MeriStar, Interstate and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MeriStar in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on the proposed Merger or as to any other matters relating to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to MeriStar.

Very truly yours,

/s/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

                                                                      APPENDIX F

[MERRILL LYNCH LOGO]
                Investment Banking

                Corporate and Institutional
                Client Group
                World Financial Center
                North Tower
                New York, New York 10281-1330
                212 449 1000
                REVISED
                May 1, 2002

Board of Directors
Interstate Hotels Corporation
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, Pennsylvania 15220

Members of the Board of Directors:

     Interstate Hotels Corporation (the "Company") and MeriStar Hotels & Resorts, Inc. ("MeriStar") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into MeriStar in a transaction (the "Merger") in which each outstanding share of the Company's class "A" common stock, par value $0.01 per share, and class "B" common stock, par value $0.01 per share (together the "Company Shares"), will be converted into the right to receive 4.6 shares (the "Exchange Ratio") of common stock of MeriStar, par value $0.01 per share (the "MeriStar Shares").

     In connection with the Merger, the Company and two holders of the Company's convertible securities, CGLH Partners I LP and CGLH Partners II LP (together, the "Investors") have entered into a Conversion Incentive Agreement (the "Conversion Incentive Agreement") and MeriStar, the Investors and certain other Company shareholders have entered into a Voting and Conversion Agreement (the "Voting and Conversion Agreement") pursuant to which agreements, among other things, the Investors will, on the record date for the meeting of the Company's shareholders held to vote on the Merger, convert certain of their shares of Series B Preferred Stock of the Company (the "Series B Preferred Shares") and Convertible Subordinated Notes of the Company (the "Notes") into newly-issued Company Shares in accordance with the terms of such securities (the "Conversion") and vote such Company Shares in favor of the Merger at such Company shareholders meeting. Such newly-issued Company Shares will be converted in the Merger into MeriStar Shares at the Exchange Ratio if the Merger occurs. As consideration for the Conversion, the Investors will receive a payment (the "Incentive Payment") from the Company of $9.25 million in the aggregate. Any remaining Series B Preferred Shares and Notes outstanding at the time of the Merger will be exchanged in the Merger or immediately after the Merger into MeriStar Shares at the Exchange Ratio as if such Series B Preferred Shares and Notes had been converted into Company Shares in accordance with their terms immediately prior to the record date and had such conversion not been restricted by the terms of such Notes and Series B Preferred Shares. In addition, the Company has entered into a Voting Agreement with certain shareholders of MeriStar (such agreement collectively with the Agreement, the Conversion Incentive Agreement and the Voting and Conversion Agreement, the "Transaction Agreements").

     You have asked us whether, in our opinion, the Exchange Ratio and, whether or not the Merger is consummated, the Incentive Payment are fair from a financial point of view to the holders of the Company Shares, other than the Investors.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company and MeriStar that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and MeriStar, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by MeriStar and the Company;

     (3) Conducted discussions with members of senior management of the Company and MeriStar concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and Conversion and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the Company Shares and MeriStar Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and MeriStar and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company and MeriStar and their financial and legal advisors;

     (8) Reviewed the potential pro forma impact of the Merger;

     (9) Reviewed drafts dated April 29, 2002, of the Transaction Agreements.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or MeriStar or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or MeriStar. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or MeriStar, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or MeriStar's management as to the expected future financial performance of the Company or MeriStar, as the case may be, and the Expected Synergies. We have also assumed that the final forms of the Transaction Agreements will be substantially similar to the last drafts reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger and Conversion, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger and Conversion. We have further assumed that the Merger qualifies as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and MeriStar and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares, and other securities of the Company, as well as MeriStar Shares and other securities of MeriStar for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is solely for the use and benefit of the Board of Directors of the Company including the independent special committee. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the Conversion and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or other securities or MeriStar Shares or other securities will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio and, whether or not the Merger is consummated, the Incentive Payment are fair from a financial point of view to the holders of the Company Shares, other than the Investors.

                     Very truly yours,

                     [Signature]

                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                 INCORPORATED

                                                                      APPENDIX G

                              AMENDED AND RESTATED

                        MERISTAR HOTELS & RESORTS, INC.

                                 INCENTIVE PLAN

                                   ARTICLE I

                                  DEFINITIONS

     1.1 "Affiliate" means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the MeriStar Hotels & Resorts, Inc.

     1.2 "Aggregate Limit" means 15% of the aggregate number of shares of Common Stock issued and outstanding as of the end of the preceding fiscal year; provided, that for the year in which the Merger is consummated, the Aggregate Limit shall mean the number of issued and outstanding shares of Common Stock as of the calendar day after the effective time of the Merger times 15%; and further provided that, notwithstanding the foregoing and subject to Article XI, no more than 1,000,000 shares of Common Stock shall be available for Awards of Options under the Plan which are intended to be qualified as "incentive stock options" within the meaning of Section 422 of the Code.

     1.3 "Aggregate Number of Award Shares" means the total of (i) the number of shares of Common Stock covered by outstanding Awards under the Plan; (ii) the number of shares of Common Stock issued pursuant to Awards under the Plan; and
(iii) if the Merger is completed, the number of shares of Common Stock covered by outstanding unexercised options granted under the Interstate Hotels Corporation 1999 Equity Incentive Plan.

     1.4 "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares or an Option or Incentive Award granted to such Participant.

     1.5 "Award" means any of an Incentive Award, an Option, an award of Performance Shares, or a Stock Award.

     1.6  "Board" means the Board of Directors of the Company.

     1.7 "Change in Control," shall, unless in the case of a particular Award, the applicable Agreement states otherwise or contains a different definition of "Change in Control," be deemed to occur upon:

          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") other than a Permitted Acquiror of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any Affiliate,
     (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) of this Section 1.7, or (IV) in respect of an award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

          (ii) Individuals who, on the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided that (A) any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; (B) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; and (C) any individual elected to the Board in connection with the Merger shall be an Incumbent Director;

          (iii)  the dissolution or liquidation of the Company;

          (iv) the sale of all or substantially all of the business or assets of the Company; or

          (v) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination,
     (B) no Person (other than a Permitted Acquiror or any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

          (vi) Notwithstanding any provision of this Section 1.7 to the contrary, any acquisition of the securities of the Company by any Person in connection with the Merger shall not be deemed to be a "Change of Control."

     1.8 "Code" means the Internal Revenue Code of 1986, and any amendments thereto.

     1.9 "Committee" means the Compensation Committee of the Board or a subcommittee thereof comprised of at least two (2) directors each of whom is a non-employee director within the meaning of Securities and Exchange Commission Rule 16b-3 and an outside director within the meaning of Section 162(m) of the Code.

     1.10 "Common Stock" means the common stock, $0.01 par value, of the Company.

     1.11 "Company" means MeriStar Hotels & Resorts, Inc., a Delaware corporation.

     1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended and as in effect on the effective date of this Plan.

     1.13 "Fair Market Value" means, on any given date, the current fair market value of the shares of Common Stock as determined below:

          If the Common Stock is not listed on an established stock exchange, the Fair Market Value shall be the average of the final bid and asked quotations on the over-the-counter market in which the Common Stock is traded or, if applicable, the reported "closing" price of a share of Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. If the Common Stock is listed on one or more established stock exchanges, Fair Market Value shall be deemed to be the highest closing price of a share of Common Stock reported on any such exchange. In any case, if no sale of Common Stock is made on any stock exchange or over-the-counter market on that date, then Fair Market Value shall be determined as of the next preceding day on which there was a sale. If the Common Stock is not traded, Fair Market Value shall be determined by the Board using any reasonable method in good faith.

     1.14 "Incentive Award" means an award which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a cash payment from the Company or an Affiliate.

     1.15 "Merger" means the merger transaction contemplated by the Agreement and Plan of Merger, dated as of May 1, 2002, as amended to date, between the Company and Interstate Hotels Corporation.

     1.16 "Option" means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

     1.17 "Participant" means: (i) an employee of the Company or any Affiliate (including an employee who is a member of the Board), or any individual who provides services to the Company or any Affiliate, (ii) who satisfies the requirements of Article IV and (iii) is selected by the Committee to receive an Award under the Plan.

     1.18 "Performance Shares" means an award, in the amount determined by the Committee and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive a payment for each specified share equal to the Fair Market Value of Common Stock on the date of payment.

     1.19 "Permitted Acquiror" means, if the Merger is completed, any Person who has, as of the day after the Merger is completed, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more (on a fully diluted basis) of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that no Person shall be deemed to be a Permitted Acquiror if such Person beneficially owns (as defined in Rule 13d-3 under the Exchange Act) 50% or more (on a fully diluted basis) of the Outstanding Company Common Stock or the Outstanding Company Voting Securities.

     1.20  "Permitted Family Members" shall have the meaning set forth in
Section 6.5 hereof.

     1.21 "Plan" means the Amended and Restated MeriStar Hotels & Resorts, Inc. Incentive Plan.

     1.22  "Stock Award" means Common Stock awarded to a Participant under
Article VIII.

     1.23 "Ten Percent Shareholder" means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

                                   ARTICLE II

                                    PURPOSES

     The Plan is intended to assist the Company and its Affiliates in (i) attracting and retaining employees, directors and other service providers with ability and initiative, (ii) providing incentives to those deemed important to the success of the Company, (iii) aligning the interests of those individuals with the interests of the Company and its stockholders through opportunities for increased stock ownership. The Plan is intended to permit the grant of Options that qualify as incentive stock options under Section 422 of the Code and nonqualified stock options, Stock Awards, Performance Shares and Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                  ARTICLE III

                                 ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall have authority to grant Stock Awards, Performance Shares, Incentive Awards and Options upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of a Stock Award, Incentive Award or Performance Shares. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or Performance Shares may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. Neither the Committee nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, Stock Award, Incentive Award or award of Performance Shares. All expenses of administering this Plan shall be borne by the Company.

     The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act; provided, however, the Committee shall not delegate its authority (i) to appoint delegates or its authority to amend or revoke any delegation, (ii) under Articles XI and XII hereof and (iii) to accelerate the exercisability of Options, the transferability of Stock Awards or the time at which Incentive Awards or awards of Performance Shares may be settled. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                                   ARTICLE IV

                                  ELIGIBILITY

     Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) or a person whose efforts contribute to the performance or success of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) (other than a Board member who is not also an employee of the Company or an Affiliate) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Directors of the Company who are employees of the Company or an Affiliate may be selected to participate in this Plan.

                                   ARTICLE V

                             STOCK SUBJECT TO PLAN

     5.1 Shares Issued. Upon the award of shares of Common Stock pursuant to a Stock Award or the settlement of a Performance Share award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of an Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

     5.2 Aggregate Limit. In no event and at no time may the Aggregate Number of Award Shares exceed the Aggregate Limit, except that a reduction in the number of outstanding shares of Common Stock may cause the Aggregate Limit to be less than the Aggregate Number of Award Shares. If a reduction in the number of issued and outstanding shares of Common Stock causes the Aggregate Limit to be less than the Aggregate Number of Award Shares, (i) no additional Awards may be granted under the Plan until the Aggregate Number of Award Shares does not exceed the Aggregate Limit; and (ii) all Awards already granted prior to the reduction in the Aggregate Limit shall remain in effect in accordance with their terms. The Aggregate Limit and the Aggregate Number of Award Shares shall be subject to adjustment as provided in Article XI.

     5.3 Reallocation of Shares. If an Award is terminated (for any reason other than its exercise), forfeited or expires unexercised, the number of shares of Common Stock allocated to the Award or portion thereof which was terminated, forfeited or expired unexercised may be reallocated to other Awards to be granted under this Plan.

                                   ARTICLE VI

                                    OPTIONS

     6.1 Award. In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by the Option; provided, however, that no individual may be granted Options in any calendar year covering more than 1,000,000 shares of Common Stock.

     6.2 Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date of grant or, with respect to Options granted in connection with the initial employment of an individual, eighty-five (85%) percent of the Fair Market Value on the date the Option is granted; provided, however, that no more than ten percent (10%) of the shares of Common Stock issued under the Plan may be granted at less than one hundred percent (100%) of Fair Market Value. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted or, in the case of an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted.

     6.3 Maximum Option Period. Unless the relevant Agreement provides otherwise, the maximum period in which an Option may be exercised shall be ten years from date on which such Option was granted, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option that is granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

     6.4 Nontransferability. Except as provided in Section 6.5 hereof, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

     6.5 Transferable Options. Section 6.4 hereof to the contrary notwithstanding, if the applicable Agreement so provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners (collectively, "Permitted Family Members"); provided, however, that the Participant may not receive any consideration for the transfer; and further provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such transfer would comply with the requirements of this Plan and the applicable Agreement. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant.

     6.6 Employee Status.  For purposes of determining the applicability of
Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons, shall not be deemed interruptions of continuous employment or service.

     6.7 Vesting. Unless the applicable Agreement provides otherwise, one third of the Options subject to an Award shall vest and become exercisable on each anniversary of the date of grant such that the Options subject to such Award will be fully vested on the third anniversary of the date of grant; provided, however, that notwithstanding any vesting dates set forth in the applicable Agreement, the Committee may in its sole discretion accelerate the vesting and exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting and exercisability. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires in accordance with Section 6.3 hereof. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

     6.8 Annual Limitation For Incentive Stock Options. To the extent the aggregate Fair Market Value (determined on the date of grant) of the shares of Common Stock for which an incentive stock options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess incentive stock options shall be treated as nonqualified stock options.

     6.9 Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Committee. If the applicable Agreement so provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company; provided, however, that such shares are not subject to any pledge or other security interest and have either been held by the Participant for six months, previously acquired by the Participant on the open market or meet such requirements as the Committee may determine necessary in order to avoid an accounting earnings charge in respect of the Option. If Common stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. Unless the Committee decides otherwise, a Participant may provide instructions to the Company that upon receipt of the Option price in cash from a broker or dealer acting at the direction of the Participant in payment for any shares of Common Stock pursuant to the exercise of an Option, the Company shall issue such shares of Common Stock directly to the designated broker or dealer.

     6.10 Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

     6.11 Disposition of Stock. A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs: (i) within two years after the grant of an Option or (ii) within one year after the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

     6.12 Termination of Employment or Service. Unless the applicable Agreement provides otherwise, if a Participant's employment or service with Company and its Affiliates is terminated, each Option shall expire on the earlier of (x) the last day of the option period and (y) the date that is 90 days after the date of the Participant's termination of employment or service.

                                  ARTICLE VII

                                  STOCK AWARDS

     7.1 Award. In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such Award; provided, however, that no individual may receive Stock Awards with respect to more than 250,000 shares of Common Stock in any calendar year and no more than thirty (30%) percent of the shares of Common Stock available under the Plan may be issued in the form of Stock Awards.

     7.2 Vesting. Unless the applicable Agreement provides otherwise, a Stock Award shall be subject to forfeiture restrictions; provided, however, that such forfeiture restrictions shall lapse with respect to one third of the shares of Common Stock subject to the Stock Award on each anniversary of the date of grant such that the Stock Award will be fully vested on the third anniversary of the date of grant; and further provided, however, that notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the date or dates on which the forfeiture restrictions shall lapse, which acceleration shall not affect the terms and conditions of any such Stock Award other than with respect to vesting.

     7.3 Performance Objectives. In accordance with Section 7.2 hereof, the Committee may prescribe that Stock Awards will be vested immediately upon grant or will become vested or transferable or both based on objectives stated with respect to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, funds from operations or Fair Market Value or such other criteria as are determined by Committee. If the Committee, on the date of award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of performance objectives stated with respect to one or more of the foregoing criteria, the shares subject to such Stock Award shall become nonforfeitable and transferable only to the extent that the Committee certifies that such objectives have been achieved.

     7.4 Employee Status. In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

     7.5 Shareholder Rights. Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.

     7.6 Termination of Employment or Service. Except to the extent provided in the applicable Agreement, in the event a Participant terminates employment or service with the Company and its Affiliates during the period a Stock Award is subject to forfeiture conditions, that portion of the Stock Award with respect to which the forfeiture conditions have not lapsed shall be completely forfeited.

                                  ARTICLE VIII

                            PERFORMANCE SHARE AWARDS

     8.1 Award. In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Shares is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive an award of Performance Shares in any calendar year for more than 50,000 shares of Common Stock.

     8.2 Earning the Award. The Committee, on the date of the grant of an award, may prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares only upon the satisfaction of certain requirements or the attainment of certain objectives. By way of example and not of limitation, the restrictions may provide that Performance Shares will be forfeited without payment if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term or unless the Company, an Affiliate or an operating unit achieves objectives stated with reference to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, funds from operations or Fair Market Value or such other criteria as are determined by Committee. If the Committee, on the date of award, prescribes that no payments will be made with respect to Performance Shares unless performance objectives stated with respect to the foregoing criteria are attained, no such payment will be made unless, and then only to the extent that, the Committee certifies that such objectives have been achieved.

     8.3 Payment. In the discretion of the Committee, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.

     8.4 Shareholder Rights. No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled by the issuance of Common Stock. After an award of Performance Shares is earned, if settled completely or partially in Common Stock, a Participant will have all the rights of a shareholder with respect to such Common Stock.

     8.5 Nontransferability. Except as provided in Section 8.6 hereof, Performance Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

     8.6 Transferable Performance Shares. Section 8.5 hereof to the contrary notwithstanding, the Committee may grant Performance Shares which are transferable to Permitted Family Members to the extent that, and on such terms and conditions as may be permitted by, Securities Exchange Commission Rule 16b-3 as in effect from time to time; provided, however, that the participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such transfer would comply with the requirements of this Plan and the applicable Agreement. The holder of Performance Shares transferred pursuant to this section shall be bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant.

     8.7 Employee Status. In the event that the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

                                   ARTICLE IX

                                INCENTIVE AWARDS

     9.1 Award. In accordance with the provisions of Article IV, the Committee shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Committee under the procedures established by the Committee; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds the lesser of (i) one hundred (100%) percent of the Participant's base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Incentive Award or (ii) $250,000.

     9.2 Terms and Conditions. The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only to the extent that the Company, an Affiliate or an operating unit, during a performance period of at least one year, achieves objectives stated with respect to the Company's, an Affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, funds from operations or Fair Market Value or such other criteria as are determined by Committee. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award. The Committee, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant's death, disability, or retirement. No payment shall be made under an Incentive Award except to the extent that the Committee certifies that the objectives governing such award have been achieved.

     9.3 Nontransferability. Except as provided in Section 9.4 hereof, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

     9.4 Transferable Incentive Awards. Section 9.3 hereof to the contrary notwithstanding, the Committee may grant Incentive Awards which are transferable to Permitted Family Members to the extent that, and on such terms and conditions as may be permitted by, Securities Exchange Commission Rule 16b-3 as in effect from time to time; provided, however, that the participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such transfer would comply with the requirements of this Plan and the applicable Agreement. The holder of an Incentive Award transferred pursuant to this section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant.

     9.5 Employee Status. If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

     9.6 Shareholder Rights. No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Affiliate on account of such award.

                                   ARTICLE X

                      ACCELERATION UPON CHANGE IN CONTROL

     In the event of a Change in Control, all outstanding Awards shall become fully vested and/or exercisable, as applicable, and, upon at least 10 days prior written notice by the Committee before the date of the consummation of such Change in Control, the Committee may, in its sole discretion, elect to either force the exercise of any outstanding Awards within such 10 day period, or cancel any outstanding Awards and pay to the holders thereof, in cash or stock or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event of a Change in Control.

                                   ARTICLE XI

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

     The maximum number of shares as to which Options, Stock Awards and Performance Shares may be granted under this Plan, the option price of any outstanding Option, and the terms and conditions of all outstanding Awards shall be adjusted as the Committee shall determine to be equitably required in the event that there is an increase or reduction in the number of shares of Common Stock, or any change (including, but not limited to, a change in value) in the shares of Common Stock or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split up, subdivision or consolidation of shares, extraordinary dividend, change in corporate structure or otherwise. Any determination made under this Article XI by the Committee shall be final and conclusive.

     The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, Stock Awards and Performance Shares may be granted, the per individual limitations on the number of shares for which Options, Stock Awards and Performance Shares may be granted or the terms of outstanding Stock Awards, Options, Incentive Awards or Performance Shares.

     The Committee may make Stock Awards and may grant Options, Incentive Awards and Performance Shares in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article
XI. Notwithstanding any provision of the Plan (other than the limitation of Section 5.2 hereof), the terms of such substituted Stock Awards, Options, Incentive Awards or Performance Share grants shall be as the Committee, in its discretion, determines is appropriate. Notwithstanding the foregoing, the numerical limitations on the various types of Awards set forth in Sections 1.2, 6.1, 7.1 and 8.1 shall not be adjusted in respect of a reverse stock split approved by stockholders at the Company's 2002 annual meeting of stockholders.

                                  ARTICLE XII

                            COMPLIANCE WITH LAW AND
                  APPROVAL OF REGULATORY BODIES; GOVERNING LAW

     No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed The Company shall be under no obligation to register for sale under the Securities Act of 1933, as amended, any of the shares of Common Stock to be offered or sold under this Plan. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option is exercised or a Performance Share settled may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters. Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1 Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

     13.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     13.3 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     13.4 Tax Withholding.

     (i) A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any shares of Common Stock or other property deliverable under any Option or other Award or from any compensation or other amounts owing to a Participant the amount (in cash, Common Stock or other property) of any required tax withholding and payroll taxes in respect of an Option or other Award, its exercise, or any payment or transfer under an Option or other Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     (ii) Without limiting the generality of clause (i) above, if so provided in an Agreement, a Participant may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of shares of Common Stock owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least 6 months or purchased on the open market) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of shares of Common Stock otherwise issuable pursuant to the exercise of the Option or other Award a number of shares with a Fair Market Value equal to such withholding liability.

     13.5 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Affiliate except as otherwise specifically provided in such other plan.

     13.6 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.

     13.7 Severability. If any provision of the Plan or any Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Option or other Award, or would disqualify the Plan or any Option or other Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option or the other Award, such provision shall be stricken as to such jurisdiction, person or Option or other Award and the remainder of the Plan and any such Option or other Award shall remain in full force and effect.

                                  ARTICLE XIV

                            AMENDMENT OR TERMINATION

     The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) changes the class of individuals eligible to become Participants, (iii) increases the benefits that may be provided under the Plan, or (iv) reduces the exercise price of any Option. Without prior shareholder approval, the Committee may not cancel any outstanding Option and replace it with a new Option (with a lower exercise price) in a manner which would either (i) be reportable on the Company's proxy statement as Options which have been "repriced" (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (ii) result in any Option being accounted for under the "variable" method for financial statement reporting purposes. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made. Subject to the foregoing, the Committee may, to the extent consistent with the terms of any Award, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award thereafter granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant in respect of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

                                   ARTICLE XV

                                DURATION OF PLAN

     No Award may be granted under this Plan more than ten years after the earlier of the date this Plan was adopted by the Board or the date this Plan was originally approved by stockholders, as reflected in Article XVI. Awards granted before the effective date shall remain valid in accordance with their terms.

                                  ARTICLE XVI

                             EFFECTIVE DATE OF PLAN

     The Plan was originally adopted by the Board on          , 2002, and
approved by shareholders on          , 2002.

                         INTERSTATE HOTELS CORPORATION

                                FOSTER PLAZA TEN
                               680 ANDERSEN DRIVE
                              PITTSBURGH, PA 15220

                                     PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF INTERSTATE HOTELS CORPORATION
             FOR THE SPECIAL MEETING OF STOCKHOLDERS, JULY 30, 2002

     The undersigned stockholder of Interstate Hotels Corporation, a Maryland corporation (the "Company"), hereby appoints Thomas F. Hewitt, J. William Richardson and Timothy Q. Hudak, or any of them, as proxies for the undersigned, with full power of substitution and resubstitution in each of them, to attend the Special Meeting of the Stockholders of the Company to be held at the Radisson Hotel, Pittsburgh-Greentree located at 101 Radisson Drive, Pittsburgh, Pennsylvania, on July 30, 2002, at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Joint Proxy Statement and Prospectus and revokes any proxy heretofore given with respect to such meeting.

            (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE)

                        Please sign, date and mail your
                      proxy card back as soon as possible!

                        Special Meeting of Stockholders
                         INTERSTATE HOTELS CORPORATION

                                 July 30, 2002




              -- Please Detach and Mail in the Envelope Provided --

       Please mark your
A [X]  votes as in this
       example

                                                                                                            FOR   AGAINST   ABSTAIN
    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS       1. Approval of the merger of Interstate Hotels
   A VOTE "FOR" APPROVAL OF THE MERGER AND THE OTHER       Corporation, a Maryland corporation (the         [ ]     [ ]       [ ]
  TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.       "Company"), with and into MeriStar Hotels &
                                                           Resorts, Inc., a Delaware corporation ("MeriStar"),
                                                           on the terms and conditions set forth in the Agreement and Plan of
                                                           Merger by and between the Company and MeriStar and the other transactions contemplated by the merger agreement, as described in the accompanying Joint Proxy Statement and Prospectus.

                                                         2. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment of postponement thereof in the discretion of the Proxy holder.

                                                         THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED
                                                         ABOVE. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES
                                                         ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSAL AS
                                                         DESCRIBED IN THE JOINT PROXY STATEMENT AND PROSPECTUS AND IN THE DISCRETION
                                                         OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE
                                                         MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


                                                                                              CHECK HERE ONLY IF YOU PLAN TO    [ ]
                                                                                                ATTEND THE MEETING IN PERSON

                                                          PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

____________________________________    Date:____________, 2002    ____________________________________    Date:____________, 2002
            Signature                                                   Signature, if held jointly

(NOTE: Please sign exactly as name appears on the records of the Company. If the shares are held jointly, each holder should sign.
When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title after signature(s). If the signer is a corporation, partnership or limited liability company, please sign the full corporate, partnership or limited liability company name by a duly authorized person.